As filed with the U.S. Securities and Exchange Commission on February 1, 2022
Registration No. 333-261709

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pine Technology Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	6770	86-1328728
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
260 Lena Drive
Aurora, Ohio 44202
Telephone:
212-402-8216

Christopher Longo
260 Lena Drive
Aurora, Ohio 44202
Telephone:
212-402-8216
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam M. Givertz Ian M. Hazlett Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000	William J. Schnoor Paul R. Rosie Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)(4)

Class A Common Stock, par value $0.0001	31,118,653	N/A	$3,025.22	$0.28

(1)
Based on the maximum number of shares of Class A common stock, $0.0001 par value per share (“
Class
 A Common Stock
”), of the registrant issuable upon a business combination (the “
Business Combination
”) involving Pine Technology Acquisition Corp. (“
PTAC
”) and The Tomorrow Companies Inc. (“
Tomorrow.io
”). This number is based on 73,500,000, the maximum number of shares of Class A Common Stock of PTAC that are expected to be issued pursuant to the Business Combination.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended (the “
Securities Act
”), based upon an amount equal to
one-third
of the aggregate par value of the Tomorrow.io securities to be exchanged in the Business Combination as of immediately prior to the Business Combination. Tomorrow.io is a private company, no market exists for its securities and Tomorrow.io has an accumulated capital deficit.

(3)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.
(4)	The filing fee has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED February 1, 2022
Pine Technology Acquisition Corp. 260 Lena Drive
Aurora, Ohio 44202
To the Stockholders of Pine Technology Acquisition Corp.:
On behalf of the board of directors (the “
Board
”) of Pine Technology Acquisition Corp. (“
PTAC
”), we are pleased to enclose the proxy statement/prospectus relating to the proposed merger of Pine Technology Merger Corp., a Delaware corporation and a wholly-owned subsidiary of PTAC (“
Merger Sub
”), with and into The Tomorrow Companies Inc., a Delaware corporation (“
Tomorrow.io
”), with Tomorrow.io surviving the merger as a wholly-owned subsidiary of PTAC, pursuant to the terms of a merger agreement, dated December 7, 2021, among PTAC, Merger Sub and Tomorrow.io (as it may be amended from time to time, the “
Merger Agreement
” and such merger and the other transactions contemplated by the Merger Agreement, the “
Business Combination
”). In connection with the Business Combination, PTAC will be renamed “The Tomorrow Companies Inc.” (the “
Combined Entity
”). A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as
Annex A
.
In connection with the Business Combination and the other matters described herein, you are cordially invited to attend the special meeting of stockholders in lieu of the 2022 annual meeting of stockholders of PTAC (the “
Special Meeting
”). The Special Meeting will be held on                 , 2022, at                a.m., Eastern time, via a virtual meeting. In light of the novel coronavirus (“
COVID-19
”) pandemic and to support the well-being of PTAC stockholders, directors and management, the Special Meeting will be completely virtual. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting
https://www.cstproxy.com/pinetechnology/2022
. You will need the
12-digit
meeting control number that is printed on your proxy card to enter the Special Meeting. PTAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.
At the Special Meeting, PTAC stockholders will be asked to consider and vote upon the following proposals (the “
Proposals
”):
(1)    to (a) adopt and approve the Merger Agreement and (b) approve the Business Combination (the “
Business Combination Proposal
”);
(2)    to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635 (each, a “
Nasdaq Listing Rule
”), (a) the issuance of up to 73,500,000 newly issued shares of PTAC Class A Common Stock, par value $0.0001 per share (the “
PTAC Class
 A Common Stock
”), in the Business Combination, as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration
”, (b) the issuance of up to 3,000,000 newly issued shares of PTAC Class A Common Stock upon vesting of PTAC restricted stock units granted to employees of Tomorrow.io and its subsidiaries as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration
” and (c) the issuance and sale of 7,500,000 newly issued shares of PTAC Class A Common Stock in a private placement concurrent with the Business Combination (the “
PIPE Investment
”) to the extent such issuances would require a stockholder vote under the applicable Nasdaq Listing Rules (the “
Nasdaq Stock Issuance Proposal
”);
(3)    to approve, assuming the Business Combination Proposal is approved and adopted, a proposed amended and restated certificate of incorporation (the “
Proposed Charter
”), a copy of which is appended to the accompanying proxy statement/prospectus as
Annex B
, which will amend and restate PTAC’s amended and restated certificate of incorporation, dated March 10, 2021 (the “
Current Charter
”), and which Proposed Charter will be in effect upon the closing of the Business Combination (the “
Closing
”) (the “
Charter Amendment Proposal
”) and to approve the following material differences between the Proposed

i

Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission (the “
SEC
”) as separate sub-proposals:
(a) to provide that any amendment to Article VII of the Proposed Charter will require the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class (“
Governance Proposal A
”);
(b) to provide that any amendment to the Combined Entity’s Bylaws in the absence of the Board’s recommendation will require the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class (“
Governance Proposal B
”);
(c) to provide that the Combined Entity be subject to Section 203 of the Delaware General Corporation Law, as amended (the “
DGCL
”), which prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (each as defined in the DGCL) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions (“
Governance Proposal C
”);
(d) to provide that directors may only be removed (i) with cause and (ii) only by the affirmative vote of stockholders holding at least 66
2
⁄
3
% of the Combined Entity’s then outstanding shares of capital stock entitled to vote generally at an election of directors (“
Governance Proposal D
”, and collectively with Governance Proposal A, Governance Proposal B and Governance Proposal C, the “
Governance Proposals
”);
(4)    to approve, assuming the Business Combination Proposal is approved and adopted, The Tomorrow Companies Inc. 2022 Stock Option and Incentive Plan (the “
Equity Incentive Plan
”), a copy of which is appended to the accompanying proxy statement/prospectus as
Annex D
, which will become effective upon the Closing of the Business Combination (the “
Incentive Plan Proposal
”);
(5)    to approve, assuming the Business Combination Proposal is approved and adopted, The Tomorrow Companies Inc. 2022 Employee Stock Purchase Plan (the “
Employee Stock Purchase Plan
”), a copy of which is appended to the accompanying proxy statement/prospectus as
Annex E
, which will become effective upon the Closing of the Business Combination (the “
ESPP Proposal
”);
(6)    to approve, assuming the Business Combination Proposal is approved and adopted, the election of                 ,                 ,                 ,                 ,                 ,                  and                  as directors of PTAC (the “
Election of Directors Proposal
”);
(7)    to approve, assuming the Business Combination Proposal is approved and adopted, the adoption of the amended and restated bylaws of PTAC (the “
Amended Bylaws
”), a copy of which is appended to the accompanying proxy statement/prospectus as
Annex C
, which will become effective immediately prior to the Closing (the “
Bylaws Proposal
”); and
(8)    to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, or the Bylaws Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “
Adjournment Proposal
”).
The Merger Agreement provides for the merger of Merger Sub with and into Tomorrow.io, with Tomorrow.io continuing as the surviving entity. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Business Combination (the “
Effective Time
”):
(i)    all shares of Tomorrow.io’s Series Seed Preferred Stock, Series A Preferred Stock, Series
A-1
Preferred Stock, Series B Preferred Stock, Series
B-1
Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series X Preferred Stock (if any) and Common Stock (collectively, “
Tomorrow.io Stock
”)

issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of PTAC Class A Common Stock equal to the Conversion Ratio (as defined in the Merger Agreement) or the Series X Conversion Ratio (as defined in the Merger Agreement), as applicable;
(ii)    each option exercisable for Tomorrow.io Stock that is outstanding immediately prior to the Effective Time shall be assumed and continue in full force and effect on the same terms and conditions as are currently applicable to such options, subject to adjustments to exercise price and number of shares of PTAC Class A Common Stock issuable upon exercise; and
(iii)    each holder of warrants exercisable for Tomorrow.io Stock has agreed to exercise their warrants prior to Closing via a cashless exercise and consequently, each warrant exercisable for Tomorrow.io Stock that is outstanding immediately prior to the Effective Time will no longer be outstanding and each person who previously held warrants exercisable for Tomorrow.io Stock will cease to have any rights with respect to such warrants.
Within the
30-day
period following Closing, PTAC has agreed to grant 3,000,000 restricted stock units under the Equity Incentive Plan, with each restricted stock unit providing the holder thereof the opportunity to be issued one share of PTAC Class A Common Stock, to certain employees of Tomorrow.io and its subsidiaries.
In connection with the PIPE Investment, PTAC entered into Subscription Agreements (the “
PIPE Subscription Agreements
”) with Pine Technology Sponsor LLC (the “
Sponsor
”) and certain other investors, including an entity associated with principals of Peel Acquisition Company II, LLC (the “
Other PIPE Investors
,” and together with Sponsor, the “
PIPE Investors
”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and PTAC has agreed to issue and sell to the PIPE Investors 7,500,000 newly issued shares of PTAC Class A Common Stock at a price of  $10.00 per share, for aggregate gross proceeds of $75,000,000.
Following the Closing of the Business Combination and assuming no holders of PTAC Class A Common Stock issued as part of the units (the “
Units
”) sold in PTAC’s initial public offering (the “
PTAC IPO
,” and such shares of PTAC Class A Common Stock, the “
Public Shares
”) elect to redeem their shares and that there are no exercises of any warrants outstanding as of immediately prior to the Closing exercisable for PTAC Common Stock, Sponsor (after giving effect to its participation in the PIPE Investment), holders of Public Shares (the “
Public Stockholders
”), the Other PIPE Investors and holders of Tomorrow.io Stock (the “
Tomorrow.io
Equityholders
”) will own approximately 9.4%, 28.6%, 4% and 58% of the outstanding common stock of the Combined Entity, respectively. These percentages are calculated based on a number of assumptions (as described in the accompanying proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement.
The Charter Amendment Proposal and each of the Governance Proposals will be approved and adopted in its entirety only if holders of (i) a majority of the issued and outstanding shares of PTAC Class A Common Stock and PTAC Class B Common Stock (collectively, “
PTAC Common Stock
”) as of the record date (the “
Record Date
”) for the Special Meeting, voting together as a single class, and (ii) a majority of the outstanding shares of PTAC Class A Common Stock, voting separately as a single series, vote “FOR” the Charter Amendment Proposal and each of the Governance Proposals, respectively. Each of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Bylaws Proposal and the Adjournment Proposal will be approved and adopted in its entirety only if the holders of a majority of the shares of PTAC Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, vote “FOR” such Proposal. The Election of Directors Proposal will be approved and adopted in its entirety only if a plurality of the issued and outstanding shares of PTAC Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, vote “FOR” the Election of Directors Proposal. If the Business Combination Proposal is not approved, then the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors

Proposal and the Bylaws Proposal will not be presented to the PTAC stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are all preconditions to the Closing.
Pursuant to the Current Charter, PTAC is providing its Public Stockholders with the opportunity to redeem, upon the Closing, the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “
Trust Account
”) that holds the proceeds (including interest but less any amounts withdrawn to pay taxes) of the PTAC IPO and a concurrent private placement of warrants to Sponsor. For illustrative purposes, based on funds in the Trust Account of approximately $345.1 million on September 30, 2021, the estimated per-share
redemption price would have been approximately $10.00.
Public Stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal
. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of PTAC Class A Common Stock issued as part of the Units. Holders of PTAC’s outstanding warrants sold in the PTAC IPO, which are exercisable for shares of PTAC Class A Common Stock under certain circumstances (the “
Public Warrants
”), do not have redemption rights in connection with the Business Combination. The Sponsor has agreed to waive its redemption rights with respect to any shares of PTAC Common Stock it holds in connection with the Closing, and such shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. The Sponsor has agreed to vote any shares of PTAC Common Stock owned by it in favor of the Business Combination Proposal, which represents approximately 20.0% of the voting power of PTAC.
PTAC’s Units, PTAC Class A Common Stock and Public Warrants are currently listed on the Nasdaq Capital Market, under the symbols “PTOCU,” “PTOC” and “PTOCW,” respectively. PTAC has applied to continue the listing of PTAC Class A Common Stock and Public Warrants on the Nasdaq Capital Market under the symbols “TMW” and “TMWW,” respectively, upon the Closing. At the Closing, each PTAC’s Unit will separate into its components consisting of one share of PTAC Class A Common Stock and one third of one Public Warrant and, as a result, PTOCU will no longer trade as a separate security. Following the Closing, PTAC intends to change its name to “The Tomorrow Companies Inc.”
PTAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to PTAC stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting.
Whether or not you plan to attend the Special Meeting, PTAC urges you to read the accompanying proxy statement/prospectus (and any documents incorporated into the accompanying proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “
Risk Factors
” beginning on page 49 of this proxy statement/prospectus.
After careful consideration, the Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated therein and has determined that each of the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, the Bylaws Proposal and the Adjournment Proposal is in the best interests of PTAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those Proposals. When you consider the Board’s recommendation of these Proposals, you should keep in mind that the directors and officers of PTAC have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “
Business Combination Proposal —
Interests of PTAC’s Directors and Officers and Others in the Business Combination
.”

Each redemption of Public Shares by PTAC Public Stockholders will decrease the amount in the Trust Account, which held total assets of approximately $345.1 million as of September 30, 2021. PTAC will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001.
Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting virtually, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are approved at the Special Meeting. Approval of the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are conditioned on the approval of the Business Combination Proposal and satisfaction of other closing conditions. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT PTAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PTAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY TO THE TRANSFER AGENT USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“
DWAC
”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of PTAC’s Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Christopher Longo
Chief Executive Officer and Director
Pine Technology Acquisition Corp.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated                 , 2022 and is first being mailed to the stockholders of PTAC on or about                 , 2022.

v

Pine Technology Acquisition Corp.
260 Lena Drive
Aurora, Ohio 44202
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS OF PINE TECHNOLOGY ACQUISITION CORP.
To Be Held On      , 2022
To the Stockholders of Pine Technology Acquisition Corp.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders in lieu of the 2022 annual meeting of stockholders (the “
Special Meeting
”) of Pine Technology Acquisition Corp., a Delaware corporation (“
PTAC
,” “
we
,” “
our
” or “
us
”), will be held on      , 2022, at                 a.m., Eastern time, via live webcast at the following address:
https://www.cstproxy.com/pinetechnology/2022
. You will need the
12-digit
meeting control number that is printed on your proxy card to enter the Special Meeting. PTAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting for the following purposes (the “
Proposals
”):
1.    to (a) adopt and approve the Merger Agreement, dated as of December 7, 2021 (the “
Merger Agreement
”), among PTAC, Pine Technology Merger Corp., a Delaware corporation and a wholly-owned subsidiary of PTAC (“
Merger Sub
”) and The Tomorrow Companies Inc., a Delaware corporation (“
Tomorrow.io
”), pursuant to which Merger Sub will merge with and into Tomorrow.io, with Tomorrow.io surviving the merger as a wholly-owned subsidiary of PTAC and (b) approve such merger and the other transactions contemplated by the Merger Agreement (the “
Business Combination
”). In connection with the Business Combination, PTAC will be renamed “The Tomorrow Companies Inc.” (the “
Combined Entity
”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Business Combination (the “
Effective Time
”):
(i)    all shares of Tomorrow.io’s Series Seed Preferred Stock, Series A Preferred Stock, Series
A-1
Preferred Stock, Series B Preferred Stock, Series
B-1
Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series X Preferred Stock (if any) and Common Stock (collectively, “
Tomorrow.io Stock
”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of PTAC Class A Common Stock, par value $0.0001 per share (the “
PTAC Class
 A Common Stock
”), equal to the Conversion Ratio (as defined in the Merger Agreement) or the Series X Conversion Ratio (as defined in the Merger Agreement), as applicable;
(ii)    each option exercisable for Tomorrow.io Stock that is outstanding immediately prior to the Effective Time shall be assumed and continue in full force and effect on the same terms and conditions as are currently applicable to such options, subject to adjustments to exercise price and number of shares of PTAC Class A Common Stock issuable upon exercise; and
(iii)    each holder of warrants exercisable for Tomorrow.io Stock has agreed to exercise their warrants prior to the closing of the Business Combination (the “
Closing
”) via a cashless exercise and consequently, each warrant exercisable for Tomorrow.io Stock that is outstanding immediately prior to the Effective Time will no longer be outstanding and each person who previously held warrants exercisable for Tomorrow.io Stock will cease to have any rights with respect to such warrants.
Within the
30-day
period following Closing, PTAC has agreed to grant 3,000,000 restricted stock units under the Equity Incentive Plan (as defined below), with each restricted stock unit providing the holder thereof the opportunity to be issued one share of PTAC Class A Common Stock, to certain employees of Tomorrow.io and its subsidiaries.

We refer to this proposal as the “
Business Combination Proposal
.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as
Annex A
.
2.    to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635 (each, a “
Nasdaq Listing Rule
”), (a) the issuance of up to 73,500,000 newly issued shares of PTAC Class A Common Stock in the Business Combination, as described in more detail in the accompanying proxy statement/prospectus under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration,
” (b) the issuance of up to 3,000,000 newly issued shares of PTAC Class A Common Stock upon vesting of PTAC restricted stock units granted to certain employees of Tomorrow.io and its subsidiaries as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration
” and (c) the issuance and sale of 7,500,000 newly issued shares of PTAC Class A Common Stock in a private placement concurrent with the Business Combination (the “
PIPE Investment
”), to the extent such issuances would require a stockholder vote under the applicable Nasdaq Listing Rule (the “
Nasdaq Stock Issuance Proposal
”);
3.    to approve, assuming the Business Combination Proposal is approved and adopted, a proposed amended and restated certificate of incorporation (the “
Proposed Charter
”), a copy of which is appended to the accompanying proxy statement/prospectus as
Annex B
, which will amend and restate PTAC’s amended and restated certificate of incorporation, dated March 10, 2021 (the “
Current Charter
”), and which Proposed Charter will be in effect upon Closing (the “
Charter Amendment Proposal
”) and to approve the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission (the “
SEC
”) as separate sub-proposals:
(a) to provide that any amendment to Article VII of the Proposed Charter will require the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class (“
Governance Proposal A
”);
(b) to provide that any amendment to the Combined Entity’s Bylaws in the absence of the Board’s recommendation will require the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class (“
Governance Proposal B
”);
(c) to provide that the Combined Entity be subject to Section 203 of the Delaware General Corporation Law, as amended (the “
DGCL
”), which prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (each as defined in the DGCL) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions (“
Governance Proposal C
”);
(d) to provide that directors may only be removed (i) with cause and (ii) only by the affirmative vote of stockholders holding at least 66
2
⁄
3
% of the Combined Entity’s then outstanding shares of capital stock entitled to vote generally at an election of directors (“
Governance Proposal D
”, and collectively with Governance Proposal A, Governance Proposal B and Governance Proposal C, the “
Governance Proposals
”);
4.    to approve, assuming the Business Combination Proposal is approved and adopted, The Tomorrow Companies Inc. 2022 Stock Option and Incentive Plan (the “
Equity Incentive Plan
”), a copy of which is appended to the accompanying proxy statement/prospectus as
Annex D
, which will become effective upon the Closing of the Business Combination (the “
Incentive Plan Proposal
”);
5.    to approve, assuming the Business Combination Proposal is approved and adopted, The Tomorrow Companies Inc. 2022 Employee Stock Purchase Plan (the “
Employee Stock Purchase Plan
”), a copy of which is appended to the accompanying proxy statement/prospectus as
Annex E
, which will become effective upon the Closing of the Business Combination (the “
ESPP Proposal
”);

6.    to approve, assuming the Business Combination Proposal is approved and adopted, the election of                 ,                 ,                 ,                 ,                 ,                  and                  as directors of PTAC (the “
Election of Directors Proposal
”);
7.    to approve, assuming the Business Combination Proposal is approved and adopted, the adoption of the amended and restated bylaws of PTAC (the “
Amended Bylaws
”), a copy of which is appended to the accompanying proxy statement/prospectus as
Annex C
, which will become effective immediately prior to the Closing (the “
Bylaws Proposal
”); and
8.    to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, or the Bylaws Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “
Adjournment Proposal
”).
Only holders of record of PTAC Common Stock (as defined below) at the close of business on      , 2022 (the “
Record Date
”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of PTAC stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of PTAC for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Pursuant to the Current Charter, PTAC is providing holders of shares of PTAC Class A Common Stock issued as part of the units (the “
Public Stockholders
”) sold in PTAC’s initial public offering (the “
PTAC IPO
” and such shares, the “
Public Shares
”) with the opportunity to redeem, upon the Closing, the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “
Trust Account
”) that holds the proceeds (including interest but less any amounts withdrawn to pay taxes) of the PTAC IPO and a concurrent private placement of warrants to Sponsor (the “
Private Placement Warrants
”). For illustrative purposes, based on funds in the Trust Account of approximately $345.1 million on September 30, 2021, the estimated per share redemption price would have been approximately $10.00.
Public Stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal
. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of PTAC Class A Common Stock issued as part of the units sold in the PTAC IPO. Holders of PTAC’s outstanding warrants sold in the PTAC IPO, which are exercisable for shares of PTAC Class A Common Stock under certain circumstances (the “
Public Warrants
” and, together with the Private Placement Warrants, the “
PTAC Warrants
”), do not have redemption rights in connection with the Business Combination. The Sponsor has agreed to waive its redemption rights with respect to any shares of PTAC Common Stock it holds in connection with the Closing, and such shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. The Sponsor has agreed to vote any shares of PTAC Common Stock owned by it in favor of the Business Combination Proposal, which represents approximately 20.0% of the voting power of PTAC.
The Charter Amendment Proposal and each of the Governance Proposals will be approved and adopted in its entirety only if holders of (i) a majority of the issued and outstanding shares of PTAC Class A Common Stock and PTAC Class B Common Stock (collectively, “
PTAC Common Stock
”) as of the Record Date for the Special Meeting, voting together as a single class, and (ii) a majority of the outstanding shares of PTAC Class A Common Stock, voting separately as a single series, vote “FOR” the Charter Amendment Proposal and each of the Governance Proposals, respectively. Each of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Bylaws Proposal and the Adjournment Proposal will be approved and adopted in its entirety only if holders of a majority of the shares of PTAC Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, vote “FOR” such Proposal. The Election of Directors Proposal will be approved and adopted in its entirety only if a plurality of the issued and outstanding shares of PTAC Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, vote “FOR” the Election of Directors Proposal. If the Business Combination Proposal is not approved, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal will not be presented to the PTAC stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are preconditions to the Closing.
As of September 30, 2021, there was approximately $345.1 million in the Trust Account. Each redemption of Public Shares by Public Stockholders will decrease the amount in the Trust Account. PTAC will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (212)
402-8216.
, 2022

By Order of the Board of Directors

Christopher Longo
Chief Executive Officer and Director

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form
S-4
filed with the SEC by PTAC (File
No. 333-261709)
(the “
Registration Statement
”), constitutes a prospectus of PTAC under Section 5 of the Securities Act, with respect to the shares of PTAC Class A Common Stock to be issued to Tomorrow.io Equityholders if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting in lieu of the 2022 annual meeting of PTAC stockholders at which PTAC stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to PTAC stockholders nor the issuance by PTAC of PTAC Class A Common Stock in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement/prospectus regarding PTAC has been provided by PTAC and information contained in this proxy statement/prospectus regarding Tomorrow.io has been provided by Tomorrow.io.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such Jurisdiction.
PTAC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read PTAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at
http://www.sec.gov
.
This proxy statement/prospectus incorporates by reference important business and financial information about PTAC that is not included in or delivered with the document. This information is available without charge to stockholders upon written or oral request. If you would like additional copies of this proxy statement/prospectus or the documents incorporated by reference herein or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:
260 Lena Drive
Aurora, Ohio 44202
Telephone:
212-402-8216
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-8129
Banks and Brokers may call collect: (212) 750-5833
If you are a stockholder of PTAC and would like to request documents, please do so by                 , 2022 to receive them before the PTAC special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the
®
or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
MARKET AND INDUSTRY DATA
Unless otherwise indicated, information in this proxy statement/prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research.
Our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. We have not had this information verified by any independent sources. The independent industry publications used in this proxy statement/prospectus were not prepared on our behalf. While we are not aware of any misstatements regarding any information presented in this proxy statement/prospectus, forecasts, assumptions, expectations, beliefs, estimates and projects involve risk and uncertainties and are subject to change based on various factors, including those described under the headings “
Cautionary Note Regarding Forward-Looking Statements
” and “
Risk Factors
.”

FREQUENTLY USED TERMS
“
Aggregate Closing Consideration Shares
” means the aggregate of the Closing Payment Shares and
up to an aggregate of 3,500,000 shares of PTAC Class A Common Stock that will be issued in respect of shares of Tomorrow.io Series X Preferred Stock (if any), in each case, issued and outstanding immediately prior to the Effective Time.
“
Amended Bylaws
” means the amended and restated bylaws of PTAC, a copy of which is appended to the accompanying proxy statement/prospectus as
Annex C
.
“
Board
” means PTAC’s board of directors.
“
Business Combination
” means the Merger and the other transactions contemplated by the Merger Agreement.
“
CFIUS
” means the Committee on Foreign Investment in the United States.
“
Closing
” means the closing of the Business Combination.
“
Closing Parent RSU Grants
” means the grant of 3,000,000 restricted stock units under the Equity Incentive Plan, with each restricted stock unit providing the holder thereof the opportunity to be issued one share of PTAC Class A Common Stock, to certain employees of Tomorrow.io and its subsidiaries within the
30-day
period following the Closing.
“
Closing Payment Shares
” means an aggregate of 70,000,000 shares of PTAC Class A Common Stock that will be issued (or reserved for issuance upon the exercise of options) in respect of shares of Tomorrow.io Stock and options to purchase shares of Tomorrow.io Stock issued and outstanding immediately prior to the Effective Time.
“
Code
” means the Internal Revenue Code of 1986, as amended.
“
Combined Entity
” means PTAC following the Business Combination, which will be renamed “The Tomorrow Companies Inc.”
“
CST
” means Continental Stock Transfer & Trust Company, the transfer agent of the PTAC Common Stock and the warrant agent for the PTAC Warrants.
“
Current Bylaws
” means PTAC’s current Bylaws.
“
Current Charter
” means PTAC’s amended and restated certificate of incorporation, dated March 10, 2021.
“
Effective Time
” means the effective time of the Business Combination.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
“
Founder Shares
” means the PTAC Class B Common Stock.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“
Merger
” means the merger of Merger Sub with and into Tomorrow.io, with Tomorrow.io surviving as a wholly-owned subsidiary of PTAC.

“
Merger Agreement
” means the merger agreement, dated December 7, 2021, among PTAC, Merger Sub and Tomorrow.io (as it may be amended from time to time).
“
Merger Sub
” means Pine Technology Merger Corp., a Delaware corporation and a wholly-owned subsidiary of PTAC.
“
Note
” means the unsecured promissory note in the principal amount of $350,000 issued by PTAC to the Sponsor.
“
Other PIPE Investors
” means PIPE Investors other than Sponsor.
“
Peel
” means Peel Acquisition Company II, LLC.
“
PIPE Investment
” means the issuance and sale of 7,500,000 newly issued shares of PTAC Class A Common Stock in a private placement concurrent with the Business Combination.
“
PIPE Investors
” means those certain investors, including an entity associated with principals of Peel, participating in the PIPE Investment pursuant to the PIPE Subscription Agreements.
“
PIPE Subscription Agreements
” means the Subscription Agreements entered into between PTAC and the PIPE Investors on December 7, 2021.
“
Private Placement Warrants
” means PTAC’s outstanding warrants sold in a private placement to Sponsor concurrently with the PTAC IPO and which are exercisable for shares of PTAC Class A Common Stock.
“
Proposed Charter
” means the proposed amended and restated certificate of incorporation of PTAC to be effective on Closing, a copy of which is appended to the accompanying proxy statement/prospectus as
Annex B
.
“
PTAC
” means Pine Technology Acquisition Corp., a Delaware corporation.
“
PTAC Class
 A Common Stock
” means PTAC’s Class A common stock, par value $0.0001 per share.
“
PTAC Class
 B Common Stock
” means PTAC’s Class B common stock, par value $0.0001 per share.
“
PTAC Common Stock
” means, collectively, the PTAC Class A Common Stock and the PTAC Class B Common Stock.
“
PTAC IPO
” means PTAC’s initial public offering of 34,500,000 Units, consummated on March 15, 2021.
“
PTAC Warrants
” means the Public Warrants and the Private Placement Warrants.
“
Public Shares
” means shares of PTAC Class A Common Stock sold in the PTAC IPO.
“
Public Stockholders
” means holders of Public Shares.
“
Public Warrants
” means PTAC’s outstanding warrants sold in the PTAC IPO, which are exercisable for shares of PTAC Class A Common Stock.
“
Record Date
” means                , 2022.
“
Restricted Securities
” means (i) with respect to Sponsor or its transferees, the shares of PTAC Class A Common Stock received by Sponsor at the Closing upon the automatic conversion of the shares of PTAC Class B Common Stock held by Sponsor or its transferees, and (ii) with respect to the stockholders of Tomorrow.io, (a) any shares of PTAC Common Stock held by such stockholders immediately after the Effective

Time, (b) any shares of PTAC Common Stock issuable to such stockholders upon exercise or settlement of options or restricted stock units held by such stockholders immediately after the Effective Time and (c) any securities convertible into or exercisable or exchangeable from shares of PTAC Common Stock held by such stockholders immediately after the Effective Time. Shares of PTAC Common Stock held by stockholders of Tomorrow.io that do not enter into
Lock-Up
Agreements will be subject to substantially similar restrictions pursuant to the Amended Bylaws.
“
Securities Act
” means the Securities Act of 1933, as amended.
“
Sponsor
” means Pine Technology Sponsor LLC, a Delaware limited liability company.
“
Trust Account
” means the trust account that holds the proceeds (including interest but less any amounts withdrawn to pay taxes) of the PTAC IPO and a concurrent private placement of Private Placement Warrants to Sponsor.
“
Units
” means the 34,500,000 units sold in the PTAC IPO, each unit comprised of one share of PTAC Class A Common Stock and one-third
of one Public Warrant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide PTAC’s and Tomorrow.io’s current expectations or forecasts of future events. Forward-looking statements include statements about PTAC’s and Tomorrow.io’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to PTAC or Tomorrow.io in this proxy statement/prospectus include, but are not limited to, statements about:

•	the ability of PTAC and Tomorrow.io to complete the Business Combination or, if PTAC does not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things: (i) approval of the Business Combination and related agreements and transactions by the respective stockholders of PTAC and Tomorrow.io, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “
HSR Act
”), CFIUS Approval and any other required regulatory approvals, (iv) receipt of approval for listing on the Nasdaq of the shares of PTAC Class A Common Stock to be issued in connection with the Business Combination, (v) that PTAC has at least $5,000,001 of net tangible assets upon Closing, after giving effect to any redemptions of its public shares, (vi) the condition that the Aggregate Transaction Proceeds (as defined in the Merger Agreement), which, for the avoidance of doubt, is calculated net of transaction expenses, shall be equal to or greater than $150 million (the “
Minimum Cash Condition
”), (vii) the absence of any injunctions and (vii) the other closing conditions as set forth in the Merger Agreement;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the projected financial information, anticipated growth rate, market opportunity and business prospect of Tomorrow.io;

•	the ability to obtain or maintain the listing of PTAC Class A Common Stock and Public Warrants on the Nasdaq following the Business Combination;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees;

•	the effect of uncertainties related to the global COVID-19 pandemic on Tomorrow.io’s business, results of operations, and financial condition, including the impact of any variants such as Omicron;

•	the anticipated growth of the Combined Entity;

•	the Combined Entity’s ability to achieve and maintain profitability in the future;

•	the impact of the regulatory environment and complexities with compliance related to such environment on the Combined Entity;

•	the Combined Entity’s ability to respond to general economic, political and business conditions;

•	the Combined Entity’s ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

•	the success of the Combined Entity’s marketing efforts and its ability to expand its customer base;

•	the Combined Entity’s ability to develop new products, features and functionality that are competitive and meet market needs;

•	the ability of the Combined Entity to defend its intellectual property;

•	the ability of the Combined Entity to maintain an effective system of internal controls over financial reporting;

•	the Combined Entity’s ability to grow and manage growth profitably and retain key employees;

•	the amount of redemption requests made by PTAC’s Public Stockholders;

•	the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Business Combination; and

•	other factors detailed under the section titled “ Risk Factors. ”
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that PTAC or Tomorrow.io “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either PTAC or Tomorrow.io has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.
Before any PTAC stockholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the special meeting of PTAC stockholders, such stockholder should be aware that the occurrence of the events described in the “
Risk Factors
” section and elsewhere in this proxy statement/prospectus may adversely affect PTAC or Tomorrow.io.

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF PTAC
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders in lieu of the 2022 annual meeting of stockholders (the “
Special Meeting
”), including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to PTAC stockholders. PTAC urges stockholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Special Meeting of PTAC stockholders, which will be held at      a.m., Eastern time, on                 , 2022, conducted via live webcast at the following address: https://www.cstproxy.com/pinetechnology/2022. To participate in the Special Meeting via live webcast, visit https://www.cstproxy.com/pinetechnology/2022 and enter the 12 digit control number included on your proxy card. You may register for the Special Meeting as early as                  , Eastern time, on                 , 2022. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the Special Meeting, as described in this proxy statement.

Q:	Why am I receiving this proxy statement/prospectus?

A:
PTAC stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals. PTAC has entered into the Merger Agreement as a result of which Merger Sub, a wholly-owned subsidiary of PTAC, shall merge with and into Tomorrow.io with Tomorrow.io surviving such merger, and as a result of which Tomorrow.io will become a wholly-owned subsidiary of PTAC. We refer to this merger and the other transactions contemplated by the Merger Agreement, as the “
Business Combination
.” PTAC urges its stockholders to read the Merger Agreement in its entirety, which is attached to this proxy statement/prospectus as
Annex A
.

PTAC’s Units, PTAC Class A Common Stock and Public Warrants are currently listed on the Nasdaq Capital Market, under the symbols “PTOCU,” “PTOC,” and “PTOCW,” respectively. PTAC will apply to continue the listing of PTAC Class A Common Stock and Public Warrants on the Nasdaq Capital Market under the symbols “TMW” and “TMWW,” respectively, upon the Closing. At the Closing, each PTAC’s Unit will separate into its components consisting of one share of PTAC Class A Common Stock and one third of one Public Warrant and, as a result, will no longer trade as a separate security.
YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:	Who Is Tomorrow.io?

A:
Tomorrow.io is a is a software-as-a-service (“
SaaS
”) business, powered by deep technology and a vertically-integrated business model, focused on one of the most important challenges facing the world today: extreme weather and climate change. Tomorrow.io’s core technology includes in-house high-resolution forecasting models, weather intelligence SaaS and proprietary global weather data, to help companies across industries such as airlines, utilities, insurance, sports, and on-demand services, to adapt and thrive in an era of climate crisis. Tomorrow.io’s goal is to build the world’s first comprehensive global weather data set through its future satellite constellations and to democratize access to weather forecasting. See
“Information About Tomorrow.io”
for a discussion of Tomorrow.io’s business.

Q:	Why is PTAC proposing the Business Combination?

A:	PTAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Based on its due diligence investigations of Tomorrow.io and the industries in which it operates, including the financial and other information provided by Tomorrow.io in the course of PTAC’s due diligence investigations, PTAC’s board of directors (the “
Board
”) believes that the Business Combination with Tomorrow.io is in the best interests of PTAC and its stockholders.
See “
The Business Combination Proposal — Board’s Reasons for Approval of the Business Combination
” for a discussion of the factors considered by the Board in making its decision.

Q:	What matters will be considered at the Special Meeting?

A:	The following is a list of proposals upon which PTAC stockholders will be asked to vote at the Special Meeting:

1.	The Business Combination Proposa l — to adopt and approve the Merger Agreement and approve the Business Combination.

2.
The Nasdaq Stock Issuance Proposal
— to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (a) the issuance of up to 73,500,000 newly issued shares of PTAC Class A Common Stock in the Business Combination, as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration,
” (b) the issuance of up to 3,000,000 newly issued shares of PTAC Class A Common Stock upon vesting of PTAC restricted stock units granted to certain employees of Tomorrow.io and its subsidiaries as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration
” and (c) the issuance and sale of 7,500,000 newly issued shares of PTAC Class A Common Stock in the PIPE Investment, to the extent such issuances would require a stockholder vote under the applicable Nasdaq Listing Rule.

3.
The Charter Amendment Proposal
— to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, a copy of which is appended to the accompanying proxy statement/prospectus as
Annex B
, which will amend and restate the Current Charter, and which Proposed Charter will be in effect upon the Closing, and to approve the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as separate sub-proposals:

(a)
to provide that any amendment to Article VII of the Proposed Charter will require the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class;.

(b)
to provide that any amendment to the Combined Entity’s Bylaws in the absence of the Board’s recommendation will require the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class;

(c)
to provide that the Combined Entity be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (each as defined in the DGCL) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions; and

(d)
to provide that directors may only be removed (i) with cause and (ii) only by the affirmative vote of stockholders holding at least 66
2
⁄
3
% of the Combined Entity’s then outstanding shares of capital stock entitled to vote generally at an election of directors.

4.
The Incentive Plan Proposal
— to approve, assuming the Business Combination Proposal is approved and adopted, the Equity Incentive Plan, a copy of which is appended to the accompanying proxy statement/prospectus as
Annex D
, which will become effective upon the Closing of the Business Combination.

5.
The ESPP Proposal
— to approve, assuming the Business Combination Proposal is approved and adopted, the Employee Stock Purchase Plan, a copy of which is appended to the accompanying proxy statement/prospectus as
Annex E
, which will become effective upon the Closing of the Business Combination.

6.	The Election of Directors Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the election of , , , , , and as directors of PTAC.

7.
The Bylaws Proposal
— to approve, assuming the Business Combination Proposal is approved and adopted, the adoption of the Amended Bylaws, a copy of which is appended to the accompanying proxy statement/prospectus as
Annex C
, which will become effective immediately prior to the Closing.

8.
The Adjournment Proposal
— to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal or the Bylaws Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived.

Q:	When and where will the Special Meeting take place?

A:
The PTAC Special Meeting will be held on                , 2022, at                a.m., Eastern time, via live webcast at the following address:
https://www.cstproxy.com/pinetechnology/2022
, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Is my vote important?

A:
Yes. The Business Combination will be completed only if a majority of the shares of PTAC Common Stock cast votes “FOR” the Business Combination Proposal. Only PTAC stockholders as of the close of business on                , 2022, the Record Date, are entitled to vote at the Special Meeting. The Board unanimously recommends that such PTAC stockholders vote “
FOR
” the approval of the Business Combination Proposal, “
FOR
” the approval of the Nasdaq Stock Issuance Proposal, “
FOR
” the approval of the Charter Amendment Proposal, “
FOR
” each of the Governance Proposals, “
FOR
” the approval of the Incentive Plan Proposal, “
FOR
” the approval of the ESPP Proposal, “
FOR
” the approval of the Election of Directors Proposal, “
FOR
” the approval of the Bylaws Proposal and “
FOR
” the approval of the Adjournment Proposal, if presented.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. PTAC believes the proposals presented to the stockholders will be considered non-discretionary
and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your bank, broker or other nominee to vote your shares in accordance with directions you provide.

Q:	What vote is being sought for the Proposals presented at the Special Meeting?

A:
The Charter Amendment Proposal and each of the Governance Proposals will be approved and adopted in its entirety only if holders of (i) a majority of the issued and outstanding shares of PTAC Common Stock as of the Record Date for the Special Meeting, voting together as a single class, and (ii) a majority of the outstanding shares of PTAC Class A Common Stock, voting separately as a single series, vote “FOR” the Charter Amendment Proposal and each of the Governance Proposals, respectively. Accordingly, a PTAC stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and each of the Governance Proposals.
Each of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Bylaws Proposal and the Adjournment Proposal will be approved and adopted in its entirety only if the holders of a majority of the shares of PTAC Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, vote “FOR” such Proposal. The Election of Directors Proposal will be approved and adopted in its entirety only if a plurality of shares of PTAC Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, vote “FOR” the Election of Directors Proposal. A PTAC stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting will not be counted towards the number of shares of PTAC Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, the Bylaws Proposal or the Adjournment Proposal.

Q:	Are the Proposals conditioned on one another?

A:
Unless the Business Combination Proposal is approved, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal will not be presented to the stockholders of PTAC at the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If PTAC does not consummate the Business Combination and fails to complete an initial business combination by March 15, 2023, PTAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Q:	What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of PTAC of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, the Bylaws Proposal, and PTAC having Aggregate Transaction Proceeds at the Closing of at least $150 million. The Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “
The Business Combination Proposal — The Merger Agreement
.”

Q:	What will happen in the Business Combination?

A:	At the closing of the Business Combination, Merger Sub will merge with and into Tomorrow.io, with Tomorrow.io surviving such merger as the surviving entity. Upon the Closing, Tomorrow.io will become a wholly-owned subsidiary of PTAC. In connection with the Business Combination, the cash held in the Trust Account and the proceeds from the PIPE Investment will be used to pay (i) PTAC stockholders who properly exercise their redemption rights, (ii) the underwriters their deferred underwriting commissions from the PTAC IPO, (iii) certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by PTAC or Tomorrow.io in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement, (iv) unpaid franchise and income taxes of PTAC, and (v) for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:	What equity stake will current stockholders of PTAC and Tomorrow.io Equityholders hold in the Combined Entity after the Closing?

A:
It is anticipated that, upon the Closing, PTAC’s Public Stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 28.6% of the Combined Entity’s common stock, the Other PIPE Investors (as defined below) will own approximately 4% of the Combined Entity’s common stock (such that Public Stockholders, including Other PIPE Investors, will own approximately 32.6% of the Combined Entity’s common stock), the Sponsor will own approximately 9.4% of the Combined Entity’s common stock (including as a result of its participation in the PIPE Investment) and the Tomorrow.io Equityholders will own approximately 58% of the Combined Entity’s common stock. The ownership percentage with respect to the Combined Entity’s common stock following the Business Combination does not take into account (i) the redemption of any Public Shares by PTAC’s Public Stockholders, (ii) the exercise of any PTAC Warrants outstanding as of immediately prior to the Closing, (iii) the issuance of any shares upon the Closing under the Equity Incentive Plan (including shares issuable upon exercise of options exercisable for Tomorrow.io Stock) or the Employee Stock Purchase Plan, which is intended to be adopted following the Closing or (iv) the issuance of any shares upon vesting of the Closing Parent RSU Grants. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by PTAC’s existing stockholders in the Combined Entity will be different. Additionally, Public Stockholders who continue to remain stockholders of the Combined Entity will be subject to dilution as a result of (i) the exercise of PTAC Warrants, (ii) the Closing Parent RSU Grant and (iii) issuances under the Equity Incentive Plan and Employee Stock Purchase Plan.

See the section titled “
Summary Unaudited Pro Forma Condensed Combined Financial Information
” for further information.

Q:	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. As disclosed elsewhere in this proxy statement/prospectus, affiliates of Peel Acquisition Company II, LLC, a managing member of the Sponsor, hold, through an unaffiliated private equity fund, an indirect passive investment in Tomorrow.io, which investment represents approximately 1% of Tomorrow.io’s outstanding capital stock. Such affiliates of Peel Acquisition Company II, LLC exercise no control over the unaffiliated private equity fund, no control over the unaffiliated private equity fund’s investment in Tomorrow.io and no control over Tomorrow.io, and such investment is not material to such affiliates of Peel Acquisition Company II, LLC. In light of the existence of such investment, the Board elected to obtain an opinion from Houlihan Lokey Capital, Inc. (“
Houlihan Lokey
”), dated December 6, 2021, to the effect that, as of that date and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Closing Payment Shares to be issued by PTAC in the Business Combination pursuant to the Merger Agreement was fair, from a financial point of view, to PTAC.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to PTAC of the Closing Payment Shares to be issued by PTAC in the Business Combination pursuant to the Merger Agreement and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding. Houlihan

Lokey’s opinion only addressed fairness to all stockholders of PTAC as a group (and did not specifically address fairness to stockholders of PTAC unaffiliated with Sponsor or its affiliates).
For a description of the opinion rendered by Houlihan Lokey to the Board, please see “
The Business Combination Proposal — Opinion of PTAC’s Financial Advisor.
”

Q:	Why is PTAC providing stockholders with the opportunity to vote on the Business Combination?

A:
Under the Current Charter, PTAC must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of PTAC’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, PTAC has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, PTAC is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its Public Stockholders to effectuate redemptions of their Public Shares in connection with the Closing.

Q:	Are there any arrangements to help ensure that the Combined Entity will have sufficient funds, together with the proceeds in its Trust Account, to fund the Business Combination?

A:
Yes. On December 7, 2021, PTAC entered into Subscription Agreements (the “
PIPE Subscription Agreements
”) with Sponsor and certain other investors, including an entity associated with principals of Peel (the “
Other PIPE Investors
,” and the Other PIPE Investors, together with Sponsor, the “
PIPE Investors
”), providing for the issuance by PTAC of 7,500,000 shares of PTAC Class A Common Stock through the PIPE Investment (subject to certain conditions, including that all conditions precedent to the Closing will have been satisfied or waived, other than those conditions that are to be satisfied at the Closing) for gross proceeds to PTAC of $75,000,000.

To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. PTAC has agreed that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Investment and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Combined Entity.

Q:	How many votes do I have at the Special Meeting?

A:
PTAC stockholders are entitled to one vote at the Special Meeting for each share of PTAC Common Stock held as of the Record Date. As of the close of business on the Record Date, there were 43,125,000 outstanding shares of PTAC Common Stock.

Q:	May PTAC, the Sponsor or PTAC’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:
In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share
pro rata portion of the Trust Account. None of PTAC’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public
information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of PTAC Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, PTAC’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares of PTAC Common Stock. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share
pro rata portion of the Trust Account.

Q:	What constitutes a quorum at the Special Meeting?

A:
Holders of a majority in voting power of PTAC Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the Special Meeting. As of the Record Date, 21,562,501 shares of PTAC Common Stock would be required to achieve a quorum.

Q:	How will the Sponsor, directors and officers vote?

A:
The Sponsor, as PTAC’s initial stockholder, has agreed to vote its Founders Shares and the Sponsor and PTAC’s directors and officers have agreed to vote any Public Shares purchased during or after the PTAC IPO in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding shares of PTAC Common Stock, including all of PTAC’s Class B Common Stock (the “
Founder Shares
”), and will be able to vote all such shares at the Special Meeting. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote their Founders Shares in accordance with the majority of the votes cast by PTAC’s Public Stockholders.

Q:	What interests do PTAC’s current directors and officers have in the Business Combination?

A:
The Sponsor, members of the Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include, among other things:

•
Affiliates of Peel Acquisition Company II, LLC, a managing member of the Sponsor, have a $5 million investment in an unaffiliated private equity fund, which unaffiliated private equity fund has an investment in Tomorrow.io. The affiliates’ investment, which represents an approximate 1% indirect equity interest in Tomorrow.io, is controlled by the unaffiliated private equity fund and Peel and its affiliates exercise no control over the private equity fund, the private equity fund’s investment in Tomorrow.io or Tomorrow.io.

•
Unless PTAC consummates an initial business combination by March 15, 2023, PTAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of any amounts withdrawn to pay PTAC’s taxes and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTAC’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to PTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•
There will be no liquidating distributions from the Trust Account with respect to the Founders Shares if PTAC fails to complete a business combination within the required period. Our Sponsor purchased the Founders Shares (valued at $                 based on the closing price of the PTAC Class A Common Stock on the Record Date) prior to the PTAC IPO for an aggregate purchase price of $25,000.

•	Simultaneously with the closing of the PTAC IPO, PTAC consummated the sale of 5,933,333 Private Placement Warrants, with each Private Placement Warrant entitling the holder thereof to purchase one share of PTAC Class A Common Stock at an exercise price of $11.50 per share at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor. If PTAC does not consummate a business combination transaction by March 15, 2023, then the Private Placement Warrants (valued at $7,476,000 based on a valuation as of September 30, 2021, the most recent date for which a valuation is available) held by the Sponsor will be worthless.

•
The Sponsor and PTAC’s directors and officers will lose their entire investment ($9,274,999.50 in the aggregate, consisting of (i) the $25,000 paid by our Sponsor for the Founder Shares, (ii) $8,899,999.50 paid by our Sponsor for the Private Placement Warrants and (iii) $350,000 advanced by Sponsor to PTAC in respect of the Note (to the extent there are insufficient funds outside the Trust Account to repay the Note) in PTAC if PTAC does not complete a business combination by March 15, 2023. Additionally, our Sponsor, directors and officers are entitled to reimbursement of $2,000 in fees and out-of-pocket expenses they have incurred in connection with the Business Combination. At least one of them may continue to serve as a director of PTAC after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.

•
The Sponsor, directors and officers collectively (including entities controlled by directors and officers) have made an aggregate average investment of $1.03 per Founder Share (including their investment in the Founders Shares and Private Placement Warrants) as of the consummation of the PTAC IPO. As a result of the significantly lower investment per Founder Share of our Sponsor, directors and officers as compared with the investment per share of PTAC Common Stock of our Public Stockholders, our Sponsor, directors and officers can earn a positive rate of return on their investment even if Public Stockholders experience a negative rate of return in the Combined Entity.

•
PTAC’s initial stockholder and directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Shares if PTAC fails to complete a business combination by March 15, 2023.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to PTAC if and to the extent any claims by a third party for services rendered or products sold to PTAC, or a prospective target business with which PTAC has entered into a letter of intent, confidentiality or other similar agreement for a business combination, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share is then held in the Trust Account due to reductions in the value of the trust assets less any amounts withdrawn to pay PTAC’s taxes. This liability will not apply with respect to any claims by a third party that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) or to any claims under PTAC’s indemnity of the underwriters of the PTAC IPO against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, the Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to PTAC and remain outstanding. On December 6, 2021, PTAC issued an unsecured promissory note in the principal amount of $350,000 to the Sponsor (the “
Note
”). The Note bears interest at 0.33% per annum and is repayable in full at the earlier of (i) March 15, 2023 or (ii) the date on which PTAC consummates an initial business combination as contemplated by the Current Charter. The proceeds of the Note is expected to be used to fund expenses related to PTAC’s normal operating expenses and other transaction-related expenses. If PTAC does not complete an initial business combination within the required period, PTAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the Closing, PTAC will continue to indemnify PTAC’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, PTAC’s directors and officers and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket
expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by PTAC from time to time, made by the Sponsor or certain of our directors and officers to finance transaction costs in connection with an intended initial business combination.

•
Sponsor, an entity in which each of our directors and officers has an indirect interest, as well as an entity associated with principals of Peel, has subscribed for PTAC Common Stock in the PIPE Investment.

In light of the foregoing, the Sponsor and PTAC’s directors and executive officers will receive material benefits from the completion of the Business Combination and could, in theory, be incentivized to complete the Business Combination with Tomorrow.io rather than liquidate even if (i) Tomorrow.io is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers could, in theory, have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.
These interests could, in theory, influence PTAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens if I sell my shares of PTAC Common Stock before the Special Meeting?

A:
The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of PTAC Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon Closing. If you transfer your shares of PTAC Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What happens if I vote against the Business Combination Proposal?

A:
Pursuant to the Current Charter, if the Business Combination Proposal is not approved and PTAC does not otherwise consummate an alternative business combination by March 15, 2023, PTAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q:	Do I have redemption rights?

A:
Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of September 30, 2021, based on funds in the Trust Account of approximately $345.1 million, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to PTAC’s transfer agent prior to the Special Meeting. Holders of PTAC’s outstanding warrants sold in the PTAC IPO, which are exercisable for shares of PTAC Class A Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. See the section titled “
Special
Meeting of PTAC Stockholders in Lieu of the 2022 Annual Meeting of PTAC Stockholders — Redemption Rights
” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	If I hold PTAC Warrants, can I exercise redemption rights with respect to my warrants?

A:	No. There are no redemption rights with respect to the PTAC Warrants.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your Public Shares “FOR” or “AGAINST” the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the Nasdaq Capital Market.

Q:	What happens to the PTAC Warrants I hold if I vote my shares of PTAC Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A:
Properly exercising your redemption rights as a PTAC stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your PTAC Warrants, and if PTAC does not otherwise consummate an initial business combination by March 15, 2023 or obtain the approval of PTAC stockholders to extend the deadline for PTAC to consummate an initial business combination, PTAC will be required to dissolve and liquidate, and your PTAC Warrants will expire worthless.

Q:	How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must prior to 5:00 p.m., Eastern time, on                , 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that PTAC redeem your Public Shares for cash to
Continental Stock Transfer
 & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30
th
Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail:
mzimkind@continentalstock.com
In the written request to redeem your Public Share for cash to Continental Stock Transfer & Trust Company, please provide a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) with any other stockholder with respect to shares of PTAC Class A Common Stock. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the shares of PTAC Class A Common Stock issued in the PTAC IPO, which is referred to as the “15% threshold” in this proxy statement/prospectus. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.
Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is PTAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, PTAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with PTAC’s consent, until the Closing. If you delivered your shares for redemption to PTAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that PTAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting PTAC’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of PTAC stockholders who exercise their redemption rights to receive cash in exchange for their Public Shares depend on the stockholder’s particular facts and circumstances. Such stockholder generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming stockholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent not in excess of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed Public Shares, and any remaining amount will be treated as gain realized on the sale or other disposition of Public Shares. These tax consequences are described in more detail in the section titled “
The Business Combination Proposal —
The Merger
Agreement
—
Certain Material U.S. Federal Income Tax Considerations of the Redemption
.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:	Do I have dissenter rights if I object to the proposed Business Combination?

A:	No. PTAC stockholders and PTAC warrantholders are not entitled to exercise dissenters’ rights under Delaware law in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon Closing?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•	PTAC stockholders who properly exercise their redemption rights;

•	the underwriters of the PTAC IPO their deferred underwriting commissions;

•
certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by PTAC or Tomorrow.io in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement including for the avoidance of doubt, repayment of any loans provided to PTAC by the Sponsor or its affiliates;

•	unpaid franchise and income taxes of PTAC; and

•	for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:	What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “
The Business Combination Proposal — The Merger Agreement — Termination
” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, PTAC is unable to complete the Business Combination or another initial business combination transaction by March 15, 2023, the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of any amounts withdrawn to pay PTAC’s taxes and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTAC’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to PTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
PTAC expects that the amount of any distribution its Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to PTAC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. The holder of Founders Shares have waived any right to any liquidating distribution with respect to those shares.
In the event of liquidation, there will be no distribution with respect to outstanding PTAC Warrants. Accordingly, the PTAC Warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:
The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “
The Business Combination Proposal — The Merger
Agreement — Conditions to Closing
”; or (b) such other date as agreed to by PTAC and Tomorrow.io in writing, in each case, subject to the satisfaction or waiver of the closing conditions. The Merger Agreement may be terminated by either PTAC or Tomorrow.io if the Closing has not occurred by June 30, 2022, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “
The Business Combination Proposal — The Merger Agreement — Conditions to Closing.
”

Q:	What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A.
If you were a holder of record of PTAC Common Stock on                 , 2022, the Record Date, you may vote with respect to the applicable proposals online at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to participate in the Special Meeting, you can vote your shares electronically during the Special Meeting via live webcast by visiting
https://www.cstproxy.com/pinetechnology/2022
. You will need the
12-digit
meeting control number that is printed on your proxy card to enter the Special Meeting. PTAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If, on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting online. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then
e-mail
a copy (a legible photograph is sufficient) of your legal proxy to Continental Stock Transfer & Trust Company (“
CST
”) at proxy@continentalstock.com. Beneficial owners who
e-mail
a valid legal proxy will be issued a
12-digit
meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the special meeting online should contact CST no later than          , 2022 to obtain this information.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, PTAC will count a properly executed proxy card marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. The failure to vote, abstentions and broker non-votes
will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and each of the Governance Proposals. The failure to vote, abstentions and broker non-votes
will not be counted as votes cast and will have no effect on any of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, the Bylaws Proposal or the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by PTAC without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	How can I attend the Special Meeting?

A:
You may attend the Special Meeting and vote your shares online during the Special Meeting via live webcast by visiting
https://www.cstproxy.com/pinetechnology/2022
. As a registered stockholder, you received a proxy card from CST, which contains instructions on how to attend the Special Meeting online, including the URL address, along with your
12-digit
meeting control number. You will need the
12-digit
meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have your
12-digit
meeting control number, contact CST at 917-262-2373 or
e-mail
CST at proxy@continentalstock.com. Please note that you will not be able to physically attend the special meeting in person, but may attend the Special Meeting online by following the instructions below.

You can
pre-register
to attend the Special Meeting online starting          , 2022. Enter the URL address into your browser, and enter your
12-digit
meeting control number, name and email address. Once you
pre-register
you can vote or enter questions in the chat box. Prior to or at the start of the Special Meeting you will need to re-log
in using your
12-digit
meeting control number and will also be prompted to enter your
12-digit
meeting control number if you vote online during the Special Meeting. PTAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.
If your shares are held in “street name,” you may attend the Special Meeting. You will need to contact CST at the number or email address above, to receive a
12-digit
meeting control number and gain access to the Special Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the Special Meeting for processing your
12-digit
meeting control number.
If you do not have Internet capabilities, you can listen only to the Special Meeting by dialing
1 800-450-7155
(U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada), when prompted enter the pin 5489034#. This is listen only, you will not be able to vote or enter questions during the Special Meeting.

Q:	If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

In order to exercise your redemption rights, you must properly demand redemption and deliver your shares (either physically or electronically) to our transfer agent at least two business days prior to the Special Meeting. See “—
How do I exercise my redemption rights
” above.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. If you are a stockholder of record of PTAC Common Stock as of the close of business on the Record Date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	give written notice of your revocation to PTAC’s Corporate Secretary, which notice must be received by PTAC’s Corporate Secretary prior to the vote at the Special Meeting; or

•
vote electronically at the Special Meeting by visiting
https://www.cstproxy.com/pinetechnology/2022
and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:
PTAC will pay the cost of soliciting proxies for the Special Meeting. PTAC has engaged Innisfree M&A Incorporated , which we refer to as “Innisfree M&A Incorporated,” to assist in the solicitation of proxies for the Special Meeting. PTAC has agreed to pay Innisfree M&A Incorporated a fee of $40,000, plus disbursements. PTAC will reimburse Innisfree M&A Incorporated for reasonable out-of-pocket
expenses and will indemnify Innisfree M&A Incorporated and its affiliates against certain claims, liabilities, losses, damages and expenses. PTAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of PTAC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the PTAC Common Stock and in obtaining voting instructions from those owners. PTAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Are there any risks that I should consider as a PTAC stockholder in deciding how to vote or whether to exercise my redemption rights?

A:	Yes. You should read and carefully consider the risk factors set forth in the section titled “ Risk Factors ” in this proxy statement/prospectus.

Q:	Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please call us at
(212) 402-8216.
Please visit
www.pinetechnology.com
for more information about the transaction and Tomorrow.io.

You may also contact our proxy solicitor at:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-8129
Banks and Brokers may call collect: (212) 750-5833
To obtain timely delivery, PTAC stockholders and warrantholders must request the materials no later than five (5) business days prior to the Special Meeting.
You may also obtain additional information about PTAC from documents filed with the SEC by following the instructions in the section titled “
Where You Can Find More Information
.”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to PTAC’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “—
How do I exercise my redemption rights
” If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30
th
Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail:
mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting of PTAC stockholders, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section titled “Business Combination Proposal — The Merger Agreement.”
Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by the Public Stockholders in connection with the Business Combination and (ii) do not include any shares issuable upon the exercise of the PTAC Warrants.
Parties to the Business Combination
PTAC
PTAC is a blank check company incorporated on December 30, 2020, as a Delaware corporation, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Upon the Closing, we intend to change our name from “Pine Technology Acquisition Corp.” to “The Tomorrow Companies Inc.”
The mailing address of our principal executive office is 260 Lena Drive, Aurora, Ohio 44202, and our phone number is (212)
402-8216.
Merger Sub
Pine Technology Merger Corp. is a Delaware corporation and wholly-owned subsidiary of PTAC, which was formed on November 22, 2021 to consummate the Business Combination. Following the Business Combination, Tomorrow.io will merge with Merger Sub with Tomorrow.io surviving the merger. As a result, Tomorrow.io will become a wholly-owned subsidiary of the Combined Entity.
Tomorrow.io
Tomorrow.io is a SaaS business, powered by deep technology and a vertically-integrated business model, focused on one of the most important challenges facing the world today: extreme weather and climate change. Tomorrow.io is proud of this unique combination, which together allows businesses, governments and individuals to automate weather-related decisions and enables climate adaptation at scale.
The mailing address of Tomorrow.io’s principal executive office is 9 Channel Center Street, 7th Floor, Boston, Massachusetts 02210, and its phone number is (800) 735-7075.
For additional information about Tomorrow.io, see the section titled “
Information about Tomorrow.io.
”
The Proposals
The Business Combination Proposal
PTAC and Tomorrow.io have agreed to a Business Combination under the terms of the Merger Agreement. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, Merger Sub will merge with and into Tomorrow.io, with Tomorrow.io continuing as the surviving entity and becoming a wholly-owned subsidiary of PTAC. See the section titled “
The Business Combination Proposal
.”

The Merger Agreement
On December 7, 2021, PTAC entered into the Merger Agreement by and among PTAC, Merger Sub and Tomorrow.io. The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Tomorrow.io, with Tomorrow.io surviving as a wholly-owned subsidiary of PTAC (the “
Merger
”). Upon the Closing, PTAC will change its name to “The Tomorrow Companies Inc.”
Under the Merger Agreement, PTAC has agreed to acquire all of the outstanding equity interests of Tomorrow.io as of the Effective Time in exchange for up to 73,500,000 shares of PTAC Class A Common Stock that will be issued (or reserved for issuance upon the exercise of options), as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration,
” to be paid at the Effective Time.
Pursuant to the Merger Agreement, at or prior to the Effective Time, each option exercisable for Tomorrow.io Stock that is outstanding immediately prior to the Effective Time shall be assumed by PTAC and continue in full force and effect on the same terms and conditions as are currently applicable to such options, subject to adjustments to exercise price and number of shares of PTAC Common Stock issuable upon exercise. In addition, the Merger Agreement contemplates that at Closing, PTAC will make a grant of 3,000,000 restricted stock units to certain of Tomorrow.io’s employees, with each restricted stock unit providing the holder thereof the opportunity to be issued one share of PTAC Class A Common Stock, as further described in the Merger Agreement.
For additional information and a summary of the terms of the Merger Agreement and the other agreements executed, or to be executed, in connection with the Business Combination, see the sections titled “
The Business Combination Proposal — The Merger Agreement
” and “
The Business Combination Proposal — Ancillary Agreements Related to the Business Combination.
”
Classified Board of Directors
The Combined Entity’s board of directors will consist of seven members upon the Closing. In accordance with the Proposed Charter to be filed, immediately after the Closing, the board of directors will be divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three classes as follows:

•	the Class I directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2025.
The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third
of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Board’s Reasons for the Business Combination
The Board, in evaluating the Business Combination, consulted with management as well as with financial, accounting, industry and legal advisors that had been retained by PTAC and the Board. In reaching its unanimous resolution that each of the Proposals is advisable, fair to and in the best interests of PTAC and its stockholders and recommending that PTAC stockholders approve the Proposals, the Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “
Cautionary Note Regarding Forward-Looking Statements
.”
The Board considered a number of factors pertaining to Tomorrow.io and the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•
Opportunity for growth.
The Board’s belief that Tomorrow.io is positioned to be a market leader in an attractive and growing industry with strong growth prospects. Tomorrow.io has made significant investments in its systems and personnel and the Board believes that as Tomorrow.io’s business further scales, this infrastructure may be further leveraged to significantly increase revenue.

•
Large addressable market.
Tomorrow.io competes in a total addressable market estimated at approximately $38.9 billion and the Board’s belief that Tomorrow.io’s technology has the potential to disrupt the global market for weather and climate services.

•
Reliable and recurring revenue model.
The Board’s belief that Tomorrow.io has a predictable revenue stream from existing customers. Tomorrow.io has also been successful in consistently expanding the scope of its initial customer contracts and attracting follow-on orders from existing customers.

•
Experienced management team.
The Board’s belief that Tomorrow.io has a strong management team. This management team, led by its Chief Executive Officer, Shimon Elkabetz, intends to remain with Tomorrow.io in the capacity as managers and directors, which is expected to provide important continuity in advancing Tomorrow.io’s strategic and growth goals.

•
Broad, Diverse and Growing Global Customer Base
. The Board’s belief that Tomorrow.io has a broad, diversified and growing customer base, with clients located all over the world. Tomorrow.io’s clients operate in a diversified mix of industries, including aviation, utilities, insurance, sports, on-demand and governmental agencies.

•
Fairness Opinion.
The Board reviewed the financial analyses provided by Houlihan Lokey, and the opinion of Houlihan Lokey to the Board, to the effect that, as of the date of such opinion and based upon and subject to various assumptions, qualifications, limitations and other matters set forth in Houlihan Lokey’s written opinion letter, the Closing Payment Shares to be issued by PTAC in the Business Combination pursuant to the Merger Agreement, was fair to PTAC from a financial point of view.

•
Substantial post-closing economic interest in Tomorrow.io.
If the Business Combination were consummated, PTAC’s stockholders (other than PTAC’s stockholders that seek redemption of their shares of PTAC Class A Common Stock) would have a substantial economic interest in Tomorrow.io and as a result would have a continuing opportunity to benefit from the success of Tomorrow.io following the consummation of the Business Combination.

•
Continued Ownership by Tomorrow.io Equityholders.
The Board considered that Tomorrow.io Equityholders are solely receiving equity in the Combined Entity, which would represent approximately 59.2% of the pro forma ownership of the Combined Entity after Closing, assuming none of PTAC’s stockholders exercise their redemption rights and up to 73,500,000 Closing Payment Shares are issued in connection with the Business Combination.

•
Involvement of the PIPE Investors.
The Board considered that the agreement of the PIPE Investors to invest $75 million in the Combined Entity at Closing at $10.00 per share, including Sponsor’s $27.5 million investment and a $5 million investment by an entity associated with principals of Peel, was a validation of the valuation being ascribed to, and future prospects of, the combined business.

•
Due diligence.
The Board reviewed and discussed in detail the results of the due diligence examination of Tomorrow.io conducted by PTAC’s management team and PTAC’s financial, accounting, industry and legal advisors, which included virtual meetings with the management team and advisors of Tomorrow.io regarding Tomorrow.io’s business and business plan, operations, prospects and forecasts, valuation analyses with respect to the Business Combination and other material matters, as well as general financial, accounting, industry and legal due diligence.

•
Support of key stockholders.
The fact that (i) key Tomorrow.io Equityholders representing approximately 73% of the then-outstanding voting power of Tomorrow.io entered into Tomorrow.io Support Agreements, demonstrating such Tomorrow.io Equityholders’ support of the Business Combination and (ii) Sponsor, who holds 20% of the outstanding PTAC Common Stock, entered into the PTAC Support Agreement, demonstrating Sponsor’s support of the Business Combination.

•
Tomorrow.io Equityholder lock-up.
The fact that all stockholders of Tomorrow.io will be subject to a one year lock-up in respect of their shares of the Combined Entity received in the Business Combination (subject to a potential share price trigger release and certain other customary exceptions).

•
Transaction proceeds.
The fact that the Business Combination is expected to provide significant gross proceeds to Tomorrow.io, subject to redemptions by PTAC stockholders of their PTAC Class A Common Stock, and the Board’s belief that such proceeds, together with Tomorrow.io’s existing cash balances, are expected to provide sufficient funding required for Tomorrow.io’s continuing development.

•
Other alternatives.
The Board’s belief that, after a review of other business combination opportunities reasonably available to PTAC, the Business Combination represents the best potential business combination for PTAC and the most attractive opportunity reasonably available to PTAC.

•	Negotiated transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions were the product of arm’s-length negotiations between PTAC and Tomorrow.io.
The Board also considered a variety of uncertainties and risks and other potentially negative factors related to Tomorrow.io’s business and prospects and related to the Business Combination including, but not limited to, the following:

•
Risk that benefits may not be achieved.
The risk that the potential benefits of the Business Combination may not be fully achieved (including as a result of difficulty of Tomorrow.io to operate as a public company), or may not be achieved within the expected timeframe.

•	Risks Associated with Tomorrow.io’s business . The risk factors set forth in this proxy statement/prospectus under the heading “ Risk Factors — Risks Related to Tomorrow.io .”

•
Liquidation of PTAC.
The risks and costs to PTAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in PTAC being unable to effect a business combination by March 15, 2023, which would force PTAC to liquidate.

•
Redemption risk.
The potential that a significant number of Public Stockholders elect to redeem their shares prior to the consummation of the Business Combination, which would reduce the gross proceeds to Tomorrow.io from the Business Combination, which could hinder Tomorrow.io’s ability to continue its development or result in the Business Combination failing to close if the Minimum Cash Condition is not satisfied.

•
Exclusivity.
The fact that the Merger Agreement includes an exclusivity provision that prohibits PTAC from soliciting other business combination proposals, which restricts PTAC’s ability, so long as the Merger Agreement is in effect, to solicit other potential business combinations.

•	Stockholder vote. The risk that PTAC’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•
Macroeconomic risks.
The risk that the future financial performance of Tomorrow.io may not meet the Board’s expectations due to factors in Tomorrow.io’s control or out of its control, including business failing to perform, economic cycles or other macroeconomic factors.

•
Closing conditions.
The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within PTAC’s control, including approval by PTAC’s stockholders, approval by Nasdaq of the initial listing application in connection with the Business Combination, the satisfaction of the Minimum Cash Condition and the requirement that the CFIUS approval be obtained.

•	Post-Business Combination corporate governance. The fact that the board of directors of the Combined Entity will be classified and that all Tomorrow.io directors will not be elected annually.

•	Fees and expenses. The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.
In addition to considering the factors described above, the Board also considered other factors including, without limitation:

•
Interests of certain indirect equityholders of the Sponsor.
Affiliates of Peel Acquisition Company II, LLC, a managing member of the Sponsor, hold, through an unaffiliated private equity fund, an indirect passive investment in Tomorrow.io, which investment represents approximately 1% of Tomorrow.io’s outstanding capital stock. Such affiliates of Peel exercise no control over the unaffiliated private equity fund, no control over the unaffiliated private equity fund’s investment in Tomorrow.io and no control over Tomorrow.io, and such investment is not material to such affiliates of Peel. The Board was aware of these facts and considered them during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

•
Interests of certain other persons.
The Sponsor and the members of the Board and executive officers of PTAC have interests in the Business Combination Proposal, the other Proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, other PTAC stockholders. The Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

•
Other risks.
The various risks associated with the Business Combination, the business of Tomorrow.io and the business of PTAC, as described in the section entitled “
Risk Factors
” of this proxy statement/prospectus.

The Board concluded that the potential benefits expected to be received by PTAC and the PTAC stockholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Board unanimously resolved that each of the

Proposals is advisable, fair to and in the best interests of PTAC and its stockholders and recommended that the stockholders approve the Proposals.
Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, PTAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Tomorrow.io Equityholders comprising a relative majority of the voting power of the Combined Entity, Tomorrow.io’s operations prior to the Business Combination comprising the only ongoing operations of the Combined Entity, and Tomorrow.io’s senior management comprising the senior management of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of Tomorrow.io with the Business Combination being treated as the equivalent of Tomorrow.io issuing stock for the net assets of PTAC accompanied by a recapitalization. The net assets of PTAC will be stated at historical cost, with no goodwill or other intangible assets recorded.
Opinion of the Financial Advisor to PTAC
On December 6, 2021, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated December 6, 2021), as to the fairness, from a financial point of view, to PTAC of the Closing Payment Shares to be issued by PTAC in the Business Combination pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to PTAC of the Closing Payment Shares to be issued by PTAC in the Business Combination pursuant to the Merger Agreement and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding. Houlihan Lokey’s opinion only addressed fairness to all stockholders of PTAC as a group (and did not specifically address fairness to stockholders of PTAC unaffiliated with Sponsor or its affiliates). The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as
Annex F
to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise, including, without limitation, whether holders of PTAC Class A Common Stock should redeem their shares or whether any party should participate in the PIPE Investment.
Regulatory Approvals
The respective obligations of PTAC and Tomorrow.io under the Merger Agreement to effect the Business Combination are subject to, among other customary closing conditions, the CFIUS Approval (as defined below) and the termination or expiration of any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act (the “
HSR Approval
”). A short-form declaration was submitted to CFIUS on December 7, 2021. Notification under the HSR Act was filed on December 14, 2021. The 30-day HSR Act waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on January 13, 2022. CFIUS has informed the parties to the short-form declaration that, after reviewing the information provided regarding the Business Combination, CFIUS concluded that the Business Combination is not a covered transaction and therefore not subject to review by CFIUS. This notification from CFIUS satisfies the CFIUS Approval condition in the Merger Agreement.

In addition to the foregoing, PTAC, Tomorrow.io and/or Merger Sub are required to make certain other filings with governmental authorities in connection with the Business Combination, such as the filing of this proxy statement/prospectus with the U.S. Securities and Exchange Commission and the certificate of merger with the Secretary of State of the State of Delaware.
See “
The Business Combination Proposal — Regulatory Approvals Required for the Business Combination
” for a more detailed discussion of the parties’ obligations with respect to obtaining regulatory approvals in connection with the Business Combination.
Dissenter Rights
Dissenter rights are not available to PTAC stockholders or warrantholders in connection with the Business Combination.
Certain Material U.S. Federal Income Tax Considerations
For a summary of certain material U.S. federal income tax considerations of the Business Combination for Tomorrow.io Equityholders, see “
The Business Combination Proposal — Certain Material U.S. Federal Income Tax Considerations of the Business Combination to Tomorrow.io Equityholders.
” For a summary of certain material U.S. federal income tax considerations for holders of PTAC Class A Common Stock that elect to have their PTAC Class A Common Stock redeemed pursuant to the Current Charter, see “
The Business Combination Proposal —Certain Material U.S. Federal Income Tax Considerations of the Redemption.
”
Impact of the Business Combination on PTAC’s Public Float
It is anticipated that, upon the Closing, PTAC’s Public Stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 28.6% of the Combined Entity’s common stock (such that Public Stockholders, including Other PIPE Investors, will own approximately 32.6% of the Combined Entity), the Sponsor will own approximately 9.4% of the Combined Entity’s common stock (including as a result of its participation in the PIPE Investment) and the Tomorrow.io Equityholders will own approximately 58.0% of the Combined Entity’s common stock. The ownership percentage with respect to the Combined Entity’s common stock following the Business Combination does not take into account (i) the redemption of any Public Shares by PTAC’s Public Stockholders, (ii) the exercise of any PTAC Warrants outstanding as of immediately prior to the Closing, (iii) the issuance of any shares upon the Closing under the Equity Incentive Plan (including shares issuable upon exercise of options exercisable for Tomorrow.io Stock) or the Employee Stock Purchase Plan, which is intended to be adopted following the Closing or (iv) the issuance of any shares upon vesting of the Closing Parent RSU Grants. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the PTAC’s existing stockholders in the Combined Entity will be different.
The following tables illustrate varying ownership levels in PTAC assuming the factors mentioned above:

	No Redemption Scenario (1)		Maximum Redemption Scenario (1)(4)
	Shares	%	Shares	%
PTAC Public Stockholders	34,500,000	28.6%	10,792,025	11.2%
PTAC Sponsor (2)	11,375,000	9.4%	11,375,000	11.7%
Tomorrow.io Equityholders (3)	70,000,000	58.0%	70,000,000	72.2%
Other PIPE Investors	4,750,000	4.0%	4,750,000	4.9%

Total	120,265,000	100.0%	96,917,025	100.0%

(1)	Excludes all 17,433,333 PTAC Warrants. If all 17,433,333 PTAC Warrants were exercised for cash and all 17,433,333 shares of PTAC Class A Common Stock underlying such PTAC Warrants (5,933,333 of which are owned by Sponsor) were included, the post-Closing share ownership of the Combined Entity’s common stock, in the no redemption scenario, would be as follows: PTAC Public Stockholders, 34,500,000 (25.0%); holders of Public Warrants, 11,500,000 (8.3%); PTAC Sponsor, 17,308,333 (12.5%); Tomorrow.io Equityholders, 70,000,000, (50.7%); and Other PIPE Investors, 4,750,000 (3.5%), and in the maximum redemption scenario, would be as follows: PTAC Public Stockholders, 10,792,025 (9.4%), holders of Public Warrants 11,500,000 (10.1%), PTAC Sponsor, 17,308,333 (15.1%), Tomorrow.io Equityholders 70,000,000 (61.2%) and other PIPE Investors 4,750,000 (4.2%).

(2)	Includes 2,750,000 shares of PTAC Class A Common Stock purchased by Sponsor in the PIPE Investment.

(3)	Includes shares of PTAC Class A Common Stock underlying options of Tomorrow.io that are assumed by PTAC. See “ The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration .”

(4)
The maximum redemption scenario reflects a reduction in advisory fees of approximately $12.9 million, including a reduction in the deferred underwriting commissions payable to the underwriters of the PTAC IPO in the amount of $4.0 million.

A one percent change in the number of Public Shares redeemed in the No Redemption Scenario, the “
Intermediate Redemption Scenario
”, which assumes 11,853,988 Public Shares are redeemed (such number of Public Shares being the mid-point of the number of shares redeemed in the No Redemption Scenario and the Maximum Redemption Scenario) and in the Maximum Redemption Scenario would result in a change in the book value per share of $0.02, $0.02 and $0.03, respectively.
Assuming (i) the exercise of all 17,433,333 PTAC Warrants outstanding as of immediately prior to the Closing (consisting of 11,500,000 Public Warrants and 5,933,333 Private Placement Warrants) for 17,433,333 shares of the Combined Entity’s common stock, (ii) the issuance of              shares of the Combined Entity’s common stock under the Equity Incentive Plan (including shares issuable upon exercise of options exercisable for Tomorrow.io Stock), which is intended to be adopted following the Closing and (iii) the issuance of 3,000,000 shares upon vesting of the Closing Parent RSU Grants, the percentage ownership retained by the PTAC’s existing stockholders in the Combined Entity will be different, the ownership levels in PTAC would be:

	No Redemption Scenario		Intermediate Redemption Scenario		Maximum Redemption Scenario (3)
	Shares	%	Shares	%	Shares	%
PTAC Public Stockholders	34,500,000	%	22,646,012	%	10,792,025	%
Holders of Public Warrants	11,500,000	%	11,500,000	%	11,500,000	%
PTAC Sponsor (1)	17,308,333	%	17,308,333	%	17,308,333	%
Tomorrow.io Equityholders (2)	70,000,000	%	70,000,000	%	70,000,000	%
Other PIPE Investors	4,750,000	%	4,750,000	%	4,750,000	%
Closing Parent RSU Grant	3,000,000	%	3,000,000	%	3,000,000	%
Issuances under the Equity Incentive Plan		%		%		%

Total		100.0%		100.0%		100.0%

(1)
Includes 2,750,000 shares of PTAC Class A Common Stock purchased by Sponsor in the PIPE Investment and 5,933,333 shares of PTAC Class A Common Stock issuable upon exercise of 5,933,333 Private Placement Warrants.

(2)	Includes shares of PTAC Class A Common Stock underlying options of Tomorrow.io that are assumed by PTAC. See “ The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration .”
(3)
The maximum redemption scenario reflects a reduction in advisory fees of approximately $12.9 million, including a reduction in the deferred underwriting commissions payable to the underwriters of the PTAC IPO in the amount of $4.0 million.

Upon Closing, the Board anticipates having seven directors, with each Class I director having an initial term that expires at the Combined Entity’s annual meeting of stockholders in 2023, each Class II director having an initial term that expires at the Combined Entity’s annual meeting of stockholders in 2024, and each Class III director having an initial term that expires at the Combined Entity’s annual meeting of stockholders in 2025, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. See the section titled “
Management After the Business Combination
” for additional information.
The Nasdaq Stock Issuance Proposal
As the consideration for the Business Combination, PTAC is obligated to issue up to 73,500,000 shares of PTAC Class A Common Stock to the Tomorrow.io Equityholders and up to 3,000,000 shares of PTAC Class A Common Stock upon vesting of PTAC restricted stock units granted to certain employees of Tomorrow.io and its subsidiaries, each as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration,
” as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration.
” In addition, in connection with the Business Combination, PTAC entered into the PIPE Subscription Agreements with investors to purchase 7,500,000 shares of Class A Common Stock for an aggregate amount of $75,000,000, subject to certain conditions, including that all conditions precedent to the Closing will have been satisfied or waived (other than those conditions that are to be satisfied at Closing).
PTAC stockholders will be asked to approve, subject to and conditional on approval of the Business Combination Proposal, for purposes of complying with the Nasdaq Listing Rules, the issuance of up to 73,500,000 newly issued shares of PTAC Class A Common Stock to the Tomorrow.io Equityholders and 3,000,000 newly issued shares of PTAC Class A Common Stock upon vesting of PTAC restricted stock units granted to certain employees of Tomorrow.io and its subsidiaries pursuant to the Business Combination, as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration,
” and 7,500,000 newly issued shares of PTAC Class A Common Stock in the PIPE Investment. See the section titled “
The Nasdaq Stock Issuance Proposal
.”
The Charter Amendment Proposal
PTAC stockholders will be asked to approve and adopt, subject to and conditional on approval of the Business Combination Proposal, an amendment and restatement of the Current Charter, as set out in the Proposed Charter appended to this proxy statement/prospectus as
Annex B
, which will become effective as of the Closing, and to approve the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as separate sub-proposals:
(a)    to provide that any amendment to Article VII of the Proposed Charter will require the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class;
(b)    to provide that any amendment to the Combined Entity’s Bylaws in the absence of the Board’s recommendation will require the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class;
(c)    to provide that the Combined Entity be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (each as defined in the DGCL) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions; and

(d)    to provide that directors may only be removed (i) with cause and (ii) only by the affirmative vote of stockholders holding at least 66
2
⁄
3
% of the Combined Entity’s then outstanding shares of capital stock entitled to vote generally at an election of directors.
See the section titled “
The Charter Amendment Proposal
.”
The Incentive Plan Proposal
PTAC is proposing that its stockholders approve and adopt, subject to and conditional on approval of the Business Combination Proposal, the Equity Incentive Plan of the Combined Entity, which will become effective as of the date immediately preceding the date of the Closing. The purpose of the Equity Incentive Plan is to promote the long-term success of the Combined Entity and the creation of stockholder value by encouraging service providers to focus on critical long-range corporate objectives, encouraging the attraction and retention of service providers, employees and directors with exceptional qualifications and linking service providers directly to stockholder interests through increased stock ownership. These incentives are provided through the grant of stock options, including incentive stock options, and nonqualified stock options, stock appreciation rights, restricted stock, unrestricted stock awards, restricted stock units, and cash-based awards.
A summary of the Equity Incentive Plan is set forth in the “
The Incentive Plan Proposal
” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as
Annex D
.
The ESPP Proposal
PTAC is proposing that its stockholders approve and adopt, subject to and conditional on approval of the Business Combination Proposal, the Employee Stock Purchase Plan of the Combined Entity, which will become effective as of the date immediately preceding the date of the Closing. The purpose of the Employee Stock Purchase Plan is to provide eligible employees with an opportunity to increase their proprietary interest in the success of the Combined Entity by purchasing common stock on favorable terms and to pay for such purchases through payroll deductions. We believe by providing eligible employees with an opportunity to increase their proprietary interest in the success of the Combined Entity, the Employee Stock Purchase Plan will motivate participants to offer their maximum effort to the Combined Entity and help focus them on the creation of long-term value consistent with the interests of the Combined Entity’s stockholders.
A summary of the Employee Stock Purchase Plan is set forth in the “
The ESPP Plan Proposal
” section of this proxy statement/prospectus and a complete copy of the Employee Stock Purchase Plan is attached hereto as
Annex E
.
The Election of Directors Proposal
PTAC stockholders will be asked to approve, subject to and conditional on approval of the Business Combination Proposal, the election of                 ,                ,                ,                ,                ,                , and                  as directors of PTAC. See the section titled “
The Election of Directors Proposal
.”
The Bylaws Proposal
PTAC stockholders will be asked to approve and adopt, subject to and conditional on approval of the Business Combination Proposal, the amended and restated bylaws of PTAC, a copy of which is appended to this proxy statement/prospectus as
Annex C
, which will become effective immediately prior to the Closing. See the section titled “
The Bylaws Proposal
.”

The Adjournment Proposal
PTAC stockholders will be asked to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, or the Bylaws Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived.
Date, Time and Place of Special Meeting
The Special Meeting will be held on                  , 2022, at                 a.m., Eastern time, conducted via live webcast at the following address:
https://www.cstproxy.com/pinetechnology/2022
. You will need the
12-digit
meeting control number that is printed on your proxy card to enter the Special Meeting. PTAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.
Only holders of record of issued and outstanding PTAC Common Stock as of the close of business on                 , 2022, the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of PTAC Common Stock that you owned as of the close of business on the Record Date. Holders of PTAC Warrants do not have voting rights at the special meeting of stockholders.
Proxy Solicitation
Proxies may be solicited by mail. We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “
Special Meeting of PTAC Stockholders in Lieu of the 2022 Annual Meeting of PTAC Stockholders — Revoking Your Proxy
.”
Quorum and Vote for Proposals for the Special Meeting
A quorum of PTAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the PTAC Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes
will not be counted for purposes of establishing a quorum.
The Charter Amendment Proposal and each of the Governance Proposals will be approved and adopted in its entirety only if holders of (i) a majority of the issued and outstanding shares of PTAC Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of PTAC Class A Common Stock, voting separately as a single series, vote “FOR” the Charter Amendment Proposal and each of the Governance Proposals, respectively. Accordingly, a PTAC stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and each of the Governance Proposals.
Each of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Bylaws Proposal and the Adjournment Proposal will be approved and adopted in its entirety only if the holders of a majority of the shares of PTAC Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together a single class, vote “FOR” such proposal. The Election of

Directors Proposal will be approved and adopted in its entirety only if a plurality of the issued and outstanding shares of PTAC Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, vote “FOR” the Election of Directors Proposal. A PTAC stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting will not be counted towards the number of shares of PTAC Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, the Bylaws Proposal or the Adjournment Proposal.
Approval of the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal. Unless the Business Combination Proposal is approved, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal will not be presented to the stockholders of PTAC at the Special Meeting. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, or the Bylaws Proposal do not receive the requisite vote for approval, then PTAC will not consummate the Business Combination. If PTAC does not consummate the Business Combination and fails to complete an initial business combination by March 15, 2023, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.
As of the Record Date, PTAC’s directors, executive officers and their affiliates hold     % of the outstanding PTAC Common Stock, all of which are held by the Sponsor. As a result, PTAC would need only                 , or approximately                 %, of the 43,125,000 shares of PTAC Common Stock to be voted in favor of the Business Combination in order to have the Business Combination approved. As of the Record Date, Tomorrow.io’s directors, executive officers and their affiliates did not hold any shares of PTAC Common Stock.
Recommendation to PTAC Stockholders
The Board believes that the Proposals to be presented at the Special Meeting are in the best interests of PTAC and its stockholders and unanimously recommends that PTAC stockholders vote “FOR” the Proposals.
When you consider the recommendation of the Board in favor of approval of these Proposals, you should keep in mind that PTAC directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•
Affiliates of Peel Acquisition Company II, LLC, a managing member of the Sponsor, have a $5 million investment in an unaffiliated private equity fund, which unaffiliated private equity fund has an investment in Tomorrow.io. The affiliates’ investment, which represents an approximate 1% indirect equity interest in Tomorrow.io, is controlled by the unaffiliated private equity fund and Peel and its affiliates exercise no control over the private equity fund, the private equity fund’s investment in Tomorrow.io or Tomorrow.io.

•
Unless PTAC consummates an initial business combination by March 15, 2023, PTAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of any amounts withdrawn to pay PTAC’s taxes and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTAC’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to PTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•
There will be no liquidating distributions from the Trust Account with respect to the Founders Shares if PTAC fails to complete a business combination within the required period. Our Sponsor purchased the Founders Shares (valued at $                 based on the closing price of the PTAC Class A Common Stock on the Record Date) prior to the PTAC IPO for an aggregate purchase price of $25,000.

•
Simultaneously with the closing of the PTAC IPO, PTAC consummated the sale of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor. If PTAC does not consummate a business combination transaction by March 15, 2023, then the Private Placement Warrants (valued at $7,476,000 based on a valuation as of September 30, 2021, the most recent date for which a valuation is available) held by the Sponsor will be worthless.

•
The Sponsor and PTAC’s directors and officers will lose their entire investment ($9,274,999.50 in the aggregate, consisting of (i) the $25,000 paid by our Sponsor for the Founder Shares, (ii) $8,899,999.50 paid by our Sponsor for the Private Placement Warrants and (iii) $350,000 advanced by Sponsor to PTAC in respect of the Note (to the extent there are insufficient funds outside the Trust Account to repay the Note) in PTAC if PTAC does not complete a business combination by March 15, 2023. Additionally, our Sponsor, directors and officers are entitled to reimbursement of $2,000 in fees and out-of-pocket expenses they have incurred in connection with the Business Combination. At least one of them may continue to serve as a director of PTAC after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.

•
The Sponsor, directors and officers collectively (including entities controlled by directors and officers) have made an aggregate average investment of $1.03 per Founder Share (including their investment in the Founders Shares and Private Placement Warrants) as of the consummation of the PTAC IPO. As a result of the significantly lower investment per Founder Share of our Sponsor, directors and officers as compared with the investment per share of PTAC Common Stock of our Public Stockholders, our Sponsor, directors and officers can earn a positive rate of return on their investment even if Public Stockholders experience a negative rate of return in the Combined Entity.

•
PTAC’s initial stockholder and directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Shares if PTAC fails to complete a business combination by March 15, 2023.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to PTAC if and to the extent any claims by a third party for services rendered or products sold to PTAC, or a prospective target business with which PTAC has entered into a letter of intent, confidentiality or other similar agreement for a business combination, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share is then held in the Trust Account due to reductions in the value of the trust assets less any amounts withdrawn to pay PTAC’s taxes. This liability will not apply with respect to any claims by a third party that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) or to any claims under PTAC’s indemnity of the underwriters of the PTAC IPO against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, the Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to PTAC and remain outstanding. On December 6, 2021, PTAC issued the Note in the principal amount of $350,000 to the Sponsor. The Note bears interest at 0.33% per annum and is repayable in full at the earlier of (i) March 15, 2023 or (ii) the date on which PTAC consummates an initial business combination as contemplated by the Current Charter. If PTAC does not complete an initial business combination within the required period, PTAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the Closing, PTAC will continue to indemnify PTAC’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, PTAC’s directors and officers and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket
expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by PTAC from time to time, made by the Sponsor or certain of our directors and officers to finance transaction costs in connection with an intended initial business combination.

•
Sponsor, an entity in which each of our directors and officers has an indirect interest, as well as an entity associated with principals of Peel, has subscribed for PTAC Common Stock in the PIPE Investment.

In light of the foregoing, the Sponsor and PTAC’s directors and executive officers will receive material benefits from the completion of the Business Combination and could, in theory, be incentivized to complete the Business Combination with Tomorrow.io rather than liquidate even if (i) Tomorrow.io is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers could, in theory, have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.
Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “
Risk Factors.
”

•	We have incurred losses each year since our inception, we expect our operating expenses to increase and the future, and we may not be able to achieve or maintain profitability.

•	We may not continue to grow at or near our historical rates.

•	We may be unable to manage our future growth, which could make it difficult to execute our business strategy.

•
Our arguments for the importance of climate security may not resonate with customers and the market for weather intelligence and offerings responsive to environmental, social and governance concerns may not develop in a manner or at a speed as we expect.

•	Our limited operating history makes it difficult to evaluate our future prospects. The future of technologies we have developed and hope to develop and productize is not guaranteed.

•
There are many other providers of weather data. Weather data derived from space-borne sensors may not add sufficient value to, or interest in, our solution or future product development to justify its cost.

•	Our global approach may not be viable. Geographic areas around the world that are most underserved with weather data may be the least lucrative addressable market for our solution.

•	We may be unable to develop our solutions to meet the growing needs of our current and prospective customers.

•	Our business relies on sales and marketing and we may not be successful in achieving an adequate level of sales or brand recognition to meet our growth plans.

•	We may require substantial additional funding or fail to raise capital when needed or on acceptable terms.

•	We compete against many weather data providers that are better-known and better-financed than us.

•	Although we have set out to disrupt the weather market, we may not successfully compete with our competitors, who may have more resources than we do.

•	The measurements and insights that we incorporate into our product and the industry focuses on which we have focused may not match market demand.

•	We may fail to timely rectify problems in our solution due to its increasing complexity.

•	We rely on third parties for our core product solution and failure of the third parties will adversely impact our ability to provide services to our customers.

•	Our software and application programming interface rely on third-party inputs and complex integration and management of tools and data that may be difficult to sustain.

•	Direct-to-consumer offerings and related activities and growth on mobile devices depends upon effective use of mobile operating systems, networks and standards that we do not control.

•	We have not yet deployed satellites and any setbacks we may experience could have a material adverse effect on our business, financial condition and results of operation and could harm our reputation.

•	The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Tomorrow.io’s future results.

•	PTAC’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

•
PTAC may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.

•	PTAC may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

•	If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of PTAC’s securities may decline.

•	The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
Sources and Uses for the Business Combination
The following tables summarizes the sources and uses for funding the Business Combination based on (i) the assumption that there will be no redemptions and (ii) the assumption that there will be maximum redemptions. See
section titled
“Unaudited Pro Forma Condensed Combined Financial Information
” for further information.

(i)	No redemptions

Sources of Funds		Uses
(in thousands)
Cash From PTAC (1)	$345,537	Tomorrow.io Equityholders’ Retained Equity Value (2)	$700,000
PIPE Investment	75,000	Remaining Cash on Balance Sheet (1)	374,240
Tomorrow.io Equityholders’ Retained Equity Value (2)	700,000	PTAC Estimated Transaction Costs and Other (3)	46,297
Total Sources	1,120,537	Total Uses	$1,120,537

(1)
Assumes no holder of PTAC Class A Common Stock has exercised its redemption rights to receive cash from the Trust Account. This amount will be reduced by the amount of cash used to satisfy any redemptions. Includes $345.1 million held in the Trust Account and $0.4 million held by PTAC outside the Trust Account.

(2)
Assumes 70,000,000 Closing Payment Shares are issued in connection with the Business Combination. Dollar amount, $700.0 million, represents the number of shares existing Tomorrow.io Equityholders will receive valued at a per share price of $10.00. This amount is not impacted by the number of redemptions.

(3)	Includes approximately $45.9 million in estimated transaction costs and the $0.4 million payable under the Note.

(ii)	Maximum redemptions

Sources of Funds		Uses
(in thousands)
Cash from PTAC (1)	$108,419	Tomorrow.io Equityholders’ Retained Equity Value (2)	$700,000
PIPE Investment	75,000	Remaining Cash on Balance Sheet (1)	150,000
Tomorrow.io Equityholders’ Retained Equity Value (2)	700,000	PTAC Estimated Transaction Costs and Other (3)	33,419
Total Sources	883,419	Total Uses	$883,419

(1)
Assumes approximately 68.7% of the outstanding PTAC Class A Common Stock have been redeemed for cash from the Trust Account, reducing the amount of cash available for distribution from the Trust Account by approximately $237.1 million. Includes $108.0 million held in the Trust Account and $0.4 million held by PTAC outside the Trust Account.

(2)
Assumes 70,000,000 Closing Payment Shares are issued in connection with the Business Combination. Dollar amount, $700.0 million, represents the number of shares existing Tomorrow.io Equityholders will receive valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(3)	Includes approximately $33.0 million in estimated transaction costs and the $0.4 million payable under the Note.
Comparison of Stockholder Rights
Following the Closing, the rights of the Combined Entity’s Stockholders will be governed by the Proposed Charter and the Amended Bylaws. See the section titled “
Comparison of Stockholder Rights
.”

Ticker Symbol and Market Price
PTAC
PTAC’s Units, Class A Common Stock and Public Warrants are currently listed on the Nasdaq under the symbols “PTOCU”, “PTOC” and “PTOCW,” respectively.
The closing price of the Units, Class A Common Stock and Public Warrants on December 6, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.01, $9.77, and $0.78, respectively.
Tomorrow.io
Historical market price information for Tomorrow.io Stock is not provided because there is no public market for any equity interest of Tomorrow.io.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “
JOBS Act
”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of PTAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates
exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we currently are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates
exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates
exceeds $700 million as of the prior June 30.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA OF TOMORROW.IO
The following tables summarize Tomorrow.io’s consolidated financial and other data. Tomorrow.io’s consolidated balance sheet data as of September 30, 2021 and consolidated statement of operations and consolidated cash flow data for the nine months ended September 30, 2021 and September 30, 2020 are derived from Tomorrow.io’s unaudited consolidated financial statements, included elsewhere in this proxy statement/prospectus. Tomorrow.io’s consolidated balance sheet data, consolidated statement of operations data and consolidated statement of cash flows data as of and for the years ended December 31, 2020 and December 31, 2019 are derived from Tomorrow.io’s audited consolidated financial statements, included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. The following should be read in conjunction with “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tomorrow.io
” and Tomorrow.io’s historical consolidated financial statements and accompanying footnotes, included elsewhere in this proxy statement/prospectus.
Consolidated Statement of Operations

	Nine-Months Ended September 20,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
	Unaudited		Audited
Revenue	$6,648	$3,959	$5,969	$2,927
Cost of revenue	2,980	1,721	2,351	1,614

Gross profit	3,668	2,238	3,618	1,313

Operating expenses:
Research and development	18,793	7,601	11,775	11,925
Selling and marketing	13,279	7,274	10,054	9,306
General and administrative	8,170	5,123	6,338	4,937

Total operating expenses	40,242	19,998	28,167	26,168
Operating loss	(36,574)	(17,760)	(24,549)	(24,855)
Tranche rights and warrant remeasurement expenses (income), net	3,264	(235)	2,813	(177)
Financing expense (income), net	798	(423)	(299)	(1,068)
Loss before income taxes (tax benefit)	(40,636)	(17,102)	(27,063)	(23,610)
Income tax expense (benefit), net	(1,938)	76	117	252

Net loss	$(38,698)	$(17,178)	$(27,180)	$(23,862)

Consolidated Balance Sheet

	As of September 30,		As of December 31,
	2021	2020	2020	2019
(in thousands)	Unaudited		Audited
Cash and cash equivalents	$24,239	$54,315	$52,713	$48,123
Marketable securities	75,650	3,527	—	—
Total current assets	105,670	60,268	55,913	49,919
Total assets	123,643	61,512	57,336	50,785
Total current liabilities	10,997	6,794	11,224	4,924
Total liabilities, commitments and contingencies	219,199	114,933	120,363	88,219
Total shareholders’ deficit	$(95,556)	$(53,421)	$(63,027)	$(37,434)

Consolidated Statement of Cash Flows

	Nine months Ended September 30,		Year Ended December 31,
	2021	2021	2020	2019
(in thousands)	Unaudited		Audited
Net cash used in operating activities	$(30,050)	$(17,872)	$(24,028)	$(18,554)
Net cash used in investing activities	(92,062)	(3,735)	(185)	(387)
Net cash provided by financing activities	93,638	27,799	28,803	9,352

Net increase (decrease) in cash and cash equivalents	$(28,474)	$6,192	4,590	$(9,589)

SUMMARY FINANCIAL AND OTHER DATA OF PTAC
PTAC’s statement of operations data for the period from January 1, 2021 through September 30, 2021 and balance sheet data as at September 30, 2021 is derived from PTAC’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.
This information is only a summary and should be read in conjunction with PTAC’s financial statements and related notes included elsewhere in this proxy statement/prospectus and the sections titled “
Selected Financial and Other Data
of PTAC
” and “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of PTAC.
”

For The Period From January 1, 2021 through September 30, 2021
Formation and operating costs	$799,820
Loss from operations	$(799,820)
Other income (loss)
Interest income	$55,688
Excess fair value over cash received for private placement warrants	$(355,999)
Change in fair value of warrant liabilities	$8,680,011
Offering expenses related to warrant issuance	$(844,080)
Total other income	$7,535,620
Net Income	$6,735,800
Weighted average shares outstanding, Class A common stock subject to possible redemption	34,500,000
Basic and diluted net income per share, Class A common stock	$0.16
Weighted average shares outstanding, non-redeemable Class B common stock	8,324,176
Basic and diluted net loss per share, Class B common stock	$0.16

September 30, 2021
Balance Sheet Data:
Total assets	$345,979,309
Total liabilities	$27,805,145
Value of Class A Common Stock subject to possible redemption	$345,055,688
Stockholder’s (deficit) equity	$(26,881,524)

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “
Summary Pro Forma Information
”) gives effect to the Business Combination. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, PTAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Tomorrow.io issuing stock for the net assets of PTAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Tomorrow.io. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2021 gives effect to the Business Combination as if it had consummated on September 30, 2021. The summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2021 and combined statements of operations data for the year ended December 31, 2020 give effect to the Business Combination as if it had been consummated on January 1, 2020, the beginning of the earliest period presented.
The following summary of unaudited pro forma condensed combined financial information of PTAC, Tomorrow.io and Remote Sensing Solutions, Inc. (“
RSS
”) present the combination of the financial information of PTAC and Tomorrow.io adjusted to give effect to the Business Combination, the PIPE Investment, the acquisition of RSS by Tomorrow.io and the other related events contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X,
Pro Forma Financial Information, as amended by the final rule, Release
No. 33-10786
“
Amendments to Financial Disclosures about Acquired and Disposed Businesses
” which is herein referred to as Article 11. The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of PTAC, Tomorrow.io and RSS for the applicable periods included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Combined Entity would have been had the Business Combination taken place on September 30, 2021, the dates indicated above, nor is it indicative of the financial condition of the Combined Entity as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not indicative of the future consolidated results of operations or financial position of the Combined Entity. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of PTAC Class A Common Stock:

•
Assuming No Redemptions
: This scenario, which we refer to as the “No Redemption” assumes that no holders of Public Shares exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Maximum Redemption
: This scenario, which we refer to as the “Maximum Redemption,” assumes that holders of approximately 23,707,975 Public Shares will exercise their redemption rights for an aggregate payment of approximately $237.1 million (based on the estimated per share redemption price of approximately $10.00) from the Trust Account, which is the estimated maximum number of redemptions that could occur without a failure to satisfy the Minimum Cash Condition.

In both scenarios, the amount of cash available is sufficient to satisfy the Minimum Cash Condition.

(in thousands, except share and per share data)	Assuming No Redemption	Assuming Max Redemption
Selected Unaudited Pro Forma Condensed Combined Statement of Operations — Year Ended December 31, 2020
Total revenue	$8,523	8,523
Gross profit	4,773	4,773
Total expenses	29,472	29,472
Operating loss	(24,699)	(24,699)
Net loss	(28,818)	(28,818)
Loss per share	(0.24)	(0.30)
Weighted average shares outstanding — basic and diluted	120,625,000	96,917,025
Selected Unaudited Pro Forma Condensed Combined Statement of Operations — Nine Months Ended September 30, 2021
Total revenue	$7,462	$7,462
Gross profit	4,088	4,088
Total expenses	41,813	41,813
Operating loss	(37,725)	(37,725)
Net loss	(66,101)	(53,223)
Income per share	(0.55)	(0.55)
Weighted average shares outstanding — basic and diluted	120,625,000	96,917,025
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of September 30, 2021
Total current assets	480,575	256,336
Total assets	498,675	274,436
Total current liabilities	23,288	23,288
Total liabilities	23,288	23,288
Total stockholders’ equity	475,387	251,148

COMPARATIVE SHARE INFORMATION
Comparative Per Share Data of PTAC
The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the PTAC Class A Common Stock, the value of the consideration that Tomorrow.io Equityholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of PTAC Class A Common Stock on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which PTAC stockholders vote on the approval of the Merger Agreement. PTAC stockholders are urged to obtain current market quotations for PTAC Class A Common Stock before making their decision with respect to the approval of the Merger Agreement.
Comparative Per Share Data of Tomorrow.io
Historical market price information regarding Tomorrow.io is not provided because there is no public market for Tomorrow.io Stock.
Comparative Historical and Pro Forma Per Share Data
The following table sets forth summary historical comparative share information for PTAC and Tomorrow.io, respectively and selected unaudited pro forma condensed combined per share information of the Combined Entity after giving effect to the Business Combination, presented under two scenarios:

•
Assuming Minimum Redemptions: this scenario assumes that no holders of Public Shares exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Contractual Maximum Redemptions: this scenario assumes holders of approximately 23,707,975 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that the consummation of the Business Combination is conditioned on PTAC having Aggregate Transaction Proceeds (which, for the avoidance of doubt, is calculated net of transaction expenses) at the Closing of at least $150 million.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2021. The weighted average shares outstanding and net loss per share information for the nine months ended September 30, 2021 and for the year ended December 31, 2020 reflect the Business Combination as if it had occurred on January 1, 2020.
The following per share data excluded from the computation net loss per share, basic and diluted, because their effect would have been anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

	For the Nine Months Ended September 30, 2021		For the Year Ended December 31, 2020
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
Company Converted Options	11,003,107	11,003,107	11,003,107	11,003,107
PTAC’s Private and Public Warrants	17,433,333	17,433,333	17,433,333	17,433,333

Total	28,436,440	28,436,440	28,436,440	28,436,440

This information is only a summary and should be read in conjunction with the historical financial statements of PTAC and Tomorrow.io and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of PTAC and Tomorrow.io is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma condensed combined net loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor the loss per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of PTAC and Tomorrow.io would have been had the companies been combined during the periods presented.

			Pro Forma Combined Per Share Data		Tomorrow.io Equivalent Pro Forma Per Share Data (3)
	Pine Technology Acquisition Corp. (Historical)	The Tomorrow Companies Inc. (Historical)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
As of and for the nine months ended September 30, 2021
Weighted average shares outstanding of Class A common stock-basic and diluted	34,500,000				N/A	N/A
Basic and diluted net income per share, Class A	$0.16				N/A	N/A
Weighted average shares outstanding of Class B common stock-basic and diluted	8,324,176				N/A	N/A
Basic and diluted net income per share, Class B	$0.16				N/A	N/A
Weighted average common shares used in computing basic and diluted net loss per common share		9,630,241			N/A	N/A
Basic and diluted net loss per common share		$(4. 02)			N/A	N/A
Total book value per share (1)	$(0.78)	$(9.92)			N/A	N/A
Weighted average shares outstanding of PTAC Class A common stock, basic and diluted			120,625,000	96,917,025	N/A	N/A
Basic and diluted net loss per share, PTAC Class A common stock			$(0.55)	$(0.55)	$(0.44)	$(0.45)
Total Book Value per share of PTAC Class A common stock (1)			$3.94	$2.59	$3.20	$2.10

					Pro Forma Combined Per Share Data				Tomorrow.io Equivalent Pro Forma Per Share Data (3)
	Pine Technology Acquisition Corp. (Historical)		The Tomorrow Companies Inc. (Historical)		(Assuming No Redemptions Scenario)		(Assuming Maximum Redemptions Scenario)		(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
As of and for the Year ended December 31, 2020
Weighted average shares outstanding of Class A common stock-basic and diluted	N/A								N/A	N/A
Basic and diluted net income per share, Class A	N/A								N/A	N/A
Weighted average shares outstanding of Class B common stock-basic and diluted	7,500,000								N/A	N/A
Basic and diluted net income per share, Class B	$—								N/A	N/A
Weighted average common shares used in computing basic and diluted net loss per common share			9,212,841						N/A	N/A
Basic and diluted net loss per common share			$(2.95)						N/A	N/A
Total book value per share (2)	N/A	(2)	N/A	(2)					N/A	N/A
Weighted average shares outstanding of PTAC Class A common stock, basic and diluted					12,625,000		96,917,025		N/A	N/A
Basic and diluted net loss per share, PTAC Class A common stock					$(0.24)		$(0.30)		$(0.19)	$(0.24)
Total Book Value per share of PTAC Class A common stock (2)					N/A	(2)	N/A	(2)	N/A	N/A

(1)	Book value per share = Total equity excluding preferred shares/shares outstanding.
(2)	A pro forma balance sheet for the year ended December 31, 2020 is not required to be included herein and as such, no calculation is included in this table.
(3)	The equivalent per share data for Tomorrow.io is calculated by multiplying the combined pro forma per share data by the Conversion Ratio.
The following table sets forth the per share data of PTAC on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2020 and the nine months ended September 30, 2021 after giving effect to the Business Combination, (1) assuming no PTAC stockholders exercise redemption rights with respect to their Public Shares upon the Closing; and (2) assuming that PTAC stockholders exercise their redemption rights with respect to a maximum of 34,500,000 Public Shares upon the Closing.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of PTAC and Tomorrow.io and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited PTAC and Tomorrow.io pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of PTAC and Tomorrow.io would have been had the companies been combined during the periods presented.

(in thousands, except share and per share amounts)	Historical			Pro Forma Combined		Tomorrow.io equivalent pro forma per share data (3)
	PTAC	Tomorrow.io		Assuming No Redemptions	Assuming Max Redemptions	Assuming No Redemptions	Assuming Max Redemptions
As of and for the Nine Months Ended September 30, 2021 (4)
Book value per share, basic and diluted (1)(2)	$(0.78)	N/A	(2)	$3.94	$2.59	$3.20	$2.10
Net income (loss) per share, basic and diluted — Class A (2)	$0.16	N/A	(2)	$(0.55)	$(0.55)	$(0.44)	$(0.45)
Weighted average shares outstanding of Class A, basic and diluted (2)	34,500,000	N/A	(2)	120,625,000	96,917,025	N/A	N/A
Net income (loss) per share, basic and diluted — Class B (2)	$0.16	N/A	(2)	N/A	N/A	N/A	N/A
Weighted average shares outstanding of Class B, basic and diluted (2)	8,324,176	N/A	(2)	N/A	N/A	N/A	N/A
As of and for the Year Ended December 31, 2020 (4)
Net income (loss) per share, basic and diluted — Class A (2)	$(0.00)	N/A	(2)	$(0.24)	$(0.30)	$(0.19)	$(0.24)
Weighted average shares outstanding — Class A, basic and diluted (2)	8,625,000	N/A	(2)	N/A	N/A	N/A	N/A

(1)	Book value per share = Total equity (deficit)/shares outstanding at September 30, 2021 for PTAC, Tomorrow.io and the pro forma.

(2)	Historical Book value per share and Net income (loss) per share are based on PTAC Class A Common Stock and PTAC Class B Common Stock and total Tomorrow.io Stock.

(3)
The equivalent pro forma basic and diluted per share data for Tomorrow.io is based on the expected Conversion Ratio of 0.81128 (calculated as of the Record Date) for both No Redemptions and Max Redemptions scenarios. The equivalent pro forma shares outstanding for Tomorrow.io represent the total consideration shares of up to      million, less shares underlying unvested, unissued, and/or unexercised stock options and warrants, as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration
.”

(4)	There were no cash dividends declared in the periods presented.

RISK FACTORS
The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Tomororw.io and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of PTAC Common Stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of Tomorrow.io and PTAC and the notes to the financial statements included herein.
Risks Related to the Business and Industry of Tomorrow.io
Unless the context otherwise requires, references in this subsection “— Risks Related to the Business and Industry of Tomorrow.io” to “we,” “us” and “our” generally refer to Tomorrow.io in the present tense or the Combined Entity from and after the Business Combination.
We have incurred losses each year since our inception, we expect our operating expenses to increase and the future, and we may not be able to achieve or maintain profitability.
We have incurred losses each year since our inception. We incurred net losses of $27.18 million and $23.86 million for the years ended December 31, 2020 and 2019, respectively. We expect to continue to incur losses for the foreseeable future as we expand our offerings and our customer base. We have not yet launched our own satellites and have not commenced data collection via such satellites, which we expect to further increase our expenses. We also expect our operating expenses to increase in future periods as we continue to work to grow our business and as we start to operate our satellites in space.
The market for weather intelligence is relatively new, and it is difficult for us to predict our future operating results with accuracy. The costs for improved operational processes, increased research and development, and additional personnel may be more expensive than we expect and may not translate to increased revenue. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we continue to have negative cash flow or losses resulting from our investment in marketing, acquiring customers or expanding our operations, our business, financial condition and results of operations will be adversely impacted. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. As a result, our losses may be larger than anticipated, and we may not ever become profitable. Even if we do become profitable, we may not be able to maintain or increase profitability.
We may not continue to grow at or near our historical rates.
We have been growing rapidly over the last several years. Such growth may not be sustainable and our ability to forecast our future revenue and results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. Our recent and historical growth should not be considered indicative of our future performance. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies in new and rapidly changing markets, including risks related to customer acquisition and retention, building brand awareness and protection of intellectual property. For example, we have missed, and may continue to miss, certain internal forecasts for prior bookings and annual recurring revenue (“
ARR
”). If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our growth rates may slow and our business would suffer.
We may be unable to manage our future growth, which could make it difficult to execute our business strategy.
Our continued growth could increase the strain on our management and our operational and financial resources and systems. Our ability to compete effectively and to manage future growth will require us to continue to improve and differentiate our offerings, service existing customers, identify broader and new markets, systematize operations, protect our intellectual property, and pursue better technologies. For example, we are in the construction stage of our initial “pathfinders” satellite technology, which is an emerging field with a rapidly developing market. Though management has based projections on currently available data, and we moved into the pre-acquisition
stage in July 2021, the cost of developing, launching, shipping or maintaining the satellites may prove to be significantly more costly than we are anticipating, potentially delaying or preventing the satellites from ever being launched or becoming operational. Moreover, we plan to continue to expand our sales and marketing, research and development, and other aspects of our products and operations, which will place additional demands on our resources and management. We may have difficulty recruiting adequate personnel, servicing our customers, and customizing solutions. Our organizational structure is also becoming more complex as we grow our operational, financial, and management infrastructure and we must continue to improve our internal controls as well as our reporting systems and procedures. Solving these problems will require significant capital expenditures and the allocation of management resources. The lagged timing between our investments and expected benefits from such investments makes it difficult to determine in a timely manner if we are efficiently allocating our resources. If we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, our results of operations may be adversely affected.
Our arguments for the importance of climate security may not resonate with customers and the market for weather intelligence and offerings responsive to environmental, social and governance (“ESG”) concerns may not develop in a manner or at a speed as we expect.
We use our weather intelligence solutions to help countries and businesses better manage climate security challenges. We cannot be sure that our target customers will place adequate importance on ESG concerns. Additionally, we cannot be sure that our products and services will be widely viewed as the solution to the ESG concerns. Widespread acceptance and use of our weather intelligence solutions is critical to our future growth and success. If the climate security market fails to grow or grows more slowly than we currently anticipate, demand for our weather intelligence solutions could be negatively affected. Even if we are successful with such messaging, we may be understaffed, underfunded, and/or unsuccessful in development efforts, or inadequately experienced to scale the business and thereby address the resulting market opportunities. There is no guarantee that many others in the market will not be better equipped to invoke a similar approach. See “—We compete against many weather data providers that are better-known and better-financed than us”. Accordingly, our growth and overall business may suffer. If we fail to successfully predict and address these changes and trends, meet customer demands, or achieve more widespread market acceptance of our weather intelligence solutions, our business, results of operations, and financial condition could be harmed.
Additionally, the market for weather intelligence and climate security services has not been well established. Our estimates for the total addressable market are based on a number of internal and third-party estimates, including among other factors businesses which are weather dependent, government agencies which stand to save significant outlays by better preparing for extreme weather, and the sharply growing number of devastating weather events. These assumptions or estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

Our limited operating history makes it difficult to evaluate our future prospects. The future of technologies we have developed and hope to develop and productize is not guaranteed.
Because we have limited historical financial data and operate in a rapidly evolving new market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more developed market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. We may be unable to offer a repeatable and scalable solution. We have been focused on developing innovative solutions for precise observation and prediction of weather since 2016, to fashion a unique solution that would appeal to a wide base of customers. We have pursued various strategies, including our previous pursuit of technologies analyzing signal attenuation in commercial microwave networks or data provided from connected vehicles (which we named “Weather-of-Things”). We have made our SaaS platform as well as our application programming interface, or API, available to large customers, and developed a mobile application for individual users. We plan to deploy a constellation of radar-equipped satellites to bolster our current product as well as make
“Data-as-a-Service”
available based on the raw measurements we hope to collect from space. We are also targeting the market for
“Weather-Service-in-a-Box”
offerings for government customers that they could use as a substitute for their own end-to-end
forecasting capabilities. We constantly assess the tradeoff between the resources required to develop, maintain and operate new capabilities, on the one hand, and their contribution to our end-product
quality, on the other hand. As such, we may no longer focus on “Weather-of-Things” and we may move away from our current strategies, as our assessments may be incorrect. If the development of these new technologies and offerings fails, or if they do not deliver expected benefits, our results of operation will be adversely impacted.
There are many other providers of weather data. Weather data derived from space-borne sensors may not add sufficient value to, or interest in, our solution or future product development to justify its cost.
We believe that our Weather Intelligence Platform will be substantially improved if we can increase the raw weather data that is collected by using our planned constellation of low-orbit
satellites. However, even if we are successful in developing, launching and operating our planned constellation of low-orbit
satellites, our belief may not be correct and the collection of weather data from our planned constellation of low-orbit
satellites may not improve our Weather Intelligence Platform to the degree we expect. Moreover, our competitors may try to adapt their offerings to more closely align with the features our solution offers. If the data we collect from our planned satellites, or space data, cannot enable us to differentiate our solutions from our competitors’ offering, we may not be able to gain traction in the weather intelligence market. Furthermore, there are public and private enterprises with far greater resources which are adept at space-based activities. They have deployed their own satellites and could start or continue to collect weather data more efficiently and economically. We may not recoup our investments and our entire business could be negatively affected.
To justify the costs of developing the satellite constellation, we also expect that space-based radar and the associated data will allow us to offer additional new services and products and enhance existing ones. If we cannot successfully develop new offerings or assimilate it into existing offerings in a budget-efficient manner, our market position or any advances therein will be difficult to sustain.
Our global approach may not be viable. Geographic areas around the world that are most underserved with weather data may be the least lucrative addressable market for our solution.
We expect that our solution and our planned constellation of satellites could significantly increase observational and forecast capacity for weather data across the globe, particularly regions currently underserved with weather data. However, this requires us to collect and assimilate data through large global-scale models, a challenging prospect with risks including those identified under the heading “
We may fail to timely rectify problems in our solution due to its increasing complexity
.” We may be unable to successfully sell our Weather Intelligence Platform in markets with most improved weather data quality, as these regions tend to have lower budget to purchase our solution. These factors could adversely affect our ability to deploy new technologies cost-efficiently and expand our customer base in international markets. Our business prospects and overall results of operations may be adversely impacted.
We may be unable to develop our solutions to meet the growing needs of our current and prospective customers.
Many of our customers have demanding requirements about solution capabilities, features that are customizable for their needs, service levels, and our responsiveness to troubleshoot problems. While we endeavor to provide a SaaS solution that will bring value to our customers by helping them understand the impact of weather on their industries, we may not have the resources to do so sufficiently or in a scalable manner. We may be unable to satisfactorily identify, source and integrate improvements to our existing technology or new products. We may be unable to develop new solutions or enhancements.
In addition, we have endeavored to tailor our product to numerous “industry focus” areas where our customers operate. We may be unable to properly configure our platform to service such industry focuses or to meet our internal aspirational targets for revenue in any particular industry. We may also lack industry expertise to develop useful levels of industry-specific features. Our employees do not necessarily have expertise in these industry focuses to adapt our solution to changing and growing industry needs. For the same reason, we may be unable to effect adequate marketing or sales outreach in each industry. In addition, large enterprise customers tend to have negotiation leverage over us, which would result in lower pricing, the customer’s ability to terminate for convenience, customer audit rights, and our exposure to claims and associated liabilities in many areas. In addition, our growth strategy requires us to capture certain highly concentrated industry focuses, but capturing industry focus value relies on a relatively small number of larger companies and enterprise sales skills, whereas prospective clients will likely behave and buy more as small and medium businesses than as large enterprises. This may adversely impact our financial performance, results of operations and the possibility of profitability.
Our business relies on sales and marketing, and we may not be successful in achieving an adequate level of sales or brand recognition to meet our growth plans.
We are, and our product and services are, relatively new. It requires significant investment in marketing to build brand recognition and a long sales cycle to familiarize the market with us and our offerings. Our sales force may not be able to tap the correct channels, sell to large enterprise and government purchasers, or secure renewals of expiring contracts. We have only started working with resellers, distributors or other intermediaries recently and need to further scale the partnerships with them. We do not currently have placement and revenue-sharing arrangements by which visitors of a given website or other platform could tap a link or follow a widget to find and subscribe to our solution. In addition, we currently do not have a clear marketing strategy as we sell through a variety of models, including individual consumers, small businesses, large enterprises, government, and international customers. If we are not successful enough in any of these areas, cannot resolve and balance the correct mix of such inputs, and do not have the resources required to optimize any of these required initiatives, our business and growth will be negatively impacted.
We may require substantial additional funding or fail to raise capital when needed or on acceptable terms.
Since our inception, we have financed our operations and capital expenditures primarily through raising venture equity. In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants, could have pre-payment
penalties and could reduce our operational flexibility or profitability. If the Business Combination is delayed, we may need to raise additional funds to proceed with our business plan. If the Business Combination is not completed and we are unable to obtain sufficient financial resources, our financial condition and results of operations would be adversely affected. In such event, we may be required to delay, limit, reduce or terminate our development activities or future commercialization efforts. If we are unable to generate such additional funding, or if we are unable to do so on favorable terms, we may not be able to meet our liquidity needs and ultimately generate positive cash flows on our anticipated timeline or at all.
We compete against many weather data providers that are better-known and better-financed than us.
There are many outlets currently available to obtain weather information including the National Oceanic and Atmospheric Administration, or NOAA, AccuWeather, DTN, Earth Networks, The Weather Company/IBM, and Baron. They are government agencies or commercial enterprises that are well known throughout the world, and they are widely viewed as reliable. Many of them have more resources at their command, including more funding, than we do. Compared to the long operating histories of many of our competitors, our brand is relatively new and unknown. An additional difficulty for us in penetrating the market for services with government agencies is that they often lock up contracts for an extended period of time, which can have the effect of sidelining us from competing for certain opportunities until current contracts expire. For example, the NOAA Protech 2020 awards lock-up NOAA weather services for two years plus three add on year options, potentially locking our direct sales to the NOAA for the next few years. The existing weather data providers make it a challenge for us to scale our operation and leave considerably less room for error. The competitive environment also makes it more difficult for us to invest in operations and technologies, survive the competition and achieve profitability. In addition, our competitors and government agencies may be able to provide better data and/or weather forecasts than we are able to, which would significantly impede our business. If we are unable to successfully compete against current and future weather data providers it may adversely impact our financial performance, results of operations and the possibility of profitability.
Although we have set out to disrupt the weather market, we may not successfully compete with our competitors, who may have more resources than we do.
With the introduction of new technologies and market entrants, we expect that the competitive environment of the weather intelligence market will remain intense going forward. Some of our actual and potential competitors have been acquired by larger enterprises and have made, or may make, acquisitions and/or enter into partnerships or other strategic relationships, that enable such competitors to achieve greater economies of scale than or provide more comprehensive services than they were able to individually. In addition, current non-competitors
may enter the market through acquisitions, partnerships or strategic relationships to compete with us. As we look to market and sell our products and platform, we must convince current and potential customers that our products and platform are superior to our competitors’.
Our competitors vary in size and in the breadth and scope of the products offered. Many of our competitors and potential competitors including AccuWeather, The Weather Company (owned by IBM), WeatherNews, and DTN, among others, have greater name recognition, longer operating histories, more established customer bases, larger marketing budgets and greater resources than we do. Further, other potential competitors not currently offering competitive solutions may expand their product or service offerings to compete with our products and platform. Our competitors may join forces together or with third parties that may further enhance their resources and product offerings. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, and customer needs. In addition, our competitors could introduce new technology that reduces demand for our products and platform. In addition to product and technology competition, we also face pricing competition. If our competitors offer their solutions at a lower price, we may be forced to lower our pricing.
If we cannot successfully compete with our competitors, our platform may fail to achieve or maintain market acceptance, which would harm our business, results of operations, and financial condition.

The measurements and insights that we incorporate into our product and our industry focuses may not match market demand.
We have developed algorithms so that our SaaS platform can give frequently-refreshed and precise visibility into current conditions and forecasts relating to dozens of weather and environmental parameters such as precipitation, air quality, flood risk, lightening, fire and pollen. We expect our satellites, when launched and operational, to provide additional data on parameters including precipitation, ocean surface winds, ocean surface currents, wind profiles, and wave height. In addition, we have targeted our product for certain industries such as commercial aviation, logistics, sports, on-demand,
and utilities, as well as governments and agencies. There can be no assurance that our focus in these respects will be responsive to what we believe is our addressable market or that we will achieve our internal aspirational targets in any particular industry. Any resources we require to shift our business models could be difficult to ascertain, and such shift will be time consuming and expensive. If we cannot capitalize on the right opportunities, our results of operations will be negatively affected.
We may fail to timely rectify problems in our solution due to its increasing complexity.
Our product solution incorporates many products and services including, but not limited to, numerous data streams, in-licensed
software programs, third-party tools, Cloud platform, bandwidth, and our proprietary software. We are not in control of all such inputs, which may experience outage or malfunction. We also need highly skilled personnel to operate the complex system, resolve issues as they arise, coordinate with vendor offerings, make improvements, and integrate new and existing features and functionality. Making the solution available for commercial use across different industries is complicated and laden with challenges and potential difficulties. We may not adequately assess and correct the accuracy of our platform output. Despite the best and most carefully orchestrated inputs, natural disasters have become more frequent, more intense, and less predictable. For all of these reasons, our functionality may fail. We may experience malfunctions in our systems. Troubleshooting in such a complex interconnected system will be difficult and time-consuming. We may not continue to reliably maintain adequate service levels or stem system failures or malfunctions. If we cannot timely respond to malfunctions in our solution, the entire system may be taken down and our reputation and customer relationship will suffer.
We rely on third parties for our core product solution and failure of the third parties will adversely impact our ability to provide services to our customers.
Our operation depends on third parties. Currently we rely primarily on government sources for weather observation data. Sources of data are limited and in certain cases there may be only one source. We rely on a public Cloud provider to manage the magnitude of the throughput from disparate geographies used to generate and analyze weather data. We use off-the-shelf
or customized software and tools to build and operate our solution. We routinely use third-party email, document management, and similar tools to run our business on a daily basis. Therefore we are vulnerable to unexpected adverse price changes and disruption in obtaining necessary third-party services and data. In addition, certain export laws and regulations that we are subject to could limit our ability to locate additional suppliers and exacerbate our dependence on limited third-party suppliers. See “—
We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.
”
Our SaaS platform and application programming interface rely on third-party inputs and complex integration and management of tools and data that may be difficult to sustain.
Our business relies on proprietary weather and environmental models that our developers, engineers and product managers constantly refine. We ingest data from sources around the globe, and we in-license
functionality for integration, user interface, storage, compute power, tracking, and a broad range of other needs from a broad range of suppliers. Our offerings are designed for business and individual customers, all of whom may customize the type and format of information being provided. If we cannot manage the abundance of inputs and workloads that keep our SaaS platform running and responsive, including creating and facilitating workarounds when difficulties are encountered, our SaaS platform will not perform as desired, and we may be unable to maintain and expand our customer base or any competitive advantage.
Direct-to-consumer
offerings and related activities and growth on mobile devices depends upon effective use of mobile operating systems, networks and standards that we do not control.
Purchases of our mobile application using mobile devices have increased, and we expect this trend to continue. We make our offerings available through such devices for direct revenue, to create a platform to generate advertising revenue and to enable individuals at large enterprises responsible for procurement to engage with the product. To optimize the mobile experience, we are dependent on our customers downloading our mobile applications for their device or accessing our sites from an Internet browser on their mobile devices. As new mobile platforms are released, it is difficult to predict the problems we may encounter in developing applications for these alternative systems, and we may need to devote significant resources to the creation, support and maintenance of such applications. In addition, our future growth and our results of operations could suffer if we experience difficulties in the future in integrating our mobile applications into mobile devices, if problems arise with our relationships with providers of mobile operating systems or mobile application download stores, such as those of Apple Inc. or Alphabet Inc., if our applications receive unfavorable treatment compared to competing applications, such as our products being displayed lower in order in search engines or mobile application stores, or if we face increased costs to distribute or have customers use our mobile app. We are further dependent on the interoperability of our sites with popular mobile operating systems that we do not control, such as iOS and Android, and any changes in such systems that degrade the functionality of our sites or give preferential treatment to competitive products could adversely affect the usage of our sites on mobile devices. In the event that it is more difficult for our customers to access and use our sites on their mobile devices, or if our customers choose not to access or to use our sites on their mobile devices or to use mobile products that do not offer access to our sites, our direct-to-consumer
growth, enterprise growth, and other revenue opportunities could be harmed and our business, financial condition and operating results may be materially adversely affected.
We have not yet deployed satellites and any setbacks we may experience could have a material adverse effect on our business, financial condition and results of operation and could harm our reputation.
The success of our planned data collection to enhance our SaaS platform will depend on our ability to successfully and accurately deploy satellites into orbit. We do not have experience executing space missions, and are currently in the construction stage with our first two demonstration spacecraft and seeking information from manufacturers to design and build the remainder of our constellation architecture. Our plan to lower the size, weight, and power requirements associated with radar-equipped satellites may not be easily realizable. We have not yet successfully launched a satellite. There can be no assurance that we will successfully launch on any given timeline or at all. Any failure or setback, particularly on our first or early missions, could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.
Additionally, our radar, antenna, and other space technology, along with planned orbits, data transmission and analysis, and other operations, are in development stages. Development processes vary widely from software to hardware. We have traditionally operated as software-
as-a-service
solutions and lack expertise in developing hardware devices. Our technology is unique, and we have not yet finalized the choice of solutions to support our mission. Several of these technologies are new or have never been tested in space, which is a harsh environment, and may cause technologies that are proven in their current applications to fail for purposes of our data collection efforts. A technology’s or component’s history on prior missions, or its space heritage, is key to assessing risk, and we will not have the benefit of any space heritage for many of the key subcomponents of our instrument that have never been tested in space. Based on lessons learned from ongoing scientific analysis, customer feedback, and the demonstration mission, we may consider and implement modifications to the weather radar payload, including introducing complementary sensing modalities (additional types of sensors) in addition to / in exchange of some of the radars planned in our nominal mission design. The technologies and components may eventually prove to be inadequate to support our data collection goals.
Our satellites have been designed for certain characteristics relating to lifespan, orbit, data collection, data transmission, and other operating functionality all of which are currently under development. We may fail to successfully design and construct hardware and associated systems with adequate quality and durability, which could impact our operational utility including forecasts and resulting revenue. We may be unable to complete the development of and validate this technology for scaled use through actual deployment and testing.
We cannot be sure that we will be able to control and maximize satellite orbit to harvest sufficient data and we may be unable to address malfunctions in our satellite hardware or software once in orbit. Accordingly, there may be an unanticipated reduction in the number of geophysical parameters measured, such that factors other than just precipitation would be missed. Moreover, validation of the collected data is critical to ensure suitability for use in weather models and integration with our proprietary algorithms and validation of data in-orbit
may take longer than planned.
These foregoing circumstances may prohibit or delay operations that would contribute to revenue generation. As such, we may not be able to fully realize our business model and our financial results and prospects would be materially adversely affected.
Failures in deployment of our satellites will adversely impact our operations and financial results.
Our satellites will contain complex technology and require highly sophisticated launch vehicles. With current technology, launch failures, explosions and other accidents on launch or during flight have occurred and will likely occur in the future. Such operations remain an inherently hazardous and risky activity. There can be no assurance that we will not experience operational or process failures and other problems, due to various factors including manufacturing or design defects, cyber-attacks, other intentional acts or acts of God, that could result in potential safety risks. We may experience a total loss of our satellites or it may never reach its intended orbit. Additionally, our hardware could sustain damage if there is an accident or failure at launch or during the journey into space, which could adversely impact our results of operations and financial condition. We may not have adequate insurance to cover the loss or damage to a satellite.
Furthermore, maintenance of a constellation of satellites once in space presents its own challenges. Overall data throughout may degrade if the orbits are not maintained properly, or if there is a partial loss of detection, signaling, or transmission capabilities in the satellites. This could cause disruption in our ability to offer our weather intelligence solutions and adverse perception of our weather intelligence solutions’ reliability and accuracy.
Our satellites, if successfully deployed, could fail to perform or perform at reduced levels of service because of technological malfunctions, satellite failures or deficiencies, other performance failures or events and decisions outside of our control, which would seriously harm our reputation, business, financial condition and results of operations.
Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions, or anomalies, that have occurred and may continue to occur in our satellites and/or associated radar payload. Assuming we are successful in developing, launching and operating satellites, exposure of our satellites to an unanticipated catastrophic event, such as a meteor shower, electrostatic storms a collision with space debris, actions by malicious actors, including cyber related, could reduce the performance of, or completely destroy, the affected satellite and/or constellation and subject us to liabilities for any damages caused to other spacecraft. In addition, satellites in low earth orbit have a limited life cycle and they could become compromised over their designated operational life span. Additionally, in certain instances, governments may discontinue for periods of time the access to or operation of a satellite for any particular area on the Earth and for various reasons may not permit transmission of certain data, whether from a satellite owned by the government or not.
It is possible that the actual commercial service lives of our satellites will be shorter than anticipated. In addition, any improvements in technology may make obsolete existing satellites or any component of existing satellites prior to the end of their lives. If our satellites and related equipment were to have shorter useful lives than we currently anticipate, this may lead to increased expenses from earlier than expected replacement satellites and/or declines in actual or planned revenues, which would have a material adverse effect on our business, financial condition, and results of operations.
Some of the principal satellite anomalies that may affect the actual commercial service lives of our satellites include:

•	Mechanical and electrical failures due to manufacturing error or defect, including:

•	mechanical failures that degrade the functionality of a satellite, such as the failure of solar array panel drive mechanisms, rate gyros, or momentum wheels;

•	ARENA radar failures

•	antenna failures and defects that degrade the communications capability of the satellite;

•	circuit failures that reduce the power output of the solar array panels on the satellites;

•	failure of the battery cells that power the payload and spacecraft operations during daily solar eclipse periods;

•	power system failures that result in a shutdown or loss of the satellite;

•	avionics system failures, including GPS, that degrade or cause loss of the satellite;

•	control system failures that degrade or cause the inoperability of the satellite;

•	transmitter or receiver failures that degrade or cause the inability of the satellite to communicate with our ground stations;

•	communications system failures that affect overall system capacity;

•	satellite computer or processor re-boots or failures that impair or cause the inoperability of the satellites; and

•	radio frequency interference emitted internally or externally from the spacecraft affecting the communication links.

•	Equipment degradation during the satellite’s lifetime, including:

•	degradation of the batteries’ ability to accept a full charge;

•	degradation of solar array panels due to radiation;

•	general degradation of the radar, antenna, and other components resulting from operating in the harsh space environment or other factors, such as from solar flares;

•	degradation or failure of reaction wheels;

•	degradation of the thermal control surfaces;

•	degradation and/or corruption of memory devices; and

•	system failures that degrade the ability to reposition the satellite.

•	Deficiencies of control or communications software, including:

•	failure of the charging algorithm that may damage the satellite’s batteries;

•	problems with the communications functions of the satellite;

•	limitations on the satellite’s digital signal processing capability that limit satellite communications capacity; and

•	problems with the fault control mechanisms embedded in the satellite.
Assuming we are successful in developing, launching and causing our satellites to be operational, it is likely we will experience anomalies in some of the categories described above. The effects of these anomalies include, but are not limited to, failure of the satellite, failure of the payload, degraded communications performance, reduced power available to the satellite in sunlight and/or eclipse, battery overcharging or undercharging and limitations on satellite communications capacity. Anomalies or malfunctions may render our satellites’ service insufficient to meet all of our customers’ needs or cause temporary or permanent service interruptions, and we may need to potentially blackout or reduce service to certain customers, which would adversely affect our relationships with our customers and result in loss of revenues. In addition, while certain software deficiencies may be corrected remotely, most, if not all, of the satellite anomalies or debris collision damage cannot be corrected once a satellite is placed in orbit. Even if we are successful in developing, launching and causing our satellites to be operational, any satellite anomalies in the future may result in monetary losses, delays, and impairment of services, all of which may adversely affect our business, financial condition, and results of operations.
We rely on third parties to control other key inputs for satellite deployment like development, manufacture, and operations, and any disruption in the operation of these facilities could adversely affect our business.
We partner with third parties with the necessary experience to design technologies and manufacture components that will be effective for our solution, but third parties may not be available due to the cost and time constraint and novelty of our mission. We may fail to implement third-party technology or components effectively. We have experienced, and may continue to experience delays, and our technology may not be operational. We cannot be sure that the third parties we contract with to supply these technologies or components will deliver technologies or components that are optimized for our purposes or effective at all for our purposes. These risks could force us to halt our planned operations or continued expansion of those planned operations. It could have a material adverse effect upon our business, results of operations and financial condition and could cause us to lose any opportunity to gain market share in our industry.
We procure services from third parties that we believe are capable of providing key inputs for the operation of our satellite program. These third parties may be unable to effectively provide the services for which they are contracted, or those providers may not be able to properly integrate with those of other providers. The third-party owners and operators of these current and future facilities do not guarantee that our satellite launches will be successful or that our customers’ access to our weather intelligence solutions will be uninterrupted, error-free, or secure.
Additionally, there are a limited number of entities that provide inputs to support our satellite deployment. As we continue to expand our operations, they may not be able to scale their production to accommodate our increased demand, which may impede our ability to grow our business and scale our operations. We will rely on third parties to launch our satellite constellation into orbit. Launch capacity is limited and the regulatory and licensing requirements are extensive. Currently there are only a handful of companies who offer launch services, and if this sector of the space industry does not grow, is at risk of or goes out of business, or there is consolidation among these companies, we may not be able to secure space on a launch vehicle or such space may be more costly. Earlier launch dates may not be available, and if available, may be more expensive. Any delay or disruption could significantly impact our timeline as rescheduling may not be available, and delays in launch timing could prevent us from securing space in our preferred orbits. If our third-party agreements are terminated, if there is a delay in service or damage to satellite hardware, or if for any reason or if their services are disrupted, we could experience disruption in our ability to offer our weather intelligence solutions, causing adverse perception of our solutions’ reliability. Further, in the event that a launch is delayed, our ability to add functionality and value to our solution on our planned timeline may be impacted. Specifically, these circumstances could hinder the development and information gathering we hope to accumulate with each launch, which could require us to continue to rely on current data collection, potentially leading to extra cycles and costs with respect to research and development. We may be required to retain the services of replacement providers, which may or may not be available and could cause interruptions in access to our solutions as well as delays and additional expense, and harm our business and reputation.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2020, we had approximately $56 million of U.S. federal and approximately $61 million of state net operating loss carryforwards available to reduce future taxable income. Federal net operating losses incurred before December 31, 2017, may be carried forward for 20 years. Due to the Tax Cuts and Jobs Act, for tax years beginning after December 31, 2017, net operating losses may be carried forward indefinitely but may only offset up to 80% of taxable income in a given year. State net operating losses expire during various years through 2037. Of the federal net operating losses totaling $56 million, $2 million will expire on 2036-2037, with the remaining net operating losses carried forward indefinitely. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net
operating loss carryforwards and
other pre-change attributes,
such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders”
that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Company experienced an “ownership change”, as defined in IRC section 382, on November 15, 2017 and October 29, 2020. These changes in ownership subject the Company to the general limitations imposed by section 382. We have not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code.
If we are unable to obtain or maintain approvals, licenses or certifications from regulatory authorities it will negatively impact our business.
Our current and planned business activities, including satellite launch and use of frequencies and ground communications stations, are subject to regulatory oversight. We need to undergo review by, and obtain licenses, permits, registration from various regulatory bodies, including the Federal Communications Commission, the International Telecommunications Union, Department of Defense, and the National Oceanic and Atmospheric Administration. We have not obtained licenses or otherwise complied with such regulatory requirements and lack experience working with such regulatory authorities. Any delay or failure to clear regulatory hurdles will hold back our space operations and introduce risks to our plan.
We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.
Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which include the Export Administration Regulations (“
EAR
”), the International Traffic in Arms Regulations (“
ITAR
”), and economic and trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Similar laws that impact our business exist in other jurisdictions. These U.S. and foreign trade controls may prohibit, restrict, or regulate our ability to, directly or indirectly, export (including deemed exports), reexport (including deemed reexports), or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, governments, entities, or individuals, and for certain end-uses.
If we are found to be in violation of these laws and regulations, it could result in civil and/or criminal monetary and non-monetary
penalties, such as fines, loss of export or import privileges, federal contracting debarment, and reputational harm.
Pursuant to these trade control laws and regulations, we are required, among other things, to (i) maintain a registration under the ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, technical data, and technology, and (iii) obtain licenses or fulfill the requirements of other forms of U.S. government authorization to engage in our operations. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. Changes in U.S. and foreign trade control laws and regulations, including reclassifications of our products or technologies, may restrict our operations. Complying with export control and sanctions laws may be time consuming and may result in the delay or loss of sales opportunities. The inability to secure and maintain necessary licenses or other authorizations could negatively impact our ability to compete successfully or to operate our business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations.
Future investments in the combined company may be subject to U.S. enforcement under foreign investment regulations.
Under the “Exon-Florio Amendment” to the U.S. Defense Production Act of 1950, as amended (the “
DPA
”), the U.S. President has the power to disrupt or block certain foreign investments in U.S. businesses if he determines that such a transaction threatens U.S. national security. The Committee on Foreign Investment in the United States (“
CFIUS
”) has been delegated the authority to conduct national security reviews of certain foreign investments. CFIUS may impose mitigation conditions to grant clearance of a transaction.
The Foreign Investment Risk Review Modernization Act (“
FIRRMA
”), enacted in 2018, amended the DPA to, among other things, expand CFIUS’s jurisdiction beyond acquisitions of control of U.S. businesses. Under FIRRMA, CFIUS also has jurisdiction over certain foreign non-controlling
investments in U.S. businesses that have involvement with critical technology or critical infrastructure, or that collect and/or maintain sensitive personal data of U.S. citizens (“
TID U.S. Businesses
”), if the foreign investor receives specified triggering rights in connection with its investment. We are a TID U.S. Business because we develop and design technologies that would be considered critical technologies. Certain foreign investments in TID U.S. Businesses are subject to mandatory filing with CFIUS. The potential restrictions on the ability of foreign persons to invest in us could limit our ability to engage in strategic transactions that could benefit our stockholders, including a change of control, and could also affect the price that an investor may be willing to pay for our common stock. As a general matter, such scrutiny and concomitant delays and conditions could make investment in us less attractive to certain investors.
Failure to comply with government immigration regulations and adverse changes in such regulations may materially affect our workforce and limit our supply of qualified professionals or increase our cost of securing necessary workers.
Our success and future growth depend upon the continued services of our team and other key employees. Our founders, Shimon Elkabetz, Rei Goffer and Itai Zlotnik, are critical to our overall strategic direction, our culture, and the development of key products, partnerships and relationships. Our founders are citizens of Israel and permanent residents of the United States. Any change in the U.S. immigration regulation that adversely impact their immigration status, or the loss of immigration status by any of our founders, one or more members of our senior management, or other key employees for any other reason, could harm our business and we may not be able to find adequate replacements. In those circumstances, we may have to seek special licenses for their access to certain sensitive information.
We recruit professionals on a global basis and must comply with the immigration laws in the countries in which we operate, including the U.S. Should we wish to pursue them, statutory law limits the number of new
H1-B
temporary work permit petitions that may be approved in a fiscal year. Furthermore, there is a possibility that the current U.S. immigration visa program may be significantly overhauled, and the number of
H1-B
visas available, as well as the process to obtain them, may be subject to significant change. Any resulting changes to this visa program could impact our ability to recruit, hire and retain qualified skilled personnel. If we are unable to obtain work visas in sufficient quantities or at a sufficient rate for a significant period of time, our business, operating results and financial condition could be adversely affected.
We may fail to comply with other laws and regulations to which our business is subject.
Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, privacy, cybersecurity and data protection laws, anti-bribery laws, import and export controls, federal securities laws and tax laws and regulations. In certain foreign jurisdictions, these regulatory requirements may be more stringent than those in the United States. These laws and regulations are subject to change over time, and we must continue to monitor and dedicate resources to ensure continued compliance.
Non-compliance
with applicable regulations or requirements could subject us to litigation, investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.
Our sales to government entities are subject to a number of challenges, requirements and risks.
We sell our solutions to U.S. federal, state and local, and foreign governmental agency customers, including the U.S. Air Force (“
USAF
”) and the National Aeronautics and Space Administration (“
NASA
”), and we may increase sales to existing and additional government entities in the future. Sales to government entities are subject to a number of challenges, requirements and risks. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale. Contracts and subcontracts with government agency customers are subject to procurement laws and regulations relating to the award, administration, and performance of those contracts. For example, we have secured some professional services contracts with federal agencies under the Small Business Innovation Research program, or SBIR, but we may in the future lose our SBIR designation and will no longer be eligible for these programs. We do not have cost systems and controls that are frequently required for federal contracts, and as such we may not be able to compete for many of these contracts and the investment required to execute the programs. Government demand and payment for our solutions are affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solutions. We may be subject to audit or investigations relating to our sales to government entities, and any violations could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refunds of fees received, forfeiture of profits, suspension of payments, fines, and suspension or debarment from future government business including business with governmental agencies across the country involved. Government entities may have statutory, contractual or other legal rights to terminate contracts with us for convenience or due to a default. Government entities may also make claims to jointly developed intellectual property that limits our ability to commercialize new and existing developments, impose special disclosure and accounting requirements on us, impose requirements to comply with various socioeconomic policies that may subject us to a range of claims, and procure alternate services at our expense in the event of default. Any of these risks relating to our sales to governmental entities could adversely impact our future sales and operating results.
We may be unable to administer ongoing government contracts or subcontracts in full compliance with applicable regulations. Such contracts could conflict with other company efforts or contracts, including as arising from the U.S. government’s prioritization of certain national defense-related contracts through the Defense Priorities and Allocations System.
Our international operations and planned expansion create increased economic risks, the potential for adverse tax consequences, cross-cultural and political obstacles, and other legal compliance and business risks.
The global nature of our business creates various domestic and local regulatory challenges. The Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act and similar anti-bribery laws in other jurisdictions generally prohibit U.S.-based companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business to
non-U.S.
officials (which is broadly defined), or in the case of the U.K. Bribery Act, to any person. In addition, U.S.-based companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. We operate in areas that historically have experienced higher levels of corruption by government officials and, in certain circumstances, compliance with anti-bribery laws may conflict with local customs and practices. Changes in applicable laws could result in increased regulatory requirements and compliance costs that could adversely affect our business, financial condition and operating results. Although we take steps to ensure compliance, we cannot guarantee that our employees, resellers, agents, or other intermediaries will not engage in prohibited conduct that could render us responsible under the FCPA, the U.K. Bribery Act, or other similar laws or regulations in the jurisdictions in which we operate. If we are found to be in violation of these anti-bribery laws (either due to acts or inadvertence of our employees, or due to the acts or inadvertence of others), we could suffer criminal or civil penalties or other sanctions, which could have a material adverse effect on our business.
As a multinational corporation, we are subject to income taxes as well as non-income-based
taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the United States and various foreign jurisdictions. Our domestic and international tax liabilities are subject to the allocation of revenues and expenses in different jurisdictions and the timing of recognizing revenues and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we file and changes to tax laws. From time to time, we are subject to income and non-income
tax audits. While we believe we have complied with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, there could be a material adverse effect on our business, operating results, and financial condition.
Our future effective tax rate may be affected by such factors as changes in tax laws, regulations, or rates, changing interpretation of existing laws or regulations, the impact of accounting for share-based compensation, the impact of accounting for business combinations, changes in our international organization, and changes in overall levels of income before tax. In addition, in the ordinary course of our global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. We cannot ensure that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.
Our business may not be sufficiently insured against natural disasters, public health crises, political crises or other unexpected events that may have an impact on the Company.
We may not be able to obtain or maintain adequate insurance to cover the various risks we are facing. Natural disasters and other adverse weather and climate conditions, public health crises, political crises, terrorist attacks, cyberattack, war and other political instability, rogue behavior in space including missiles or explosives that could directly or through resulting fallout endanger our satellites, or other unexpected events could disrupt our operations, delaying launch of our satellites, damage our system or prevent short- or long-term access to our platform and data. We may incur losses defending potential legal and governmental proceedings. Many of our contracts allow for uncapped liability and indemnification. There may be certain types of losses that we do not insure against because they are either uninsurable or not insurable on commercially reasonable terms. Should an uninsured event or a loss in excess of our insured limits occur, or if any of our insurance providers becomes insolvent, we would need to bear the costs.
Our key business measures are likely to fluctuate quarterly, seasonally, and/or based on recognition of revenue over the life of a contract.
Our results of operations may fluctuate, in part, because of the resource-intensive nature of our sales efforts, the length and variability of the sales cycle for our platform and the difficulty in making short-term adjustments to our operating expenses. Many of our customers are large enterprises or governments, whose purchasing decisions, budget cycles and constraints and evaluation processes are unpredictable and outside of our control. The length of our sales cycle, from initial evaluation to payment for our subscriptions can range from several months to over a year and can vary substantially from customer to customer. Our sales efforts involve significant investment of resources in field sales, partner development, marketing and educating our customers about the use, technical capabilities and benefits of our platform and services. Customers often undertake a prolonged evaluation process, which could involve not only our platform but also those of other companies or the consideration of internally developed alternatives including those using publicly available weather data. Some of our customers initially deploy our platform on a limited basis, with no guarantee that they will deploy our platform widely enough across their organization to justify our substantial pre-sales
investment. As a result, it is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers. Large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. If our sales cycle lengthens or our substantial upfront investments do not result in sufficient revenue to justify our investments, our operating results could be adversely affected.
If expectations for our business turn out to be inaccurate, our revenue growth may be adversely affected over time, and we may not be able to adjust our cost structure on a timely basis and our cash flows and results of operations may suffer.
The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Tomorrow.io’s future results.
This proxy statement/prospectus contains projections and forecasts prepared by Tomorrow.io. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Tomorrow.io and PTAC and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Tomorrow.io’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: significant domestic and international competition, increased use of competitive products, failure of our satellite program, lower than projected demand from countries and regions currently underserved by weather data, impact of
COVID-19
pandemic on our operation and our customers, the deterioration of the financial position of our key customers, currency fluctuations, unexpected software failures and other business interruptions, successful management and retention of key personnel, unexpected expenses, lower than expected proceeds from the PIPE Investment and Trust Account and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “
Unaudited Pro Forma Condensed Combined Financial Information
” for more information.
Our existing intellectual property may be insufficient to support our growth plans.
Our growth plan includes new offerings. Our existing intellectual property portfolio may be inadequate to support our planned growth. Those demands on our intellectual property portfolio may also materially adversely affect our ability to manage and commercialize our existing products. If we cannot proactively identify the gaps between our intellectual property portfolio and the technology requirements of our existing and planned product offerings, invest in in-house
research and development, and acquire or license necessary intellectual property from third-parties, we may be unable to respond quickly enough to the changing demands that our growth will impose on our intellectual property portfolio, which could harm our business, financial condition and results of operations.
We may fail to protect our intellectual property rights in government or other contracts or in other respects.
The success of our business depends on our ability to protect and enforce our intellectual property and proprietary rights, including our rights in patents and patentable inventions, trademarks, works of authorship, and trade secrets, know-how
and other confidential information, throughout the world. We attempt to protect our intellectual property under applicable laws, and through a combination of administrative, technical, and physical security measures, contractual provisions and other methods, all of which offer only limited protection and may prove to be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use or disclosure. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create products and services that compete with ours or otherwise harm our business. Some license provisions protecting against unauthorized use, copying, transfer, reverse engineering, and disclosure of our technology may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States. In expanding our international activities, our exposure to unauthorized copying and use of our technology and proprietary information may increase.
As of December 31, 2021, we had six issued U.S. patents, nine pending U.S. patents and three International pending patents. Generally, U.S. patents issue for fixed terms and cannot be renewed. Utility patents have a term of 20 years from their earliest effective date. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may choose not to seek patent protection for certain inventions and may choose not to pursue patent protection in certain jurisdictions. Furthermore, it is possible that our patent applications may not result in issued patents, that the scope of the claims in our issued patents will be insufficient or not have the coverage originally sought, that our issued patents will not provide us with any or the desired competitive advantages, and that our issued patents and other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. In addition, issuance of a patent does not guarantee that we have an absolute right to practice our patented technology, or that we have the right to exclude others from practicing our patented technology. As a result, we may not be able to obtain adequate patent protection or to enforce our issued patents effectively.
In addition to patented technology, we rely on our unpatented proprietary technology and trade secrets. Despite our efforts to protect our proprietary technology and trade secrets, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. The contractual provisions that we enter into with employees, consultants, partners, vendors and customers may not prevent unauthorized use or disclosure of our proprietary technology or trade secrets and may not provide an adequate remedy in the event of unauthorized use or disclosure of our proprietary technology or trade secrets.
Moreover, policing unauthorized use of our technologies, solutions and intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. We may be unable to determine the extent of any unauthorized use or infringement of our solutions, technologies or intellectual property rights.
From time to time, legal action may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against allegations of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results, financial condition and cash flows. If we are unable to protect or enforce our intellectual property rights, our business, operating results and financial condition will be harmed.
Our use of “open source” software could adversely affect our ability to offer our products and services and subject us to possible litigation.
We use open-source software in connection with our SaaS platform. Companies that incorporate open-source software into their technologies have, from time to time, faced claims challenging the use of open-source software and/or compliance with open-source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open-source software or claiming noncompliance with open-source licensing terms. Some open-source software licenses require users who distribute software containing open-source software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open-source code, which could include valuable proprietary code of the user, on unfavorable terms or at no cost. While we try to ensure that no open-source software is used in a manner that would require us to disclose our internally developed source code, including that of our SaaS platform, or that would otherwise breach the terms of an open-source license agreement, such use could inadvertently occur, in part because of the volume of open-source software that we use and the ambiguity of license terms. In addition to risks related to license requirements, use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source software licensors generally do not provide warranties or controls on the origin of software which, thus, may contain security vulnerabilities or infringing or broken code. Any requirement to publicly disclose our internally developed source code or pay damages for breach of contract could have an adverse effect on our business, financial condition and results of operations and could help our competitors develop services that are similar to or better than ours.
We may receive claims that we are violating the intellectual property rights of others.
Third parties may claim that our platform and product infringe their intellectual property rights, and such claims may result in legal claims against us and our technology partners and customers. These claims may damage our brand and reputation and create liability for us. We expect the number of such claims to increase as the functionality of our platform overlaps with that of other products and services, as our brand becomes more prominent for weather intelligence and climate security, and as the volume of issued patents and patent applications continues to increase.
Companies in the software and technology industries own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, patent holding companies,
non-practicing
entities, and other adverse patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us. We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we may face a higher risk of being the subject of intellectual property infringement claims.
We may also face exposure to third-party intellectual property infringement, misappropriation, or violation actions if we engage software engineers or other personnel who were previously engaged by competitors or other third parties and those personnel inadvertently or deliberately incorporate proprietary technology of third parties into our products. In addition, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to develop, market and support potential products or enhancements, which could severely harm our business. Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in us having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our cost of goods sold and reduce our margins. Alternatively, we could be required to develop alternative non-infringing
technology, which could require significant time, effort, and expense, and may affect the performance or features of our platform or any of our other products. If we cannot license or develop alternative non-infringing
substitutes for any infringing technology used in any aspect of our business, we would be forced to limit the functionality of our platform. Any of these results would adversely affect our business, operating results and financial condition.
Comprehensive U.S. tax reform legislation could adversely affect our business and financial condition.
The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service, or IRS, and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many changes have been made and changes are likely to continue to occur in the future.
Additional changes to U.S. federal income tax law are currently being contemplated, and future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be enacted, promulgated or issued under existing or new tax laws, which could result in an increase in our or our stockholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.
We may face exposure to foreign currency exchange rate fluctuations.
We have transacted in foreign currencies and expect to transact in foreign currencies in the future. In addition, our international subsidiaries maintain assets and liabilities that are denominated in currencies other than the functional operating currencies of these entities. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar will affect our revenue and operating results due to transactional and translational remeasurement that is reflected in our earnings. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our common stock could be adversely affected. We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, if we use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates, such use may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.
The
COVID-19
pandemic could continue to negatively affect many aspects of our business.
Beginning in late 2019 and early 2020, a novel strain of coronavirus (“
COVID-19
”) emerged and caused a global pandemic. Any outbreak of contagious diseases or other adverse public health developments, including new strains or variants of
COVID-19
could have a material adverse effect on our business operations. These impacts to our operations have included and may again in the future include pay cuts, termination of business and employment relationships, disruptions or restrictions on the ability of our employees’ and customers’ to travel or our ability to pursue collaborations and other business transactions, travel to customers and/or conduct live demonstrations of our products, or oversee the activities of our third-party manufacturers and suppliers. Additionally, some of our key verticals have suffered from the pandemic more than others, such as aviation and sports. This resulted in slower-than expected sales growth in 2020, which could recur. Working from home also made it more challenging to maintain our culture. We may also be impacted by the temporary closure of the facilities of suppliers, manufacturers or customers.
In an effort to halt the outbreak of
COVID-19,
a number of countries have placed significant restrictions on travel and many businesses have announced extended closures. These travel restrictions and business closures have and may in the future adversely impact our operations locally and worldwide, including our ability to develop, market, sell or distribute our products. Such restrictions and closure have caused or may cause temporary closures of the facilities of our suppliers, manufacturers or customers. Additional disruption in the operations of our employees, suppliers, customers, manufacturers or access to customers would likely impact our sales and operating results. We are continuing to monitor and assess the effects of the
COVID-19
pandemic on our commercial operations; however, we cannot at this time accurately predict what effects these conditions will ultimately have on our operations due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak and speed of vaccinations, the emergence of new variants, and the length of the travel restrictions and business closures imposed by the governments of impacted countries. Although we now have in place processes that better lend themselves to a remote workforce, we cannot ensure that we will be able to continue to recruit, or maintain or bolster internal or external relationships, in an effective manner. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products and likely impact our operating results.
We may experience security or cybersecurity breaches or unauthorized access to our data resulting in disruption or loss to our platform, services and data.
Security incidents have become more prevalent across industries and may occur on our systems, or on the systems of third parties we use to host our SaaS solutions that we use in the operation of our business, or on those third-party hosting platforms on which our customers’ host their systems. These security incidents may be caused by or result in but are not limited to security breaches, computer malware or malicious software, ransomware, computer hacking, denial of service attacks, security system control failures in our own systems or from vendors we or our customers use, email phishing, software vulnerabilities, social engineering, sabotage, drive-by
downloads and the malfeasance of our own or our customers’ employees. Any security breach could potentially affect a significant amount of our customers. The consequences of a security incident may be more severe if customers have chosen to configure our platform to collect and store, or otherwise provide us with, confidential, personal, sensitive or proprietary information. Such security incidents, whether intentional or otherwise, may result from actions of employees, hackers, criminals, nation states, vendors, contractors, customers or other threat actors. Although we have taken significant measures to detect, effectively remediate and prevent future phishing and other attacks and security threats, we cannot be certain that our efforts will be effective to prevent and remediate all attacks and security threats.
Cyber incidents have been increasing in sophistication and frequency and can include employees or third parties gaining access to employee or customer data using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks, ransomware, card skimming code, and other deliberate attacks and attempts to gain unauthorized access. As a result, unauthorized access to, security breaches of, or denial-of-service
attacks against our platform could result in the unauthorized access to or use of, and/or loss of, such data, as well as loss of intellectual property, customer data, employee data, trade secrets, or other confidential or proprietary information.
We and certain of our service providers have experienced and may in the future experience disruptions, outages and other performance problems on our internal systems due to service attacks, unauthorized access or other security related incidents. Any security breach or loss of system control caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss, modification or corruption of data, software, hardware or other computer equipment and the inadvertent transmission of computer malware could harm our business, operating results and financial condition, and expose us to claims arising from loss or unauthorized disclosure of confidential or personal information or data and the related breach of our contracts with customers or others, or of privacy or data security laws. If an actual or perceived security incident occurs, the market perception of the effectiveness of our security controls could be harmed, our brand and reputation could be damaged, we could lose customers, and we could suffer financial exposure due to such events or in connection with remediation efforts, investigation costs, regulatory fines including fines assessed under the European General Data Protection Regulation, or GDPR, or other privacy laws, private lawsuits and changed security control, system architecture and system protection measures.
We may in the future experience disruptions, outages and other performance problems on our platform due to service attacks, unauthorized access or other security related incidents. Any security breach or loss of system control caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss, modification or corruption of data, software, hardware or other computer equipment and the inadvertent transmission of computer malware could disrupt the services that we provide to our customers, harm our customers’ business, operating results and financial condition, and expose us to claims from our customers for the damages that result, which could include, without limitation, claims arising from loss or unauthorized access, acquisition or disclosure of confidential or personal information or data and the related breach of privacy or data security laws. If an actual or perceived security incident occurs, the market perception of the effectiveness of our security controls could be harmed, our brand and reputation could be damaged, we could lose customers, and we could suffer financial exposure due to such events or in connection with remediation efforts, investigation costs, regulatory fines including fines assessed under GDPR or other privacy laws, private lawsuits and changed security control, system architecture and system protection measures.
We may need to bolster administrative, technical, and physical security measures, as well as policies and procedures to contractually require third parties to whom we transfer data to implement and maintain appropriate security measures. We may not employ adequate methods at different layers of our systems to defend against intrusion and attack and to protect our data. In particular, we may need to enhance our current security protocols, in order to service certain highly-regulated U.S. federal clients. In addition, because the techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until they are launched against or even penetrate a target, we may be unable to anticipate these techniques or to implement adequate preventative measures that will be sufficient to counter all current and emerging technology threats. We may therefore experience security breaches that may remain undetected for extended periods of time. A vendor breach could spread to our own systems or affect our operations or financial systems in material ways we cannot yet anticipate.

Because data security is a critical competitive factor among technology companies, we make statements in our privacy policies and in our marketing materials, describing the security of our platform, including descriptions of certain security measures we employ, or security features embedded within our products, or otherwise protective of our platform. Should any of these statements be untrue, become untrue, or be perceived to be untrue, even if through circumstances beyond our reasonable control, or if any of these security measures or features prove to be ineffective or are perceived to be ineffective, we may face claims, including claims of unfair or deceptive trade practices or breach of regulations including GDPR, brought by the U.S. Federal Trade Commission, state, local or foreign regulators (e.g., a European Union-based data protection authority) or private litigants.
If any unauthorized access to our systems or data, security breach, or significant denial-of-service
attack occurs or is believed to have occurred, our reputation and brand could be damaged, we could be required to expend significant capital and other resources to alleviate problems caused by such actual or perceived breaches or attacks and remediate our systems, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability, some or all of which may not be covered by insurance, and our ability to operate our business may be impaired. We have in the past experienced, and may in the future experience, data security incidents affecting personal information, as well as denial-of-service
attacks against our platform.
Any actual or perceived failure by us to comply with stringent and evolving privacy laws or regulatory requirements in one or multiple jurisdictions, privacy and information security policies and contractual obligations could adversely impact our business.
We are subject to federal, state, and international laws, regulations and standards relating to the collection, use, disclosure, retention, security, transfer and other processing of personal data. The legal and regulatory framework for privacy, data protection and security issues worldwide is rapidly evolving and as a result implementation standards, potential fines, enforcement practices and litigation risks are likely to remain uncertain for the foreseeable future. In addition, our contracts with customers may include specific obligations regarding the protection of confidentiality and the permitted uses of personally identifiable and other proprietary information.
Internationally, jurisdictions in which we operate have established their own privacy, data protection and/or data security legal framework with which we or our customers must comply, including but not limited to the European Union. In the EU, data protection laws are stringent and continue to evolve, resulting in possible significant operational costs for internal compliance and risk to our business. The EU has adopted the GDPR, which became effective and enforceable across all then-current member states of the EU on May 25, 2018 and contains numerous requirements and changes from prior EU law, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Specifically, the GDPR introduced numerous privacy-related changes for companies operating in the EU, including heightened notice and consent requirements, greater rights of data subjects (e.g., the “right to be forgotten”), increased data portability for EU consumers, additional data breach notification and data security requirements, requirements for engaging third-party processors, and increased fines. In particular, under the GDPR, fines of up to 20 million euros or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements, such as failure to accurately maintain required documentation as a data processor or controller under Article 30 and other provisions of the GDPR. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages. The GDPR applies to any company established in the EU as well as any company outside the EU that processes personal data in connection with the offering of goods or services to individuals in the EU or the monitoring of their behavior. Moreover, the GDPR requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information. Following the U.K.’s withdrawal from the EU on January 31, 2020, and the end of the transitional arrangements agreed between the U.K. and EU as of January 1, 2021, the GDPR has been incorporated into U.K. domestic law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (‘U.K. GDPR’). U.K.-based organizations doing business in the EU will need to continue to comply with the EU GDPR. Further, there is uncertainty with regard to how data transfers to and from the U.K. will be regulated.
In addition to the GDPR, the EU also is considering another draft data protection regulation. The proposed regulation, known as the Regulation on Privacy and Electronic Communications, or ePrivacy Regulation, would replace the current ePrivacy Directive. Originally planned to be adopted and implemented at the same time as the GDPR, the ePrivacy Regulation has been delayed but could be enacted sometime in the relatively near future. While the new regulation contains protections for those using communications services (for example, protections against online tracking technologies), the potential timing of its enactment significantly later than the GDPR means that additional time and effort may need to be spent addressing differences between the ePrivacy Regulation and the GDPR. New rules related to the ePrivacy Regulation are likely to include enhanced consent requirements in order to use communications content and communications metadata, as well as obligations and restrictions on the processing of data from an end-user’s
terminal equipment, which may negatively impact our product offerings and our relationships with our customers.
Preparing for and complying with the evolving application of the GDPR and the ePrivacy Regulation (if and when it becomes effective) has required and will continue to require us to incur substantial operational costs and may require us to change our business practices. Despite any efforts to bring practices into compliance with the GDPR and before the effective date of the ePrivacy Regulation, we may not be successful either due to internal or external factors such as resource allocation limitations.
Non-compliance
could result in proceedings, fines or penalties against us by governmental entities, customers, data subjects, consumer associations or others.
Additionally, the GDPR imposes strict rules on the transfer of personal data outside of the EU to countries that do not ensure an adequate level of protection, like the U.S.
(so-called
“third countries”). These transfers are prohibited unless an appropriate safeguard specified by the GDPR is implemented, such as the Standard Contractual Clauses (SCCs) approved by the European Commission or binding corporate rules, or a derogation applies. The Court of Justice of the European Union (the “
CJEU
”) recently deemed that transfers made pursuant to the EU SCCs and other alternative transfer mechanisms, including binding corporate rules, need to be analyzed on a case-by-case
basis to ensure EU standards of data protection are met in the jurisdiction where the data importer is based, and there continue to be concerns about whether these transfer mechanisms will face additional challenges. European regulators have issued recent guidance following the CJEU case that imposes significant new diligence requirements on transferring data outside the EU, including under an approved transfer mechanism. This guidance requires an “essential equivalency” assessment of the laws of the destination country transferred. If essentially equivalent protections are not available in the destination country, the exporting entity must then assess if supplemental measures can be put in place that, in combination with the chosen transfer mechanism, would address the deficiency in the laws and ensure that essentially equivalent protection can be given to the data. While we may have taken steps to mitigate the impact on us with respect to transfers of data, the validity of these transfer mechanisms remains uncertain. Complying with this guidance as it exists today and evolves will be expensive and time consuming and may ultimately limit certain aspects of our business, which would cause significant business disruption for ourselves and our customers and potentially require the changes in the way our products are configured, hosted and supported.
In the U.S., California enacted the California Consumer Privacy Act (“
CCPA
”), on June 28, 2018, which became effective on January 1, 2020. The CCPA gives California residents rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., which could increase our potential liability and adversely affect our business.

Additionally, a new California ballot initiative, the California Privacy Rights Act, or “CPRA,” was passed in November 2020. Effective starting on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The effects of the CCPA and the CPRA are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.
Certain other state laws impose similar privacy obligations, and we also anticipate that more states to may enact legislation similar to the CCPA, which provides consumers with new privacy rights and increases the privacy and security obligations of entities handling certain personal information of such consumers. The CCPA has prompted a number of proposals for new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. Virginia has recently passed its own data protection law, the Consumer Data Protection Act, which will go into effect on January 1, 2023, at the same time as the CPRA. The Virginia Consumer Data Protection Act is similar to the CCPA with respect to its requirements and provides for civil penalties; however, there is no private right of action.
The regulatory framework governing the collection, processing, storage, use and sharing of certain information, particularly financial and other personal information, is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our services and platform capabilities. Any failure or perceived failure by us, or any third parties with which we do business, to comply with our posted privacy policies, changing consumer expectations, evolving laws, rules and regulations, industry standards, or contractual obligations to which we or such third parties are or may become subject, may result in actions or other claims against us by governmental entities or private actors, the expenditure of substantial costs, time and other resources or the incurrence of significant fines, penalties or other liabilities. In addition, any such action, particularly to the extent we were found to be guilty of violations or otherwise liable for damages, would damage our reputation and adversely affect our business, financial condition and results of operations.
We cannot yet fully determine the impact these or future laws, rules, regulations and industry standards may have on our business or operations. Any such laws, rules, regulations and industry standards may be inconsistent among different jurisdictions, subject to differing interpretations or may conflict with our current or future practices. Additionally, our customers and vendors may be subject to differing privacy laws, rules and legislation, which may mean that they require us to be bound by varying contractual requirements applicable to certain other jurisdictions. Adherence to such contractual requirements may impact our collection, use, processing, storage, sharing and disclosure of various types of information including financial information and other personal information, and may mean we become bound by, or voluntarily comply with, self-regulatory or other industry standards relating to these matters that may further change as laws, rules and regulations evolve. Complying with these requirements and changing our policies and practices may be onerous and costly, and we may not be able to respond quickly or effectively to regulatory, legislative and other developments. These changes may in turn impair our ability to offer our existing or planned features, products and services and/or increase our cost of doing business. As we expand our customer base, these requirements may vary from customer to customer, further increasing the cost of compliance and doing business.
Although we endeavor to comply with our policies or documentation, or applicable law, regarding the collection, processing, use and disclosure of data, we may at times fail to do so or be alleged to have failed to do so. Any failure or perceived failure by us to comply with our privacy policies or any applicable privacy, security or data protection, information security or consumer-protection related laws, regulations, orders or industry standards could expose us to costly litigation, significant awards, fines or judgments, civil and/or criminal penalties or negative publicity, and could materially and adversely affect our business, financial condition and results of operations. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices, which could, individually or in the aggregate, materially and adversely affect our business, financial condition and results of operations.
We may become involved in litigation that may materially adversely affect our business due to loss of management focus on business, litigations costs and payment of damages.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Due to the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.
Our association with TomorrowNow.org, a
non-profit
organization we founded, could present regulatory and reputational risks.
Because of our strong belief in climate security in all corners around the globe, we founded TomorrowNow.org, a 501c(3)
non-profit
organization. TomorrowNow.org aims to bring climate science to areas that are most vulnerable to weather conditions and that can least afford to invest in tools to manage its sometimes devastating effects. To maintain its non-profit
status, TomorrowNow.org must ensure that it is not benefiting for-profit
entities. Any arrangements between TomorrowNow.org and us must be documented and at arms’ length. Our current support of TomorrowNow.org may not comply with the applicable regulations, and any work on the part of TomorrowNow.org that improperly bestows a benefit on us or that appears to do so, could adversely impact our reputation and business.
Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt our business.
The occurrence of one or more natural disasters such as tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, epidemic outbreaks, terrorist attacks or disruptive political events in certain regions where our facilities are located, or where our third-party contractors’ and suppliers’ facilities are located, could adversely affect our business, financial condition and results of operations. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability of our planned satellite launch to be carried out as planned, resulting in additional expense to reschedule such service. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our satellites, may impact our operations by, among other things, causing third-party service disruptions, the closure of any of their facilities or our facilities, and increases in prices, which could adversely affect our costs. These events also could cause or act to prolong an economic recession in the U.S. or abroad. In addition, the disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could adversely impact our commercial operations. See also “
—The Company’s business may not be sufficiently insured against natural disasters, public health crises, political crises or other unexpected events that impact the Company
.”

As a private company, we were not required to document and test our internal controls over financial reporting or comply with stock exchange listing requirements, nor was our management required to certify the effectiveness of our internal controls and our auditor was not required to opine on the effectiveness of our internal control over financial reporting.
As a private company, we were not required to document and test our internal controls over financial reporting or comply with stock exchange listing requirements, nor was our management required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal control over financial reporting. We did not have the necessary business processes and related internal controls, or the appropriate resources or level of experience and technical expertise, that would be required to oversee financial reporting processes or to address the accounting and financial reporting requirements.
As a result of being a public company we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. We may be unable to complete our evaluation testing and any required remediation on a timely basis or at all. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance and could also make it more difficult for us to attract and retain qualified members of our Board as compared to when we were a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We may need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
Our management team has limited experience managing a public company.
Our management team, including our executive officers, has limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is likely that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Acquisitions of companies or technologies and other corporate transactions could divert our management’s attention, result in dilution to our equity holders, disrupt our operations, and fail to deliver promised integrations and efficiencies.
We may execute strategic acquisitions, business combinations and other corporate transaction to grow our business, a strategy that involves many risks. We may not be successful in negotiating the terms or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or architecture, regulatory compliance practices, revenue recognition or other accounting practices, tax liabilities, privacy or cybersecurity issues or employee or customer issues. There is no certainty that we will be able to successfully launch new products, integrate the services, products and personnel of any acquired business into our operations. In April of 2021, we acquired Remote Sensing Solutions, Inc., or RSS, a company that develops radar systems, to leverage its background intellectual property and the talent of its personnel for our own satellite constellation development and to make its radar systems an independent product offering. RSS’ technologies may not contribute meaningfully to our satellite constellation development. Whether RSS can continue to commercialize any offerings to continue current and cultivate additional revenue streams for the company is still unknown. The realized synergy from the acquisition may be delayed in time and reduced in magnitude. It could also be the case that it may never materialize. In addition, any acquisitions, joint ventures or similar relationships, including the Business Combination, may cause a disruption in our ongoing business and distract our management. Acquisitions involve numerous other risks, any of which could harm our business.
We are highly dependent on our senior management team and other highly skilled personnel and advisors, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, design, finance, marketing, sales and support personnel. Our senior management team has extensive experience in the weather forecasting industry and in technology enterprises, and we believe that their depth of experience is instrumental to our continued success. We also have a reputable advisory team to help us understand the weather market and dozens of data scientists who enhance our product capabilities. The loss of any one or more members of our senior management team or others on staff, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations.
Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. We are a relatively new company and our required team size to support our expanding business may require increases in staffing levels that may require significant capital expenditure. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability. Additionally, we only carry key-man life insurance for our three founders, but not for any other management executives. The loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition and results of operations. See also
“—Failure to comply with government immigration regulations and adverse changes in such regulations may materially affect our workforce and limit our supply of qualified professionals or increase our cost of securing workers
.”
If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion, and focus that we believe contribute to our success.
We believe that a critical component of our success is our corporate culture and our deep commitment to our mission. We believe this mission-based culture fosters innovation, encourages teamwork and cultivates creativity. Our mission defines our business philosophy as well as the emphasis that it places on our clients, our people and our culture and is consistently reinforced to and by our team members. As we grow and develop the infrastructure of a public company, it may be harder to maintain our corporate culture. If we are unable to preserve our culture, this could negatively impact our future success, including our ability to attract and retain team members, encourage innovation and teamwork, and effectively focus on and pursue our mission and corporate objectives.
Changes and evolving requirements in tax laws or their interpretation, including as applied to us and our customers, could adversely affect our business.
As a multinational organization, operating in multiple jurisdictions, including but not limited to the US, Israel, Singapore, Japan and India, we may be subject to increasingly complex tax laws and taxation in several jurisdictions, the application of which can be uncertain. The amount of taxes we are required to pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws, or revised interpretations of existing tax laws, potential disputes around transfer prices implemented and precedents, which could have a material adverse effect on our business. Such material adverse effect may include the value of any tax loss carryforwards, tax credits recorded on our balance sheet, the amount of our cash flow, our liquidity, financial condition, and results of operations.
Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. Tax authorities in these jurisdictions could challenge our related party transfer pricing policies and, consequently, the tax treatment of corresponding expenses and income. If any tax authority were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, withholding tax, indirect tax and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.
We are subject to regular review and audit by the relevant tax authorities in the jurisdictions we operate and as a result, the authorities in these jurisdictions could review our tax returns and impose additional significant taxes, interest and penalties, challenge the transfer pricing policies adopted by us, claim that our operation constitutes a taxable presence in different jurisdiction and/or that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination is made.
In addition, tax benefits we currently receive in certain jurisdictions require us to meet several conditions and may be challenged or terminated or reduced in the future, which would increase our taxes, possibly with a retroactive effect.
Risks Related to PTAC and the Business Combination
Unless the context otherwise requires, references in this subsection “— Risks Related to PTAC and Combination” to “we,” “us” and “our” generally refer to PTAC in the present tense or the Combined Entity from and after the Business Combination.
PTAC’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.
PTAC’s Sponsor, directors and officers and their respective affiliates and associates have interests in and arising from the Business Combination that are different from, or in addition to, (and which may conflict with)

the interests PTAC’s Public Stockholders, which could result in a real or perceived conflict of interest. These interests include, among other things, the interests listed below:

•
Affiliates of Peel Acquisition Company II, LLC, a managing member of the Sponsor, have a $5 million investment in an unaffiliated private equity fund, which unaffiliated private equity fund has an investment in Tomorrow.io. The affiliates’ investment, which represents an approximate 1% indirect equity interest in Tomorrow.io, is controlled by the unaffiliated private equity fund and Peel and its affiliates exercise no control over the private equity fund, the private equity fund’s investment in Tomorrow.io or Tomorrow.io.

•
If we are unable to complete our initial business combination by March 15, 2023, PTAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of any amounts withdrawn to pay PTAC’s taxes and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTAC’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to PTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•
There will be no liquidating distributions from the Trust Account with respect to the Founders Shares if PTAC fails to complete a business combination within the required period. Our Sponsor purchased the Founders Shares (valued at $             based on the closing price of the PTAC Class A Common Stock on the Record Date) prior to the PTAC IPO for an aggregate purchase price of $25,000.

•
Simultaneously with the closing of the PTAC IPO, PTAC consummated the sale of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor. If PTAC does not consummate a business combination transaction by March 15, 2023, then the Private Placement Warrants (valued at $7,476,000 based on a valuation as of September 30, 2021, the most recent date for which a valuation is available) held by the Sponsor will be worthless.

•
The Sponsor and PTAC’s directors and officers will lose their entire investment ($9,274,999.50 in the aggregate, consisting of (i) the $25,000 paid by our Sponsor for the Founder Shares, (ii) $8,899,999.50 paid by our Sponsor for the Private Placement Warrants and (iii) $350,000 advanced by Sponsor to PTAC in respect of the Note (to the extent there are insufficient funds outside the Trust Account to repay the Note) in PTAC if PTAC does not complete a business combination by March 15, 2023. Additionally, our Sponsor, directors and officers are entitled to reimbursement of $2,000 in fees and out-of-pocket expenses they have incurred in connection with the Business Combination. At least one of them may continue to serve as a director of PTAC after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.

•
The Sponsor, directors and officers collectively (including entities controlled by directors and officers) have made an aggregate average investment of $1.03 per Founder Share (including their investment in the Founders Shares and Private Placement Warrants) as of the consummation of the PTAC IPO. As a result of the significantly lower investment per Founder Share of our Sponsor, directors and officers as compared with the investment per share of PTAC Common Stock of our Public Stockholders, our Sponsor, directors and officers can earn a positive rate of return on their investment even if Public Stockholders experience a negative rate of return in the Combined Entity.

•
PTAC’s initial stockholder and directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Shares if PTAC fails to complete a business combination by March 15, 2023.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to PTAC if and to the extent any claims by a third party for services rendered or products sold to PTAC, or a prospective target business with which PTAC has entered into a letter of intent, confidentiality or other similar agreement for a business combination, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share is then held in the Trust Account due to reductions in the value of the trust assets less any amounts withdrawn to pay PTAC’s taxes. This liability will not apply with respect to any claims by a third party that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) or to any claims under PTAC’s indemnity of the underwriters of the PTAC IPO against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, the Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to PTAC and remain outstanding. On December 6, 2021, PTAC issued the Note in the principal amount of $350,000 to the Sponsor. The Note bears interest at 0.33% per annum and is repayable in full at the earlier of (i) March 15, 2023 or (ii) the date on which PTAC consummates an initial business combination as contemplated by the Current Charter. If PTAC does not complete an initial business combination within the required period, PTAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the Closing, PTAC will continue to indemnify PTAC’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, PTAC’s directors and officers and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket
expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by PTAC from time to time, made by the Sponsor or certain of our directors and officers to finance transaction costs in connection with an intended initial business combination.

•
Sponsor, an entity in which each of our directors and officers has an indirect interest, as well as an entity associated with principals of Peel, has subscribed for PTAC Common Stock in the PIPE Investment.

See “
Business Combination Proposal — Interests of PTAC’s Directors and Officers and Others in the Business Combination
” for additional information on interests of PTAC’s directors and executive officers.
In light of the foregoing, the Sponsor and PTAC’s directors and executive officers will receive material benefits from the completion of the Business Combination and could, in theory, be incentivized to complete the Business Combination with Tomorrow.io rather than liquidate even if (i) Tomorrow.io is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers could, in theory, have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.
These financial interests of the Sponsor as well as PTAC’s directors and officers could, in theory, have influenced their motivation in identifying and selecting Tomorrow.io as a business combination target, and their decision to approve the Business Combination. In considering the recommendations of the Board to vote for the Proposals, its stockholders should consider these interests.
Tomorrow.io becoming a publicly listed company as a result of the Business Combination differs significantly from an underwritten initial public offering.
Tomorrow.io will become a publicly listed company in connection with the Business Combination. The Business Combination is not an underwritten initial public offering of the Combined Entity’s securities and differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. In an underwritten public offering, an issuer initially sells its securities to the public market through one or more underwriters, who distribute or resell such securities to the public. Underwriters have potential liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. The due diligence conducted by underwriters in an underwritten public offering is expected to provide additional assurance that the disclosure does not contain material misstatements or material omissions. In contrast, stockholders of the Combined Entity will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of material misstatements or omissions in this proxy statement/prospectus.
In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Combined Entity’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of the Combined Entity’s securities or helping to stabilize, maintain or affect the public price of Combined Entity’s securities following the closing. In addition, unlike in an underwritten initial public offering where the underwriters would customarily obligate directors, officers and substantially all other stockholders of the issuer to execute a lock up agreement, the requirements of which could only be waived by such underwriters and would not typically be waived at a time or in a manner that would have an unduly adverse impact on the market price of shares sold in such initial public offering, the Lock-Up Agreement may be waived by decision of certain of the directors of the Combined Entity following Closing. Moreover, the Combined Entity will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Combined Entity’s securities that will be outstanding immediately following the closing. In addition, since the Combined Entity will become public through a merger, securities analysts of major brokerage firms may not provide coverage of the Combined Entity since there is no incentive to brokerage firms to recommend the purchase of its securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on the Combined Entity’s behalf. All of these differences from an underwritten public offering of the Combined Entity’s securities could result in a more volatile price for the Combined Entity’s securities.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if the Combined Entity became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.
Public Stockholders who redeem their shares of PTAC Class A Common Stock may continue to hold any Public Warrants that they own, which results in additional dilution to non-redeeming holders upon exercise of the Public Warrants.
Public Stockholders who redeem their shares of PTAC Class A Common Stock may continue to hold any Public Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming (a) all redeeming Public Stockholders acquired PTAC’s Units in the PTAC IPO and continue to hold the Public Warrants that were included in PTAC’s Units, and (b) maximum redemption of the shares of PTAC Class A Common Stock held by the redeeming Public Stockholders, 11,500,000 Public Warrants would be retained by redeeming Public Stockholders with an aggregate market value of $            , based on the market price of $             per Public Warrant as of             , 2022. As a result, the redeeming Public Stockholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of $ , while non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of the Combined Entity upon exercise of the Public Warrants held by redeeming Public Stockholders.
Activities taken by PTAC’s affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of the PTAC’s securities.
PTAC’s Sponsor, directors, officers, advisors or their affiliates may purchase Public Shares in privately negotiated transactions either prior to or following the Closing, although they are under no obligation to do so. None of PTAC’s Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public
information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of PTAC’s Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such Public Shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by PTAC’s Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay, subject to compliance with applicable law and Nasdaq rules.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other Proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of PTAC’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of PTAC’s securities. In addition, if such purchases are made, the public “float” of PTAC Class A Common Stock and the number of beneficial holders of PTAC Class A Common Stock may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of PTAC Class A Common Stock on a national securities exchange.
Other than as expressly stated herein, there are no current commitments, plans or intentions to engage in any such transactions and no terms or conditions for any such transaction have been formulated. None of the funds in the Trust Account will be used to purchase shares in such transactions.
PTAC may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.
The Current Charter provides that PTAC must complete an initial business combination by March 15, 2023. PTAC may not be able to complete an initial business combination by such date. If PTAC has not completed an initial business combination prior March 15, 2023 (or successfully obtained stockholder approval of an extension prior to such date) it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of any amounts withdrawn to pay PTAC’s taxes and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTAC’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to PTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the PTAC’s Public Stockholders may only receive $10.00 per share, and the Public Warrants will expire worthless. In certain circumstances, the PTAC’s Public Stockholders may receive less than $10.00 per share on the redemption of their shares.
The Sponsor and PTAC’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how PTAC’s Public Stockholders vote.
Unlike some other blank check companies in which the initial stockholders agree to vote their Founders Shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, Sponsor, the holder of the Founders Shares, pursuant to the PTAC Support Agreement, has agreed, among other things, to vote its shares in favor of the Business Combination. In addition, PTAC’s directors and officers have agreed, pursuant to a letter agreement executed in connection with the PTAC IPO, to vote any Public Shares they hold in favor of the Business Combination. Sponsor owns approximately 20.0% of our outstanding shares prior to the Business Combination. As a result, PTAC would need only 12,937,501, or approximately 30.0%, of the 43,125,000 shares of PTAC Common Stock to be voted in favor of the Business Combination in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote its Founders Shares and PTAC’s directors and officers agreed to vote their Public Shares in accordance with the majority of the votes cast by PTAC’s Public Stockholders.
PTAC has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If PTAC is unable to consummate a business combination, including the Business Combination, its Public Stockholders may be forced to wait more than 24 months before receiving distributions from the Trust Account.
PTAC is a blank check company, and it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. PTAC has until March 15, 2023 to complete a business combination. PTAC has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its Current Charter prior to consummation of a business combination (a) to modify the substance or timing of PTAC’s obligation to provide for the redemption of its Public Shares in connection with an initial business combination or to redeem 100% of its Public Shares if PTAC does not complete its initial business combination within the completion window or (b) with respect to any other material provisions relating to the rights of holders of PTAC Class A Common Stock prior to its initial business combination or pre-initial
business combination business activity, and only then in cases where investors have properly submitted their Public Shares in connection with a stockholder vote. Only after the expiration of this full time period will Public Stockholders be entitled to distributions from the Trust Account if PTAC is unable to complete a business combination. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.
PTAC has identified a material weakness in its internal control over financial reporting as of September 30, 2021. If PTAC is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in PTAC and the Combined Entity and materially and adversely affect PTAC’s and the Combined Entity’s business and operating results.
Following the issuance on April 12, 2021 of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” by the SEC (the “
SEC Staff Statement
”) and

recent comment letters issued by the SEC, PTAC’s audit committee identified, in light of the SEC Staff Statement and those comment letters, a material weakness in its internal controls over financial reporting.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of PTAC’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis.
Effective internal controls are necessary for PTAC to provide reliable financial reports and prevent fraud. PTAC continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If PTAC identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, PTAC or the Combined Entity may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. PTAC cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.
The PTAC Warrants are accounted for as a warrant liability which could have an adverse effect on the future market price of the Combined Entity’s common stock and warrants and could also make it more difficult to consummate an initial business combination.
Upon the consummation of the PTAC IPO and the concurrent private placement of the Private Placement Warrants on March 15, 2021, PTAC issued an aggregate of 17,433,333 PTAC Warrants, comprising the 11,500,000 Public Warrants and the 5,933,333 Private Placement Warrants. PTAC is accounting for the warrants as a liability and is recording the PTAC Warrants at fair value upon issuance. PTAC is required to determine the fair value of the PTAC Warrants at the end of each quarter and any changes in fair value are reflected on PTAC’s statement of operations and balance sheet. Consequently, any increase in the fair value of the warrant liability will have an adverse effect on PTAC’s net income and stockholders’ equity, which could in turn have an adverse effect on the market price of our the PTAC Class A Common Stock and PTAC Warrants, or the market price of the Combined Entity’s common stock and warrants following the Business Combination.
PTAC may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
PTAC has the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the closing price of the Combined Entity’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date we send the notice of redemption to the warrantholders. From the date of the closing of the PTAC IPO to January [    ], 2022, the trading price of the PTAC Class A Common Stock on Nasdaq has never exceeded an amount that would allow PTAC to redeem its Public Warrants. If the Public Warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants; or (3) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Placement Warrants will be redeemable by PTAC so long as they are held by the Sponsor or its permitted transferees.

In the event that PTAC elects to redeem the Public Warrants, PTAC shall fix a date for the redemption (the “
Redemption Date
”). Notice of redemption shall be mailed by first class mail, postage prepaid, by PTAC not less than 30 days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided in the warrant agreement governing the Public Warrants shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.
PTAC’s ability to require holders of PTAC Warrants to exercise such warrants on a cashless basis will cause holders to receive fewer shares of PTAC Class A Common Stock upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.
If PTAC calls its Public Warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, PTAC will have the option to require any holder that wishes to exercise his, her or its PTAC Warrant (including any PTAC Warrants held by our initial stockholders, directors or officers, other purchasers of the Private Placement Warrants or their permitted transferees) to do so on a “cashless basis.” If we choose to require holders to exercise their PTAC Warrants on a cashless basis, the number of shares of PTAC Class A Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his, her or its PTAC Warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in PTAC.
The Private Placement Warrants are identical to the Public Warrants except that, so long as they are held by our Sponsor or its permitted transferees: (1) they will not be redeemable by PTAC; (2) they (including the PTAC Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of PTAC’s initial business combination; (3) they may be exercised by the holders on a “cashless basis;” and (4) the holders thereof (including with respect to the shares of PTAC Class A Common Stock issuable upon exercise of thereof) are entitled to registration rights.
PTAC has not registered the shares of PTAC Class A Common Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its PTAC Warrants except on a “cashless basis” and potentially causing such warrants to expire worthless.
PTAC has not registered the shares of PTAC Class A Common Stock issuable upon exercise of the PTAC Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement governing the PTAC warrants, PTAC has agreed that as soon as practicable, but in no event later than 15 business days after the closing of PTAC’s initial business combination, PTAC will use its reasonable best efforts to file with the SEC, and within 60 business days following its initial business combination to have declared effective, a registration statement covering the issuance of the shares of PTAC Class A Common Stock issuable upon exercise of the PTAC Warrants and to maintain a current prospectus relating to those shares of PTAC Class A Common Stock until the PTAC Warrants expire or are redeemed. PTAC cannot assure you that PTAC will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the PTAC Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their PTAC Warrants on a “cashless basis.” However, no PTAC Warrant will be exercisable for cash or on a “cashless basis,” and we will not be obligated to issue any shares to holders seeking to exercise their PTAC Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration or qualification is available. Notwithstanding the above, if PTAC Class A Common Stock is at the time of any exercise of a PTAC Warrant not listed on a national securities exchange such that PTAC Class A Common Stock is not “covered security” under Section 18(b)(1) of the Securities Act, PTAC may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis,” such that PTAC may issue the shares of PTAC Class A Common Stock without an effective registration statement pursuant to Section 3(a)(9) of the Securities Act and, in the event PTAC so elects, PTAC will not be required to file or maintain in effect a registration statement, but it will use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will PTAC be required to net cash settle any PTAC Warrant, or issue securities or other compensation in exchange for the PTAC Warrants in the event that PTAC is unable to register or qualify the shares underlying the PTAC Warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the PTAC Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their PTAC Warrants as part of a purchase of PTAC Units will have paid the full unit purchase price solely for the shares of PTAC Class A Common Stock included in the units. If the PTAC Warrants become redeemable, PTAC may exercise its redemption right even if it is unable to register or qualify the underlying shares of PTAC Class A Common Stock for sale under all applicable state securities laws.
A provision of PTAC’s warrant agreement may make it more difficult for PTAC to consummate an initial business combination.
Unlike some other blank check companies, if

(i)
PTAC issues additional shares of PTAC Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of PTAC’s initial business combination at an issue price or effective issue price of less than $9.20 per share of PTAC Class A Common Stock,

(ii)
the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of PTAC’s initial business combination on the date of the consummation of our initial business combination (net of redemptions), and

(iii)	the Market Value (as defined herein) is below $9.20 per share, the exercise price of the PTAC Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price (as defined herein). This may make it more difficult for PTAC to consummate an initial business combination with a target business.
PTAC’s warrant agreement designates the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of PTAC Warrants, which could limit the ability of holders of PTAC Warrants to obtain a favorable judicial forum for disputes with PTAC.
PTAC’s warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against it arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. PTAC will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of PTAC Warrant shall be deemed to have notice of and to have consented to the forum provisions in PTAC’s warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of PTAC Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PTAC, which may discourage such lawsuits. Alternatively, if a court were to find this provision of PTAC’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect PTAC’s business, financial condition and results of operations and result in a diversion of the time and resources of PTAC’s management team.
PTAC may amend the terms of the PTAC Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of Public Warrants could be increased, the Public Warrants could be converted into cash or stock (at a ratio different than initially provided), the exercise period could be shortened and the number of shares of PTAC Class A Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without your approval.
PTAC Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and PTAC. The warrant agreement provides that the terms of the PTAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, PTAC may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although PTAC’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the PTAC Warrants, convert the PTAC Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of PTAC Class A Common Stock purchasable upon exercise of a PTAC Warrant. PTAC’s Sponsor, directors and officers may purchase Public Warrants with the intention of reducing the number of Public Warrants outstanding or to vote such warrants if any matters are submitted to warrantholders for approval, including amending the terms of the Public Warrants in a manner adverse to the interests of the registered holders of Public Warrants. While PTAC’s Sponsor, directors and officers have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for such transactions, there is no limit on the number of Public Warrants that PTAC’s Sponsor, directors and officers may purchase and it is not currently known how many Public Warrants, if any, PTAC’s Sponsor, directors and officers may hold at the time of PTAC’s initial business combination or at any other time during which the terms of the Public Warrants may be proposed to be amended.
Following the Closing, the Combined Entity’s only significant asset will be ownership of 100% of Tomorrow.io and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on its common stock.
Following the Closing, the Combined Entity will have no direct operations and no significant assets other than the ownership of 100% of Tomorrow.io. The Combined Entity will depend on Tomorrow.io for distributions, loans and other payments to generate the funds necessary to meet the Combined Entity’s financial obligations, including expenses related to operating as a publicly traded company, and to pay any dividends with respect to its common stock. The earnings from, or other available assets of, Tomorrow.io, may not be sufficient to pay dividends or make distributions or loans to enable the Combined Entity to pay any dividends on its common stock.
Subsequent to the Closing, PTAC may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although PTAC has conducted due diligence on Tomorrow.io, PTAC cannot assure you that this diligence revealed all material issues that may be present in Tomorrow.io’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of PTAC’s and Tomorrow.io’s control will not later arise. As a result, PTAC may be forced to later write-down or write-off
assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if PTAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with PTAC’s preliminary risk analysis. Even though these charges may be non-cash
items and may not have an immediate impact on PTAC’s liquidity, the fact that PTAC reports charges of this nature could contribute to negative market perceptions about the Combined Entity’s or PTAC’s securities. In addition, charges of this nature may cause PTAC to be unable to obtain future financing on favorable terms or at all. Accordingly, any PTAC stockholder who chooses to remain a stockholder of the Combined Entity following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by PTAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.
Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what PTAC’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what PTAC’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
” for more information.
If third parties bring claims against PTAC or if PTAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against PTAC that is not dismissed, the proceeds held in trust could be reduced and the per-share
redemption price received by stockholders may be less than $10.00 (which was the offering price in our initial public offering).
PTAC’s placing of funds in trust may not protect those funds from third party claims against PTAC. Although PTAC will seek to have all vendors and service providers (except for our independent registered public accounting firm) PTAC engages and prospective target businesses PTAC negotiates with execute agreements with PTAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of PTAC’s Public Stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with PTAC, they may seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of PTAC’s Public Stockholders.
Additionally, if PTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against PTAC’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in PTAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of PTAC stockholders. To the extent any bankruptcy claims deplete the Trust Account, PTAC may not be able to return to PTAC’s Public Stockholders at least $10.00 (which was the offering price in our initial public offering). As a result, if any such claims were successfully made against the Trust Account, the funds available for PTAC’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.00 per Public Share.
PTAC stockholders may be held liable for claims by third parties against PTAC to the extent of distributions received by them.
The Current Charter provides that PTAC will continue in existence only until March 15, 2023. If PTAC has not completed a business combination by such date, PTAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of any amounts withdrawn to pay PTAC’s taxes and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTAC’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to PTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
If PTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against PTAC which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by PTAC stockholders. Furthermore, because PTAC intends to distribute the proceeds held in the Public Shares to PTAC’s Public Stockholders promptly after expiration of the time PTAC has to complete an initial business combination, this may be viewed or interpreted as giving preference to PTAC’s Public Stockholders over any potential creditors with respect to access to or distributions from PTAC’s assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to PTAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and PTAC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. PTAC cannot assure you that claims will not be brought against it for these reasons.
PTAC’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including Tomorrow.io’s key personnel, all of whom are expected to join PTAC following the Business Combination. While PTAC intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.
PTAC’s ability to successfully effect the Business Combination is dependent upon the efforts of PTAC’s key personnel, including key personnel of Tomorrow.io. Although PTAC expects all of such key personnel to remain with Tomorrow.io following the Business Combination, it is possible that PTAC will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Entity. While PTAC intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause PTAC to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations. Additionally, PTAC cannot ensure that it will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals PTAC determines may be necessary following the Business Combination.

A market for PTAC’s securities may not continue, which would adversely affect the liquidity and price of its securities.
Following the Business Combination, the price of PTAC’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for PTAC’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of PTAC’s securities after the Business Combination can vary due to general economic conditions and forecasts, PTAC’s general business condition and the release of PTAC’s financial reports. Additionally, if PTAC’s securities are not listed on, or become delisted from the Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of PTAC’s securities may be more limited than if PTAC were quoted or listed on the Nasdaq, NYSE American, LLC or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
There can be no assurance that PTAC will be able to comply with the continued listing standards of the Nasdaq.
PTAC Class A Common Stock and Public Warrants are expected to be listed on Nasdaq following the Business Combination. PTAC’s continued eligibility for listing may depend on the number of shares that are redeemed. If, after the Business Combination, the Nasdaq delists PTAC’s securities from trading on its exchange for failure to meet the listing standards, PTAC and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for PTAC’s securities;

•
a determination that PTAC Class A Common Stock is a “penny stock” which will require brokers trading in its PTAC Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for PTAC Class A Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share is then held in the Trust Account due to reductions in the value of the trust assets less any amounts withdrawn to pay PTAC’s taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per Public Share.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of PTAC’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of PTAC’s securities prior to the Closing may decline. The market values of PTAC’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which PTAC stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger Agreement is fixed and will not be adjusted to reflect any changes in the market price of PTAC Class A Common Stock, the market value of PTAC Class A Common Stock issued in the Business Combination may be higher or lower than the value of these shares on an earlier date.
In addition, following the Business Combination, fluctuations in the price of PTAC’s securities could contribute to the loss of all or part of your investment. Accordingly, the valuation ascribed to Tomorrow.io and PTAC Class A Common Stock in the Business Combination may not be indicative of the actual price that will prevail in the trading market following the Business Combination. If an active market for PTAC’s Class A Common Stock develops and continues, the trading price of PTAC’s Class A Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond PTAC’s control. Any of the factors listed below could have a material adverse effect on your investment in PTAC’s Class A Common Stock and PTAC’s Class A Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of PTAC’s Class A Common Stock may not recover and may experience a further decline.
Factors affecting the trading price of the Combined Entity’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in the Combined Entity’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Combined Entity;

•	changes in the market’s expectations about the Combined Entity’s operating results;

•	success of competitors;

•	the Combined Entity’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Combined Entity or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Combined Entity;

•	the Combined Entity’s ability to develop product candidates;

•	changes in laws and regulations affecting the Combined Entity’s business, including any changes that affect development of Tomorrow.io’s products;

•	commencement of, or involvement in, litigation involving the Combined Entity;

•	changes in the Combined Entity’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of the Combined Entity’s securities available for public sale;

•	any major change in the board of directors or management;

•	sales of substantial amounts of common stock by PTAC’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Entity’s securities irrespective of its operating performance. The stock market in general and the Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Entity’s securities, may not be predictable. A loss of investor confidence in the market for technology company stocks or the stocks of other companies which investors perceive to be similar to the Combined Entity could depress the Combined Entity’s stock price regardless of the Combined Entity’s business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Entity’s securities also could adversely affect the Combined Entity’s ability to issue additional securities and the Combined Entity’s ability to obtain additional financing in the future.
Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.
The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about PTAC, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on PTAC or the Combined Entity. Because the Business Combination will result in Tomorrow.io being acquired by a special purpose acquisition company, research coverage from industry analysts may be limited. If no securities or industry analysts commence coverage of the Combined Entity, PTAC’s stock price and trading volume could be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding PTAC’s stock adversely, provide more favorable relative recommendations about PTAC’s competitors or publishes inaccurate or unfavorable research about the Combined Entity’s business, the price of the Combined Entity’s securities would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, PTAC could lose visibility in the financial markets, demand for the Combined Entity’s securities could decrease, which could cause its stock price or trading volume to decline.
The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of the Combined Entity’s common stock.
Sales of a substantial number of shares of the Combined Entity’s common stock in the public market could occur at any time. If the Combined Entity’s stockholders sell, or the market perceives that the Combined Entity’s stockholders intend to sell, substantial amounts of the Combined Entity’s common stock in the public market, the market price of the Combined Entity’s common stock could decline.
Pursuant to a registration rights agreement, by and among PTAC, Tomorrow.io, Sponsor and certain other stockholders to be entered into at the Closing (the “
Registration Rights Agreement
”), certain stockholders of PTAC and Tomorrow.io can each demand that the Combined Entity register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, following the Closing, the Combined Entity is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Combined Entity. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Registration Rights Agreement and the Merger Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of the Combined Entity’s securities.

Public Warrants will become exercisable for the Combined Entity’s common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding Public Warrants to purchase an aggregate of 11,500,000 shares of the Combined Entity’s common stock will become exercisable on the date that is the later of 30 days after the completion of the Business Combination or 12 months from the closing of the PTAC IPO. Each whole warrant, following the Business Combination, entitles the holder thereof to purchase one share of the Combined Entity’s common stock at a price of $11.50 per whole share, subject to adjustment. Public Warrants may be exercised only for a whole number of shares of the Combined Entity’s common stock. To the extent such warrants are exercised, additional shares of the Combined Entity’s common stock will be issued, which will result in dilution to the then existing holders of the Combined Entity’s common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Combined Entity’s common stock.
PTAC’s Public Stockholders will experience immediate dilution as a consequence of, among other transactions, the issuance of PTAC Class A Common Stock as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that PTAC’s current stockholders have on the management of the Combined Entity.
It is anticipated that, upon the Closing, PTAC’s Public Stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 28.6% in the Combined Entity’s common stock, the Other PIPE Investors will own approximately 4% of the Combined Entity’s common stock (such that Public Stockholders, including the Other PIPE Investors, will own approximately 32.6% of the Combined Entity’s common stock), the Sponsor will own approximately 9.4% of the Combined Entity’s common stock (including as a result of its participation in the PIPE Investment) and the Tomorrow.io Equityholders will own approximately 58 % of the Combined Entity’s common stock (assuming no redemption of the PTAC Class A Common Stock).
The ownership percentage with respect to the Combined Entity’s common stock following the Business Combination does not take into account (i) the redemption of any Public Shares by PTAC’s Public Stockholders, (ii) the exercise of any PTAC Warrants outstanding as of immediately prior to the Closing, (iii) the issuance of any shares upon the Closing under the Equity Incentive Plan (including shares issuable upon exercise of options exercisable for Tomorrow.io Stock) or the Employee Stock Purchase Plan, which is intended to be adopted following the Closing or (iv) the issuance of any shares upon vesting of the Closing Parent RSU Grants. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by PTAC’s existing stockholders in the Combined Entity will be different.
The Combined Entity expects to incur significant additional costs as a result of being a public company, which may adversely affect its operating results and financial condition.
The Combined Entity expects to incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the SEC and Nasdaq. Management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, the Combined Entity expects these rules and regulations are expected to increase its accounting, legal and financial compliance costs and make some activities more time-consuming and costly. In addition, the Combined Entity will incur additional costs associated with its public company reporting requirements and the Combined Entity expects those costs to increase in the future. For example, the Combined Entity will be required to devote significant resources to complete the assessment and documentation of its internal control system and financial process under Section 404, including an assessment of the design of its information systems associated with its internal controls.

During its review and testing, the Combined Entity may identify deficiencies and be unable to remediate them before the Combined Entity must provide the required reports. Furthermore, if the Combined Entity fails to remediate its existing material weakness in its internal control over financial reporting or if new material weaknesses are identified or arise in the future, the Combined Entity may not detect errors on a timely basis and its consolidated financial statements may be materially misstated. the Combined Entity or its independent registered public accounting firm may not be able to conclude on an ongoing basis that the Combined Entity has effective internal control over financial reporting, which could harm its operating results, cause investors to lose confidence in its reported financial information and cause the trading price of its stock to fall. In addition, as a public company the Combined Entity will be required to timely file accurate quarterly and annual reports with the SEC under the Exchange Act. Any failure to report its financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of its shares from Nasdaq or other adverse consequences. The Combined Entity will incur significant costs to remediate any material weaknesses the Combined Entity identifies through these efforts. The increased costs will increase its net loss and may require us to reduce costs in other areas of its business or increase the prices of its products or services. The Combined Entity also expects these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance and the Combined Entity may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for the Combined Entity to attract and retain qualified persons to serve on its board of directors, its board committees, or as executive officers. The Combined Entity cannot predict or estimate the amount of additional costs the Combined Entity may incur or the timing of such costs.
New laws and regulations, as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act, the Dodd-Frank Act and rules adopted by the SEC and Nasdaq, would likely result in increased costs as the Combined Entity responds to their requirements, which may adversely affect its operating results and financial condition.
Anti-takeover provisions contained in the Proposed Charter and the Amended Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. PTAC is also subject to anti-takeover provisions under Delaware law, which could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by the Combined Entity’s stockholders. These provisions provide for, among other things:

•	a classified board with a three-year staggered term;

•	the ability of the Combined Entity’s board of directors to issue one or more series of “blank check” preferred stock;

•	certain limitations on convening special stockholder meetings;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at the Combined Entity’s annual meetings; and

•
amendment of certain provisions of the organizational documents only by the affirmative vote of at least two-thirds
of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire the Combined Entity, even if the third party’s offer may be considered beneficial by many of the Combined Entity’s stockholders. As a result, the Combined Entity’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, the Combined Entity may experience negative reactions from the financial markets, including negative impacts on the price of the Combined Entity common stock. These provisions could also discourage proxy contests and make it more difficult for the Combined Entity’s stockholders to elect directors of their choosing and to cause the Combined Entity to take other corporate actions that the Combined Entity’s stockholders desire. For more information, see “
Charter Amendment Proposal.
”
Our Amended Bylaws designate specific courts in as the exclusive forum for certain litigation that may be initiated by the Company’s stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Pursuant to our Amended Bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders; (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine (the “
Delaware Forum Provision
”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our Amended Bylaws further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “
Federal Forum Provision
”). In addition, our Amended Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.
The Delaware Forum Provision and the Federal Forum Provision in our Amended Bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by PTAC stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “
The Business Combination Proposal — The Merger Agreement — Conditions to Closing
”), or that other closing conditions are not satisfied. If PTAC does not complete the Business Combination, it could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•
negative reactions from the financial markets, including declines in the price of PTAC’s Class A Common Stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•	the attention of PTAC’s management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.
For more information about the closing conditions to the Business Combination, see the section titled “
The Business Combination Proposal — The Merger Agreement — Conditions to Closing
.”
PTAC or Tomorrow.io may waive one or more of the closing conditions without re-soliciting
stockholder approval.
Certain conditions to PTAC’s or Tomorrow.io’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of PTAC and Tomorrow.io. In the event of a waiver of a condition, the Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation
of proxies is necessary. In the event that the Board determines any such waiver is not significant enough to require re-solicitation
of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval.
For more information about the closing conditions to the Business Combination, see the section titled “
The Business Combination Proposal — The Merger Agreement — Conditions to Closing.
”
The Amended Bylaws will provide that the Court of Chancery of the State of Delaware will be the exclusive forums for substantially all disputes between the Combined Entity and its stockholders, which could limit the Combined Entity’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Combined Entity or its directors, officers or employees.
The Amended Bylaws will provide that the Court of Chancery of the State of Delaware is the exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Combined Entity;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against the Combined Entity arising under the Delaware General Corporation Law, the Proposed Charter, or the Amended Bylaws;

•	any action to interpret, apply, enforce or determine the validity of the Proposed Charter or the Amended Bylaws;

•	any action asserting a claim against the Combined Entity that is governed by the internal affairs doctrine; and

•	any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.
This exclusive-forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act.
These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Combined Entity or its directors, officers, or other employees, which may discourage lawsuits against the Combined Entity and its directors, officers, and other employees. If a court were to find either exclusive-forum provision in the Amended Bylaws to be inapplicable or unenforceable in an action, it may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm the Combined Entity’s business.

If the Business Combination does not qualify as a
tax-free
reorganization under Section 368(a) of the Code, Tomorrow.io Equityholders may incur a substantially greater U.S. federal income tax liability as a result of the Business Combination.
Although Tomorrow.io has requested an opinion of tax counsel with respect to the tax consequences of the Business Combination to Tomorrow.io Holders, there can be no assurance that the position described therein would be sustained by a court if challenged by the Internal Revenue Services (the “
IRS
”). Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, Tomorrow.io Holders generally would recognize taxable gain or loss on their receipt of PTAC Class A Common Stock in connection with the Business Combination. For a more complete discussion of U.S. federal income tax consequences of the Business Combination, see the section titled “
The Business Combination Proposal — Certain Material U.S. Federal Income Tax Considerations of the Business Combination to Tomorrow.io Equityholders
.”
Risks Related to the Redemption
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15% or more of PTAC Class A Common Stock issued as part of the Units sold in the PTAC IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 15% or more of PTAC Class A Common Stock issued as part of the Units sold in the PTAC IPO.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the shares of PTAC Class A Common Stock issued as part of the Units sold in the PTAC IPO. PTAC refers to such shares in excess of an aggregation of 15% or more of the shares issued as part of the Units sold issued in the PTAC IPO as “
Unredeemable Shares
.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, PTAC will require each Public Stockholder seeking to exercise redemption rights to certify to PTAC whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to PTAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which PTAC makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over PTAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment PTAC if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if PTAC consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge PTAC’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
PTAC can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in PTAC’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of PTAC might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If PTAC stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of PTAC Class A Common Stock for a pro rata portion of the funds held in the Trust Account.
Holders of Public Shares are required to submit a request in writing and deliver their stock (either physically or electronically) to PTAC’s transfer agent at least two (2) business days prior to the Special Meeting in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay PTAC’s taxes, calculated as of two (2) business days prior to the anticipated Closing. See the section titled “
Special Meeting of PTAC Stockholders in Lieu of the 2022 Annual Meeting of PTAC Stockholders — Redemption Rights
” for additional information on how to exercise your redemption rights.
PTAC stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.
PTAC’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “
Special Meeting of PTAC Stockholders in Lieu of the 2022 Annual Meeting of PTAC Stockholders — Redemption Rights,
” tender their certificates to PTAC’s transfer agent or deliver their shares to the transfer agent electronically through the Depository Trust Company, or DTC, at least two (2) business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and PTAC’s transfer agent will need to act to facilitate this request. It is PTAC’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, because PTAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two (2) weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
The ability to execute PTAC’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.
In the event the aggregate cash consideration PTAC would be required to pay for all shares of PTAC Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to PTAC, PTAC may be required to increase the financial leverage PTAC’s business would have to support. This may negatively impact PTAC’s ability to execute on its own future strategic plan.

SPECIAL MEETING OF PTAC STOCKHOLDERS
IN LIEU OF THE 2022 ANNUAL MEETING OF PTAC STOCKHOLDERS
General
PTAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on                  , 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus provides PTAC stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on                  , 2022, at                  a.m., Eastern Time, via live webcast at the following address:
https://www.cstproxy.com/pinetechnology/2022
. In light of the
COVID-19
pandemic and to support the well-being of PTAC stockholders, directors and management, the Special Meeting will be completely virtual.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of PTAC Common Stock at the close of business on                  , 2022, which is the Record Date. You are entitled to one vote for each share of PTAC Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were                  shares of PTAC Common Stock outstanding, of which                  are Public Shares and                  are Founders Shares held by the Sponsor.
PTAC Warrants do not have voting rights at the special meeting of stockholders.
Vote of the Sponsor
In connection with the PTAC IPO, PTAC entered into an agreement with the Sponsor pursuant to which the Sponsor agreed to vote any shares of PTAC Common Stock owned by it in favor of the Business Combination Proposal and for all other Proposals presented at the Special Meeting. This agreement applies to the Sponsor as it relates to the Founders Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other Proposals presented to PTAC stockholders in this proxy statement/prospectus.
PTAC’s Sponsor has waived any redemption rights, including with respect to shares of PTAC Common Stock issued or purchased in the PTAC IPO or in the aftermarket, in connection with Business Combination.
Quorum and Vote for Proposals
A quorum of PTAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the PTAC Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting.
Each of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Bylaws Proposal and the Adjournment Proposal will be approved and adopted in its entirety only if the holders of a majority of the shares of PTAC Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, vote “FOR” such proposal. The Charter Amendment Proposal and each of the Governance Proposals will be approved and adopted in its entirety only if holders of (i) a majority of the issued and outstanding shares of PTAC Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of PTAC Class A Common Stock, voting separately as a single series, vote “FOR” the Charter Amendment Proposal and each of the Governance Proposals, respectively. The Election of Directors Proposal will be approved and adopted in its entirety only if a plurality of the issued and outstanding shares of PTAC Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, vote “FOR” the Election of Directors Proposal.
If the Business Combination Proposal is not approved, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal will not be presented to the PTAC stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are preconditions to the Closing. The Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then PTAC will not consummate the Business Combination. If PTAC does not consummate the Business Combination and fails to complete an initial business combination by March 15, 2023, PTAC will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the Public Stockholders.
Abstentions and Broker
Non-Votes
At the Special Meeting, PTAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. The failure to vote, abstentions and broker non-votes
will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and each of the Governance Proposals. The failure to vote, abstentions and broker non-votes
will not be counted as votes cast and will have no effect on any of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, the Bylaws Proposal or the Adjournment Proposal.
Recommendation of the Board
The Board has unanimously determined that each of the Proposals is fair to and in the best interests of PTAC and its stockholders, and has unanimously approved such proposals. The Board unanimously recommends that stockholders:

•	vote “FOR” the Business Combination Proposal;

•	vote “FOR” the Nasdaq Stock Issuance Proposal;

•	vote “FOR” the Charter Amendment Proposal;

•	vote “FOR” each of the Governance Proposals;

•	vote “FOR” the Incentive Plan Proposal;

•	vote “FOR” the ESPP Proposal;

•	vote “FOR” the Election of Directors Proposal;

•	vote “FOR” the Bylaws Proposal; and

•	vote “FOR” the Adjournment Proposal, if it is presented to the meeting.
When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers of PTAC have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder.

See “
Business Combination Proposal — Interests of PTAC’s Directors and Officers and Others in the Business Combination
” for additional information on interests of PTAC’s directors and executive officers.
Voting Your Shares
Each share of PTAC Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of PTAC Common Stock at the Special Meeting:

•
You Can Vote By Signing and Returning the Enclosed Proxy Card
. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, each of the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, the Bylaws Proposal, and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•
You Can Attend the Special Meeting and Vote Through the Internet
. You will be able to attend the Special Meeting online and vote during the meeting by visiting
https://www.cstproxy.com/pinetechnology/2022
and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way PTAC can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	submit a new proxy card bearing a later date;

•	give written notice of your revocation to PTAC’s Corporate Secretary, which notice must be received by PTAC’s Corporate Secretary prior to the vote at the Special Meeting; or

•
vote electronically at the Special Meeting by visiting
https://www.cstproxy.com/pinetechnology/2022
and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your PTAC Common Stock, you may call Innisfree M&A Incorporated, PTAC’s proxy solicitor, at (877) 750-8129 (Individuals) or (212) 750-5833 (banks and brokers).
No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive

Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, the Bylaws Proposal and the Adjournment Proposal. Under the Current Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Redemption Rights
Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable. If demand is properly made and the Business Combination is consummated, these Public Shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the PTAC IPO and a concurrent private placement of warrants to Sponsor (including interest earned on the funds held in the Trust Account and not previously released to PTAC to pay the PTAC’s taxes). For illustrative purposes, based on funds in the Trust Account of approximately $345.1 million on September 30, 2021, the estimated per share redemption price would have been approximately $10.00.
Redemption rights are not available to holders of PTAC Warrants in connection with the Business Combination.
In order to exercise your redemption rights, you must:

•	check the box on the enclosed proxy card to elect redemption;

•
provide, in the written request to redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) with any other stockholder with respect to shares of PTAC Common Stock;

•
prior to 5:00 p.m., Eastern time, on                 , 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, PTAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30
th
Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail:
mzimkind@continentalstock.com
and

•
deliver your Public Shares either physically or electronically through DTC to PTAC’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is PTAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, PTAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with PTAC’s consent, until the closing of the Business Combination. If you delivered your shares for redemption to PTAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that PTAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting PTAC’s transfer agent at the phone number or address listed above.
Prior to exercising redemption rights, stockholders should verify the market price of PTAC Class A Common Stock as they may receive higher proceeds from the sale of their PTAC Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of PTAC Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in PTAC Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of PTAC Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case PTAC will promptly return any Public Shares previously delivered by the Public Stockholders.
Holders of outstanding PTAC’s Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.
If you hold PTAC’s Units registered in your own name, you must deliver the certificate for such PTAC’s Units to Continental Stock Transfer & Trust Company with written instructions to separate such PTAC’s Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Share from the PTAC’s Units.
Dissenter Rights
PTAC stockholders and warrantholders do not have dissenter rights in connection with the Business Combination or the other Proposals.
Potential Purchases of Shares
In connection with the stockholder vote to approve the proposed Business Combination, PTAC’s Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share
pro rata portion of the Trust Account. None of PTAC’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public
information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of PTAC shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that PTAC’s Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share
pro rata portion of the Trust Account.

Proxy Solicitation
PTAC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. PTAC and its directors, officers and employees may also solicit proxies in person. PTAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. PTAC will bear the cost of the solicitation.
PTAC has hired Innisfree M&A Incorporated to assist in the proxy solicitation process. PTAC will pay that firm a fee of $40,000, plus disbursements.
PTAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PTAC will reimburse them for their reasonable expenses.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Innisfree M&A Incorporated, the proxy solicitation agent for PTAC, by calling (877) 750-8129 or banks and brokers can call collect at (212) 750-5833.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. The following unaudited pro forma condensed combined financial statements of PTAC, Tomorrow.io and RSS present the combination of the financial information of PTAC and Tomorrow.io adjusted to give effect to the Business Combination, the PIPE Investments, acquisition of RSS and the other related events contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X,
Pro Forma Financial Information, as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses,” which is herein referred to as Article 11.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of PTAC and the historical balance sheet of Tomorrow.io on a pro forma basis as if the Business Combination, the PIPE Investments and other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on September 30, 2021.
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 combine the historical statements of operations of PTAC, Tomorrow.io and RSS on a pro forma basis as if the Business Combination, the PIPE Investments, acquisition of RSS and other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Combined Entity would have been had the Business Combination taken place on the dates indicated above, nor is it indicative of the financial condition of the Combined Entity as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not indicative of the future consolidated results of operations or financial position of the Combined Entity. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes. The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited consolidated financial statements (as restated) of PTAC as of and for the year ended December
 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical unaudited financial statements (as restated) of PTAC as of and for the nine months ended September
 30, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of Tomorrow.io as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical unaudited financial statements of Tomorrow.io as of and for the nine months ended September
 30, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of RSS as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical unaudited financial statements of RSS as of and for the ended April 14, 2021; and

•
other information relating to PTAC and Tomorrow.io contained in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth in the section titled “The Business Combination Proposal” and the risk factors set forth under the section titled “Risk Factors” beginning on page 49 of this proxy statement/prospectus.

Description of the Business Combination
Pursuant to the Merger Agreement, Merger Sub will merge with and into Tomorrow.io, with Tomorrow.io continuing as the surviving corporation, and a wholly-owned subsidiary of PTAC (the “
Merger
”). Once the Merger has occurred, PTAC shall change its name to “The Tomorrow Companies Inc.” Furthermore, upon the Closing:

•	each share of Tomorrow.io Stock will be converted into the right to receive a number of shares of PTAC Class A Common Stock based on the Conversion Ratio (as defined in the Merger Agreement);
The aggregate consideration to be paid to Tomorrow.io Equityholders in connection with the Business Combination, will be an aggregate of 70,000,000 shares of PTAC Class A Common Stock, with an implied value (deemed to have a value of $10.00 per share) equal to approximately $700.0 million. The exact Conversion Ratio (as defined in the Merger Agreement) will not be known until or about the Closing. However, for purposes hereof, the Conversion Ratio is estimated to be approximately 0.81128 shares of PTAC Class A Common Stock per share of Tomorrow.io Stock currently held (such conversion ratio subject to change slightly with changes to the outstanding equity grants and forfeitures). Such Conversion Ratio will also apply to outstanding equity grants of Tomorrow.io.
The Business Combination will occur based on the following information summarized below (see the section titled “
The Business Combination Proposal”
for a detailed description):

•
each share of Tomorrow.io Stock issued and outstanding immediately prior to the Merger Agreement will be canceled and automatically converted into the right to receive a number of shares of PTAC Class A Common Stock based on the Conversion Ratio;

•
each Tomorrow.io Warrant will no longer be outstanding, as such warrants will be exercised via a cashless exercise as already agreed by the warrantholders, and the warrantholders will cease to have any rights to Tomorrow.io Stock; and

•
each outstanding vested and unvested Tomorrow.io stock option will be assumed by PTAC and converted into a Converted Company Option (as defined in the Merger Agreement), exercisable for shares of PTAC Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Conversion Ratio (as defined in the Merger Agreement) that will be determined at the Closing.

Other related events that are contemplated to take place in connection with the Business Combination are summarized below (see the section titled “
The Business Combination Proposal”
for a detailed description):

•
Pursuant to PTAC’s existing charter, PTAC’s Public Stockholders will be offered the opportunity to redeem, with such redemption to occur upon the Closing, Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account; and

•
The issuance and sale of 7,500,000 shares of PTAC Class A Common Stock for a purchase price of $10.00 per share for an aggregate purchase price of $75.0 million (the “
PIPE Funds
”) with the PIPE Investors.

In addition to the above, the following event took place prior to the Business Combination, however, post January 1, 2020.

•	On April 14, 2021, Tomorrow.io entered into the RSS Purchase Agreement (“ Purchase Agreement ”), to which, and on the terms and subject to the conditions of which, Tomorrow.io acquired all of the outstanding shares of capital of RSS, an S Corporation headquartered in Massachusetts, U.S. for a total cash consideration of $11,486,000. On the Purchase Agreement date, Tomorrow.io issued an aggregate of 1,834,044 restricted common shares to certain employees of RSS valued at a total of $7,905,000. The value of these grants was not included in the purchase price of RSS, since their vesting is subject to continued employment (i.e., post combination compensation). This acquisition is referred to as the “
RSS Acquisition
.”

Tomorrow.io applied the acquisition method of accounting for business combinations. Under the acquisition method, the acquiring entity in a business combination recognizes 100% of the assets acquired and liabilities assumed at their acquisition date fair values. The consideration transferred was allocated to the fair value of RSS’s assets acquired and liabilities assumed, including identifiable intangible assets. The excess of consideration transferred over the fair value of net assets acquired resulted in preliminary goodwill of $4,429,000. Preliminary goodwill recognized from the acquisition of RSS primarily relates to the future economic benefits arising from the assets acquired and is consistent with the Tomorrow.io’s stated intentions and strategy.
The fair value of the net assets acquired from RSS included $7,615,000 of intangible assets on Purchase Agreement date which primarily consist of finite-lived core technology and customer relationships with amortization periods ranging from 6 to 9 years.
The consolidated statements of operations include the financial results of RSS for the period subsequent to the acquisition date of April 14, 2021 to the Tomorrow.io’s period ended September 30, 2021, which contributed $780,000 of revenue and $(464,000) of operating loss to the Tomorrow.io’s consolidated results of operations.
Expected Accounting Treatment of the Business Combination
Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, while PTAC is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Tomorrow.io has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances that are expected to be in place when the closing of the Business Combination becomes effective:

•
Tomorrow.io’ existing stockholders will have the greater voting interest in the Combined Entity with an estimated 58% voting interest under the no redemption scenario and 72.2% voting interest under the maximum redemption scenario, as of immediately following the Closing;

•	Tomorrow.io’s senior management will be the senior management of the Combined Entity, including Tomorrow.io’s CEO retaining that position;

•
Immediately after the Closing, Combined Entity’s board of directors will consist of seven (7) directors: (i) one (1) of whom shall be designated by PTAC and (ii) six (6) of whom shall be designated by Tomorrow.io; and

•	Tomorrow.io’s operations prior to the Business Combination will comprise the ongoing operations of the Combined Entity.
Other factors were considered but they would not change the preponderance of factors indicating that Tomorrow.io was the accounting acquirer.
Accordingly, the Business Combination will be treated as the equivalent of Tomorrow.io issuing stock for the net assets of PTAC, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Tomorrow.io in future reports of the Combined Entity.
The Public Warrants have been reported as liability-classified instruments that will be subsequently remeasured at fair value in future reporting periods, with changes in fair value recognized in earnings. The

Company is currently finalizing its accounting of the Warrants and the potential effect of these instruments, which will either be accounted for as components of equity or as derivative liabilities, as part of the Business Combination final accounting policy.
Basis of Pro Forma Presentation
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“
Amendments to Financial Disclosures about Acquired and Disposed Businesses
.” Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“
Transaction Accounting Adjustments
”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“
Management’s Adjustments
”). Management has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. PTAC and Tomorrow.io, including RSS, have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances
The unaudited pro forma condensed combined financial information contained herein assumes that the PTAC stockholders approve the Business Combination. PTAC’s Public Stockholders may elect to redeem their Public Shares for cash even if they vote to approve the Business Combination. PTAC cannot predict how many of its Public Stockholders will exercise their right to redeem their PTAC Class A Common Stock for cash. Therefore, the unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of PTAC Class A Common Stock:

•
Assuming No Redemptions
: This scenario, which we refer to as the “No Redemption” assumes that no holders of Public Shares exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Maximum Redemption
: This scenario, which we refer to as the “Maximum Redemption,” assumes that holders of approximately 23,707,975 Public Shares will exercise their redemption rights for an aggregate payment of approximately $237.1 million (based on the estimated per share redemption price of approximately $10.00) from the Trust Account, which is the estimated maximum number of redemptions that could occur without a failure to satisfy the Minimum Cash Condition.

In both scenarios, the amount of cash available is sufficient to satisfy the Minimum Cash Condition of $150.0 million set forth in the Merger Agreement.
The following summarizes the pro forma shares of Combined Entity’s common stock issued and outstanding immediately after the Business Combination, presenting the two redemption scenarios.

	Assuming No Redemption	%	Assuming Maximum Redemption	%
Public shares	34,500,000	28.6%	10,792,025	11.2%
Sponsor shares — Class B to Class A	8,625,000	7.2%	8,625,000	8.9%
Shares issued in Business Combination	70,000,000	58.0%	70,000,000	72.2%
PIPE Shares	7,500,000	6.2%	7,500,000	7.7%

Shares outstanding	120,625,000	100%	96,917,025	100%

Assuming (i) the exercise of all 17,433,333 PTAC Warrants outstanding as of immediately prior to the Closing (consisting of 11,500,000 Public Warrants and 5,933,333 Private Placement Warrants) for 17,433,333

shares of the Combined Entity’s common stock, (ii) the issuance of shares                 of the Combined Entity’s common stock under the Equity Incentive Plan (including shares issuable upon exercise of options exercisable for Tomorrow.io Stock), which is intended to be adopted following the Closing and (iii) the issuance of 3,000,000 shares upon vesting of the Closing Parent RSU Grants, the percentage ownership retained by the PTAC’s existing stockholders in the Combined Entity will be different, the ownership levels in PTAC would be:

	No Redemption Scenario		Intermediate Redemption Scenario		Maximum Redemption Scenario (3)
	Shares	%	Shares	%	Shares	%
PTAC Public Stockholders	34,500,000	%	22,646,012	%	10,792,025	%
Holders of Public Warrants	11,500,000	%	11,500,000	%	11,500,000	%
PTAC Sponsor (1)	17,308,333	%	17,308,333	%	17,308,333	%
Tomorrow.io Equityholders (2)	70,000,000	%	70,000,000	%	70,000,000	%
Other PIPE Investors	4,750,000	%	4,750,000	%	4,750,000	%
Closing Parent RSU Grant	3,000,000	%	3,000,000	%	3,000,000	%
Issuances under the Equity Incentive Plan		%		%		%

Total		100.0%		100.0%		100.0%

(1)
Includes 2,750,000 shares of PTAC Class A Common Stock purchased by Sponsor in the PIPE Investment and 5,933,333 shares of PTAC Class A Common Stock issuable upon exercise of 5,933,333 Private Placement Warrants.

(2)	Includes shares of PTAC Class A Common Stock underlying options of Tomorrow.io that are assumed by PTAC. See “ The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration .”

(3)
The maximum redemption scenario reflects a reduction in advisory fees of approximately $12.9 million, including a reduction in the deferred underwriting commissions payable to the underwriters of the PTAC IPO in the amount of $4.0 million.

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive:

PTAC – public and private placement warrants	17,433,333
Tomorrow.io – stock options	11,003,107

28,436,440

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)

	PTAC	Tomorrow.io	Assuming No Redemptions				Assuming Maximum Redemptions
			Pro Forma Adjustments	Notes		Pro Forma Combined	Additional Pro Forma Adjustments	Notes		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$482	$24,239	$75,000	(1	)a	$398,829	$(237,118)	(1	)k	$174,590
			(45,948)	(1	)f		$12,878	(1	)l
			345,056	(1	)j

	PTAC	Tomorrow.io	Assuming No Redemptions				Assuming Maximum Redemptions
			Pro Forma Adjustments	Notes		Pro Forma Combined	Additional Pro Forma Adjustments	Notes		Pro Forma Combined
Marketable securities	—	75,650				75,650				75,650
Short-term bank deposits	—	126				126				126
Trade receivables, net	—	3,256				3,256				3,256
Prepaid expenses and other current assets	315	659				974				974
Inventory	—	1,740				1,740				1,740

Total current assets	797	105,670	374,108			480,575	(224,240)			256,336

Long-term prepaid expense	127	—				127				127
Long-term restricted cash	—	243				243				243
Long-term marketable securities	—	2,505				2,505				2,505
Property and equipment, net	—	2,151				2,151				2,151
Contract acquisition costs	—	1,118				1,118				1,118
Other non-current assets	—	389				389				389
Intangible assets, net	—	7,138				7,138				7,138
Goodwill	—	4,429				4,429				4,429
Cash held in trust account	345,056	—	(345,056)	(1	)j	—	—			—

Total assets	$345,980	$123,643	$29,052			$498,675	$(224,240)			$274,436

LIABILITIES
Accounts payable	204	1,666				1,870				1,870
Deferred revenue	—	2,695				2,695				2,695
Other accounts payable and accrued expenses	—	3,197				3,197				3,197
Warrant liability	15,526	3,439	(3,439)	(1	)c	15,526				15,526
Deferred underwriting fee payable	12,075	—	(12,075)	(1	)f	—	—			—

Total liabilities	27,805	10,997	(15,514)			23,288	—			23,288

COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption	345,056	—	(345,056)	(1	)i	—				—
Convertible Preferred Stock	—	208,202	(208,202)	(1	)b	—				—
SHAREHOLDERS’ DEFICIT
Class A common stock	—	—	1	(1	)a	12	(2)	(1	)k	10
			6	(1	)b
			7	(1	)e
			1	(1	)g
			3	(1	)i
Class B common stock	1	—	(1)	(1	)g	—
Common Shares	—	1	(7)	(1	)e	—
Treasury shares	—	(1,175)	1,175	(1	)d	—				—
Additional paid-in capital	—	8,484	74,999	(1	)a	612,114	(237,116)	(1	)k	374,998
			208,196	(1	)b
			3,439	(1	)c
			(1,175)	(1	)d
			(26,882)	(1	)h
			345,053	(1	)i
Accumulated deficit	(26,882)	(102,866)	(33,873)	(1	)f	(136,739)	12,878	(1	)l	(123,860)
			26,882	(1	)h

Total Shareholders’ deficit	(26,881)	(95,55)	597,824			475,387	(224,240)			251,148

Total liabilities and shareholders’ deficit	345,980	123,643	29,052			498,675	(224,240)			274,436

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	PTAC	Tomorrow.io	RSS	Assuming No Redemptions				Assuming Maximum Redemptions
				Pro Forma Adjustments	Notes		Pro Forma Combined	Additional Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$—	$5,969	$2,807	$(253)	(2	)f	$8,523	$—		$8,523
Cost of revenues		2,351	1,496	(97)	(2	)f	3,750			3,750

Gross profit (loss)	—	3,618	1,311	(156)			4,773	—		4,773
Operating Expenses:
Research and development	—	11,775	—	—			11,775			11,775
Sales and marketing	—	10,054	—	—			10,054			10,054
General and administrative	2	6,338	1,303	—			7,643			7,643

Total operating expenses	2	28,167	1,303	—			29,472			29,472

Operating loss	(2)	(24,549)	8	(156)			(24,699)			(24,699)
Other expense (income), net 1		2,813	23	(2,813)	(2	)b	4,300			4,300
				3,290	(2	)f
				988	(2	)h
Financing expense (income), net		(299)	—	—			(299)			(299)

Income (loss) before income taxes	(2)	(27,063)	(15)	(1,621)			(28,701)			(28,701)
Income tax expense (benefit), net	—	117	—				117			117

Net income (loss)	$(2)	$(27,180)	$(15)	$(1,621)			$(28,818)	$—		$(28,818)

Net loss per share attributable to Common shareholders:							$(28,818)			$(28,818)
Basic and diluted net loss per Common share							$(0.24)			$(0.30)
Weighted average number of Common shares used in computing basic and diluted net loss per Common share							120,625,000			96,917,025

1
For purposes of our pro forma analysis, we have included within “Other expense (income), net”, the “Tranche rights and warrant remeasurement expense (income).” Per adjustment 2(b), the “Tranche rights and warrants remeasurement expense (income), net” is eliminated as part of the pro forma adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share amounts)

	PTAC	Tomorrow.io	RSS 1	Assuming No Redemptions				Assuming Maximum Redemptions
				Pro Forma Adjustments	Notes		Pro Forma Combined	Additional Pro Forma Adjustments	Notes		Pro Forma Combined
Revenue	$—	$6,648	$2,024	$(1,210)	(2	)f	$7,462	$—			$7,462
Cost of revenues		2,980	548	(154)	(2	)f	3,374				3,374

Gross profit (loss)	—	3,668	1,476	(1,056)			4,088	—			4,088
Operating Expenses:
Research and development	—	18,793	9	—			18,802				18,802
Sales and marketing	—	13,279	—	—			13,279				13,279
General and administrative	800	8,170	762				9,732				9,732
Total operating expenses	800	40,242	771				41,813				41,813
Operating loss	(800)	(36,574)	705	(1,056)			(37,725)				(37,725)

Other expense (income), net 2	(7,536)	3,264	(73)	(8,801)	(2	)a	29,460	(12,878)	2	(d)	16,582
				5,537	(2	)b
				33,873	(2	)d
				2,461	(2	)e
				736	(2	)g
Financing expense (income), net	—	798	—	56	(2	)c	854				854

Income (loss) before income taxes	6,736	(40,636)	778	(34,917)			(68,039)	12,878			(55,161)
Income tax expense (benefit), net	—	(1,938)	—	—			(1,938)				(1,938)

Net income (loss)	$6,736	$(38,698)	$778	$(34,917)			$(66,101)	$12,878			$(53,223)

Net income per share attributable to Common shareholders:							$(66,101)				$(53,223)
Basic and diluted net income per Common share							$(0.55)				$(0.55)
Weighted average number of Common shares used in computing basic and diluted net income per Common share							120,625,000				96,917,025

1	RSS information is from January 1, 2021 through April 14, 2021, the date of acquisition
2
For purposes of our pro forma analysis, we have included within “Other expense (income), net”, the “Tranche rights and warrant remeasurement expense (income).” Per adjustment 2(b), the “Tranche rights and warrants remeasurement expense (income), net” is eliminated as part of the pro forma adjustments.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP, with no goodwill or other intangible assets recorded. Under this method of accounting, PTAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Tomorrow.io issuing stock for the net assets of PTAC, accompanied by a recapitalization. The net assets of PTAC are stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination, PIPE Investments, and the other related events contemplated by the Merger Agreement as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020, give pro forma effect to the Business Combination, PIPE Investments, acquisition of RSS, and the other related events contemplated by the Merger Agreement as if it had been consummated on January 1, 2020.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	PTAC’s unaudited condensed consolidated balance sheet as of September 30, 2021 and the related notes, which is included elsewhere in this proxy statement /prospectus;

•	Tomorrow.io’s unaudited condensed consolidated balance sheet as of September 30, 2021 and the related notes, which is included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	PTAC’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, which is included elsewhere in this proxy statement/prospectus;

•	Tomorrow.io’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, which is included elsewhere in this proxy statement/prospectus; and

•	RSS’s audited statement of operations for the year ended December 31, 2020 and the related notes, which is included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	PTAC’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 and the related notes, which is included elsewhere in this proxy statement/prospectus; and

•
Tomorrow.io’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 and the related notes, which is included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.
2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other related events and has been prepared for informational purposes only.
The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Entity’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 were as follows:

(1)	Represents pro forma adjustments to the condensed combined balance sheet:

a.	Reflects the proceeds of $75,000,000 from the issuance and sale of 7,500,000 shares of PTAC Class A Common Stock at $10.00 per share with par value of $0.0001 to PIPE Investors.

b.	Reflects the conversion of Tomorrow.io convertible preferred shares into PTAC Class A Common Stock based on the Conversion Ratio Stock effective immediately at the closing of the Business Combination.

c.	Reflects the cashless exercise of Tomorrow.io warrants which was treated as a reclassification of the warrant liability of $3.4 million to APIC, with no repurchase of the common stock.

d.	Reflects the Tomorrow.io treasury stock cancellation and extinguishment without any conversion.

e.	Reflects the conversion of Tomorrow.io Stock to PTAC Class A Common Stock based on the Conversion Ratio effective immediately at the closing of the Business Combination.

f.
Reflects Tomorrow.io and PTAC’s total preliminary estimated advisory, legal, accounting and other professional fees of approximately $48.9 million incurred in connection with the Business Combination in the No Redemption Scenario, including approximately $12.1 million of deferred underwriting fees. This adjustment does take into consideration the $3.0 million that have already been paid and are included within PTAC and Tomorrow.io’s Balance Sheets as of September 30, 2021. These expected transaction costs are in connection with the consummation of the Business Combination and other related events and are deemed to be direct and incremental costs of the Business Combination, which have been recorded as a reduction to accumulated deficit.

g.
Reflects the conversion of PTAC Class B Common Stock to PTAC Class A Common Stock. In connection with the Closing of the Business Combination, all shares of PTAC Class B Common Stock will convert into shares of PTAC Class A Common Stock.

h.	Reflects the elimination of historical accumulated deficit of PTAC.

i.
Reflects the No Redemption scenario, in which no shares of PTAC Class A Common Stock are redeemed and PTAC Class A Common Stock subject to possible redemption totaling $345.1 million would be transferred to permanent equity.

j.
Reflects the liquidation and reclassification of $345.1 million of cash and investments held in the Trust Account to cash that becomes available following the closing of the Business Combination, assuming no redemptions.

k.
Reflects the Maximum Redemption scenario, in which 23,707,975 shares of PTAC’s Class A Common Stock subject to possible redemption are redeemed for an aggregate payment of approximately $237.1 million (based on the estimated per share redemption price of approximately $10.00 per share).

l.
Reflects Tomorrow.io and PTAC’s total preliminary estimated advisory, legal, accounting and other professional fees of approximately $36.0 million incurred in connection with the Business Combination in the Maximum Redemption Scenario, including a total discount of approximately $12.9 million to the fees incurred in (1)f above in the no redemption scenario which takes into consideration a discount of $4.0 million of deferred underwriting fees.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 were as follows:

(2)	Represents pro forma adjustments to the condensed combined statements of operations:

a.
Represents pro forma adjustment to eliminate the change in fair value of convertible preferred shares that would be converted into Combined Entity common stock and the change in fair value of the Tomorrow.io warrants that would have been cancelled as a result of the Business Combination that would not be incurred if the Business Combination was consummated on January 1, 2020.

b.
Reflects the elimination of the impact of change in fair value of Tomorrow.io warrant liabilities as the warrants are expected to be exercised prior to the Closing of the Business Combination, and therefore will not be marked to market at each reporting period.

c.
Represents pro forma adjustment to eliminate investment income related to the investment held in the Trust Account of PTAC that would not be earned if the Business Combination was consummated on January 1, 2020.

d.	Reflects certain non-recurring transaction costs incurred by Tomorrow.io and PTAC subsequent to September 30, 2021, principally related to the Merger.

e.
Represents incremental stock-based compensation expense associated with $5.7 million restricted stock granted to employees as a result of the RSS acquisition which vest upon satisfaction of a service condition, which will be satisfied if the RSS acquisition took place as of January 1, 2020.

f.	Represents the elimination of certain revenues and expenses between RSS and Tomorrow.io, which would have been intercompany revenues had the Business Combination occurred as of January 1, 2020.

g.
Reflects the approximately $0.9 million and $0.7 million increases in the intangible assets amortization expense resulting from the fair value adjustments recognized for intangible assets acquired with the acquisitions of RSS for the year ended December 31, 2020 and for the nine months ended September 30, 2021, respectively. Note, the fair value of RSS assets as of January 1, 2020 was assumed to be the same as the fair value as of the acquisition date.

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of RSS are recorded at the acquisition date fair values. For all assets acquired and liabilities assumed other than identified intangible assets and goodwill, unless otherwise noted, the carrying value was determined to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by FASB ASC 805. Any potential adjustments made could be material in relation to the preliminary values presented.

Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair values set forth below.
The following table sets forth a preliminary allocation of the estimated consideration for the RSS acquisition to the identifiable tangible and intangible assets acquired and liabilities assumed of such entities at September 30, 2021 balance sheet, with the excess recorded as goodwill (in thousands):

Amount
Intangible Assets	7,615
Goodwill	4,429
Deferred tax liability	(2,071)
Net assets acquired	1,513

Total purchase consideration	11,486
In accordance with FASB ASC 350, goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.
The table below indicates the estimated fair value of each of the identifiable intangible assets in RSS acquisition (in thousands, except for useful life):

	Preliminary		Pro Forma Amortization Expense
	Estimated Asset air Value	Average Useful Life (Years)	For the Nine Months Ended September 30, 2021	For the Year Ended December 31, 2020
Core technology	5,860	8	546	733
Customer relationships	1,237	6	147	198
Trade name	518	9	43	58
These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that will be calculated after completing a detailed valuation analysis, and the difference could be material relative to the preliminary values presented.
Tomorrow.io recognized $2.1 million of a deferred tax liability which relates to the fair value of intangibles, other than goodwill and the fair value adjustments for the tangible assets acquired over their historical cost basis. The Company is planning to file a consolidated tax return in the U.S. together with RSS and to utilize the benefit of the Tomorrow.io’s loss carryforwards against the future taxable profit of RSS and consequently decreased its valuation allowance in an amount equal to the deferred tax liability recognized in the business combination. The difference between the net income tax benefit in the consolidated statements of operations to the tax benefit recognized upon the business combination is attributed to income tax expense incurred by the Company’s subsidiary.
3. Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, the PIPE Investments and other related events, assuming the shares were outstanding since January 1, 2020. As the Business Combination, PIPE Investments and other related proposed equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. Under the contractual maximum redemption scenario, the shares of PTAC Class A Common Stock assumed to be redeemed by PTAC’s Public Stockholders are eliminated as of January 1, 2020.
The unaudited pro forma condensed combined financial information has been prepared assuming two alterative levels of redemption for the nine months ended September 30, 2021 and year ended December 31, 2020:

	For the Nine Months Ended September 30, 2021		For the Year Ended December 31, 2020
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
(in thousands, except share and per share data)
Pro forma net income (loss)	(66,101)	(53,223)	(28,818)	(28,818)
Weighted average shares outstanding of Class A Stock	120,625,000	96,917,025	120,625,000	96,917,025
Net income (loss) per share of Class A Stock — basic and diluted	$(0.55)	$(0.55)	$(0.24)	$(0.30)
Weighted average shares outstanding — basic and diluted
Public shares	34,500,000	10,792,025	34,500,000	10,792,025
Founder shares — Class B to Class A	8,625,000	8,625,000	8,625,000	8,625,000
Shares issued in Business Combination	70,000,000	70,000,000	70,000,000	70,000,000
PIPE Shares	7,500,000	7,500,000	7,500,000	7,500,000

Total	120,625,000	96,917,025	120,625,000	96,917,025

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

	For the Nine Months Ended September 30, 2021		For the Year Ended December 31, 2020
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
Company Converted Options	11,003,107	11,003,107	11,003,107	11,003,107
PTAC’s Private Placement and Public Warrants	17,433,333	17,433,333	17,433,333	17,433,333

Total	28,436,440	28,436,440	28,436,440	28,436,440

THE BUSINESS COMBINATION PROPOSAL
General
Holders of PTAC Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. PTAC stockholders should read carefully this proxy statement/prospectus in its entihrety for more detailed information concerning the Merger Agreement, which is attached as
Annex A
to this proxy statement/prospectus. Please see the section titled “
The Business Combination Proposal
—
The Merger Agreement
” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Private Placement
In connection with the PIPE Investment, PTAC engaged Moelis & Company LLC (“
Moelis
”) and PJT Partners LP, a global advisory-based investment bank (“
PJT Partners
”), as
co-placement
agents. In connection with performing their services as
co-placement
agents, Moelis and PJT Partners will receive fees and expense reimbursements customary for a PIPE transaction (subject to the terms and conditions of their engagement letter with PTAC). PJT Partners previously had been hired to advise Tomorrow.io in connection with the proposed Business Combination, and will receive customary compensation in connection therewith. Except in respect of the PIPE Investment, PJT Partners did not provide any advice to PTAC, and in particular PJT Partners did not advise on the valuation of Tomorrow.io or the terms of the Business Combination with Tomorrow.io. PTAC and Tomorrow.io each signed agreements with PJT Partners acknowledging PJT Partners’ role as both financial advisor to Tomorrow.io in connection with the proposed Business Combination and as co-placement
agent to PTAC in connection with the PIPE Investment and waived any purported conflicts in connection with such dual roles. In addition, Moelis or PJT Partners and their respective affiliates may provide investment banking and other financial services to PTAC, Tomorrow.io and their respective affiliates in the future, for which Moelis or PJT Partners and their respective affiliates would expect to receive customary compensation.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of PTAC and Tomorrow.io. The following is a brief description of the background of these negotiations and the resulting Business Combination. The following does not purport to list every conversation among representatives of PTAC, Tomorrow.io and other parties.
PTAC is a blank check company incorporated in Delaware on December 30, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While PTAC’s Sponsor, directors and officers have had limited experience with blank check companies or special purpose acquisition companies in the past, PTAC was created to capitalize on the substantial deal sourcing, investing and operating expertise of its directors and management team in numerous industries to identify and combine with one or more businesses with high growth potential. In addition, one of PTAC’s directors, Bradley Tusk, is currently Chairman of IG Acquisition Corp., a blank check company that raised $300,000,000 in its initial public offering in October 2020 which is pursuing a business combination in the leisure, gaming or hospitality industries.
On March 15, 2021, PTAC consummated the PTAC IPO of 34,500,000 Units, generating total gross proceeds of $345,000,000. Substantially concurrent with the consummation of the PTAC IPO, the Sponsor purchased 5,933,333 Private Placement Warrants for an aggregate purchase price of $8,899,999.50, or $1.50 per Private Placement Warrant. In connection with the PTAC IPO, the Sponsor, PTAC’s directors and officers and PTAC entered into a letter agreement pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of PTAC’s initial business combination.

Prior to the consummation of the PTAC IPO, neither PTAC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with PTAC.
Following the PTAC IPO, PTAC’s directors and officers commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of PTAC were contacted by, and representatives of PTAC contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. PTAC’s directors and officers and their affiliates also brought to its attention target business candidates.
During this search process, PTAC reviewed several target businesses as potential business combination opportunities and entered into a confidentiality agreement with one of those target businesses, Company A, on March 26, 2021. After conducting a high level review of Company A and meeting with its senior management, the parties discussed the material terms of a potential business combination, including valuation. PTAC’s
Non-Executive
Chairman, Adam Karkowsky, contacted the other members of the Board to inform them about Company A and of the opportunity for a potential business combination with Company A, including the material terms of a potential business combination that had been discussed, the valuation of Company A and the other material terms that he believed would be included in a non-binding
letter of intent between the parties. During the period between March 26, 2021 and April 21, 2021, PTAC also consulted with its financial and legal advisors regarding the terms of a potential business combination with Company A.
On April 21, 2021, PTAC and Company A entered into a
non-binding
letter of intent that established the material terms of a potential business combination between Company A and PTAC, and provided for a period of 30 days of mutual exclusivity to pursue the potential business combination. The terms of the non-binding
letter of intent with Company A, including the valuation of Company A, were consistent with the terms that had been previously discussed with members of the Board.
PTAC, with the assistance of financial and legal advisors, continued its due diligence of Company A.
On May 13, 2021, following further due diligence of Company A and conversations between representatives of PTAC and Company A, PTAC and Company A determined to terminate discussions between the parties regarding a potential business combination because of, among other things, PTAC’s view that the proposed valuation of Company A was high relative to the trading value of comparable companies. Mr. Karkowsky had previously discussed the termination of discussions with Company A with the members of the Board.
Following termination of discussions with Company A, PTAC’s directors and officers resumed their active search for prospective businesses or assets to acquire in its initial business combination.
In June 2021,
PTAC was introduced to Tomorrow.io by representatives of Peel Acquisition Company II, LLC, a managing member of the Sponsor. Peel was aware of Tomorrow.io because its affiliates had invested approximately $5 million in an unaffiliated private equity fund, which unaffiliated private equity fund had in turn invested in Tomorrow.io. Such investment, which represented an approximately 1% indirect equity interest in Tomorrow.io, is controlled by the unaffiliated private equity fund, Peel and its affiliates exercise no control over the private equity fund, the unaffiliated private equity fund’s investment in Tomorrow.io or Tomorrow.io, and the investment is not material to Peel’s affiliates. On June 14, 2021, PTAC and Tomorrow.io entered into a mutual non-disclosure
agreement to allow the parties to discuss a potential business combination and to enable PTAC to conduct due diligence on Tomorrow.io. Thereafter, Tomorrow.io provided PTAC and its representatives with access to Tomorrow.io management as well as a virtual data room containing information about Tomorrow.io’s material stockholder and commercial agreements, intellectual property, human resources and business plans.
On June 15, 2021, Mr. Karkowsky and other representatives of PTAC and representatives of Tomorrow.io met in person to discuss each party’s interest in exploring a potential interest business combination transaction.

Mr. Karkowsky contacted the other members of the Board to inform them about the discussions that had taken place with Tomorrow.io regarding the opportunity for a potential business combination, including the valuation of Tomorrow.io and the other material terms that he believed would be included in a non-binding
letter of intent between the parties. In those discussions, Mr. Karkowsky informed the other directors that PTAC had become aware of Tomorrow.io as a result of Peel’s affiliates’ indirect investment in Tomorrow.io. During the period between June 15, 2021 and June 21, 2021, PTAC also consulted with financial and legal advisors regarding the terms of a potential business combination with Tomorrow.io.
On June 21, 2021, PTAC submitted a
non-binding
letter of intent to Tomorrow.io which contained the following material terms, which were consistent with the terms Mr. Karkowsky had previously discussed with the members of the Board: (1) a proposed equity valuation of Tomorrow.io of $920 million, which was the result of discussion between PTAC and Tomorrow.io and PTAC’s view of the trading value of other SaaS companies, (2) a potential investment by Sponsor or affiliates of Sponsor of between $25 million and $50 million in a proposed private placement to close concurrently with the closing of the potential business combination, (3) an aggregate amount of PIPE financing of $100 million, (4) a one year lock-up
period would be applicable to the shares held by Sponsor and the existing Tomorrow.io stockholders, (5) that the post-closing board would consist of two members (including one board observer) designated by Sponsor and six members designated by Tomorrow.io; (6) the parties would agree on minimum Aggregate Transaction Proceeds (as defined in the Merger Agreement) that would be required at Closing; and (7) a mutual exclusivity period expiring 60 days following execution of the letter of intent. Following discussion between Mr. Karkowsky and Shimon Elkabetz, Tomorrow.io’s Chief Executive Officer, PTAC and Tomorrow.io agreed to revise the letter of intent to provide that the post-closing board would consist of one member designated by Sponsor and 6 members designated by Tomorrow.io.
On June 28, 2021, the parties entered into the
non-binding
letter of intent, and PTAC ceased contact with other potential target businesses.
On July 1, 2021, representatives of PTAC, PTAC’s financial advisor, Moelis, and its legal advisor, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“
Paul, Weiss
”) met with representatives of Tomorrow.io and Tomorrow.io’s management team provided detailed information regarding Tomorrow.io’s business, the markets in which Tomorrow.io operates and Tomorrow.io’s business plans.
On July 2, 2021, representatives of Paul, Weiss and counsel to Tomorrow.io, Goodwin Procter LLP (“
Goodwin
”), held a teleconference to discuss certain key legal work streams.
PTAC also subsequently engaged an internationally recognized accounting firm to conduct business and accounting due diligence of Tomorrow.io and an internationally recognized consulting firm to conduct technical due diligence relating to Tomorrow.io’s software, radar technology, viability of forecasted space operations, launch schedule and payload technology.
Over the course of the next few months, PTAC, with the assistance of its financial, accounting, industry and legal advisors, conducted a due diligence review of Tomorrow.io’s existing business and operations and evaluated Tomorrow.io’s business plan and projections, through reviewing materials made available by Tomorrow.io in a virtual data room as well as through in person, video and telephonic meetings. During this time period, Mr. Karkowsky provided updates to members of the Board with respect to the status and timing of discussions with Tomorrow.io, the material transaction terms and the due diligence being conducted on Tomorrow.io.
On July 15, 2021, Goodwin delivered an initial draft of the Merger Agreement to Paul, Weiss. The draft Merger Agreement contemplated, among other terms, minimum Aggregate Transaction Proceeds (as defined in the Merger Agreement) of $200 million. Thereafter, the parties and their respective legal counsel negotiated the terms of the Merger Agreement and related ancillary documentation and agreements and exchanged several drafts of the Merger Agreement and related documentation and agreements as detailed further below.

On July 19, 2021, the Board held a meeting via video conference, which was attended by representatives of PTAC, Moelis and Paul, Weiss. At the meeting, Mr. Karkowsky provided an update regarding, and the Board discussed, material transaction terms of the potential business combination with Tomorrow.io and due diligence items.
On July 23, 2021, Paul, Weiss sent a revised draft of the Merger Agreement to Goodwin. The key issues reflected in the draft Merger Agreement related to (i) the scope and terms of the lockup that would be applicable to Tomorrow.io stockholders, and (ii) the sharing of certain expenses related to the proposed business combination, with the draft proposing that PTAC and Tomorrow.io would be jointly responsible for regulatory filing fees and the cost of printing and mailing this proxy statement/prospectus.
On July 29, 2021, Goodwin sent a further revised draft of the Merger Agreement to Paul, Weiss. The key issue reflected in the draft Merger Agreement related to the regulatory efforts standard of the parties, with such draft proposing that PTAC and Tomorrow.io shall use their reasonable best efforts to obtain any required regulatory approvals.
On July 27, 2021 and July 30, 2021, Tomorrow.io and PTAC signed conflict waiver and consent agreements with PJT Partners, Tomorrow.io’s financial advisor, acknowledging PJT Partners’ role as financial advisor to Tomorrow.io in connection with the Business Combination and as co-placement
agent for PTAC in connection with the PIPE Investment and waiving any conflicts in connection with PJT Partners acting in such dual roles, as contemplated therein. PTAC also executed an indemnity letter with Moelis and PJT Partners with respect to their role as PIPE Investment co-placement
agents on August 2, 2021 prior to investor meetings taking place and an engagement letter between PTAC and Moelis and PJT Partners with respect to their role as PIPE Investment co-placement
agents was later executed on December 6, 2021.
Commencing on August 4, 2021, PTAC and Tomorrow.io held investor meetings with potential investors in the PIPE Investment. From August 4, 2021 and up to the signing of the PIPE Subscription Agreements, following outreach to numerous potential participants in the PIPE Investment by Moelis and PJT Partners (in their roles as PIPE Investment co-placement agents), PTAC and Tomorrow.io discussed and agreed upon the selection of PIPE Investors, which included the Sponsor and an entity associated with principals of Peel.
On August 4, 2021, Paul, Weiss sent an initial draft of the PIPE Subscription Agreement to Goodwin.
On August 11, 2021, Paul, Weiss sent a further revised draft of the Merger Agreement to Goodwin. The key issue reflected in the draft Merger Agreement related to the regulatory efforts standard of the parties, and specifically proposed that PTAC would not be obligated to take any action requested by a regulatory authority that would have a material adverse impact on the Combined Entity.
On August 16, 2021, Goodwin sent a revised draft of the PIPE Subscription Agreement to Paul, Weiss. The Key issues reflected in such draft of the PIPE Subscription Agreement related to closing conditions and the circumstances under which such agreement may be modified.
On August 24, 2021, PTAC and Tomorrow.io agreed to extend the exclusivity period provided for under the letter of intent between PTAC and Tomorrow.io for a period of 60 days.
On September 2, 2021, the Board held a meeting via video conference, which was attended by representatives of PTAC, Moelis and Paul, Weiss. At the meeting, Mr. Karkowsky provided an update regarding, and the Board discussed, material transaction terms of the potential business combination with Tomorrow.io and due diligence items.
On September 17, 2021, certain directors and officers of PTAC and representatives of Moelis and PJT Partners (in their roles as PIPE Investment co-placement
agents) met telephonically with Tomorrow.io management to discuss the status of the PIPE Investment.

Following these conversations and in light of the feedback of potential investors in the PIPE Investment, the parties agreed to revise the terms of the proposed business combination as follows: (1) the proposed equity valuation of Tomorrow.io would be reduced to $700 million and (2) certain employees of Tomorrow.io would be allocated an aggregate of 3 million restricted stock units, which would be subject to share price and time-based vesting conditions. The addition of the restricted stock units was intended to provide additional value and incentives to employees of Tomorrow.io, subject to the achievement of certain share price targets, which would benefit all stockholders of PTAC.
On September 23, 2021, Goodwin sent a further revised draft of the Merger Agreement to Paul, Weiss reflecting the revised terms of the proposed business combination, as well as changes related to the sharing of certain expenses related to the proposed business combination and proposed a regulatory efforts standard pursuant to which no party would be required to take any action requested by a regulatory authority that would have a material adverse impact on any such party.
On September 30, 2021, Goodwin sent a draft of the
Lock-Up
Agreement to Paul, Weiss. From October 14, 2021 and up to the date of signing of the Merger Agreement, Paul, Weiss and Goodwin continued to exchange revised drafts of the
Lock-Up
Agreement and discuss outstanding issues therein. Issues discussed included the circumstances under which a waiver may be granted under such
Lock-Up
Agreement.
On October 1, 2021, Paul, Weiss sent a draft of the Tomorrow.io Support Agreement to Goodwin. From October 1, 2021 and up to the date of signing of the Merger Agreement, Paul, Weiss and Goodwin continued to exchange revised drafts of the Tomorrow.io Support Agreement and discuss outstanding issues therein.
On October 4, 2021, Paul, Weiss sent a further revised draft of the Merger Agreement to Goodwin. The key issue reflected in the draft Merger Agreement related to the sharing of certain expenses related to the proposed business combination, and proposed that Tomorrow.io would be responsible for filing fees related to CFIUS matters in connection with the proposed business combination.
On October 7, 2021, Goodwin sent an initial draft of the Registration Rights Agreement to Paul, Weiss. From October 7, 2021 and up to the date of signing of the Merger Agreement, Paul, Weiss and Goodwin continued to exchange revised drafts of the Registration Rights Agreement and discuss outstanding issues therein.
On October 8, 2021, the Board held a meeting via video conference, which was attended by representatives of PTAC, Moelis and Paul, Weiss. At the meeting, Mr. Karkowsky provided an update with respect to the potential business combination with Tomorrow.io, including with respect to commitments from investors in the PIPE Investment and support from existing and prospective stockholders. The Board also received a summary of the due diligence reports that had been received from PTAC’s advisors, including a quality of earnings report and a report on Tomorrow.io’s software, radar technology, viability of forecasted space operations, launch schedule and payload technology. Representatives of Paul, Weiss led a discussion of the Board’s fiduciary duties in the context of the potential business combination with Tomorrow.io. The Board also considered the indirect, passive investment of affiliates of Peel in Tomorrow.io and discussed the advisability of retaining independent Delaware counsel and obtaining a fairness opinion in connection with the potential business combination. Subsequently, the Board retained Richards, Layton & Finger, P.A. as independent Delaware counsel and Houlihan Lokey to provide a fairness opinion in connection with the potential business combination.
On October 19, 2021, Goodwin sent a further revised draft of the Merger Agreement to Paul, Weiss. The key issue reflected in the draft Merger Agreement related to the sharing of certain expenses related to the proposed business combination, with such draft proposing that PTAC and Tomorrow.io would be jointly responsible for any regulatory filing fees.
On October 22, 2021, PTAC and Tomorrow.io agreed to further extend the exclusivity period provided for under the letter of intent between PTAC and Tomorrow.io for a further 30 days. During that time, representatives of PTAC, Tomorrow.io and Moelis and PJT Partners (in their roles as PIPE Investment co-placement
agents) continued to meet with potential investors in the PIPE Investment.
On November 15, 2021, representatives of PTAC and Tomorrow.io met to discuss the proposed business combination and to consider feedback received from potential investors in the PIPE Investment and the challenges posed by a tightening PIPE market. Following such meeting, the parties agreed to reduce the targeted PIPE Investment from $100 million to $75 million, including a commitment in the PIPE Investment from the Sponsor in an amount to be determined, which amount was ultimately agreed to be $27.5 million.
On November 16, 2021, Sullivan & Cromwell LLP, counsel to Moelis and PJT Partners as co-placement agents, sent a revised draft of the PIPE Subscription Agreement to Paul, Weiss. The key issues reflected in such draft of the PIPE Subscription Agreement included closing conditions, representations and warranties of the PIPE Investors relating to Moelis and PJT Partners and registration rights. From November 16, 2021 and up to the date of signing of the PIPE Subscription Agreements, Paul, Weiss, Goodwin and Sullivan & Cromwell LLP continued to exchange revised drafts of the PIPE Subscription Agreement and discuss outstanding issues therein, including an acknowledgement of PJT Partners’ dual role as co-placement agent in connection with the PIPE Investment and as financial advisor to Tomorrow.io in connection with the Business Combination. Issues included closing conditions and termination if the Business Combination hasn’t been consummated by June 30, 2022.
On November 16, 2021, representatives of Paul, Weiss and Goodwin met telephonically to discuss outstanding items on the Merger Agreement and certain other key legal work streams.
On November 22, 2021, Paul, Weiss sent a further revised draft of the Merger Agreement to Goodwin. The key issues reflected in the draft Merger Agreement related to (i) a reduction of the minimum Aggregate Transaction Proceeds (as defined in the Merger Agreement) from $200 million to $150 million, which partially reflected the reduced size of the PIPE Investment, and (ii) the sharing of certain expenses related to the proposed business combination.
On November 23, 2021, Goodwin sent initial drafts of the PTAC Support Agreement, Proposed Charter and Amended Bylaws to Paul, Weiss. From November 23, 2021 and up to the date of signing of the Merger Agreement, Paul, Weiss and Goodwin continued to exchange revised drafts of the Merger Agreement and discuss outstanding issues therein. Issues discussed include the parties to the
Lock-Up
Agreements, transferability restrictions on the Combined Entity’s common stock, director and officer indemnification provisions and sharing of certain expenses related to the proposed business combination.
On November 26, 2021, the Board held a meeting via video conference to discuss the potential business combination and the terms of the definitive agreements, which was attended by representatives of PTAC, Moelis, Houlihan Lokey, Paul, Weiss and Richards, Layton & Finger, P.A. At the meeting, Mr. Karkowsky provided an update with respect to the potential business combination with Tomorrow.io, including with respect to commitments from investors in the PIPE Investment. Representatives of Paul, Weiss summarized the material terms of the Merger Agreement, the Proposed Charter and Amended Bylaws and the other transaction agreements, and discussed the status of the PIPE Investment. The representatives of Paul, Weiss also reviewed the facts regarding the indirect, passive investment of affiliates of Peel in Tomorrow.io. Richards, Layton & Finger, P.A. led a discussion regarding the fiduciary duties of the directors in the context of the potential business combination. Representatives of Houlihan Lokey discussed the fairness opinion process with the Board.
On December 1, 2021, representatives of PTAC, Tomorrow.io and their respective advisors met telephonically to discuss the proposed business combination, including the timing thereof and publicity related thereto.
On December 3, 2021, the Board held a meeting via video conference, which was attended by representatives of PTAC, Moelis, Houlihan Lokey, Paul, Weiss and Richards, Layton & Finger, P.A. During such meeting, the Board received updates from Houlihan Lokey regarding the fairness opinion process. Richards, Layton & Finger, P.A. reviewed process matters, and Paul, Weiss and Moelis provided updates regarding the proposed business combination.

On December 6, 2021, the Board held a meeting via video conference, which was attended by representatives of PTAC, Moelis, Houlihan Lokey, Paul, Weiss and Richards, Layton & Finger, P.A. During such meeting, the Board received updates from the various advisors regarding the proposed business combination and reviewed the final terms of the Merger Agreement, the Proposed Charter and Amended Bylaws and the other transaction agreements. Houlihan Lokey presented its financial analysis of the Business Combination, and then, after discussion of its financial analysis with members of the Board, Houlihan Lokey provided its oral opinion to the Board, which was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to various assumptions, qualifications, limitations and other matters set forth in Houlihan Lokey’s written opinion letter, the Closing Payment Shares to be issued by PTAC in the Business Combination pursuant to the Merger Agreement was fair to PTAC from a financial point of view. Following the discussions, the Board unanimously determined that the Business Combination was advisable, fair to and in the best interest of PTAC and its stockholders, approved the Merger Agreement, the Proposed Charter and Amended Bylaws, the PIPE Investment and the other transaction agreements, and determined to recommend that PTAC’s stockholder approve the Proposals. In approving the transactions, the Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).
On December 7, 2021, the parties entered into the Merger Agreement and PTAC entered into the PIPE Subscription Agreements for the PIPE Investment. On December 7, 2021, the parties issued a press release announcing the Business Combination.
Board’s Reasons for Approval of the Business Combination
The Board, in evaluating the Business Combination, consulted with management as well as with financial, accounting, industry and legal advisors that had been retained by PTAC and the Board. In reaching its unanimous resolution that each of the Proposals is advisable, fair to and in the best interests of PTAC and its stockholders and recommending that PTAC stockholders approve the Proposals, the Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “
Cautionary Note Regarding Forward-Looking Statements
.”
The Board considered a number of factors pertaining to Tomorrow.io and the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•
Opportunity for growth.
The Board’s belief that Tomorrow.io is positioned to be a market leader in an attractive and growing industry with strong growth prospects. Tomorrow.io has made significant investments in its systems and personnel and the Board believes that as Tomorrow.io’s business further scales, this infrastructure may be further leveraged to significantly increase revenue.

•
Large addressable market.
Tomorrow.io competes in a total addressable market estimated at approximately $38.9 billion and the Board’s belief that Tomorrow.io’s technology has the potential to disrupt the global market for weather and climate services.

•
Reliable and recurring revenue model.
The Board’s belief that Tomorrow.io has a predictable revenue stream from existing customers. Tomorrow.io has also been successful in consistently expanding the scope of its initial customer contracts and attracting follow-on
orders from existing customers.

•
Experienced management team.
The Board’s belief that Tomorrow.io has a strong management team. This management team, led by its Chief Executive Officer, Shimon Elkabetz, intends to remain with Tomorrow.io in the capacity as managers and directors, which is expected to provide important continuity in advancing Tomorrow.io’s strategic and growth goals.

•
Broad, Diverse and Growing Global Customer Base
. The Board’s belief that Tomorrow.io has a broad, diversified and growing customer base, with clients located all over the world. Tomorrow.io’s clients operate in a diversified mix of industries, including aviation, utilities, insurance, sports, on-demand
and governmental agencies.

•
Fairness Opinion.
The Board reviewed the financial analyses provided by Houlihan Lokey, and the opinion of Houlihan Lokey to the Board, to the effect that, as of the date of such opinion and based upon and subject to various assumptions, qualifications, limitations and other matters set forth in Houlihan Lokey’s written opinion letter, the Closing Payment Shares to be issued by PTAC in the Business Combination pursuant to the Merger Agreement, was fair to PTAC from a financial point of view.

•
Substantial post-closing economic interest in Tomorrow.io.
If the Business Combination were consummated, PTAC’s stockholders (other than PTAC’s stockholders that seek redemption of their shares of PTAC Class A Common Stock) would have a substantial economic interest in Tomorrow.io and as a result would have a continuing opportunity to benefit from the success of Tomorrow.io following the consummation of the Business Combination.

•
Continued Ownership by Tomorrow.io Equityholders.
The Board considered that Tomorrow.io Equityholders are solely receiving equity in the Combined Entity, which would represent approximately 58.0% of the pro forma ownership of the Combined Entity after Closing, assuming none of PTAC’s stockholders exercise their redemption rights and up to 70,000,000 Closing Payment Shares are issued in connection with the Business Combination.

•
Involvement of the PIPE Investors.
The Board considered that the agreement of the PIPE Investors to invest $75 million in the Combined Entity at Closing at $10.00 per share, including Sponsor’s $27.5 million investment and a $5 million investment by an entity associated with principals of Peel, was a validation of the valuation being ascribed to, and future prospects of, the combined business.

•
Due diligence.
The Board reviewed and discussed in detail the results of the due diligence examination of Tomorrow.io conducted by PTAC’s management team and PTAC’s financial, accounting, industry and legal advisors, which included virtual meetings with the management team and advisors of Tomorrow.io regarding Tomorrow.io’s business and business plan, operations, prospects and forecasts, valuation analyses with respect to the Business Combination and other material matters, as well as general financial, accounting, industry and legal due diligence.

•
Support of key stockholders.
The fact that (i) key Tomorrow.io Equityholders representing approximately 73% of the then-outstanding voting power of Tomorrow.io entered into Tomorrow.io Support Agreements, demonstrating such Tomorrow.io Equityholders’ support of the Business Combination and (ii) Sponsor, who holds 20% of the outstanding PTAC Common Stock, entered into the PTAC Support Agreement, demonstrating Sponsor’s support of the Business Combination.

•
Tomorrow.io Equityholder
lock-up.
The fact that all stockholders of Tomorrow.io will be subject to a one year lock-up
in respect of their shares of the Combined Entity received in the Business Combination (subject to a potential share price trigger release and certain other customary exceptions).

•
Transaction proceeds.
The fact that the Business Combination is expected to provide significant gross proceeds to Tomorrow.io, subject to redemptions by PTAC stockholders of their PTAC Class A Common Stock, and the Board’s belief that such proceeds, together with Tomorrow.io’s existing cash balances, are expected to provide sufficient funding required for Tomorrow.io’s continuing development.

•
Other alternatives.
The Board’s belief that, after a review of other business combination opportunities reasonably available to PTAC, the Business Combination represents the best potential business combination for PTAC and the most attractive opportunity reasonably available to PTAC.

•	Negotiated transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions were the product of arm’s-length negotiations between PTAC and Tomorrow.io.
The Board also considered a variety of uncertainties and risks and other potentially negative factors related to Tomorrow.io’s business and prospects and related to the Business Combination including, but not limited to, the following:

•
Risk that benefits may not be achieved.
The risk that the potential benefits of the Business Combination may not be fully achieved (including as a result of difficulty of Tomorrow.io to operate as a public company), or may not be achieved within the expected timeframe.

•	Risks Associated with Tomorrow.io’s business . The risk factors set forth in this proxy statement/prospectus under the heading “ Risk Factors — Risks Related to Tomorrow.io .”

•
Liquidation of PTAC.
The risks and costs to PTAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in PTAC being unable to effect a business combination by March 15, 2023, which would force PTAC to liquidate.

•
Redemption risk.
The potential that a significant number of Public Stockholders elect to redeem their shares prior to the consummation of the Business Combination, which would reduce the gross proceeds to Tomorrow.io from the Business Combination, which could hinder Tomorrow.io’s ability to continue its development or result in the Business Combination failing to close if the Minimum Cash Condition is not satisfied.

•
Exclusivity.
The fact that the Merger Agreement includes an exclusivity provision that prohibits PTAC from soliciting other business combination proposals, which restricts PTAC’s ability, so long as the Merger Agreement is in effect, to solicit other potential business combinations.

•	Stockholder vote. The risk that PTAC’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•
Macroeconomic risks.
The risk that the future financial performance of Tomorrow.io may not meet the Board’s expectations due to factors in Tomorrow.io’s control or out of its control, including business failing to perform, economic cycles or other macroeconomic factors.

•
Closing conditions.
The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within PTAC’s control, including approval by PTAC’s stockholders, approval by Nasdaq of the initial listing application in connection with the Business Combination, the satisfaction of the Minimum Cash Condition and the requirement that the CFIUS approval be obtained.

•	Post-Business Combination corporate governance. The fact that the board of directors of the Combined Entity will be classified and that all Tomorrow.io directors will not be elected annually.

•	Fees and expenses. The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.
In addition to considering the factors described above, the Board also considered other factors including, without limitation:

•
Interests of certain indirect equityholders of the Sponsor.
Affiliates of Peel Acquisition Company II, LLC, a managing member of the Sponsor, hold, through an unaffiliated private equity fund, an indirect passive investment in Tomorrow.io, which investment represents approximately 1% of Tomorrow.io’s outstanding capital stock. Such affiliates of Peel exercise no control over the unaffiliated private equity fund, no control over the unaffiliated private equity fund’s investment in Tomorrow.io and no control over Tomorrow.io, and such investment is not material to such affiliates of Peel. The Board was aware of these facts and considered them during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

•
Interests of certain other persons.
The Sponsor and the members of the Board and executive officers of PTAC have interests in the Business Combination Proposal, the other Proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, other PTAC stockholders. The Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

•
Other risks.
The various risks associated with the Business Combination, the business of Tomorrow.io and the business of PTAC, as described in the section entitled “
Risk Factors
” of this proxy statement/prospectus.

The Board concluded that the potential benefits expected to be received by PTAC and the PTAC stockholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Board unanimously resolved that each of the Proposals is advisable, fair to and in the best interests of PTAC and its stockholders and recommended that the stockholders approve the Proposals.
Certain Unaudited Prospective Financial Information Regarding Tomorrow.io
The prospective financial information and other forecasted financial information included herein (referred to as “
Tomorrow.io Forecasts
”, “
Projections
” or “
Financial Projections
”) are being presented solely to provide a more complete understanding of the information considered by the Board in its evaluation of the Business Combination. PTAC was unwilling to proceed with its evaluation of the Business Combination without receiving the Tomorrow.io Forecasts. Tomorrow.io does not as a matter of course publicly disclose long-term forecasts or internal projections of its future performance, revenue, earnings, financial condition or other results. However, Tomorrow.io’s management prepared and provided to Tomorrow.io’s board of directors, Tomorrow.io’s financial advisors and PTAC certain internal, Financial Projections in connection with the evaluation of the Business Combination, which were prepared solely for Tomorrow.io’s internal use, capital budgeting, cash flow, and other management purposes. Throughout the course of the due diligence process with PTAC, Tomorrow.io management reviewed, updated, assessed and adjusted various assumptions which affected the Tomorrow.io Forecasts. The Tomorrow.io Forecasts were finalized as of October, 2021 and have not been updated to reflect events after that date. Further, they were not prepared with a view toward public disclosure or with a view toward complying with U.S. GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Instead, the Tomorrow.io Forecasts were prepared utilizing Tomorrow.io’s internal forecast approach and did not give effect to the impact of adoption or effectiveness of any new accounting pronouncements that may occur during the periods presented.
Accordingly, neither Marcum LLP, PTAC’s independent registered public accounting firm, nor Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Tomorrow.io’s independent registered public accounting firm, has compiled, examined or performed any procedures with respect to the Financial Projections contained herein, nor have they expressed any opinion or any other form of assurance on such projections or their achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of the independent registered public accounting firm of Tomorrow.io contained in Tomorrow.io’s audited financial statements for the years ended December 31, 2019 and 2020, which is included in this proxy statement/prospectus, relates to historical financial information of Tomorrow.io, and such report does not extend to the Financial Projections included below and should not be read to do so.
However, in the view of Tomorrow.io’s management, the Tomorrow.io Forecasts were prepared on a reasonable basis, reflected estimates and judgments available at the time of preparation, and to Tomorrow.io management’s knowledge, belief and judgment at the time of preparation, represented a reasonable current projection of the future financial performance of Tomorrow.io as of October, 2021. The projections are subjective in many respects and therefore susceptible to significantly varying interpretations and the need for frequent updating based on actual experience and business developments. The projected information is not factual and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to rely on the prospective financial information in making a decision regarding the transaction, as actual results are likely to differ materially from the projections.
The Financial Projections reflect numerous quantitative and qualitative estimates and assumptions made as of October, 2021, including significant assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Tomorrow.io’s control, such as the risks and uncertainties contained in the section entitled “
Risk Factors
.” For example, the Financial Projections assumed, among other things, that global business, financial and regulatory conditions will not worsen during the projected period, that Tomorrow.io’s platform and services will gain widespread acceptance, that currently anticipated market opportunities will not vary from expectations, that Tomorrow.io’s launch of its satellite constellations will be successful and will occur as and when expected (as described in the section entitled “
Information about Tomorrow.io
”), that adequate funding and personnel will be available as and when needed, that the full amount of proceeds will be available from the PIPE Investment and the Trust Account (assuming no redemptions), and that no events outside management’s current plans will occur. The Financial Projections are not predictive of Tomorrow.io’s actual future results and should not be construed as financial guidance for any future period.
The Financial Projections are forward-looking statements that were based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Tomorrow.io’s control. All projections are necessarily speculative, and Tomorrow.io believes that the prospective financial information covering periods beyond 2021 carries increasingly higher levels of uncertainty and should be read in that context. Because of these assumptions and uncertainties, Tomorrow.io anticipates that actual results will be materially different from those contained in the Financial Projections, including the potential to be materially lower. The inclusion of the Financial Projections and anticipated timeline in this proxy statement/prospectus should not be regarded as an indication that Tomorrow.io or its representatives considered or currently consider the Financial Projections to be a reliable prediction of future events, and reliance should not be placed on the Financial Projections.
BY INCLUDING THE PROSPECTIVE FINANCIAL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, NEITHER TOMORROW.IO NOR PTAC UNDERTAKES ANY OBLIGATION, AND EACH OF THEM EXPRESSLY DISCLAIMS ANY RESPONSIBILITY, TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE PROSPECTIVE FINANCIAL INFORMATION, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR CHANGE, IN EACH CASE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO RELY ON THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS ACTUAL RESULTS ARE LIKELY TO DIFFER MATERIALLY FROM THE PROSPECTIVE FINANCIAL INFORMATION. NONE OF TOMORROW.IO, PTAC NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS,

ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY TOMORROW.IO STOCKHOLDER, PTAC STOCKHOLDER OR ANY OTHER PERSON THAT THE RESULTS ANTICIPATED BY THE PROSPECTIVE FINANCIAL INFORMATION, OR ANY OTHER RESULTS, WILL BE ACHIEVED. THE COMBINED ENTITY DOES NOT INTEND TO REFERENCE THE PROSPECTIVE FINANCIAL INFORMATION IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.
The key elements of the Financial Projections provided by management of Tomorrow.io to PTAC are summarized in the table below:
(dollars in millions)

	Fiscal Year Ended December 31,		Fiscal Year Ending December 31,
	2019	2020	2021E	2022E	2023E	2024E	2025E	2026E
Enterprise			$7.8	$13.3	$40.4	$115.8	$268.4	$471.5
Government			1.0	9.4	16.3	41.4	95.9	230.0
Other			1.8	5.4	8.8	14.3	24.3	45.4

Total Revenue	$2.9	$6.0	$10.6	$28.1	$65.4	$171.5	$388.6	$746.9
Growth %	702.0%	103.9%	77.8%	164.6%	133.0%	162.1%	126.6%	92.2%

Gross Profit	$1.3	$3.6	$7.5	$23.3	$44.4	$128.3	$316.9	$648.7
Margin %	NMF	60.6%	70.8%	82.9%	67.8%	74.8%	81.5%	86.8%

Total Operating Expenses	(26.2)	(28.2)	(63.1)	(97.4)	(137.2)	(228.3)	(338.7)	(493.1)

EBITDA(1)	$(24.8)	$(24.4)	$(54.3)	$(69.2)	$(78.6)	$(69.7)	$20.6	$209.0
Margin %	NMF	NMF	NMF	NMF	NMF	NMF	5.3%	28.0%

(1)	“EBITDA” means earnings before interest, taxes, depreciation and amortization. EBITDA was calculated as gross profit less operating expenses plus depreciation and amortization.
(2)	Includes deferred contract costs
Projected revenue is based on a variety of operational assumptions, including revenue growth driven primarily by strength in the Enterprise and Government revenue streams, an increase in average contract value per customer (both new and existing customers), and an increase in customer count as new use cases allow for new customer engagements and upselling of existing customers. The average contract value during the projected periods is approximately $100K for Enterprise revenue and $500K-$10M for Government revenue. The Company is forecasting up to 1,600 new Enterprise customers and 60 new Government customers by the end of the forecast period. The projected revenues assume a launch of satellite constellations beginning in late 2022, with launches ramping up through 2023 and 2024. Our projections include assumptions for 2 prototype satellites launched in 2022, 8 launched in 2023, and 22 launched in 2024. Some incremental revenue was projected in both the SMB and B2C revenue stream.
Projected gross margin is based on a number of assumptions, including personnel to support revenues, certain data acquisition costs, customer hosting costs, and depreciation of the satellite constellation, as well as economies of scale being achieved and declining customer acquisition costs over time, especially in the Enterprise.
Projected operating expenses is based on various increases in both personnel throughout different functional areas of the Combined Entity, as well as spending required on multiple vendors throughout the departments of the Combined Entity, coupled with economies of scale as the Combined Entity grows over time. Specifically related to R&D, a significant portion of the development costs, incurred via external vendors and internal labor, are capitalized during the construction (i.e., pre-launch) period. Subsequently, these costs are to be amortized over the assumed operating life of each satellite.

The forecasted cash balance, along with proceeds from the PIPE Investment and the Trust Account will support the satellites program. Our expense and capital expenditure projections include both NRE and system engineering costs in 2022 to develop the satellites, along with vendor spending with third parties to build and launch the satellites. Our internal operating expenses related to the building of the satellites will not increase significantly after we complete the initial design and NRE of the satellites.
Consistent with established practice in the context of preparing financial projections for an acquisition, Tomorrow.io’s management made certain other key assumptions impacting operating expenses, EBITDA projections including:

•	assessments of fixed vs variable costs and headcount requirements:

•	headcount and labor cost from sales and marketing functions growing in conjunction with the support needed for existing and future product launches;

•
marketing investment being a higher percentage of revenue in early years to support growth, new services and broader brand recognition, while decreasing over time as a percentage of revenue as the business scales;

•
estimating research and development headcount and other related costs associated with bringing additional satellites and services to market, developing new technologies and supporting existing services, based on Tomorrow.io’s experience and expectations of future costs;

•
general and administrative costs increasing more quickly in the near-term to provide infrastructure in support of the business’ overall growth, and then increasing at a more moderate pace in future periods due to operating leverage from fixed overhead costs as the business matures;

•	capital expenditures, and depreciation and amortization forecasts based on the capital requirements to support the launch of satellite constellations and administrative operations;

•	stock based compensation, and other costs growing in proportion to operating expenses;

•	working capital requirements based on Tomorrow.io’s historical data;

•	other one-time non-recurring cost estimates based on management’s estimates; and

•	costs associated with public company operations and compliance were excluded from the projections.
EBITDA, a
non-GAAP
measure, excludes all future interest, taxes, depreciation, and amortization. Operating expenses reflected as costs in EBITDA include expenses anticipated to be incurred in support of sales and marketing, research and development, the space program and general and administrative activities. Sales and marketing expenses are expected to consist primarily of employee-related expenses (including sales commissions), share-based compensation, marketing and advertising costs, brand development costs and travel-related expenses. We expect our sales and marketing expense will increase, as we expand vertically within other industries and as a result of competition in the marketplace. Research and development expenses are expected to account for a significant portion of our future operating expenses and to consist primarily of personnel costs, share-based compensation, and third-party software tools and consulting related to ongoing testing and improvement initiatives. General and administrative and commercial expenses are expected to consist primarily of personnel expenses, including share-based compensation, for our executive, finance and accounting, legal, and human resources departments, as well as other administrative employees. Management uses EBITDA to compare Tomorrow.io’s performance relative to forecasts and strategic plans and to benchmark Tomorrow.io’s performance. EBITDA is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Tomorrow.io’s operating results as reported under U.S. GAAP. Tomorrow.io is unable to present a quantitative reconciliation of forward-looking EBITDA to earnings because management cannot reliably predict all of the necessary components of its future earnings calculated in accordance with U.S. GAAP. Among other examples, Tomorrow.io cannot reliably predict future stock-based compensation charges or other charges whose determination is dependent on facts and circumstances applicable at the time such charges are determined.

The Merger Agreement
The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as
Annex A
hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the Closing. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly. We do not believe that the disclosure schedules contain information that is material to an investment decision.
Acquisition of Tomorrow.io; Merger Consideration
Upon the Closing, Merger Sub will merge with and into Tomorrow.io (the “
Merger
”) with Tomorrow.io surviving the Merger as a wholly-owned subsidiary of PTAC.
As a result of the Business Combination, an aggregate of 70,000,000 shares of PTAC Class A Common Stock will be issued (or reserved for issuance upon the exercise of options) in respect of shares of Tomorrow.io Stock and options to purchase shares of Tomorrow.io Stock
(the “
Closing Payment Shares
”) and up to an aggregate of 3,500,000 shares of PTAC Class A Common Stock will be issued in respect of shares of Tomorrow.io Series X Preferred Stock (if any), in each case, issued and outstanding immediately prior to the Effective Time (together with the Closing Payment Shares, the “
Aggregate Closing Consideration Shares
”). Each option exercisable for Tomorrow.io Stock that is issued and outstanding immediately prior to the Effective Time will be assumed and continue in full force and effect on the same terms and conditions as are currently applicable to such options, subject to adjustments to exercise price and number of shares of PTAC Class A Common Stock issued upon exercise. Each holder of warrants exercisable for Tomorrow.io Stock has agreed to exercise its warrants prior to Closing via a cashless exercise and consequently, each warrant exercisable for Tomorrow.io Stock that is issued and outstanding immediately prior to the Effective Time will no longer be outstanding and each person who previously held warrants exercisable for Tomorrow.io Stock will cease to have any rights with respect to such warrants. Within the
30-day
period following the Closing Date (as defined in the Merger Agreement), PTAC has agreed to grant 3,000,000 restricted stock units under the Equity Incentive Plan, with each restricted stock unit providing the holder thereof the opportunity to be issued one share of PTAC Class A Common Stock, to certain employees of Tomorrow.io and its subsidiaries (the “
Closing Parent RSU Grants
”). The Closing Parent RSU Grants shall be subject to time-based and performance-based vesting conditions. The time-based condition shall be satisfied with respect to 25% of the restricted stock units on the first anniversary of the Closing Date, with the remaining 75% vesting in 12 equal quarterly installments subject to continuous service with the Tomorrow.io or its subsidiary. The performance-based vesting condition shall be satisfied if and when the volume weighted average price of the PTAC Class A Common Stock equals or exceeds $14 or $18, in each case, with respect to 50% of the restricted stock units, for 10 trading days within any 30-day consecutive period prior to the third anniversary of the Closing.
The parties agreed that immediately following the closing of the Business Combination, the Combined Entity’s board of directors will consist of seven directors, one of which will be designated by the Sponsor and six of which will be designated by Tomorrow.io.

Stockholder Approval
Prior to the Closing, the affirmative vote of (i) holders of a majority of the outstanding shares of PTAC Common Stock cast, voting together as a single class, at a stockholders’ meeting (at which there is a quorum) must approve the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Bylaws Proposal, (ii) (A) holders of a majority of the outstanding shares of PTAC Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of PTAC Class A Common Stock, voting as a separate series, at a stockholders’ meeting (at which there is a quorum) must approve the Charter Amendment Proposal and each of the Governance Proposals and (iii) holders of a plurality of the outstanding shares of PTAC Common Stock cast at a stockholders’ meeting (at which there is a quorum) must approve the Election of Directors Proposal (the “
Stockholder Approvals
”). In connection with obtaining the Stockholder Approvals, PTAC must call a special meeting of its stockholders and must prepare and file with the SEC a Proxy Statement on Schedule 14A, which will be mailed to all stockholders entitled to vote at the meeting.
Representations and Warranties
In the Merger Agreement, Tomorrow.io makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things:

•
its and its subsidiaries’ corporate organization, qualification to do business in each jurisdiction in which their properties are owned or leased by them or the operation of their business as currently conducted, good standing and corporate power required to own and operate their properties and assets, to carry out the business as presently conducted and non-violation
of their organizational documents;

•	its having requisite corporate authority to enter into the Merger Agreement and to complete the Business Combination;

•
the absence of conflicts with Tomorrow.io’s and its subsidiaries’ organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;

•	the required consents and approvals that Tomorrow.io and its subsidiaries must obtain for the Merger Agreement and to consummate the Business Combination;

•
its capital structure, including with respect to (i) the duly authorized and validly issued and outstanding shares of capital stock of Tomorrow.io; (ii) common stock reserved for issuance under its outstanding unexercised options and equity incentive plans; (iii) warrants to purchase shares of Tomorrow.io Series D Preferred Stock; and (iv) additional matters with respect to its options;

•	the accuracy of its corporate records, including the approvals of its board of directors, including all committees thereof, stockholders and all consents to actions taken thereby;

•	its subsidiaries and their outstanding capital stock;

•
Tomorrow.io’s financial statements for the periods ended December 31, 2019, December 31, 2020 and the six-month
period ended June 30, 2021 fairly present, in all material respects, the financial position of Tomorrow.io as of the dates thereof and the results of operations of Tomorrow.io for the periods reflected therein, and have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies;

•
(i) its maintenance of proper financial books and records which accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and providing services by Tomorrow.io; (ii) its proper internal controls over accounting which are sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with Tomorrow.io’s historical practices and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (iii) the absence of any significant deficiency or material weakness in its controls and any fraud involving management or employees who have a role in preparing Tomorrow.io’s financial statements or controls utilized by Tomorrow.io;

•
that each of its and its subsidiaries’ material contracts (i) is a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by the parties thereto, and there are no known breaches or events that would become breaches of such material contracts;

•
(i) Tomorrow.io and its subsidiaries have all material necessary permits and licenses to conduct their businesses, (ii) all such permits are valid and in full force and effect and (iii) additional matters relating to such permits including with respect to the absence of breaches or violations of default;

•	it and its subsidiaries are in compliance with all applicable laws, including, without limitation, those relating to foreign corrupt practices, sanctions, money laundering and environmental matters;

•
there is no (i) pending litigation against Tomorrow.io, its subsidiaries or its officers or directors or action with any governmental authority, (ii) pending audits, examinations or investigations by any governmental authority against Tomorrow.io or its subsidiaries or (iii) pending litigation by Tomorrow.io or its subsidiaries against any third party;

•	Tomorrow.io and its subsidiaries have good and marketable title to the tangible assets and properties they own or lease;

•
Tomorrow.io’s and its subsidiaries’ ownership or appropriate licenses to use intellectual property used in their businesses, including with respect to the absence of rights of third parties to any of their intellectual property rights, any infringement by a third party of Tomorrow.io’s and its subsidiaries’ intellectual property rights or any infringement by Tomorrow.io or its subsidiaries of a third party’s intellectual property rights and the functionality of Tomorrow.io’s information technology systems;

•
matters related to its and its subsidiaries’ employees as well as its compliance with applicable laws related to employment matters, proper tax withholding and employee benefit plans, including with respect to ERISA and tax matters relating thereto;

•
various matters related to taxes, including that (i) Tomorrow.io and its subsidiaries have duly and timely filed all income and other material tax returns, which are true, correct and complete and accurate in all material respects; (ii) there is no action with respect to taxes of Tomorrow.io or its subsidiaries in the past five years; (iii) no statute of limitations in respect of the assessment or collection of any taxes of Tomorrow.io or its subsidiaries has been waived or extended, which waiver or extension is in effect and Tomorrow.io or its subsidiaries are not presently contesting the tax liability before any taxing authority or other authority; (iv) Tomorrow.io and its subsidiaries have complied in all respects with all applicable laws relating to the reporting, payment, collection and withholding of taxes and have duly and timely withheld or collected, paid over to the applicable taxing authority and reported all taxes required to be withheld or collected by Tomorrow.io or its subsidiaries, (v) no stock transfer tax, sales tax, use tax, real estate transfer tax or other similar tax will be imposed on the transfer of the shares of Tomorrow.io capital stock by Tomorrow.io Equityholders to PTAC pursuant to the Merger Agreement; (vi) there is no outstanding request for a ruling from any taxing authority, request for consent by a taxing authority for a change in a method of accounting, subpoena or request for information by any taxing authority or agreement with any taxing authority with respect to Tomorrow.io or its subsidiaries; (vii) there is no lien (other than certain permitted liens specified in the Merger Agreement) for taxes upon Tomorrow.io or its subsidiaries or any of the assets of Tomorrow.io or its subsidiaries; (viii) no claim has ever been made by a taxing authority in a jurisdiction where Tomorrow.io or its subsidiaries has not paid any tax or filed tax returns, asserting that Tomorrow.io or its subsidiaries is or may be subject to tax in such jurisdiction, neither Tomorrow.io nor its subsidiaries have ever been subject to tax in any country other than the country of incorporation of Tomorrow.io or its subsidiaries by virtue of having a permanent establishment or other place of business in that country, and Tomorrow.io is and has always been tax resident solely in its country of incorporation; (ix) Tomorrow.io has provided to PTAC true, complete and correct copies of all tax returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any taxing authority with respect to, any taxable period ending after December 31, 2016; (x) Tomorrow.io and its subsidiaries are not, and have never been, a party to any tax sharing, allocation, indemnification or similar contract; (xi) Tomorrow.io and its subsidiaries have not taken any action, and is not aware of any fact or circumstances, that would reasonably be expected to prevent the Business Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and (xii) Tomorrow.io and its subsidiaries are not “United States real property holding corporations” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “
Code
”), at any time during the five-year period before the Closing Date;

•
except as disclosed by Tomorrow.io, no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Tomorrow.io and its affiliates will be entitled to, directly or indirectly, any fee or commissions from Tomorrow.io upon consummation of the Business Combination;

•	absence of related party transactions other than those that Tomorrow.io has disclosed;

•	its maintenance of proper insurance policies; and

•	other customary representations and warranties.
Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. “
Material Adverse Effect
” with respect to Tomorrow.io means any event, occurrence, fact, condition or change that, individually or in the aggregate, (i) has or would reasonably be expected to result in a material adverse change or a material adverse effect upon the assets, liabilities, financial condition, business, operations or properties of Tomorrow.io or (ii) does or would reasonably be expected to prevent, materially delay or materially impede the ability of Tomorrow.io to consummate the Business Combination, subject to customary exceptions.
In the Merger Agreement, PTAC makes certain representations and warranties relating to, among other things:

•	its proper corporate organization and similar corporate matters;

•	authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents;

•
except as disclosed by PTAC, no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of PTAC and its affiliates will be entitled to, directly or indirectly, any fee or commissions from Tomorrow.io upon consummation of the Business Combination;

•
(i) its capital structure, including with respect to the duly authorized and validly issued and outstanding shares of capital stock of PTAC and Merger Sub; (ii) absence of any other shares of capital stock or other voting securities of PTAC that are issued, reserved for issuance or outstanding; and (iii) except as disclosed by PTAC organizational documents, there are no outstanding contractual obligations of PTAC to repurchase, redeem or otherwise acquire any shares of PTAC Common Stock or any equity capital of PTAC;

•	the subscription agreements relating to the PIPE Investment and the holders of PTAC Class B Common Stock’s waiver of certain anti-dilution adjustments;

•	validity of its share issuance;

•	minimum trust fund amount at Closing, including the validity of the trust agreement;

•
various matters related to taxes, including that (i) PTAC has duly and timely filed all income and other material tax returns, which are true, correct and complete and accurate in all material respects; (ii) no statute of limitations in respect of the assessment or collection of any taxes of PTAC has been waived or extended, which waiver or extension is in effect, and PTAC is not presently contesting the tax liability before any taxing authority or other authority; (iii) there is no action with respect to taxes of PTAC in the past five years; (iv) PTAC has complied in all respects with all applicable laws relating to the reporting, payment, collection and withholding of taxes and has duly and timely withheld or collected, paid over to the applicable taxing authority and reported all taxes required to be withheld or collected by PTAC; (v) there is no lien (other than certain permitted liens specified in the Merger Agreement) for taxes upon PTAC or any of the assets of PTAC; (vi) no claim has ever been made by a taxing authority in a jurisdiction where PTAC has not paid any tax or filed tax returns, asserting that PTAC is or may be subject to tax in such jurisdiction, PTAC is not nor has it ever been subject to tax in any country other than the country of incorporation of PTAC by virtue of having a permanent establishment or other place of business in that country, and PTAC is and has always been tax resident solely in its country of incorporation; (vii) PTAC has provided to Tomorrow.io true, complete and correct copies of all tax returns (if any) relating to, and all audit reports and correspondence relating to each proposed adjustment (if any) made by any taxing authority with respect to, any taxable period ending after December 31, 2020; (viii) there is no outstanding power of attorney from PTAC authorizing anyone to act on behalf of PTAC in connection with any tax, tax return or action relating to any tax or tax return of PTAC; (ix) PTAC is not, and has never been, a party to any tax sharing, allocation, indemnification or similar contract; (x) PTAC has not taken any action, and is not aware of any fact or circumstances, that would reasonably be expected to prevent the Business Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and (xi) PTAC is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period before the Closing Date;

•	Nasdaq listing of the Units, PTAC Class A Common Stock and Public Warrants, with trading tickers “PTOCU,” “PTOC” and “PTOCW”;

•
SEC filing requirements, including that PTAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by PTAC with the SEC since PTAC’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of the Merger Agreement;

•
PTAC’s financial statements for the nine-month period ended September 30, 2021 fairly present, in all material respects, the financial position of Tomorrow.io as of the dates thereof and the results of operations of PTAC for the periods reflected therein, and have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies; and

•	other customary representations and warranties.
This summary and the copy of the Merger Agreement attached to this proxy statement/prospectus as
Annex A
are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by PTAC and Tomorrow.io, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. To the extent that prior to the effective date of this proxy statement/prospectus, material information that contradicts the representations, warranties, and covenants in the Merger Agreement has come to our attention, we have provided corrective disclosure in this proxy statement/prospectus.

Furthermore, if subsequent to the effective date of this proxy statement/prospectus, material information concerning the subject matter of the representations, warranties, and covenants in the Merger Agreement comes to our attention and such information has not been previously disclosed in our public filings, our public filings will be updated to include any material information necessary to provide our stockholders with a materially complete understanding of the disclosures in the Merger Agreement.
Conduct Prior to Closing; Covenants
The Merger Agreement contains certain customary covenants of PTAC and Tomorrow.io, including, among others, each of PTAC and Tomorrow.io having agreed to (i) operate its business in the ordinary course prior to the Closing (with certain exceptions) and (ii) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients and suppliers. Each party has also agreed not to take certain specified actions without the prior written consent of the other party.
In addition, PTAC has agreed to adopt the Equity Incentive Plan and the Employee Stock Purchase Plan as described elsewhere in this proxy statement/prospectus.
Conditions to Closing
General Conditions
The obligation of PTAC and Tomorrow.io to consummate the Business Combination is conditioned on, among other things, any one or more of which may be waived in writing by all of such parties, (a) the absence of any order, stay, judgment or decree by any government agency restraining or prohibiting or imposing any condition on the closing of the Business Combination; (b) PTAC shall not have received valid redemption requests to redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001; (c) this proxy statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and remain pending; (d) the requisite vote of PTAC stockholders for the Business Combination Proposal, Nasdaq Stock Issuance Proposal, Charter Amendment Proposal, the Governance Proposals, Incentive Plan Proposal, ESPP Proposal, Election of Directors Proposal and Bylaws Proposal shall have been obtained at the Special Meeting, or any adjournment thereof; (e) Tomorrow.io shall have obtained the approval of its stockholders on the Merger Agreement and the Business Combination; (f) the Proposed Charter shall have been filed with, and declared effective by, the Delaware Secretary of State, and PTAC shall have adopted the Amended Bylaws; (g) the size and composition of PTAC’s board of directors shall have been appointed as set forth in this proxy statement/prospectus; (h) PTAC’s initial listing application with Nasdaq in connection with the transactions contemplated by the Merger Agreement shall have been conditionally approved and, immediately following the Effective Time, PTAC shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and PTAC shall not have received any notice of non-compliance
therewith, and the Aggregate Closing Consideration Shares shall have been approved for listing on Nasdaq; (i) CFIUS approval shall have been obtained; (j) the Aggregate Transaction Proceeds (as defined in the Merger Agreement) shall be equal to or greater than $150 million; and (k) the waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or shall have been terminated.
Tomorrow.io’s Conditions to Closing
The obligations of Tomorrow.io to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon, among other things, each of the following, any one or more of which may be waived by Tomorrow.io:

•
PTAC and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations under the Merger Agreement required to be performed or complied with by PTAC or Merger Sub, as applicable, at or prior to the Closing Date.

•
(i) The representations and warranties of PTAC and Merger Sub regarding corporate existence and power, corporate authorization, finder’s fees and capitalization (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect (as defined in the Merger Agreement)) shall be true and correct at and as of the date of the Merger Agreement and the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), in all material respects, (ii) the other representations and warranties of PTAC and Merger Sub contained in the Merger Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect (as defined in the Merger Agreement)) shall have been true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on PTAC or on PTAC’s ability to consummate the transactions contemplated by the Merger Agreement and other specified agreements.

•	Sponsor shall have executed and delivered to Tomorrow.io a copy of the Registration Rights Agreement.
PTAC’s and Merger Sub’s Conditions to Closing
The obligations of PTAC and Merger Sub to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon, among other things, each of the following, any one or more of which may be waived by PTAC:

•
Tomorrow.io shall have duly performed or complied with, in all material respects, all of its obligations under the Merger Agreement required to be performed or complied with by Tomorrow.io at or prior to the Closing Date.

•
(i) The representations and warranties of Tomorrow.io regarding corporate existence and power, corporate authorization, capitalization, subsidiaries and finder’s fees and (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect (as defined in the Merger Agreement)) shall be true and correct at and as of the date of the Merger Agreement and the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), in all material respects, (ii) the other representations and warranties of Tomorrow.io contained in the Merger Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect.

•	No Material Adverse Effect (as defined in the Merger Agreement) of Tomorrow.io shall have occurred between the date of the Merger Agreement and the Closing Date.

•	Tomorrow.io and certain securityholders of Tomorrow.io shall have duly executed and delivered to PTAC a copy of the Registration Rights Agreement.

Termination
The Merger Agreement may be terminated at any time prior to the Closing by:

•
PTAC or Tomorrow.io, in the event (i) a governmental authority shall have issued an order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order is final and non-appealable
or (ii) any applicable law is in effect making the consummation of the Merger illegal.

•
PTAC or Tomorrow.io, if the Closing has not occurred on or prior to June 30, 2022 (the “
Outside Closing Date
”), provided, that PTAC or Tomorrow.io, as applicable, is not in material breach of any of its obligations under the Merger Agreement.

•
PTAC or Tomorrow.io, in the event (i) that the proposals set forth in this proxy statement/prospectus shall not have been approved at the Special Meeting or at any postponement or adjournment thereof or (ii) at any time following the Special Meeting, the Aggregate Transaction Proceeds (as defined in the Merger Agreement), giving effect to the requested redemptions of PTAC Class A Common Stock as of such time, would not be equal or greater than $150 million.

•
PTAC, if: (i) Tomorrow.io shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement such that the conditions set forth in Section 9.2 of the Merger Agreement would not be satisfied; and (ii) such breach cannot be cured, Tomorrow.io is not promptly using reasonable best efforts to cure such breach or such breach or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the breaching party of a written notice from the non-breaching
party describing in reasonable detail the nature of such breach.

•
PTAC, if: Tomorrow.io has not delivered evidence of the Tomorrow.io Equityholders’ approval by written consent of the Merger Agreement and the transactions contemplated thereby to PTAC by no later than two business days following the effective date of this proxy statement/prospectus (the “
Tomorrow.io Equityholder Approval Termination Right
”); provided, that PTAC shall not be permitted to terminate the Merger Agreement pursuant to the Tomorrow.io Equityholder Approval Right at any time (A) prior to two business days following the effective date of this proxy statement/prospectus or (B) after such evidence has been delivered to PTAC.

•
Tomorrow.io, if: (i) PTAC shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement such that the conditions set forth in Section 9.3 of the Merger Agreement would not be satisfied; and (ii) such breach cannot be cured, PTAC is not promptly using reasonable best efforts to cure such breach or such breach is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by PTAC of a written notice from Tomorrow.io describing in reasonable detail the nature of such breach.

Ancillary Agreements Related to the Business Combination
PIPE Subscription Agreements
In connection with the Business Combination, PTAC entered into the PIPE Subscription Agreements with the Other PIPE Investors and our Sponsor, pursuant to which, among other things, such investors have agreed to purchase immediately prior to the Closing, an aggregate of 7,500,000 shares of Class A Common Stock at a purchase price of $10.00 per share, for aggregate gross proceeds of $75,000,000. The obligations to consummate the subscriptions are conditioned upon, among other things, customary closing conditions. The Business Combination is not conditioned upon the consummation of the sale of Class A Common Stock as contemplated by the PIPE Subscription Agreements, however, Closing is subject to the fulfilment or waiver of the Minimum Cash Condition.
Tomorrow.io Support Agreements
In connection with the execution of the Merger Agreement, certain Tomorrow.io Equityholders (the “
Tomorrow.io Supporting Stockholders
”) entered into support agreements with PTAC (the “
Tomorrow.io

Support Agreements
”). Under the Tomorrow.io Support Agreements, each Tomorrow.io Supporting Stockholder agreed to execute and deliver a written consent with respect to the outstanding shares of the Tomorrow.io Stock held by such Tomorrow.io Supporting Stockholder (the “
Subject Tomorrow.io Shares
”) approving the Merger Agreement and the transactions contemplated thereby, which consent shall be effective as of the first business day following the SEC declaring this proxy statement/prospectus effective. In addition to the foregoing, each Tomorrow.io Supporting Stockholder agreed that at any meeting of the holders of Tomorrow.io capital stock, each such Tomorrow.io Supporting Stockholder will appear at the meeting, in person or by proxy, and cause its Subject Tomorrow.io Shares to be voted (i) to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination, (ii) against any alternative transaction and (iii) against any action or agreement that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement. The Subject Tomorrow.io Shares owned by the Tomorrow.io Supporting Stockholders and subject to the Tomorrow.io Support Agreements represent over 73% of the outstanding voting power of Tomorrow.io Stock. In addition, the Tomorrow.io Support Agreements prohibit the Tomorrow.io Supporting Stockholders from, among other things, (i) entering into any voting agreement or voting trust with respect to the Subject Tomorrow.io Shares that is inconsistent with their obligations under the Tomorrow.io Support Agreements, (ii) granting a proxy or power of attorney with respect to any of the Subject Tomorrow.io Shares that is inconsistent with their obligations under the Tomorrow.io Support Agreements, (iii) entering into any agreement that is otherwise inconsistent with, or would interfere with, or prohibit or prevent them from satisfying, their obligations under the Tomorrow.io Support Agreements, (iv) transferring any of the Subject Tomorrow.io Shares and (v) entering into any contract or option that would require the transfer of the Subject Tomorrow.io Shares.
PTAC Support Agreement
In connection with the execution of the Merger Agreement, Sponsor entered into a support agreement with PTAC and Tomorrow.io (the “
PTAC Support Agreement
”). Under the PTAC Support Agreement, Sponsor has agreed to vote, at any meeting of the stockholders of PTAC, all of Sponsor’s PTAC Common Stock (i) in favor of the Merger Agreement, certain proposals requiring approval by the stockholders of PTAC in connection with Business Combination and the transactions contemplated by the Merger Agreement and PTAC Support Agreement and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and the approval of each of the proposals set forth in this proxy statement/prospectus. The shares of PTAC Common Stock owned by Sponsor and subject to the PTAC Support Agreement represents 20.0% of the outstanding voting power of PTAC Common Stock. In addition, the PTAC Support Agreement prohibits Sponsor from, among other things, selling, assigning or transferring any PTAC Common Stock held by Sponsor or taking any action that would prevent or disable Sponsor from performing its obligations thereunder. Sponsor also agreed, pursuant to the PTAC Support Agreement, to waive the anti-dilution provision set forth in the Current Charter such that its shares of PTAC Class B Common Stock will convert into shares of PTAC Class A Common Stock at a one-to-one
ratio in connection with the Business Combination (the “
Anti-Dilution Waiver
”).
Registration Rights Agreement
In connection with the Closing, Sponsor and certain other stockholders will enter into the Registration Rights Agreement with PTAC and Tomorrow.io, pursuant to which such stockholders can each request to sell all or any portion of their registrable securities in an underwritten offering under certain circumstances and will each also have piggyback registration rights for these securities. In addition, following the consummation of the Business Combination, the Combined Entity is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Combined Entity. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by such agreement and the Merger Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of the Combined Entity’s securities.

Lock-Up
Agreements
Certain stockholders of Tomorrow.io and Sponsor entered into lock-up
agreements with PTAC (the “
Lock-Up
Agreements
”), pursuant to which the stockholder parties thereto and Sponsor agreed not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise, for a period of one year after the Closing. The transfer restrictions contained in the
Lock-Up
Agreements do not apply if the closing price of PTAC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the date of Closing. As used in the
Lock-Up
Agreements, the term “
Restricted Securities
” means (i) with respect to Sponsor or its transferees, the shares of PTAC Class A Common Stock received by Sponsor at the Closing upon the automatic conversion of the shares of PTAC Class B Common Stock held by Sponsor or its transferees and (ii) with respect to the stockholders of Tomorrow.io, (a) any shares of PTAC Common Stock held by such stockholders immediately after the Effective Time, (b) any shares of PTAC Common Stock issuable to such stockholders upon exercise or settlement of options or restricted stock units held by such stockholders immediately after the Effective Time and (c) any securities convertible into or exercisable or exchangeable from shares of PTAC Common Stock held by such stockholders immediately after the Effective Time. Shares of PTAC Common Stock held by stockholders of Tomorrow.io that do not enter into
Lock-Up
Agreements will be subject to substantially similar restrictions pursuant to the Amended Bylaws.
Classified Board of Directors
The Combined Entity’s board of directors will consist of seven members upon the Closing. In accordance with the Proposed Charter to be filed, immediately after the Closing, the board of directors will be divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three classes as follows:

•	the Class I directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2025.
The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third
of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Satisfaction of 80% Test
The Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for the PTAC IPO with respect to PTAC’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of execution of the Merger Agreement.

As of the date of the execution of the Merger Agreement, the balance of funds in the Trust Account was approximately $345.1 million, 80% thereof represents approximately $276 million. In determining whether the purchase price represents the fair market value of Tomorrow.io, the Board considered all of the factors described in the section entitled “
The Business Combination Proposal — Board’s Reasons for Approval of the Business
Combination.
” As a result, the Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the Board in valuing companies, the Board believes that the members of our management team and the Board are qualified to determine whether the Business Combination meets the 80% test. The Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.
Interests of PTAC’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor and PTAC’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•
Affiliates of Peel Acquisition Company II, LLC, a managing member of the Sponsor, have a $5 million investment in an unaffiliated private equity fund, which unaffiliated private equity fund has an investment in Tomorrow.io. The affiliates’ investment, which represents an approximate 1% indirect equity interest in Tomorrow.io, is controlled by the unaffiliated private equity fund and Peel and its affiliates exercise no control over the private equity fund, the private equity fund’s investment in Tomorrow.io or Tomorrow.io.

•
If we are unable to complete our initial business combination by March 15, 2023, PTAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of any amounts withdrawn to pay PTAC’s taxes and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTAC’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to PTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•
There will be no liquidating distributions from the Trust Account with respect to the Founders Shares if PTAC fails to complete a business combination within the required period. Our Sponsor purchased the Founders Shares (valued at $                 based on the closing price of the PTAC Class A Common Stock on the Record Date) prior to the PTAC IPO for an aggregate purchase price of $25,000.

•
Simultaneously with the closing of the PTAC IPO, PTAC consummated the sale of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor. If PTAC does not consummate a business combination transaction by March 15, 2023, then the Private Placement Warrants (valued at $7,476,000 based on a valuation as of September 30, 2021, the most recent date for which a valuation is available) held by the Sponsor will be worthless.

•
The Sponsor and PTAC’s directors and officers will lose their entire investment ($9,274,999.50 in the aggregate, consisting of (i) the $25,000 paid by our Sponsor for the Founder Shares, (ii) $8,899,999.50 paid by our Sponsor for the Private Placement Warrants and (iii) $350,000 advanced by Sponsor to PTAC in respect of the Note (to the extent there are insufficient funds outside the Trust Account to repay the Note) in PTAC if PTAC does not complete a business combination by March 15, 2023. Additionally, our Sponsor, directors and officers are entitled to reimbursement of $2,000 in fees and out-of-pocket expenses they have incurred in connection with the Business Combination. At least one of them may continue to serve as a director of PTAC after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.

•
The Sponsor, directors and officers collectively (including entities controlled by directors and officers) have made an aggregate average investment of $1.03 per Founder Share (including their investment in the Founders Shares and Private Placement Warrants) as of the consummation of the PTAC IPO. As a result of the significantly lower investment per Founder Share of our Sponsor, directors and officers as compared with the investment per share of PTAC Common Stock of our Public Stockholders, our Sponsor, directors and officers can earn a positive rate of return on their investment even if Public Stockholders experience a negative rate of return in the Combined Entity.

•
PTAC’s initial stockholder and directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Shares if PTAC fails to complete a business combination by March 15, 2023.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to PTAC if and to the extent any claims by a third party for services rendered or products sold to PTAC, or a prospective target business with which PTAC has entered into a letter of intent, confidentiality or other similar agreement for a business combination, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share is then held in the Trust Account due to reductions in the value of the trust assets less any amounts withdrawn to pay PTAC’s taxes. This liability will not apply with respect to any claims by a third party that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) or to any claims under PTAC’s indemnity of the underwriters of the PTAC IPO against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to PTAC and remain outstanding. On December 6, 2021, PTAC issued the Note in the principal amount of $350,000 to the Sponsor. The Note bears interest at 0.33% per annum and is repayable in full at the earlier of (i) March 15, 2023 or (ii) the date on which PTAC consummates an initial business combination as contemplated by the Current Charter. If PTAC does not complete an initial business combination within the required period, PTAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the Closing, PTAC will continue to indemnify PTAC’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, PTAC’s directors and officers and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket
expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by PTAC from time to time, made by the Sponsor or certain of our directors and officers to finance transaction costs in connection with an intended initial business combination.

•
Sponsor, an entity in which each of our directors and officers has an indirect interest, as well as an entity associated with principals of Peel, has subscribed for PTAC Common Stock in the PIPE Investment.

In light of the foregoing, the Sponsor and PTAC’s directors and executive officers will receive material benefits from the completion of the Business Combination and could, in theory, be incentivized to complete the Business Combination with Tomorrow.io rather than liquidate even if (i) Tomorrow.io is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our

Sponsor and directors and officers could, in theory, have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.
Total Company Shares to be Issued in the Business Combination
It is anticipated that, upon Closing, the PTAC’s Public Stockholders (other than investors in the PIPE Investment) will retain an ownership interest of approximately 28.6% in the Combined Entity’s common stock, the Other PIPE Investors will own approximately 4% of the Combined Entity’s common stock (such that Public Stockholders, including the Other PIPE Investors, will own approximately 32.6% of the Combined Entity’s common stock), the Sponsor will own approximately 9.4% of the Combined Entity’s common stock (including as a result of its participation in the PIPE Investment) and the Tomorrow.io Equityholders will own approximately 58% of the Combined Entity’s common stock (assuming no redemptions of the PTAC Class A Common Stock).
The ownership percentage with respect to the Combined Entity’s common stock following the Business Combination does not take into account (i) the redemption of any Public Shares by PTAC’s Public Stockholders, (ii) the exercise of any PTAC Warrants outstanding as of immediately prior to the Closing, (iii) the issuance of any shares upon the Closing under the Equity Incentive Plan (including shares issuable upon exercise of options exercisable for Tomorrow.io Stock) or the Employee Stock Purchase Plan, which is intended to be adopted following the Closing or (iv) the issuance of any shares upon vesting of the Closing Parent RSU Grants. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by PTAC’s existing stockholders in the Combined Entity will be different.
Sources and Uses for the Business Combination
The following tables summarizes the sources and uses for funding the Business Combination based on (i) the assumption that there will be no redemptions and (ii) the assumption that there will be maximum redemptions.

(i)	No redemptions

Sources of Funds		Uses
(in thousands)
Cash from PTAC (1)	$345,537	Tomorrow.io Equityholders’ Retained Equity Value (2)	$700,000
PIPE Investment	75,000	Remaining Cash on Balance Sheet (1)	374,240
Tomorrow.io Equityholders’ Retained Equity Value (2)	700,000	PTAC Estimated Transaction Costs and Other (3)	46,297
Total Sources	$1,120,537	Total Uses	$1,120,537

(1)
Assumes no holder of PTAC Class A Common Stock has exercised its redemption rights to receive cash from the Trust Account. This amount will be reduced by the amount of cash used to satisfy any redemptions. Includes $345.1 million held in the Trust Account and $0.4 million held by PTAC outside the Trust Account.

(2)
Assumes 70,000,000 Closing Payment Shares are issued in connection with the Business Combination. Dollar amount, $700.0 million, represents the number of shares existing Tomorrow.io Equityholders will receive valued at a per share price of $10.00. This amount is not impacted by the number of redemptions.

(3)	Includes approximately $45.9 million in estimated transaction costs and the $0.4 million payable under the Note.

(ii)	Maximum redemptions

Sources of Funds		Uses
(in thousands)
Cash from PTAC (1)	$108,419	Tomorrow.io Equityholders’ Retained Equity Value (2)	$700,000
PIPE Investment	75,000	Remaining Cash on Balance Sheet (1)	150,000
Tomorrow.io Equityholders’ Retained Equity Value (2)	700,000	PTAC Estimated Transaction Costs and Other (3)	33,419
Total Sources	$883,419	Total Uses	$883,419

(1)
Assumes approximately 68.7% of the outstanding PTAC Class A Common Stock have been redeemed for cash from the Trust Account, reducing the amount of cash available for distribution from the Trust Account by approximately $237.1 million. Includes $108.0 million held in the Trust Account and $0.4 million held by PTAC outside the Trust Account.

(2)
Assumes 70,000,000 Closing Payment Shares are issued in connection with the Business Combination. Dollar amount, $700.0 million, represents the number of shares existing Tomorrow.io Equityholders will receive valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(3)	Includes approximately $33.0 million in estimated transaction costs and the $0.4 million payable under the Note.
Certificate of Incorporation; Bylaws
Pursuant to the Merger Agreement, upon the closing of the Business Combination, PTAC’s Current Charter and PTAC’s current Bylaws (the “
Current Bylaws
”) will be amended and restated as set forth in the Proposed Charter and Amended Bylaws. See section titled “
The Charter Amendment Proposal
” and “
The Bylaws Proposal
,” for more information regarding the proposed amendments to the Current Charter and the Current Bylaws.
Name; Headquarters
The name of the Combined Entity will be The Tomorrow Companies Inc. and its headquarters will be located at 9 Channel Center Street, 7th Floor, Boston, Massachusetts 02210.
Certain Material U.S. Federal Income Tax Considerations of the Redemption
The following discussion is a summary of certain material U.S. federal income tax considerations for holders of PTAC Common Stock that elect to have their PTAC Common Stock redeemed pursuant to the Current Charter, which is referred to as the “
Redemption
.”
This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules, including financial institutions, insurance companies, mutual funds, pension plans, S corporations, partnerships or other entities classified as partnerships or pass-through entities for U.S. federal income tax purposes, or investors in such entities, broker-dealers, traders in securities that elect mark-to-market
treatment, regulated investment companies, real estate investment trusts, trusts and estates, tax-exempt
organizations (including private foundations), investors that hold PTAC Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors that directly, indirectly, or constructively own five (5) percent or more (by vote or value) of PTAC Common Stock, “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax, governments or agencies or instrumentalities thereof, persons who received their shares of PTAC Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, and
Non-U.S.
Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary addresses only the federal income tax laws of the United States, and does not discuss any state, local, or
non-U.S.
tax considerations, any
non-income
tax considerations (such as gift or estate taxes), the consequences of special tax accounting rules under Section 451(b) of the Code, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary is limited to investors that hold PTAC Common Stock as “capital assets” under the Code (generally, property held for investment).
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds PTAC Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding PTAC Common Stock, you are urged to consult your tax advisor regarding the tax consequences of a Redemption.
WE URGE HOLDERS OF PTAC COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND
NON-U.S.
INCOME AND OTHER TAX CONSEQUENCES THEREOF.
U.S. Federal Income Tax Considerations to U.S. Holders
This section is addressed to U.S. Holders of PTAC Common Stock that elect to have their PTAC Common Stock redeemed pursuant to the Redemption. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of PTAC Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons (within the meaning of the Code) with the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a United States person.

Redemption of PTAC Common Stock
In the event that a U.S. Holder’s PTAC Common Stock is redeemed pursuant to the Redemption, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the Redemption qualifies as a sale of the PTAC Common Stock under Section 302 of the Code. Whether the Redemption qualifies for sale treatment will depend largely on the total number of shares of our stock held or treated as held by the U.S. Holder both before and after the Redemption (including any stock constructively owned by the U.S. Holder as a result of owning warrants and stock ownership attributed to such U.S. Holder under applicable attribution rules) relative to all of our shares both before and after the Redemption. The Redemption generally will be treated as a sale of the PTAC Common Stock (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only shares of our stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which generally would include PTAC Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any of our stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the Redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption (taking into account both redemptions by other holders of PTAC Common Stock and the PTAC Common Stock to be issued pursuant to the Business Combination or the PIPE Investment). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The Redemption will not be essentially equivalent to a dividend if a U.S. Holder’s Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “
U.S. Federal Income Tax Considerations to U.S. Holders — Taxation of Distributions
.” U.S. Holders of PTAC Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PTAC Common Stock
If the Redemption qualifies as a sale of PTAC Common Stock, generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its PTAC Common Stock so disposed of. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the PTAC Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the PTAC Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. A U.S. Holder’s adjusted tax basis in its PTAC Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. Long-term capital gain recognized by a non-corporate
U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.
U.S. Holders who hold different blocks of PTAC Common Stock (shares of PTAC Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Taxation of Distributions
If the Redemption does not qualify as a sale of PTAC Common Stock, the U.S. Holder will be treated as receiving a distribution. In general, any distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in PTAC Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of PTAC Common Stock and will be treated as described under “
U.S. Federal Income Tax Considerations to PTAC U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PTAC
Common Stock
.”
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. Holder may constitute “qualified dividend income” that will be taxable at a reduced rate. It is unclear whether the redemption rights with respect to the PTAC Common Stock described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
U.S. Federal Income Tax Considerations to
Non-U.S.
Holders
This section is addressed to
Non-U.S.
Holders of PTAC Common Stock that elect to have their PTAC Common Stock redeemed pursuant to the Redemption. For purposes of this discussion, a
“Non-U.S.
Holder” is a beneficial owner of PTAC Common Stock (other than a partnership) that is not a U.S. Holder. The characterization for U.S. federal income tax purposes of the Redemption generally will correspond to the U.S. federal income tax characterization of the Redemption as described under “
U.S. Federal Income Tax Considerations to U.S. Holders
.”
Non-U.S.
Holders of PTAC Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.
Gain on Sale, Taxable Exchange or Other Taxable Disposition of PTAC Common Stock
If the redemption qualifies as a sale of PTAC Common Stock, subject to the discussions of FATCA (as defined below) and backup withholding below, a
Non-U.S.
Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale of its PTAC Common Stock, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
Non-U.S.
Holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the
Non-U.S.
Holder in the United States), in which case, unless an applicable income tax treaty provides otherwise, the
Non-U.S.
Holder will generally be subject to the same treatment as a U.S. Holder with respect to the Redemption, and a corporate
Non-U.S.
Holder may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•
the
Non-U.S.
Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Redemption takes place and certain other conditions are met, in which case the
Non-U.S.
Holder will be subject to a 30% tax on the individual’s net capital gain (including any gain realized in connection with the Redemption) for the year (which gain may be offset by certain U.S.-source capital losses), even though the
Non-U.S.
Holder is not considered a resident of the United States; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
Non-U.S.
Holder held PTAC Common Stock, and, in the case where shares of PTAC Common Stock are regularly traded on an established securities market, the
Non-U.S.
Holder has owned, directly or constructively, more than 5% of PTAC Common Stock at any time within the shorter of the five-year period preceding the disposition or such
Non-U.S.
Holder’s holding period for the shares of PTAC Common Stock, in which case, gain recognized by such holder in connection with the Redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such Redemption. There can be no assurance that PTAC Common Stock is or has been treated as regularly traded on an established securities market for this purpose. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Taxation of Distributions
If the Redemption does not qualify as a sale of PTAC Common Stock, the
Non-U.S.
Holder will be treated as receiving a distribution. In general, any distributions we make to a
Non-U.S.
Holder of PTAC Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
Non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
Non-U.S.
Holder’s adjusted tax basis in its shares of PTAC Common Stock redeemed and, to the extent such distribution exceeds the
Non-U.S.
Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the PTAC Common Stock, which will be treated as described under “
U.S. Federal Income Tax Considerations to
Non-U.S.
Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of PTAC
Common Stock
.” If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the same 30% rate discussed in the last paragraph unless a
Non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E).
Because (i) it may not be certain at the time a
Non-U.S.
Holder is redeemed whether such
Non-U.S.
Holder’s Redemption will be treated as a sale of shares or a distribution constituting a dividend, (ii) such determination will depend in part on a
Non-U.S.
Holder’s particular circumstances and (iii) we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we or the applicable withholding agent generally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, if we or an applicable withholding agent withhold excess amounts from the amount payable to a
Non-U.S.
Holder, such
Non-U.S.
Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS.
Non-U.S.
Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Dividends we pay to a
Non-U.S.
Holder that are effectively connected with such
Non-U.S.
Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal withholding tax, provided that such
Non-U.S.
Holder complies with certain certification and disclosure requirements. Instead,

such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the
Non-U.S.
Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments resulting from our Redemption. U.S. Holders will have to provide their taxpayer identification number and comply with certain certification requirements to avoid backup withholding. A
Non-U.S.
holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that an appropriate claim for refund is timely filed with the IRS and the required information is timely furnished to the IRS.
FATCA
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “
Foreign Account Tax Compliance Act
” or “
FATCA
”) generally impose a 30% withholding tax with respect to certain payments on PTAC Common Stock, in each case if paid to a foreign financial institution or a non-financial
foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial
foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or (iii) the foreign financial institution or non-financial
foreign entity otherwise qualifies for an exemption from these rules. The withholding tax may apply to payments made to
Non-U.S.
Holders pursuant to the Redemption if the Redemption does not qualify as a sale of PTAC Common Stock described above. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Under certain circumstances, a
Non-U.S.
Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements.
Non-U.S.
Holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax.
Certain Material U.S. Federal Income Tax Considerations of the Business Combination to Tomorrow.io Equityholders
The following discussion is a summary of certain material U.S. federal income tax considerations of the Business Combination for U.S. Tomorrow.io Holders (as defined below) and
Non-U.S.
Tomorrow.io Holders (as defined below, and together, the “
Tomorrow.io
Holders
”) who exchange their Tomorrow.io Stock for PTAC Class A Common Stock in the Business Combination. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.
This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules, including financial institutions, insurance companies, mutual funds, pension plans, S corporations, partnerships or other entities classified as partnerships or pass-through entities for U.S. federal income tax purposes, or investors in such entities, broker-dealers, traders in securities that elect mark-to-market
treatment, regulated investment companies, real estate investment trusts, trusts and estates, tax-exempt
organizations (including private foundations), investors that hold Tomorrow.io Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes, U.S. Tomorrow.io Holders (as defined below) that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors that directly, indirectly or constructively own five (5) percent or more (by vote or value) of the Tomorrow.io Stock, “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax, governments or agencies or instrumentalities thereof, persons who received their Tomorrow.io Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, and
Non-U.S.
Tomorrow.io Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary addresses only the federal income tax laws of the United States, and does not discuss any state, local or
non-U.S.
tax considerations, any
non-income
tax considerations (such as gift or estate taxes), the consequences of special tax accounting rules under Section 451(b) of the Code, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary is limited to Tomorrow.io Holders that hold Tomorrow.io Stock as “capital assets” under the Code (generally, property held for investment).
For purposes of this discussion, a “U.S. Tomorrow.io Holder” is a beneficial owner of Tomorrow.io Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons (within the meaning of the Code) with the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a
“Non-U.S.
Tomorrow.io Holder” is a beneficial owner of Tomorrow.io Stock (other than a partnership) that is not a U.S. Tomorrow.io Holder.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Tomorrow.io Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Tomorrow.io Stock, you are urged to consult your tax advisor regarding the tax consequences of the Business Combination.
WE URGE TOMORROW.IO HOLDERS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND
NON-U.S.
INCOME AND OTHER TAX CONSEQUENCES OF THE BUSINESS COMBINATION.

Tax Consequences if the Business Combination Qualifies as a Reorganization
The discussion under this heading “—
Tax Consequences if the Business Combination Qualifies as a Reorganization
” constitutes the opinion of Goodwin Procter, United States tax counsel to Tomorrow.io, insofar as it discusses the material U.S. federal income tax considerations applicable to Tomorrow.io Holders as a result of the Business Combination, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Tomorrow.io and PTAC.
Subject to the qualifications and assumptions described in this proxy statement/prospectus, the Business Combination will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Nevertheless, this proxy statement/prospectus is not binding on the IRS, and the IRS or a U.S. court could disagree with one or more of the positions discussed in this proxy statement/prospectus. For a discussion of the U.S. federal income tax consequences if the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, see “—
Tax Consequences if the Business Combination Fails to Qualify as a Reorganization
” below. The remainder of this discussion “—
Tax Consequences if the Business Combination
Qualifies as a Reorganization
” summarizes certain material U.S. federal income tax consequences of the Business Combination to Tomorrow.io Holders assuming that the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code.
Exchange for PTAC Common Stock
Provided that the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general, the following U.S. federal income tax consequences would result to Tomorrow.io Holders who exchange shares of Tomorrow.io Stock for PTAC Common Stock:

•	Tomorrow.io Holders will not recognize gain or loss on the exchange of Tomorrow.io Stock for shares of PTAC Common Stock in the Business Combination.

•	The aggregate tax basis in shares of PTAC Common Stock received in the Business Combination will be equal to the aggregate tax basis of the Tomorrow.io Stock exchanged in the Business Combination.

•	The holding period of PTAC Common Stock received in the Business Combination by a Tomorrow.io Holder will include the holding period of the Tomorrow.io Stock that it surrendered in exchange therefor.
Tax Consequences if the Business Combination Fails to Qualify as a Reorganization
If the Business Combination fails to qualify as a reorganization under Section 368(a) of the Code, the Business Combination will be a fully taxable transaction to each Tomorrow.io Holder. In such case, each U.S. Tomorrow.io Holder will recognize gain or loss measured by the difference between the fair market value of the PTAC Class A Common Stock received in the Business Combination and the U.S. Tomorrow.io Holder’s tax basis in the shares of Tomorrow.io Stock surrendered in the Business Combination. The aggregate tax basis in the PTAC Class A Common Stock received pursuant to the Business Combination will be equal to the fair market value of such PTAC Class A Common Stock as of date received. The holding period of such PTAC Class A Common Stock will begin on the date immediately following the date received. Gain or loss recognized will generally be capital gain or loss and will be a long-term capital gain or loss if the U.S. Tomorrow.io Holder will have held the Tomorrow.io Stock for more than one year at the Effective Time. Long-term capital gains of U.S. Tomorrow.io Holders that are non-corporate
taxpayers are currently taxed at preferential U.S. federal income tax rates. Short-term capital gains are taxed at ordinary income tax rates. The deductibility of capital losses is generally subject to limitations. Gain or loss must be calculated separately for each block of Tomorrow.io Stock acquired at the same time in a single transaction. U.S. Tomorrow.io Holders are urged to consult with their tax advisors regarding the manner in which gain or loss should be calculated among different blocks of Tomorrow.io Stock surrendered in the Business Combination.

The tax consequences to a
Non-U.S.
Tomorrow.io Holder if the Business Combination is treated as a taxable transaction generally will be the same as described above under the section titled “
Certain Material U.S. Federal Income Tax Considerations of the Redemption — U.S. Federal Income Tax Considerations to
Non-U.S.
Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of PTAC
Common Stock
” as if the
Non-U.S.
Tomorrow.io Holder exchanging its Tomorrow.io Stock for PTAC Class A Common Stock were a
Non-U.S.
Holder (as defined therein) selling its PTAC Common Stock for property. The Merger Agreement obligates Tomorrow.io to deliver a certificate to PTAC thirty (30) days prior to the Closing Date that as of the date of the certificate, no interest in Tomorrow.io is a U.S. real property interest.
Information Reporting and Backup Withholding
A U.S. Tomorrow.io Holder may be subject to information reporting and backup withholding unless the U.S Tomorrow.io Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Tomorrow.io Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Each U.S. Tomorrow.io Holder should properly complete and sign, and deliver, an IRS Form
W-9
in order to provide the information and certification necessary to avoid backup withholding, or otherwise establish an applicable exemption in a manner acceptable to the paying agent. U.S. Tomorrow.io Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
A
Non-U.S.
Tomorrow.io Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form
W-8
or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against a Tomorrow.io Holder’s federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Tomorrow.io Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
A Tomorrow.io Holder that receives PTAC Class A Common Stock as a result of the Business Combination should retain records pertaining to the Business Combination, including records relating to the number of shares and the tax basis of such holder’s Tomorrow.io Stock. Each Tomorrow.io Holder that is required to file a U.S. federal income tax return and that is a “significant holder” that receives PTAC Class A Common Stock in the Business Combination will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations
Section 1.368-3
setting forth such holder’s tax basis in the Tomorrow.io Stock surrendered, the fair market value of the PTAC Class A Common Stock received in the Business Combination and certain other information.
Opinion of the Financial Advisor to PTAC
On December 6, 2021, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated December 6, 2021), as to the fairness, from a financial point of view, to PTAC of the Closing Payment Shares to be issued by PTAC in the Business Combination pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to PTAC of the Closing Payment Shares to be issued by PTAC in the Business Combination pursuant to the Merger Agreement and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as
Annex F
to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination and the transactions contemplated by the Merger Agreement or otherwise, including, without limitation, whether holders of PTAC Class A Common Stock should redeem their shares or whether any party should participate in the PIPE Investment.
In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1.	reviewed a draft, dated December 5, 2021, of the Merger Agreement;

2.	reviewed certain publicly available business and financial information relating to PTAC and Tomorrow.io that Houlihan Lokey deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Tomorrow.io made available to Houlihan Lokey by Tomorrow.io and PTAC, including the Projections;

4.
spoke with certain members of the managements of PTAC and Tomorrow.io and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of Tomorrow.io, the Business Combination and related matters;

5.	compared the financial and operating performance of Tomorrow.io with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant; and

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, at PTAC’s direction, Houlihan Lokey assumed that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Tomorrow.io as to the future financial results and condition of Tomorrow.io. At PTAC’s direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate Tomorrow.io and the Business Combination, and Houlihan Lokey, at PTAC’s direction, used and relied upon the Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Projections or the assumptions on which they were based. In reaching its conclusions under the opinion, with PTAC’s consent, Houlihan Lokey did not rely upon a review of the publicly available financial terms of other transactions, because Houlihan Lokey did not identify a sufficient number of relevant transactions in which Houlihan Lokey deemed the acquired companies to be sufficiently similar to Tomorrow.io. In addition, for purposes of its financial analyses and opinion, with PTAC’s consent, Houlihan Lokey (i) did not perform any financial analyses to evaluate the value of PTAC or to derive valuation reference ranges for any shares of PTAC for purposes of comparison with the Closing Payment Shares or otherwise, (ii) assumed that the value of each share of PTAC capital stock (including, without limitation, each share of PTAC Class A Common Stock and each share of PTAC Class B Common Stock was equal to $10.00 (with such $10.00 value being based on the PTAC IPO and PTAC’s approximate cash per share of PTAC Class A Common Stock outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding PTAC Class B Common Stock or any PTAC Warrants)), notwithstanding the different voting rights and other non-financial
terms of such shares that could impact their value, and (iii) assumed that the Closing Payment Shares had a value equal to $700,000,000, subject to adjustment as provided by the Merger Agreement (as to which adjustment Houlihan Lokey expressed no view or opinion). Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Tomorrow.io or PTAC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Business Combination would be satisfied without waiver thereof, and (d) the Business Combination would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with PTAC’s consent, that the Business Combination would constitute a reorganization under Section 368(a) of the Code. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Business Combination would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Business Combination would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Tomorrow.io or PTAC, or otherwise have an effect on the Business Combination, Tomorrow.io or PTAC or any expected benefits of the Business Combination that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet
or otherwise) of PTAC, Tomorrow.io or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which PTAC or Tomorrow.io was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which PTAC or Tomorrow.io was or may have been a party or was or may have been subject.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of the date of its opinion. Houlihan Lokey did not undertake, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.
Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Business Combination, the securities, assets, businesses or operations of PTAC, Tomorrow.io or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, (c) advise the Board, PTAC or any other party with respect to alternatives to the Business Combination, or (d) identify, introduce to the Board, PTAC or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Business Combination. Houlihan Lokey did not express any opinion as to what the value of the PTAC Common Stock actually would be when issued in the Business Combination pursuant to the Merger Agreement or the price or range of prices at which PTAC Common Stock, Tomorrow.io Stock could be purchased or sold, or otherwise be transferable, at any time.
Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Business Combination and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Board, PTAC, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise, including, without limitation, whether holders of PTAC Class A Common Stock should redeem their shares or whether any party should participate in the PIPE Investment.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, PTAC, its security holders or any other party to proceed with or effect the Business Combination, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Business Combination or otherwise (other than the Closing Payment Shares to the extent expressly specified in the opinion), including, without limitation, the PIPE Investment, the Tomorrow.io Support Agreements, the
Lock-up
Agreements and the PTAC Support Agreement or the Closing Parent RSU Grants, (iii) the fairness of any portion or aspect of the Business Combination to the holders of any class of securities, creditors or other constituencies of PTAC, or to any other party (including, without limitation, the potential dilutive or other effects of the Closing Payment Shares, the Closing Parent RSU Grants, the PTAC Class B Common Stock, the PTAC Warrants, or any other portion or aspect of the Business Combination), (iv) the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might have been available for PTAC or any other party, (v) the fairness of any portion or aspect of the Business Combination to any one class or group of PTAC’s or any other party’s security holders or other constituents vis-à-vis
any other class or group of PTAC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of PTAC, whether PTAC should be issuing debt or equity securities or a combination of both in the Business Combination, or the form, structure or any aspect or terms of any debt or equity financing for the Business Combination (including, without limitation, the PIPE Investment) or the likelihood of obtaining such financing, (vii) whether or not PTAC, Tomorrow.io, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Business Combination, (viii) the solvency, creditworthiness or fair value of PTAC, Tomorrow.io or any other participant in the Business Combination, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Business Combination, any class of such persons or any other party, relative to the Closing Payment Shares or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters requiring legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board, PTAC, Tomorrow.io and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to PTAC, Tomorrow.io and the Business Combination or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Tomorrow.io, and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of PTAC or Tomorrow.io. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the proposed Business Combination. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Closing Payment Shares or of the views of the Board or management with respect to the Business Combination or the Closing Payment Shares. The type and amount of consideration payable in the Business Combination were determined through negotiation between PTAC and Tomorrow.io, and the decision to enter into the Merger Agreement was solely that of the Board.
Financial Analyses
In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on December 6, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible
preferred stock, capital lease obligations and
non-controlling
interests less the amount of cash and cash equivalents on its balance sheet).
Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of December 3, 2021. The estimates of the future financial performance of Tomorrow.io relied upon for the financial analyses described below were based on the Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
Assumed Value.
For purposes of its financial analyses, with PTAC’s consent, Houlihan Lokey (i) assumed that the value of each share of PTAC capital stock (including, without limitation, each share of PTAC Class A Common Stock and each share of PTAC Class B Common Stock is equal to $10.00 (with such $10.00 value being based on the PTAC IPO and PTAC’s approximate cash per share of PTAC Class A Common Stock outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding PTAC Class B Common Stock or any PTAC Warrants)), and (ii) assumed that the Closing Payment Shares had a value equal to $700,000,000.

Selected Companies Analysis
. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.
The financial data reviewed included:

•	Enterprise value as a multiple of estimated revenue for the 2023 fiscal year, or “FY 2023E” revenue; and

•	Enterprise value as a multiple of estimated revenue for the 2024 fiscal year, or “FY 2024E” revenue.
The selected companies and corresponding financial data included the following:

Enterprise Value to Revenue
	FY 2023E	FY 2024E
High Growth Data & Analytics
Alfa Laval AB	2.9x	2.8x
Alteryx, Inc.	5.9x	4.7x
Datadog, Inc.	26.6x	17.5x
Elastic N.V.	9.0x	7.4x
FactSet Research Systems Inc.	9.3x	8.8x
International Business Machines Corporation	2.0x	2.3x
IHS Markit Ltd.	2.3x	2.1x
MSCI Inc.	20.6x	18.9x
RELX PLC	6.1x	5.8x
Splunk Inc.	5.5x	4.6x
Verisk Analytics, Inc.	11.4x	10.6x
Earth Intelligence Data & Analytics
BlackSky Technology Inc.	3.4x	2.0x
Maxar Technologies Inc.	2.0x	1.9x
Spire Global, Inc.	2.4x	1.0x

Enterprise Value to Revenue
	FY 2023E	FY 2024E
Low	2.0x	1.0x
High	26.6x	18.9x
Median	5.7x	3.8x
Mean	7.8x	6.3x
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 6.50x to 10.50x FY 2023E revenue and 4.00x to 5.00x FY 2024E revenue to corresponding financial data for Tomorrow.io. The selected companies analysis indicated implied total equity value reference ranges for Tomorrow.io of approximately $527,400,000 to $789,200,000 based on FY 2023E revenue and approximately $788,100,000 to $959,600,000 based on FY 2024E revenue, in each case as compared to the assumed aggregate value of the Closing Payment Shares to be issued in the Business Combination of $700,000,000.
Discounted Cash Flow Analysis.
Houlihan Lokey performed a discounted cash flow analysis of Tomorrow.io based on the Projections. Taking into account its experience and professional judgment, Houlihan Lokey applied discount rates ranging from 16.00% to 18.00% and perpetuity growth rates ranging from 3.00% to 4.00%. The discounted cash flow analysis indicated an implied total equity value reference range for Tomorrow.io of approximately $704,600,000 to $960,500,000, as compared to the assumed aggregate value of the Closing Payment Shares to be issued in the Business Combination of $700,000,000.

Other Matters
Houlihan Lokey was engaged by PTAC to provide an opinion to the Board as to the fairness, from a financial point of view, to PTAC of the Closing Payment Shares to be issued by PTAC in the Business Combination pursuant to the Merger Agreement. PTAC engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by PTAC, Houlihan Lokey became entitled to an aggregate fee of $1,000,000 for its services, of which $250,000 became payable to Houlihan Lokey upon its retention by PTAC, $250,000 was earned by Houlihan Lokey and payable upon the delivery of its opinion, and $500,000 was earned by Houlihan Lokey upon the delivery of its opinion and payable upon the first to occur of (i) the consummation of the Business Combination and (ii) the liquidation or dissolution of PTAC. PTAC has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest,
may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, PTAC, Tomorrow.io or any other party that may be involved in the Business Combination and their respective affiliates or security holders or any currency or commodity that may be involved in the Business Combination.
Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Stone Point Capital LLC (“
Stone Point
”), an affiliate of Sponsor, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Stone Point (collectively, with Stone Point, the “
Stone Point Group
”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, during the prior two years, compensation of approximately $3,000,000 to $4,000,000. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to PTAC, Tomorrow.io, members of the Stone Point Group, other participants in the Business Combination or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Stone Point, other participants in the Business Combination or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested
with the members of the Stone Point Group, other participants in the Business Combination or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, PTAC, Tomorrow.io, members of the Stone Point Group, other participants in the Business Combination or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Regulatory Approvals Required for the Business Combination
Completion of the Business Combination is conditioned on:

•
(i) PTAC, Tomorrow.io and any person that is a party to a declaration filing (a “
CFIUS Declaration
”) with respect to the transaction contemplated by the Merger Agreement submitted to the Committee on Foreign Investment in the United States (“
CFIUS
”) pursuant to 31 C.F.R. Part 800 Subpart D or a notice filing (a “
CFIUS Notice
”) with respect to the transaction contemplated by the Merger

Agreement submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E (collectively, the “
CFIUS Parties
”) have received written notice from CFIUS that CFIUS has determined that the transaction contemplated by the Merger Agreement is not a “covered transaction” and is not subject to review under Section 721 of Title VII of the Defense Production Act of 1950, as amended and as may be amended from time to time, including the regulations promulgated thereunder, codified at 31 C.F.R. Part 800, et seq. (the “
DPA
”), (ii) the CFIUS Parties have received a written notice issued by CFIUS that it has concluded an assessment, review or investigation of the CFIUS Declaration or CFIUS Notice provided pursuant to the DPA with respect to the transaction contemplated by the Merger Agreement, determined that there are no unresolved national security concerns, and has therefore terminated all action under the DPA, (iii) if CFIUS has sent a report (a “
CFIUS Report
”) to the President of the United States (“
POTUS
”) requesting POTUS’s decision, then POTUS has (A) announced a decision not to take any action to suspend or prohibit the transaction contemplated by the Merger Agreement or (B) not taken any action to suspend or prohibit the transaction contemplated by the Merger Agreement after 15 days from the date of receipt of the CFIUS Report, or (iv) if the CFIUS Parties submitted a CFIUS Declaration, they have received a written notice from CFIUS that it has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action pursuant to the declaration but has not requested the submission of a CFIUS Notice (the “
CFIUS Approval
”); and

•	the termination or expiration of any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act.
PTAC and Tomorrow.io filed their respective notification and report forms under the HSR Act with the Antitrust Division of the United States Department of Justice (the “
Antitrust Division
”) and the Federal Trade Commission (the “
FTC
”) on December 14, 2021, which triggered the start of the HSR Act waiting period. The
30-day
HSR Act waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on January 13, 2022. A short-form declaration was submitted to CFIUS on December 7, 2021. CFIUS has informed the parties to the short-form declaration that, after reviewing the information provided regarding the Business Combination, CFIUS concluded that the Business Combination is not a covered transaction and therefore not subject to review by CFIUS. This notification from CFIUS satisfies the CFIUS Approval condition in the Merger Agreement.
In addition to the foregoing, PTAC, Tomorrow.io and/or Merger Sub are required under the Merger Agreement to make certain other filings with governmental authorities in connection with the Merger, such as the filing of this proxy statement/prospectus with the SEC and the certificate of merger with the Secretary of State of the State of Delaware.
At any time before or after the effective time of the merger, the Antitrust Division, the FTC, antitrust authorities outside the United States, United States state attorneys general or other governmental authorities could take action under applicable laws, including seeking to enjoin the completion of the Business Combination, conditionally approving the Business Combination upon the divestiture of PTAC’s or Tomorrow.io’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under certain circumstances.
While we believe that PTAC and Tomorrow.io will receive the requisite approvals and clearances for the Business Combination, PTAC and Tomorrow.io may not obtain the regulatory consents necessary to consummate the Business Combination. Each of the parties to the Merger Agreement has agreed, upon the terms and subject to the conditions of the Merger Agreement, to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by the Merger Agreement.
In furtherance thereof, (i) the CFIUS Parties shall as promptly as practicable, take, or cause to be taken, all actions and do, or cause to be done, and assist and cooperate with the filing persons in doing, all things necessary, proper or advisable to obtain CFIUS Approval, including taking all such action as may be necessary to resolve such objections, if any, as CFIUS may assert with respect to the transactions contemplated by the Merger

Agreement, provided that in no event shall any of the CFIUS Parties be obligated to, in order to obtain the CFIUS Approval, consent to take any actions that would reasonably be anticipated to have a material adverse impact on any of the CFIUS Parties and their respective subsidiaries following the Merger, including the surviving company following the Merger, taken as a whole and (ii) the parties to the Merger Agreement agree to make, or cause to be made, within ten (10) business days after the date of the date of the Merger Agreement, a notification and report form under the HSR Act.
Other than the filings described above, neither PTAC nor Tomorrow.io is aware of any governmental or regulatory filings or consents required to be made or obtained, or waiting periods required to expire or terminate after the making of a filing prior to the Closing of the Business Combination. If the parties to the Merger Agreement discover that other filings, consents or waiting periods are necessary, then the parties will seek to make such other filings and obtain such other approvals.
Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, PTAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Tomorrow.io Equityholders comprising a majority of the voting power of the Combined Entity, Tomorrow.io’s operations prior to the acquisition comprising the only ongoing operations of Combined Entity, and Tomorrow.io’s senior management comprising the senior management of Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of Tomorrow.io with the Business Combination being treated as the equivalent of Tomorrow.io issuing stock for the net assets of PTAC, accompanied by a recapitalization. The net assets of PTAC will be stated at historical cost, with no goodwill or other intangible assets recorded.
Vote for Approval
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted in its entirety only if holders of a majority of the votes cast by PTAC stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class, vote “FOR” the Business Combination Proposal. The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote. Abstentions and broker non-votes
will have no effect on the outcome of the vote on the Business Combination Proposal.
Approval of the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.
As of the Record Date, PTAC’s Sponsor, directors and officers have agreed to vote any shares of PTAC Common Stock owned by them in favor of the Business Combination. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE NASDAQ STOCK ISSUANCE PROPOSAL
Background and Overview
Assuming the Business Combination Proposal is approved, PTAC stockholders are also being asked to approve (a) the issuance of up to 73,500,000 newly issued shares of PTAC Class A Common Stock in the Business Combination, as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration,
” (b) the issuance of up to 3,000,000 newly issued shares of PTAC Class A Common Stock upon vesting of PTAC restricted stock units granted to certain key employees of Tomorrow.io and its subsidiaries as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration
” and (c) the issuance of 7,500,000 newly issued shares of PTAC Class A Common Stock in the PIPE Investment for the purposes of complying with the applicable provisions of the Nasdaq Listing Rules 5635(a), (b), (c) and (d), to the extent such issuance would require a stockholder vote under Nasdaq Listing Rule 5635(a), (b), (c) or (d).
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Nasdaq Listing Rule 5635(a)(1), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the issuer. Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the common stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Merger Agreement, PTAC currently expects to issue up to 80,500,000 shares of PTAC Class A Common Stock (assuming that none of PTAC’s outstanding Public Shares are redeemed) in connection with the Business Combination, the Closing Parent RSU Grants and the PIPE Investment.
In the event that this proposal is not approved by PTAC stockholders, the Business Combination cannot be consummated. In the event that this proposal is approved by PTAC stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of PTAC Class A Common Stock pursuant to the Merger Agreement, PTAC will not issue such shares of PTAC Class A Common Stock.
We currently have 43,125,000 shares of PTAC Common Stock outstanding. Pursuant to the Business Combination, the PIPE Subscription Agreements and the Closing Parent RSU Grants, we will issue up to 80,500,000 shares of PTAC Class A Common Stock, representing 187% of our outstanding shares of PTAC Common Stock prior to such issuance. Accordingly, we need stockholder approval of the issuance of more than 20% of our issued and outstanding PTAC Common Stock.
Effect of Proposal on Current Stockholders
If the Nasdaq Stock Issuance Proposal is adopted, up to an aggregate of 80,500,000 shares of PTAC Class A Common Stock may be issued in connection with the Business Combination and the PIPE Investment,

representing up to 187% of the shares of PTAC Class A Common Stock outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of PTAC.
Vote for Approval
The Nasdaq Stock Issuance Proposal will be approved and adopted only if holders of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present, vote “FOR” the Nasdaq Stock Issuance Proposal. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Stock Issuance Proposal.
Approval of the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE NASDAQ STOCK ISSUANCE PROPOSAL.

THE CHARTER AMENDMENT PROPOSAL
The following table sets forth a summary of the material differences between the Current Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as
Annex B
. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter
Charter Amendment	PTAC reserves the right to amend, alter, change or repeal any provision of the Current Charter, provided that provisions in the Current Charter related to (i) the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock may only be amended with the approval of the holders of at least a majority of the then-outstanding shares of Class B Common Stock and (ii) the provisions set forth in Article IX (provisions related to a blank check company) may only be amended with the approval of the holders of at least 65% of the then issued and outstanding shares of common stock, voting together as a single class.	Any amendment to the Proposed Charter will require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, provided that provisions in the Proposed Charter in Article VII (limitation on director liability) will require approval of the holders of at least 66
2
⁄
3
% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

Bylaws Amendment	Under the Current Charter, Bylaws can be amended or repealed by: (i) the Board and (ii) an affirmative vote of stockholders holding a majority of the voting power of then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	Under the Proposed Charter, Bylaws can be amended or repealed by: (i) the board and (ii) an affirmative vote of stockholders holding 66
2
⁄
3
% of the voting power of then outstanding shares of capital stock, voting together as a single class, provided, if the board recommends that stockholders approve such amendment or repeal, an affirmative vote of stockholders holding only a majority of the voting power of then outstanding shares of capital stock, voting together as a single class, is required.

Section 203	The Current Charter provides for the opt out of Section 203 of the DGCL.	The Proposed Charter does not provide that the Combined Entity opts out of Section 203 of the DGCL.

	Current Charter	Proposed Charter
Director Removal	The Current Charter has a provision providing for the removal of a director with or without cause, by the affirmative vote of holders of a majority of the voting power of the outstanding shares of PTAC Class B Common Stock.	Under the Proposed Charter, a director can only be removed for cause by the approval of the holders of at least 66
2
⁄
3
% of the Combined Entity’s then outstanding shares of capital stock entitled to vote generally at an election of directors.

Name Change	PTAC’s current name is Pine Technology Acquisition Corp.	Under the Proposed Charter, the Combined Entity’s name will be The Tomorrow Companies Inc.

Common Stock	The Current Charter authorizes 300,000,000 shares of Common Stock, including (i) 240,000,000 shares of Class A Common Stock and (ii) 60,000,000 shares of Class B Common Stock.	The Proposed Charter will authorize shares of Common Stock.

Preferred Stock	The Current Charter authorizes 1,000,000 shares of “blank check” preferred stock, that the Board could issue to discourage a takeover attempt.	The Proposed Charter will authorize the issuance of shares of “blank check” preferred stock that the Combined Entity’s board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt.

Provisions Specific to a Blank Check Company	Under the Current Charter, Article IX sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial business combination. Furthermore, PTAC is required to be dissolved and liquidated 24 months following the closing of its initial public offering in the event that it has not consummated an initial business combination.	The Proposed Charter does not include these blank check company provisions because, upon Closing, PTAC will cease to be a blank check company. In addition, the provisions requiring that the proceeds from its initial public offering be held in a trust account until a business combination or liquidation of PTAC and the terms governing PTAC’s consummation of a proposed business combination will not be applicable following Closing. The Combined Entity will have a perpetual existence.
Reasons for the Charter Amendments
Charter Amendment
Requiring the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, to make an amendment to Article VII of the Proposed Charter is intended to protect a key provision of the Proposed Charter from arbitrary amendment.
Bylaws Amendment
Requiring the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend the Bylaws in the absence of the Board’s recommendation is intended to protect the Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Section 203
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of company’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.
Director Removal
The Proposed Charter provides for the removal of directors (i) with cause and (ii) only by the affirmative vote of stockholders holding at least 66
2
⁄
3
% of the Combined Entity’s then outstanding shares of capital stock entitled to vote generally at an election of directors. These requirements are appropriate to protect all stockholders against potential self-interested actions by one or a few large stockholders, especially given the potential for certain stockholders to hold substantial beneficial ownership of the Combined Entity’s common stock following the Business Combination. Such requirements may also encourage a person seeking control of the Combined Entity to negotiate with the board of directors to reach terms that appropriate for all stockholders of the Combined Entity.
Common Stock
The principal purpose of this proposal is to authorize additional shares of our common stock, which will be used to issue shares pursuant to the Merger Agreement, in connection with the PIPE Investment, under the Equity Incentive Plan, and for general corporate purposes. The Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Notwithstanding the foregoing, authorized but unissued shares of common stock may enable the Combined Entity’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity’s shares of common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s board of directors were to determine that a takeover proposal was not in the best interests of the Combined Entity, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Entity currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Preferred Stock
The Board believes that these additional shares will provide the Combined Entity with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of the Combined Entity, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Entity’s board of directors to issue the authorized preferred stock on its own volition will enable the Combined Entity to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Entity currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Provisions Specific to a Blank Check Company
The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve the Combined Entity and allows it to continue as a corporate entity with perpetual existence following Closing. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the Combined Entity following the Closing. In addition, certain other provisions in the Current Charter require that proceeds from PTAC’s initial public offering be held in a trust account until a Business Combination or liquidation of PTAC has occurred. These provisions cease to apply once the Business Combination has closed and are therefore not included in the Proposed Charter.
The Governance Proposals
As required by SEC guidance to give stockholders the opportunity to present their separate views on material differences between the Proposed Charter and the Current Charter, PTAC is seeking the approval of its stockholders for the following Governance Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon at the Special Meeting:
Governance Proposal A
To provide that any amendment to Article VII of the Proposed Charter will require the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.
Governance Proposal B
To provide that any amendment to the Combined Entity’s Bylaws in the absence of the Board’s recommendation will require the approval by affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Governance Proposal C
To provide that the Combined Entity be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (each as defined in the DGCL) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions;
Governance Proposal D
To provide that directors may only be removed (i) with cause and (ii) only by the affirmative vote of stockholders holding at least 66
2
⁄
3
% of the Combined Entity’s then outstanding shares of capital stock entitled to vote generally at an election of directors.
Vote for Approval
This Charter Amendment Proposal and each of the Governance Proposals will be approved and adopted in its entirety only if holders of (i) a majority of the outstanding shares of PTAC Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of PTAC Class A Common Stock, voting separately as a single series, vote “FOR” Charter Amendment Proposal and each of the Governance Proposals, respectively. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and each of the Governance Proposals.
Approval of the Charter Amendment Proposal, the Governance Proposals, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL, THE
PROPOSED CHARTER AND EACH OF THE GOVERNANCE PROPOSALS.

THE INCENTIVE PLAN PROPOSAL
Overview
The following is a summary description of The Tomorrow Companies Inc. 2022 Stock Option and Incentive Plan, or the Equity Incentive Plan, as proposed to be adopted by PTAC in connection with the Business Combination. This summary is not a complete statement of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached hereto as
Annex D
. PTAC stockholders should refer to the Equity Incentive Plan for more complete and detailed information about the terms and conditions of the Equity Incentive Plan.
Unless the context otherwise requires, references in this summary description to “we,” “us” and “our” generally refer to PTAC in the present tense or the Combined Entity from and after the Business Combination.
The purpose of the Equity Incentive Plan is to provide a means whereby the Combined Entity can align the long-term financial interests of its employees, consultants, and directors with the financial interests of its stockholders. In addition, Board believes that the ability to grant options and other equity-based awards will help the Combined Entity to attract, retain, and motivate employees, consultants, and directors and encourages them to devote their best efforts to the Combined Entity’s business and financial success.
Approval of the Equity Incentive Plan by PTAC stockholders is required, among other things, in order to: (i) comply with Nasdaq Listing Rules requiring stockholder approval of equity compensation plans and (ii) allow the grant of incentive stock options to participants in the Equity Incentive Plan.
If this Incentive Plan Proposal is approved by PTAC stockholders, the Equity Incentive Plan will become effective as of the date immediately preceding the date of the Closing. Approval of the Equity Incentive Plan by PTAC stockholders will allow the Combined Entity to grant stock options, restricted stock awards and other awards at levels determined appropriate by its board of directors or compensation committee following the Closing of the Business Combination. The Equity Incentive Plan will also allow the Combined Entity to utilize a broad array of equity incentives and performance-based cash incentives in order to secure and retain the services of its employees, directors and consultants, and to provide long-term incentives that align the interests of its employees, directors and consultants with the interests of its stockholders following the Closing of the Business Combination.
The Combined Entity’s employee equity compensation program, as implemented under the Equity Incentive Plan, will allow the Combined Entity to remain competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. Approval of the Equity Incentive Plan will provide the Combined Entity with the flexibility it needs to use equity compensation and other incentive awards to attract, retain and motivate talented employees, directors and consultants who are important to the Combined Entity’s long-term growth and success.
Summary of Material Features of the Equity Incentive Plan
The material features of the Equity Incentive Plan include:

•
Initially, the maximum number of shares of common stock that may be reserved and available for issuance under the Equity Incentive Plan is                shares. The number of shares common stock reserved for issuance under the Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2023 by                 % of the total number of shares of common stock issued and outstanding on the immediately preceding December 31, or a lesser number of shares determined by the administrator of the Equity Incentive Plan;

•
The award of stock options (both incentive and
non-qualified
options), stock appreciation rights, restricted stock, restricted stock awards, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;

•	Stock options and stock appreciation rights will not be repriced in any manner without stockholder approval;

•
The value of all awards awarded under the Equity Incentive Plan and all other cash compensation paid by the Combined Entity to any non-employee
director in any calendar year may not exceed $750,000 or $1,000,000 for the year in which a non-employee director
is first appointed or elected to Combined Entity’s board of directors;

•	Any material amendment to the Equity Incentive Plan is subject to approval by our stockholders; and

•	The term of the Equity Incentive Plan will expire on the tenth anniversary of the effective date of the Equity Incentive Plan is approved by the Board.
Information Regarding Incentive Equity Program
It is critical to the Combined Entity’s long-term success that the interests of its employees, directors and consultants are tied to its success as “owners” of the business. Approval of the Equity Incentive Plan will allow the Combined Entity to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and directors, retain existing employees and directors and to provide incentives for such persons to exert maximum efforts for the Combined Entity’s success and ultimately increase stockholder value. The Equity Incentive Plan allows the Combined Entity to utilize a broad array of equity incentives with flexibility in designing equity incentives, including stock option grants, stock appreciation rights, restricted stock awards, restricted stock awards, unrestricted stock awards and dividend equivalent rights to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Entity.
If the Incentive Plan Proposal is approved by PTAC stockholders, the Combined Entity will initially have shares, subject to adjustment for specified changes in the Combined Entity’s capitalization, available for grant under the Equity Incentive Plan as of the effective time of the Closing of the Business Combination. In addition, as further described below under the section titled “
—Description of the 2022 Equity Incentive Plan—Shares Available for Awards
,” the share reserve is subject to annual increases each January 1 beginning on January 1, 2023 of         % of the number of shares of the common stock outstanding on the immediately preceding December 31 (or a lesser number determined by the administrator of the Equity Incentive Plan). This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the Equity Incentive Plan
The Equity Incentive Plan was adopted by the Board on                 , 2021 and will become effective, subject to stockholder approval, on the date immediately preceding the Closing. The Equity Incentive Plan allows us to make equity-based incentive awards to our officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in the Combined Entity will assure a closer alignment of the interests of such individuals with those of the Combined Entity and its stockholders, thereby stimulating their efforts on the Combined Entity’s behalf and strengthening their desire to remain with the Combined Entity.
We have initially reserved                shares of common stock (the “
Initial Limit
”) for the issuance of awards under the Equity Incentive Plan. This Initial Limit does not include the number of stock options and equity awards that will be assumed under the prior plan pursuant to the Merger Agreement. This limit is subject to adjustment in the event of a stock split, stock dividend, extraordinary cash dividend or other change in our capitalization. The Equity Incentive Plan provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2023 and each January 1 thereafter by         % of the number of shares of Combined Entity common stock outstanding on the immediately preceding December 31 or such lesser number of shares determined by the administrator of the Equity Incentive Plan.

The shares we issue under our Equity Incentive Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting or with the use of proceeds from the exercise of stock options, satisfied without the issuance of stock, expire or are otherwise terminated (other than by exercise) under the Equity Incentive Plan will be added back to the shares available for issuance under the Equity Incentive Plan. The maximum aggregate number of shares of common stock that may be issued upon exercise of incentive stock options under the Equity Incentive Plan shall not exceed the Initial Limit, cumulatively increased on January 1, 2023 and on each January 1 thereafter by the lesser of the Annual Increase for such year or                shares. Based upon a price per share of $                 , the maximum aggregate market value of the common stock that could potentially be issued under the Equity Incentive Plan as of the Closing is $                .
The grant date fair value of all awards made under the Equity Incentive Plan and all other cash compensation paid by us to any non-employee
director in any calendar year shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee
director is initially elected or appointed to the board.
The Equity Incentive Plan will be administered by the Combined Entity compensation committee. The Combined Entity compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Equity Incentive Plan. The administrator may delegate to a committee consisting of one or more officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.
Persons eligible to participate in our Equity Incentive Plan will be those full or part-time officers, employees, non-employee
directors, and consultants of the Combined Entity as selected from time to time by the Combined Entity compensation committee in its discretion. As of the date of this proxy statement/prospectus, following the Closing, approximately                individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately                officers,                employees who are not officers,
non-employee
directors, and                consultants.
The Equity Incentive Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Equity Incentive Plan will be non-qualified
options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Combined Entity and its subsidiaries.
Non-qualified
options may be granted to any persons eligible to awards under the Equity Incentive Plan. The exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options. The exercise price of a stock option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the administrator may permit non-qualified
options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The Combined Entity compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of common stock equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed ten years from the date of grant. The Combined Entity compensation committee will determine at what time or times each stock appreciation right may be exercised.
The Combined Entity compensation committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The Combined Entity compensation committee may also grant shares of common stock that are free from any restrictions under our Equity Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.
The Combined Entity compensation committee may grant cash bonuses under the Equity Incentive Plan to participants, subject to the achievement of certain performance goals.
The Equity Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in the Equity Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under our Equity Incentive Plan. To the extent that awards granted under the Equity Incentive Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In the event of such termination, Combined Entity may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the excess of the per share cash consideration in the sale event over the exercise price of the options or stock appreciation rights (provided that, in the case of an option with an exercise price equal to or greater than the per share cash consideration, such option shall be cancelled for no consideration). Stock appreciation rights may be granted with an exercise price per share that is less than 100% of the fair market value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the stock appreciation right is otherwise compliant with Section 409A. the Combined Entity shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such award.
The Combined Entity board of directors may amend or discontinue the Equity Incentive Plan and the Combined Entity compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the Equity Incentive Plan require the approval of Combined Entity stockholders.
No awards may be granted under the Equity Incentive Plan after the date that is ten years from the effective date of the Equity Incentive Plan.
Form
S-8
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form
S-8
covering the common stock issuable under the Equity Incentive Plan.

U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Equity Incentive Plan, which will not become effective until the date immediately preceding the date of the Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the Equity Incentive Plan. The Equity Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Incentive Stock Options
. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Combined Entity will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year
and
one-year
holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) the Combined Entity will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified
option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified
Options.
No income is generally realized by the optionee at the time a non-qualified
option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified
option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards.
The Combined Entity generally will be entitled to a tax deduction in connection with other awards under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable,
unless the award provides for deferred settlement.

Parachute Payments
. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible
to the Combined Entity, in whole or in part, and may subject the recipient to a non-deductible
20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
New Plan Benefits
No awards have been granted under the Equity Incentive Plan and no awards have been granted that are contingent on stockholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Equity Compensation Plan Information
As of December 31, 2021, PTAC did not maintain any equity compensation plans.
Vote for Approval
The Incentive Plan Proposal will be approved and adopted only if holders of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present, vote “FOR” the Incentive Plan Proposal. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on Incentive Plan Proposal.
Approval of the Incentive Plan Proposal, the Charter Amendment Proposal, the Governance Proposals, the Nasdaq Stock Issuance Proposal, the ESPP Proposal, the Election of Directors Proposal and the Bylaws Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ESPP PROPOSAL
On             , 2022 the Board adopted, subject to the approval by PTAC stockholders, The Tomorrow Companies Inc. 2022 Employee Stock Purchase Plan (the “
ESPP
”). We believe that the adoption of the ESPP will benefit the Combined Entity by providing employees with an opportunity to acquire shares of the Combined Entity common stock and will enable the Combined Entity to attract, retain and motivate valued employees.
Based solely on the closing price of the Combined Entity common stock reported on the National Association of Securities Dealers Automated Quotation System on             , the maximum aggregate market value of the              shares of common stock that could potentially be issued under the ESPP is $            .
Summary of the Material Provisions of the ESPP
The following description of certain provisions of the ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached hereto as
Annex E
.
The ESPP includes two components: a 423 Component and a
Non-423
Component. It is intended that the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the Combined Entity compensation committee, the
Non-423
Component will operate and be administered in the same manner as the 423 Component.
Shares Subject to the Plan
. An aggregate of              shares will be reserved and available for issuance under the ESPP (the “
ESPP Initial Limit
”). If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted. Our ESPP provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2023 and each January 1 thereafter through January 1, 2031 by the least of (i) 1% of the number of shares of the Combined Entity common stock outstanding on the immediately preceding December 31 or (iii) such lesser number of shares determined by the administrator of the ESPP.
Plan Administration
. The ESPP will be administered by the Combined Entity compensation committee, which will have full authority to make, administer and interpret such rules and regulations regarding the ESPP as it deems advisable.
Eligibility
. Any employee of the Combined Entity or its designated subsidiaries is eligible to participate in the ESPP so long as the employee is employed for more than 20 hours a week (or such lesser number as determined by the compensation committee prior to the applicable time) and at least 5 months of the year on the first day of the applicable offering period and has completed such period of service prior to the offering period as the Combined Entity compensation committee may require (but in no event will the required period of continuous employment be equal to or greater than two years). No person who owns or holds, or as a result of participation in the ESPP would own or hold, common stock or options to purchase common stock, that together equal to 5% or more of total outstanding common stock is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase common stock of the Combined Entity having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.
Participation; Payroll Deductions
. Participation in the ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage or amount of base pay to the ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. There are currently approximately              employees who will be eligible to participate in the ESPP. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP, or his or her employment ceases.

Offering Periods
. Unless otherwise determined by the Combined Entity compensation committee, each offering of common stock under the ESPP shall not exceed 27 months in duration, which we refer to as an “offering period.” The administrator shall determine, in its discretion, when the initial offering period and any subsequent offering period will begin.. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The Combined Entity compensation committee may establish different offering periods or exercise dates under the ESPP.
Exercise Price
. On the first day of an offering period, employees participating in that offering period will receive an option to purchase shares of the Combined Entity common stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (i) 85% the fair market value per share of our common stock on the first day of the offering period or (ii) 85% of the fair market value per share of our common stock on the exercise date. The maximum number of shares of common stock that may be issued to any employee under the ESPP in any offering period is a number of shares determined by dividing $25,000 by the fair market value of Combined Entity common stock on the first day of the offering period or such other lesser number of shares as determined by the Combined Entity compensation committee from time to time.
Subject to certain limitations, the number of shares of Combined Entity common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.
Terms of Participation
. Except as may be permitted by the Combined Entity compensation committee in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form at least 15 business days before the beginning of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the business day following the employee’s delivery of written notice of withdrawal under the ESPP.
Term; Amendments and Termination
. The ESPP will continue until terminated by the Combined Entity board of directors. The Combined Entity board of directors may, in its discretion, at any time, terminate or amend the ESPP. Upon termination of the ESPP, all amounts in the accounts of participating employees will be refunded.
New Plan Benefits
Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the amended and restated Employee Stock Purchase Plan in the future are not determinable.
Summary of Federal Income Tax Consequences
The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

423 Component of the ESPP:
A participant in the 423 Component of the ESPP recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of our common stock under the terms of the ESPP.
If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.
If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) 15% of the fair market value of the common stock on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the common stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.
Non-423
Component of the ESPP:
A participant in the
Non-423
Component of the ESPP will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Under the
Non-423
Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the Combined Entity or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the exercise date, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
Upon an employee’s purchase of shares under the
Non-423
Component, the Combined Entity or its designated subsidiaries will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant. There are no U.S. federal income tax consequences to the Combined Entity or its designated subsidiaries by reason of the grant of rights under the
Non-423
Component of the ESPP.
Vote for Approval
The ESPP Proposal will be approved and adopted in its entirety only if holders of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present, vote “FOR” the ESPP Proposal. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the ESPP Proposal.

Approval of the ESPP Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the Election of Directors Proposal and the Bylaws Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE ELECTION OF DIRECTORS PROPOSAL
Overview
Pursuant to the Current Charter, the Board is currently divided into three classes, Class I, Class II and Class III with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The Proposed Charter divides the board of directors of the Combined Entity into three classes with staggered three-year terms.
Pursuant to the Merger Agreement, at Closing, our Board will consist of seven members, six of which will be designated by Tomorrow.io and one of which will be designated by Sponsor. It is currently contemplated that                  and                  will be nominated to serve as Class I directors,                 ,                  and                  will be nominated to serve as Class II directors and                  and                  will be nominated to serve as Class III directors.
Information regarding each nominee is set forth in the section entitled “
Management After the Business Combination.
”
Vote for Approval
The Election of Directors Proposal will be approved and adopted in its entirety only if holders of a plurality of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present, vote “FOR” the Election of Directors Proposal. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Election of Directors Proposal.
Approval of the Election of Directors Proposal, Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Bylaws Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

THE BYLAWS PROPOSAL
Overview
PTAC stockholders are being asked to adopt the Amended Bylaws in the form attached hereto as
Annex C
, which, in the judgment of the Board, is necessary to adequately address the needs of the Combined Entity.
The proposed amendments to the Current Bylaws would, among other things, provide that shares of PTAC Common Stock held by stockholders of Tomorrow.io that do not enter into
Lock-Up
Agreements will be subject to substantially similar restrictions to those provided by the
Lock-Up
Agreements.
Reasons for the Amendments
The Amended Bylaws were negotiated as part of the Business Combination. Contemporaneously with the execution of, and as a condition and an inducement to PTAC entering into the Merger Agreement, certain stockholders of Tomorrow.io and Sponsor entered into the
Lock-Up
Agreements. See the section titled “
The Business Combination Proposal — Ancillary Agreements Related to the Business Combination —
Lock-Up
Agreement
” for additional information regarding the terms of the
Lock-Up
Agreements. The inclusion of
lock-up
provisions in the Amended Bylaws will ensure that all stockholders of Tomorrow.io are afforded the same treatment with respect to the shares of PTAC Common Stock they receive as consideration in connection with the Business Combination.
Vote for Approval
The Bylaws Proposal will be approved and adopted in its entirety only if holders of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present, vote “FOR” the Bylaws Proposal. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Bylaws Proposal.
Approval of the Bylaws Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Election of Directors Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE BYLAWS PROPOSAL.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to PTAC stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Election of Directors Proposal or the Bylaws Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Current Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by PTAC stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.
Vote for Approval
The Adjournment Proposal will be approved and adopted in its entirety only if holders of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present, vote “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on Adjournment Proposal.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT PTAC
Overview
PTAC is a blank check company incorporated as a Delaware corporation on December 30, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Significant Activities Since Inception
On March 15, 2021, PTAC consummated the PTAC IPO of 34,500,000 units (the “
Units
”), including the issuance of 4,500,000 Units as a result of the underwriters’ exercise in full of their over-allotment option. Each Unit consisted of one share of PTAC’s Class A Common Stock and one-third
of one warrant of the PTAC, each whole warrant entitling the holder thereof to purchase one share of PTAC Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to PTAC of $345,000,000.
Simultaneously with the closing of the PTAC IPO, PTAC completed the private sale of 5,933,333 Private Placement Warrants at a purchase price of $1.50 per Private Placement Warrant, to the Sponsor, generating gross proceeds to PTAC of $8,899,999.50. The Private Placement Warrants are identical to the warrants sold as part of the Units in the PTAC IPO, except that the Sponsor has agreed not to, subject to certain limited exceptions, transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of PTAC’s initial business combination. The Private Placement Warrants are also not redeemable by PTAC so long as they are held by the Sponsor or its permitted transferees.
A total of $345,000,000, comprised of the proceeds from the PTAC IPO and a portion of the proceeds from the sale of the Private Placement Warrants, were placed in a U.S.-based trust account at JP Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to PTAC to pay its taxes, the proceeds from the
PTAC IPO and the sale of the Private Placement Warrants will not be released from the trust account until the earliest to occur of: (i) the completion of the PTAC’s initial business combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend its Current Charter (a) to modify the substance or timing of its obligation to provide for the redemption of its Public Shares in connection with an initial business combination or to redeem 100% of its Public Shares if it does not complete its initial business combination by March 15, 2023 or (b) with respect to any other material provisions relating to the rights of holders of PTAC Class A Common Stock prior to its initial business combination or pre-initial
business combination business activity and (iii) the redemption of all of its Public Shares if it is unable to complete its initial business combination by March 15, 2023, subject to applicable law.
On December 7, 2021, PTAC announced that it had entered into the Merger Agreement and certain related agreements. See the section titled “
The Business Combination Proposal — The Merger Agreement
.”
Effecting a Business Combination
PTAC is not presently engaged in, and will not engage in, any operations until after a business combination. PTAC intends to effect a business combination using cash held in the Trust Account and, if needed, funds from any additional private equity financings.
Selection of a Target Business and Structuring of the Initial Business Combination
Under Nasdaq Listing Rules, an initial business combination must occur with one or more operating businesses or assets that together have a fair market value of at least 80% (the “
80% Test
”) of PTAC’s assets

held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by the Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, PTAC’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although PTAC was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, PTAC will only complete an initial business combination in which it owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “
Investment Company Act
”). Our Board has determined that the Business Combination meets the 80% Test.
Redemption Rights for Holders of Public Shares
PTAC is providing its Public Stockholders with the opportunity to redeem their Public Shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay PTAC’s taxes, divided by the number of then outstanding Public Shares, upon the Closing, subject to the limitations described herein. For illustrative purposes, based on the balance of the Trust Account of $345.1 million as of September 30, 2021, the estimated per share redemption price would have been approximately $10.00.
Public stockholders may elect to redeem their shares even if they vote for the Business Combination
. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If we receive valid redemption requests from holders of Public Shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where we otherwise would not satisfy the closing condition that the amount in the Trust Account and the proceeds from the PIPE Investment equal or exceed $150 million. The Sponsor and PTAC’s directors and officers have agreed to waive their redemption rights with respect to the Founders Shares and any Public Shares they may hold in connection with the Closing. The Founders Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price.
Submission of Our Initial Business Combination to a Stockholder Vote
PTAC is providing its Public Stockholders with redemption rights upon Closing. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. PTAC’s Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.
The holder of the Founders Shares and PTAC’s directors and officers have agreed to vote any PTAC Common Stock owned by them in favor of the Business Combination. In addition, the Sponsor and PTAC’s directors and officers have agreed to waive their redemption rights with respect to any PTAC Common Stock they may hold in connection with the Closing.
Limitation on Redemption Rights
Notwithstanding the foregoing, the Current Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group”

(as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 15% of the shares issued as part of the Units sold in the PTAC IPO.
Employees
PTAC currently has two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to PTAC’s affairs until PTAC has completed its initial business combination. The amount of time that any such person will devote in any time period to our company will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process. PTAC does not intend to have any full-time employees prior to the consummation of an initial business combination.
Facilities
PTAC maintains its principal executive offices at 260 Lena Drive, Aurora, Ohio 44202. PTAC pays the Sponsor $10,000 per month for office space, administrative and support services pursuant to the terms of an administrative services agreement between PTAC and an affiliate of the Sponsor. Upon completion of its initial business combination or PTAC’s liquidation, PTAC will cease paying these monthly fees. PTAC considers its current office space adequate for its current operations.
Working Capital Loan
On December 6, 2021, PTAC issued an unsecured promissory note, in the principal amount of $350,000 to the Sponsor (the “
Note
”). The Note bears interest at 0.33% per annum and is repayable in full at the earlier of (i) March 15, 2023, or (ii) the date on which PTAC consummates an initial business combination as contemplated by the Current Charter. The proceeds of the Note is expected to be used to fund expenses related to PTAC’s normal operating expenses and other transaction-related expenses. If PTAC does not complete an initial business combination within the required period, PTAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.
Legal Proceedings
In connection with the Business Combination, two purported PTAC stockholders have sent demand letters, one of which includes a draft complaint, alleging breaches of fiduciary duty and threatening litigation. No amount of damages is stated in either letter. PTAC believes that these threatened lawsuits are without merit and, if filed, intends to defend the matters vigorously. PTAC is currently unable to reasonably determine the outcome of any potential litigation or estimate any potential losses, and, as such, has not recorded a loss contingency. There is no other material litigation, arbitration or governmental proceeding currently pending against PTAC or any members of its management team in their capacity as such.

EXECUTIVE OFFICERS AND DIRECTORS OF PTAC
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to PTAC before the Business Combination
Directors and Executive Officers
The directors and executive officers of PTAC are as follows as of the date of this proxy statement/prospectus:

Name	Age	Title
Christopher Longo	48	Chief Executive Officer, Director
Ciro M. DeFalco	66	Chief Financial Officer, Treasurer and Secretary
Adam Karkowsky	46	Non-Executive Chairman
J. Eric Smith	64	Director
Bradley Tusk	48	Director
Nicolas D. Zerbib	49	Director
Christopher Longo
has been our Chief Executive Officer and a Director since December 2020. Mr. Longo served as AmTrust Financial Services, Inc.’s (“
AmTrust
”) Chief Information Officer from 2006 to 2019 and as its Chief Operating Officer from 2016 to 2019. During this time, AmTrust successfully closed and integrated more than 40 acquisitions and investments. In 2019, Mr. Longo founded Novum Underwriting Partners, LLC (“
Novum
”), a technology-focused commercial insurance managing general agent and brokerage. He is an industry thought leader in technology and large-scale insurance operations. Mr. Longo is responsible for developing or co-developing
multiple unique proprietary software applications, all managed on a single operating platform and architecture and created the AmTrust Innovation Lab, whose primary purpose was to take advantage of the growing insurance-related (“
InsurTech
”) sector. Mr. Longo was selected as our Chief Executive officer and to serve on our board of directors due to his extensive experience in the insurance industry as well as his combined leadership experience in technology and insurance operations and experience identifying and partnering with InsurTech companies.
Ciro M. DeFalco
has been our Chief Financial Officer, Treasurer and Secretary since March 2021. He is an Executive Advisor for G58 Capital, an advisory and consulting firm that serves property/casualty insurance boards, executive management and private equity investors since its inception in September 2019. He is also a consultant to and board member of Adar Tree Capital Corp., an insurance and investment holding company. Mr. DeFalco was previously Executive Vice President and Chief Financial Officer of The Navigators Group, Inc. (“
Navigators
”), a Nasdaq-listed global specialty insurer, from October 2011 until its sale to The Hartford in 2019. In addition to serving as Chief Financial Officer of Navigators, he was a member of the Global Leadership Team, and served as a Director of its two U.S. insurance companies, Lloyd’s of London Syndicate and two Continental European companies. Prior to Navigators, Mr. DeFalco was Senior Vice President & Group Planning Officer of White Mountains Re Group (“
WMRe
”), the reinsurance subsidiary of White Mountains Insurance Group. From 2002 to 2011, he managed the direction and oversight of WMRe’s Planning, Capital Management and Catastrophe Management Reporting & Analysis functions. Earlier in his career, Mr. DeFalco held a variety of senior corporate finance, controllership, treasury and audit positions at Marsh & McLennan Companies, Johnson & Higgins and other financial/non-financial
industry firms. He is accredited as a Certified Public Accountant and Chartered Global Management Accountant.
Adam Karkowsky
has been our
Non-Executive
Chairman since December 2020. He is President of AmTrust and previously served as AmTrust’s Chief Financial Officer and Executive Vice President, Strategic Development and Mergers & Acquisitions. While at AmTrust, Mr. Karkowsky has led more than 40 strategic acquisitions and investments that span the insurance value chain including carriers, managing general agents, agencies and InsurTech startups. Prior to AmTrust, Mr. Karkowsky served in various finance and strategy roles in the private equity and insurance industries, including as Vice President, Mergers & Acquisitions Insurance Group at American International Group, Inc. Mr. Karkowsky brings to the company considerable experience in strategic development and finance in the insurance industry, as well as a track record of executing strategic acquisitions and investments in the insurance industry, including in the InsurTech sector.
J. Eric Smith
has been a Director since March 2021. Mr. Smith recently retired as President and CEO of Swiss Re Americas. He was also a member of the Group Executive Committee of Swiss Re Ltd. He joined Swiss Re in July 2011. Prior to this, he served in leadership roles at both Allstate and USAA. First, he served as President, Financial Services at Allstate and then as President of USAA Life Insurance Co. He began his career at Country Financial, where he worked for two decades in various roles in property and casualty insurance. Mr. Smith is currently a board member of QBE Insurance Group, Deutsche Bank Americas and Health iQ. Mr. Smith brings significant industry-specific knowledge and leadership experience to our board of directors.
Bradley Tusk
has been a Director since March 2021. Mr. Tusk is a venture capitalist, political strategist, philanthropist and writer. He is the founder and Chief Executive Officer of Tusk Holdings, which includes Tusk Ventures, Tusk Strategies, Tusk Philanthropies and Ivory Gaming. Mr. Tusk is also a Managing Director of Tusk Venture Partners, a venture capital fund that invests solely in early-stage start-up
companies in highly regulated industries. He has served as founder and Chief Executive Officer of Tusk Strategies, a political consulting firm, since 2010. Since 2015, he has served as
Co-Founder
and Chairman of Ivory Gaming Group, a casino management company. He is currently Chairman of IG Acquisition Corp., a blank check company that raised $300,000,000 in its initial public offering in October 2020 which is pursuing a business combination in the in the leisure, gaming or hospitality industries. Mr. Tusk brings significant experience and leadership in highly regulated industries and in politics.
Nicolas D. Zerbib
has been a Director since March 2021. He joined Stone Point in 1998 and is currently a Managing Director and a member of its investment committee. Mr. Zerbib has served as director of VantageSouth Bancshares, Inc., Piedmont Community Bank Holdings, Inc. and Yadkin Bank and Yadkin Financial Corporation. Mr. Zerbib serves as a director of Alliant Insurance Services Inc, DealerPolicy, a digital insurance solutions provider, and Mitchell International, Inc., an insurance claims management company. He has also served as a director of several other Stone Point portfolio companies, including The ARC Group, LLC, a wholesale insurance broker, Amherst Holdings, LLC, a financial services holding company, and StoneRiver Group, L.P., a provider of insurance technology, professional services and outsourcing solutions to the insurance industry. From 2005 to 2007, Mr. Zerbib served as director for James River Group, Inc., an insurance holding company that was publicly traded until December 2007. As a partner of a private equity firm investing in financial services companies, Mr. Zerbib brings significant industry knowledge and industry-specific financial expertise to our board of directors.
Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we pay the Sponsor $10,000 per month for office space, administrative and support services. In addition, the Sponsor, directors, officers and their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, directors, officers or our or any of their respective affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our Sponsor, directors, officers and their respective affiliates for their out-of-pocket
expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Entity. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the Combined Entity to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our Board.
It is possible that some or all of our directors and officers may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business, but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our directors and executive officers that provide for benefits upon termination of employment.
Independence
Nasdaq listing standards require that a majority of our board of directors be independent within one year of our initial public offering. The Board has determined that each of Adam Karkowsky, J. Eric Smith, Bradley Tusk and Nicolas D. Zerbib is an “independent director” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Conflicts of Interest
In general, directors and officers of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.
Accordingly, as a result of multiple business affiliations, our directors and officers have similar legal obligations and duties relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Proposed Charter will provide that the doctrine of corporate opportunity will not apply with respect to any of our directors or officers in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, and there will not be any expectancy that any of our directors or officers will offer any such corporate opportunity of which he or she may become aware to us. Below is a table summarizing the entities to which our directors and officers currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Name of Individual	Entity Name	Entity’s Business	Affiliation
Christopher Longo	Novum Underwriting Partners, LLC	Insurance	Chief Executive Officer

Ciro M. DeFalco	Adar Tree Capital Corp.	Insurance	Director

Name of Individual	Entity Name	Entity’s Business	Affiliation

Adam Karkowsky	AmTrust Financial Services Inc.	Insurance	President
	Evergreen Parent GP, LLC Amynta Agency Inc.	Private equity	Chief Financial Officer
	Canopius Holdings	Insurance	Director
	Bermuda Limited	Insurance	Director

J. Eric Smith	QBE Group	Insurance	Director
	Deutsche Bank	Financial Services	Director
	Americas Health iQ	Insurance	Director

Bradley Tusk	Tusk Holdings	Venture capital	Chief Executive Officer
	Tusk Ventures	Consulting	Chief Executive Officer
	Tusk Strategies	Political consulting	Chief Executive Officer
	Tusk Venture Partners	Venture capital	Managing Director
	Ivory Gaming Group	Casino management	Co-Founder and Chairman
	IG Acquisition Corp.	Blank check company	Chairman

Nicolas D. Zerbib	Alliant Insurance Services Inc.	Insurance Brokerage	Director
	Amherst Holdings LLC	Asset Management	Director
	Applied Systems Inc.	Software	Director
	Bullhorn, Inc.	Software	Director
	DealerPolicy	Insurance Brokerage	Director
	Evergreen Parent GP, LLC	Private equity	Director and Manager
	Freepoint Commodities, LLC	Commodities	Director
	ITM 21 HoldCo GP LLC	Business Services	Director
	LTCG, Inc.	Business Services	Director
	Mitchell International, Inc.	Business Services	Director
	PHR Acquisition Holdings GP, LLC	Software	Director
	Stone Point Capital LLC	Private equity	Managing Director
	The ARC Group, LLC	Insurance Brokerage	Director

SELECTED FINANCIAL AND OTHER DATA OF PTAC
PTAC’s statement of operations data for the period from January 1, 2021 through September 30, 2021 and balance sheet data as at September 30, 2021 is derived from PTAC’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. PTAC’s unaudited interim condensed financial statements were prepared on a basis consistent with its audited financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that PTAC considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this proxy statement/prospectus. PTAC’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.
This information is only a summary and should be read in conjunction with PTAC’s financial statements and related notes included elsewhere in this proxy statement/prospectus and the section titled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of PTAC
.”

For The Period From January 1, 2021 through September 30, 2021
Formation and operating costs	$799,820
Loss from operations	$(799,820)
Other income (loss)
Interest income	$55,688
Excess fair value over cash received for private placement warrants	$(355,999)
Change in fair value of warrant liabilities	$8,680,011
Offering expenses related to warrant issuance	$(844,080)
Total other income	$7,535,620
Net Income	$6,735,800
Weighted average shares outstanding, Class A common stock subject to possible redemption	34,500,000
Basic and diluted net income per share, Class A common stock	$0.16
Weighted average shares outstanding, non-redeemable Class B common stock	8,324,176
Basic and diluted net loss per share, Class B common stock	$0.16

September 30, 2021
Balance Sheet Data:
Total assets	$345,979,309
Total liabilities	$27,805,145
Value of Class A Common Stock subject to possible redemption	$345,055,688
Stockholder’s (deficit) equity	$(26,881,524)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PTAC
References in this section to “we,” “us” or the “Company” refer to Pine Technology Acquisition Corp., a Delaware corporation. References to our “management” or our “management team” refer to our directors and officers, and references to the “Sponsor” refer to Pine Technology Sponsor LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties
.
Overview
We are a blank check company incorporated on December 30, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
On December 31, 2020, our Sponsor subscribed an aggregate of 8,625,000 shares of Class B common stock, or the Founder Shares, for a total purchase price of $25,000.
With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the Company’s directors and officers and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the Company’s initial business combination or (B) subsequent to the Company’s initial business combination, (x) if the reported closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Company’s initial business combination or (y) the date, following the completion of the Company’s initial business combination, on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
On March 15, 2021, we consummated our initial public offering, or the PTAC IPO, of 34,500,000 Units, including 4,500,000 Units sold pursuant to the underwriters’ over-allotment option which was exercised in full. Each Unit is comprised of one share of our Class A common stock, or the Public Shares, and one-third
of a warrant, or the Public Warrants, to purchase one share of our Class A common stock, such that upon consummation of the PTAC IPO we had 34,500,000 Public Shares and 11,500,000 Public Warrants outstanding. The Units were sold at $10.00 per Unit, generating gross proceeds to the Company of $345,000,000. Substantially concurrently with the closing of the PTAC IPO, we completed the sale of 5,933,333 warrants, or the Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8.9 million.
The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period, except that the Private Placement Warrants (i) are non-redeemable
in certain circumstances so long as they are held by the Sponsor or its permitted transferees and (including the shares of Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by Sponsor until 30 days after the completion of the Company’s initial business combination and (ii) may also be exercised by the Sponsor and its permitted transferees for cash or on a “cashless basis” and the holders thereof (including with respect to the shares of Class A common stock issuable upon exercise thereof) are entitled to registration rights.
Following the closing of the PTAC IPO on March 15, 2021, $345,000,000 from the net offering proceeds of the sale of the Units in the PTAC IPO and the sale of the Private Placement Warrants was placed in a Trust

Account located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and was invested in U.S. government securities, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the PTAC IPO and the sale of Private Placement Warrants will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company’s initial business combination, (b) the redemption of any shares of the Company’s Class A common stock sold in the PTAC IPO properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Company’s public shares if it does not complete its initial business combination within 24 months from closing of the PTAC IPO (unless extended in accordance with the Company’s amended and restated certificate of incorporation) (the “
Completion Window
”) or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial
business combination activity and (c) the redemption of the Company’s Public Shares if the Company is unable to complete the initial business combination within the Completion Window, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s Public Stockholders.
Proposed Business Combination
On December 7, 2021, the Company entered into a Merger Agreement among the Company, Pine Technology Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“
Merger Sub
”) and Tomorrow.io. Pursuant to the Merger Agreement, Merger Sub will merge with and into Tomorrow.io, with Tomorrow.io surviving the merger as a wholly-owned subsidiary of the Company. A copy of the Merger Agreement is attached to this accompanying proxy statement/prospectus as
Annex A
. The Merger Agreement calls for additional agreements, including, among others, PIPE Subscription Agreements, Tomorrow.io Support Agreements, PTAC Support Agreement, Registration Rights Agreement and
Lock-Up
Agreements. See the section titled “
The Business Combination Proposal — Ancillary Agreements Related to the Business Combination.”
Results of Operations and Known Trends or Future Events
We have neither engaged in any operations nor generated any revenues from operations to date. Our only activities since inception have been organizational activities, those necessary to prepare for our initial public offering and identifying a target company for our initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We generate non-operating
income in the form of interest income on cash and cash equivalents held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended September 30, 2021, we had a net income of $1,411,521. We incurred $639,593 of formation and operating costs consisting mostly of general and administrative expenses. We had investment income of $25,784 on our amounts held in the Trust Account.
For the nine months ended September 30, 2021, we had a net income of $6,735,800. We incurred $799,820 of formation and operating costs consisting mostly of general and administrative expenses. We had investment income of $55,688 on our amounts held in the Trust Account.
Liquidity and Capital Resources
As of September 30, 2021, we had cash outside the Trust Account of $481,676 available for working capital needs. All remaining cash held in the Trust Account are generally unavailable for the Company’s use prior to an initial business combination and are restricted for use either in a business combination or to redeem common stock. As of September 30, 2021, none of the amount in the Trust Account was available to be withdrawn as described above.
Through September 30, 2021, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the Founder Shares, and the remaining net proceeds from the PTAC IPO and the sale of Private Placement Warrants.
On December 6, 2021, the Company issued an unsecured promissory note, in the principal amount of $350,000 to the Sponsor (the “
Note’
). The Note bears interest at 0.33% per annum and is repayable in full at the earlier of (i) March 15, 2023 or (ii) the date on which PTAC consummates an initial business combination as contemplated by the Current Charter. The proceeds of the Note is expected to be used to fund expenses related to PTAC’s normal operating expenses and other transaction-related expenses. If PTAC does not complete an initial business combination within the required period, PTAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.
The Company anticipates that the $481,676 outside of the Trust Account as of September 30, 2021 and the $350,000 proceeds of the Note will be sufficient to allow the Company to operate for at least the next 12 months, assuming that a business combination is not consummated during that time. Until consummation of our business combination, the Company will be using the funds not held in the trust account, and any additional Working Capital Loans (as defined in Note 5 to our financial statements) from Sponsor, an affiliate of Sponsor or certain of the Company’s directors and officers (which is described in Note 5 to our financial statements), for identifying and evaluating target businesses, performing business due diligence on prospective target businesses, traveling to and from the offices or similar locations of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses, structuring, negotiating and completing a business combination.
The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of identifying a target business, undertaking due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial business combination. Moreover, the Company may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of Public Shares in connection with its initial business combination or a stockholder vote to make certain amendments to its amended and restated certificate of incorporation, in which case the Company may issue additional securities or incur debt in connection with its initial business combination. Except as otherwise described herein, none of Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC
815-15.
The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.
We issued an aggregate of 17,433,333 warrants (comprising 11,500,000 Public Warrants and 5,933,333 Private Placement Warrants), which are recognized as derivative liabilities in accordance with ASC
815-40.

Accordingly, we recognize the warrants as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of Public Warrants issued by the Company in connection with the PTAC IPO was initially measured using a Monte Carlo simulation model, and then subsequently measured at the public trading price. The fair value of Private Placement Warrants has been estimated using a Modified Black-Scholes model simulations at each measurement date.
Off-Balance
Sheet Arrangements
We did not have any
off-balance
sheet arrangements as of September 30, 2021.
Contractual obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services to the Company. We began incurring these fees on March 11, 2021 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.
The underwriters of the PTAC IPO are entitled to a deferred fee of $12,075,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that we do not complete a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“
U.S. GAAP
”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Class A Common Stock Subject to Possible Redemption
We account for our shares of PTAC Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of PTAC Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our PTAC Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the PTAC Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our unaudited condensed balance sheet.
Net Income per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. At September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted income per share is the same as basic income per share for the period presented.

The Company’s condensed statement of operations applies the
two-class
method in calculating net income per share. Basic and diluted net income per common share for PTAC Class A Common Stock and PTAC Class B Common Stock is calculated by dividing net income attributable to the Company by the weighted average number of shares of PTAC Class A Common Stock and PTAC Class B Common Stock outstanding, allocated proportionally to each class of common stock.
Warrant Liability
We account for our 17,433,333 Warrants (comprising 11,500,000 Public Warrants and 5,933,333 Private Placement Warrants) as derivative warrant liabilities in accordance with ASC
815-40.
Accordingly, we recognize the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of Public Warrants issued by the Company in connection with the PTAC IPO was initially measured using a Monte Carlo simulation model, and then subsequently measured at the public trading price. The fair value of Private Placement Warrants has been estimated using a Modified Black-Scholes model at each measurement date.
Recent accounting standards
In August 2020, the FASB issued ASU
2020-06,
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU
2020-06
on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Disclosure Controls and Procedures; Restatement of Previously Issued Financial Statements; Changes in Internal Control over Financial Reporting
Management concluded that our disclosure controls and procedures were not effective as of September 30, 2021, due to the previous material weakness in our internal control over financial reporting described in Item 4. Controls and Procedures included in our Quarterly Report on Form
10-Q
as filed with the SEC on May 24, 2021, and due to the restatements of our March 15, 2021, March 31, 2021, and June 30, 2021 financial statements regarding the classification of PTAC Class A Common Stock, as described below, which combined, constitutes a material weakness in our internal control over financial reporting. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our unaudited interim financial statements were prepared in accordance with U.S. GAAP. Accordingly, management believes that the financial statements included in our Quarterly Report on Form
10-Q
for the quarter ended September 30, 2021, included in this proxy statement/prospectus, present fairly in all material respects our financial position, results of operations and cash flows for the period presented. Regarding the restatements to the March 31, 2021, and June 30, 2021 quarterly financial statements included in PTAC’s respective quarterly reports on Form
10-Q
for the quarters then ended, as well as PTAC’s balance sheet, as of March 15, 2021, included on PTAC’s Form
8-K
filed with the SEC on March 19, 2021, such restatements were necessitated by the fact that the PTAC Class A Common Stock are complex equity instruments with certain redemption provisions that are not solely within the control of PTAC, and therefore, such PTAC Class A Common Stock subject to redemption are required to be classified outside of permanent equity. PTAC had previously classified a portion of the PTAC Class A Common Stock in permanent equity. PTAC has restated its financial statements to classify all PTAC Class A Common Stock as temporary equity and reflect any related impact, as the threshold for redemption in PTAC’s charter would not change the nature of the PTAC Class A Common Stock as redeemable and thus the PTAC Class A Common Stock is required to be disclosed outside of permanent equity.

It is noted that the
non-cash
adjustments to the financial statement do not impact the amounts previously reported for our cash and cash equivalents or total assets. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our unaudited interim financial statements were prepared in accordance with U.S. GAAP.
We have commenced our remediation efforts in connection with the identification of the material weakness discussed above. Specifically, we enhanced the supervisory review of accounting procedures in this financial reporting area and expanded and improved our review process for complex securities and related accounting standards. As of September 30, 2021, the material weakness discussed above had not been fully remediated. Accordingly, we continue to test our controls implemented in the second quarter to assess whether our controls are operating effectively. While there can be no assurance, we believe our material weakness will be remediated during the course of the fiscal year 2021.
PTAC’s Chief Executive Officer and Chief Financial Officer performed additional accounting and financial analyses and other post-closing procedures including consulting with subject matter experts related to the accounting for the Public Warrants and the Private Placement Warrants. Our management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of our internal control over financial reporting. While we have processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, we have expanded and will continue to improve these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards.
Other than the changes discussed above, there have been no changes to our internal control over financial reporting during the quarter ended September 30, 2021 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Jobs Act
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

INFORMATION ABOUT TOMORROW.IO
In this section, unless the context otherwise requires, all references in this section to the “Tomorrow.io,” “Company,” “we,” “us,” or “our” refer to the business of The Tomorrow Companies Inc. prior to the consummation of the Business Combination.
Company Overview
Tomorrow.io is a
software-as-a-service
(“
SaaS
”) business, powered by deep technology and a vertically-integrated business model, focused on one of the most important challenges facing the world today: extreme weather and climate change. We are proud of this unique combination, which together allows businesses, governments and individuals to automate weather-related decisions and enables climate adaptation at scale.
We began operations in 2016 and landed our first customer in 2018. We now serve approximately 120 enterprise customers, including Delta Air Lines, United Airlines, Ford, Porsche, Softbank Energy, National Grid, Uber, Zomato, The United States Tennis Association, ITS ConGlobal and more. We have over 28 thousand developers on our platform with 2.7 million downloads of our B2C application as of November 2021. We generate terabytes of data every day, and we estimate our total addressable market to be $190 billion by 2030.
Our core technology includes
in-house
high-resolution forecasting models, weather intelligence SaaS and proprietary global weather data. We help airlines manage daily operations, improve safety and avoid cancellations. We help utilities from India to the U.S. avoid outages and dispatch employees in the field. We help insurance companies alert their policyholders in real time so that they can take precautions. We help sports organizations such as the NFL and U.S. Open Tennis tournament manage game day operations. We help on-demand
companies such as Uber manage the marketplace and overcome weather disruptions, and we serve agencies such as NOAA, NASA, and the USAF who consume and use our technology.
Our mission is to equip humanity with the weather intelligence needed to adapt and thrive in an era of climate crisis. Our goal is to build the world’s first comprehensive global weather data set through our future satellite constellations and to democratize access to weather forecasting. We believe our technology and products help shield countries, businesses and individuals from the ongoing impact of climate change and will significantly improve weather forecasting and climate science, protect communities and assets, and save lives around the world.
While we are building what we believe is a world-class weather forecasting operation that we expect to soon to be powered by space, what differentiates us the most from virtually every other weather company is our
Software-as-a-Service
model that allows any business or organization to autonomously monitor for any predicted weather condition across many locations and routes in a way that no one person or even a team of meteorologists can, enabling proactive preparation that optimizes operations and can avoid catastrophic loss by translating forecasts into actionable recommendations based on customer-specific workflows.
Global Weather Ecosystem
Historically, improvements in weather forecasting and extending the reach of global observation coverage has been led by governmental agencies, not the private sector. The most robust weather information is generated by wealthier countries, leaving developing nations behind despite disproportionate vulnerability to weather impacts as well as numbers of people. Oceans, despite their critical role in the evolution of large-scale storms and weather on land, are not monitored on a consistent basis, which degrades weather forecasts everywhere. Moreover, 5 billion people live outside of radar coverage, making it extremely difficult to provide even a reliable flood alert for the general population.
The current state of the global weather industry can be summarized as follows:

•	Scientific advancements and technological innovation is led by governmental agencies, with limited contribution from the private sector, especially with regards to improving coverage or accuracy.

•	Raw weather data published by the agencies has resulted in the creation of a group of weather downstream businesses that repackage the information from agencies into forecasts.

•	Existing weather providers offer professional, bespoke, consulting services leaving businesses reactive to weather, without the ability to prepare for the impacts and automate decision-making.
As a result of the foregoing, very few businesses have access to the actionable, scalable insights needed to keep their operations resilient in the face of climate change, leaving most of them underprepared for weather events. With upcoming requirements from regulators for large companies to publish ESG risks and goals, most businesses are not equipped to understand what weather data means for them. The current government models will not be able to fill the gaps and therefore, we believe, the challenge of providing actionable insights at scale depends on innovations within the private weather industry.
Our Strategy
We have developed a unique strategy that is centered around our business intelligence SaaS platform. Our vertically-integrated approach, based on collecting global weather data and deploying cutting-edge models, improves the accuracy of weather information at both global and hyperlocal scale and enables individuals and organizations of any kind or size to manage weather-related risks and adapt to climate change. Our strategy is powered by the following three pillars:

•
Proprietary Global Weather Data:
Our goal is to launch a
first-of-its
kind constellation of weather radar satellites to collect the most comprehensive, high-quality, high-resolution global weather data set, at a fraction of the costs incurred by governmental programs to do the same. We believe this will democratize access to weather information globally, resulting in massive improvement in hurricane forecasting, flood alerts, and natural disaster management, enabling climate adaptation at scale.

•
High-Resolution Forecasting Models:
Our proprietary forecasting models allow us to offer hyper-local, ultra-accurate, weather forecasts anywhere in the world. By combining different sources of data, including global in-situ
observations, public datasets, proprietary sources and as we expect in the near future, data from our satellites, our in-house
weather models allow users access to weather information at macro and micro scales, through APIs and through our SaaS platform.

•
Weather Intelligence SaaS Platform
: The global need for weather intelligence is growing across the transportation, energy, logistics, finance, sports and venues, technology, agriculture and federal verticals, which is why we have built a multi-vertical business intelligence platform that can serve different use cases in a scalable manner. The platform combines weather information, high-resolution modeling, customer workflows and user-specific datasets to continuously monitor for impactful weather and generate actionable recommendations for any use case.

The strength and differentiation of our strategy stem from our vertically-integrated and comprehensive approach: from observations and sensing, to modeling, to software for every industry focus, and finally to actionable business insights. Just as no organization can afford to ignore cybersecurity, we believe no organization can ignore the impact of weather and climate on operations. Our innovative SaaS platform, powered by proprietary weather data and highly accurate weather models, allow businesses, countries and individuals to prepare for their climate security challenges.
Our Opportunity
Tomorrow.io’s Weather and Climate Security Platform is the only SaaS platform that helps teams prepare for the business impact of weather by automating decision making and enabling climate adaptation at scale. By leveraging the platform’s proprietary weather intelligence — which uses machine learning to translate the best available forecasts into actionable insights — users can proactively prepare for and solve weather and climate-related challenges.

The global market for weather and climate-related information services was estimated to be $56.1 billion in 2014 and is expected to grow to $191.3 billion by 2030, rapidly growing at a compound annual growth rate, or CAGR, of about 8%. In 2020, the United States alone sustained 22 separate and distinct billion-dollar weather and climate disasters, including wildfires, drought, severe weather, and hurricanes that totaled over $100 billion in damage costs. According to the World Meteorological Organization, or WMO, economic losses from weather events have increased sevenfold from the 1970s to the 2010s, largely attributed to the impacts of climate change around the world
Our Strengths
We have established the industry’s only vertically-integrated architecture for weather intelligence, from raw earth observations, through sophisticated atmospheric models, to advanced business intelligence that translates complex weather and operational datasets into intuitive and simple-to-use
guidance. We have built this architecture from the ground up, leveraging a proprietary technology stack. It is available to operators via a robust, user-centric platform consisting of web and mobile dashboards, as well as an API for developers.
We plan to expand our reach and depth of capabilities by launching the world’s first constellation of weather radar satellites into low earth orbit. We expect that these satellites will provide groundbreaking rapidly-updated measurements of precipitation and other critical weather and ocean phenomena at global scale, which would democratize access to weather forecasting and produce massive improvements in hurricane prediction, flood alerts, and natural disaster management. We estimate that these satellites will be deployed at less than 1.0% the cost per scan of NASA’s state-of-the-art
Global Precipitation Measurement mission, or GPM.
Our SaaS platform empowers users to make quick and educated decisions using a comprehensive all-in-one
view of customer locations and routes, real-time and forecast weather conditions, and actionable insights, enabling individuals, businesses and countries to tackle weather and climate challenges at scale
Technology
Our Weather and Climate Security Platform is powered by two core technologies — our proprietary weather and environmental models and our future space and remote sensing capabilities — both of which are explained below.
Weather and Environmental Models
Tomorrow.io’s technology stack features a suite of proprietary forecasting models that allow us to resolve weather challenges at both large and micro scales anywhere in the world, enabling us to hone in on both broad atmospheric conditions and specific weather and environmental phenomena.
Comprehensive Bespoke Atmospheric Model (“CBAM”)
CBAM is a high-resolution, rapid refresh numerical weather prediction (“
NWP
”) model that can be deployed anywhere in the world, ingesting various data from sources including global in-situ
observations, public datasets, customer-owned sensors and other proprietary sources. CBAM is highly customizable and is available via the API as well as integrated into our software platform.
Running a model like CBAM with global reach, high accuracy and stability is a capacity that, until recently, has been limited to a small number of well-funded government agencies with expensive supercomputers and specialized teams at their disposal. Most NWP models operated by government agencies are global in scale but provide forecast information at coarse spatial and temporal resolution. Those agencies that run higher-resolution models focus on their particular geographic area, leaving large portions of the world without the ability to model and forecast weather conditions at the regional, city and neighborhood level.

CBAM, with its efficiency and ability to scale computational usage as needed, gives us a unique capacity to deploy complex, customized weather modeling
“on-demand”
anywhere, in various configurations (e.g., domain size, resolution, forecasting time horizon, forecasting intervals, etc.), enabling even more granular forecasts than the few high-resolution models run by national agencies. This pays off in our ability to focus vastly greater resolution (down to tens of meters) on weather patterns than standard modeling does, and to cover regions where existing governmental models are insufficient
Global Unified Precipitation (“UP”) and Precipitation Nowcasting (“NC”)
Tracking rain, snow, sleet or hail, and anticipating where, when, how much and what type of precipitation will occur in the next several hours is critical to business and governmental operations worldwide. To meet this need, we run a suite of rapid-cycle models called UP and NC that focus on real-time and short-term precipitation analysis, blending data from multiple sources including ground-based radars and satellite imaging across spectra. Real-time precipitation and precipitation motion is computed on high-resolution and ultra-short time intervals at a global scale. Output from our UP and NC models is integrated into a multitude of operational meteorology products on the Tomorrow.io platform.
1 Forecast (“1F”)
Because no model is perfect, and each has its specialized points of focus, we have developed 1F as the best way to get the best answer on weather: by blending models into an ensemble and identifying the most accurate features, as well as adjusting for the biases of each of them. 1F uses machine learning to intelligently extract the best forecast from a combination of proprietary (e.g. CBAM and Precipitation Nowcasting) and publicly available (e.g., GFS, ECMWF) models to produce hyper-local weather forecasts globally. 1F offers powerful post-processing that can be used to generate forecast parameters that are not included in any of its underlying models. For instance, where an ordinary model might track a rain system, 1F can predict localized visibility and the probability of thunderstorms.
Specialized Forecasts
In addition to our core weather and environmental models, we have also developed a variety of specialized capabilities that complement our offering to our customers. They include:

•
Flood Risk Index:
Combining proprietary and publicly available hydrologic models with 40 years of historical analysis of runoff and streamflow, the Flood Risk Index for river and urban flooding is provided up to five days in advance, on a scale from 1 (minor) to 5 (catastrophic).

•
Lightning Forecast:
Real-time and
15-30
minute lightning forecasts allow users to anticipate the severity of impact with increased certainty, and communicate shelter or evacuation plans to prevent harm or injuries.

•
Fire Index:
The Fire Index allows customers to identify fire risk and predict impact through 24/7 monitoring, as well as visualize active fires as captured by the satellites, visualizing proximity within a 3 / 5 / 10 mile radius (by latitude/longitude).

•
Air Quality:
Our Air Quality offering includes both U.S. and China EPA index parameters, along with PM<10 (dust), PM<2.5 (not visible), Ozone (fuel+radiation), CO, SO, NO2, and SO2 levels, incorporating high-resolution and hyperlocal granularity, dynamic wind layers, and air quality risk impact.

•
Pollen:
Tracking more than 25 species of pollen, we leverage statistical, physical and chemical modeling as well as satellite imagery to estimate areas where plants are germinating and producing pollen that may be lofted into the air. Using meteorological data (both real-time and forecast), we estimate where the winds will transport such pollen — and more importantly, where it will rain out or settle to the ground.

Space, Background and Motivation
Our space program is being designed to tackle one of the biggest open challenges in weather forecasting and climate science
—
global scale monitoring of precipitation and ocean parameters, with rapid revisit rates.
Since the early days of human activity in space, satellites carrying remote sensing instruments targeting the atmosphere and oceans have made a tremendous impact on weather forecasting capabilities. Yet slow government innovation, and limited private sector investment, have left multiple observational gaps still open, leading to critical shortfalls in weather forecasting capabilities all around the globe, specifically high-priority variables such as precipitation, ocean surface winds, cloud convection, aerosols, atmospheric winds, among others.
Traditionally, private weather companies have resigned themselves to operating within these limitations, but we view the need as an opportunity — a huge problem we believe we can solve, and by doing so expect to ensure a long-lasting competitive advantage. Our analysis, leaning on numerous engagements with customers and deep domain expertise, has supported that among the dozens of feasible remote sensing instruments, active microwave sensors (radars) would have the biggest positive impact on weather and climate applications. See “
Risk Factors — Risks Related to the Business and Industry of Tomorrow.io — There are many other providers of weather data. Weather data derived from space-borne sensors may not add sufficient value to, or interest in, our solution or future product development to justify its cost.
”
Radars for Atmospheric and Ocean Monitoring
Radar is a class of active sensors that emit pulses of electromagnetic energy at microwave frequencies through the atmosphere to detect objects such as rain and cloud droplets. Active sensors can be configured to detect certain characteristics of precipitation such as the size, shape, orientation, or composition of the droplet. This is critical to provide highly actionable data into everyday weather products, from consumer apps to navigation advisory for commercial airlines.
To date, radar coverage has come solely from ground-based systems, each covering a few hundred miles at best. Due to the complexity and cost of these systems, reliable ground-based radar networks still only exist in small parts of the world (mostly in wealthy nations), leaving more than 5 billion people and practically all the world’s oceans and seas outside of coverage. Without radar coverage, forecast quality and early warning capabilities are dramatically impaired. Even in the United States, the struggle to anticipate dangers exists because of incomplete radar coverage and hurricane lifecycles mostly take place over the ocean which are out of ground radar coverage.
Radars address not one, but many of the highest priority observational gaps at once — gaps that have been highlighted by organizations including NOAA, the USAF and the intergovernmental Group on Earth Observations — with accuracy and resolution that far exceeds any other instrument or sensing technique currently implemented in space. Historically, spaceborne radars for atmospheric monitoring (such as NASA’s TRMM and GPM) have had very significant size, weight and power (“
SWaP
”) requirements, leading to total cost to orbit on the order of hundreds of millions of dollars per satellite.
While these missions have supported science, they have not been able to advance operational forecasting. Numerical weather models require data refresh rates on the order of hours or even minutes, which can only be achieved with dozens of satellites operating in coordination. At a price point of nearly a billion dollars per unit, deploying a constellation of radars has not been possible, and the dream of global radar coverage has remained unattainable.
NASA successfully demonstrated RainCube, a low SWaP spaceborne precipitation radar with excellent sensitivity, but because of significant operational limitations, such as its ultra-narrow swath width and low operational duty cycle, the project could not be cost-effectively scaled to provide global radar coverage.

Tomorrow.io’s Weather Satellite Constellation
Our weather radar instrument is designed to meet low SWaP requirements and can be integrated into a small spacecraft (roughly 100kg). This drops the price to orbit to only a few million dollars, or roughly 330 times cheaper per unit compared to NASA’s GPM. At that price per satellite, we can deploy a global constellation that achieves
1-hour
average global revisit rates for less than $150 million in the aggregate.
Our instrument is based on a
Ka-band
pulse-to-pulse
reconfigurable radar combined with a high-gain antenna that enables wide-swath scan. The configurable nature of the radar enables multiple geophysical retrieval capabilities from the same platform.

The Advanced Reconfigurable Embedded Network Appliance (“
ARENA
”) from Tomorrow.io is our next-generation radar, sonar and radiometer. Weighing less than 2 pounds, ARENA is a miniaturized radar sensing and data collection and analysis system with unparalleled processing capabilities. It can “see” through dust and clouds and darkness with high accuracy, enabling our satellites to gather high-resolution precipitation data. See “
Risk Factors — Risks Related to the Business and Industry of Tomorrow.io — Our satellites, if successfully deployed, could fail to perform or perform at reduced levels of service because of technological malfunctions, satellite failures or deficiencies, other performance failures or events and decisions outside of our control, which would seriously harm our reputation, business, financial condition and results of operations.
”
Our Acquisition of Remote Sensing Solutions Inc.
ARENA’s core technology was developed by RSS, the global leader in innovative radar and sonar systems and subsystems, with significant expertise in scientific and modeling products in the fields of hydrology, oceanography and topography. RSS has been involved in designing, building and deploying advanced radar systems along with operational and data analysis support. Their innovative technology has been used in scientific missions from NASA, NOAA, JPL and Caltech, among many others.
Apart from its applications in meteorology and hydrology, ARENA can also be used across other use cases, given its modular nature. These use cases range from supporting the military in drone operations to helping researchers monitor whales and marine debris in the oceans.
We acquired RSS in April, 2021 and integrated their team as part of our core space team, allowing us to leverage their expertise in conducting successful radar missions for various renowned institutions.
Satellite-derived Weather Products
Our weather satellite constellation is expected to enable the collection of multiple geophysical variables, powered by the unique, pulse-to-pulse
reconfigurable ARENA system. We will be able to capture high-resolution precipitation data with an average global revisit rate of 1 hour. This will lead to a new level of understanding and prediction of hurricanes, floods, landslides, wildfires and droughts — essentially revolutionizing access to real-time, short and medium-range baseline weather worldwide.

In addition to precipitation, we will be able to capture other geophysical variables including high-resolution ocean surface winds, high-resolution ocean surface currents, wind profiles, and sea surface and wave height. Of these variables, we will prioritize those concerned with global precipitation. Following precipitation, we will deploy further sensing capabilities listed below in short cadences, maturing each to production grade in such a way so as not to interfere with our timeline for establishing our precipitation capabilities.
Our Development Approach and Timeline
Our space program leans on strong engineering and science heritage, and it has been carefully planned to mitigate risks and mature the various components for full operational use in space. When completed, it has the potential to radically transform multiple earth prediction applications at a global scale.
We are targeting the launch of the first two satellites (“
pathfinders
”) by the end of 2022, and gradual deployment of additional satellites during 2023 and 2024, to achieve a full constellation (nominal design at 32 satellites) by the end of 2024. We have selected Astro Digital’s
Corvus-XL
satellite platform for the first two demonstration satellites, scheduled to launch in late 2022. Astro Digital will integrate our weather radar payload onto the spacecraft, conduct pre-launch
testing, deliver the satellites to the launch site, and integrate them onto the launch vehicle. Astro Digital has delivered over a dozen satellites to date with more than a decade of cumulative time on orbit. We have reserved spots on a SpaceX rideshare mission to launch our pathfinder satellites.
We are also partnering with Muon Space to support the development of Tomorrow.io’s follow-on constellation architecture, and we are currently seeking information via Requests for Information (RFI) from satellite manufacturers. The Muon Space team has led more than 30 successful civil, defense and commercial space missions, including large commercial constellations. And have already reserved spots with SpaceX to launch these pathfinders.
See “
Risk Factors — Risks Related to the Business and Industry of Tomorrow.io—We have not yet deployed satellites and any setbacks we may experience could have a material adverse effect on our business, financial condition and results of operation and could harm our reputation
” “—
Failures in deployment of our satellites will adversely impact our operations and financial results
” and “—
We rely on third parties to control other key inputs for satellite deployment like development, manufacture, and operations, and any disruption in the operation of these facilities could adversely affect our business.
”
Products
The Tomorrow.io Weather and Climate Security
Software-as-a-Service
Platform
Our SaaS platform provides actionable weather insights on a dashboard for customers across industries, enabling them to automate their decision-making process and optimize their operations. It is designed to enhance the work of all operators, analysts and developers, in every job and vertical, across every part of the world.

The SaaS platform facilitates visualization of short-term and long-term forecasts, allowing users to anticipate weather impacts on their operations, and pushing alerts for autonomous monitoring. The focus is not on providing raw data, but rather on delivering the contextual information businesses need in order to act decisively and in time.

Tomorrow.io Platform:
A snapshot of the platform showing visualized weather forecasts along with actionable insights, based on the expected risks for the selected area of interest.
In addition, the Tomorrow.io platform enables customers to derive unique business-driven insights by creating operative, temporal, and spatial functions to be applied to regions, roads, routes, coordinates, assets, and other geography types by use of the platform’s geospatial features. These allow for both active and scheduled monitoring, geofencing, and routing, to better optimize the way Tomorrow.io customers mitigate the impact of weather on their business.
The core features of our enterprise SaaS platform include
Insights
and
Alerts
.

Insights
Users can create custom weather-based business rules using Tomorrow.io’s advanced Insights engine and 30+ weather parameters and specific time ranges (i.e “if precipitation is more than 0.1 mm per hour but not more 0.5 mm per hour and winds are greater than 20 kph after 5:00pm”); they can then apply those Insights to one or more locations or routes.

Tomorrow.io Platform Insights:
An example of a Dashboard view for a state authority presenting the relevant weather risks and actionable recommendations

•
Dashboard:
The Insights Dashboard empowers decision makers in weather-sensitive industries to better prepare for the elements by compressing a multitude of weather-related data points into comprehensible guidance. Insights are location-sensitive, organized into hour-by-hour
and
day-by-day
views and ordered dynamically by user-defined priorities. Users can filter Insights by location, name and type, allowing at-a-glance
understanding of where, when and, most importantly, how their operations will be impacted by the weather.

•
Library:
User-created and
Tomorrow.io-created
Insights are stored in an
easy-to-access
and searchable library. This enables rapid creation of new Insights, editing of existing Insights, and organization of Insights by industry/vertical/theme. Tomorrow.io has already created thousands of Insights across different industries and sectors, based on intimate knowledge of customer workflows, and also allows users to create and customize their dashboards in order to develop their own protocols for decision making.

Alerts
The Tomorrow.io SaaS platform allows users to receive relevant, customizable messaging that supports operational decision making. Some of the features of Alerts include:
Alert Creation and Editing:
Users can create and edit Alerts that inform specific users or groups of users when specific weather conditions arise (for example, send Alert to construction crew managers when rain is expected in 1 hour). Alerts can be sent by email and SMS, as well as via our platform.
Alert Users and Groups:
Groups can be created to receive notifications and Users can be easily added/removed from groups. Groups enable different teams or other targeted audiences to receive the alerts most relevant to their day-to-day
operations.

Alerts Dashboard:
The Alert Dashboard lets users view and modify Alerts together with their defined criteria, locations, recipient(s), and current status.

Tomorrow.io Platform Alerts:
Weather alerts seen in our platform as the remnants of Hurricane Ida impacted the Northeast
Tomorrow.io API
Raw weather data from our models along with relevant Insights are also available in the form of an API. As of December 1, 2021, over 28,000 developers use our API. The Tomorrow.io API provides them with an option to integrate fast, reliable and hyper-accurate weather data into third party applications, systems and programs. This includes current and forecast weather; historical weather data such as temperature, humidity, wind speed, and precipitation; and such indices as air quality, flood and fire risk, and pollen levels.
Consumer Application
Launched in late 2019, our consumer mobile application already serves over 2 million users globally providing short-term and long-term forecasts as well as notifications and alerts with actionable insights, based on real-time conditions. This includes daily and hourly forecasts out to 14 days for precipitation, temperature and air quality information, precipitation nowcasts, customizable alerts and activity recommendations, and breaking weather and climate news.
Weather Service
In-a-Box
Commencing in 2022, we plan to extend our offerings to include an end-to-end,
turnkey weather solution for any governmental customer and nearly any use case, anywhere in the world. Our proprietary sensing capabilities together with our weather satellite constellation launching in 2022 and our cloud-native architecture aims to provide scalable and cost-effective solutions.
Depending on the specific weather needs of any given country, state or city, we will offer a tailored weather SaaS offering that can be easily integrated into its existing capabilities. This will include monitoring, forecasting and alerting technologies as well as technical assistance and capacity building. The new suite of services is modular, specially designed with end-user
input, and available to any hydrometeorological services agency globally.

Our fully-integrated sensing, data collection and assimilation, forecast modeling, and decision support tools, supported by a global team of expert scientists and engineers, will deliver high-value weather, climate, water data and related products to meet the specific needs of municipal weather agencies. Our support also aims to help improve mandated service delivery to government stakeholders, like disaster management agencies, and vital sectors, such as aviation, agriculture and energy.
Go To Market
Software-as-a-Service
Our primary business model is a subscription-based, SaaS model for the Tomorrow.io Platform, the API and our Consumer Application.

•
The Tomorrow.io Platform
offers subscription-based pricing options for both small business, enterprise and government customers, with varying features available at each package level. While plans can be flexible, our standard contract length is 12 months. Our team provides full onboarding, training and customer services at the enterprise level, with programmatic customer services offerings for small businesses.

•
The Tomorrow.io API
pricing offers a number of flexible plans for developers based primarily on the number of locations that need to be monitored in addition to the number of calls required per day, per hour and per second. With our standard API plans, the service and respective pricing is month-to-month
and can be canceled at any time, while our custom sales more often represent standard 12-month
contracts.

•
The Tomorrow.io Consumer Application
, available as a mobile app, on both iOS and Android, has over 2.7 million downloads globally, with a premium subscription model directly on the mobile device with both annual and lifetime subscription options. Thousands of users around the world are currently subscribed to the premium version of the application. We had 24,382 and 4,645 users that subscribed to the premium version of our mobile app on iOS and Android as of December 31, 2021 and 2020, respectively.

Data-as-a-Service
Our secondary business model, which is continuously evolving, is based on a data-as-a-service
(DaaS) model, predominantly focused on the commercialization of the data acquired from our satellite constellation, which is expected to launch in late 2022. The target customers for the DaaS model include meteorological agencies (both military branches, such as the USAF or U.S. Navy and civilian ones, such as NOAA and UK Met Office), and other governmental, research and multinational institutions possessing the capacity to ingest and process the data collected by our satellites.
Major weather agencies such as the NOAA and The European Organization for the Exploitation of Meteorological Satellites (“
EUMETSAT
”) plan to collectively spend more than $2 billion a year on acquiring data from next-generation weather satellites, and we expect this to grow over this decade, given the increased focus on weather and climate science.
It is to be noted that selling data to civilian agencies for operational forecasting will be limited in scope (e.g., by geography, refresh rate or specific retrievals) so as to not “cannibalize” the value created by ingesting the data into our own models and augmenting our SaaS offerings. For instance, the precipitation data gathered from our satellites will be used by a selected number of users globally, specifically in meteorological and climate-related science, such as hydrology research relating to floods and droughts and agriculture.
As of 2015, the Global Satellite Mapping of Precipitation (“
GSMaP
”) product from the NASA GPM mission had about 1,419 registered users, highlighting the fact that direct usage of data from our satellites will be restricted to specific users with domain expertise. As a result, the DaaS model will only be used as a go-to-market
strategy for selected governmental organizations and research institutions. The SaaS approach, described earlier, will remain our primary approach for commercialization of the data gathered from satellites, particularly for enterprise customers.
Strategic Governmental Programs
In addition to our core SaaS and DaaS offerings, we engage in a limited number of strategic governmental programs that serve to develop additional capabilities and promote our long-term interest with government buyers such as NOAA, NASA and DoD. These contracts focus on areas such as development of weather modeling capabilities and remote sensing applications. As an example, Tomorrow.io is significantly involved (as subcontractor under Raytheon) in NOAA’s Earth Prediction Innovation Center, a program dedicated to building the next-generation global forecasting system for the US National Weather Service.
Customers
After signing our first commercial customer in 2018, we have, as of December 1, 2021, approximately 120 enterprise customers with over 28,000 developers using and obtaining weather data through our API, resulting in approximately $15 million in projected annual recurring revenue as of December 31, 2021.
Our team has built repeatable and scalable growth functions, currently comprising 144% average net dollar retention and 19x ACV bookings growth the past 3 years. Net dollar retention is calculated by adding new Enterprise ARR, less customer churn, divided by ARR at the beginning of the period. The company is presenting a 3 year average net dollar retention. Net dollar retention was 222% for the twelve months ended December 31, 2018, 125% for the twelve months ended December 31, 2019, and 84% for the twelve months ended December 31, 2020. With a rapidly growing and strategic pipeline across enterprise and government markets, our core focus is on go-to-market
execution, customer growth, and technological capabilities differentiation.

Our customer base spans North and South America, Europe, Africa, and the Asia-Pacific region, and includes such industries as aviation, sports and outdoors, on-demand
and technology, rail, auto and manufacturing, logistics and intermodal, insurance, and energy.

Our customers include well known brands such as Delta Air Lines, United Airlines, Ford, Porsche, Softbank Energy, National Grid, Uber, Zomato, Intact Insurance, Drizly, Rappi, Kajima, Evergy, The United States Tennis Association, IndiGrid, and ITS ConGlobal
.
We also have contracts with the USAF, the National Oceanic and Atmospheric Administration, and NASA, as well as large aerospace and defense contractors.
Customer Use Cases
With all our customers, the core focus is on the business challenges impacting their operations, and how to solve those challenges through weather intelligence. From an airline company that saved $2 million in a single day by updating their operations ahead of a storm and avoiding major flight delays, to a utility company that avoided a power outage for millions of people during a pandemic by accurately predicting the three specific powerline towers (out of 300) that would be most impacted by an incoming storm, the use cases and how our technology is used, differs across industries. We highlight two examples of use cases in the aviation and logistics industries below.
Aviation
The Tomorrow.io Platform gives operators in the aviation sector the ability to take control of how they want to respond to specific conditions, severe storms and catastrophic events. Over the last few years, Tomorrow.io has had very successful partnerships with several major airlines in the United States and globally. Our work involves designing airline business workflows to mitigate the impact of weather, tying operational policies and procedures to weather triggers based on local conditions, improving safety and efficiency and, as a result, saving hundreds of thousands of dollars in flight cancellation delays and diversions. Specific examples include:
Tomorrow.io Customer Example — Aviation:
An example from the aviation sector where our platform allows customers to efficiently manage their operations through the Insights and Alerts features.

•
Throughput Optimization:
Better planning and coordination of staff, equipment, vendors and other factors around weather allows airlines to maintain optimal flight throughputs and acceptance rates, resulting in reduced taxi times and gate holds, and fewer misconnected passengers and bags.

•	Operational Continuity: Temporally and spatially exact information around such factors as lightning motion allows airlines to avoid shutting down operations.

•
Enhanced Safety:
Being able to accurately predict and track high wind events allows airlines to secure ground equipment such as bag/freight carts, transporters, cargo containers, cabin service vehicles, and boarding bridges.

•
Procedural Alignment:
Customizable alerts from the Tomorrow.io Platform allow the leadership and all departments across the airline’s network, including vendors (hangar maintenance, catering, cleaning, etc.), to coordinate ahead of and during any major safety event. Because all corporate safety procedures and safety checklists are built into Tomorrow.io’s platform, use of it ensures that all decisions are being made with the same insights and follow the same exact procedures.

•
Passenger Experience
: Airlines with better weather information can take a more proactive and automated approach to improving passenger experience, alerting passengers to cancellations and delays before they leave for the airport, and allowing them to rebook their trip if necessary. A better customer experience means higher retention rates.

Logistics
The Tomorrow.io Platform provides logistics companies — trucking, rail, last mile delivery and others — with high-quality, strategic business insights and recommendations. Our platform contributes to the competitive advantages of our customers by helping them manage routing and real-time monitoring, predict demand and supply, and streamline decision-making, digital marketing and employee welfare. Our platform also allows deep dives into cumulative data sets, allowing a company’s data scientists to get answers to such questions as, “How well did we predict people and system behavior under similar weather circumstances in the past?”

•
Routing and real-time system monitoring, at scale:
Sophisticated insights from the Tomorrow.io platform help operators mitigate delays and assure consumer delivery by providing diversion insights that also lead to competitive advantages in the industry by promoting experience, safety and high level of satisfaction.

Tomorrow.io Customer Example — Logistics:
An example from the logistics sector enabling efficient route monitoring and real-time insights for a truck operator, powered by weather intelligence

•
Demand and supply forecasting
: The ability to proactively request additional delivery capacity before adverse weather events occur provides tremendous value. This prevents our customers from having to pay so-called
“surge pricing” to deliver backlogged delayed deliveries after a weather event causes delivery delays.

•
Streamlined decision making:
The Tomorrow.io platform allows customer teams across functions to assess conditions in an aligned way, using the same information. All employees, including senior management, have rapid real-time access to the system status on our platform. This leads to proactive, optimal decision-making, enabling efficient, predictable and explainable operations across the entire chain.

•
Digital Marketing:
Tomorrow.io helps companies automatically warn their customers about incoming weather and any expected impacts, encouraging them to make early orders to avoid delays and surge pricing. This results in a better customer experience, leading to increased orders and reduced levels of dormancy. Tomorrow.io’s “webhook push” mechanism seamlessly integrates with automated CRM processes end-to-end.

•
Employee Welfare:
Our platform allows organizations in the logistics industry to actively implement policies relating to employee wellbeing, including scheduled breaks based on weather conditions as well as recommendations based on air quality. Using our products, customers develop data-driven internal policies, resulting in overall enhancement of employee experience, helping them attract more workers and improve retention rates.

ESG Compliance
In addition to providing weather intelligence for businesses and governments, as mentioned above, our subscription platform is also a critical component for organizations working on their ESG strategies. As the climate crisis evolves, the need for enterprises and governments to disclose asset risks in the face of weather events will become the norm. Countries like the UK have already created regulations with respect to environmental disclosures, and the SEC in the United States is expected to publish its own set of rules.
Currently, the Tomorrow.io Weather and Climate Security Platform is used by various organizations to predict and manage how climate will affect long-term assets; to optimize sustainable operations; to conduct scarce-resource management; and to show investors and customers their ability to manage and mitigate ESG risk. The following examples demonstrate the platform’s usefulness with respect to supporting ESG strategies for our customers.
Refineries
Using Tomorrow.io’s precisely timed information, a refinery in the path of a hurricane is able to execute proper plant shutdown and eliminate emergency flaring, as well as resume operations more quickly. This means reduced release of toxic chemicals into the environment and less impact on residents’ health, greater clarity of communication and warning, and increased ability to coordinate with social agencies around emergency supplies. The refinery also minimizes deferment losses and market fluctuation.
Power & Utilities
Using Tomorrow.io’s geographically precise information about a storm’s track, an electric company predicts which three out of 300 powerline towers are impacted by an oncoming storm and pre-positions
maintenance crews at those three towers, avoiding a power outage for millions of people during a pandemic. This means saved lives, improved public health, greater business uptime, and responsive communications with customers and businesses that depend on the utility.

Intellectual Property
Our success depends on our ability to protect our intellectual property rights. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, domain names, copyright and trade secret laws, as well as through contractual provisions and restrictions on access to our proprietary technology which includes nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure
agreements with our customers, vendors and business partners. We are constantly evaluating concepts for patentability, and we have filed iterative improvements to certain new ideas in provisional applications, particularly relating to our algorithms, software and radar systems. When a concept is classified as technological know-how or a trade secret, we take steps to protect it. As it relates to parts of our weather modeling (CBAM, 1F) as well as satellite designs, we have strategically decided to protect those as trade secrets. We hold multiple patents relating to our core technologies, including our software, data processing algorithms, and radar and sonar systems, including software for generation, capture, processing, storage and display of digital radar, sonar and radiometry signals. As of December 31, 2021, we had six issued U.S. patents, nine pending U.S. patents and three International pending patents. Generally, U.S. patents issue for fixed terms, and cannot be renewed. Utility patents expire 20 years from the priority date (earliest effective date), and our issued patents will expire anywhere between 2036 and 2040. We have not licensed our patents to any third parties at this time.
We are constantly evaluating concepts for patentability, and we have filed iterative improvements to certain new ideas in provisional applications, particularly relating to our algorithms, software and radar systems. When a concept is classified as technological know-how
or a trade secret, we take steps to protect it. As it relates to parts of our weather modeling (CBAM, 1F) as well as satellite designs, we have strategically decided to protect those as trade secrets.
Sales and Marketing
As a software-based, vertically-integrated business intelligence platform, we serve customer types including enterprise businesses, small businesses, consumers, government agencies and non-profit
organizations. We scale our
go-to-market
functions by core industry, with each industry having its customer champions, in addition to team leaders with deep industry experience, accompanied by dedicated partners, sales and marketing experts. The sales team is currently made up of 18 people organized by industry focuses, each led by seasoned professionals. The majority of the team is based in North America, with a presence in Asia and Middle East. The marketing team currently consists of 15 people, most of them based in North America, with specialization across branding, demand generation and product marketing.
While all of these customer types will be scaled through our existing technology and offerings, we expect that each of these customers per industry will be accelerated and expanded with our satellite constellation plans. As global climate risk continues to emerge as a core threat to the planet, we expect that the number of industries we serve and the markets we operate in, will only grow over the years.
Competition
The industry in which we operate is fragmented and competitive. We compete with companies that operate as a people-as-a-service
model (operational meteorologists) rather than a scalable SaaS offering, such as AccuWeather, The Weather Company (owned by IBM), WeatherNews, and DTN, among others. We believe these companies rely heavily on publicly available models, limiting their added value and ability to scale into new geographies or applications. We also compete with companies that operate a class of sensors called
GNSS-RO,
including Spire, GeoOptics and PlanetIQ. These companies provide raw atmospheric observations and sell to government weather agencies that disseminate their forecasts to the public. There are also numerous app providers in this industry. We believe that we compare favorably to other industry participants on the basis of the following competitive factors:

•
We are the only fully vertically-integrated player in the weather and climate industry, with technological innovations across the value chain — proprietary data through our satellites, cutting-edge models, and pioneering weather intelligence software;

•
We expect to be the world’s first comprehensive global weather data, at high data quality and hourly refresh rates, by deploying active radars in space 330 times less expensively than the comparable NASA mission (GPM);

•
We are a multi-vertical, global, SaaS solution applicable to any use case globally in order to enable key operational decisions for adapting to weather events and climate change, at a scale that no one person or team of people could achieve.

•
We have a focus on providing actionable insights to customers and generating contextual recommendations using a comprehensive all-in-one
view of customer locations, routes, and real-time and forecast weather conditions.

Human Capital
As of December 1, 2021, we had 185 full-time employees. The majority of our workforce is located across Boulder, Colorado, Boston, Massachusetts, Bourne, Massachusetts, and
Tel-Aviv,
Israel, with select employees in remote locations across the US, as well as Singapore and India. Our management team has extensive management experience in both private and public companies, including Apple, Hulu, Disney, HubSpot, Wayfair, Black Duck Software, Oracle, USAF, BlackSky and more. The management team places significant focus on company culture and employee development to enable depth at scale. The engineering and R&D team is made up of 35 members with scientific doctorate degrees, unique work experiences and advanced areas of expertise. With a growing global workforce, we expect all of our employees to observe the highest levels of business ethics, integrity, mutual respect, tolerance and inclusivity. The management team has implemented performance initiatives to ensure the Company continues to lead the industry in these areas as well as innovation, training and growth.
Our success depends upon our ability to attract and retain highly qualified employees. We are committed to creating and maintaining an inclusive culture which values equality, opportunity and respect. The success of our business is fundamentally connected to the physical and mental well-being of our people. Accordingly, we are committed to the health, safety and wellness of our employees and contractors. We provide our employees with a wide range of benefits, including benefits directed to their health, safety and long-term financial security. In response to the
COVID-19
pandemic, we have implemented significant changes that we determined were in the best interest of our employees, as well as the communities in which we operate. This includes allowing our employees to work remotely as appropriate, while implementing significant safety measures designed to protect the health of all those working in and entering our facilities.
To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or represented by a labor union.
Facilities
Our corporate headquarters is located in an approximate 10,585 square foot facility in the Seaport District of Boston, Massachusetts. The lease of this facility expires in December 2025. In addition, we leased another 4,347 square foot facility in Bourne, Massachusetts, a 4,800 square foot facility in Golden, Colorado, a 3,500 square foot facility in Boulder, Colorado and a 8,998 square foot facility in Tel Aviv, Israel. We believe that our facilities are adequate for our current needs and, should we need additional space, we believe that we will be able to obtain additional space on commercially reasonable terms.
Government Regulations
Our business is subject to regulation by agencies responsible for monitoring and enforcing laws and regulations related to the deployment and operation of satellites, ground stations, privacy and data protection, intellectual property, anti-bribery laws and stringent export controls.

Federal Communications Commission
The regulations, policies and guidance issued by the FCC will apply to the deployment and operation of our spacecraft. When we communicate with our spacecraft using any part of the electromagnetic spectrum, we are operating a space station to which FCC regulations apply. Operators of regulated space stations are required to hold and maintain compliance with proper licenses throughout the duration of any given mission. We have filed a Special Temporary Authority (“
STA
”) for our first two spacecraft. We will need to file a
follow-on
license application for our constellation. We expect the timely approval of our pending application or approval of another appropriate spectrum licensure and are engaged in planning activities for multiple future licenses.
National Oceanic and Atmospheric Administration
The regulations, policies and guidance issued by NOAA Commercial Remote Sensing Regulatory Affairs (“
CRSRA
”) apply to the operation of our spacecraft. If we image the Earth using an on-board
camera and/or take readings from space to Earth using our meteorological radar payload, NOAA regulations apply. We must file an application with NOAA for our first two spacecraft, and expect to need to do so again for the constellation. We expect the timely approval of our pending application and we are engaged in planning activities for future licenses.
Export Controls (International Traffic in Arms and Export Administration Regulations)
Our business is subject to, and we must comply with, stringent U.S. import and export control laws, including the ITAR and EAR. The ITAR generally restricts the export of hardware, software, technical data and services that have defense or strategic applications. The EAR similarly regulates the export of hardware, software and technology that has commercial or
“dual-use”
applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.
The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime concerning the spaceflight business.
Many different types of internal controls and measures are required to ensure compliance with such rules. In particular, we are required to maintain registration; determine the proper licensing jurisdiction and classification of products, software and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance by foreign persons, related to and who support our spaceflight business. Under the ITAR, we must receive permission from the Directorate of Defense Trade Controls to release controlled technology to foreign person employees and other foreign persons.
Legal Proceedings
It is possible that from time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary
sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.

EXECUTIVE COMPENSATION OF TOMORROW.IO
In this section, unless otherwise stated or the context requires otherwise, the terms “Tomorrow.io,” “we,” “us,” and “our” refer to The Tomorrow Companies Inc.
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. References in this section to “we”, “our”, “us”, the “Company” and “The Tomorrow Companies Inc.”, generally refer to The Tomorrow Companies Inc. prior to the Business Combination and to the Combined Entity following the Business Combination.
This section discusses the material components of the executive compensation program offered to the executive officers of the Company who would have been “named executive officers” for 2021 and who will serve as the executive officers of the Company following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “
NEOs
”):

•	Shimon Elkabetz, our Chief Executive Officer;

•	Rei Goffer, our Chief Strategy Officer;

•	Itai Zlotnik, our Chief Customer Officer; and

•	Stephen Gregorio, our Chief Financial Officer.
Each of Messrs. Elkabetz, Goffer, Zlotnik and Gregorio will serve the Company in the same capacities after the closing of the Business Combination.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.
2021 Summary Compensation Table
The following table presents information regarding the compensation earned or received by certain of our NEOs for services rendered during the fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total($)
Shimon Elkabetz
Chief Executive Officer	2021	225,000	125,000	—	634,841	—	859,841
Rei Goffer
Chief Strategy Officer	2021	225,000	125,000	—	509,831	—	734,831
Itai Zlotnik
Chief Customer Officer	2021	225,000	125,000	—	509,831	—	734,831
Stephen Gregorio,
Chief Financial Officer	2021	203,125	100,834	1,491,806	—	—	[1,854,931	]

(1)
The amounts reported represent the amount paid for Mr. Gregorio’s guaranteed bonus pursuant to the terms of his offer letter for 2021. For more information on his bonus, see description of annual bonuses under “Annual Cash Bonuses” below.

(2)
The amounts reported represent the aggregate grant date fair value of the stock options awarded to the named executive officers during fiscal year 2021, calculated in accordance with Financial Accounting Standards Board, or FASB Accounting Standards Codification, or ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our financial statements included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for the stock options and does not correspond to the actual economic value that may be received upon exercise of the stock option or any sale of any of the underlying shares of common stock.

(3)
The amounts reported represent actual bonuses earned for 2021 by Messrs. Elkabetz, Goffer and Zlotnik, approved by our board of directors based upon company achievement of corporate goals and individual performance.

Narrative Disclosure to Summary Compensation Table
Base Salaries.
We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For the year ended December 31, 2021, the annual base salaries for each of Messrs. Elkabetz, Goffer, and Zlotnik was $225,000 and $325,000 for Mr. Gregorio.
Annual Cash Bonuses.
Each of our NEOs is eligible to earn a discretionary annual cash incentive bonus based on achievement of specified company and individual performance criteria established by our board of directors in its discretion. For 2021, each of Messrs. Elkabetz, Goffer, and Zlotnik were eligible to earn a target bonus amount of $125,000 and were paid at 100% of that target in 2022. Mr. Gregorio is eligible to earn an annual target bonus of $160,000 and for 2021 he is entitled to a guaranteed pro-rated portion of the bonus based the number of actual days of employment during 2021.
Equity Compensation
Although we do not yet have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize our executive officers to remain in our employment during the vesting period. Accordingly, our board of directors periodically reviews the equity incentive compensation of our named executive officers and may grant equity incentive awards to them from time to time.
Employment arrangements with our named executive officers
The material terms of each NEO’s existing employment agreements are summarized below.
Offer letter with Mr. Shimon Elkabetz
On January 18, 2017, we entered into an employment offer letter with Mr. Elkabetz, pursuant to which Mr. Elkabetz serves as our Chief Executive Officer. The offer letter provides for Mr. Elkabetz’s at-will
employment and an annual base salary (currently, $225,000), and the ability to participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees, provided Mr. Elkabetz is eligible and subject to all provisions of the plan documents governing those programs.

Offer letter with Mr. Rei Goffer
On January 18, 2017, we entered into an offer letter with Mr. Goffer, pursuant to which Mr. Goffer serves as our Chief Strategy Officer. The offer letter provides for Mr. Goffer’s at-will
employment and an annual base salary (currently, $225,000), and the ability to participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees, provided Mr. Goffer is eligible and subject to all provisions of the plan documents governing those programs.
Offer letter with Mr. Itai Zlotnik
On January 18, 2017, we entered into an offer letter with Mr. Zlotnik, pursuant to which Mr. Zlotnik served as our Chief Technology Officer. In 2017, Zlotnik transitioned to the role of our Chief Customer Officer. Mr. Zlotnik’s offer letter provides for his at-will
employment and an annual base salary (currently, $225,000), and the ability to participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees, provided Mr. Zlotnik is eligible and subject to all provisions of the plan documents governing those programs.
Offer letter with Mr. Stephen Gregorio
On April 20, 2021, we entered into an offer letter with Mr. Gregorio pursuant to which Mr. Gregorio serves as our Chief Financial Officer. The offer letter provides for Mr. Gregorio’s at-will employment and an annual base salary (currently, $325,000), and the ability to participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees, provided Mr. Gregorio is eligible and subject to all provisions of the plan documents governing those programs.
Additionally, Mr. Gregorio’s offer letter provided for severance benefits in connection with certain qualifying termination events but those terms have been superseded by the Severance Plan (as described below).

Outstanding equity awards at 2021 fiscal
year-end
The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2021.

Option Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Shimon Elkabetz Chief Executive Officer	1/30/2018 4/8/2020 8/1/2019 9/18/2020	(1) (2) (2) (3)	347,362 62,665 167,577 207,648	23,158 104,444 130,338 456,826	$ $ $ $	0.51 0.78 0.78 1.41	1/29/2028 4/7/2030 7/31/2029 10/11/2030
Rei Goffer Chief Strategy Officer	1/30/2018 4/8/2020 8/1/2019 9/18/2020	(1) (2) (1) (3)	347,362 62,665 167,577 207,648	23,158 104,444 130,338 456,826	$ $ $ $	0.51 0.78 0.78 1.41	1/29/2028 4/7/2030 7/31/2029 10/11/2030
Itai Zlotnik Chief Customer Officer	1/30/2018 4/8/2020 8/1/2019 9/18/2020	(1) (2) (1) (3)	347,362 62,665 167,577 207,648	23,158 104,444 130,338 456,826	$ $ $ $	0.51 0.78 0.78 1.41	1/29/2028 4/7/2030 7/31/2029 10/11/2030
Stephen Gregorio Chief Financial Officer	5/17/2021		—	899,000		$3.20	11/16/2031

(1)
Subject to the executive’s continuous service, the shares subject to this option vest 25% on first anniversary of the Vesting Commencement Date and in 12 equal quarterly installments thereafter. If the executive’s service relationship with the Company is terminated (i) by the Company without cause (as defined in the 2016 Plan) and (ii) by the executive for good reason (as defined below), in each case, within the twelve (12) month period following a Change in Control Transaction (as defined in the 2016 Plan), one hundred percent (100%) of the outstanding and unvested shares of common stock underlying the option will vest and become exercisable. For purposes of the option grants, “good reason” means the occurrence of any of the following conditions without the executive’s prior consent: (i) a material change in the executive’s title, duties or responsibilities or (ii) a material reduction in the executive’s base salary or benefits (other than reductions in benefits applying equally to all Company employees) or (iii) a relocation of the executive’s principal place of employment to a facility that results in a commute more than fifty (50) miles from the geographic location at which the executive provides services to the Company, so long as the executive provides at least 90 days’ notice to the Company following the initial occurrence of such event, and the Company fails to cure such event within 30 days thereafter.

(2)
Subject to the executive’s continuous service, the shares subject to this option vest in 16 equal quarterly installments following the Vesting Commencement Date. If the executive’s service relationship with the Company is terminated (i) by the Company without cause (as defined in the 2016 Plan) and (ii) by the executive for good reason, in each case, within the twelve (12) month period following a Change in Control Transaction, one hundred percent (100%) of the outstanding and unvested shares of common stock underlying the option will vest and become exercisable.

(3)
Subject to the executive’s continuous service, the shares subject to this option vest in 16 equal quarterly installments from the Vesting Commencement Date. Upon the occurrence of a Change in Control Transaction one hundred percent (100%) of the outstanding and unvested shares of common stock underlying the option will vest and become exercisable.

(4)	Subject to the executive’s continuous service, the shares subject to this option vest 25% on first anniversary of the Vesting Commencement Date and in 12 equal quarterly installments thereafter.

Employee benefit and equity compensation plans and arrangements
ClimaCell Inc., 2016 Stock Incentive Plan
The 2016 Plan was adopted by the Board on August 30, 2016 and approved by our stockholders on August 30, 2016. The 2016 Plan was most recently amended on August 19, 2021. Under the 2016 Plan, we reserved for issuance an aggregate of 17,800,000 shares of our common stock. The maximum number and kind of shares reserved under the 2016 Plan, the number and kind of shares subject to outstanding options and the price for each share or other security subject to any then outstanding option is subject to an appropriate and proportionate adjustment in the event of a merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or any similar transaction that results in (i) outstanding shares of common stock being increased, decreased or exchanged for a different number or kind of shares or other securities of the Company or (ii) additional shares or new or different shares or other securities of the Company or other non-cash
assets distributed with respect to such shares of common stock or other securities.
The shares of common stock underlying awards that expire or are terminated without having been fully exercised or are forfeited or repurchased or result in shares of common stock not being issued under the 2016 Plan are added back to the shares of common stock available for issuance under the 2016 Plan. In addition, shares of common stock tendered to us by a participant to exercise an award are added back to the shares available for grant under the 2016 Plan.
Our Board has acted as administrator of the 2016 Plan. The administrator has full power to, among other things, authorize issuances of restricted stock awards, the grant of options, construe, prescribe, amend and rescind the provisions of the award agreements and 2016 Plan, correct any defects or reconcile any inconsistency in the 2016 Plan and/or award agreements. Persons eligible to participate in the 2016 Plan are our employees, officers, directors, consultants and/or advisors. The 2016 Plan permits the granting of (1) stock options to purchase common stock intended to qualify as incentive stock options,
(2) non-qualified
stock options and (3) restricted stock awards. The per share option exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant, provided that the per share option exercise price of each option granted to an optionee that owns more than 10% of the common stock may not be less than 110% of the fair market value of the common stock on the date of grant and such option grant may not be exercisable after the ten year anniversary of the date of grant. The term of each option will be fixed by the administrator. The administrator will determine at what time or times each option may be exercised.
The 2016 Plan provides that upon the occurrence of a Change in Control Transaction, our Board may take one or more of the following actions as to some or all awards outstanding under the 2016 Plan: (i) provide that outstanding option awards will be assumed or substituted by the acquiring or successor corporation, (ii) upon written notice to optionees, provide that all unexercised stock options (whether vested or unvested) will terminate immediately prior to the consummation of the Change in Control Transaction unless exercised within a specific period following the date of such notice, (iii) upon written notice to grantees, provide that all unvested shares of restricted stock will be repurchased at cost, arrange for the assignment of any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to the stock award to the surviving corporation or acquiring corporation, (iv) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the Change in Control Transaction, over (B) any exercise price payable by such holder in connection with such exercise, or (v) accelerate the vesting, in whole or in part, of the outstanding award to a date prior to the effective time of such Change in Control Transaction.
In connection with the Business Combination, all outstanding options will be assumed by PTAC and continue with the same terms, conditions, vesting and other provisions applicable to the options. As of the Effective Time, each assumed option as so assumed and converted shall be for that number of shares of PTAC

Class A Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such option immediately prior to the Effective Time by the Conversion Ratio, which product shall be rounded down to the nearest whole number.
Employee Benefits
Our named executive officers are eligible to participate in standard welfare benefit plans, including medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. The Company also maintains a 401(k) plan for the benefit of its eligible employees, including the named executive officers, as discussed in the section below entitled “—
401(k) plan
.”
Severance Plan
On November 17, 2021, we adopted a Severance Plan for select members of senior management, or the Severance Plan, to be effective as of January 1, 2022, under which each is entitled to receive certain severance benefits upon the termination of their employment with us, if such termination was initiated by us and not for cause (as defined in the Severance Plan), or an Involuntary Termination.
Under the Severance Plan, in the event of an Involuntary Termination and subject to the covered employee’s execution and non-revocation of a release of claims in favor of the Company and our affiliates, the Company will pay an amount equal to the six (6) months of the employee’s annual salary and provide six (6) months of reimbursement of COBRA group health premiums, if COBRA is elected by the executive.
Notwithstanding the foregoing, in the event of an Involuntary Termination or the employee’s resignation for good reason (as defined in the Severance Plan) within the twelve (12) month period following a Change in Control Transaction and subject to the covered employee’s execution and non-revocation of a release of claims in favor of the Company and our affiliates, the Company will pay enhanced severance benefits including twelve (12) months of employee’s annual salary, full-year bonus and twelve (12) months of reimbursement of COBRA group health premiums, if COBRA is elected by executive.
401(k) plan
The Company maintains the ClimaCell Inc., 401(k) Plan, which provides eligible U.S. employees with an opportunity to save for retirement on an income tax-advantaged
basis. Under the 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the U.S. Internal Revenue Code of 1986, as amended (the “
Code
”). The Company’s employees’
pre-tax
contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, the Company may make a discretionary matching contribution, as well as profit sharing contributions. To date, the Company has not elected to make any matching of profit-sharing contributions. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified
retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable for income tax purposes to the employees until distributed from the 401(k) Plan.
Director Compensation
The
non-employee
members of the Company’s board of directors did not receive any compensation for their service as members of our board of directors during the fiscal year ended December 31, 2021. Neither Messrs. Elkabetz, Goffer nor Zlotnik received any compensation for their service as members of our board of directors during 2021. The compensation for their service for fiscal year 2021 is presented above under the heading “
— 2021 Summary Compensation Table.
”

Non-Employee
Director Compensation Policy of the Company
Following the Closing, the Company Board will adopt a
non-employee
director compensation policy that is designed to enable the Company to attract and retain, on a long-term basis, highly qualified independent non-employee
directors. Under the policy, each director who is not an employee will be paid cash compensation following the Closing, as set forth below:

Annual Retainer
Board of Directors	$40,000
Board of Directors Chair	$70,000
Audit Committee Chair	$15,000
Audit Committee Member	$7,500
Compensation Committee Chair	$10,000
Compensation Committee Member	$5,000
Nominating and Corporate Governance Committee Chair	$6,500
Nominating and Corporate Governance Committee Member	$2,500
The Annual Retainers for the various committees in the table above are additive and a non-employee
director shall be eligible to earn an Annual Retainer for each position in which he or she serves.
On the date of each annual meeting of stockholders of the Company, each non-employee
director will be granted an annual restricted stock unit award with a grant date fair value of $70,000 which will vest in full of the earlier to occur of the first anniversary of the date of grant or the next annual meeting, subject to continued service as a director through such vesting date. Such awards are subject to full accelerated vesting upon a “sale event,” as defined in our 2022 Stock Option and Incentive Plan.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Management and Board of Directors
The following persons are expected to serve as executive officers and directors following the Business Combination. For biographical information concerning the PTAC designees to the board of directors see “
Executive Officers and Directors of PTAC
.”

Name	Age	Position
Shimon Elkabetz	35	Chief Executive Officer
Rei Goffer	36	Chief Strategy Officer
Itai Zlotnik	36	Chief Customer Officer
Leigha Kemmett	33	Chief Operating Officer
Stephen Gregorio	61	Chief Financial Officer
Information about Executive Officers and Directors
Shimon Elkabetz
is a
Co-Founder
and Chief Executive Officer of Tomorrow.io. Mr. Elkabetz
co-founded
Tomorrow.io and has served as Chief Executive Officer since the Company’s inception in 2016. Mr. Elkabetz previously served in the Israeli Air Force for eleven years from 2005 to 2015 where he had several managerial and commanding positions. His tenure in the Israeli Air Force led to his fascination with the weather and to create Tomorrow.io. Mr. Elkabetz holds a B.A. in Economics from Ben Gurion University and later received an MBA from Harvard Business School.
Rei Goffer
is a
Co-Founder
and Chief Strategy Officer of Tomorrow.io. Mr. Goffer has served as Chief Strategy Officer since the Company’s inception in 2016. As Chief Strategy Officer, Mr. Goffer leads the Company’s space, government and strategic missions. Mr. Goffer previously served in the Israeli Air Force for ten years from 2004 to 2014 as an
F-16
Navigator. Mr. Goffer also managed R&D projects and cross-branch operations while in the Israeli Air Force. Mr. Goffer holds a B.A. in Economics from Ben Gurion University and later received an MBA from the MIT Sloan School of Management and a Masters in Public Administration from the Harvard JFK School of Government.
Itai Zlotnik
is a
Co-Founder
and Chief Customer Officer of Tomorrow.io. Mr. Zlotnik has served as Chief Customer Officer since 2018, and prior to that that, served as the Company’s Chief Technology Officer from the Company’s inception in 2016 until 2018. As Chief Customer Officer, Mr. Zlotnik cultivates and maintains relationships among Tomorrow.io’s prominent customers. Mr. Zlotnik was previously a software engineer at Apple Inc. from 2013 to 2015 where he directed and implemented technologies related to memory hardware automation in mobile products. Prior to that, Mr. Zlotnik served as an officer in an elite commando unit of the Israeli Defense Force for six years from 2004 to 2010. Mr. Zlotnik holds a degree in Electrical Engineering from Tel Aviv University and later received an MBA from the Massachusetts Institute of Technology (“MIT”) Sloan School of Management.
Leigha Kemmett
serves as Tomorrow.io’s Chief Operating Officer and leads the Company’s operations. Ms. Kemmett has served as Chief Operating Officer since April 2021. Ms. Kemmett had served as Senior Vice President of Finance and Operations since March 2020 before being promoted to Chief Operating Officer. Ms. Kemmett previously led the finance department at Brat Inc., a startup that produces digital content for Generation Z from October 2018 to February 2020. Before that, Ms. Kemmett worked at The Walt Disney World Company from July 2017 to October 2018 and 20th Century Fox from June 2012 to July 2015 in corporate strategy and business development. From 2015 through 2017, she earned her MBA from Harvard Business School. She started her career at Gordian Group LCC, an investment bank specializing in financial restructuring and distressed M&A. Ms. Kemmett also holds a B.A. from Cornell University.

Stephen Gregorio
has served as Tomorrow.io’s Chief Financial Officer since May 2021. Before joining the Company, Mr. Gregorio worked at several technology companies, such as Digital.ai from June 2020 to May 2021, XebiaLabs from June 2018 to January 2020 (acquired by TPG) and Black Duck Software from July 2014 to March 2018 (acquired by Synopsys). Mr. Gregorio also previously led a successful IPO process, handled several M&A transactions on buy-side
and sell-side, raised significant debt and equity capital over the span of his career, and handled several complicated recapitalizations. Mr. Gregorio served as a key member of senior management at each of these companies and was with the public accounting firm Arthur Andersen from 1982 to 1988, when he left as a senior audit manager. Mr. Gregorio graduated from Bentley University with a Bachelor of Science in Accountancy.
Classified Board of Directors
The Combined Entity’s board of directors will consist of seven members upon the closing of the Business Combination. In accordance with the Proposed Charter to be filed, immediately after the consummation of the Business Combination, the board of directors will be divided into three classes. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three classes as follows:

•	the Class I directors will be , and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2025.
The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third
of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Independence
The Board has determined that each of                 ,                ,                ,                , and is an “independent director” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
The Combined Entity’s board of directors will have the authority to appoint committees to perform certain management and administration functions. PTAC’s current board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the Closing of the Business Combination, the charters for each of these committees will be available on Tomorrow.io’s website at
www.tomorrow.io
/investors
. Information contained on or accessible through Tomorrow.io’s website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only.

Audit Committe
e
The Combined Entity’s audit committee is expected to consist of                 , and                  . Our board of directors has determined each proposed member is independent under the Nasdaq listing standards and
Rule 10A-3(b)(1)
of the Exchange Act. The chairperson of the audit committee is expected to be                 . Our board of directors has determined that                  is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable requirements of the Nasdaq Stock Market. In arriving at this determination, the Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Combined Entity’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end
operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing policies on risk assessment and risk management;

•	reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Entity’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee
The Combined Entity’s compensation committee is expected to consist of                 , and                 . Our board of directors has determined each proposed member is a
“non-employee
director” as defined in Rule
16b-3
promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code. The chairperson of the compensation committee is expected to be                 . The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.
Specific responsibilities of the compensation committee will include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•
reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control
protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of our employees; and

•	reviewing our overall compensation philosophy.
Nominating and Corporate Governance Committee
The Combined Entity’s nominating and corporate governance committee is expected to consist of                 , and                 . Our board of directors has determined each proposed member is independent under the listing standards. The chairperson of the nominating and corporate governance committee is expected to be                 .
Specific responsibilities of our nominating and corporate governance committee include:

•	identifying, evaluating and selecting, or recommending that our board of directors approve, nominees for election to our board of directors;

•	evaluating the performance of our board of directors and of individual directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	reviewing management succession plans; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Code of Business Conduct and Ethics
The Combined Entity will adopt a Code of Business Conduct and Ethics that applies to all of its employees, directors and officers, including those officers responsible for financial reporting. Following the Closing of the Business Combination, the Code of Business Conduct and Ethics will be available on Tomorrow.io’s website at
www.tomorrow.io.
/investors.
Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. The Combined Entity intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.
Compensation Committee Interlocks and Insider Participation
No member of the Combined Entity’s compensation committee has ever been an officer or employee of either company. None of the Combined Entity’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.

SELECTED FINANCIAL AND OTHER DATA OF TOMORROW.IO
The following tables summarize Tomorrow.io’s consolidated financial and other data. Tomorrow.io’s consolidated balance sheet data as of September 30, 2021 and consolidated statement of operations and consolidated cash flow data for the nine months ended September 30, 2021 and September 30, 2020 are derived from Tomorrow.io’s unaudited consolidated financial statements, included elsewhere in this proxy statement/prospectus. Tomorrow.io’s consolidated balance sheet data, consolidated statement of operations data and consolidated statement of cash flows data as of and for the years ended December 31, 2020 and December 31, 2019 are derived from Tomorrow.io’s audited consolidated financial statements, included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. The following should be read in conjunction with “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tomorrow.io
” and Tomorrow.io’s historical consolidated financial statements and accompanying footnotes, included elsewhere in this proxy statement/prospectus.

Consolidated Statement of Operations	Nine-Months Ended September 20,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
	Unaudited		Audited
Revenue	$6,648	$3,959	$5,969	$2,927
Cost of revenue	2,980	1,721	2,351	1,614

Gross profit	3,668	2,238	3,618	1,313

Operating expenses:
Research and development	18,793	7,601	11,775	11,925
Selling and marketing	13,279	7,274	10,054	9,306
General and administrative	8,170	5,123	6,338	4,937

Total operating expenses	40,242	19,998	28,167	26,168
Operating loss	(36,574)	(17,760)	(24,549)	(24,855)
Tranche rights and warrant remeasurement expense (income), net	3,264	(235)	2,813	(177)
Financing expense (income), net	798	(423)	(299)	(1,068)
Loss before income tax expense (tax benefit)	(40,636)	(17,102)	(27,063)	(23,610)
Income tax expense (benefit), net	(1,938)	76	117	252

Net loss	$(38,698)	$(17,178)	$(27,180)	$(23,862)

	As of September 30,		As of December 31,
Consolidated Balance Sheet	2021	2020	2020	2019
(in thousands)	Unaudited		Audited
Cash	$24,239	$54,315	$52,713	$48,123
Marketable securities	75,650	3,527	—	—
Total current assets	105,670	60,268	55,913	49,919
Total assets	123,643	61,512	57,336	50,785
Total current liabilities	10,997	6,794	11,224	4,924
Total Liabilities, Commitments and Contingencies	219,199	114,933	120,363	88,219
Total shareholders’ deficit	$(95,556)	$(53,421)	$(63,027)	$(37,434)

	Nine Month Ended September 30,		Year Ended December 31,
Consolidated Statement of Cash Flows	2021	2020	2020	2019
(in thousands)	Unaudited		Audited
Net cash used in operating activities	$(30,050)	$(17,872)	$(24,028)	$(18,554)
Net cash used in investing activities	(92,062)	(3,735)	(185)	(387)
Net cash provided by financing activities	93,638	27,799	28,803	9,352

Net increase (decrease) in cash and cash equivalents	$(28,474)	$6,192	4,590	$(9,589)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TOMORROW.IO
The following discussion and analysis of the financial condition and results of operations of The Tomorrow Companies Inc. and its subsidiaries should be read together with our audited consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended, together with related notes thereto. The discussion and analysis should also be read together with the section entitled “Information About Tomorrow.io” and our pro forma financial information as of and for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Tomorrow.io’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “the Company,” “Tomorrow.io,” “us,” “our” or “we” refer to The Tomorrow Companies Inc. and its subsidiaries prior to the Business Combination, and to the Combined Entity following the consummation of the Business Combination.
OVERVIEW
We are a
software-as-a-service
(“
SaaS
”) vendor and operate as an integrated technology company that uses patented data tools to power actionable weather insights globally. We provide real-time
weather forecasting with street level geolocational resolution and global coverage using the wireless communication networks to customers located around the world. Our customers are able to gain access to our cloud-based platform through dashboard or API subscriptions in order to assist them in their day-to-day
operations.
Our weather intelligence software automates operational decisions and action plans based on how historic, real-time, and future weather will impact businesses. We use a number of weather observation inputs from a myriad of data sources in order to analyze real-time global weather data, along with our own proprietary forecasting models.
We have begun to expand our current offerings that will include additional weather data collected from our internally developed satellite technology to improve our existing customer dashboards and insights. This will also provide us with an additional revenue stream by selling the data directly to customers. We are working with satellite manufacturer, Astro Digital, to manufacture our first two spacecraft, and are actively seeking bids for design and manufacture of our constellation. We believe our expansion into space to obtain active radar data will provide our customers with a unique competitive advantage along with increased weather forecasting accuracy.
The Business Combination
We entered into a business combination agreement with Pine Technology Acquisition Corp. (“
PTAC
”) on December 7, 2021. Pursuant to the agreement, and assuming a favorable vote of Pine Technology Acquisition Corp.’s stockholders and satisfaction of the other closing conditions, Pine Technology Merger Corp. (“
Merger Sub
”), a wholly owned subsidiary of PTAC, will merge with and into Tomorrow.io with Tomorrow.io surviving the merger as a wholly owned subsidiary of PTAC (the “
Business Combination
”). Upon the consummation of the Business Combination, Tomorrow.io will survive and become a wholly owned subsidiary of PTAC, which will be renamed The Tomorrow Companies Inc. (the “
Combined Entity
”) with the operating company called Tomorrow.io Inc.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Tomorrow.io will be deemed the predecessor and Combined Entity will be the successor SEC registrant, meaning that Tomorrow.io’s financial statements for previous periods will be disclosed in Combined Entity’s future periodic reports filed with the SEC. PTAC will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to Tomorrow.io’s consolidated balance sheet as of September 30, 2021) of between approximately $150 million, assuming maximum shareholder redemptions permitted pursuant to the terms of the Business Combination, and $375 million, assuming minimum shareholder redemptions, and in each case including $150 million in gross proceeds to be paid by PTAC. Total transaction costs are estimated to be in the range of approximately $45.7 million, depending on the amount of proceeds received. See “
Unaudited Pro Forma Condensed Combined Financial Information
.”
COVID-19
The outbreak of the coronavirus (“
COVID-19
”) pandemic has led to adverse impacts on the U.S. and global economies, however, the
COVID-19
pandemic has not materially affected our future long-term growth outlook. Our customers worldwide were impacted by
COVID-19
and temporarily closed their facilities or slowed down operations which initially, immaterially impacted some of our 2020 revenues. The extent of the impact of the coronavirus pandemic on Tomorrow.io’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on its customers, suppliers, and employees, all of which is uncertain at this time.
Tomorrow.io has seen some signs of positive effects for its long-term business prospects and partnerships as a result of the pandemic. The
COVID-19
pandemic has created an even greater need for weather predictions as a result of supply chain distribution and businesses are thinking differently about to better predict weather and its impacts on the end consumer. There have also been recent government announcements about continuous investments in this area and we believe this will continue to support the growth of the weather prediction market for the foreseeable future.
For more information on Tomorrow.io’s operations and risks related to health epidemics, including the
COVID-19
pandemic, please see the section of this proxy statement /prospectus entitled “Risk Factors.”
FACTORS AFFECTING RESULTS OF OPERATIONS
We believe that our performance and future growth depends on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “
Risk Factors.
” We believe that the most significant factors affecting our results of operations include:
Expansion of Our Product Offering.
While our primary business is offering a
business-to-business
solution as well as to governments and federal agencies around the world, we continue to evaluate and expand product offerings beyond our distribution footprint. We are in the preliminary stages of developing our satellite data services, by completing our research and development phase and constructing our initial satellites, which we expect to launch in late 2022. With the satellite technology that we expect to launch, we expect to be able to expand our product offerings to both new and existing customers.
Commencing and Expanding Launch Operations.
In April 2021, we completed the acquisition of RSS for their internally developed advanced radar systems and technology to support the application and mission related needs of the Company. With this recent acquisition, we have been able to make progress in our space and sensors business and are on track to launch our first two demonstration satellites in late 2022. We are actively pursuing customers, including various United States government agencies, which we have already contracted with to further expand our customer base for our software platform, as well as future data sales.
Prior to commencing our first launch, we will be building prototypes and satellites and make any required improvements necessary to continue with our operations. Any delays in our launch operations could adversely impact our results and growth plans.

Acquisitions.
Our business strategy includes acquiring and/or partnering with additional complementary businesses that we believe will allow us increased access to technologies and research to develop and incorporate enhanced functionality into our existing product offerings and help develop our efforts in expanding our overall business.
Acceleration of Customer Acquisition
. We are continually investing in our
go-to-market
strategy in order to accelerate growth and improve customer acquisition and retention. Significant investments in our go-to-market
strategies allow us to create vertical integration across our different customer bases to accelerate growth. With vertical integration, we will be able to better target key prospects due to our capabilities and to our experience within the different industries. We believe that that our go-to-market
strategy will accelerate our growth and allow us to expand our margins in the future.
KEY PERFORMANCE METRICS
We are an early-stage company and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.
Annual Recurring Revenue
We believe that annual recurring revenue (“
ARR
”) is a key metric to measure our business performance as it is driven by our ability to acquire new customers and to maintain and expand our relationship with existing customers. ARR represents the amount of revenue that we expect to recur annually through subscriptions, enables measurement of the progress of our business initiatives, and serves as an indicator of future growth and revenue and cash flow visibility. ARR should be viewed independently of revenue and deferred revenue, and is not intended to be a substitute for, or combined with, any of these items.
We define ARR as our expected annualized revenue from customers that are under contract with us at the end of the reporting period with a binding agreement for our subscription or data solutions.
The following table summarizes our ARR at each fiscal year end for the periods indicated.

	Year Ended December 31,		Period over period change
(in thousands, except percentages)	2020	2019	($)	(%)
ARR	$5,659	$2,675	2,984	112

	Nine-Months Ended September 30,		Period over period change
(in thousands, except percentages)	2021	2020	($)	(%)
ARR	$13,646	$4,351	9,295	214
DESCRIPTION OF CERTAIN COMPONENTS OF FINANCIAL DATA
Revenues
We derive revenue from providing access to our cloud-based technology platform sold on a subscription basis. We also derive revenue from customers that enter into professional services agreements with us on a one-time
transactional basis. Subscription and professional service periods are typically one year, non-cancelable,
with customers having the right to terminate their agreements only if we materially breach our obligations under the agreement. Our SaaS subscription fees are typically billed at the beginning of the contract period. Professional services are billed based on performance milestones set in the contracts or in advance of services being performed.

Revenues are derived from various product types and customers as follows:

•
Enterprise
— The Company’s main product offerings include various types of SaaS subscriptions which provide access to weather data dashboards or API feeds with live weather data, either of which allow customers the ability to monitor the weather, receive insights and dynamic alerts. Additional data, analytics, and insights will be available to customers as a result of the future satellites and data obtained. A customer may subscribe to single or multiple dashboards/data feeds depending on their needs. The Company’s pricing of its products based on the number of locations or monitoring points where the subscription will be used. Within the enterprise revenue stream, the Company also provides smaller businesses the ability to sign-up
for a
month-to-month
SaaS subscription in order to obtain the access to the platform to view specific weather updates based on different locations. The Company also provides professional services and historical weather reports to certain customers.

•
Government & Space
— The Company has revenue related to contracts that are held directly with the local governments, United States or foreign countries or municipalities. Contracts with the governments may be for the sale of our SaaS subscriptions as detailed above, sensor products as detailed below and provision of radar solutions, which include customization and implementation services and the underlying data that the Company provides as a result of the services performed. The customization and implementation services are not considered as distinct performance obligations and therefore are combined and accounted for as one performance obligation. For such contracts, the Company recognizes revenue over time using the input method, with revenues being recognized proportionately as costs are incurred relative to the expected costs to satisfy the performance obligation in the contract. In governmental contracts, the government has the ability to cancel the contract without cause, however, there is a substantive termination penalty in which the government will pay the Company for services performed to date. The services are billed based on defined milestones included within the executed contracts.

•
Sensor Products
— The Company offers standard radar and sensor products that it sells to commercial customers. These products are typically stocked products that are held in inventory. Additionally, customers may engage the Company to custom build radars, which are typically one-off
builds. These products are built for a specific customer and their needs as detailed within the purchase order. The Company uses existing standard inventory-based products with some modifications to create the customized build. Revenue is recognized at the point-in-time
when the product has transferred to the carrier or has been shipped out of the Company’s warehouse based on the terms of the agreement.

•
Consumers
— In addition to the Company’s main products and contracts with businesses, Tomorrow.io also offers subscriptions to consumers for the use of their consumer application system. Using the same underlying data and modeling technology, the Company’s mobile application can be downloaded by consumers to obtain specific weather updates on an hourly basis based on location. The Company sells annual and lifetime subscriptions to consumers, which is recognized into revenue ratably over a 1-year or 3-year period, respectively.

Cost of Revenue
Cost of revenue consists primarily of personnel costs, share-based compensation, hosting infrastructure costs, third-party software costs, weather data feed access and inventory costs for our radar products. Personnel costs are primarily related to employees directly supporting our customers.
Research and Development
Our research and development expenses include, but are not limited to, personnel costs, share-based compensation, and third-party software tools and consulting related to ongoing testing and improvement initiatives. These research and development costs are expensed as incurred.
In 2021, we began incurring research and development expense related to our satellite technologies, which also represent costs incurred to support activities related to our space satellite development program, including basic research, applied research, concept formation studies, design, development, and related testing activities for the satellites and the individual components. As of September 30, 2021, we have incurred $4 million of these expenses included in research and development.
As of June 30, 2021, the preliminary project stage of our satellite technologies was complete, and it was determined that the creation of the satellite is probable, and the satellites will be used for their intended functionality. At that point, we began the construction phase of the satellites, consisting primarily of costs incurred for the design and testing of the hardware and software recorded as an asset under construction, included as part of property and equipment in the consolidated balance sheets as of September 30, 2021. Such assets will be depreciated over the useful life of the satellites, once they become operational, to the cost of goods sold. The construction phase of the satellites involves vendor and parts selection, employee labor hours (mechanical engineers, systems engineers, scientists, project managers), payload design, testing, etc.
Sales and marketing
Sales and marketing expenses consist primarily of employee-related expenses (including sales commissions), share-based compensation, marketing and advertising costs, brand development costs and travel-related expenses. Sales and marketing costs are expensed as incurred, except for sales commissions as noted below. We expect our sales and marketing expense will increase, as we expand vertically within other industries and as a result of competition in the marketplace.
The Company capitalizes sales commissions and associated payroll taxes paid that are considered incremental and recoverable costs of obtaining customers contracts. Sales commissions paid for initial contracts, which are not commensurate with sales commissions paid for renewal contracts, are capitalized and amortized on a straight-line basis in sales and marketing expenses over a period of benefit that is estimated to be three years and presented as deferred contract acquisition costs in the consolidated balance sheet.
General and administrative
General and administrative expenses consist of personnel expenses, including share-based compensation, for our executive, finance and accounting, legal, and human resources departments, as well as other administrative employees. In addition, general and administrative expenses include fees related to third-party professional services, office facilities costs, and other corporate costs incurred, some of which may be allocated to other functions who share the benefit. We expect our general and administrative expenses to increase as a result of growth in revenues and as we incur the costs of compliance associated with being a publicly traded company, including legal, audit, insurance and consulting fees.
Tranche rights and warrant remeasurement expense (income), net
Tranche rights and warrant remeasurement expense (income), net consists of changes in fair value of warrant liabilities and tranche right liability.
Financing expense (income), net
Net financing expense or income consists of interest earned on interest bearing bank accounts and marketable securities, offset by bank fees and charges, as well as any translation gains and losses resulting from the re-measurement
of monetary balance sheet items.
Income tax expense (benefit), net
The effective tax rate may vary significantly from period to period for the foreseeable future. The effective tax rate may change as a result of changes in unrecognized tax benefits, including the impact of settled tax audits and expired statutes of limitation. Changes in tax laws, rulings, policies or related legal and regulatory interpretations occur frequently and may also have significant favorable or adverse impacts on our effective tax rate.

Ordinary taxable income in Israel is subject to a corporate tax rate of 23% in 2020 and 2019. There is a benefit regime for “Preferred Enterprises” (“
PE
”), granting a 16% tax rate in central Israel on income deriving from providing research and development services to a foreign resident, subject to several conditions being fulfilled. The Company has PE status and is expecting to benefit from it for future tax years. The PE status has tax-effected
the Company’s Israel deferred tax assets and liabilities at the appropriate PE rates.
RESULTS OF OPERATIONS
We operate as a single reportable segment which reflects the way our chief operating decision maker (“
CODM
”) reviews and assesses the performance of the business. The accounting policies are described in Note 2 in our consolidated financial statements which are included elsewhere in this proxy statement. The following tables set forth our results of operations for the periods shown
Comparison of the Years Ended December 31, 2020 and 2019

	Year Ended December 31,		Period over period change
(in thousands, except percentages)	2020	2019	($)	(%)
Revenue	$5,969	$2,927	$3,042	104%
Cost of revenue	2,351	1,614	737	46

Gross profit	3,618	1,313	2,305	176

Operating expenses:
Research and development	11,775	11,925	(150)	(1)
Selling and marketing	10,054	9,306	748	8
General and administrative	6,338	4,937	1,401	28

Total operating expenses	28,167	26,168	1,999	8
Operating loss	(24,549)	(24,855)	306	(1)
Tranche rights and warrant remeasurement expense (income), net	2,813	(177)	2,990	(1,689)
Financing expense (income), net	(299)	(1,068)	769	(72)
Loss before income tax expense (tax benefit)	(27,063)	(23,610)	(3,453)	15
Income tax expense (benefit), net	117	252	(135)	(54)

Net loss	$(27,180)	$(23,862)	$(3,318)	14%

Revenue
Revenues increased by $3,042 in 2020, or 104%, as compared to the previous year, primarily attributable to customer growth in all revenue streams. Nearly all revenue streams from customer types were able to double the prior year’s revenue. For example, enterprise revenue increased by 106% and consumer revenue increased by 135%. A majority of the increase in enterprise revenue was a result of additional sales and marketing efforts being introduced in 2020 that allowed for the Company’s ability to sign-on
more customers. There were approximately 60 net new enterprise customers gained during 2020. Additionally, the Company continued to make maintenance updates to the platform and activities related to keeping the internal systems up to date and competitive with the changing technology environment.
Cost of Revenue
Cost of revenue increased by $737 in 2020, or 46%, as compared to the prior year. The change is a direct result of an increase in hosting fees (cloud costs). Due to our expansion of the subscription offerings and proprietary weather modeling, along with the increased number of customers, the hosting fees also increased. Cloud costs specifically increased by 133% during 2020 with approximately 60 new enterprise customers.

Research and Development
Research and development costs were $11,775 for the year ended December 31, 2020, compared to $11,925 for the year ended December 31, 2019. The $150 decrease was due to an $1,110 decrease in salaries as a result of cost cutting measures for
COVID-19,
a $181 decrease in travel and entertainment due to
Covid-19,
offset by $846 increase in consultants and $320 increase in software tools and cloud costs. Headcount for the R&D team remained flat during 2020 at approximately 50 employees worldwide.
Selling and Marketing
Selling and marketing expenses were $10,054 for the year ended December 31, 2020, compared to $9,306 for the year ended December 31, 2019. The $748 increase was primarily due to an increase in business to consumer advertising, offset by cost cutting measures as a result of COVID-19. Sales and Marketing employee headcount remained flat during 2020.
General and Administrative
General and administrative expenses were $6,338 for the year ended December 31, 2020, compared to $4,937 for the year ended December 31, 2019. The $1,401 increase was primarily due to a one-time
settlement cost in respect to a commitment incurred in 2020, offset by a decrease in facility costs.
Tranche rights and warrant remeasurement expense (income), net
Tranche rights and warrant remeasurement expense, net was $2,813 for the year ended December 31, 2020, compared to $177 Tranche rights and warrant remeasurement income, net for the year ended December 31, 2019. The $2,990 increase was due the issuance of additional convertible preferred shares in 2020 which resulted in revaluation of additional preferred share tranche rights liability, which increased the Company’s financial expense.
Financing Expense (Income), Net
Financing income, net, was $299 for the year ended December 31, 2020, compared to $1,068 financing income, net for the year ended December 31, 2019. The $769 decrease was primarily due to a sharp decline in the interest rate earned on our cash balances resulting in a decrease in interest income from 2019 to 2020.
Income Tax Expense (Benefit), Net
Income tax expense, net was $117 for the year ended December 31, 2020, compared to $252 income tax expense, net for the year ended December 31, 2019. The $135 decrease was primarily attributable to the Company becoming eligible for a preferred (lower) tax rate for certain research and development costs in Israel during 2020.

Comparison of the Nine-Months Ended September 30, 2021 and September 30, 2020 unaudited

	Nine-Months Ended September 30,		Period over period change
(in thousands, except percentages)	2021	2020	($)	(%)
Revenue	$6,648	$3,959	$2,689	68%
Cost of revenue	2,980	1,721	1,259	64

Gross profit	3,668	2,238	1,406	62

Operating expenses:
Research and development	18,793	7,601	11,192	147
Selling and marketing	13,279	7,274	6,005	83
General and administrative	8,170	5,123	3,047	59

Total operating expenses	40,242	19,998	20,244	101
Operating loss	(36,574)	(17,760)	(18,814)	106
Tranche rights and warrant remeasurement expenses (income), net	3,264	(235)	3,499	(1,489)
Financing expense (income), net	798	(423)	1,221	(289)

Loss before income tax expense (tax benefit)	(40,636)	(17,102)	(23,534)	138
Income tax expense (benefit), net	(1,938)	76	(2,014)	(2,650)

Net loss	$(38,698)	$(17,178)	$(21,520)	125%

Revenue
Revenues increased from $3,959 for the nine months ended September 30, 2020 to $6,648 for the nine months-ended September 30, 2021. This increase of $2,689 is mainly attributable to 60 net new enterprise customers gained during the period. Recurring revenue from the business and consumer revenue streams increased by $1,810 from the prior reporting period. 2021 revenue also includes approximately $780 earned by RSS related to radar and sensor products.
Cost of Revenue
Cost of revenues increased from $1,721 for the nine months-ended September 30, 2020 to $2,980 for the nine months ended September 30, 2021. This increase of $1,259 is mainly attributable to increased hosting fees of $750 (cloud costs). This is due to increase in customer base, specifically 60 net new enterprise customers were added during the period. Another factor to the increase in cost in revenues is the addition of approximately $200 in costs related to the sale of radar and sensor products from the RSS acquisition.
Research and Development
Research and development costs were $18,793 for the nine months ended September 30, 2021, compared to $7,601 for the nine months ended September 30, 2020. The $11,192 increase is reflective of $8,500 of research and development costs related to the preliminary stage of satellite development and other non-directly
identifiable costs, including personnel, consultants and related expenses. The remaining increase is due to an increase in research and development headcount. The Company had approximately 56 R&D employees at the beginning of the period and approximately 85 at the end of the period.
Selling and Marketing
Selling and marketing expenses were $13,279 for the nine months ended September 30, 2021, compared to $7,274 for the nine months ended September 30, 2020. The $6,005 increase was primarily due to increased advertising costs and increased headcount on both the sales and marketing teams. The sales and marketing team grew by 15 employees during the period ended September 30, 2021. The company’s advertising spend increased by approximately $2,690 during the period. There was also approximately $1,000 of employee bonus payments expensed during the period.
General and Administrative
General and administrative expenses were $8,170 for the nine months ended September 30, 2021, compared to $5,123 for the nine months ended September 30, 2020. The $3,047 increase was primarily due to $1,552 increase in salaries and related costs due to increased headcount and $810 of public listing related professional expenses. We also increased the number of employees in our general and administrative team from 8 to 18 during the period ending September 30, 2021.
Tranche rights and warrant remeasurement expense (income), net
Tranche rights and warrant remeasurement expense, net was $3,264 for the nine months ended September 30, 2021, compared to $235 tranche rights and warrant remeasurement income, net for the nine months ended September 30, 2020. The $3,499 increase in the net expense was primarily due to the change in fair value to the revaluation of the Preferred shares tranche rights liability and warrant liability.
Financing Expense (Income), Net
Financing expense, net was $798 for the nine months ended September 30, 2021, compared to $423 of finance income, net for the nine months ended September 30, 2020. The $1,221 decrease in financing expense (income), net was mainly attributed to finance expense related to revaluation of convertible notes and the expiration of stock options held by the Company.
Income Tax Expense (Benefit), Net
Income tax benefit, net was $(1,938) of a net tax benefit for the nine-months ended September 30, 2021 compared to $76 income tax expense, net for the nine-months ended September 30, 2020. The main reason for the change from prior period, is due to a deferred tax asset in the amount equal to the deferred tax liability of $2,071 as an income tax benefit in respect of the fair value of the intangible assets and tangible assets acquired over the historical cost basis in the acquisition of RSS in April 2021.
LIQUIDITY AND CAPITAL RESOURCES
We believe that our balance sheet and cash flow provide us with adequate liquidity. Since our inception, our primary sources of liquidity are cash flows from operations and private equity financing. Our primary uses of liquidity are personnel, hosting costs, research and development activities, selling and marketing expenses, lease obligations, capital expenditures, and acquisitions. We believe that cash flows from operations and our ability to raise liquidity from capital markets will be sufficient to meet our liquidity needs, including capital expenditures, and anticipated working capital requirements, for the foreseeable future.
We continue to closely monitor and evaluate the impact of
COVID-19
on our customers, employees, operations, and liquidity. Refer to
COVID-19
discussion in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for more information about how
COVID-19
impacts our liquidity.
We had $53 million in cash and cash equivalents as of December 31, 2020 (compared to $48 million as of December 31, 2019). On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to between approximately $203 million and $427 million at December 31, 2020, depending on the extent of pre-consummation
redemptions by PTAC stockholders.
Cash
Our cash and cash equivalents and marketable securities as of September 30, 2021 was $100 million. We maintain cash accounts with various domestic financial institutions and foreign financial institutions. We also hold investments in marketable securities, short-term investments are considered in our cash and cash equivalents balance above. We measure our liquidity in terms of our ability to fund our research and development activities and capital expenditures, as well as our current operations and contractual commitments and obligations. Research and development, as well as capital expenditures have an increased focus when evaluating liquidity because these expenditures relate to the development of our satellites which expands our revenue growth potential. Our future capital requirements may vary from those currently planned and will depend on various factors, including our rate of revenue growth and the timing and extent of spending on strategic business initiatives. We believe our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements for at least the next twelve months.
If we need additional funds due to changing business conditions or other developments in the market, we will consider taking on debt through a term and/or revolving credit agreement with a banking institution and/or a subordinate debt provider.
Future Funding Requirements
Inception to date, we have been operating at a loss. We do not expect to generate any meaningful revenue unless and until we are able to land more new customers, expand our existing customer base, and develop and commercialize our satellite components and related services by the end of 2022. We will continue to require additional capital to develop our products and services and to fund operations for the foreseeable future. We expect our expenses and capital expenditures to continue to increase in connection with our ongoing activities as we continue to advance our products and services, including completing the development of and starting launch operations of the ongoing development of our satellite data and services.
In addition, upon the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company. While we believe that the proceeds of the Business Combination (including the related private placement) will be sufficient to meet both our short-term and long-term financing needs, we are unsure of future potential costs that cannot reasonably be estimated at this time. We may require additional funding.
We may seek to raise capital through debt financings in the near term. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments, and engage in certain merger, consolidation or asset sale transactions. Any debt financing that we raise may contain terms that are not favorable to us or our stockholders. If we need additional funds and are unable to obtain funding on a timely basis, we may need to significantly curtail our operations in an effort to provide sufficient funds to continue our operations, which could adversely affect our business prospects.
Cash Flows
Comparison of the Years Ended December 31, 2020 and 2019
The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

	Year Ended December 31,		Period over Period Change
	2020	2019	$	%
(in thousands)
Net cash used in operating activities	$(24,028)	$(18,554)	$(5,474)	30%
Net cash used in investing activities	(185)	(387)	202	(52)
Net cash provided by financing activities	28,803	9,352	19,451	208

Net increase (decrease) in cash and cash equivalents	4,590	$(9,589)	$14,179	(148)%

Cash Flows used in Operating Activities
Net cash used in operating activities increased by $5,474, from $18,554 in 2019 to $24,028 in 2020. In 2020, the primary factors affecting our operating cash flows were $27,180 of net loss and $1,286 increase in trade receivables, offset by $1,753 of share-based compensation and $2,812 change in fair value of preferred shares tranche liability.
In 2019, net cash used in operating activities was $18,554, which was comprised of our net loss of $23,862, offset by $3,393 of share-based compensation, $2,242 increase in accounts payable and accrued expenses and $1,147 increase in deferred revenue.
Cash Flows used in Investing Activities
In 2020, net cash used in investing activities was $185, which was comprised mainly of $400 purchase of non-marketable
securities, offset by $240 decrease in long-term restricted cash.
In 2019, net cash used in investing activities was $387 and was comprised of $221 increase in short-term deposits and $191 purchase of property and equipment.
Cash Flows from Financing Activities
In 2020, net cash provided by financing activities amounted to $28,803 and consisted primarily of $23,578 proceeds from issuance of Series C convertible preferred shares and preferred shares tranche liability, net of issuance costs and $6,134 proceeds from issuance of Series
B-1
convertible preferred shares and preferred shares tranche liability, net of issuance costs.
In 2019, net cash provided by financing activities amounted to $9,352 and consisted primarily of $9,229 proceeds from issuance of Series
B-1
convertible preferred shares and preferred shares tranche liability, net of issuance costs.
Comparison of the Nine Months Ended September 30, 2021 and September 30, 2020 (Unaudited)
The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

	Nine months Ended September 30,		Period over Period Change
	2021	2020	$	%
(in thousands)
Net cash used in operating activities	$(30,050)	$(17,872)	$(12,178)	68%
Net cash used in investing activities	(92,062)	(3,735)	(88,327)	2,365
Net cash provided by financing activities	93,638	27,799	65,839	237

Net increase (decrease) in cash and cash equivalents	(28,474)	$6,192	$(34,666)	560%

Cash Flows used in Operating Activities
Net cash used in operating activities increased by $12,178, from $17,872 in 2020 to $30,050 in 2021. In 2021, the primary factors affecting our operating cash flows were $38,698 of net loss, $5,537 decrease in fair value of warrant liabilities and a decrease in deferred tax liability of $2,071, offset by $8,801 change in fair value of preferred shares tranche liability and $5,393 of share-based compensation.
In 2020, net cash used in operating activities was $17,872, which was comprised of our net loss of $17,178 and a decrease in accounts payable and accrued expense of $1,564 offset by $1,360 of share-based compensation.

Cash Flows used in Investing Activities
In 2021, net cash used in investing activities was $92,062, which was comprised mainly of the purchase of marketable securities for $78,143 and the net cash paid of $11,289 for the acquisition of RSS.
In 2020, net cash used in investing activities was $3,735 and was comprised mainly of the purchase of marketable securities for $3,527.
Cash Flows from Financing Activities
In 2021, net cash provided by financing activities amounted to $93,638 and consisted primarily of $23,669 proceeds from the issuance and settlement of Series C preferred shares tranche liability, net of issuance costs and $69,500 proceeds from issuance of Series D convertible preferred shares, preferred shares tranche liability and warrants, net of issuance costs.
In 2020, net cash provided by financing activities amounted to $27,799 and consisted primarily of $22,577 proceeds from issuance of Series C convertible preferred shares and preferred shares tranche liability, net of issuance costs and $6,134 proceeds from issuance of Series
B-1
convertible preferred shares and preferred shares tranche liability, net of issuance costs.
CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES
Our financial statements are prepared in accordance with U.S. GAAP. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in Note 2 in our consolidated financial statements included elsewhere in this proxy statement, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.
Revenue Recognition
The Company’s revenues are derived primarily from SaaS subscriptions, which provide access to a platform weather dashboard which allows customers the ability to monitor the weather, receive insights and dynamic alerts. The Company also provides professional services and historical weather data reports.
The Company recognizes revenue in accordance with
ASC Topic 606, Revenue from contracts with customers
(“
ASC 606
”) when, or as, control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.
The Company determines revenue recognition through the following steps:

1.	Identification of the contract, or contracts, with a customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of revenue when, or as, the performance obligations are satisfied.

The Company’s solution allows the customer to access its hosted platform over the contract period without taking possession of the platform, provided on a subscription basis and recognized ratably over the contract period, which is typically one year. Professional services, which include Tomorrow.io personnel performing training or onboarding services. Historical weather data is recognized at a point in time when the data is made available for download to the customer.
The contract arrangements for all services provided, including the software subscription and professional services, are generally based on a fixed fee, are non-cancelable
and do not allow refunds to customers. The Company records unbilled receivables from contracts when the revenue recognized exceeds the amount billed to the customer.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative stand-alone selling price (“
SSP
”). The Company uses judgment in determining the SSP. If the SSP is not observable through standalone transactions, the Company estimates the SSP considering available information such as geographic factors, customer size and approved pricing guidelines related to the performance obligations.
The Company applies the practical expedient in ASC 606 and did not evaluate contracts of one year or less for the existence of a significant financing component.
As a result of the Company’s business acquisition, the Company added the RSS product line as part of its offering to its customers. Such product line consists of radar technology solutions which may include sale of radar and sensor products, as well as radar solutions which include customization and implementation services to its customers.
The radar solutions which include customization and implementation services are not considered as distinct performance obligations and therefore are combined and accounted for as one performance obligation. For such contracts, where the Company’s performance does not create an asset with an alternative use, and the Company has enforceable right to payment for performance completed to date, the Company recognizes revenue over time. The Company generally recognizes revenue using an input method with revenue being recognized proportionately as costs are incurred relative to the total expected costs to satisfy the performance obligation. The Company believes that costs incurred as a portion of total estimated costs is an appropriate measure of progress towards satisfaction of the performance obligation since this measure reasonably depicts the progress of the work effort.
Revenue for the sale of standard or custom build radar and sensor products, which do not include customization and implementation services, are recognized at the point in time when control transfers to the customer (which is generally upon delivery) based on the term of agreement. Shipping and handling costs are not considered performance obligations and are included in cost of sales as incurred.
Share-Based Compensation
The Company accounts for share-based compensation under
Topic 718, Compensation — Stock Compensation
(“
ASC 718
”), which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees, non-employee
consultants, and directors. The Company calculates the fair value of share options on the date of grant using the Black-Scholes option-pricing model and the expense is recognized over the requisite service period of each individual grant on a straight-line basis over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions. Forfeitures are accounted for as they occur.
The Black-Scholes option-pricing model requires the Company to make several assumptions, including the value of the Company’s ordinary shares, expected volatility, expected term, risk-free interest rate and expected dividends. The Company evaluates the assumptions used to value option awards upon each grant of share options. Expected volatility was calculated based on the implied volatilities from market comparisons of certain publicly traded companies. The expected option term was calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term, as the Company does not have sufficient historical data to develop an estimate based on participant behavior. The risk-free interest rate was based on the U.S. treasury bonds yield with an equivalent term. The Company has not paid dividends and has no foreseeable plans to pay dividends. The assumptions used to determine the fair value of the share-based awards are management’s best estimates and involve inherent uncertainties and the application of judgment. The fair value of ordinary shares underlying the options has historically been determined by management with the assistance of a third-party valuation firm and approved by the Company’s board of directors.
Convertible Preferred shares tranche rights
The terms of the stock purchase agreements for our preferred stock financing rounds include certain tranche rights granted to investors that purchased the shares. The tranche rights provide the investor the option to purchase up to an aggregate amount of preferred shares at a set per share value.
The Company concluded that the preferred shares tranche rights meet the definition of a freestanding financial instrument, as the tranche rights are legally detachable and separately exercisable from the preferred shares. At initial recognition, the Company recorded the tranche rights as a liability on the balance sheets at its estimated fair value. Preferred shares tranche rights are subject to remeasurement at each consolidated balance sheet date, with changes in fair value recognized as tranche rights and warrant remeasurement expense (income), net in the consolidated statement of operations.
Convertible Preferred warrants
Warrants to purchase Series D Convertible Preferred Stock are recorded as a liability at fair value on the consolidated balance sheet as the underlying convertible preferred shares are contingently redeemable, upon a deemed liquidation event that is outside of the Company’s control, and therefore may obligate the Company to transfer assets in the future.
The Series D Convertible Preferred Stock warrants are remeasured to fair value at the end of each reporting period with changes in fair value recognized as a gain or loss within tranche rights and warrant remeasurement expense (income), net in the consolidated statements of operations until the earlier of the exercise of the warrants and the expiration of the warrants.
Fair Value of Financial Instruments
The fair value measurement of convertible preferred share tranche rights and convertible notes are measured using unobservable inputs that require a high level of judgment to determine fair value, and thus are classified as Level 3 financial instruments. The Company estimates the fair value of convertible preferred shares tranche rights options and obligations and the convertible notes using the Binominal Option Pricing model, Forward Pricing model and Probability Weighted Expected Return method, respectively.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
Goodwill and Intangible Assets
The Company’s recent acquisition of RSS was accounted for under the acquisition method. Net assets and results of operations are included in our consolidated financial statements commencing at the respective effective acquisition date. In connection with acquisitions, we record the estimated fair value of the net tangible assets purchased and the value of the identifiable intangible assets purchased. The determination of estimated useful lives and the allocation of purchase price to intangible assets requires significant judgment and affects the amount of future amortization and possible impairment charges.
Intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise.
The valuation of assets involves significant estimates and assumptions concerning matters such as term and discount rates (which may include estimation of certain inputs such as the risk-free rate, market risk premium, and long-term growth rates among others). Any change in these assumptions could affect the carrying value of these assets.
In applying the acquisition method of accounting for business combinations, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill.
We perform an annual impairment test as of December 31
st
each fiscal year. In accordance with applicable accounting guidance, a company can assess qualitative factors to determine whether it is necessary to perform a goodwill impairment test. If the qualitative assessment does not result in a more likely than not indication of impairment, no further impairment testing is required. If the Company elects not to use this option, or if the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company prepares a quantitative analysis to determine whether the carrying value of a reporting unit exceeds its estimated fair value. If the carrying value of a reporting unit exceeds its estimated fair value, the Company recognizes an impairment of goodwill for the amount of this excess. In January 2017, the FASB issued ASU
2017-04,
“
Intangibles — Goodwill and Other (Topic 350): simplifying the test for goodwill impairment
.” The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairment will be the amount by which a reporting unit’s carrying value exceeds its fair value, not the difference between the fair value and carrying amount of goodwill which was the step 2 test before. The ASU has been adopted in the current interim period. The standard did not have a material impact on the Company’s consolidated financial statements.
Intangible assets with indefinite lives are tested for impairment annually as of December 31 st
, and whenever indicators of impairment arise. The fair value of the intangible assets is compared with their carrying value and an impairment loss would be recognized for the amount by which the carrying amount exceeds the fair value.
CONTRACTUAL OBLIGATIONS AND COMMITMENTS
We are a party to operating leases primarily for land and buildings (e.g., office buildings, testing and sales facilities) and certain equipment (e.g., copiers) under non-cancelable
operating leases. The following table summarizes our lease commitments as of December 31, 2020:

Year Ending December 31	Minimum Lease Commitment
(in thousands)
2021	$1,167
2022	1,149
2023	1,118
2024 and thereafter	1,706

Total	$5,140

Apart from the aforementioned leases, we do not have any other material contractual obligations, commitments or contingent obligations.

OFF-BALANCE SHEET ARRANGEMENTS
As of September 30, 2021, the Company has not engaged in
off-balance
sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation
S-K.
Recently Issued Accounting Pronouncements
See Note 2 to our financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition and our results of operations.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market risk is the potential loss arising from adverse changes in market rates and prices. We do not enter into derivatives or financial instruments for trading purposes. We are exposed to a variety of market risks such as those below:
Inflation risk
During the last two years, inflation and changing prices have not had a material effect on our business. We are unable to predict whether inflation or changing prices will materially affect our business in the foreseeable future.
Interest rate sensitivity
We are exposed to market risk related to changes in interest rates. We had marketable securities of $78,154 as of September 30, 2021, ($75,650 of short-term marketable securities and $2,505 of long-term marketable securities), which consisted primarily largely composed of investment grade, short to intermediate term fixed income securities.
The primary objective of our investment activities is to preserve capital to fund our operations. We also seek to maximize income from our investments without assuming significant risk. To achieve our objectives, a third-party investment company maintains a portfolio of investments in a variety of securities of high credit quality and short-term duration, according to our board-approved investment policy. Our investments are subject to interest rate risk and could fall in value if market interest rates increase. Due to the relatively short-term nature of the investments that we hold, we do not believe that the results of operations or cash flows would be affected to any significant degree by a sudden change in market interest rates relative to our investment portfolio.
Foreign currency risk
Our net revenue is primarily denominated in U.S. dollars, with some denominated in foreign currencies, and a portion of our operating expenses are incurred outside the United States, denominated in foreign currencies. Accordingly, our results of operations are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Israeli shekel and the Singapore dollar. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our consolidated statements of operations. As the impact of foreign currency exchange rates has not been material to our historical results of operations, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.
Emerging growth company and smaller reporting company status
Tomorrow.io is, and the Combined Entity will be, an “emerging growth company,” as defined in the JOBS Act and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Tomorrow.io may take advantage of these exemptions until it is no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. Tomorrow.io has elected to avail itself of the extended transition period and, therefore, while Tomorrow.io is an emerging growth company it will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not emerging growth companies, unless it chooses to early adopt a new or revised accounting standard.
Additionally, Tomorrow.io is, and the Combined Entity will be, a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates
exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates
exceeds $700 million as of the prior June 30.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of shares, consisting of              shares of Common Stock, $0.0001 par value per share, and              shares of preferred stock, $0.0001 par value. As of the Record Date, there were              shares of PTAC Class A Common Stock and              shares of PTAC Class B Common Stock outstanding. In connection with the Business Combination and subject to the terms of the Current Charter (after giving effect to the Anti-Dilution Waiver), all shares of outstanding Class B Common Stock shall automatically be converted into shares of Class A Common Stock. Upon effectiveness of the proposed Amended Charter, all Class A Common Stock will be renamed Common Stock. No shares of preferred stock are currently outstanding.
Common Stock
The Proposed Charter, which PTAC will adopt if the Charter Amendment Proposal and each of the Governance Proposals is approved, provides that the Common Stock will have identical rights, powers, preferences and privileges.
Voting Power
Except as otherwise required by law or as otherwise provided in the Proposed Charter, or any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of the Combined Entity’s directors and all other matters requiring stockholder action (except on any amendment to the Proposed Charter (or any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Proposed Charter (or a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Combined Entity’s board of directors or any authorized committee thereof in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of the Combined Entity’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up,
the holders of the Common Stock will be entitled to receive an equal amount per share of all of the Combined Entity’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
There are no sinking fund provisions applicable to the Common Stock.
Transfer Agent and Registrar
The transfer agent for Common Stock of the Combined Entity will be Continental Stock Transfer & Trust Company.

Preferred Stock
The Proposed Charter provides that the board of directors or any authorized committee thereof of the Combined Entity is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. The Proposed Charter also provides that the board of directors is expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. If the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease will resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.
PTAC Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of the Combined Entity’s common stock a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the PTAC IPO and 30 days after the completion of PTAC’s initial business combination. Pursuant to the warrant agreement governing the PTAC Warrants, a holder may exercise its warrants only for a whole number of shares of the Combined Entity’s common stock. This means only a whole warrant may be exercised at a given time by a holder. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless you purchase at least three Units, you will not be able to receive or trade a whole warrant. The warrants will expire on March 15, 2026, the date that is five years after the completion of the PTAC IPO, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Combined Entity will not be obligated to deliver any shares of its common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of the Combined Entity’s common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of the Combined Entity’s common stock is available, subject to the Combined Entity satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a “cashless basis,” and the Combined Entity will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the share of the Combined Entity’s common stock underlying such Unit.
PTAC has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial business combination, the Combined Entity will use its best efforts to file with the SEC, and within 60 business days following the Closing to have declared effective, a registration statement covering the issuance of the shares of the Combined Entity’s common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Combined Entity’s common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Combined Entity’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that its common stock is not a “covered security”

under Section 18(b)(1) of the Securities Act, the Combined Entity may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis,” such that the Combined Entity may issue the shares of common stock without an effective registration statement pursuant to Section 3(a)(9) of the Securities Act and, in the event the Combined Entity so elects, it will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash
Once the Public Warrants become exercisable, PTAC may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Combined Entity’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading day
period ending on the third trading day prior to the date on which the Combined Entity sends the notice of redemption to the warrant holders.

If the Public Warrants become redeemable, the Combined Entity may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
PTAC has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Combined Entity issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Combined Entity’s common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise
If the Combined Entity calls the warrants for redemption as described above, it will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Combined Entity’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on the Combined Entity’s stockholders of issuing the maximum number of shares of its common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of the Combined Entity’s common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Combined Entity’s common stock underlying the warrants, multiplied by the excess of the fair market value of the Combined Entity’s common stock, over the exercise price of the warrants by (y) the fair market value of the Combined Entity’s common stock. For the purposes of the foregoing sentence, “fair market value” refers to the average closing price of the Combined Entity’s common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to warrant holders. If the Combined Entity’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of the Combined Entity’s common stock to be received upon exercise of the warrants, including the fair market value of the Combined Entity’s common stock in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Combined Entity calls its warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a “cashless basis” using the same formula described above that holders of Public Warrants would have been required to use had all holders of Public Warrants been required to exercise their warrants on a “cashless basis,” as described in more detail below.
A holder of a warrant may notify the Combined Entity in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of the Combined Entity’s common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of the Combined Entity’s common stock is increased by a stock dividend payable in shares of the Combined Entity’s common stock, or by a split-up of
shares of the Combined Entity’s common stock or other similar event, then, on the effective date of such stock dividend, split-up or
similar event, the number of shares of the Combined Entity’s common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of the Combined Entity’s common stock. A rights offering to holders of the Combined Entity’s common stock entitling holders to purchase shares of the Combined Entity’s common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of the Combined Entity’s common stock equal to the product of (1) the number of shares of the Combined Entity’s common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Combined Entity’s common stock) multiplied by (2) one minus the quotient of (x) the price per share of the Combined Entity’s common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for the Combined Entity’s common stock, in determining the price payable for the Combined Entity’s common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of the Combined Entity’s common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of the Combined Entity’s common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if the Combined Entity, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of the Combined Entity’s common stock on account of such shares of the Combined Entity’s common stock (or other shares of the Combined Entity’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of the Combined Entity’s common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of the Combined Entity’s common stock in connection with a stockholder vote to amend PTAC’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to provide for the redemption of its Public Shares in connection with an initial business combination or to redeem 100% of its Public Shares if it does not complete its initial business combination within the Completion Window, or (e) in connection with the redemption of the Public Shares upon PTAC’s failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of the Combined Entity’s common stock in respect of such event.
If the number of outstanding shares of the Combined Entity’s common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of the Combined Entity’s common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of the Combined Entity’s common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of the Combined Entity’s common stock.

Whenever the number of shares of the Combined Entity’s common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Combined Entity’s common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Combined Entity’s common stock so purchasable immediately thereafter.
In addition, if (x) the Combined Entity issues additional shares of its common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per share of the Combined Entity’s common stock (with such issue price or effective issue price to be determined in good faith by the Combined Entity’s board of directors and, in the case of any such issuance to Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “
Newly Issued Price
”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of an initial business combination (net of redemptions), and (z) the volume weighted average trading price of the PTAC Class A Common Stock during the 20 trading day period starting on the trading day after the day on which PTAC consummates an initial business combination (the “
Market Value
”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and (ii) the $18.00 per share redemption trigger price described under
“— Redemption of Warrants for Cash
” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding shares of the Combined Entity’s common stock (other than those described above or that solely affects the par value of such shares of the Combined Entity’s common stock), or in the case of any merger or consolidation of the Combined Entity with or into another corporation (other than a consolidation or merger in which the Combined Entity is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of the Combined Entity’s common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the Combined Entity’s common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Combined Entity in connection with redemption rights held by stockholders of the Combined Entity as provided for in its amended and restated certificate of incorporation or as a result of the redemption of shares of the Combined Entity’s common stock by it if a proposed initial business combination is presented to the stockholders of the Combined Entity for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of
Rule 13d-5(b)(1)
under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of
Rule 12b-2 under
the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of
Rule 13d-3 under
the Exchange Act) more than 50% of the outstanding shares of the Combined Entity’s common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Combined Entity’s common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of the Combined Entity’s common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market,
or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement governing the PTAC Warrants) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and PTAC. You should review a copy of the warrant agreement, which is filed as an exhibit to this registration statement, for a description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of PTAC Class A Common Stock and any voting rights until they exercise their warrants and receive shares of PTAC Class A Common Stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, by reason of any adjustment, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of the Combined Entity’s common stock to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the Combined Entity’s common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an initial business combination (except, among other limited exceptions, to PTAC’s directors and officers and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held the Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a “cashless basis” and will be entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

The reason that PTAC agreed that these warrants will be exercisable on a “cashless basis” so long as they are held by our Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with the Combined Entity following a business combination. If they remain affiliated with the Combined Entity, their ability to sell our securities in the open market will be significantly limited. The Combined Entity expects to have policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Combined Entity’s securities, an insider cannot trade in our securities if he or she is in possession of material non-public information.
Accordingly, unlike holders of Public Warrants who could exercise their warrants and sell the shares of the Combined Entity’s common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a “cashless basis” is appropriate.
In order to finance transaction costs in connection with an intended initial business combination, PTAC’s Sponsor, founders, or its directors and officers or any of their respective affiliates may, but none of them are obligated to, loan PTAC funds as may be required. If PTAC completes its initial business combination, it would repay such loaned amounts out of the proceeds of the Trust Account released to PTAC. In the event that an initial business combination does not close, PTAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants held by our Sponsor.
Warrant Agent
The warrant agent for the Warrants is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, New York 10004, and its telephone number is
212-509-4000.
Registration Rights
In connection with the Closing, the Sponsor and certain other stockholders will enter into a registration rights agreement with PTAC and Tomorrow.io, pursuant to which such stockholders will receive registration rights with respect to their registrable securities, and the Combined Entity is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Combined Entity. See “
The Business Combination Proposal — Ancillary Agreements Related to the Business Combination — Registration Rights Agreement.
”
Anti-Takeover Provisions
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Among other things, the Proposed Charter and Amended Bylaws will:

•
permit the Combined Entity’s board of directors to issue up to              shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the Combined Entity’s board of directors;

•
provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause, after the proposal to remove such director is received by the Combined Entity at least forty-five (45) days prior to any annual or special meeting at which the removal is proposed, by the holders of at least 66 2 ⁄ 3 % of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•
provide that all, subject to the rights, if any, of the holders of any series of preferred stock then outstanding to elect directors and fill vacancies on the Combined Entity’s board of directors relating thereto, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled solely by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•
provide that Special Meetings of the Combined Entity’s stockholders may be called solely by the Combined Entity’s board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

•
provide that the Combined Entity’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal as possible, and with the directors serving three-year terms (see the section titled “
Management After the Business Combination
”), therefore making it more difficult for stockholders to change the composition of our board of directors;

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

•
provide that the Amended Bylaws may be amended or repealed only by the affirmative vote of note less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class, if the Combined Entity’s board of directors do not recommend that stockholders approve such amendment or repeal.

The combination of these provisions will make it more difficult for the existing stockholders to replace the Combined Entity’s board of directors as well as for another party to obtain control of the Combined Entity by replacing the Combined Entity’s board of directors. Because the Combined Entity’s board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Combined Entity’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of the Combined Entity’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Combined Entity’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Combined Entity’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.
Delaware Anti-Takeover Law
The Combined Entity will be subject to Section 203 of the Delaware General Corporation Law. Section 203 of the DGCL prohibits the Combined Entity from engaging in a “business combination” with: (1) a stockholder who owns fifteen percent (15%) or more of the Combined Entity’s outstanding voting stock (otherwise known as an “interested stockholder”); (2) an affiliate of an interested stockholder; or (3) an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than ten percent (10%) of Combined Entity’s assets.

However, the above provisions of Section 203 do not apply if: (1) the Combined Entity’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction; (2) after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Combined Entity’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or (3) on or subsequent to the date of the transaction, the business combination is approved by the Combiend Entity’s board of directors and authorized at a meeting of the Combined Entity’s stockholder, and not by written consent, by an affirmative vote of two-thirds
of the outstanding voting stock not owned by the interested stockholder.

SHARES ELIGIBLE FOR FUTURE SALE
Business Combination Shares
PTAC will issue up to 73,500,000 shares of PTAC Class A Common Stock to Tomorrow.io Equityholders in connection with the Business Combination (including PTAC Class A Common Stock reserved for issuance upon the exercise of options). All of the shares of PTAC Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by PTAC’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up
restrictions. Sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices of the Common Stock.
Lock-up
Provisions
The Sponsor and existing Tomorrow.io Equityholders will be broadly prohibited from selling, pledging, transferring or otherwise disposing of their ownership interest in the Combined Entity’s common stock for a period of one year after the Closing, subject to certain customary exceptions. The foregoing restrictions do not apply if the closing price of PTAC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the date of Closing. See “
The Business Combination Proposal — Ancillary Agreements Related to the Business Combination —
Lock-Up
Agreement.
”
Registration Rights
Upon Closing, the Sponsor and certain other stockholders will receive registration rights with respect to their registrable securities, and the Combined Entity will be required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Combined Entity. See “
The Business Combination Proposal — Ancillary Agreements Related to the Business Combination — Registration Rights Agreement.
”
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of the Combined Entity’s common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of PTAC Common Stock or PTAC Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of shares of the Combined Entity’s common stock then outstanding; or

•	the average weekly reported trading volume of the Combined Entity’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of the Combined Entity under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 43,125,000 shares of PTAC Common Stock outstanding. Of these shares, the 34,500,000 shares issued as part of the Units sold in the PTAC IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 8,625,000 shares owned collectively by the Sponsor, directors and officers are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement/prospectus, there are a total of 17,433,333 Warrants outstanding, consisting of 11,500,000 Public Warrants and 5,933,333 Private Placement Warrants. Each whole warrant is exercisable for one share of PTAC Class A Common Stock (or one share of the Combined Entity’s common stock post-Business Combination), in accordance with the terms of the warrant agreement governing the PTAC Warrants. The Public Warrants and are freely tradable, except for any Public Warrants purchased by one of PTAC’s affiliates within the meaning of Rule 144 under the Securities Act.
In addition, the Combined Entity will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 11,500,000 shares of the Combined Entity’s common stock that may be issued upon the exercise of remaining Public Warrants post-Business Combination and use best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Tomorrow.io’s employees, consultants or advisors who purchases equity shares from Tomorrow.io in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up
arrangements and would only become eligible for sale when the lock-up
period expires.

COMPARISON OF STOCKHOLDER RIGHTS
The table below summarizes the material differences between the current rights of stockholders of PTAC under the Current Charter and Current Bylaws and the rights of PTAC stockholders, post-Business Combination, under the Proposed Charter and Amended Bylaws, which will be in effect immediately following the Closing.
While PTAC believes that the summary tables cover the material differences between the rights of stockholders of PTAC prior to the Business Combination and the rights of PTAC stockholders following the Business Combination, these summary tables may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of PTAC before and after the Business Combination,
Annex B
,
Annex C
and Exhibits 3.1, 3.2, 3.3 and 3.4 to the registration statement of which this proxy statement/prospectus forms a part and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. See the section titled “
Where You Can Find More Information
” in this proxy statement/prospectus.

PTAC (Pre-Business Combination)	The Combined Entity (Post-Business Combination)
Authorized Capital Stock
PTAC is currently authorized to issue 301,000,000 shares of capital stock, consisting of (a) 300,000,000 shares of common stock, including 240,000,000 shares of Class A Common Stock and 60,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of preferred stock.	The Combined Entity will be authorized to issue shares of capital stock, consisting of (i) shares of common stock, and (ii) shares of preferred stock.

Rights of Preferred Stock
The Board may fix for any series of preferred stock such voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, as may be stated in the resolutions of the Board’s providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.	The Combined Entity’s board of directors may fix for any series of preferred stock such voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, as may be stated in the resolutions of the Board’s providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.

Number of Directors
The number of directors of PTAC, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.	The number of directors of the Combined Entity will be fixed from time to time exclusively by the Combined Entity’s board of directors pursuant to a resolution adopted by a majority of the Combined Entity’s board of directors.

Classification of the Board of Directors
Subject to the rights of the holders of one or more series of preferred stock of PTAC to elect one or more directors, the Board is classified into three classes of directors with staggered terms of office.	Subject to the rights of the holders of one or more series of preferred stock of the Combined Entity to elect one or more directors, the Combined Entity’s board of directors is classified into three classes of directors with staggered terms of office.

Election of Directors; Vacancies on the Board of Directors
At PTAC’s annual meeting, stockholders elect directors to replace the class of directors whose term expires at that annual meeting, each of whom shall hold office for	At the Combined Entity’s annual meeting, stockholders elect directors to replace the class of directors whose term expires at that annual meeting,

PTAC (Pre-Business Combination)	The Combined Entity (Post-Business Combination)
a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Subject to the rights of the holders of one or more series of preferred stock, if the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

The election of directors shall be determined by a plurality of the votes cast by the stockholders at an annual meeting of stockholders.

each of whom shall hold office for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

A majority of the board of directors shall have the right to fill any vacancies on of the Combined Entity’s board of directors, whether caused by increase in size of the Combined Entity’s board of directors or resignation or removal of a director, and the Combined Entity’s board of directors shall have the right to determine the class that any additional director will fill, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Removal of Directors
Subject to the rights of the holders of any series of preferred stock and the right of the holders of PTAC Class B Common Stock to elect and remove directors, any director or the entire board may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of the Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class.	Subject to the rights of the holders of any series of preferred stock, any director or the entire board may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 66
2
⁄
3
% of the voting power of all then outstanding shares of capital stock of the Combined Entity entitled to vote generally in the election of directors, voting together as a single class.

Voting
Except as otherwise required by law or the Current Charter, holders of PTAC Class A Common Stock and PTAC Class B Common Stock exclusively possess all voting power with respect to PTAC. Except as otherwise required by law or the Current Charter, the holders of PTAC Common Stock shall be entitled to one vote for each such share on each matter properly submitted to PTAC stockholders on which the holders of PTAC Common Stock are entitled to vote.

Except as otherwise required by law or the Current Charter, for so long as any shares of PTAC Class B Common Stock remain outstanding, PTAC may not, without first obtaining the prior vote or written consent of the holders of at least a majority of the then

Holders of the common stock will be entitled to cast one vote per share.

Except as otherwise required by applicable law, holders of the Combined Entity’s common stock will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of the Combined Entity’s preferred stock if the holders of such affected series of the Combined Entity’s preferred stock are exclusively entitled to vote thereon pursuant to the Proposed Charter or applicable law.

PTAC (Pre-Business Combination)	The Combined Entity (Post-Business Combination)
outstanding shares of PTAC Class B Common Stock, voting separately as a single class, amend, alter or repeal any provision of the Current Charter, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the PTAC Class B Common Stock.

Cumulative Voting
Delaware law allows for cumulative voting only if provided for in the Current Charter; however, the Current Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.

Special Meeting of the Board of Directors
Special meetings of the Board may be called by the Chairman of the Board or President and shall be called upon the written request of at least a majority of directors then in office or the sole director.	Special meetings of the Combined Entity’s board of directors may be called by the affirmative vote of a majority of the directors then in office, the Chairperson of the Combined Entity’s board of directors, if one is elected, or the Chief Executive Officer.

Stockholder Action by Written Consent
Under the Current Charter, any action required or permitted to be taken by the stockholders of PTAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the PTAC Class B Common Stock with respect to which action may be taken by written consent, and other than what may otherwise be provided for pursuant to the Current Charter relating to the rights of the holders of any outstanding series of preferred stock of PTAC or PTAC Class B Common Stock.	Subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of Combined Entity must be effected at an annual or special meeting of the stockholders and may not be effected by written consent.

Amendment to Certificate of Incorporation
Under Delaware law, an amendment to a charter generally requires the approval of a company’s board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Except as provided in the Current Charter, Article IX of the Current Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of Common Stock; and the powers, preferences or relative, participating, optional or other or special rights of the PTAC Class B Common Stock may only be amended with the approval of the holders of at least a majority of
Any amendment to the Proposed Charter will require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, provided that provisions in the Proposed Charter in Article VII (limitation on director liability) will require approval of the holders of at least 66
2
⁄
3
% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

PTAC (Pre-Business Combination)	The Combined Entity (Post-Business Combination)
the then-outstanding shares of PTAC Class B Common Stock.

Amendment of the Bylaws
The Board is expressly authorized to adopt, amend, alter or repeal the Current Bylaws. The Current Bylaws may also be adopted, amended, altered or repealed by the PTAC stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of PTAC entitled to vote generally in the election of directors, provided that the approval of at least 66.7% of PTAC’s then-outstanding shares of capital stock is required to amend Article VIII, which relates to indemnification matters.	Under the Proposed Charter, the Amended Bylaws can be amended or repealed by: (i) the board of the Combined Entity and (ii) an affirmative vote of stockholders holding 66
2
⁄
3
% of the voting power of then outstanding shares of capital stock, voting together as a single class, provided, if the board recommends that stockholders approve such amendment or repeal, an affirmative vote of stockholders holding only a majority of the voting power of then outstanding shares of capital stock, voting together as a single class, is required.

Quorum
Board of Directors
. A majority the Board constitutes a quorum at any meeting of the Board.

Stockholders
. The presence, in person or by proxy, at a stockholders’ meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; expect that when specified business is to be voted on by a class or series of stock voting together as a single class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Board of Directors.
A majority of the Combined Entity’s board of directors constitutes a quorum at any meeting of the Combined Entity’s board of directors.

Stockholders.
The presence, in person, by remote communication or by proxy, at a stockholders’ meeting of the holders of shares of issued and outstanding capital stock of Combined Entity representing a majority of the voting power of all issued and outstanding shares of capital stock of Combined Entity entitled to vote at such meeting constitutes a quorum.

Corporate Opportunities of Directors and Officers
To the extent permitted by law, PTAC renounces any expectancy that any of the PTAC directors or officers, or any of their respective affiliates, will offer any corporate opportunity to which he or she may become aware to PTAC, except with respect to any of the directors or officers of PTAC with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of PTAC and (i) such opportunity is one that PTAC is legally and contractually permitted to undertake and would otherwise be reasonable for PTAC to pursue and (ii) the director or officer is permitted to refer that opportunity to PTAC without violating any legal obligation.	The Proposed Charter and Amended Bylaws are silent with respect to corporate opportunities of directors and officers.

Special Stockholder Meetings
The Current Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, Chief Executive Officer of PTAC, or the Board pursuant to a resolution adopted by a majority of the Board.	Subject to the rights of any series of preferred stock, special meetings of the Combined Entity’s stockholders may be called solely by the Combined Entity’s board of directors pursuant to a resolution

PTAC (Pre-Business Combination)	The Combined Entity (Post-Business Combination)
adopted by a majority of the Combined Entity’s board of directors.

Notice of Stockholder Meetings
Written notice stating the place, if any, date and time of each meeting of PTAC stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by the DGCL.	Notice of each meeting of the Combined Entity’s stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the Combined Entity’s stockholders entitled to notice of the meeting.

Whenever notice is required to be given to any PTAC stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.	Without limiting the manner by which notice otherwise may be given to the Combined Entity’s stockholders, any notice to the Combined Entity’s stockholders given by Combined Entity shall be effective if given by electronic transmission in accordance with Section 232 of the DGCL. The notices of all meetings shall state the hour, date and place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
No business may be transacted at an annual meeting of PTAC stockholders, other than business that is either (i) specified in PTAC’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any PTAC stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Current Bylaws.

The PTAC stockholder must (i) give timely notice thereof in proper written form to the Secretary of PTAC and (ii) the business must be a proper matter for stockholder action. To be timely, a PTAC stockholder’s notice must be received by the Secretary at the principal executive offices of PTAC not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one-hundred
twentieth (120th) day before the anniversary date of the immediately preceding annual meeting; provided,

No business may be conducted at an annual meeting of the Combined Entity’s stockholders, other than business that is either (i) specified in the Combined Entity’s notice of meeting delivered pursuant to the Bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the board (or a committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder of the Combined Entity who is entitled to vote at the meeting, who complies with the notice procedures set forth in Amended Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Combined Entity.

The Combined Entity stockholder must (i) give timely notice thereof in proper written form to the Secretary of the Combined Entity, (ii) provide any updates or supplements to such notice at the times and in the form required by the Amended Bylaws and (iii) act in accordance with the representations set forth in the solicitation statement delivered to the

PTAC (Pre-Business Combination)	The Combined Entity (Post-Business Combination)
however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or the 10th day following public announcement of the date of the annual meeting, if later. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Current Bylaws.	Combined Entity. To be timely, a stockholder’s notice must be received at the principal executive offices of the Combined Entity not less than ninety (90) or more than one-hundred
twenty (120) days prior to the
one-year
anniversary of the preceding year’s annual meeting; provided however if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, the notice must be delivered not later than the ninetieth (90 th
) day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of such meeting was first made. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Amended Bylaws.

Stockholder Nominations of Persons for Election as Directors
Nominations of persons for election to the Board may be made (i) by or at the direction of the Board or (ii) by any stockholder of PTAC who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.

To give timely notice, a stockholder’s notice must be given to the Secretary of PTAC at the principal executive offices of PTAC either (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders (in most cases) and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made.
Nominations of persons for election to the Combined Entity’s board of directors may be made by any stockholder of the Combined Entity who provides a timely notice (i.e. provides notice which must be received in writing by the secretary of the Combined Entity at the Combined Entity’s principal executive officer not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (in most cases), is a stockholder of record on the date of giving such notice and on the record date for the determination of stockholders entitled to vote at such a meeting, and is entitled to vote at such meeting and on such election.

Limitation of Liability of Directors and Officers
The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Current Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL.

PTAC (Pre-Business Combination)	The Combined Entity (Post-Business Combination)
Indemnification of Directors and Officers
The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Current Charter provides that PTAC will indemnify each director and officer to the fullest extent permitted by applicable law.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Amended Bylaws provide that Combined Entity will indemnify each director and officer to the fullest extent permitted by applicable law.

Dividends
Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Current Charter provides that, subject to applicable law and the rights, if any, of outstanding shares of preferred stock, the holders of PTAC common stock will be entitled to receive dividends (payable in cash, property or capital stock of PTAC) when, as, and if declared by the Board from time to time out of any assets or funds of PTAC legally available for dividends.

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Proposed Charter provides dividends may be declared only when and as declared by the board of directors of the Combined Entity or any authorized committee thereof out of any assets or funds of the Combined Entity legally available for dividends.

Liquidation
Subject to applicable law and the rights, if any, of the holders of outstanding shares of preferred stock, the Current Charter provides that following the payment or provision for payment of the debts and other liabilities of PTAC in the event of an voluntary or involuntary liquidation, dissolution or winding up of PTAC, the holders of PTAC common stock shall be entitled to receive all the remaining assets of PTAC available for distribution to its stockholders, ratably in proportion to the number of shares of PTAC Class A Common Stock	Subject to applicable law and the preferential or other rights of any holders of preferred stock then outstanding, the Proposed Charter provides that upon the voluntary or involuntary liquidation, dissolution or winding up of the Combined Entity, the net assets of the Combined Entity shall be distributed pro rata to the holders of Combined Entity common stock.

PTAC (Pre-Business Combination)	The Combined Entity (Post-Business Combination)
(on an as converted basis with respect to the PTAC Class B Common Stock) held by them.

Supermajority Voting Provisions
The blank shell company provisions of the Current Charter (Article IX), provisions regarding business combinations with “interested stockholders” (i.e. a stockholder owning 15% or more of PTAC’s outstanding voting stock) (Article X) and provisions regarding indemnification (Article VIII) require the affirmative vote of a supermajority of the voting power of all outstanding shares of capital stock of PTAC. Article VIII of the Current Bylaws regarding indemnification require the affirmative vote of a supermajority of the voting power of all outstanding shares of capital stock of PTAC.	The affirmative vote of 66
2
⁄
3
% of the voting power of the shares of capital stock of Combined Entity that would then be entitled to vote in the election of directors at an annual meeting of stockholders will be required in order for the stockholders of Combined Entity to amend or real Article VII (limitation on directly liability) of the Proposed Charter and the Amended Bylaws.

Anti-Takeover Provisions and Other Stockholder Protections
The anti-takeover provisions and other stockholder protections in the Current Charter include the staggered board, a prohibition on stockholder action by written consent other than as relates to Class B Common Stock, and blank check preferred stock.

The Current Charter restricts PTAC from engaging in a “business combination” with an “interested stockholder” for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.
The anti-takeover provisions and other stockholder protections included in the Proposed Charter include a staggered board, a prohibition on stockholder action by written consent and blank check preferred stock. The Combined Entity will be subject to Section 203 of the DGCL.

Preemptive Rights
There are no preemptive rights relating to the capital stock of PTAC.	There are no preemptive rights relating to the capital stock of the Combined Entity.

Fiduciary Duties of Directors
Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the Board or any committee designated by the Board are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the Board or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information

PTAC (Pre-Business Combination)	The Combined Entity (Post-Business Combination)
The Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the DGCL, the Current Charter and the Current Bylaws.
protects directors from liability related to decisions made based on such records and other information.

The board of directors of the Combined Entity may exercise all such powers and do all such acts and things as may be exercised or done by the Combined Entity, subject to the DGCL, the Current Charter and the Current Bylaws.

Inspection of Books and Records
Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

Choice of Forum
The Current Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to: (i) any derivative action or proceeding brought on behalf of PTAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of PTAC to PTAC or PTAC stockholders, (iii) any action asserting a claim against PTAC, its directors, officers, or employees arising pursuant to any provision of the DGCL or the Current Charter or Current Bylaws and (iv) any action asserting a claim against PTAC, its directors, officers or employees governed by the internal affairs doctrine. In addition, the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction over any action arising under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act.	The Amended Bylaws generally designates Court of Chancery of the State of Delaware as the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Combined Entity, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any director officer, employee or stockholder of Combined Entity, (iii) any action asserting a claim against Combined Entity arising pursuant to any provision of the DCGL, the Proposed Charter or the Amended Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of any provisions in the Proposed Charter or Amended Bylaws, (v) any action asserting a claim against the Combined Entity that is governed by the internal affairs doctrine and (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. In addition, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY
Ticker Symbol and Market Price
PTAC’s Units, Class A Common Stock and Public Warrants are currently listed on the Nasdaq under the symbols “PTOCU”, “PTOC” and “PTOCW,” respectively.
The closing price of the Units, Class A Common Stock and Public Warrants on December 6, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.01, $9.77, and $0.78, respectively. As of                  , 2022, the record date for the Special Meeting, the most recent closing price of the Units, Class A Common Stock and Public Warrants was $        , $        , and $        , respectively.
Holders of the Units, Class A Common Stock and Public Warrants should obtain current market quotations for their securities. The market price of PTAC’s securities could vary at any time before the Business Combination.
Dividend Policy
We have not paid any cash dividends on shares of PTAC Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to the completion of the Business Combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding (i) the actual beneficial ownership of PTAC Common Stock as of September 30, 2021 (the “
Ownership Date
”), which is prior to the Closing
(pre-Business
Combination) and (ii) expected beneficial ownership of the Combined Entity’s common stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of PTAC Common Stock or of the Combined Entity’s common stock;

•	each of our current directors and executive officers;

•	each person who will (or is expected to) become a director or executive officer of the Combined Entity following the Closing; and

•	all directors and executive officers of PTAC as a group pre-Business Combination and all directors and executive officers of the Combined Entity post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of shares of PTAC Common Stock
pre-Business
Combination is based on 43,125,000 issued and outstanding shares of PTAC Common Stock as of September 30, 2021. The beneficial ownership of shares of PTAC Common Stock immediately following Closing is based on 120,625,000 shares (assuming no redemption) and 96,917,025 shares (assuming maximum redemption) to be outstanding (calculated as of the Record Date and subject to adjustment as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration
.”) and assumes (i) the issuance of 70,000,000 shares, as described in more detail under the heading titled “
The Business Combination Proposal — Acquisition of Tomorrow.io; Merger Consideration,”
(ii) the issuance of 7,500,000 shares of Class A Common Stock in the PIPE Investment and (iii) no exercise of the 11,500,000 Public Warrants that will remain outstanding post-Business Combination, which will become exercisable at the holder’s option on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the PTAC IPO at an exercise price of $11.50 per share, provided that the Combined Entity has an effective registration statement under the Securities Act covering the shares of the Combined Entity’s common stock issuable upon exercise of the Public Warrants or Private Placement Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/prospectus. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by PTAC’s existing stockholders in PTAC will be different.
Unless otherwise indicated, PTAC believes that all persons named in the table have sole voting and investment power with respect to all PTAC Common Stock beneficially owned by them.

	Pre-Business Combination				Successor Post-Business Combination
	PTAC Class A Common Stock		PTAC Class B Common Stock		Assuming No Redemption		Assuming 100% Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of PTAC Common Stock	Number of Shares Beneficially Owned	% of Outstanding Shares of PTAC Common Stock	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of PTAC:
Christopher Longo	—	—	—	—	—	—	—	—
Ciro M. DeFalco	—	—	—	—	—	—	—	—

	Pre-Business Combination					Successor Post-Business Combination
	PTAC Class A Common Stock		PTAC Class B Common Stock			Assuming No Redemption			Assuming Max Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of PTAC Common Stock	Number of Shares Beneficially Owned		% of Outstanding Shares of PTAC Common Stock	Number of Shares		%	Number of Shares		%
Adam Karkowsky	—	—	—		—	—		—	—		—
J. Eric Smith	—	—	—		—	—		—	—		—
Bradley Tusk	—	—	—		—	—		—	—		—
Nicolas D. Zerbib	—	—	—		—	—		—	—		—
All Directors and Executive Officers of PTAC as a Group (6 Individuals )	—	—	—		—	—		—	—		—
Directors and Executive Officers of Combined Entity After Consummation of the Business Combination:
Shimon Elkabetz	—	—	—		—			%			%
Rei Goffer	—	—	—		—			%			%
Itai Zlotnik	—	—	—		—			%			%
Stephen Gregorio	—	—	—		—			%			%
Leigha Kemmett	—	—	—		—			%			%

All Directors and Executive Officers of Combined Entity as a Group ( Individuals)
Five Percent Holders:
Pine Technology Sponsor LLC	—	—	8,625,000	(2)	100.0%	11,375,000	(3)	9.4%	11,375,000	(3)	11.7%
Peel Acquisition Company II, LLC	—	—	8,625,000	(2)	100.0%	11,375,000	(3)	9.4%	11,375,000	(3)	11.7%
Trident Pine Acquisition, L.P.	—	—	8,625,000	(2)	100.0%	11,375,000	(3)	9.4%	11,375,000	(3)	11.7%
Saba Capital Management, L.P. and affiliates (4)	1,981,121	5.7%	—		—	1,981,121		1.6%	1,981,121		2.0%
Magnetar Financial LLC and affiliates (5)	1,767,075	5.1%	—		—	1,767,075		1.5%	1,767,075		1.8%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Pine Technology Acquisition Corp. 260 Lena Drive, Aurora, Ohio 44202.
(2)
Represents PTAC Class B Common Stock held by the Sponsor, which holds the voting and investment power over such PTAC Class B Common Stock. Pine Technology Sponsor LLC is the record holder of the shares reported herein. Each of PTAC’s directors and officers have direct or indirect membership interests in Pine Technology Sponsor LLC. Peel Acquisition Company II, LLC and Trident Pine Acquisition, L.P. are the managing members of Pine Technology Sponsor LLC and, together, have voting and investment discretion with respect to the common stock held of record by Pine Technology Sponsor LLC. Barry D. Zyskind is the manager of Peel Acquisition Company II, LLC. Trident Pine GP, LLC is the general partner of Trident Pine Acquisition, L.P. Trident VII, L.P. and Trident VII Parallel Fund, L.P. (the “
Trident VII Partnerships
”) are the majority members of Trident Pine GP, LLC. Trident Capital VII, L.P. (“
Trident VII GP
”) is the general partner of the Trident VII Partnerships. Pursuant to certain management agreements, Stone Point Capital LLC, the investment manager of the Trident VII Partnerships, has received delegated authority by Trident VII GP relating to the Trident VII Partnerships, provided that the delegated discretion to exercise voting rights may not be exercised on behalf of any of the Trident VII Partnerships without first receiving direction from the Investment Committee of the Trident VII GP or a majority of the general partners of the Trident VII GP. The management agreements do not delegate any power with respect to the disposition of Class A common stock or Class B common stock held by the Trident VII Partnerships. Nicolas D. Zerbib is a member and managing director of Stone Point Capital LLC and one of five general partners of the Trident VII GP. Each of PTAC’s directors and officers disclaims any beneficial ownership of any shares held by Pine Technology Sponsor LLC except to the extent of his or her ultimate pecuniary interest.
(3)	Includes 2,750,000 shares of PTAC Class A Common Stock purchased by Sponsor in the PIPE Investment.
(4)
Based solely upon information contained in the Schedule 13G jointly filed with the SEC on November 26, 2021 by Saba Capital Management, L.P., Boaz R. Weinstein and Saba Capital Management GP, LLC. The address of the business office of each of the foregoing reporting persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(5)
Based solely upon information contained in the Schedule 13G jointly filed with the SEC on January 28, 2022 by Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz. The address of the business office of each of the foregoing reporting persons is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
PTAC
On December 30, 2020, the Sponsor purchased an aggregate 8,625,000 Founders Shares for a total purchase price of $25,000, or approximately $0.003 per share. The number of Founders Shares outstanding was determined based on the expectation that the total size of the PTAC IPO would be a maximum of 34,500,000 shares of PTAC Class A Common Stock if the underwriters’ over-allotment option were exercised in full, and therefore that such Founders Shares would represent 20% of the issued and outstanding shares of PTAC Common Stock (excluding shares issuable upon exercise of Private Placement Warrants) after such offering.
The Sponsor purchased 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrants, or $8,899,999.50 in the aggregate, in a private placement that closed simultaneously with the PTAC IPO. The Private Placement Warrants may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our initial business combination.
Following the closing of the PTAC IPO, we pay the Sponsor $10,000 per month for office space, administrative and support services pursuant to the terms of an administrative services agreement between us and an affiliate of the Sponsor. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
No finder’s fees, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation paid by us to our Sponsor, directors or officers or our or any of their respective affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket
expenses related to identifying, investigating and completing an initial business combination. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates.
On December 30, 2020, PTAC issued an unsecured promissory note (the “
Promissory Note
”) in the amount of $600,000 to the Sponsor to be used for a portion of the expenses of the PTAC IPO. The Promissory Note was non-interest
bearing, unsecured and was due at the earlier of June 30, 2022 or the closing of the PTAC IPO. The Promissory Note was fully repaid on March 15, 2021.
On December 6, 2021, PTAC issued the Note in the principal amount of $350,000 to the Sponsor. The Note bears interest at 0.33% per annum and is repayable in full at the earlier of (i) March 15, 2023 or (ii) the date on which PTAC consummates an initial business combination as contemplated by the Current Charter.
In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, founders, directors and officers or any of their respective affiliates may, but none of them are obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity (the “
Working Capital Warrants
”) at a price of $1.50 per warrant at the option of the lender. The Working Capital Warrants would be identical to the Private Placement Warrants issued to our Sponsor. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than the Sponsor, founders, directors and officers or any of their respective affiliates as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. As of December 7, 2021, the only outstanding loan was the Note. Following the Closing, our Sponsor, founders, directors and officers or any of their respective affiliates would be entitled to the repayment of any working capital loan and advances that have been made to PTAC and remain outstanding.

Any of the foregoing payments to the Sponsor, repayments of loans from the Sponsor or repayments of working capital loans prior to our initial business combination will be made using funds held outside the trust account.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Entity. The directors of the post-combination business will determine executive and director compensation.
In connection with the Business Combination, as part of the PIPE Investment, our Sponsor has entered into a PIPE Subscription Agreement to purchase an aggregate of 2,750,000 shares of PTAC Class A Common Stock at a purchase price of $10 per share or $27,500,000 in a private placement that would occur concurrently with the consummation of our initial business combination.
In connection with the Closing, Sponsor and certain other stockholders will enter into the Registration Rights Agreement with PTAC and Tomorrow.io, pursuant to which such stockholders can each request to sell all or any portion of their registrable securities in an underwritten offering under certain circumstances and will each also have piggyback registration rights for these securities. In addition, following the consummation of the Business Combination, the Combined Entity is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Combined Entity. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by such agreement and the Merger Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of the Combined Entity’s securities.
In connection with the execution of the Merger Agreement, the Tomorrow.io Supporting Stockholders and PTAC entered into the Tomorrow.io Support Agreements. Under the Tomorrow.io Support Agreements, each Tomorrow.io Supporting Stockholder agreed to execute and deliver a written consent with respect to the Subject Tomorrow.io Shares approving the Merger Agreement and the transactions contemplated thereby, which consent shall be effective as of the first business day following the SEC declaring this proxy statement/prospectus effective. In addition to the foregoing, each Tomorrow.io Supporting Stockholder agreed that at any meeting of the holders of Tomorrow.io capital stock, each such Tomorrow.io Supporting Stockholder will appear at the meeting, in person or by proxy, and cause its Subject Tomorrow.io Shares to be voted (i) to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination (ii) against any alternative transaction and (iii) against any action or agreement that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement. The Subject Tomorrow.io Shares owned by the Tomorrow.io Supporting Stockholders and subject to the Tomorrow.io Support Agreements represent over 73% of the outstanding voting power of Tomorrow.io Stock. In addition, the Tomorrow.io Support Agreements prohibit the Tomorrow.io Supporting Stockholders from, among other things: (i) entering into any voting agreement or voting trust with respect to the Subject Tomorrow.io Shares that is inconsistent with their obligations under the Tomorrow.io Support Agreements; (ii) granting a proxy or power of attorney with respect to any of the Subject Tomorrow.io Shares that is inconsistent with their obligations under the Tomorrow.io Support Agreements; (iii) entering into any agreement that is otherwise inconsistent with, or would interfere with, or prohibit or prevent them from satisfying, their obligations under the Tomorrow.io Support Agreements, (iv) transferring any of the Subject Tomorrow.io Shares and (v) entering into any contract or option that would require the transfer of the Subject Tomorrow.io Shares.
In connection with the execution of the Merger Agreement, Sponsor, PTAC and Tomorrow.io entered into the PTAC Support Agreement. Under the PTAC Support Agreement, Sponsor has agreed to vote, at any meeting of the stockholders of PTAC, all of Sponsor’s PTAC Common Stock (i) in favor of the Merger Agreement, certain proposals requiring approval by the stockholders of PTAC in connection with Business Combination and the transactions contemplated by the Merger Agreement and PTAC Support Agreement, and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and the approval of each of the proposals set forth in this proxy statement/prospectus. The shares of PTAC Common Stock owned by Sponsor and subject to the PTAC Support Agreement represents 20.0% of the outstanding voting power of PTAC Common Stock. In addition, the PTAC Support Agreement prohibits Sponsor from, among other things, selling, assigning or transferring any PTAC Common Stock held by Sponsor or taking any action that would prevent or disable Sponsor from performing its obligations thereunder.
In connection with the Closing, certain stockholders of Tomorrow.io and Sponsor will enter into the
Lock-Up
Agreements with PTAC, pursuant to which the stockholder parties thereto and Sponsor will agree to not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise, for a period of one year after the Closing. The restrictions contained in the
Lock-Up
Agreements do not apply if the closing price of PTAC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the date of Closing. Shares of PTAC Common Stock held by stockholders of Tomorrow.io that do not enter into
Lock-Up
Agreements will be subject to substantially similar restrictions pursuant to the Proposed Bylaws.
Tomorrow.io
The following is a summary of transactions since January 1, 2019 to which Tomorrow.io has been a participant, in which:

•	the amount involved exceeded or will exceed $120,000; and

•
any of its directors, executive officers, or holders of more than 5% of its capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation of Tomorrow.io” or that were approved by its compensation committee.

Tomorrow.io believes the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length
transactions.
Series D Financing
On March 15, 2021, Tomorrow.io entered into a Series D Preferred Stock Purchase Agreement pursuant to which Tomorrow.io issued an aggregate of 11,097,399 shares of Tomorrow.io Series D preferred stock at $6.2703 per share and granted 4,280,673 warrants to the investors. The participants in this preferred stock financing include certain holders of more than 5% of Tomorrow.io’s capital stock or entities related to Tomorrow.io’s directors. The following table sets forth the aggregate number of shares of Tomorrow.io Series D preferred stock issued to these related persons in this preferred stock financing:

Name	Shares	Aggregate Purchase Price	Date of Issuance
Stonecourt HCM II Partners LP	2,812,465	$17,634,999.29	March 15, 2021
Stonecourt HCM II Partners LP	4,154,061	$26,047,208.69	April 12, 2021
Standard Weather Holdings LLC	3,987,050	$24,999,999.62	April 12, 2021

Series C Financing
On July 24, 2020, Tomorrow.io entered into a Series C Preferred Stock Purchase Agreement pursuant to which Tomorrow.io issued an aggregate of 12,043,718 shares of Tomorrow.io Series C preferred stock at a purchase price of $3.9304 per share. The participants in this preferred stock financing include certain holders of more than 5% of Tomorrow.io’s capital stock or entities related to Tomorrow.io’s directors. The following table sets forth the aggregate number of shares of Tomorrow.io Series C preferred stock issued to these related persons in this preferred stock financing:

Name	Shares	Aggregate Purchase Price	Date of Issuance
Entities affiliated with Pitango Growth II Fund, L.P.	2,544,271	$10,000,002.74	July 24, 2020
Entities affiliated with Square Peg Global 2015 Trust	254,427	$999,999.88	July 24, 2020
Entities affiliated with Square Peg Global 2015 Trust	2,798,698	$11,000,002.62	August 31, 2020
Entities affiliated with Square Peg Global 2015 Trust	3,053,125	$12,000,002.50	April 15, 2021
Entities affiliated with Pitango Growth II Fund, L.P.	2,544,271	$10,000,002.74	July 23, 2021
Series
B-1
Financing
On April 4, 2019, Tomorrow.io entered into a Series
B-1
Preferred Stock Purchase Agreement pursuant to which Tomorrow.io issued an aggregate of 4,962,302 shares of Tomorrow.io Series
B-1
preferred stock at a purchase price of $3.9161 per share. The participants in this preferred stock financing include certain holders of more than 5% of Tomorrow.io’s capital stock or entities related to Tomorrow.io’s directors. The following table sets forth the aggregate number of shares of Tomorrow.io Series
B-1
preferred stock issued to these related persons in this preferred stock financing:

Name	Shares	Aggregate Purchase Price	Date of Issuance
Entities affiliated with Square Peg Global 2015 Trust	714,997	$2,800,000.00	June 10, 2019
Entities affiliated with Square Peg Global 2015 Trust	893,745	$3,499,994.79	August 1, 2019
Entities affiliated with Square Peg Global 2015 Trust	800,000	$3,132,880.00	May 15, 2020
Consulting Agreement with Eyal Shavit
Tomorrow.io entered into consulting agreements with companies controlled by Eyal Shavit, who is a member of Tomorrow.io’s board of directors. The consulting agreements provided targeted strategic business development. The total amounts paid under these agreements was less than $500,000. The consulting agreements were terminated in 2019.
Investors’ Rights, Voting and Right of First Refusal Agreements
In connection with Tomorrow.io’s Series
B-1,
C and D preferred stock financing, Tomorrow.io entered into investors’ rights, voting and right of first refusal and co-sale
agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with holders of Tomorrow.io’s preferred stock and certain holders of its common stock.
Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance
In connection with this Business Combination, Combined Entity will enter into indemnification agreements with each of Combined Entity’s executive officers and directors. The indemnification agreements, the Proposed Charter and Amended Bylaws to be in effect upon completion of the Business Combination will require that Combined Entity indemnify its directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the Amended Bylaws will also require Combined Entity to advance expenses incurred by its directors and officers. Combined Entity will also maintain a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Policies and Procedures for Related Party Transactions
Upon consummation of the Business Combination, the Combined Entity will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which the Combined Entity or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $X, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to the Combined Entity or any of its subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Combined Entity’s officers or one of the Combined Entity’s directors;

•	any person who is known by the Combined Entity to be the beneficial owner of more than five percent (5%) of its voting stock; and

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
daughter-in-law,
brother-in-law
or
sister-in-law
of a director, executive officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

The Combined Entity will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.
It is anticipated that under the related person transaction policy, the related person in question or, in the case of transactions with a beneficial holder of more than 5% of the Combined Entity’s voting stock, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to the Combined Entity’s audit committee (or to another independent body of the Combined Entity Board) for review. To identify related person transactions in advance, the Combined Entity expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, the Combined Entity’s audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Combined Entity;

•
whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Combined Entity than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Combined Entity of, the transaction; and

•
any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Combined Entity’s audit committee will approve only those transactions that it determines are fair to and in the best interests in the Combined Entity.
Investors Rights Agreement
In connection with the initial closing of the Series D Preferred Stock financing, Tomorrow.io entered into a Fifth Amended and Restated Investors Rights Agreement (as amended, the “
Investors Rights Agreement
”) with certain of its investors, including its 5% stockholders. Pursuant to the Investors Rights Agreement, the investors were granted certain demand and registration rights as well as certain information rights. Pursuant to the Merger Agreement and the Tomorrow.io Support Agreements, Tomorrow.io and its investors have agreed to terminate the Investors Rights Agreement at the Closing.
Voting Agreement
In connection with the initial closing of the Series D Preferred Stock financing, Tomorrow.io entered into a Fourth Amended and Restated Voting Agreement (the “
Voting Agreement
”) with certain of its investors, including its 5% stockholders. Pursuant to the Voting Agreement, certain investors were given the right to designate certain members of Tomorrow.io’s board of directors. Pursuant to the Merger Agreement and the Tomorrow.io Support Agreements, Tomorrow.io and its investors have agreed to terminate the Voting Agreement at the Closing.
Policies for Approval of Related Party Transactions
Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more of its capital stock and their affiliates, each a related party. Prior to this transaction, the material facts as to the related party’s relationship or interest in the transaction are disclosed to its board of directors prior to their consideration of such transaction, and the transaction is not considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.
Policies and Procedures for Related Party Transactions
Upon the Closing, the Combined Entity will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “
Related Person Transaction
” is a transaction, arrangement or relationship in which Combined Entity or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of Combined Entity’s officers or one of Combined Entity’s directors;

•	any person who is known by Combined Entity to be the beneficial owner of more than five percent (5%) of its voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
daughter-in-law,
brother-in-law
or
sister-in-law
of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The Combined Entity will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

ADDITIONAL INFORMATION
Submission of Stockholder Proposals
The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
Future Stockholder Proposals
We anticipate that the 2023 annual meeting of stockholders will be held no later than                 , 2023. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule
14a-8
of the Exchange Act and the Amended Bylaws. Assuming the meeting is held on or about                 , 2023, such proposals must be received by the Combined Entity at its offices at c/o The Tomorrow Companies Inc., 9 Channel Center Street, 7th Floor, Boston, Massachusetts 02210, within a reasonable time before the Combined Entity begins to print and send its proxy materials for the meeting.
In addition, the Amended Bylaws, which will be effective upon the Closing, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Combined Entity not later than the close of business on the 90 th
day nor earlier than the close of business 120
th
day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after such anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no later than the close of business on the later of the 90 th
day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made. Thus, for our 2023 annual meeting of stockholders, notice of a proposal must be delivered to our Secretary no later than                 , 2023 and no earlier than                 , 2023. The Chairperson of the Combined Entity’s board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Further, the Amended Bylaws, which will be effective upon the Closing, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Combined Entity, not later than the close of business on the 90 th
day nor earlier than the close of business on the 120
th
day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no later than the close of business on the later of the 90 th
day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. Thus, for our 2023 annual meeting of stockholders, notice of a nomination must be delivered to our Secretary no later than                 , 2023 and no earlier than                 , 2023. The Chairperson of the Combined Entity’s board of directors may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.
Stockholder Communications
Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management
directors as a group by writing to the Board or committee chairperson in care of Pine Technology Acquisition Corp., 260 Lena Drive, Aurora, Ohio 44202. Following the Business Combination, such communications should be sent to The Tomorrow Companies Inc., 9 Channel Center Street, 7
th
Floor, Boston,

MA 02127. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management
directors.
Legal Matters
The validity of the shares of PTAC Class A Common Stock to be issued in connection with the Business Combination will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.
Experts
The financial statements of Pine Technology Acquisition Corp. as of December 31, 2020, and for the period from December 31, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
The financial statements of The Tomorrow Companies Inc. as of December 31, 2019 and December 31, 2020, and for the years then ended appearing in this proxy statement/prospectus have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Remote Sensing Solutions, Inc. as of December 31, 2020, and for the year then ended appearing in this proxy statement/prospectus have been audited by Jardim & Marotta, LLC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, PTAC and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, PTAC will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify PTAC of their requests by calling or writing PTAC at its principal executive offices 260 Lena Drive, Aurora, Ohio 44202; telephone:
212-402-8216.
Transfer Agent and Registrar
The registrar and transfer agent for the shares of PTAC Common Stock and the warrant agent for the PTAC Warrants is Continental Stock Transfer & Trust Company. PTAC has agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read PTAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at
http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact PTAC by telephone or in writing:
You may also obtain these documents by requesting them in writing or by telephone from PTAC’s proxy solicitation agent at the following address and telephone number:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-8129
Banks and Brokers may call collect: (212) 750-5833
If you are a stockholder of PTAC and would like to request documents, please do so by one week prior to the Special Meeting in order to receive them before the Special Meeting. If you request any documents from PTAC, PTAC will mail them to you by first class mail, or by another equally prompt means.
This document is a proxy statement/prospectus of PTAC for the Special Meeting. PTAC has not authorized anyone to give any information or make any representation about the Business Combination, PTAC or Tomorrow.io that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

PINE TECHNOLOGY ACQUISITION CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Pine Technology Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Pine Technology Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, stockholders’ equity and cash flows for the period from December 30, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 30, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
January 19, 2021

PINE TECHNOLOGY ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020

Assets:
Current Assets
Stock subscription receivable	$25,000

Total Current Assets	25,000
Deferred offering costs	28,860

Total Assets	$53,860

Liabilities and Stockholder’s Equity
Accrued offering costs and expenses	$30,800

Total Current Liabilities	30,800

Commitments and Contingencies (Note 6)

Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 8,625,000 shares issued and outstanding (1)	863
Additional paid-in capital	24,137
Accumulated deficit	(1,940)

Total Stockholder’s Equity	23,060

Total Liabilities and Stockholder’s Equity	$53,860

(1)	Includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 7).
The accompanying notes are an integral part of the financial statements.

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4

PINE TECHNOLOGY ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM DECEMBER 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation costs	$1,940

Net loss	$(1,940)

Basic and diluted weighted average shares outstanding (1)	7,500,000

Basic and diluted net loss per share	$(0.00)

(1)	Excludes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 7).
The accompanying notes are an integral part of the financial statements.

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5

PINE TECHNOLOGY ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

	Class B Common Stock		Additional Paid-In Capital	Accumulated Equity	Stockholder’s Equity
	Shares (1)	Amount
Balance as of December 30, 2020 (inception)	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	(1,940)	(1,940)

Balance as of December 31, 2020	8,625,000	$863	$24,137	$(1,940)	$23,060

(1)	Includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 7).
The accompanying notes are an integral part of the financial statements.

F-
6

PINE TECHNOLOGY ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM DECEMBER 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash flows from operating activities:
Net loss	$(1,940)
Changes in current assets and liabilities:
Accrued offering costs and expenses	1,940

Net cash used from operating activities	—

Net change in cash	—
Cash, beginning of the period	—

Cash, end of the period	$—

Supplemental disclosure of cash flow information:
Increase in stock subscription receivable for issuance of Class B ordinary shares	$25,000

Accrued deferred offering costs	$28,860

The accompanying notes are an integral part of the financial statements.

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7

PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Business Operations
Pine Technology Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on December 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any Business Combination target with respect to the Business Combination.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 30, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Proposed Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income
in the form of interest income on cash and cash equivalents from the proceeds derived from the proposed public offering (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Pine Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 30,000,000 units at $10.00 per unit (the “Units”) (or 34,500,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3 (the “Proposed Public Offering”), and the sale of 5,333,333 private placement warrants (or 5,933,333 private placement warrants if the over-allotment option is exercised in full) (the “Private Placement Warrants”) to the Sponsor, at a price of $1.50 per Private Placement Warrant in a private placement that will close simultaneously with the Proposed Public Offering. Each Unit consists of one share of the Class A common stock and one-third of
one redeemable warrant. Each whole warrant entitles the holder to purchase one share of the Class A common stock at a price of $11.50 per share.
The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of any deferred underwriting discount and taxes payable on the income earned on the Trust Account). However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
Upon the closing of the Proposed Public Offering, management has agreed that an aggregate of $10.00 per Unit sold in the Proposed Public Offering will be held in a trust account (“Trust Account”) and may only be invested in U.S. “government securities”, within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the Proposed Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company’s initial Business Combination, (b) the redemption of any shares of the Company’s Class A common stock sold in the Proposed Public Offering (the “public shares”) properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Company’s public

F-
8

PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Business Operations
 (cont.)

shares if it does not complete its initial Business Combination within the Completion Window (as defined below) or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial
Business Combination activity, and (c) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within the Completion Window, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors which would have priority over the claims of the Company’s public stockholders.
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (net of permitted withdrawals), divided by the number of then outstanding public shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.00 per public share.
The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company will have 24 months from the closing of the Proposed Public Offering (unless extended in accordance with the amended and restated certificate of incorporation) to complete an initial Business Combination (the “Completion Window”). However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The initial stockholders, directors and officers have entered into a letter agreement with the Company, pursuant to which they have agreed to: (1) to waive their redemption rights with respect to any founder shares (as described in Note 5) and public shares held by them, as applicable, in connection with the completion of the initial Business Combination; (2) to waive their redemption rights with respect to any founder shares and public shares held by them in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to provide for the redemption of the public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the initial Business Combination within the

F-
9

PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Business Operations
 (cont.)

Completion Window; and (3) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if the Company fails to complete the initial Business Combination within the Completion Window (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window). If the Company submits the initial Business Combination to the public stockholders for a vote, the initial stockholders, directors and officers have agreed to vote any founder shares and any public shares held by them in favor of the initial Business Combination.
The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the Trust Account (whether any such waiver is enforceable) and except as to any claims under the indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations.
Going Concern Consideration
As of December 31, 2020, the Company had $0 in cash and a working capital deficit of $5,800 (excluding deferred offering costs). The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the issuance date of the financial statements. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3 and issuance of an unsecured promissory note with principal up to $600,000 to the Sponsor as discussed in Note 5. Management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or a minimum of one year from the date of issuance of these financial statements. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Completion Window. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of

F-
10

PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 2 — Significant Accounting Policies
 (cont.)

certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth
companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Deferred Offering Costs
Deferred offering costs consist of accounting and legal expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.
Net Loss Per Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,125,000 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 7). At December 31, 2020,

F-1
1

PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 2 — Significant Accounting Policies
 (cont.)

the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Income Taxes
The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to
be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction.
The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The provision for income taxes was deemed to be immaterial for the period from December 30, 2020 (inception) through December 31, 2020.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Risks and Uncertainties
Management is currently evaluating the impact of the
COVID-19 pandemic
and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Proposed Public Offering
In the Proposed Public Offering, the Company will offer for sale up to 30,000,000 units, (or 34,500,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each unit that the Company is offering has a price of $10.00 and consists of one share of Class A common stock, and one-third of
one redeemable warrant. Each whole warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the Proposed Public Offering and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.
Note 4 — Private Placement
The Company’s Sponsor has committed to purchase an aggregate of 5,333,333 (or 5,933,333 if the underwriters’ over-allotment option is exercised in full) Private Placement Warrant at a price of $1.50 per Private Placement Warrant (approximately $8,000,000 in the aggregate or $8,900,000 in the aggregate if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant entitles the holder to purchase one share of the Class A common stock at a price of $11.50 per share. The Private Placement Warrants will be non-redeemable
in certain circumstances so long as they are held by the Sponsor or its permitted transferees. The Private Placement Warrants may also be exercised by the Sponsor and its permitted transferees for cash or on a “cashless basis”. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the Units in the Proposed Public Offering, including as to exercise price, exercisability and exercise period.
The initial stockholders, directors and officers have entered into a letter agreement with the Company, pursuant to which they have agreed to: (1) to waive their redemption rights with respect to any founder shares and public shares held by them, as applicable, in connection with the completion of the initial Business Combination; (2) to waive their redemption rights with respect to any founder shares and public shares held by them in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to provide for the redemption of the public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the initial Business Combination within the Completion Window; and (3) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if the Company fails to complete the initial Business Combination within the Completion Window (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window). If the Company submits the initial Business Combination to the public stockholders for a vote, the initial stockholders, directors and officers have agreed to vote any founder shares and any public shares held by them in favor of the initial Business Combination.
Note 5 — Related Party Transactions
Founder Shares
On December 31, 2020, the Company’s Sponsor subscribed an aggregate of 8,625,000 founder shares for a total purchase price of $25,000. The founder shares include an aggregate of up to 1,125,000 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full. The Sponsor has not paid the amount as of December 31, 2020. The Company recorded $25,000 in stock subscription receivable accordingly.

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PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 5 — Related Party Transactions
 (cont.)

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the reported closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date, following the completion of the Company’s initial Business Combination, on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
The Company’s Sponsor has agreed to loan the Company an aggregate of up to $600,000 to be used for a portion of the expenses of the Proposed Public Offering. The loan is non-interest bearing,
unsecured and due at the earlier of June 30, 2022 or the closing of the Proposed Public Offering. The Company intends to repay the loan upon the closing of the Proposed Public Offering out of offering proceeds not held in the Trust Account. As of December 31, 2020, the Company had not borrowed any amount under the promissory note.
Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, the founders, certain of the Company’s officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. At December 31, 2020, no such Working Capital Loans were outstanding.
Administrative Service Fee
The Company has agreed to pay an affiliate of its Sponsor, commencing on the date of the prospectus, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Company’s Business Combination or its liquidation, the Company will cease paying these monthly fees.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of the founder shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the founder shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering requiring the Company to register such securities

F-1
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PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 6 — Commitments and Contingencies
 (cont.)

for resale (in the case of the founder shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.
Underwriters Agreement
The underwriters have a
45-day option
from the date of the Proposed Public Offering to purchase up to an additional 4,500,000 units to cover over-allotments, if any.
The underwriters will be entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Proposed Public Offering, or $6,000,000 (or up to $6,900,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriters will be entitled to a deferred underwriting discount of three and one-half
percent (3.5%) of the gross proceeds of the Proposed Public Offering, or $10,500,000 (or up to $12,075,000 if the underwriters’ over-allotment is exercised in full), held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.
Note 7 — Stockholder’s Equity
Preferred Stock
 — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At December 31, 2020, there were no shares of preferred shares issued or outstanding.
Class
 A Common Stock
 — The Company is authorized to issue a total of 240,000,000 shares of Class A common stock at par value of $0.0001 each. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class
 B Common Stock
 — The Company is authorized to issue a total of 60,000,000 shares of Class B common stock at par value of $0.0001 each. As of December 31, 2020, the Company issued 8,625,000 Class B common stock to its initial stockholders for $25,000, or approximately $0.003 per share. The founder shares include an aggregate of up to 1,125,000 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full.
The Company’s Sponsor, directors and officers have agreed not to transfer, assign or sell their founder shares until the earlier to occur of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading day
period commencing at least 150 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of its initial Business Combination on a one-for-one basis,
subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in

F-1
5

PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 7 — Stockholder’s Equity
 (cont.)

excess of the amounts sold in the Proposed Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the total number of all shares of common stock outstanding upon completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination in consideration for such seller’s interest in the Business Combination target and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.
Holders of the Class B common stock and holders of the Class A common stock will vote together as a single class, except as required by applicable law or stock exchange rule.
Warrants
 — No warrants are currently outstanding. Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founder shares held by the Company’s initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (the “Market Value”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and (ii) the $18.00 per share redemption trigger price described under “— Redemption of Warrants for Cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable on the later of 12 months from the closing of the Proposed Public Offering or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company’s satisfying the obligations described above with respect to registration. No warrant will be exercisable for cash or on a “cashless basis,” and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is

F-1
6

PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 7 — Stockholder’s Equity
 (cont.)

available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the share of Class A common stock underlying such Unit.
Redemption of Warrants for Cash.
Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the warrants become redeemable, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise.
If the Company calls the warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the fair market value of the Class A common stock, over the exercise price of the warrants by (y) the fair market value of the Class A common stock. The fair market value means the volume weighted average price of Class A common stock as reported during the ten-trading
day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

PINE TECHNOLOGY ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2021 (Unaudited)	December 31, 2020 (Audited)
Assets:
Current Assets:
Cash	$481,676	$—
Prepaid Expenses	314,579	—
Share subscription receivable	—	25,000
Total current asset s	796,255	25,000
Deferred offering costs associated with IPO	—	28,860

Prepaid expenses — Non-current	127,366	—
Cash held in Trust Account	345,055,688	—

Total Assets	$345,979,309	$53,860

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$204,157	$30,800

Total current liabilities	204,157	30,800
Warrant liabilities	15,525,988	—
Deferred underwriters’ discount	12,075,000	—

Total liabilities	27,805,145	30,800

Commitments
Class A Common Stock subject to possible redemption 34,500,000 and 0 shares at redemption value, respectively	345,055,688	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 0 shares issued and outstanding (excluding 34,500,000 shares subject to possible redemption) at September 30, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 8,625,000 shares issued and outstanding at September 30, 2021 and December 31, 2020	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(26,882,387)	(1,940)

Total stockholders’ (deficit) equity	(26,881,524)	23,060

Total Liabilities and Stockholders’ (Deficit) Equity	$345,979,309	$53,860

The accompanying notes are an integral part of the unaudited condensed financial statements.

PINE TECHNOLOGY ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended September 30, 2021	Nine months ended September 30, 2021
Formation and operating costs	$639,593	$799,820

Loss from operations	(639,593)	(799,820)

Other Income (Loss)
Interest income	25,784	55,688
Excess fair value over cash received for private placement warrants	—	(355,999)
Change in fair value of warrant liabilities	2,025,330	8,680,011
Offering expenses related to warrant issuance	—	(844,080)

Total other income	2,051,114	7,535,620

Net income	$1,411,521	$6,735,800

Weighted average shares outstanding, Class A common stock subject to possible redemption	34,500,000	34,500,000

Basic and diluted net income per share	$0.03	$0.16

Weighted average shares outstanding, non-redeemable Class B common stock	8,625,000	8,324,176

Basic and diluted net income per share	$0.03	$0.16

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-
1
9

PINE TECHNOLOGY ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	—	$—	8,625,000	$863	$24,137	$(1,940)	$23,060

Sale of Units in Initial Public Offering, net of underwriting discount and initial fair value of public warrants	34,500,000	3,450	—	—	311,411,854	—	311,415,304
Class A common stock subject to possible redemption	(34,500,000)	(3,450)	—	—	(311,435,991)	(33,564,297)	(345,003,738)
Net Loss	—	—	—	—	—	(1,098,848)	(1,098,848)

Balance as of March 31, 2021, as restated	—	—	8,625,000	863	—	(34,665,085)	(34,664,222)
Net income	—	—	—	—	—	6,423,127	6,423,127
Accretion for Class A shares subject to redemption	—	—			—	(26,166)	(26,166)

Balance as of June 30, 2021, as restated	—	—	8,625,000	863	—	(28,268,124)	(28,267,261)
Net income	—	—	—	—	—	1,411,521	1,411,521
Accretion for Class A shares subject to redemption	—	—	—	—	—	(25,784)	(25,784)

Balance as of September 30, 2021	—	$—	8,625,000	$863	—	$(26,882,387)	$(26,881,524)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-
20

PINE TECHNOLOGY ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

For the Nine Months Ended September 30, 2021
Cash Flows from Operating Activities:
Net income	$6,735,800
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on trust account	(55,688)
Change in fair value of warrant liabilities	(8,680,011)
Excess of fair value over cash received for private placement warrants	355,999
Offering costs allocated to warrants	844,080
Changes in current assets and current liabilities:
Prepaid assets	(441,945)
Accounts payable	273,517

Net cash used in operating activities	(968,248)

Cash Flows from Investing Activities:
Investment of cash into trust account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriting discount	338,100,000
Proceeds from issuance of Private Placement Warrants	8,900,000
Cash received for share receivable	25,000
Payments of offering costs	(575,076)

Net cash provided by financing activities	346,449,924

Net Change in Cash	481,676
Cash — Beginning	—

Cash — Ending	$481,676

Supplemental Disclosure of Non-cash Financing Activities:
Initial value of Class A common stock subject to possible redemption	$345,000,000

Initial value of warrant liabilities	$24,205,999

Accretion for Class A common stock subject to possible redemption	$55,688

Deferred underwriting discount payable charged to additional paid-in capital	$12,075,000

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1

PINE TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Business Operations
Organization and General
Pine Technology Acquisition Corp. (the “Company”) was incorporated in Delaware on December 30, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has selected December 31 as its fiscal year end.
As of September 30, 2021, the Company had not yet commenced any operations. All activity through September 30, 2021, relates to the Company’s formation and the Initial Public Offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.
Financing
The registration statement for the Company’s IPO was declared effective on March 10, 2021 (the “Effective Date”). On March 15, 2021, the Company consummated the IPO of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “public shares”), at $10.00 per Unit, generating gross proceeds of $345,000,000, which is discussed in Note 4.
Simultaneously with the closing of the IPO, the Company consummated the sale of 5,933,333 warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, which is discussed in Note 5.
Transaction costs of the IPO amounted to $19,478,776, consisting of $6,900,000 of underwriting discount, $12,075,000 of deferred underwriting discount and $503,776 of other offering costs. Of the total transaction costs, $844,080 was expensed as non-operating
expenses in that statement of operations with the rest of the transaction costs charged to stockholders’ equity. The transaction costs were allocated based on a relative fair value basis, compared to the total offering proceeds, between the fair value of the public warrant liabilities and the Class A common stock.
Trust Account
Following the closing of the IPO on March 15, 2021, $345,000,000 ($10.00 per Unit) from the net offering proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and was invested in U.S. government securities, with a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO and the sale of Private Placement Warrants will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company’s initial Business Combination, (b) the redemption of any shares of the Company’s Class A common stock sold in the IPO properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Company’s public shares if it does not complete its initial Business Combination within 24 months from closing of the IPO (unless extended in accordance with the Company’s amended and restated certificate of

F-2
2

incorporation) (the “Completion Window”) or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial
Business Combination activity, and (c) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within the Completion Window, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination.
The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the amount of any deferred underwriting discount and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (net of permitted withdrawals), divided by the number of then outstanding public shares, subject to certain limitations.
The shares of common stock subject to redemption is recorded at a redemption value and classified as temporary equity upon the completion of the IPO in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company will have 24 months from the closing of the IPO (unless extended in accordance with the Company’s amended and restated certificate of incorporation) to consummate a Business Combination. However, if the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Company’s Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of the initial Business Combination,

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(ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to provide for the redemption of the public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the initial Business Combination within the Completion Window, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Completion Window (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window).
The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets in each case net of permitted withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.
Liquidity and Capital Resources
As of September 30, 2021, the Company had cash outside the Trust Account of $481,676 available for working capital needs. All remaining cash held in the Trust Account are generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem common stock. As of September 30, 2021, none of the amount in the Trust Account was withdrawn as described above.
Through September 30, 2021, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the Founder Shares and the remaining net proceeds from the IPO and the sale of Private Placement Warrants held outside the Trust Account.
The Company anticipates that the $481,676 outside of the Trust Account as of September 30, 2021 will be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account and any additional Working Capital Loans (as defined in Note 6) from the Company’s Sponsor, an affiliate of the Company’s Sponsor or certain of the Company’s directors and officers, for identifying and evaluating target businesses, performing business due diligence on prospective target businesses, traveling to and from the offices or similar locations of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses, structuring, negotiating and completing a Business Combination.
The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of identifying a target business, undertaking due diligence and negotiating an initial Business Combination are less than the actual amount

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necessary to do so, the Company may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company may need to obtain additional financing either to complete its initial Business Combination or because it becomes obligated to redeem a significant number of public shares in connection with its initial Business Combination or a stockholder vote to make certain amendments to its amended and restated certificate of incorporation, in which case the Company may issue additional securities or incur debt in connection with its initial Business Combination. Except as otherwise described herein, none of the Company’s Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all
.
Risks and Uncertainties
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the
“COVID-19 outbreak”).
In March 2020, the WHO classified
the COVID-19
outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19
outbreak continues to evolve. The impact of
the COVID-19 outbreak
on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak
on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19
outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak
and the resulting market downturn.
Note 2 — Restatement of Previously Issued Financial Statements
In certain of the Company’s previously issued financial statements, a portion of the public shares were classified as permanent equity to maintain stockholders’ equity greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Thus, the Company can only complete its initial business combination and continue to exist as a public company if there are sufficient public shares that do not redeem in connection with the initial business combination and so it is appropriate to classify the portion of its public shares required to keep its stockholders’ equity above the $5,000,000 threshold as “shares not subject to redemption.”
In accordance with the SEC staff guidance on redeemable equity instruments which has been codified in ASC
480-10-S99,
management
re-evaluated
the Company’s application of ASC
480-10-S99
to its accounting classification of public shares. Upon
re-evaluation,
management determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible asset required by the Company to complete its initial business combination.
In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the changes and has determined that the related impacts were material to the previously presented financial statements. Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements impacted should be restated to report all public shares as temporary equity. As such, the Company is restating those periods in this Quarterly Report.

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Impact of the Restatement
The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the periods, indicated:

As Previously Reported	Adjustment	As Restated (audited)

Balance Sheet as of March 15, 2021
Common Stock subject to possible redemption ($)	$305,234,320	$39,765,680	$345,000,000

Class A common stock, $0.0001 par value	$398	$(398)	$—
Class B common stock, $0.0001 par value	863	—	863
Additional paid-in capital	6,204,723	(6,204,723)	—
Accumulated deficit	(1,205,975)	(33,560,559)	(34,766,534)

Total stockholders’ equity (deficit)	$5,000,009	$(39,765,680)	$(34,765,671)

Number of shares subject to redemption	30,523,432	3,976,568	34,500,000

Financial Statements as of March 31, 2021 (per the Company’s quarterly report on Form 10-Q filed on May 24, 2021)
	As Previously Reported	Adjustment	As Restated ( un audited)
Balance Sheet
Common Stock subject to possible redemption ($)	$305,339,510	$39,664,228	$345,003,738

Class A common stock, $0.0001 par value	$397	$(397)	$—
Class B common stock, $0.0001 par value	863	—	863
Additional paid-in capital	6,099,534	(6,099,534)	—
Accumulated deficit	(1,100,788)	(33,564,297)	(34,665,085)

Total stockholders’ equity (deficit)	$5,000,006	$(39,664,228)	$(34,664,222)

Number of shares subject to redemption	30,533,951	3,966,049	34,500,000

Statement of Operations
Weighted average shares outstanding, Class A common stock subject to possible redemption	30,524,051	3,975,949	34,500,000

Basic and diluted net income (loss) per share	$—	$(0.03)	$(0.03)

Weighted average shares outstanding, non-redeemable common stock	9,376,013	(751,013)	8,625,000

Basic and diluted net income (loss) per share	$(0.12)	$0.09	$(0.03)

Financial Statements as of June 30, 2021 (per the Company’s quarterly report on Form 10-Q filed on August 16, 2021)
	As Previously Reported	Adjustment	As Restated ( un audited)
Balance Sheet
Common Stock subject to possible redemption ($)	$311,762,640	$33,267,264	$345,029,904

Class A common stock, $0.0001 par value	$333	$(333)	$—
Class B common stock, $0.0001 par value	863	—	863
Additional paid-in capital	—	—	—
Accumulated deficit	4,998,807	(33,266,932)	(28,268,125)

Total stockholders’ equity (deficit)	$5,000,003	$(33,267,265)	$(28,267,262)

Number of shares subject to redemption	31,176,264	3,323,736	34,500,000

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	As Previously Reported	Adjustment	As Restated
Statement of Operations
Three Months ended June 30, 2021
Weighted average shares outstanding, Class A common stock subject to possible redemption	30,533,951	3,966,049	34,500,000

Basic and diluted net income (loss) per share	$0.00	$0.15	$0.15

Weighted average shares outstanding, non-redeemable common stock	21,216,049	(12,591,049)	8,625,000

Basic and diluted net income (loss) per share	$0.16	$(0.01)	$0.15

Six Months ended June 30, 2021
Weighted average shares outstanding, Class A common stock subject to possible redemption	18,218,165	2,367,470	20,585,635

Basic and diluted net income (loss) per share	$0.00	$0.18	$0.18

Weighted average shares outstanding, non-redeemable common stock	16,138,879	(7,513,879)	8,625,000

Basic and diluted net income (loss) per share	$0.14	$0.04	$0.18

Note 3 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its IPO as filed with the SEC on March 11, 2021, as well as the Company’s Current Reports on Form
8-K.
The interim results for the three months and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences
in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.
Marketable Securities Held in Trust Account
At September 30, 2021, the Trust Account had $345,055,688, which was invested in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act which invest only in direct U.S. government treasury obligations. During the period from January 1, 2021 to September 30, 2021, the Company did not withdraw any interest income from the Trust Account to pay its tax obligations.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2021, the Company has not experienced losses on this account.
Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity (deficit). The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021, 34,500,000 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s unaudited condensed balance sheet.

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The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in
capital and accumulated deficit.
As of September 30, 2021, the Class A Common Stock reflected in the unaudited condensed balance sheet are reconciled in the following table:

Gross Proceeds	$345,000,000
Less:
Proceeds allocated to public warrants	(14,950,000)
Issuance costs related to Class A common stock	(18,634,696)
Plus:
Accretion of carrying value to redemption value	33,640,384

Contingently redeemable Class A common stock	$345,055,688
Net Income per Share of Common Stock
The Company applies the
two-class
method in calculating earnings per share. The contractual formula utilized to calculate the redemption amount approximates fair value. The Class feature to redeem at fair value means that there is effectively only one class of stock. Changes in fair value are not considered a dividend of the purposes of the numerator in the earnings per share calculation. Net income per share of common stock is computed by dividing the pro rata net loss between the shares of Class A common stock and the shares of Class B common stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the IPO since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The Public Warrants and Private Placement Warrants are exercisable for 17,433,333 shares of Class A common stock in the aggregate.

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Reconciliation of Net Income per Share of Common Stock
The Company’s net income is adjusted for the portion of net income that is allocable to each class of common stock. The allocable net income is calculated by multiplying net income by the ratio of weighted average number of shares outstanding attributable to Class A and Class B common stock to the total weighted average number of shares outstanding for the period. Accretion associated with the redeemable Class A common shares is excluded from the net income per common share as the redemption value approximates fair value. Accordingly, basic and diluted income per share of common stock is calculated as follows:

	For the Three Months ended September 30, 2021	For the Nine Months ended September 30, 2021
Common stock subject to possible redemption
Numerator:
Net income allocable to Class A common stock subject to possible redemption	$1,129,217	$5,426,493
Denominator:
Weighted Average Redeemable Class A common stock, Basic and Diluted	34,500,000	34,500,000

Basic and Diluted net income per share, Redeemable Class A common stock	$0.03	$0.16

Non-Redeemable Common shares
Numerator:
Net income allocable to Class B common stock not subject to redemption	$282,304	$1,309,307
Denominator:
Weighted Average Non-Redeemable Class B common stock, Basic and Diluted	8,625,000	8,324,176

Basic and diluted net income per share, Class B common stock	$0.03	$0.16

Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering
 costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and that were charged to stockholders’ equity upon the completion of the IPO. Accordingly, on March 15, 2021, offering costs totaling $19,478,776 have been charged to stockholders’ equity (consisting of $6,900,000 of underwriting discount, $12,075,000 of deferred underwriting discount and $503,776 of other offering costs). Of the total transaction cost $844,080 was reclassed to expense as a non-operating
expense in the statement of operations with the rest of the offering cost charged to stockholders’ equity. The transaction costs were allocated based on the relative fair value basis, compared to the total offering proceeds, between the fair value of the public warrant liabilities and the Class A common stock.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC
815-15.
The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.

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The Company accounts for its 17,433,333 Warrants (comprising 11,500,000 Public Warrants and 5,933,333 Private Placement Warrants) as derivative warrant liabilities in accordance with ASC
815-40.
Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of Public Warrants issued by the Company in connection with the IPO was initially measured using a Monte Carlo simulation model, and then subsequently measured at the public trading price. The fair value of Private Placement Warrants has been estimated using a Modified Black-Scholes model at each measurement date.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position
.
The Company has identified the United States as its only “major” tax jurisdiction.
The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Standards
In August 2020, the FASB issued
ASU No.
 2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for
Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU
2020-06
on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

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Note 4 — Initial Public Offering
Pursuant to the IPO, the Company initially sold 34,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, par value $0.0001 per share and one-third
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share.
Note 5 — Private Placement Warrants
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,933,333 Private Placement Warrants at a price of $1.50 per warrant ($8,900,000 in the aggregate). Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the IPO held in the Trust Account.
The Private Placement Warrants are
non-redeemable
in certain circumstances so long as they are held by the Sponsor or its permitted transferees and (including the shares of Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Company’s Sponsor until 30 days after the completion of the Company’s initial Business Combination. The Private Placement Warrants may also be exercised by the Sponsor and its permitted transferees for cash or on a “cashless basis” and the holders thereof (including with respect to the shares of Class A common stock issuable upon exercise thereof) are entitled to registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the Units in the IPO, including as to exercise price, exercisability and exercise period.
The Company’s initial stockholders, directors and officers have entered into a letter agreement with the Company, pursuant to which they have agreed to: (1) to waive their redemption rights with respect to any Founder Shares and public shares held by them, as applicable, in connection with the completion of the initial Business Combination; (2) to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to provide for the redemption of the public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the initial Business Combination within the Completion Window; and (3) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Completion Window (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window). If the Company submits the initial Business Combination to the public stockholders for a vote, the initial stockholders, directors and officers have agreed to vote any Founder Shares and any public shares held by them in favor of the initial Business Combination.
Note 6 — Related Party Transactions
Founder Shares
On December 31, 2020, the Company’s Sponsor subscribed an aggregate of 8,625,000 founder shares (the “Founder Shares”) for a total purchase price of $25,000.
With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the reported closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits,

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stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date, following the completion of the Company’s initial Business Combination, on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
The Company’s Sponsor has agreed to loan the Company an aggregate of up to $600,000 to be used for a portion of the expenses of the IPO. The loan is non-interest bearing,
unsecured and was due at the earlier of June 30, 2022 or the closing of the IPO. The Company fully repaid the loan upon the closing of the IPO out of offering proceeds not held in the Trust Account. As of September 30, 2021, there was no outstanding balance under the promissory note.
Administrative Services Agreement
Commencing on the date of the IPO, the Company has agreed to pay an affiliate of its Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months and nine months ended September 30, 2021, the Company has incurred $30,000 and $60,000 of expenses, respectively, under the Administrative Services Agreement.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Company’s Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021, no such Working Capital Loans were outstanding.
Note 7 — Commitments & Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on March 10, 2021 requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

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3

Underwriting Agreement
On March 15, 2021, the Company paid a fixed underwriting discount of $0.20 per Unit, or $6,900,000 in the aggregate. Additionally, a deferred underwriting discount of $0.35 per Unit, or $12,075,000 in the aggregate, will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.
Note 8 — Stockholders’ Equity
Preferred Stock
 — The Company is authorized to issue a total of 1,000,000 shares of preferred stock at par value of $0.0001 each. At September 30, 2021, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
 — The Company is authorized to issue a total of 240,000,000 shares of Class A common stock at par value of $0.0001 each. As of September 30, 2021 and December 31, 2020, there were 0 shares issued and outstanding (excluding 34,500,000 and 0 shares subject to possible redemption, respectively).
Class
 B Common Stock
 — The Company is authorized to issue a total of 60,000,000 shares of Class B common stock at par value of $0.0001 each. As of September 30, 2021 and December 31, 2020, there were 8,625,000 shares of Class B common stock issued and outstanding.
The Company’s Sponsor, directors and officers have agreed not to transfer, assign or sell their Founder Shares until the earlier to occur of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading day
period commencing at least 150 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of its initial Business Combination on a one-for-one basis,
subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the IPO and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the total number of all shares of common stock outstanding upon completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination in consideration for such seller’s interest in the Business Combination target and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.
Holders of the Class B common stock and holders of the Class A common stock will vote together as a single class, except as required by applicable law or stock exchange rules.
Note 9 — Warrants
Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional

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shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any Founder Shares held by the Company’s initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (the “Market Value”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and (ii) the $18.00 per share redemption trigger price described under ”— Redemption of Warrants for Cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company’s satisfying the obligations described above with respect to registration. No warrant will be exercisable for cash or on a “cashless basis,” and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the share of Class A common stock underlying such Unit.
Redemption of Warrants for Cash.
 Once the warrants become exercisable, the Company may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”); and

•
if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the warrants become redeemable, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing

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conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
If the Company calls the warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the fair market value of the Class A common stock, over the exercise price of the warrants by (y) the fair market value of the Class A common stock. The fair market value means the volume weighted average price of Class A common stock as reported during the ten-trading
day period ending on the third trading day prior to the date on which the notice of redemption is sent to the holders.
Note 10 — Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	September 30, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Assets:
U.S. Money Market Funds held in Trust Account	$345,055,688	$345,055,688	$—	$—

Liabilities:
Warrant liabilities — public warrants	$8,049,988	$8,049,988	$—	$—
Warrant liabilities — private warrants	7,476,000	—	—	7,476,000

Total	$15,525,988	$8,049,988	$—	$7,476,000

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6

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of September 30, 2021, is classified as Level 1 due to the use of an observable market quote in an active market.
The Company utilizes a Modified Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the Private Placement Warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The aforementioned warrant liabilities are not subject to qualified hedge accounting.
There were no transfers between Levels 1, 2 or 3 during the quarter ended September 30, 2021, other than the transfer of Public warrants liabilities from Level 3 to Level 1.
The following table provides quantitative information regarding Level 3 fair value measurements:

	At March 15, 2021 (Initial Measurement)	At September 30, 2021
Stock price	$9.53	$9.65
Strike price	$11.50	$11.50
Term (in years)	5.5	5.5
Volatility	25.0%	22.4%
Risk-free rate	1.1%	1.1%
Dividend yield	0.0%	0.0%
The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the liabilities classified as Level 3:

Warrant Liability
Fair value at December 31, 2020	$—
Initial value of public and private warrant liabilities	24,205,999
Change in fair value	(115,000)

Fair Value at March 31, 2021	24,090,999
Change in fair value	(6,539,681)
Public warrants reclassified to level 1	(9,659,985)

Fair Value at June 30, 2021	7,891,333
Change in fair value	(415,333)

Fair Value at September 30, 2021	$7,476,000

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7

The following table presents the changes in the fair value of warrant liabilities:

	Public Warrants	Private Placement Warrants	Total Warrant Liabilities
Fair value as of December 30, 2020	$—	$—	$—
Initial measurement on March 15, 2021	14,950,000	9,255,999	24,205,999
Change in valuation inputs or other assumptions	(115,000)	—	(115,000)

Fair value as of March 31, 2021	14,835,000	9,255,999	24,090,999
Change in valuation inputs or other assumptions	(5,175,015)	(1,364,666)	(6,539,681)

Fair value as of June 30, 2021	9,659,985	7,891,333	17,551,318
Change in valuation inputs or other assumptions	(1,609,997)	(415,333)	(2,025,330)

Fair value as of September 30, 2021	$8,049,988	$7,476,000	$15,525,988

Note 11 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

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THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

		September 30, 2021	December 31, 2020
	Note	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents		$24,239	$52,713
Marketable securities		75,650	—
Short-term bank deposit		126	126
Trade receivables, net of allowance for doubtful accounts of $353 and $198 as of September 30, 2021 (unaudited) and December 31, 2020, respectively		3,256	2,413
Prepaid expenses and other current assets		659	661
Inventory		1,740	—

Total current assets		105,670	55,913

NON-CURRENT ASSETS:
Long-term restricted cash		243	21
Long-term marketable securities		2,505	—
Property and equipment, net	6	2,151	266
Costs to obtain a contract		1,118	830
Other non-current assets		389	306
Intangible assets, net		7,138	—
Goodwill		4,429	—

Total long-term assets		17,973	1,423

Total assets		$123,643	$57,336

LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable		$1,666	$831
Deferred revenue		2,695	1,990
Other accounts payable and accrued expenses		3,197	2,027
Warrant liability		3,439	—
Preferred shares tranche rights liability		—	6,376

Total liabilities		10,997	11,224

COMMITMENTS AND CONTINGENCIES:	9

Convertible Preferred shares of $0.0001 par value — Authorized: 65,091,079 and 49,713,007 shares as of September 30, 3021 (unaudited) and December 31, 2020, respectively; Issued and Outstanding: 60,810,406 and 43,691,148 shares as of September 30, 2021 (unaudited) and December 31, 2020, respectively; Aggregate liquidation preference of $207,785 and $114,514 shares as of September 30, 3021 (unaudited), and December 31, 2020, respectively		208,202	109,139

SHAREHOLDERS’ DEFICIT:	8
Common shares of $0.0001 par value – Authorized: 95,000,000 and 70,000,000 shares as of September 30, 2021 (unaudited) and December 31, 2020, respectively; Issued: 10,580,178 and 9,370,526 shares as of September 30, 2021 (unaudited) and December 31, 2020, respectively; Outstanding: 9,780,178 and 8,570,526 shares as of September 30, 2021 (unaudited) and December 31, 2020, respectively		1	1
Treasury shares at cost (800,000 shares at September 30, 2021 (unaudited) and December 31, 2020, respectively		(1,175)	(1,175)
Additional paid-in capital		8,484	2,315
Accumulated deficit		(102,866)	(64,168)

Total shareholders’ deficit		(95,556)	(63,027)

Total liabilities, Convertible Preferred shares and shareholders’ deficit		$123,643	$57,336

The accompanying notes are an integral part of the interim consolidated financial statements.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except share and per share data

	Note	Nine months ended September 30,
		2021	2020
		Unaudited
Revenue	5	$6,648	$3,959
Cost of revenue		2,980	1,721

Gross profit		3,668	2,238

Operating expenses:
Research and development		18,793	7,601
Sales and marketing		13,279	7,274
General and administrative		8,170	5,123

Total operating expenses		40,242	19,998

Operating loss		(36,574)	(17,760)
Tranche rights and warrant remeasurement expense (income), net		3,264	(235)
Financing expense (income), net		798	(423)

Loss before income tax expense (tax benefit)		(40,636)	(17,102)
Income tax expense (benefit), net	3	(1,938)	76

Net loss		$(38,698)	$(17,178)

Net loss per share attributable to Common shareholders:
Basic and diluted net loss per Common share	11	$(4.02)	$(1.87)

Weighted average number of Common shares used in computing basic and diluted net loss per Common share		9,630,241	9,161,611

The accompanying notes are an integral part of the interim consolidated financial statements.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands, except share and per share data

	Convertible Preferred shares		Common shares
	Number	Amount	Number	Amount	Additional paid-in capital	Treasury shares	Accumulated deficit	Total shareholders’ deficit
Balance as of January 1, 2021 (audited)	43,691,148	$109,139	9,370,526	$1	$2,315	$(1,175)	$(64,168)	$(63,027)
Settlement of Series C Convertible Preferred shares tranche liability	6,021,859	37,889	—	—	—	—	—	—
Issuance of series D Convertible Preferred shares, net of issuance costs of $84	11,097,399	61,174	—	—	—	—	—	—
Capital contribution in connection with Preferred share tranche right amendment (Note 6)	—	—	—	—	307	—	—	307
Share-based compensation	—	—	—	—	5,393	—	—	5,393
Exercise of Common share options and vested restricted Common shares granted to employees	—	—	1,209,652	*	469	—	—	469
Net loss	—	—	—	—	—	—	(38,698)	(38,698)

Balance as of September 30, 2021 (unaudited)	60,810,406	$208,202	10,580,178	$1	$8,484	$(1,175)	$(102,866)	$(95,556)

Balance as of January 1, 2020 (audited)	36,103,221	$83,295	8,472,281	$1	$(447)	$—	$(36,988)	$(37,434)
			—	—	—	—	—	—
Issuance of Series B-1 Convertible Preferred shares in connection with settlement of Preferred shares tranche liability	1,566,068	5,334	—	—	—	—	—	—
Issuance of Series C convertible preferred shares, net of issuance costs of $90 and settlement of preferred shares tranche rights	5,767,432	19,510	—	—	—	—	—	—
Issuance of preferred share tranche rights	—	—	—	—	743	—	—	743
Share based compensation	—	—	—	—	1,360	—	—	1,360
Buyback of shares from former founder	—	—	—	—	—	(1,175)	—	(1,175)
Exercise of Common share options	—	—	324,715	*	263	—	—	263
Vesting of restricted Common shares	—	—	565,624	*	—	—	—	—
Net loss	—	—	—	—	—	—	(17,178)	(17,178)

Balance as of September 30, 2020 (unaudited)	43,436,721	$108,139	9,362,620	$1	$1,919	$(1,175)	$(54,166)	$(53,421)

*	Represents less than $1.
The accompanying notes are an integral part of the interim consolidated financial statements.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended September 30,
	2021	2020
	Unaudited
Cash flows from operating activities:

Net loss	$(38,698)	$(17,178)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	653	95
Share-based compensation	5,393	1,360
Non-cash tax benefit	(2,071)	—
Change in fair value of preferred shares tranche liability	8,801	(236)
Change in fair value of warrant liability	(5,537)	—
Change in fair value of convertible notes	767	—
Change in fair value of marketable securities	(12)	—
Changes in operating assets and liabilities:
Increase in trade receivables, net	(335)	(893)
Increase in inventory	(964)	—
Decrease in prepaid expenses and other current assets	24	264
Increase in costs to obtain a contract	(288)	(266)
Increase (decrease) in accounts payable	673	(40)
Increase in deferred revenue	655	586
Increase (decrease) in other accounts payable and accrued expenses	889	(1,564)

Net cash used in operating activities	(30,050)	(17,872)

Cash flows from investing activities:

Decrease in restricted cash	—	196
Acquisition of business, net of cash acquired	(11,289)	—
Decrease (increase) in long-term restricted cash	(222)	100
Purchase of marketable securities	(78,143)	(3,527)
Purchase of property and equipment	(1,558)	(104)
Purchase of non-marketable securities	(850)	(400)

Net cash used in investing activities	(92,062)	(3,735)

The accompanying notes are an integral part of the interim consolidated financial statements.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended September 30,
	2021	2020
	Unaudited
Cash flows from financing activities:

Proceeds from issuance of series B-1 Convertible Preferred shares and Preferred shares tranche liability, net of issuance costs	—	6,134
Proceeds from settlement of series C Convertible Preferred shares tranche liability	23,669	22,577
Proceeds from issuance of series D Convertible Preferred shares, Preferred shares tranche liability and warrant liabilities net, of issuance costs of $84	69,500	263
Proceeds from exercise of common share options	469	—
Purchase of treasury shares	—	(1,175)

Net cash provided by financing activities	93,638	27,799

Increase (decrease) in in cash and cash equivalents	(28,474)	6,192
Cash and cash equivalents at the beginning of the period	52,713	48,123

Cash and cash equivalents at the at end of the period	$24,239	$54,315

Supplemental disclosures of cash flow information:

Cash received for interest	$479	$360

Cash paid for income taxes	$57	$97

Supplemental disclosures of non-cash investing and financing activities:

Capital contribution in connection with Preferred share tranche right amendment	$307	$—

The accompanying notes are an integral part of the interim consolidated financial statements.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 1:-    GENERAL

a.
The Tomorrow Companies Inc. (formerly ClimaCell Inc.) (the “Company”) was incorporated on November 12, 2015 as a Delaware corporation. Since its establishment, the Company provides real time weather forecasting software as a service to its global customers.

b.	The Company has the following wholly owned subsidiaries:
Tomorrow Companies IN Private Limited (“Tomorrow India”) was incorporated and commenced operations under the laws of India in September 2017. Tomorrow India is a distributor of the Company’s products in India. Commencing in 2021, Tomorrow India is also engaged in research and development services provided to the Company.
The Tomorrow Companies Ltd. (“Tomorrow Israel”) was incorporated and commenced operations under the laws of Israel in September 2018. Tomorrow Israel is engaged in research and development services provided to the Company and commencing 2020, is also a distributor of the Company’s products in Israel.
The Tomorrow Companies SG Pte. Ltd. (“Tomorrow Singapore”) was incorporated and commenced operations under the laws of Singapore in October 2019. Tomorrow Singapore is engaged in sales services to the Company in the Asia-Pacific region.
ClimaCell G.K. (“ClimaCell Japan”) was incorporated and commenced operations under the laws of Japan in January 2020. There has been no material activity to date.
On April 14, 2021, the Company acquired 100% of the shares of Remote Sensing Solutions Inc. (“RSS”), a
S-Corporation
that was incorporated and commenced operations under the laws of the United States in 2002. See Note 3 for further information.
NOTE 2:-    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2020, have been applied consistently in these unaudited consolidated financial statements, unless otherwise stated. These interim consolidated financial statements and accompanying notes should be read in conjunction with the Company’s annual consolidated financial statements and the notes thereto included in the Company’s Annual Report for the fiscal year ended December 31, 2020.

a.	Basis of presentation and consolidation:
The accompanying interim consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The interim consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated balance sheets of the Company as of September 30, and the consolidated results of operations and cash flows for the nine months ended September 30, 2021 and 2020. All intercompany transactions and balances have been eliminated in consolidation. Operating results for the nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

b.	Use of estimates:
In preparing consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates, assumptions and judgements that affect the reported amounts of assets and liabilities

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 2:-    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates. On an ongoing basis, the Company evaluates its estimates, including those related to the fair value allocations for intangible assets acquired as part of RSS business combination (see Note 3), recoverability of goodwill and intangibles, amortization of costs to obtain a contract, share based compensation including the determination of the fair value of the company’s common share, the fair value of investment in convertible note, the fair value of the Convertible Preferred shares tranche rights liabilities and warrants liabilities.
The novel coronavirus
(“COVID-19”)
pandemic has created and may continue to create significant uncertainty in macroeconomic conditions. The full extent to which the
COVID-19
pandemic will directly or indirectly impact the global economy, the lasting social effects and impact on our business, results of operations, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted. As of the date of the issuance of these consolidated financial statements, the Company is not aware of any specific events or circumstances related to
COVID-19
that would require the Company to update our estimates or judgements or adjust the carrying value of our assets or liabilities.

c.	Recently issued and recently adopted accounting principles:
As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

1.
In January 2017, the FASB issued ASU
2017-04,
Simplifying the Test for Goodwill Impairment (Topic 350). This standard eliminates Step 2 from the goodwill impairment test, instead requiring an entity to recognize a goodwill impairment charge for the amount by which the goodwill carrying amount exceeds the reporting unit’s fair value. This guidance is effective for interim and annual goodwill impairment tests in fiscal years beginning after December 15, 2022 with early adoption permitted. This guidance must be applied on a prospective basis. The Company adopted the standard beginning January 1, 2021. The standard did not have a material impact on the interim consolidated financial statements.

2.
In August 2020, the FASB issued ASU
2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40)
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This guidance changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. This guidance also modifies the guidance on diluted earnings per share calculations. This new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023 with early adoption permitted. The Company adopted the standard beginning January 1, 2021. The adoption did not have a material impact on the interim consolidated financial statements.

3.
In October 2021, the FASB issued ASU
2021-08,
Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this ASU require acquiring entities to apply Topic 606 to recognize and measure

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 2:-    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

contract assets and liabilities in a business combination. This update is intended to improve comparability after the business combination by providing consistent recognition and measurement of acquired revenue contracts and revenue contracts with customers not acquired in a business combination. ASU
2021-08
is effective for annual periods beginning after December 15, 2022 and interim periods within those annual periods, with early adoption permitted. The amendments in this ASU should be applied prospectively. The Company is currently evaluating the effect of this update on its consolidated financial statements.

d.	Inventory:
Inventory is mainly comprised of finished goods (radar and sensor products) stated at the lower of cost and net realizable value. The Company uses the weighted-average costing method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventory write-offs are provided to cover risks arising from slow-moving items, excess inventories, discontinued products, new products introduction and for market prices lower than cost. Any write-off
is recognized in the consolidated statements of operations as cost of revenues. No write-offs occurred for the period ended September 30, 2021.

e.	Business combination:
The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities incurred by the Company to the sellers. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date.
The excess of (i) the total costs of acquisition and (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

f.	Goodwill:
Goodwill represents the excess of the purchase price and related costs over the fair value of the net identified tangible and intangible assets and liabilities assumed and is not amortized.
Goodwill is carried at cost and is not amortized but rather is tested for impairment. In accordance with ASC 350, Intangibles-Goodwill and Other (“ASC 350”), goodwill is tested for impairment annually, or more frequently when circumstances indicate a possible impairment may exist. Impairment testing is performed at a reporting unit level The Company conducts its annual test of impairment for goodwill on December 31 of each year. The Company operates in one operating segment.
ASC 350 allows an entity to first assess qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. If the qualitative assessment does not result in a more likely than not indication of impairment, no further impairment testing is required. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company prepares a quantitative analysis to determine whether the carrying

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 2:-    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

value of a reporting unit exceeds its estimated fair value. If the carrying value of a reporting unit exceeds its estimated fair value, the Company recognizes an impairment of goodwill for the amount of this excess.
As of September 30, 2021, no impairment of goodwill has been recorded.

g.	Concentrations of credit risk:
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and equivalents, short-term deposit, marketable securities, trade receivables and convertible note. The Company maintains its cash with high-credit
quality financial institutions. Trade receivables are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure trade receivables.
The Company maintains an allowance for doubtful accounts and believes that its exposure to losses due to credit risk on net trade receivables is limited. For the nine months ended September 30, 2020, the Company had one major customer that represents 10% of revenue.

h.	Marketable securities:
The Company’s investment in marketable securities consists primarily of treasury bonds with a quoted market price that are classified as trading securities. Marketable securities are stated at fair value as determined by the closing price of each security at balance sheet date. Unrealized gains and losses on these securities are included in financial income in the interim consolidated statements of operations. Investments in marketable securities with maturities beyond one year are classified as long-term.

i.	Costs to obtain a contract:
The Company capitalizes sales commissions and associated payroll taxes paid that considered incremental and recoverable costs of obtaining customers contracts. Sales commissions paid for initial contracts, which are not commensurate with sales commissions paid for renewal contracts, are capitalized and amortized on a straight-line basis in sales and marketing expenses over a period of benefit that is estimated to be three years and presented as deferred contract acquisition costs in the consolidated balance sheet. The Company determined the period of benefit by taking into consideration its technology’s useful life and other factors. The Company periodically reviews the deferred contract costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit. There were no impairment losses recorded during the periods presented.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 2:-    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Costs to obtain a contract:

	Nine months ended September 30,
	2021	2020
	Unaudited
Beginning balance	$830	$335
Additions	625	395
Amortization	(337)	(129)

Costs to obtain a contract	$1,118	$601

j.	Deferred revenue and remaining performance obligations:
Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription services. Deferred revenue is recognized as revenue when the services have been provided to the customers. Customers are typically invoiced for these contracts in regular installments or at the start of the contract and revenue is recognized ratably over the contractual subscription period. Since substantially all of the Company’s contracts have original terms of one year or less, substantially all of the Company’s remaining performance obligations are expected to be recognized over the next twelve-months. As of September 30, 2021, and 2020, deferred revenue was $2,695 and $1,990, respectively. During the nine-month periods ended September 30, 2021 and December 31, 2020, the Company recognized revenue of $1,404 and $841 from the deferred revenues as of December 31, 2020 and 2019, respectively.

k.	Convertible Preferred shares warrants:
In March and April 2021, the Company issued 4,280,673 warrants, exercisable to Preferred D Shares (see note 7). The warrants exercise price was set at $6.27. The warrants are exercisable, in whole or in part, at any time and from time to time on or before the earlier to occur: (i) the eighteen-month anniversary of the issuance date or (ii) the closing of a SPAC transaction.
In March 2021, The Company issued 1,486,020 tranche options exercisable to 1,486,020 Preferred D shares and to 797,410 warrants to purchase Preferred D Shares (see note 7). The tranche options exercise price was set at 6.27$.
Warrants and tranche options to purchase series D Convertible Preferred shares are recorded as a liability, initially and subsequently measured at fair value through earnings pursuant to ASC 480, as the underlying convertible Preferred shares are contingently redeemable, upon a deemed liquidation event that is outside of the Company’s control, and therefore, may obligate the Company to transfer assets in the future.

l.	Revenue recognition:
As a result of the Company’s business acquisition (see Note 3 for further information related to the acquisition), the Company added the RSS product line as part of its offering to its customers.
The Company generates revenue from providing radar technology solutions which may include sale of radar and sensor products, as well as radar solutions which include customization and implementation services to its customers.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 2:-    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The radar solutions which include customization and implementation services are not considered as distinct performance obligations and therefore are combined and accounted for as one performance obligation. For such contracts, where the Company’s performance does not create an asset with an alternative use, and the Company has enforceable right to payment for performance completed to date, the Company recognizes revenue over time. The Company generally recognizes revenue using an input method with revenue being recognized proportionately as costs are incurred relative to the total expected costs to satisfy the performance obligation. The Company believes that costs incurred as a portion of total estimated costs is an appropriate measure of progress towards satisfaction of the performance obligation since this measure reasonably depicts the progress of the work effort. Revenue for the sale of standard or custom build radar and sensor products, which do not include customization and implementation services are recognized at the point in time when control transfers to the customer (which is generally upon delivery) based on the term of agreement. Shipping and handling costs are not considered performance obligations and are included in cost of sales as incurred.

m.	Property and equipment, net
Property and equipment are recorded at cost net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets.
Starting in July 2021, the Company commenced the construction phase of its satellites. During this, the assets under construction primarily consist of costs incurred for the design and testing of the hardware and software components. Once these assets are placed in service, they will be depreciated using the straight-line method over their respective estimated useful life of the satellite.
NOTE 3:-    BUSINESS ACQUISITION
On April 14, 2021 (the “Acquisition Date”), the Company acquired all of the share capital of Remote Sensing Solutions Inc. (“RSS”), an S Corporation headquartered in Massachusetts, U.S. for a total cash consideration of $11,486. RSS has developed advanced radar systems and technology to support businesses with application and mission related needs. The purpose of the acquisition was to add to the Company’s satellite technology that will used by the Company to gather direct weather data to incorporate into its product offerings. On the merger agreement date, the Company issued an aggregate of 1,834,044 restricted common shares to certain employees of RSS valued at a total of $7,905. The value of these grants was not included in the purchase price of RSS, since their vesting is subject to continued employment (i.e., post combination compensation).
The Company applies the acquisition method of accounting for business combinations. Under the acquisition method, the acquiring entity in a business combination recognizes 100% of the assets acquired and liabilities assumed at their acquisition date fair values. The consideration transferred was allocated to the fair value of RSS’s assets acquired and liabilities assumed, including identifiable intangible assets. The excess of consideration transferred over the fair value of net assets acquired resulted in preliminary goodwill of $4,429. Preliminary goodwill recognized from the acquisition of RSS primarily relates to the future economic benefits arising from the assets acquired and is consistent with the Company’s stated intentions and strategy.
The fair value of the net assets acquired from RSS includes $7,615 of intangible assets at Acquisition Date which primarily consist of finite-lived core technology and customer relationships with amortization periods ranging from 3.8 to 4 weighted average years.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 3:-    BUSINESS ACQUISITION (Cont.)

The consolidated statements of operations include the financial results of RSS for the period subsequent to the acquisition date of April 14, 2021 to the Company’s period ended September 30, 2021, which contributed $780 of revenue and $464 of net loss to the Company’s consolidated statement of operations.
For the nine months ended September 30, 2021, the Company incurred approximately $70 in transaction costs related to the acquisition. These expenses were recorded in general and administrative expense in the accompanying consolidated statements of operations.
The following table summarizes the components of the RSS purchase price and the allocation of the purchase price at fair value, whereby the purchase price allocation is not final.

Amount
Unaudited
Intangible assets	$7,615
Goodwill	4,429
Deferred tax liability	(2,071)
Net assets acquired	1,513

Total purchase consideration	$11,486

The following table sets forth the components of identifiable intangible assets acquired and their estimated useful lives as of the date of acquisition:

	Fair Value	Weighted average estimated useful life (in years)
	Unaudited
Core technology	$5,860	8
Customer relationships	1,237	6
Trade name	518	9

Total identifiable intangible assets	$7,615

The pro forma results presented below include the effects of the Company’s acquisition on April 14, 2021, as if it occurred on January 1, 2020:

	Nine months ended September 30,
	2021	2020
	Unaudited
Pro forma total revenue	$1,594	1,983
Pro forma net income (loss)	(44)	(81)
On the acquisition date of RSS, the Company considered the deferred tax impact of the excess fair value of the assets and liabilities accounted for in the business combination over their historical cost basis. The Company recognized $2,071 of a deferred tax liability which relates to the fair value of intangibles, other than goodwill and the fair value adjustments for the tangible assets acquired over their historical cost basis.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 3:-    BUSINESS ACQUISITION (Cont.)

The Company will file a consolidated tax return in the U.S. together with RSS and to utilize the benefit of the Company’s loss carryforwards against the future taxable profit of RSS and consequently decreased its valuation allowance in an amount equal to the deferred tax liability recognized in the business combination. The difference between the net income tax benefit in the consolidated statements of operations to the tax benefit recognized upon the business combination is attributed to income tax expense incurred by the Company’s Israeli subsidiary.
NOTE 4:-    FAIR VALUE MEASUREMENTS
The carrying amounts of certain of the Company’s financial instruments, including cash equivalents, short-term deposits, accounts receivable, marketable securities, and accounts payable, are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.
The following table presents information about our financial instruments that are measured at fair value on a recurring basis:

	September 30, 2021 (unaudited)
	Fair value	Level 1	Level 2	Level 3
Financial assets:
Money market funds included in cash and cash equivalents	$6,812	$6,812	$—	$—
Short-term marketable securities	75,650	—	75,650	—
Long -term marketable securities	2,505	—	2,505	—
Convertible notes	389	—	—	389
Financial liabilities:
Warrants liability	$3,439	$—	$—	$3,439

	December 31, 2020 (audited)
	Fair value	Level 1	Level 2	Level 3
Financial assets:
Money market funds included in cash and cash equivalents	$42,940	$42,940	$—	$—
Convertible notes	306	—	—	306
Financial liabilities:
Preferred shares tranche rights liability	$6,376	$—	$—	$6,376
The Company classified money market funds within Level 1 of the fair value hierarchy because they are valued based on quoted market prices in active markets. The Company classified marketable securities within Level 2 because they are valued using inputs other than quoted prices which are directly or indirectly observable in the market, including readily available pricing sources for the identical underlying security which may not be actively traded.
The fair value measurement of the investment in convertible notes and the convertible preferred tranche rights and warrants liabilities are measured using unobservable inputs that require a high level of judgement to determine their fair value, and thus are classified as Level 3 financial instruments. The Company estimates the fair value of investment in convertible notes, the preferred tranche rights (option and obligation) and warrants liabilities using Return method, Binomial Option Pricing model, the Forward Pricing model and the Probability Weighted Expected respectively

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 4:-    FAIR VALUE MEASUREMENTS (Cont.)

The key inputs used in the valuation of the Convertible Preferred share C tranche rights option as of December 31, 2020 and, and at exercise dates on March 21, 2021, April 15, 2021, and July 21, 2021 are as follows:

	December 31, 2020	March 21, 2021	April 15, 2021	July 21, 2021
	Audited	Unaudited
Expected fair value of Preferred share C price	$6.75	$5.35	$5.35	$7.50
Probability to exercise	40%	100%	100%	100%
Time to liquidity (years)	0.57	—	—	—
Underlying asset volatility	55%	—	—	—
Discount rate	0.09%	0.01%	0.02%	0.04%
The key inputs used in the valuation of the Preferred share D tranche rights option at issuance date March 15, 2021 and at exercise date April 12, 2021 are as follows:

	March 15, 2021	April 12, 2021
	Unaudited
Expected fair value of Preferred share D price	$7.47	$7.18
Probability to exercise	45.0%	100%
Time to liquidity (years)	0.08	0.00
Underlying asset volatility	51%	—
Discount rate	0.02%	0.02%
The key inputs used for the valuation of the Preferred share C tranche rights obligations as of March 21, 2021 and at exercise date on July 23, 2021 are as follows:

	March 21, 2021	July 23, 2021
		Unaudited
Spot price	$5.35	$7.50
Forward price	3.93	3.93
Time to liquidity (years)	0.36	—
Risk free rate	0.02%	0.05%
The key inputs used in the valuation of the convertible notes at investment date on December 31, 2020 and September 30, 2021 are as follows:

	September 30, 2021	December 31, 2020
	Unaudited	Audited
Discount rate	30%	30%
Risk free rate	0.04%	0.1%
Volatility	85%	89.2%

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 4:-    FAIR VALUE MEASUREMENTS (Cont.)

The key inputs used in the valuation of the warrants were as follows at September 30, 2021:

September 30, 2021
Unaudited
Discount rate	25%
Risk free rate	0.09%-0.63%
Volatility	60%
The following table presents the summary of the changes in the fair value of our Level 3 financial instruments (unaudited):

Investment in convertible notes (other assets)
Unaudited
Balance as of January 1, 2020 (audited)	$—
Investment in convertible notes	299
Change in fair value	7

Balance as of December 31, 2020 (audited)	306
Investment in convertible notes	850
Change in fair value	(767)

Balance as of September 30, 2021 (unaudited)	$389

Preferred shares tranche rights liability
Unaudited
Balance as of January 1, 2020 (audited)	$439
Issuance of Preferred shares tranche rights	898
Settlement of Preferred shares tranche rights	2,226
Change in fair value	2,813

Balance as of December 31, 2020 (audited)	6,376
Issuance of Preferred shares tranche rights	802
Settlement of Preferred shares tranche rights	(15,672)
Change in fair value	8,801
Capital contribution in connection with Preferred share tranche right amendment	(307)

Balance as of September 30, 2021 (unaudited)	$—

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 4:-    FAIR VALUE MEASUREMENTS (Cont.)

Warrants liability
Unaudited
Balance as of January 1, 2021 (audited)	$—
Issuance of warrants	8,976
Change in fair value	(5,537)

Balance as of September 30, 2021 (unaudited)	$3,439

NOTE 5:-    REVENUE
Disaggregation of revenue:
Please see Note 12.
Contract balances:
The following table provides information about trade receivables (including unbilled receivables), and contract liabilities (deferred revenues) from contracts with customers:

	September 30, 2021	December 31, 2020
	Unaudited	Audited
Trade receivables (*) (net of allowance of $353 and $198 at September 30, 2021 (unaudited) and December 31, 2020, respectively)	$3,256	$2,413
Deferred revenues	$2,695	$1,990

*)	Including unbilled receivables of $927 and $389 as of September 30, 2021(unaudited) and December 31, 2020, respectively.
NOTE 6:-    PROPERTY AND EQUIPMENT, NET

	September 30, 2021	December 31, 2020
	Unaudited	Audited
Radar equipment	$467	$—
Computers and software	610	390
Electronic equipment	59	55
Leasehold improvements	213	59
Office furniture and fixtures	62	36

	1411	540
Less — accumulated depreciation	(561)	(274)

	850	266
Construction in progress (satellites)	1,301	—

Total Property and equipment, net	$2,151	$266

Depreciation expense for the periods ended September 30, 2021 (unaudited) and December 31, 2020 amounted to $175 and $129, respectively.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:-    CONVERTIBLE PREFERRED SHARES
Convertible Preferred shares consist of the following:

	September 30, 2021 (unaudited)
	Shares authorized	Original issue price	Shares Issued and outstanding	Carrying value	Liquidation preference
Series Seed	3,599,811	$0.3847	3,599,811	$1,443	$1,385
Series A	3,188,400	$1.0977	3,188,400	3,459	3,500
Series A-1	9,342,176	$1.7670	9,342,176	16,413	16,507
Series B	16,576,600	$3.0163	16,576,600	49,867	50,000
Series B-1	4,962,302	$3.9161	4,962,302	17,447	19,432
Series C	12,043,718	$3.9304	12,043,718	58,399	47,337
Series D	15,378,072	$6.2703	11,097,399	61,174	69,584

	65,091,079		60,810,406	$208,202	$207,785

	December 31, 2020 (audited)
	Shares authorized	Original issue price	Shares Issued and outstanding	Carrying value	Liquidation preference
Series Seed	3,599,811	$0.3847	3,599,811	$1,443	$1,385
Series A	3,188,400	$1.0977	3,188,400	3,459	3,500
Series A-1	9,342,176	$1.7670	9,342,176	16,413	16,507
Series B	16,576,600	$3.0163	16,576,600	49,867	50,000
Series B-1	4,962,302	$3.9161	4,962,302	17,447	19,432
Series C	12,043,718	$3.9304	6,021,859	20,510	23,690

	49,713,007		43,691,148	$109,139	$114,514

Issuance of Preferred shares:
In March 2021, the Company entered into Series D Preferred Share Purchase Agreement with certain investors, according to which, the Company issued 7,110,349 Preferred D Shares, 3,483,263 warrants to purchase Preferred D Shares, and, 1,486,020 Preferred D Shares tranche options exercisable to 1,486,020 Preferred D shares and to 797,410 warrants to purchase Preferred D Shares. The price per share according to the agreement was 6.27$. The exercise price for the warrants, the warrants underlying the tranche option and for the tranche option itself was 6.27$. The Company concluded that the shares, the warrants, and the tranche options are 3 separate freestanding financial instruments since they are legally detachable and separately exercisable. The Preferred D share purchase agreement consideration was $44,500. The fair value at issuance date of the preferred shares tranche right liability was $802 and the fair value of the warrant liability was $7,524.
In April 2021, the tranche rights described above were exercised, resulting in the issuance of 1,486,020 Preferred D Shares and 797,410 warrants for a total consideration of $9,318.
In addition, in April 2021, the Company issued 2,501,030 additional Preferred D Shares for 6.27$ per share, for a total consideration of $15,682.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 7:-    CONVERTIBLE PREFERRED SHARES (Cont.)

In March 2021, the Company and a tranche option holder amended the terms of the holder’s preferred share tranche option. The amendment effectively changed the tranche right from an option to an obligation to purchase additional shares since the amendment obligates the holder to exercise the tranche option no later than July 2021. The reduction in fair value of the tranche pursuant to the amendment of $307 was recorded as a capital contribution. In July 2021 the investor exercised the tranche obligation described above to purchase 2,544,271 Series C Preferred shares for total consideration of $10,000.
During March 2021 and April 2021, the Company issued 3,395,711 Series C Preferred shares at $3.9304 per share, for a total cash consideration of $13,347, upon settlement of the investor’s tranche right at fair value of $4,835. In July 2021 an investor exercised tranche options to purchase 81,877 shares of Series C Preferred shares for a total cash consideration of $322.
NOTE 8:-    SHARE CAPITAL

a.	Common shares:
Common shares shall confer on their shareholders all rights in the Company, including the right to vote on any matter at any general meeting, with each common share having voting power of one vote for one common share, the right to receive notice of any General Meeting, the right to receive dividends and to participate in any distribution of surplus assets and funds in the Company.
The voting, dividend and liquidation rights of the Common shareholders are subject to, and qualified by, the rights, powers and preferences of the Preferred shareholders and as designated by resolution of the Board of Directors. The holders of a Common share are entitled to one vote for Common share held.

b.	Restricted shares:
In 2016, the Company and its founders signed a restricted Common shares agreement according to which the founders’ shares will be subject to a four-year vesting period commencing January 2016. As of December 31, 2020, all the founders’ shares were vested.

c.	Share option plan:
On August 30, 2016, the Board of Directors adopted the 2016 Stock Incentive Plan (the “Plan”). Under the terms of the Plan, incentive share options (ISOs) may be granted to employees of the Company and nonqualified share options or restricted share awards may be granted to directors, consultants, employees, and officers of the Company. The exercise price of ISOs cannot be less than the fair value of the Company’s Common share on the date of grant, or less than 110% of the fair value in the case of employees holding 10% or more of the voting shares of the Company. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant.
As of September 30, 2021, the Company’s authorized Common shares include 17,800,000 shares of Common shares reserved for issuance of options or restricted shares for future grants.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 8:-    SHARE CAPITAL (Cont.)

Stock option activity under the Plan during the nine months ended September 30, 2021 was as follows (unaudited):

	Number of options	Weighted average exercise price (per share)	Weighted average remaining contractual life (years)	Aggregate intrinsic value
	Unaudited
Outstanding at December 31, 2020 (audited)	10,852,458	$0.82	8.75	$6,389
Granted	3,756,908	3.88
Exercised	496,413	0.95
Cancelled	(676,068)	1.11

Outstanding at September 30, 2021 (unaudited)	13,436,885	1.66	8.45	$25,967

Exercisable at September 30, 2021 (unaudited)	4,841,862	0.74	7.58	$11,900

As of September 30, 2021, there is $12,134 of unrecognized compensation expense related to unvested share-based
compensation arrangements granted under the Plan expected to be recognized over a weighted average period of 2.82 years. The weighted-average grant date fair value of options granted in 2021 was $2.68 per share.
The Company recognized share-based compensation expense related to employees’ share options in the consolidated statements of operations for the nine months ended September 30, 2021 and 2020, as follows:

	Nine months ended September 30,
	2021	2020
	Unaudited
Cost of revenues	$16	$5
Research and development	640	302
Sales and marketing	776	482
General and administrative	838	571

Total share-based compensation expense	$2,269	$1,360

A summary of the restricted common shares activities in the nine months ended September 30, 2021 is as follows:

	Amount of options	Weighted average grant- date fair value
	Unaudited
Unvested at January 1, 2021 (audited)	—	$—
Granted	1,834,044	4.31
Unvested	1,120,805	4.31

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 8:-    SHARE CAPITAL (Cont.)

In connection with the Company’s acquisition of RSS, on April 14, 2021, the Company issued an aggregate of 1,834,044 RSUs to certain employees of RSS in connection with the acquisition. The Company recorded compensation expense related to the RSUs of $3,124 for the nine months ended September 30, 2021, which were included in selling and marketing and general and administrative expenses in the Company’s consolidated statements of operations.
NOTE 9:-    COMMITMENTS AND CONTINGENCIES
Leases:
The Company leases office space under a
non-cancelable
lease agreement in Boston, Massachusetts, USA, Boulder, Colorado, USA, Bourne, Massachusetts, USA, Singapore City, Singapore, and Tel Aviv, Israel. During the nine months ended September 30, 2021 and 2020, rent expense incurred under these agreements was $1,110 and $738, respectively. Sublease income during the nine months ended September 30, 2021 and 2020 was $545 and $21, respectively.
Future minimum lease payments due under noncancelable lease agreements as of September 30, 2021, are as follows:

As of September 30, 2021
Unaudited
Q4 2021	$357
2022	1,644
2023	1,669
2024	1,485
2025 and thereafter	1,367

Total lease payments	$6,522

The Company entered into
sub-lease
agreements offsetting the above commitments as of September 30, 2021, as follows:

As of September 30, 2021
Unaudited
Q4 2021	$186
2022	628
2023	642
2024	655
2025 and thereafter	669

Total sub-lease payments	$2,780

NOTE 10:-     CONVERTIBLE NOTES
On September 25, 2020 (the “Effective Date”), the Company entered into an agreement to purchase stock options and convertible note of FreeFall Aerospace Inc (“FreeFall”), a privately held U.S. company which

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 10:-     CONVERTIBLE NOTES (Cont.)

develops antenna technologies for a total consideration of $400 (the “Agreement”). According to the Agreement, at closing, the Company acquired options to purchase Freefall’s stock for a nine months term and a convertible note with a par value of $400. The Company determined that the options and convertible note are freestanding financial instruments and allocated the consideration between the options and the convertible note. The Company elected to use the Fair Value Option pursuant to ASC 825 to measure the convertible note. and elected to measure the options using the measurement alternative pursuant to ASC 321. Accordingly, the Company recorded the convertible notes at its fair value with the residual consideration allocated to the options.
The convertible notes bear 6% annual interest rate and mature in five years. Furthermore, upon closing of a Qualified Financing, the convertible notes will automatically be converted into the lesser of (i) 80% of the price paid per share by investors in the Qualified Financing or, (ii) the price per share equal to $16,000 divided by FreeFall’s capitalization. The number of conversion shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the amount due on the date of conversion by the conversion price.
During the nine months ended September 30, 2021, the Company purchased an additional $850 par value of convertible notes.
The fair value of the total $1,250 convertible notes par value is $389 at September 30, 2021 and is presented in other non-current
assets in the consolidated balance sheet. The Company recorded finance expense of $767 relating to the revaluation of the convertible notes for the nine months ended September 30, 2021.
The options expired on June 30, 2021 and were derecognized. The derecognition resulted in a finance expense of $101.
NOTE 11:-    NET LOSS PER COMMON SHARE
The Company computes net loss per share using the
two-class
method required for participating securities. The
two-class
method requires income available to ordinary shareholders for the period to be allocated between common shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
The following table sets forth the computation of basic and diluted net loss per share attributable to Common shareholders for the periods presented:

	Nine months ended September 30,
	2021	2020
	Unaudited
Basic and diluted net loss per Common share computation:
Numerator:
Net loss attributable to Common shareholders	$(38,698)	$(17,178)

Denominator:
Weighted average Common shares outstanding	9,630,241	9,161,611

Net loss per common share – basic and diluted	$(4.02)	$(1.87)

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 11:-    NET LOSS PER COMMON SHARE (Cont.)

All outstanding Preferred shares, restricted shares, warrants and options for the nine months ended September 30, 2021 and 2020 have been excluded from the calculation of diluted net loss per share, because all such securities are anti-dilutive for all periods presented. The total number of potential shares excluded from the calculation of diluted net loss per share are as follows:

	Nine months ended September 30,
	2021	2020
	Unaudited
Convertible Preferred shares	53,787,090	38,027,618
Outstanding share options	13,011,702	8,890,910
Restricted shares	—	35,223
Warrants	3,038,558	—

Total	69,837,351	46,953,751

NOTE 12:-    SEGMENTS AND GEOGRAPHIC INFORMATION
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, which is the Company’s chief executive officer, in deciding how to make operating decisions, allocate resources and assess performance. The Company’s chief operating decision maker allocates resources and assesses performance at the consolidated level.
The following table summarizes revenue by region based on the shipping address of customers:

	Nine months ended September 30,
	2021	2020
	Unaudited
United States	$4,800	$3,141
Rest of world	$1,848	$818

Total	6,648	3,959
Other than the United States, no other individual country accounted for 10% or more of total revenue for the nine months ended September 30, 2021 or 2020. In addition, for the reported periods, over 90% of the Company’s revenues are recognized over time.
For the nine-months ended September 30, 2021 and 2020, 83% and 99% of revenues recognized were derived from enterprise customers while the residual revenues were derived mainly from government and individual consumers.
NOTE 13:-    SUBSEQUENT EVENTS
The Company evaluated the possibility of subsequent events existing in the Company’s consolidated financial statements through December 16, 2021, the date that the consolidated financial statements were available for issuance. The Company is not aware of any subsequent events which would require recognition or disclosure in the consolidated financial statements, except as noted below.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data
NOTE 13:-    SUBSEQUENT EVENTS (Cont.)

In November 17, 2021, the Company’s Board of Directors approved the repricing of all employee options previously granted in August 2021, based on the Company’s assessment of the fair market value of its common shares on that date. The new exercise price was determined based on the Company’s assessment of the fair market value of its common shares as of November 10, 2021. There was no change in the number of shares subject to each option, vesting or other terms. The incremental fair value resulting from the repricing of the options was estimated at approximately $1,145.
On December 7, 2021, the Company signed a Plan of Merger Agreement with Pine Technology Acquisition Corp and filed this information with the SEC to pursue public company status.
The Tomorrow Companies Panama Inc. (“Tomorrow Panama”) was incorporated and commenced operations under the laws of Panama on October 8, 2021. Tomorrow Panama is a wholly owned subsidiary of the US parent company. There has been no material activity to date.

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com
Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of The Tomorrow Companies Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of The Tomorrow Companies Inc. and its subsidiaries (together the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, statements of convertible preferred shares and shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. As part of our audits we are required to obtain an understanding of internal controls over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
We have served as the Company’s auditor since 2018.
Tel Aviv, Israel
July 1, 2021

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

		As of December 31,
	Note	2020	2019
ASSETS
Current assets:
Cash and cash equivalents		$52,713	$48,123
Short-term bank deposits		126	226
Trade receivables, net		2,413	1,127
Prepaid expenses and other current assets		661	443

Total current assets		55,913	49,919

Non-current assets:
Long-term restricted cash		21	261
Property and equipment, net	5	266	270
Costs to obtain a contract		830	335
Other non-current assets	10	306	—

Total long-term assets		1,423	866

Total assets		$57,336	$50,785

LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable		$831	$268
Deferred revenue		1,990	1,497
Other accounts payable and accrued expenses	6	2,027	2,720
Preferred shares tranche rights liability	3	6,376	439

Total liabilities		11,224	4,924

COMMITMENTS AND CONTINGENCIES	9
Convertible Preferred shares of $0.0001 par value — Authorized:
49,713,007 and 37,669,289 shares at December 31, 2020 and 2019, respectively; Issued and Outstanding: 43,691,148 and 36,103,221 shares at December 31, 2020 and 2019, respectively; aggregate liquidation preference of $114,514 and $87,692 as of December 31, 2020 and 2019, respectively	7	109,139	83,295

SHAREHOLDERS’ DEFICIT	8
Common shares of $0.0001 par value — Authorized: 70,000,000 and 57,915,330 shares as of December 31, 2020 and 2019, respectively; Issued:
9,370,526 and 8,472,281 shares at December 31, 2020 and 2019, respectively; Outstanding: 8,570,525 and 8,472,281 shares at December 31, 2020 and 2019, respectively		1	1
Treasury shares at cost (800,000 and 0 Common shares as of December 31, 2020 and 2019, respectively)		(1,175)	—
Additional paid-in capital		2,315	(447)
Accumulated deficit		(64,168)	(36,988)

Total shareholders’ deficit		(63,027)	(37,434)

Total liabilities, convertible preferred shares and shareholders’ deficit		57,336	50,785

The accompanying notes are an integral part of the consolidated financial statements.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

		Year ended December 31,
	Note	2020	2019
Revenue	4	$5,969	$2,927
Cost of revenue		2,351	1,614

Gross profit		3,618	1,313
Operating expenses:
Research and development		11,775	11,925
Sales and marketing		10,054	9,306
General and administrative		6,338	4,937

Total operating expenses		28,167	26,168

Operating loss		(24,549)	(24,855)
Tranche rights remeasurement expense (income), net	10	2,813	(177)
Financing income, net		(299)	(1,068)

Loss before income taxes		(27,063)	(23,610)
Income tax expense	12	117	252

Net loss		$(27,180)	$(23,862)

Net loss per share attributable to common shareholders:
Basic and diluted net loss per common share	11	$(2.95)	$(3.01)

Weighted average number of common shares used in computing basic and diluted net loss per common share		9,212,841	7,939,992

The accompanying notes are an integral part of the consolidated financial statements.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

(In thousands, except share and per share data)

	Convertible Preferred Shares		Common Shares		Additional Paid-in Capital			Total Shareholders’ Deficit
	Number Shares	Amount	Number Shares	Amount		Treasury Shares	Accumulated deficit
Balance as of January 1, 2019	32,706,987	$71,182	7,434,970	$1	$(463)	$—	$(13,126)	$(13,588)

Issuance of Series B-1 convertible preferred shares, net of issuance costs of $571	2,502,489	8,613		—	—	—	—	—
Extinguishment of ordinary shares	893,745	3,500	(893,745)	—	(3,500)	—	—	(3,500)
Share-based compensation	—	—	—	—	3,393	—	—	3,393
Exercise of common share options	—	—	234,187	*	123	—	—	123
Vesting of restricted common shares	—	—	1,696,869	*	—	—	—	—
Net loss	—	—	—	—	—	—	(23,862)	(23,862)

Balance as of December 31, 2019	36,103,221	$83,295	8,472,281	$1	$(447)	$—	(36,988)	(37,434)

Issuance of Series C convertible preferred shares, net of issuance costs of $90 and settlement of preferred shares tranche rights	6,021,859	20,510	—	—	—	—	—	—
Issuance of Series B-1 convertible preferred shares in connection with settlement of preferred shares tranche rights	1,566,068	5,334	—	—	—	—	—	—
Issuance of preferred share tranche rights	—	—	—	—	743	—	—	743
Share-based compensation	—	—	—	—	1,753	—	—	1,753
Purchase of treasury shares	—	—	—	—	—	(1,175)	—	(1,175)
Exercise of common share options	—	—	332,621	*	266	—	—	266
Vesting of restricted common shares	—	—	565,624	*	—	—	—	—
Net loss	—	—	—	—	—	—	(27,180)	(27,180)

Balance as of December 31, 2020	43,691,148	$109,139	9,370,526	$1	$2,315	$(1,175)	$(64,168)	$(63,027)

*	Represents an amount less than 1

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share data)

	Year ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(27,180)	$(23,862)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	129	100
Share-based compensation	1,753	3,393
Change in fair value of preferred shares tranche liability	2,812	(177)
Change in fair value of convertible notes	(7)	—
Increase in trade receivables, net	(1,286)	(874)
Increase in prepaid expenses and other current assets	(117)	(235)
Increase in costs to obtain a contract	(495)	(335)
Increase in accounts payable	563	47
Increase in deferred revenue	493	1,147
Increase (decrease) in other accounts payable and accrued expenses	(693)	2,242

Net cash used in operating activities	(24,028)	(18,554)

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in short-term deposits	100	(221)
Decrease in long-term restricted cash	240	25
Purchase of non-marketable securities	(400)	—
Purchase of property and equipment	(125)	(191)

Net cash used in investing activities	(185)	(387)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Series B-1 convertible preferred shares and preferred shares tranche right, net of issuance costs	6,134	9,229
Proceeds from issuance of Series C convertible preferred shares and preferred shares tranche right, net of issuance costs	23,578	—
Proceeds from exercise of common share options	266	123
Purchase of treasury shares	(1,175)	—

Net cash provided by financing activities	28,803	9,352

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,590	(9,589)

CASH AND CASH EQUIVALENTS, at beginning of year	48,123	57,712

CASH AND CASH EQUIVALENTS, at end of year	$52,713	$48,123

Supplemental disclosures of cash flow information:
Cash received for interest	$304	$1,128
Cash paid for income taxes	$189	$—

Supplemental disclosures of non-cash investing and financing activities:
Issuance of preferred shares tranche rights	$743	$—
The accompanying notes are an integral part of the consolidated financial statements.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 1 — GENERAL

a.
The Tomorrow Companies Inc. (formerly ClimaCell Inc.) (the “Company”) was incorporated on November 12, 2015 as a Delaware corporation. Since its establishment, the Company provides real time weather forecasting software as a service to its global customers.

b.	The Company has the following wholly owned subsidiaries:
Tomorrow Companies IN Private Limited (“Tomorrow India”) was incorporated and commenced operations under the laws of India in September 2017. Tomorrow.io India is engaged in customer support and research and development services to the Company and commencing in 2020, Tomorrow India is also a distributor of the Company’s products in India.
The Tomorrow Companies Ltd. (“Tomorrow Israel”) was incorporated and commenced operations under the laws of Israel in September 2018. Tomorrow Israel is engaged in customer support and research and development services to the Company and commencing 2020, is also a distributor of the Company’s products in Israel.
ClimaCell Asia Pacific Pte Ltd. (“ClimaCell Singapore”) was incorporated and commenced operations under the laws of Singapore in October 2019. ClimaCell Singapore is engaged in sales services to the Company in the Asia-Pacific region.
ClimaCell G.K. (“ClimaCell Japan”) was incorporated and commenced operations under the laws of Japan in January 2020. There has been no material activity to date.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation and Consolidation
The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated balance sheets of the Company as of December 31, 2020 and 2019 and the consolidated results of operations and cash flows for the years ended December 31, 2020 and 2019. All intercompany transactions and balances have been eliminated in consolidation.

b.	Functional Currency
A majority of the Company’s revenues are generated in U.S. dollars. In addition, a substantial portion of the Company’s costs are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company and each of its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the U.S. dollar.
Accordingly, accounts maintained in currencies other than the U.S. dollar are re-measured
into U.S. dollars in accordance with Accounting Codification Statement (“ASC”) 830, “Foreign Currency Matters” (“ASC 830”). All translation gains and losses resulting from the re-measurement
of monetary balance sheet items are reflected in the statements of operations as financing income or expense as appropriate.

c.	Use of Estimates
In preparing consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates, assumptions and judgements that affect the reported amounts of assets and liabilities and

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 2 — Summary of Significant Accounting Policies (Cont.)

the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates. On an ongoing basis, the Company evaluates its estimates, including those related to the estimated customer life of costs to obtain a contract, share based compensation including the determination of the fair value of a common share, the fair value of convertible note and the fair value of the convertible preferred shares tranche rights liabilities.
The novel coronavirus
(‘COVID-19’)
pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions. The full extent to which the
COVID-19
pandemic will directly or indirectly impact the global economy, the lasting social effects and impact on our business, results of operations, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted. In March 2020, due to the downside effect of the COVID- 19 on the Company’s business, among other actions, the Company reduced its headcount, furloughed employees and decreased employees’ salaries. As of the date of the issuance of these consolidated financial statements, we are not aware of any specific events or circumstances related to
COVID-19
that would require the Company to update our estimates or judgements or adjust the carrying value of our assets or liabilities.

d.	Cash, Cash Equivalents, Short-Term Deposits and Restricted Cash
Cash equivalents are short-term, highly liquid investments that are readily convertible to cash, with original maturities of three months or less at the date acquired. Also included within cash equivalents are other short-term deposit accounts with banks having maturities of 90 days or less at the time of acquisition.
Short-term deposits consist of deposits with maturities of 12 months or less as of the balance sheet date and are presented at cost, including accrued interest.
Long-term restricted cash relates to collateral to secure rent payments.

e.	Trade Receivables, net
Trade receivables, net, are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts considered to be uncollectible based upon management’s assessment of the collectability of accounts receivable, which considers historical write-off
experience and any specific risks identified in customer collection matters. The Company regularly reviews the adequacy of the allowance for doubtful accounts based on a combination of factors, including an assessment of the current customer’s credit worthiness, the age of the balance, the nature, size and financial condition of the customer and the amount of any receivables in dispute. The allowance for doubtful accounts was $198 and $0 as of December 31, 2020 and 2019, respectively.

f.	Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and equivalents, short-term deposit, trade receivables and convertible note. The Company maintains its cash with high-credit quality financial institutions. Trade receivables are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure trade receivables. The Company maintains an allowance for doubtful accounts and believes that its exposure to losses due to credit risk on net trade receivables is limited. The Company had one major customer that represented 10% or more of revenue: 15% and 13% of revenue for the years ended December 31, 2020 and 2019, respectively.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 2 — Summary of Significant Accounting Policies (Cont.)

g.	Property and Equipment, Net
Property and equipment are recorded at cost net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Computers	3 years
Electronic equipment	3 years
Leasehold improvements	Over the shorter of the term of the related lease
or the life of the asset
Office furniture and equipment	3 years

h.	Impairment of Long-Lived Assets
The Company’s long-lived assets are reviewed for impairment in accordance with ASC
No. 360-10-35,
Property, Plant, and Equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2020 and 2019, no impairment losses have been identified.

i.	Investment in non-marketable securities
The Company invested in options to acquire shares of a privately held company without a readily determinable market value (see Note 10). The options are accounted for under ASC 321 “Investment – Equity securities” as the options are not derivatives pursuant to ASC 815 “Derivatives and Hedging”. Since the options do not have a readily determinable fair value and do not qualify for the net asset value practical expedient pursuant to ASC 820 “Fair Value”, the options are eligible for the measurement alternative under ASC 321. The Company has elected the measurement alternative defined as cost, less impairment, plus or minus adjustments resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The investment is reviewed periodically to determine if its value has been impaired and adjustments are recorded as necessary. During the year ended December 31, 2020, no impairment loss was identified.

j.	Fair Value of Financial Instruments
Under US GAAP, fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and requires that assets and liabilities carried at fair value are classified and disclosed in the following three categories:

Level 1-	Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at measurement date.

Level 2-	Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3-	Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 2 — Summary of Significant Accounting Policies (Cont.)

The carrying amounts of cash equivalents, short-term deposit, trade receivables, prepaid expenses, accounts payable, accrued expenses, deferred revenue and other current liabilities approximate fair value due to the short-term maturity of these instruments.
The fair value measurement of convertible preferred shares tranche rights and investment in convertible notes (see Note 10) are measured using unobservable inputs that require a high level of judgment to determine fair value, and thus are classified as Level 3 financial instruments. The Company estimates the fair value of convertible preferred shares tranche rights options and obligations (defined in Note 2s) and the convertible notes using the Binominal Option Pricing model, Forward Pricing model and Probability Weighted Expected Return method, respectively.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

k.	Revenue Recognition
The Company’s revenues are derived primarily from
software-as-a-service
(“SaaS”) subscriptions, which provide access to a platform weather dashboard which allows customers the ability to monitor the weather, receive insights and dynamic alerts. The Company also provides professional services and historical weather data reports.
The Company recognizes revenue in accordance with ASC Topic 606, Revenue from contracts with customers (“ASC 606”) when, or as, control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.
The Company determines revenue recognition through the following steps:

1.	Identification of the contract, or contracts, with a customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of revenue when, or as, the performance obligations are satisfied.
The Company’s solution allows the customer to access its hosted platform over the contract period without taking possession of the platform, provided on a subscription basis and recognized ratably over the contract period, which is typically one year. Professional services revenues are recognized as services are performed. Historical weather data is recognized at a point in time when the data is made available for download to the customer.
The contract arrangements are generally based on a fixed fee, are non-cancelable
and do not allow refunds to customers. The Company records unbilled receivables from contracts when the revenue recognized exceeds the amount billed to the customer.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative stand-alone selling price

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 2 — Summary of Significant Accounting Policies (Cont.)

(“SSP”). The Company uses judgment in determining the SSP. If the SSP is not observable through standalone transactions, the Company estimates the SSP considering available information such as geographic factors, customer size and approved pricing guidelines related to the performance obligations.
The Company applies the practical expedient in ASC 606 and does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

l.	Costs to Obtain a Contract
The Company capitalizes sales commissions and associated payroll taxes paid that considered incremental and recoverable costs of obtaining customers contracts. Sales commissions paid for initial contracts, which are not commensurate with sales commissions paid for renewal contracts, are capitalized and amortized on a straight-line basis in sales and marketing expenses over a period of benefit that is estimated to be three years and presented as costs to obtain a contract in the consolidated balance sheet. The Company determined the period of benefit by taking into consideration its technology’s useful life and other factors. The Company periodically reviews the deferred contract costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit. There were no impairment losses recorded during the periods presented.

Costs to obtain a contract	December 31,
	2020	2019
Beginning balance	$335	$—
Additions	735	401
Amortization	(240)	(66)

Costs to obtain a contract	$830	$335

m.	Deferred Revenue and Remaining Performance Obligations
Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription services. Deferred revenue is recognized as revenue when the services have been provided to the customers. Customers are typically invoiced for these contracts in regular installments or at the start of the contract and revenue is recognized ratably over the contractual subscription period.
Since substantially all of the Company’s contracts have original terms of one year or less, substantially all of the Company’s remaining performance obligations are expected to be recognized over the next twelve-months. As of December 31, 2020, and 2019, deferred revenue was $1,990 and $1,497, respectively.

n.	Operating Leases
The Company enters into various operating leases for its operations. Rent expense is recognized over the term of the lease, starting when the Company takes possession of or controls the physical use of the property.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 2 — Summary of Significant Accounting Policies (Cont.)

o.	Cost of Revenue
Cost of revenue primarily consists of salaries and benefits related costs, share-based compensation, governmental weather data feed access, third party hosting costs and data providers and allocated overhead costs.

p.	Research and Development
Research and development expenses primarily consist of salaries and benefits related costs, share-based compensation, third-party software tools and hosting fees and allocated overhead costs. Research and development costs are expensed to the statement of operations as incurred.

q.	Sales and Marketing
Sales and marketing expenses consist of salaries (including commissions) and benefits related costs, share-based compensation, travel and allocated overhead. Marketing expenses also include advertising costs, events, and content and branding campaigns. These costs also consist of third-party professional service fees for external sales advisors, marketing contractors and consulting services.
Advertising expenses:
Advertising is expensed as incurred. Advertising expense amounted to $1,373 and $341 for the years ended December 31, 2020 and 2019, respectively.

r.	General and Administrative
General and administrative expenses consist of salaries and benefits related costs, share-based compensation, third-party professional service fees and allocated overhead costs.

s.	Convertible Preferred Shares Tranche Rights
The terms of the Series
B-1
and Series C Preferred Shares Purchase Agreements include certain tranche rights granted to investors that purchased the Series
B-1
and Series C Preferred shares. The Series
B-1
tranche rights provide the investor the option to purchase up to an aggregate of 766,068 Series
B-1
Preferred shares at $3.9161 per share.
The Series C tranche rights provide the investors the option to purchase up to an aggregate of 6,021,859 Series C Preferred shares at $3.9304 per share. In addition, an additional tranche right was entered into as part of the series C Preferred Share Purchase Agreement. The additional tranche right obligates the Company to issue and an investor to purchase 2,798,698 Series C Preferred shares at $3.9304 per share. The Company concluded that both the Series
B-1
and the Series C tranche rights meet the definition of a freestanding financial instrument, as the Series
B-1
and Series C tranche rights are legally detachable and separately exercisable from the Series
B-1
and Series C Preferred Shares.
At initial recognition, the Company recorded the Series
B-1
and Series C tranche rights as a liability on the balance sheets at its estimated fair value. Series
B-1
and Series C Preferred Shares tranche rights are subject to remeasurement at each balance sheet date, with changes in fair value recognized as tranche rights and warrant remeasurement expense (income), net in the consolidated statement of operations.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 2 — Summary of Significant Accounting Policies (Cont.)

On April 2020, the Company entered into an additional preferred shares tranche rights transaction with an existing investor. The tranche rights obligate the investor in Series
B-1
Preferred shares to purchase and the Company to sell an additional 800,000 Series
B-1
Preferred shares at $3.9161 per share. The Company recorded the additional tranche rights transaction at fair value. The Company subsequently remeasured the obligation at fair value until settlement on May 2020.

t.	Share-Based Compensation
The Company accounts for share-based compensation under Topic 718, Compensation — Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees, non-employee
consultants, and directors. The Company calculates the fair value of share options on the date of grant using the Black-Scholes option-pricing model and the expense is recognized over the requisite service period of each individual grant on a straight-line basis over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions. Forfeitures are accounted for as they occur.
Total share-based compensation expense resulting from employee and non-employee
stock options included in the statement of operations for the years ended December 31, 2020 and 2019 amounted to $1,753 and $3,393, respectively. That amount was allocated to each line item in the statement of operations as required by ASC 718.

u.	Net Loss per Common Share Attributable to Common Shareholders
The Company computes net loss per share using the
two-class
method required for participating securities. The
two-class
method requires income available to Common shareholders for the period to be allocated between Common shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its Convertible Preferred shares to be participating securities as the holders of the Convertible Preferred shares would be entitled to dividends that would be distributed to the holders of Common shares, on a pro-rata
basis assuming conversion of all Convertible Preferred shares into Common shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.
The Company’s basic net loss per share is calculated by dividing net loss attributable to Common shareholders and by the weighted-average number of shares of Common shares and Preferred shares outstanding for the period, without consideration of potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of Common shares are anti-dilutive.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 2 — Summary of Significant Accounting Policies (Cont.)

All outstanding Preferred shares, restricted shares and options for the years ended December 31, 2020 and 2019 have been excluded from the calculation of the diluted net loss per share, because all such securities are anti-dilutive for all periods presented. The total number of potential shares excluded from the calculation of diluted net loss per share are as follows:

	Year ended December 31,

	2020	2019
Convertible Preferred shares	39,434,922	34,805,943
Outstanding share options	10,576,794	5,829,448
Restricted shares	26,345	966,983

Total	50,038,061	41,602,374

v.	Income Taxes
The Company accounts for income taxes using the asset and liability approach. Deferred income tax assets and liabilities are recognized for the future tax consequences of differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates scheduled to be in effect when temporary differences are expected to be recovered or settled.
The effect of a change in enacted tax rates on the deferred income tax assets and liabilities is recognized in income in the financial statement period when the new tax rates are enacted. The Company assesses the realizability of its deferred income tax assets annually and records a valuation allowance when it is determined more likely than not that a deferred income tax asset will not be realized in full.
The Company accounts for the uncertainty in income taxes as prescribed by the minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is more likely than not being realized upon ultimate settlement. The Company records interest and penalties related to income tax matters in finance expense. The Company did not identify any such uncertain tax positions that require provisions or disclosure for the reported periods.

w.	Employee Benefit Plans
The Company has a 401(k)-retirement plan which permits all eligible employees to defer a portion of their compensation under the Code. Pursuant to the provisions of the 401(k) plan, the Company may make discretionary contributions on behalf of the eligible employees. The Company has not made any contributions to the 401(k) to date.
Israeli Severance Pay
Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. We have elected to include our employees in Israel under Section 14 of the Severance Pay Law, under which these employees are entitled only to monthly deposits made in their name with insurance companies, at a rate of 8.33% of their monthly salary. These payments release us from any future obligation under the Israeli Severance Pay Law to make

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 2 — Summary of Significant Accounting Policies (Cont.)

severance payments in respect of those employees; therefore, any liability for severance pay due to these employees, and the deposits under Section 14 are not recorded as an asset in the consolidated balance sheets.
Severance pay expense for the years ended December 31, 2020 and 2019 amounted to $420 and $355, respectively.

x.	Recently Issued Accounting Standards, Adopted
As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

1.
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU)
No. 2014-09,
Revenue from Contracts with Customers (Topic 606) (“ASC 606”). This new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In addition, ASU
2014-09
provides guidance on accounting for certain revenue-related costs including, but not limited to, when to capitalize costs associated with obtaining and fulfilling a contract. The standard also requires certain new disclosures. On January 1, 2019, the Company adopted the standard using the modified retrospective method of adoption to those contracts which were not completed by then. The impact of adopting ASC 606 on the Company’s revenue was not material.

In accordance with the new revenue standard requirements, the disclosure of the impact of adoption on our consolidated statement of operations and balance sheet for the year ended December 31, 2019 was as follows:
Consolidated Balance Sheet

	Balance as reported at December 31, 2019	Adjustments due to Topic 606	Amounts under Topic 605
Deferred contract costs	$335	$335	$—
Accumulated deficit	(36,988)	(335)	(37,323)
Consolidated Statement of Operations

	Balance as reported at December 31, 2019	Adjustments due to Topic 606	Amounts under Topic 605
Sales and marketing	$9,306	$335	$9,641
Net loss	(23,862)	(335)	(24,197)

2.
In November 2016, the FASB issued ASU
No. 2016-18,
Statement of Cash Flows (ASC Topic 230) —Restricted Cash (“ASU
2016-18”).
ASU
2016-18
clarifies amendments in the update applicable to all entities that have restricted cash or restricted cash equivalents that are required to be presented in the statement of cash flows under ASC Topic 230. The core principle of the update requires a statement of

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 2 — Summary of Significant Accounting Policies (Cont.)

cash flows to explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period
and
end-of-period
total amounts shown on the statement of cash flows. These amendments are effective for fiscal years beginning after December 15, 2018. ASU
2016-18
also requires cash purchases and sales of items commonly considered to be cash equivalents generally as part of the entity’s cash management activities rather than part of its operating, investing, and financing activities, and details of those transactions need not be reported in a statement of cash flows. The statement of cash flows presents the information in a manner that reconciles beginning and ending totals of cash and cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. The Company adopted this ASU retrospectively on January 1, 2019.

3.
In June 2018 the FASB issued ASU
2018-07
“Improvement to Nonemployee Share-based Payment Accounting” to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date. The Company adopted ASU
2018-07
on January 1, 2019. The effect of the adoption for the year ended December 31, 2019 was immaterial.

4.
In August 2018, the FASB issued ASU
2018-13,
Fair Value Measurements (ASC 820). The amendments in this update remove disclosures that no longer are considered cost beneficial, modify/clarify the specific requirements of certain disclosures, and add disclosure requirements identified as relevant. The ASU is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted. ASU 2018- 13 became effective for the Company on January 1, 2020 and did not have a significant impact on the Company’s consolidated financial statements.

y.	Recently Issued Accounting Standards, Not Yet Adopted

1.
In February 2016, the FASB issued ASU
No. 2016-02,
Leases, which would require lessees to recognize all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use
asset for the right to use the underlying asset for the lease term. In June 2020, the FASB issued ASU
No. 2020-05,
Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU
2016-02
for
non-public
entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is currently evaluating the effect that ASU
2016-02
will have on its consolidated financial statements and related disclosures.

2.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the effect that ASU
2016-13
will have on its consolidated financial statements.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 3: — Fair Value Measurements
The following table presents information about our financial instruments that are measured at fair value on a recurring basis:

	As of December 31, 2019
	Fair Value	Level 1	Level 2	Level 3
		(in thousands)
Financial Assets:
Bank deposits included in cash and cash equivalents	$40,697	$—	$40,697	$—

Financial Liabilities:
Preferred shares tranche rights liability	$439	$—	$—	$—

	As of December 31, 2020
	Fair Value	Level 1	Level 2	Level 3
		(in thousands)
Financial Assets:
Bank deposits included in cash and cash equivalents	$42,940	$—	$40,697	$—
Investment in convertible notes (note 10)	306	—	—	306

Financial Liabilities:
Preferred shares tranche rights liability	$6,376	$—	$—	$6,376

The key inputs used in the valuation of the Preferred share
B-1
tranche rights option at issuance on April 2019, as of December 31, 2019 and the exercise date (March 2020) are as follows:

	April 4, 2019	December 31, 2019	March 23, 2020
Expected future Preferred share B-1 price	$5.98	$5.51	$3.04
Probability to exercise	40%	47%	100%
Time to liquidity (years)	3.13	2.39	1.24
Underlying asset volatility	51.65%	35.89%	—
Discount rate	2.41%	1.55%	0.01%
The key inputs used in the valuation of the Preferred share C tranche rights option at issuance on July 24, 2020 and as of December 31, 2020 are as follows:

	July 24, 2020	December 31, 2020
Expected future Preferred share C price	$5.41	$6.75
Probability to exercise	39%	40%
Time to liquidity (years)	0.57	0.57
Underlying asset volatility	47.68%	55.09%
Discount rate	0.16%	0.09%

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 3: — Fair Value Measurements (Cont.)

The key inputs used for the valuation of the Preferred share
B-1
tranche rights obligation at issuance on April 2020 and at the exercise date (May 2020) are as follows:

	April 1, 2020	May 15, 2020
Spot price	$2.98	$2.92
Forward price	3.9161	3.9161
Time to liquidity (years)	0.21	0
Risk free rate	0.07%	0%
The key inputs used in the valuation of the Preferred share C tranche rights obligation at issuance on July 2020 and at the exercise date (August 2020) are as follows:

	July 24, 2020	August 31, 2020
Spot price	$3.36	$3.43
Forward price	3.9304	3.9304
Time to liquidity (years)	0.1	0
Risk free rate	0.1%	0%
The key inputs used in the valuation of the convertible notes at investment date on September 25, 2020 and as of December 31, 2020 are as follows:

	September 25, 2020	December 31, 2020
Discount rate	30%	30%
Risk free rate	0.12%	0.1%
Volatility	96.2%	89.2%
The following table presents the summary of the changes in the fair value of our Level 3 financial instruments:

Investment in Convertible Notes (other assets)
Balance as of December 31, 2019	$—
Investment in convertible notes	299
Change in fair value	7

Balance as of December 31, 2020	$306

Preferred Shares Tranche Rights Liability
Balance as of January 1, 2019	—
Issuance of preferred shares tranche rights	$616
Change in fair value	(177)

Balance as of December 31, 2019	$439

Issuance of preferred shares tranche rights	898
Settlement of preferred shares tranche rights	2,226
Change in fair value	2,813

Balance as of December 31, 2020	$6,376

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 4: — Revenue
Disaggregation of Revenue-
Please see Note 13.
Contract balances:
The following table provides information about trade receivables (including unbilled receivables), and contract liabilities (deferred revenues) from contracts with customers:

	December 31, 2020	December 31, 2019
	$2,024	$1,036
Trade receivables, net (*)
Deferred revenues	1,990	1,497

(*)	Including unbilled receivables of $389 and $91 as of December 31,2020 and 2019, respectively.
NOTE 5: — Property and Equipment, Net

	December 31,
	2020	2019
Computers	$390	$319
Electronic equipment	55	55
Leasehold improvements	59	7
Office furniture and equipment	36	34
Less—accumulated depreciation	(274)	(145)

Property and equipment, net	$266	$270

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 amounted to $129 and $100, respectively.
NOTE 6: — Other Accounts Payable and Accrued Expenses

	December 31,
	2020	2019
Employees and payroll accruals	$697	$1,619
Government authorities	317	161
Accrued expenses and other liabilities	886	498
Tax payable	127	442

	$2,027	$2,720

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 7: — Convertible Preferred Shares
Convertible preferred shares consist of the following:

	As of December 31, 2020
	Shares Authorized	Original Issue Price	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series Seed	3,599,811	$0.3847	3,599,811	$1,443	$1,385
Series A	3,188,400	1.0977	3,188,400	3,459	3,500
Series A-1	9,342,176	1.7670	9,342,176	16,413	16,507
Series B	16,576,600	3.0163	16,576,600	49,867	50,000
Series B-1	4,962,302	3.9161	4,962,302	17,447	19,432
Series C	12,043,718	3.9304	6,021,859	20,510	23,690

	49,713,007		43,691,148	$109,139	$114,514

	As of December 31, 2019
	Shares Authorized	Original Issue Price	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series Seed	3,599,811	$0.3847	3,599,811	$1,443	$1,385
Series A	3,188,400	1.0977	3,188,400	3,459	3,500
Series A-1	9,342,176	1.7670	9,342,176	16,413	16,507
Series B	16,576,600	3.0163	16,576,600	49,867	50,000
Series B-1	3,396,234	3.9161	3,396,234	12,113	13,300

	36,103,221		36,103,221	$83,295	$84,692
The holders of the convertible preferred shares have the following rights, preferences and privileges:
Voting Rights
The holders of the Common shares are entitled to one vote for each share of Common share held at all meetings of shareholders (and written actions in lieu of meetings), provided, however, that, except as otherwise required by law, holders of Common shares, as such, shall not be entitled to vote on any amendment that relates solely to the terms of one or more outstanding series of Preferred Shares if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting.
Dividend Rights
The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital shares of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of corporation) the holders of Preferred shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if’ applicable, as if all shares of’ such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 7: — Convertible Preferred Shares (Cont.)

Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.
No dividends have been declared or paid to date.
Conversion Rights
At any time following the date of issuance, each preferred share is convertible, at the option of its holder, into the number of common shares, calculated by dividing the applicable original issue price per share of each series by the applicable conversion price per share of each series. The Series Seed, Series A, Series
A-1,
Series B, Series
B-1,
and Series C conversion price shall initially be equal to the original issue price of $0.3847, $1.0977, $1.7670, $3.0163, $3.9161, and $3.9304 per share, respectively, adjustable for certain dilutive events. If, after the issuance date of the convertible preferred shares, the Company issues or sells, or is deemed to have sold, additional shares of common shares without consideration or for a consideration per share less than the conversion price of convertible preferred shares in effect immediately prior to the issuance of such additional shares of common shares, except for certain exceptions allowed, the conversion price of convertible preferred shares would be adjusted. The convertible preferred shares are converted into common shares on a one-for-one
basis prior to closing of a Merger, as defined. All convertible preferred shares are subject to mandatory conversion upon the closing of an initial public offering resulting in net proceeds of at least $50,000 or upon the decision of the requisite investors, as defined.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or certain deemed liquidation events, the holders of Preferred shares then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, on a pari passu basis, before any payment shall be made to the Common shareholders by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all preferred shares been converted into Common shares immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, as defined.
If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of convertible preferred shares the full amount to which they shall be entitled, the holders of convertible preferred shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
After the payment to the holders of convertible preferred shares of the full preferential amounts specified above, all of the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of convertible preferred shares and common shares pro rata based on the number of common shares held by each such holder on an as-converted
basis.
Balance Sheet Classification
The deemed liquidation preference provisions of the convertible preferred shares are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the convertible preferred shares have been presented outside of permanent equity in the temporary equity (mezzanine) section of the consolidated financial statements.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 7: — Convertible Preferred Shares (Cont.)

As of December 31, 2019, and 2020, the Company did not adjust the carrying values of the convertible preferred shares to the deemed liquidation values of such shares since a deemed liquidation event was not probable.
Issuance of preferred shares
In April 2019, the Company signed share purchase agreements with certain of its existing and new investors and issued 2,502,489 Preferred
B-1
Shares at a price per share of $3.916 for a total consideration of $8,613, net of issuance expenses and tranche rights liability. Additionally, pursuant to the purchase agreement, 893,745 Common Shares held by the Company’s founders, were sold to an investor at a price per share of $3.916 and contemporaneously were exchanged by the Company to Preferred
B-1
shares. The difference between the Preferred
B-1
share and the fair value of the Common Share amounted to $ 2,186 and was recorded as share-based compensation expense in accordance with ASC 718. In addition, the exchange was accounted for as an extinguishment of the Common shares. As such, the new preferred shares issued in connection with the extinguishment were recorded at fair value.
In April 2020, the Company issued 1,566,068 Preferred
B-1
shares at $3.9161 per share upon settlement of the preferred shares tranche right asset at fair value of $799.
Between July to October 2020, the Company entered into a Preferred C share purchase agreement with certain investors, according to which it issued 3,223,161 Preferred C shares at $3.9304 per share, for a total consideration of 10,936 net of issuance expenses of $90, issuance of preferred shares tranche right liability at fair value of $1,641. In August 2020, the Company issued 2,798,698 Preferred C shares at $3.9304 per share upon settlement of the Preferred C shares tranche right asset at fair value of $1,425.
NOTE 8: — Share Capital

a.	Common shares:
Common shares shall confer on their shareholders all rights in the Company, including the right to vote on any matter at any general meeting, with each common share having voting power of one vote for one common share, the right to receive notice of any General Meeting, the right to receive dividends and to participate in any distribution of surplus assets and funds in the Company.
The voting, dividend and liquidation rights of the Common shareholders are subject to, and qualified by, the rights, powers and preferences of the Preferred shareholders and as designated by resolution of the Board of Directors. The holders of a Common share are entitled to one vote for Common share held.

b.	Restricted shares:
In 2016, the Company and its founders signed a restricted Common shares agreement according to which the founders’ shares will be subject to a four-year vesting period commencing January 2016. 565,632 and 1,696,869 of the founders’ shares vested during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, all the founders’ shares were vested.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 8: — Share Capital (Cont.)

Non-vested
restricted Common shares activity during the year ended December 31, 2020 is as follows:

Shares
Non-vested at December 31, 2019	565,632
Vested	565,632

Non-vested at December 31, 2020	—

c.	Share option plan:
On August 30, 2016, the Board of Directors adopted the 2016 Stock Incentive Plan (the “Plan”). Under the terms of the Plan, incentive share options (ISOs) may be granted to employees of the Company and nonqualified share options or restricted share awards may be granted to directors, consultants, employees and officers of the Company. The exercise price of ISOs cannot be less than the fair value of the Company’s Common share on the date of grant, or less than 110% of the fair value in the case of employees holding 10% or more of the voting shares of the Company. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant.
As of December 31, 2020, the Company’s authorized Common shares include 15,145,099 shares of Common shares reserved for issuance of options or restricted shares for future grants.
Stock option activity under the Plan during the year ended December 31, 2020 was as follows:

	Number of options	Weighted average exercise price (per share)	Weighted average remaining contractual life (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2020	6,390,970	$0.99	8.95	$3,087
Granted	8,532,449	0.90
Exercised	(332,621)	0.80
Forfeited	(3,738,340)	1.30

Outstanding at December 31, 2020	10,852,458	0.82	8.75	6,389

Vested and expected to vest at December 31, 2020	10,851,208	0.82	8.75	6,388

Exercisable at December 31, 2020	2,926,315	$0.68	7.86	$2,155

As of December 31, 2020, there is $6,812 of unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan expected to be recognized over a weighted average period of 2.96 years. The weighted-average grant date fair value of options granted during 2020 was $0.90 per option.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 8: — Share Capital (Cont.)

The Company recognized share-based compensation expense related to employees’ share options in the consolidated statements of operations for the years ended December 31, 2020 and 2019, as follows:

	Year ended December 31,
	2020	2019
Cost of revenues	$8	$6
Research and development	436	384
Sales and marketing	733	1,783
General and administrative	576	1,220

Total share-based compensation expense	$1,753	$3,393

The Company uses the Black Scholes option pricing model to value option grants on the date of grant and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company bases its expected volatility on the volatilities of certain publicly traded peer companies. Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price.
The Company is a privately-held company and therefore lacks company-specific historical and implied volatility information. The Company intends to continue to consistently use the same group of publicly traded peer companies to determine volatility in the future until such time that sufficient information regarding the volatility of the Company’s share price becomes available or that the selected companies are no longer suitable for this purpose. The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected term of options granted is determined based on the average of the vesting term and the contractual lives of all options awarded. The expected dividend yield assumption is based on the Company’s history and expectation of dividend payouts.
In determining the exercise prices for options granted, the Company has considered the fair value of the Common share as of the measurement date. The fair value of the Common share has been determined by management with the consideration of a third-party valuation, which contemplates a broad range of factors, including the illiquid nature of the investment in the Company’s Common share, the Company’s historical and future financial performance and financial position, future prospects and opportunity for liquidity events, and recent sale prices of Common and Preferred shares.
The following table provides the assumptions used in determining the fair value of the share-based awards for the years ended December 31, 2020 and 2019:

Year ended December 31,
	2020	2019
Risk-free interest rate	0.39% - 1.5%	1.5% - 2.6%
Expected dividend yield	—	—
Expected volatility	73% - 86%	79%-82%
Expected life	6 years	6 years
Fair value of Common share	$0.78 - 1.47	$1.16 - 1.47

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 9: — Commitments and Contingencies

a.	Leases:
The Company leases office space under a
non-cancelable
lease agreement in Boston, Massachusetts, Boulder, Colorado and Tel Aviv, Israel. During the years ended December 31, 2020 and 2019, rent expense incurred under these agreements was $1,107 and $800, respectively. Sublease income during the years ended December 31, 2020 and 2019 was $176 and $56, respectively.
Future minimum lease payments due under noncancelable lease agreements as of December 31, 2020, are as follows:

2021	$1,167
2022	1,149
2023	1,118
2024 and thereafter	1,706

Total lease payments	$5,140

The Company has entered into
sub-lease
agreements offsetting the above commitments by $3,265 between 2021 and 2025.

b.	2020 Legal Settlement:
On March 9, 2020, the Company entered into a Settlement and General Release Agreement with a former employee and founder. The Company paid $1,175 cash consideration to purchase 800,000 shares of the Company’s Common shares from the individual. The Company also paid $2,324 cash consideration for release of all claims, which is included within the general and administrative line item on the statement of operations.
NOTE 10: — Convertible Notes
On September 25, 2020 (the “Effective Date”), the Company entered into an agreement to purchase stock options and convertible note of FreeFall Aerospace Inc (“FreeFall”), a privately held U.S. company which develops antenna technologies for a total consideration of $400 (the “Agreement”). According to the Agreement, the Company acquired options to purchase Freefall’s stock for a nine months term and a convertible note with a par value of $400. The Company determined that the options and convertible note are freestanding financial instruments and allocated the consideration between the options and the convertible note. The Company elected to use the Fair Value Option pursuant to ASC 825 to measure the convertible note and elected to measure the options using the measurement alternative pursuant to ASC 321. Accordingly, the Company recorded the convertible notes at fair value with the residual consideration allocated to the options.
The convertible notes bear a 6% annual interest rate and mature in five years. Furthermore, upon closing of a Qualified Financing, the convertible notes will automatically be converted into the lesser of (i) 80% of the price paid per share by investors in the Qualified Financing or, (ii) the price per share equal to $16,000 divided by FreeFall’s capitalization. The number of conversion shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the amount due on the date of conversion by the conversion price.

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 10: — Convertible Notes (Cont.)

The fair value of the convertible note as of December 31, 2020 was estimated at $306 and is presented in other non-current
assets in the consolidated balance sheets. The option is presented at $101 as of December 31, 2020, included in prepaid expenses and other current assets in the consolidated balance sheets.
In 2021, subsequent to balance sheet date, the Company purchased additional convertible notes from Freefall in the amount of $850.
NOTE 11: — Net Loss Per Common Share
The following table sets forth the computation of basic and diluted net loss per share attributable to Common shareholders for the periods presented:

	Year ended December 31,
	2020	2019
Basic and diluted net loss per common share computation:
Numerator:
Net loss attributable to common shareholders	$27,180	$23,862

Denominator:
Weighted average common shares outstanding	9,212,841	7,939,992

Net loss per common share — basic and diluted	$(2.95)	$(3.01)

NOTE 12: — Income Taxes
The Tomorrow Companies Inc. and its Subsidiaries are separately taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

a.	Taxes on income:
Israel:
Ordinary taxable income in Israel is subject to a corporate tax rate of 23% in 2020 and 2019. There is a benefit regime for “Preferred Enterprises” (“PE”), granting a 16% tax rate in central Israel on income deriving from providing research and development services to a foreign resident, subject to several conditions being fulfilled. The Company has PE status and is expecting to benefit from it for future tax years. The PE status has tax-effected
the Company’s Israel deferred tax assets and liabilities at the appropriate PE rates.
United States:
The U.S. corporate federal tax rate is 21%.

b.	Loss before income taxes is comprised as follows:

	Year ended December 31
	2020	2019
Domestic	$(28,014)	$(24,312)
Foreign	951	702

	$(27,063)	$(23,610)

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 12: — Income Taxes (Cont.)

c.	Income taxes are comprised as follows:

2020	U.S.	Foreign	Total
Current	$—	$117	$117
Deferred	—	—	—

Income tax expense	$—	$117	$117

2019	U.S.	Foreign	Total
Current	$58	$194	$252
Deferred	—	—	—

Income tax expense	$58	$194	$252

d.	A reconciliation of the differences between the effective tax rate and the federal statutory tax rate for the years ended December 31 is as follows:

	2020	2019
Loss before income taxes	$27,063	$23,610
Federal statutory income tax rate	21.00%	21.00%

Theoretical tax benefit	(5,683)	(4,958)

State taxes, net of federal benefit	(1,230)	(1,436)
Remeasurement of tranche rights liability	591	(37)
Non-deductible expenses and other permanent differences	526	315
Change in valuation allowance	6,733	6,737
Research and development tax credit	(650)	(392)
Tax expense at rate other than the U.S. statutory tax rate	(25)	5
Other	(145)	18

Income tax expense	$117	$252

e.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The approximate amount of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019 are as follows:

	Year ended December 31,
	2020	2019
Net operating losses	$15,534	$9,182
Research and development tax credit	1,178	529
Other temporary differences	379	647
Valuation allowance	(17,091)	(10,358)

Total deferred income tax assets	—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 12: — Income Taxes (Cont.)

tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable loss and projections for future taxable losses over the period in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences as of December 31, 2020 and 2019 and accordingly, a full valuation allowance has been maintained and no deferred tax assets were shown in the accompanying balance sheet.
As of December 31, 2020, the Company has net operating loss carryforwards available to offset future federal taxable income of $56,488 and state income tax loss carryforwards of $60,519. Federal net operating losses incurred before December 31, 2017, may be carried forward for 20 years but may only offset up to 80% of taxable income in a given year. Due to the Tax Cuts and Jobs Act, for tax years beginning after December 31, 2017, net operating losses may be carried forward indefinitely. State net operating losses expire during various years through 2037. Out of the federal net operating losses totaling $56,488, $2,189 will expire on 2036-2037, with the remaining net operating losses carried forward indefinitely.
The Company experienced an “ownership change”, as defined in IRC section 382, on November 15, 2017 and October 29, 2020. These changes in ownership subject the Company to the general limitations imposed by section 382, which may limit the Company’s ability to utilize certain federal tax attributes, including the Company’s accumulated net operating losses.
The Company files the U.S. federal and state tax returns in jurisdictions with varying statutes of limitations. In the normal course of business, the Company is subject to examination by federal, state and local jurisdictions, where applicable. All of the Company’s tax years will remain open for examination by federal and state authorities for three or more (depending on the state) years, respectively, from the date of utilization of any net operating losses. The Company is not currently under examination in any major tax jurisdiction.
NOTE 13: — Segments and Geographic Information
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, which is the Company’s chief executive officer, in deciding how to make operating decisions, allocate resources and assess performance. The Company’s chief operating decision maker allocates resources and assesses performance at the consolidated level.
The following table summarizes property and equipment, net by country:

	As of December 31,
	2020	2019
Israel	$158	$165
United States	108	105

Total property and equipment, net	$266	$270

THE TOMORROW COMPANIES INC. AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)
NOTE 13: — Segments and Geographic Information (Cont.)

The following table summarizes revenue by region based on the shipping address of customers:

	Year ended December 31,
	2020	2019
United States	$4,653	$2,476
Rest of world	1,316	451

	$5,969	$2,927

Other than the United States, no other individual country accounted for 10% or more of total revenue for the years ended December 31, 2020 and 2019.
NOTE 14: — Subsequent Events
The Company evaluated the possibility of subsequent events existing in the Company’s consolidated financial statements through June 1, 2021, the date that the consolidated financial statements were available for issuance. The Company is not aware of any subsequent events which would require recognition or disclosure in the consolidated financial statements, except as noted below.

a.	Convertible Notes — See Note 10

b.	2021 Business Acquisition
On March 28, 2021, the Company entered into an agreement of reorganization to acquire Remote Sensing Solutions (“RSS”), a U.S company located in Massachusetts, that has developed advanced radar technology. On April 14, 2021, the acquisition closing date, the Company acquired all of the share capital of RSS for consideration of $11,500 of cash and issuance of 1,834,044 of the Company’s Common shares.

c.	Preferred Share Financing
In March 2021, the Company issued an additional 3,395,711 of Series C Preferred shares for cash consideration of $13,347, upon settlement of the investor’s tranche right to purchase additional Series C Preferred shares.
In March 2021, the Company issued 11,097,399 Series D Preferred shares for cash consideration of $69,584 at a price per share of $6.27.
In April 2021, as part of the Series D Preferred share agreement, the Company issued to certain Series D Preferred shares investors, warrants to purchase Series D Preferred shares at an exercise price of $6.27 per share.

Remote Sensing Solutions, Inc.
Balance Sheet
As of March 31, 2021

2021 $
Assets
Current Assets
Cash	544,910
Accounts receivable	139,497
Inventories	745,536
Prepaid expenses	20,922

Total Current Assets	1,450,865
Noncurrent Assets
Property and equipment
Machinery and equipment	454,248
Leasehold improvements	140,463
Furniture and fixtures	21,136
Other depreciable and amortizable assets	12,572
Accumulated depreciation and amortization	(125,330)

Total Property and equipment	503,089
Goodwill and intangible assets, net	16,848

Total Noncurrent Assets	519,937

Total Assets	1,970,802

Liabilities & Stockholders’ Equity
Liabilities
Current Liabilities
Accounts payable	161,166
Accrued expenses	36,845
Accrued payroll and related benefits	432,295
Current maturities of long-term debt	127,268
Deferred revenue	646,082

Total Current Liabilities	1,403,656
Noncurrent Liabilities
Long-term debt, net of current maturities	300,332

Total Noncurrent Liabilities	300,332

Total Liabilities	1,703,988

Stockholders’ Equity	266,814

Total Liabilities & Stockholders’ Equity	1,970,802

See independent accountant’s review report. The accompanying notes are an integral part of these financial statements.

Remote Sensing Solutions, Inc.
Statement of Income
For the quarter ended March 31, 2021

2021 $
Revenues	951,542
Cost of Revenues
Cost of goods
Cost of goods, labor and benefits	301,111
Cost of goods, other direct costs	154,107

Total Cost of goods	455,218

Total Cost of Revenues	455,218

Gross Profit (Loss)	496,324

Operating Expenses
Selling, general and administrative	554,209
Research and development	8,685
Other operating (income) expense
Taxes other than income taxes	584

Total Operating Expenses	563,478

Operating Income (Loss)	(67,154)
Other Income (Expense)	73,060

Income (Loss) Before Provision (Benefit) for Income Taxes	5,906
Income tax expense (benefit)	225

Net Income (Loss)	5,681

See independent accountant’s review report. The accompanying notes are an integral part of these financial statements.

Remote Sensing Solutions
Statement of Stockholders’ Equity
For the quarter ended March 31, 2021

	Common Stock $	Additional Paid- In Capital $	Retained Earnings (Accumulated Deficit) $	Total Stockholders’ Equity $
Balance at December 31, 2020	279	—	21,918	22,197
Net income (loss)	—	—	5,681	5,681
Issuance of 671 shares of common stock to directors	671	238,265	—	238,936

Balance at March 31, 2021	950	238,265	27,599	266,814

See independent accountant’s review report. The accompanying notes are an integral part of these financial statements.

Remote Sensing Solutions, Inc.
Statement of Cash Flows
For the quarter ended March 31, 2021

2021 $
Cash Flows
Cash Flows From Operating Activities
Net income (loss)	5,681
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in)
Operating Activities
Depreciation and amortization	25,086
(Increase) decrease in operating assets
Accounts receivable	215,851
Inventories	(122,224)
Prepaid expenses	(8,730)
Increase (decrease) in operating liabilities
Accounts payable	83,408
Accrued expenses	(15,743)
Deferred revenue	222,082

Net Cash Provided by (Used in) Operating Activities	405,411

Cash Flows from Investing Activities
Purchase of property, plant, and equipment	(78,804)

Net Cash Provided by (Used in) Investing Activities	(78,804)

Cash Flows from Financing Activities
Repayment of line of credit	(114,991)
PPP loan	213,800
Repayment of related party debt	(250,000)
Issuance of common stock	238,936

Net Cash Provided by (Used in) Financing Activities	87,745

Net Increase (Decrease) in Cash	414,352
Cash, cash equivalents, and restricted cash at beginning of period	130,558

Cash, Cash Equivalents at End of Period	544,910

Supplemental Cash Flow Information
Cash Paid During the Year for
Interest	869
Income taxes	225
See independent accountant’s review report. The accompanying notes are an integral part of these financial statements.

Notes to the Financial Statements

Remote Sensing Solutions, Inc.
Notes to the Financial Statements
For the quarter ended March 31, 2021
Note 1 — Summary of Significant Policies
Nature of Operations
Remote Sensing Solutions, Inc. (the “company”) is a Delaware S corporation that is engaged in the business of designing and manufacturing radar and sonar systems and subsystems to support customer applications including weather and climate observations. The company organized and began operations in November 2002. The company has two locations in Massachusetts and one in Colorado. The Company generally grants their customers’ uncollateralized credit.
Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
For purposes of the statement of cash flows, the company considers cash and other liquid debt investments with maturities of three months or less to be cash equivalents.
Property and Equipment
Property and equipment are stated at cost. Depreciation using the straight-line
method is provided in amounts sufficient to related cost of depreciable assets to operations over their estimated service lives. The estimated lives used in determining depreciation are:

Software	3 Years
Equipment	5 Years
Furniture	7 Years
Leasehold improvements	15 Years
Repairs and maintenance costs of less than $1,000 are recorded as expenses in the year incurred.
Intangible Assets
Intangible assets consist of patents and are stated at cost and amortized using the straight-line
method over their estimated life.
Revenue Recognition
The company recognizes revenue when promised goods or services are transferred to the customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.
Based on the company contracts with customers the contracts are not fixed. Contracts can be amended at any time. Revenue is billed and recorded once the service is completed. There is no guarantee that the start and end dates will stay as originally completed.

Remote Sensing Solutions, Inc.
Notes to the Financial Statements
For the quarter ended March 31, 2021
Note 1 — Summary of Significant Policies (Continued)

Accounts Receivable
The company considers accounts receivable to be fully collectible; accordingly no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.
Inventory
Inventory, consisting of parts and materials, is valued at cost based on the first-in,
first-out
method. Inventory which consists of parts and materials totaled $745,536 as of March 31, 2021.
Advertising
Advertising costs are expensed when incurred.
Research and Development
Research and development costs are expensed when incurred.
Warranties
The company provides a standard
ninety-day
warranty on specific products. It is impracticable to estimate the amount of warranty expense, since the amount is immaterial; therefore no liability has been recorded in the accompanying financial statements.
Income Taxes
The company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the company’s taxable income. Therefore, no provision or liability for income taxes has been included in the financial statements.
The company is defined as a “Qualified S Corporation” for Massachusetts income tax purposes. Qualified S Corporations with annual gross receipts under $6,000,000 are not subject to Massachusetts income tax except 0.26% of their net worth or a minimum of $456. California minimum of $800 and Colorado has no minimum.
Management has evaluated significant tax positions against the criteria established by professional standards and believes there are no such tax positions requiring accounting recognition in the financial statements. The company has no open tax years prior to 2017.
Fair Value of Financial Instruments
The fair value of the company’s
short-term
financial assets and liabilities, accounts receivable, accounts payable and accrued liabilities approximate their carrying value due to their short-term
nature. The fair value of the
long-term
debt approximates it carrying value as the interest rates do not differ significantly from current market rates for loans of similar terms and conditions.

Remote Sensing Solutions, Inc.
Notes to the Financial Statements
For the quarter ended March 31, 2021
Note 1 — Summary of Significant Policies (Continued)

Forgivable Loans — Paycheck Protection Program (PPP)
The company’s policy is to account for forgivable loans received through the Small Business Administration (SBA) under Coronavirus Aid, Relief and Economic Security Act (Cares Act) Paycheck Protection Program (PPP), as debt in accordance with Accounting Standards Codification (ASC) 470, Debt, and other related accounting pronouncements. The forgiveness of debt, in whole or in part, is recognized once the debt is extinguished, which occurs when the company is legally released from the liability by the SBA. Any portion of debt forgiven, adjusted for accrued interest forgiven and unamortized debt issuance costs, is recorded as a gain on extinguishment of debt, and presented in the other income section of the statement of income.
Note 2 — Line of Credit
The company has a line of credit arrangement with a local financial institution up to $250,000 which was undrawn as of March 31, 2021. The line bears interest at the bank’s prime lending rate plus 1%. The line is an on-demand
line of credit and has been classified as a current liability on the balance sheet. Collateral on the loan consists of the stockholders’ personal guarantee. Interest expense for 2021 on the line of credit totaled $629.
Note 3 — Long–Term Debt
Long-term
debt consists of the following:

2021
Note payable to SBA, note is unsecured, due in 24 monthly installments of $9,001 includes interest of 1% per annum beginning April 2021. The maturity date is April 2022.	$213,800
Note payable to SBA, note is unsecured, due in 60 monthly installments of $6,370 includes interest of 1% per annum beginning July 2021. The maturity date is July 2026.	213,800

427,600
Less: Current Maturities	(127,268)

Long-term debt, net of current maturities	$300,332

Principal payments due on
long-term
debt are as follows:

Year ended:
2021	$127,268
2022	149,553
2023	42,543
2024	42,970
2025	43,402
Thereafter	21,864

$427,600

Remote Sensing Solutions, Inc.
Notes to the Financial Statements
For the quarter ended March 31, 2021
Note 3 — Long–Term Debt (Continued)

As of March 31, 2021, the company has unsecured loans outstanding in the amount of $427,600 due to the Small Business Administration (SBA) and administered by a local bank, as part of the Coronavirus Aid, Relief and Economic Security Act (CARES Act) Paycheck Protection Program (PPP).
Under the terms of the loans which are dated April 20, 2020 and January 24, 2021, the loan payments are deferred during the forgiveness period until the company receives notification from the SBA as to the amount of the loan forgiven. Thereafter, monthly payments are due.
The loan terms provide that a portion or all of the loan is forgivable to the extent that the company uses loan proceeds to fund qualifying payroll and other expenses during a designated
24-week
period. In 2021, the company submitted to its lender and the SBA an application for forgiveness of the entire loan balance for each of the $213,800 loans which is pending.
Note 4 — Leases
The company has lease agreements for three locations, two in Massachusetts that consists of office space and operations which expire between 2025 and 2028. One location in Colorado that expires in October 2021. Current lease expense for the period ending March 31, 2021 is $34,259.
The future minimum payments under the lease are as follows:

Year ended:
2021	$93,404
2022	82,884
2023	84,754
2024	86,829
2025	56,180
Thereafter	91,200

$495,251
Note 5 — Pension Plan
The company participates in a simplified employee pension plan for the benefit of its employees that meet certain eligibility requirements. The plan provides for an employer contribution at the employers discretion, the company’s contribution to the plan of $29,762 at March 31, 2021 has been accrued.
Note 6 — Revenue Recognition and Financial Instruments Guidance
The new revenue recognition guidance requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The company adopted the requirements of the new revenue recognition guidance as of January 1, 2019. Though these contracts were not restated, management believes the effect of applying the shortcut was not significant to the financial statements.
Based on the company contracts with customers the contacts are not fixed. Contracts can be amended and deleted at any time. Revenue is billed and recorded once the service is completed. There is no guarantee that the start and end dates will stay as originally completed.
The following disclosures discuss the company’s revenue recognition practices upon the adoption of ASU
2014-19
on January 1, 2019.

Remote Sensing Solutions, Inc.
Notes to the Financial Statements
For the quarter ended March 31, 2021
Note 6 — Revenue Recognition and Financial Instruments Guidance (Continued)

Disaggregation of Revenue: The following table presents the Company’s 2021 revenue disaggregated by primary performance obligation:

	2021
	At a point in time	Over time
Sales — Products	$248,573	—
Sales — R&D/Engineering	637,896	—
Sales — Science	65,073	—
Sales — Products: Recognized when the promised good is obtained by the customer.
Sales — R&D/Engineering: Generated based on
multi-tiered
obligations and recognized when the promised good or service is obtained by the customer.
Sales — Science: Recognized when promised service is obtained by the customer.
Note 7 — Intangibles Assets
Intangible assets consist of patents with a carrying value of $20,216 and annual amortization expense for the next five years as follows:

Year ended:
2021	$1,011
2022	1,011
2023	1,011
2024	1,011
2025	1,011
Thereafter	12,045

$17,100
Note 8 — Related Party Transactions
The company had loans payable to two stockholders as of December 31, 2020, these loans were paid in-full
as of March 31, 2021.
Note 9 — Concentrations
For the quarter ended March 31, 2021, the company generated 74% of its revenues from three customers and accounts receivable includes $97,906 due from one of these customers.
Note 10 — Other Income
In 2021, the company received a $75,000 grant from Massachusetts Growth Capital Corporation to assist businesses with the effects of the
COVID-19
pandemic. The grant has no obligation for repayment and is presented in other income on the statement of income.

Remote Sensing Solutions, Inc.
Notes to the Financial Statements
For the quarter ended March 31, 2021

Note 11 — Subsequent Events
The company has evaluated subsequent events through June 16, 2021, which is the date the financial statements were available to be issued. There are no significant events that require disclosure in these financial statements except:
An ownership change; on April 14, 2021 the company sold 100% of the issued and outstanding shares of the company.
Notification was received related to the April 2020 loan from the Small Business Administration Paycheck Protection Program regarding the forgiveness payment of $213,800 of principal and $2,413 of interest with a payment date of June 9, 2021.

Supplementary Schedules

Remote Sensing Solutions, Inc.
Schedule of Selling, General and Administrative Expenses
For the quarter ended March 31, 2021

2021 $
Selling, general and administrative
Salaries and wages, selling, general and administrative	100,411
Employee benefits, selling, general and administrative	29,763
Share based compensation	238,265
Payroll taxes, selling, general and administrative	36,959
Sales commissions and fees	9
Advertising and promotion	406
Utilities	5,117
Rent	34,259
Repairs and maintenance	2,559
Legal and other professional fees and services	4,800
Travel, meals and entertainment	244
Insurance	50,304
Office supplies	9,214
Communications and information technology	13,088
Depreciation, selling general and administrative	24,833
Intangible amortization, selling general and administrative	253
Other selling, general and administrative expense	3,725

Total Selling, General and Administrative Expense	554,209

Remote Sensing Solutions, Inc.
Financial Statements
and
Independent Auditors’ Report
December 31, 2020

128 Union St, Suite 201 New Bedford, MA 02740 t: 508-997-5556 | f: 508-990-3918 www.jm.cpa | general@jm.cpa

INDEPENDENT AUDITORS’ REPORT
TO THE SHAREHOLDERS OF
REMOTE SENSING SOLUTIONS, INC.
BOURNE, MA
Opinion
We have audited the accompanying financial statements of Remote Sensing Solutions, Inc. (a Delaware S Corporation), which comprise of the balance sheet as of December 31, 2020 and the related statement of operations, retained earnings and cash flows for the year ended December 31, 2020 and the related notes to the financial statements.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Remote Sensing Solutions, Inc. as of December 31, 2020 and the results of its operations and its cash flows for the year ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Remote Sensing Solutions, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Remote Sensing Solutions, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
Auditors’ Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Remote Sensing Solutions, Inc.’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Remote Sensing Solutions, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

New Bedford, Massachusetts
May 17, 2021

REMOTE SENSING SOLUTIONS, INC.
BALANCE SHEET
DECEMBER 31, 2020
Assets

Current Assets
Cash and Cash Equivalents	$130,558
Accounts Receivable	355,348
Prepaid Expenses	12,192
Inventory	623,312

Total Current Assets	1,121,410

Property and Equipment
Leasehold Improvements and Fixtures	140,463
Equipment	409,152
Less: Accumulated Depreciation	(100,496)

Net Property and Equipment	449,119

Other Assets
Intangible Assets, Net	17,100

Total Assets	$1,587,629

See Accompanying Notes and Independent Auditors’ Report

REMOTE SENSING SOLUTIONS INC.
BALANCE SHEET
DECEMBER 31, 2020
Liabilities and Equity

Current Liabilities
Accounts Payable	$77,758
Accrued Expenses	484,883
Deferred Revenue	424,000
Related Party Notes	250,000
Line of Credit	114,991
Current Maturities of Long-Term Debt	106,366

Total Current Liabilities	1,457,998

Long-Term Liabilities
Long-Term Debt, Net of Current Maturities	107,434

Total Long-Term Liabilities	107,434

Total Liabilities	1,565,432
Equity
Common Stock — No Par Value, 5,000 Authorized 1,579 Shares Issued and Outstanding	279
Retained Earnings	21,918

Total Equity	22,197

Total Liabilities and Equity	$1,587,629

See Accompanying Notes and Independent Auditors’ Report

REMOTE SENSING SOLUTIONS, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2020

Revenues	$2,806,532
Cost of Revenues	1,496,117

Gross Profit	1,310,415
General and Administrative Expenses	1,303,135

Income from Operations	7,280
Other Income (Expense)
EIDL Grant	10,000
Interest Expense	(29,624)
Tax Expense	(3,698)

Total Other Income (Expense)	(23,322)

Net Income/(Loss)	$(16,042)

Retained Earnings, Beginning of Year	52,366
Distributions Paid	(14,406)

Retained Earnings, End of Year	$21,918

See Accompanying Notes and Independent Auditors’ Report

REMOTE SENSING SOLUTIONS, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2020

Cash Flow from Operating Activities
Net Income/(Loss)	$(16,042)
Adjustments To Reconcile Net Income to Net Cash Provided by Operations:
Depreciation and Amortization	48,746
(Increase) Decrease in Operating Assets:
Accounts Receivable	19,921
Prepaid Expenses	(12,192)
Inventory	(142,055)
Increase (Decrease) in Operating Liabilities:
Accounts Payable	(141,493)
Accrued Expenses	146,341
Deferred Revenue	424,000

Net Cash Provided by Operating Activities	327,226

Cash Flows from Investing Activities
Capital Expenditures	(287,444)

Net Cash (Used) by Investing Activities	(287,444)

Cash Flows Provided (Used) by Financing Activities
Repayments of Long-Term Debt	(15,000)
Repayment of Line of Credit	(135,000)
PPP Loan	213,800
Distributions to Shareholders	(14,406)

Net Cash Provided by Financing Activities	49,394

Net Increase in Cash and Cash Equivalents	89,176
Cash and Cash Equivalents, Beginning of Year	41,382

Cash and Cash Equivalents, End of Year	$130,558

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for:
Interest	$29,624

Income Taxes	$3,698

See Accompanying Notes and Independent Auditors’ Report

REMOTE SENSING SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2020
Note 1 — Summary of Significant Policies
Nature of Operations
Remote Sensing Solutions, Inc. (the “Company”) is a Delaware S corporation that is engaged in the business of designing and manufacturing radar and sonar systems and subsystems to support customer applications including weather and climate observations. The Company organized and began operations in November 2002. The Company has two locations in Massachusetts and one in Colorado. The Company generally grants their customers’ uncollateralized credit.
Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers cash and other liquid debt investments with maturities of three months or less to be cash equivalents.
Property and Equipment
Property and equipment are stated at cost. Depreciation using the straight-line method is provided in amounts sufficient to related cost of depreciable assets to operations over their estimated service lives. The estimated lives used in determining depreciation are:

Equipment	5 Years
Furniture	7 Years
Leasehold improvements	15 Years
Repairs and maintenance costs of less than $1,000 are recorded as expenses in the year incurred.
Intangible Assets
Intangible assets consist of patents and are stated at cost and are amortized using the straight-line method over their estimated life.
Revenue Recognition
The Company recognizes revenue when promised goods or services are transferred to the customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.
Based on the Company contracts with customers the contracts are not fixed. Contracts can be amended at any time. Revenue is billed and recorded once the service is completed. There is no guarantee that the start and end dates will stay as originally completed.

REMOTE SENSING SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2020
Note 1 — Summary of Significant Policies (Continued)

Accounts Receivable
The Company considers accounts receivable to be fully collectible; accordingly no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.
Inventory
Inventory, consisting of parts and materials, is valued at cost based on the first-in,
first-out
method. Inventory which consists of parts and materials totaled $623,312 as of December 31, 2020.
Advertising
Advertising costs are expensed when incurred.
Warranties
The Company provides a standard
ninety-day
warranty on specific products. It is impracticable to estimate the amount of warranty expense, since the amount is immaterial; therefore no liability has been recorded in the accompanying financial statements.
Income Taxes
The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for income taxes has been included in the financial statements.
The Company is defined as a “Qualified S Corporation” for Massachusetts income tax purposes.
Qualified S Corporations with annual gross receipts under $6,000,000 are not subject to Massachusetts income tax except 0.26% of their net worth or a minimum of $456. California minimum of $800 and Colorado has no minimum.
Management has evaluated significant tax positions against the criteria established by professional standards and believes there are no such tax positions requiring accounting recognition in the financial statements. The Company has no open tax years prior to 2017.
Fair Value of Financial Instruments
The fair value of the Company’s short-term financial assets and liabilities, accounts receivable, accounts payable and accrued liabilities approximate their carrying value due to their short-term nature. The fair value of the long-term debt approximates it carrying value as the interest rates do not differ significantly from current market rates for loans of similar terms and conditions.
Forgivable Loans — Paycheck Protection Program (PPP)
The Company’s policy is to account for forgivable loans received through the Small Business Administration (SBA) under Coronavirus Aid, Relief and Economic Security Act (Cares Act) Paycheck

REMOTE SENSING SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2020
Note 1 — Summary of Significant Policies (Continued)

Protection Program (PPP), as debt in accordance with Accounting Standards Codification (ASC) 470, Debt, and other related accounting pronouncements. The forgiveness of debt, in whole or in part, is recognized once the debt is extinguished, which occurs when the Company is legally released from the liability by the SBA. Any portion of debt forgiven, adjusted for accrued interest forgiven and unamortized debt issuance costs, is recorded as a gain on extinguishment of debt, and presented in the other income section of the statement of income.
Note 2 — Line of Credit
The Company has a line of credit arrangement with a local financial institution up to $250,000. The line bears interest at the bank’s prime lending rate plus 1%. The line is an on-demand
line of credit and has been classified as a current liability on the balance sheet. Collateral on the loan consists of the shareholders’ personal guarantee. There was $114,991 balance on the line of credit as of December 31, 2020, the interest rate of 4.5% was applicable at December 31, 2020. Interest expense for 2020 on the line of credit totaled $12,318.
Note 3 — Long–Term Debt
Long-term debt consists of the following:

2020
Note payable to shareholder, secured by company assets, due on demand, interest of 7% per annum beginning September 11, 2018.	$125,000
Note payable to shareholder, secured by company assets, due on demand, interest of 7% per annum beginning January 31, 2019.	125,000
Note payable to SBA, note is unsecured, due in 24 monthly installments of $9,001 includes interest of 1% per annum beginning April 2021. The maturity date is April 2022.	213,800

463,800
Less: Current Maturities	(356,366)

Long-term debt, net of current maturities	$107,434

Principal payments due on long-term debt are as follows:

Year ended December 31:
2021	$356,366
2022	107,434
2023	—
2024	—
2025	—
Thereafter	—

$463,800
As of December 31, 2020, the Company has an unsecured loan outstanding in the amount of $213,800, due to the Small Business Administration (SBA) and administered by a local bank, as part of the Coronavirus Aid, Relief and Economic Security Act (CARES Act) Paycheck Protection Program (PPP).

REMOTE SENSING SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2020
Note 3 — Long–Term Debt (Continued)

Under the terms of the note dated April 20, 2020, loan payments are deferred until the Company receives notification from the SBA as to the amount of the loan forgiven. Thereafter, monthly payments are due in the amount of $9,001, including interest at one percent per annum, which approximates the effective interest rate. The note is due on April 20, 2022.
The loan terms provide that a portion or all of the loan is forgivable to the extent that the Company uses loan proceeds to fund qualifying payroll and other expenses during a designated
24-week
period. In 2021, the Company submitted to its lender and the SBA an application for forgiveness of the entire loan balance of $213,800, which is pending.
Note 4 — Leases
The Company has lease agreements for three locations, two in Massachusetts that consists of office space and operations which expire between 2025 and 2028. One location in Colorado that expires in October 2021. Current lease expense for December 31, 2020 is $107,493.
The future minimum payments under the lease are as follows:

Year ended December 31:
2021	$93,404
2022	82,884
2023	84,754
2024	86,829
2025	56,180
Thereafter	79,680

$483,731
Note 5 — Pension Plan
The Company participates in a simplified employee pension plan for the benefit of its employees that meet certain eligibility requirements. The plan provides for an employer contribution at the employers discretion, the Company’s contribution to the plan was $109,256 for the year ended December 31, 2020.
Note 6 — Revenue Recognition and Financial Instruments Guidance
The new revenue recognition guidance requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company adopted the requirements of the new revenue recognition guidance as of January 1, 2019. Though these contracts were not restated, management believes the effect of applying the shortcut was not significant to the financial statements.
Based on the Company contracts with customers the contacts are not fixed. Contracts can be amended and deleted at any time. Revenue is billed and recorded once the service is completed. There is no guarantee that the start and end dates will stay as originally completed.
The following disclosures discuss the Company’s revenue recognition practices upon the adoption of ASU
2014-19
on January 1, 2019.

REMOTE SENSING SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2020
Note 6 — Revenue Recognition and Financial Instruments Guidance (Continued)

Disaggregation of Revenue: The following table presents the Company’s 2020 revenue disaggregated by primary performance obligation:

	2020
	At a point in time	Over time
Sales — Products	$802,910	—
Sales — R&D/Engineering	1,511,733	—
Sales — Science	491,889	—
Sales — Products: Recognized when the promised good is obtained by the customer.
Sales — R&D/Engineering: Generated based on multi-tiered obligations and recognized when the promised good or service is obtained by the customer.
Sales — Science: Recognized when promised service is obtained by the customer.
Note 7 — Related Party Transactions
The Company has loans payable to two shareholders detailed in note 3. There are no specific repayment terms associated with this loan; as a result, it has been classified as a current liability. The total outstanding on these loans as of December 31, 2020 was $250,000. These loans were paid in-full
subsequent to year end.
Note 8 — Subsequent Events
The Company has evaluated subsequent events through May 17, 2021, which is the date the financial statements were available to be issued. There are no significant events that require disclosure in these financial statements except:
An ownership change, on April 13, 2021 the Company sold 100% of the issued and outstanding shares of the Company.

REMOTE SENSING SOLUTIONS, INC.
SCHEDULE I — COST OF REVENUES
FOR THE YEAR ENDED DECEMBER 31, 2020

Labor	$951,496
Materials Costs	309,435
Other	235,186

Total Costs of Revenues	$1,496,117

See Accompanying Notes and Independent Auditors’ Report

REMOTE SENSING SOLUTIONS, INC.
SCHEDULE II — GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2020

Payroll Expense	$637,875
Payroll Taxes	99,382
Commissions	20,200
Computer Expenses	69,967
Depreciation and Amortization	48,746
Facilities	139,927
Fringe Benefits Other	11,766
Insurance	146,488
Other	24,574
Retirement	93,153
Sales and Marketing	3,322
Supplies	7,735

Total General and Administrative Expenses	$1,303,135

See Accompanying Notes and Independent Auditors’ Report

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THE TOMORROW COMPANIES INC.,
PINE TECHNOLOGY ACQUISITION CORP.,
and
PINE TECHNOLOGY MERGER CORP.
DATED AS OF DECEMBER 7, 2021

i

(cont’d)

ii

(cont’d)

iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2021 (this “
Agreement
”), is entered into by and among The Tomorrow Companies Inc., a Delaware corporation (the “
Company
”), Pine Technology Acquisition Corp., a Delaware corporation (“
Parent
”), and Pine Technology Merger Corp., a Delaware corporation (“
Merger Sub
”).
W I T N E S S E T H:
A. The Company is in the business of weather forecasting and related activities (the “
Business
”);
B. Parent is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and Merger Sub is a wholly-owned subsidiary of Parent;
C. The Company Securityholders are listed on the Capitalization Schedule and
Annex 4.5(a)
to
Schedule 4.5
and own 100% of the issued and outstanding Company Securities;
D. Merger Sub will merge with and into the Company (the “
Merger
”), after which the Company will be the surviving company (the “
Surviving Corporation
”), and a wholly-owned subsidiary of Parent and Parent shall change its name to “The Tomorrow Companies Inc.”;
E. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Company Securityholders set forth on
Schedule 1
(“
Specified Company Securityholders
”) are entering into and delivering support agreements, substantially in the form attached hereto as
Exhibit A
(each, a “
Company Support Agreement
”), pursuant to which each of the Specified Company Securityholders has agreed to vote in favor of this Agreement and the Merger;
F. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and the Specified Company Securityholders are entering into and delivering lockup agreements, substantially in the form attached hereto as
Exhibit D
(each, a “
Lockup Agreement
”), pursuant to which Sponsor and each of the Specified Company Securityholders has agreed with Parent to certain restrictions on the transfer of its shares of Parent Class A Shares;
G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain investors (the “
PIPE Investors
”) have entered into subscription agreements in substantially the form attached hereto as
Exhibit B
(collectively, the “
Subscription Agreements
”), pursuant to which, at the Closing, such Persons have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase shares of Parent Class A Shares at a purchase price of $10.00 per share, for an aggregate cash amount of $75,000,000 (the “
PIPE Investment Amount
” and such transactions, the “
Private Placement
”);
H. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, specified stockholders of Parent are entering into and delivering the Parent Support Agreement, substantially in the form attached hereto as
Exhibit C
(the “
Parent Support Agreement
”), pursuant to which each such Parent Stockholder has agreed (x) not to transfer or redeem any shares of Parent Common Stock held by such Parent Stockholder and (y) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting; and
I. The Company’s Board of Directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which the Company is or will be party, including the Merger, on the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and the Company Stockholders and (iii) resolved to recommend that the Company Stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party (the “
Company Board Recommendation
”).
In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1
Definitions
.
“
A&R Charter Proposal
” has the meaning set forth in
Section 6.5(e)
.
“
Action
” means any legal action, litigation, suit, claim, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.
“
Additional Agreements
” means the Registration Rights Agreement, the Company Support Agreements, the Subscription Agreements, the Parent Support Agreements, and the Lockup Agreements.
“
Additional Parent SEC Documents
” has the meaning set forth in
Section 5.12(a)
.
“
Affiliate
” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Person’s spouse, Parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.
“
Affiliate Transaction
” has the meaning set forth in
Section 4.30
.
“
Aggregate Transaction Proceeds
” means an amount equal to, without duplication, (a) the
sum
of (i) the aggregate cash proceeds available for release to Parent from the Trust Fund in connection with the transactions contemplated hereby (net of the Parent Redemption Amount);
plus
(ii) the aggregate cash proceeds committed to be funded to Parent on the Closing Date in respect of the Private Placement;
plus
(iii) Parent’s cash balance as of the Closing Date,
minus
(b) the Unpaid Expenses.
“
Agreement
” has the meaning set forth in the preamble.
“
Alternative Proposal
” has the meaning set forth in
Section 6.2(b)
.
“
Alternative Transaction
” has the meaning set forth in
Section 6.2(a)
.
“
Annual Financial Statements
” has the meaning set forth in
Section 4.9(a)
.
“
Authority
” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local.
“
Balance Sheet Date
” has the meaning set forth in
Section 4.9(a)
.

“
Books and Records
” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.
“
Business
” has the meaning set forth in the recitals to this Agreement.
“
Business Day
” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.
“
Capitalization Schedule
” means
Schedule 3.1(h)
, as updated as contemplated herein.
“
Certificate of Merger
” has the meaning set forth in
Section 2.2
.
“
CFIUS
” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a member agency.
“
CFIUS Approval
” means (i) the CFIUS Parties have received written notice from CFIUS that CFIUS has determined that the transaction contemplated by this Agreement is not a “covered transaction” and is not subject to review under the DPA, (ii) the CFIUS Parties have received a written notice issued by CFIUS that it has concluded an assessment, review or investigation of the CFIUS Declaration or CFIUS Notice provided pursuant to the DPA with respect to the transaction contemplated by this Agreement, determined that there are no unresolved national security concerns, and has therefore terminated all action under the DPA, (iii) if CFIUS has sent a report (the “
CFIUS Report
”) to the President of the United States (“
POTUS
”) requesting POTUS’s decision, then POTUS has (A) announced a decision not to take any action to suspend or prohibit the transaction contemplated by this Agreement or (B) not taken any action to suspend or prohibit the transaction contemplated by this Agreement after 15 days from the date of receipt of the CFIUS Report, or (iv) if the CFIUS Parties submitted a CFIUS Declaration, they have received a written notice from CFIUS that it has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action pursuant to the declaration but has not requested the submission of a CFIUS Notice.
“
CFIUS Declaration
” means a declaration filing with respect to the transaction contemplated by this Agreement submitted to CFIUS by the CFIUS Parties pursuant to 31 C.F.R. Part 800 Subpart D.
“
CFIUS Notice
” means a notice filing with respect to the transaction contemplated by this Agreement submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E.
“
CFIUS Parties
” means Parent, the Company, and any Person that is a party to a CFIUS Declaration or a CFIUS Notice.
“
Claim
” has the meaning set forth in
Section 11.14
.
“
Closing
” has the meaning set forth in
Section 2.6
.
“
Closing Date
” has the meaning set forth in
Section 2.6
.
“
Closing Payment Shares
” means an aggregate number of Parent Class A Shares equal to 70,000,000 Parent Class A Shares.
“
COBRA
” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.
“
Code
” means the Internal Revenue Code of 1986, as amended.

“
Company
” has the meaning set forth in the Preamble.
“
Company Capital Stock
” means Company Common Stock, Company Series Seed Preferred Stock, Company Series A Preferred Stock, Company Series A-1 Preferred Stock, Company Series B Preferred Stock, Company Series B-1 Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock and Company Series X Preferred Stock (if any).
“
Company Certificate
” has the meaning set forth in
Section 9.2(c)
.
“
Company Certificate of Incorporation
” means the Seventh Amended and Restated Certificate of Incorporation of the Company, as filed on March 15, 2021 with the Secretary of State of the State of Delaware pursuant to the DGCL, as amended.
“
Company Common Stock
” means common stock of the Company, par value $0.0001 per share.
“
Company Consent
” has the meaning set forth in
Section 4.8
.
“
Company Expenses
” means, as of any determination time, the aggregate of all fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company and its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of any covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby, including (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, compensation consultants, analysts, legal, accounting, tax, public relations and investor relations advisors, transfer or exchange agents, as applicable, and other professional fees, (ii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the SEC Statement and Additional Parent SEC Documents, or (iii) filing fees paid or payable by or on behalf of the Company or its Subsidiaries to any Authority in connection with the transactions contemplated hereby but, in all cases, excluding fees (other than legal fees of the Company’s counsel), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements relating to the issuance and sale of shares of Company Series X Preferred Stock.
“
Company Financial Statements
” has the meaning set forth in
Section 4.9(a)
.
“
Company Fundamental Representations
” means the representations and warranties made pursuant to
Section 4.1
(Corporate Existence and Power),
Section 4.2
(Authorization),
Section 4.5(a)
and
(c)
 (Capitalization),
Section 4.7
(Subsidiaries) and
Section 4.26
(Finders’ Fees).
“
Company Intellectual Property
” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary of the Company, including without limitation Company Patents, Company Marks, and Company Copyrights.
“
Company IT Systems
” means all Software, databases, compilations, hardware, microprocessors, networks, firmware and other information technology and communications systems used in connection with the operations of the Business as presently conducted.
“
Company Option
” means each option to purchase Company Common Stock granted, and that remains outstanding, including options issued under the Equity Incentive Plan.
“
Company Preferred Stock
” has the meaning set forth in
Section 4.5(a)
.
“
Company Product
” means all software products and services marketed, licensed, sold, distributed or otherwise made commercially available by or on behalf of the Company or any Subsidiary of the Company.

“
Company Restricted Stock
” means any outstanding shares of Company Capital Stock that are unvested or subject to a risk of forfeiture or repurchase option in favor of the Company.
“
Company Securities
” means the Company Common Stock, the Company Preferred Stock, the Company Options and the Company Warrants.
“
Company Securityholder
” means each Person who holds Company Securities immediately prior to the Effective Time.
“
Company Series A Preferred Stock
” means the series A preferred stock of the Company, par value $0.0001 per share.
“
Company Series A-1 Preferred Stock
” means the series A-1 preferred stock of the Company, par value $0.0001 per share.
“
Company Series B Preferred Stock
” means the series B preferred stock of the Company, par value $0.0001 per share.
“
Company Series B-1 Preferred Stock
” means the series B-1 preferred stock of the Company, par value $0.0001 per share.
“
Company Series C Preferred Stock
” means the series C preferred stock of the Company, par value $0.0001 per share.
“
Company Series D Preferred Stock
” means the series D preferred stock of the Company, par value $0.0001 per share.
“
Company Series Seed Preferred Stock
” means the series seed preferred stock of the Company, par value $0.0001 per share.
“
Company Series X Preferred Stock
” means any series of preferred stock of the Company, par value $0.0001 per share, authorized after the date hereof;
provided
, that if such series of preferred stock of the Company is sold at a fixed pre-money valuation other than $700,000,000, then any such transaction or series of transactions with respect to the sale by the Company of the Company Series X Preferred Stock after the date hereof and prior to the Closing shall be subject to the mutual agreement of the Company and Parent.
“
Company Stockholder Approval
” has the meaning set forth in
Section 4.2(b)
.
“
Company Stockholders
” means, at any given time, the holders of Company Capital Stock.
“
Company Stockholder Written Consent
” has the meaning set forth in
Section 7.3(a)
.
“
Company Stockholder Written Consent Deadline
” has the meaning set forth in
Section 7.3(a)
.
“
Company Support Agreement
” has the meaning set forth in the recitals to this Agreement.
“
Company Warrant
” means the warrants to purchase Company Series D Preferred Stock outstanding immediately prior to the Effective Time.
“
Consideration Shares
” has the meaning set forth in
Section 3.1(a)
.

“
Contracts
” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets is bound.
“
Control
” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “
Controlled Person
”) shall be deemed Controlled by any other Person (the “
50% Owner
”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.
“
Conversion Ratio
” means a number of Parent Class A Shares equal to the quotient obtained by dividing (a) the Closing Payment Shares by (b) the Fully Diluted Company Shares.
“
Converted Company Option
” has the meaning set forth in
Section 3.1(b)
.
“
Data Protection Laws
” means all Laws applicable to the Company and its Subsidiaries in connection with the Business and relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder.
“
DGCL
” has the meaning set forth in
Section 2.1
.
“
DPA
” means Section 721 of Title VII of the Defense Production Act of 1950, as amended and as may be amended from time to time, including the regulations promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.
“
Effective Date
” has the meaning set forth in
Section 6.5(c)
.
“
Effective Time
” has the meaning set forth in
Section 2.2
.
“
Election of Directors Proposal
” has the meaning set forth in
Section 6.5(e)
.
“
Enforceability Exceptions
” has the meaning set forth in
Section 4.2(a)
.
“
Environmental Laws
” means all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.
“
Equity Incentive Plan
” means the Company’s 2016 Stock Incentive Plan.
“
Equity Interest
” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any Indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.
“
Equity Plan Proposal
” has the meaning set forth in
Section 6.5(e)
.
“
ERISA
” means the Employee Retirement Income Security Act of 1974, as amended.
“
ERISA Affiliate
” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included the Company.
“
ESPP Proposal
” has the meaning set forth in
Section 6.5(e)
.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
“
Foreign Corrupt Practices Act
” means the Foreign Corrupt Practices Act of 1977, as amended.
“
Foreign Plan
” means each Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any current or former employee, officer, director, independent contractor or otherwise of the Company or any of its Subsidiaries that is primarily based outside the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction.
“
Fully Diluted Company Shares
” means the
sum
, without duplication, of (a) shares of Company Common Stock (including Company Restricted Stock) that are issued and outstanding immediately prior to the Effective Time;
plus
(b) shares of Company Preferred Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time;
plus
(c) the aggregate number of shares of Company Series D Preferred Stock (on an as converted to Company Common Stock basis) issuable upon exercise of the Company Warrants as of immediately prior to the Effective Time;
plus
(d) the aggregate number of shares of Company Common Stock issuable upon exercise of Company Options as of immediately prior to the Effective Time.
“
Hazardous Material
” means any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.
“
Hazardous Material Activity
” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“
IPO
” means the initial public offering of Parent pursuant to a prospectus dated March 10, 2021.
“
Indebtedness
” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such

Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and (j) any agreement to incur any of the same.
“
Intellectual Property
” means any and all of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (a) patents, patent applications of any kind and patent rights (collectively, “
Patents
”); (b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans and Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “
Marks
”); (c) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights and registrations and applications for registration of any of the foregoing (collectively, “
Copyrights
”); (d) rights under applicable trade secret Law; (e) rights under data; and (f) any and all other intellectual property rights and/or proprietary rights recognized by Law.
“
Interim Balance Sheet
” has the meaning set forth in
Section 4.9(a)
.
“
Knowledge of the Company
” or “
to the Company’s Knowledge
” or similar terms (whether or not capitalized) means the actual knowledge of Shimon Elkabetz, Itai Zlotnik and Rei Goffer.
“
Knowledge of Parent
” or “
to Parent’s Knowledge
” or similar terms (whether or not capitalized) means the actual knowledge of Adam Karkowsky, Christopher Longo and Ciro M. DeFalco.
“
Law
” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.
“
Leases
” means the leases described on
Schedule 1.1(c)
, together with all fixtures and improvements erected on the premises leased thereby.
“
Lien
” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.
“
Lockup Agreements
” has the meaning set forth in the recitals to this Agreement.
“
Material Adverse Effect
” or “
Material Adverse Change
” means any event, occurrence, fact, condition or change that, individually or in the aggregate, (i) has or would reasonably be expected to result in a material adverse change or a material adverse effect upon the assets, liabilities, financial condition, business, operations or properties of the Company and the Business, taken as a whole, or (ii) does or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Merger;
provided
,
however
, that with respect to clause (i) only, “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster or acts of God or the COVID-19 pandemic; or (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions; except, in the case of subclauses (a), (b), (c), (d), (f) and (h), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.
“
Material Contracts
” has the meaning set forth in
Section 4.15(a)
.
“
Merger
” has the meaning set forth in the recitals to this Agreement.
“
Merger Sub
” has the meaning set forth in the Preamble.
“
Merger Sub Common Stock
” has the meaning set forth in
Section 5.7(b)
.
“
Money Laundering Laws
” has the meaning set forth in
Section 4.28
.
“
Nasdaq
” means The Nasdaq Capital Market.
“
Nasdaq Proposal
” has the meaning set forth in
Section 6.5(e)
.
“
OFAC
” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“
Offer Documents
” has the meaning set forth in
Section 6.5(a)
.
“
Open Source Software
” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
“
Material Customers
” has the meaning set forth in
Section 4.31(a)
.
“
Material Suppliers
” has the meaning set forth in
Section 4.31(b)
.
“
Order
” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.
“
Other Filings
” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.
“
Outside Closing Date
” has the meaning set forth in
Section 10.1(a)
.
“
Parent
” has the meaning set forth in the Preamble.

“
Parent Board Recommendation
” has the meaning set forth in
Section 5.11
.
“
Parent Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of Parent, as filed on May 17, 2021 with the Secretary of State of the State of Delaware pursuant to the DGCL.
“
Parent Class A Shares
” means the Class A common stock, $0.0001 par value, of Parent.
“
Parent Class B Shares
” means the Class B common stock, $0.0001 par value, of Parent.
“
Parent Common Stock
” means Parent Class A Shares and Parent Class B Shares.
“
Parent Equity Incentive Plan
” has the meaning set forth in
Section 8.6
.
“
Parent Expenses
” means, as of any determination time, the aggregate of all fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of any covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby, including (i) deferred underwriting commissions disclosed in any Parent SEC Documents, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and other professional fees, (iii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the SEC Statement and Additional Parent SEC Documents, (iv) amounts outstanding under any working capital loans between Parent and Sponsor or (v) filing fees paid or payable by or on behalf of Parent or Merger Sub to any Authority in connection with the transactions contemplated hereby.
“
Parent Fundamental Representations
” means the representations and warranties made pursuant to
Section 5.1
(Corporate Existence and Power),
Section 5.2
(Corporate Authorization),
Section 5.5
(Finders’ Fees) and
Section 5.7
(Capitalization).
“
Parent Parties
” has the meaning set forth in
Article V
.
“
Parent Preferred Stock
” has the meaning set forth in
Section 5.7(a)
.
“
Parent Proposals
” has the meaning set forth in
Section 6.5(e)
.
“
Parent Redemption Amount
” has the meaning set forth in
Section 6.6
.
“
Parent RSU
” means an award of restricted stock units under the Parent Equity Incentive Plan, with each restricted stock unit providing the holder thereof the opportunity to be issued one Parent Class A Share.
“
Parent SEC Documents
” has the meaning set forth in
Section 5.12(a)
.
“
Parent Stockholder Approval
” has the meaning set forth in
Section 5.2
.
“
Parent Stockholder Meeting
” has the meaning set forth in
Section 6.5(a)
.
“
Parent Stockholders
” means, at any given time, the holders of Parent Common Stock.
“
Parent Support Agreement
” has the meaning set forth in the recitals to this Agreement.
“
Parent Units
” means the outstanding units of Parent sold as part of Parent’s IPO.

“
Permit
” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.
“
Permitted Liens
” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with U.S. GAAP); (d) non-exclusive licenses of Intellectual Property; and (e) the Liens set forth on
Schedule 1.1(a)
.
“
Person
” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“
Personal Information
” means any data or information that are regulated by Data Protection Laws.
“
Plan
” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other equity, stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change of control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any current or future liability (whether with respect to any current or former officer, employee, director, independent contractor or otherwise).
“
Private Placement
” has the meaning set forth in the recitals to this Agreement.
“
Prospectus
” has the meaning set forth in
Section 11.14
.
“
Proxy Statement
” has the meaning set forth in
Section 6.5(a)
.
“
Real Property
” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.
“
Registration Rights Agreement
” means the registration rights agreement, in substantially the form attached hereto as
Exhibit E
.
“
Representatives
” has the meaning set forth in
Section 6.2(a)
.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
SEC
” means the Securities and Exchange Commission.

“
SEC Statement
” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.
“
Securities Act
” means the Securities Act of 1933, as amended.
“
Series X Conversion Ratio
” means a number of Parent Class A Shares equal to (a) the Series X Financing Amount, if any, divided by $10.00, divided by (b) the total number of shares of Company Series X Preferred Stock issued and outstanding immediately prior to the Effective Time.
“
Series X Financing Amount
” means the aggregate dollar value amount of all Company Series X Preferred Stock purchased after the date hereof;
provided
, that the maximum aggregate dollar value of the Series X Financing Amount shall not exceed $35,000,000.
“
Software
” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing.
“
Specified Business Conduct Laws
” means: (a) the Foreign Corrupt Practices Act and other applicable Law relating to bribery or corruption; (b) all applicable Law imposing economic or financial sanctions on any Person, including all applicable Law administered by OFAC or the Bureau of Industry and Security administered by the U.S. Department of Commerce, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union and all anti-boycott or anti-embargo laws; (c) all applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act of 1986, as amended, the Currency and Foreign Transactions Reporting Act of 1970, as amended, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and other applicable Law relating to money laundering.
“
Specified Company Securityholder
” has the meaning set forth in the recitals to this Agreement.
“
Sponsor
” means Pine Technology Sponsor LLC, a Delaware limited liability company.
“
Standard Contracts
” has the meaning set forth in
Section 4.15(a)(vi)
.
“
Subscription Agreement
” has the meaning set forth in the recitals to this Agreement.
“
Subsidiary
” means, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the total voting power, whether by way of Contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly (e.g., through another Subsidiary), by (a) such Person (b) such Person and one or more of its Subsidiaries, or (c) one or more Subsidiaries of such Person. For the avoidance of doubt, a Subsidiary of a Person includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).
“
Surviving Corporation
” has the meaning set forth in the recitals to this Agreement.
“
Tangible Personal Property
” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property, including the items listed on
Schedule 1.1(b)
.

“
Tax(es)
” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, capital stock, stamp, payroll, transfer, excise, import, real property, personal property, intangible property, excise, escheat, abandoned or unclaimed property, occupancy, recording, minimum or alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.
“
Taxing Authority
” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.
“
Tax Opinion
” has the meaning set forth in
Section 2.4(b)
.
“
Tax Return
” means any return, information return, declaration, election, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.
“
Trade Secrets
” means any trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, methodologies, technical information, proprietary business information, processes, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing.
“
Transactions
” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.
“
Transaction Proposal
” has the meaning set forth in
Section 6.5(e)
.
“
Transfer Taxes
” has the meaning set forth in
Section 8.5(c)
.
“
Trust Account
” has the meaning set forth in
Section 5.9
.
“
Trust Agreement
” has the meaning set forth in
Section 5.9
.
“
Trust Fund
” has the meaning set forth in
Section 5.9
.
“
Trustee
” has the meaning set forth in
Section 5.9
.
“
Unaudited Financial Statements
” has the meaning set forth in
Section 4.9(a)
.
“
Unpaid Expenses
” means the Company Expenses and Parent Expenses that remain unpaid as of immediately prior to the Closing.
“
Unvested Company Option
” means each Company Option outstanding as of immediately prior to the Effective Time that is not vested as of immediately prior to the Effective Time or will not vest solely as a result of the consummation of the Merger.
“
U.S. GAAP
” means U.S. generally accepted accounting principles, consistently applied.

1.2
Construction
.
(a) References to particular sections and subsections, schedules, annexes and exhibits not otherwise specified are cross-references to sections and subsections, schedules, annexes and exhibits of this Agreement unless otherwise indicated. Captions are not a part of this Agreement, but are included for convenience, only. The table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires; and, unless the context requires otherwise, “party” means a party signatory hereto.
(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the words “include,” “includes,” and “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; the words “made available” mean that the subject documents or other materials were posted to the electronic data site maintained by the Company in connection with the transactions contemplated by this Agreement or otherwise provided to Parent or its Representatives in electronic form, in each case, at least forty-eight (48) hours prior to the date of this Agreement; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.
(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States Dollars.
(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.
(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day, the date that is the reference date in calculating such period shall be excluded when calculating the time before which or within which such action or notice is to be taken or given, and if such date which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

ARTICLE II
MERGER
2.1
Merger
. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “
DGCL
”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation in the Merger, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent. The Company Securityholders shall be entitled to the consideration described in, and in accordance with the provisions of,
Article III
.
2.2
Merger Effective Time
. Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “
Certificate of Merger
”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “
Effective Time
”).
2.3
Effect of the Merger
. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will become wholly owned directly by Parent, all as provided under the DGCL and the provisions of this Agreement.
2.4
U.S. Tax Treatment
.
(a) For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “
U.S. Tax Treatment
”). The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the U.S. Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in
Sections 4.24(b)
and
5.18(e)
, no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.
(b) If, in connection with the preparation and filing of the Parent SEC Documents, the SEC Statement or any Other Filing (each individually, a “
Securities Filing
”) or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger be prepared and submitted in such connection (a “
Tax Opinion
”), (i) the Company and Parent shall each use its reasonable best efforts to deliver to Goodwin Procter LLP (“
Goodwin
”), in connection with any Tax Opinion to be rendered by such counsel, customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Securities Filing, and (ii) the Company shall use its reasonable best efforts to cause Goodwin to furnish a Tax Opinion, subject to customary assumptions and limitations, to the effect that the U.S. Tax Treatment should apply to the Merger and describing the U.S. federal income tax consequences to the Company Securityholders in connection with the Merger. For the avoidance of doubt, in no event shall any such Tax Opinion be a condition to Closing.
2.5
Certificate of Incorporation and Bylaws
.
(a) At the Effective Time, the Company Certificate of Incorporation and bylaws, as in effect immediately prior to the Effective Time, shall cease to have effect and the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, except that references to the name of Merger Sub shall be replaced by references to the name of “Tomorrow.io Inc.”
(b) Immediately prior to the Effective Time, Parent shall adopt the Amended and Restated Bylaws of Parent in the form attached hereto as
Exhibit F
.
2.6
Closing; Effective Time
. Unless this Agreement is earlier terminated in accordance with
Article X
, the closing of the Merger (the “
Closing
”) shall take place virtually at 10:00 a.m. local time, on the second (2 nd
) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in
Article IX
or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “
Closing Date
”.
2.7
Post-Closing Board of Directors and Officers
.
(a) Immediately after the Closing, Parent’s Board of Directors will consist of seven (7) directors: (i) one (1) of whom shall be designated by Sponsor and shall be Adam Karkowsky and (ii) six (6) of whom shall be designated by the Company prior to Closing. At least a majority of the Board of Directors shall qualify as independent directors under the Securities Act and the Nasdaq rules.
(b) The initial officers of Parent shall be as set forth on
Schedule 2.7(b)
, who shall serve in such capacity in accordance with the terms of the Parent A&R Bylaws following the Effective Time.
(c) From and after the Effective Time, the directors and officers of the Surviving Corporation shall be those persons set forth on
Schedule 2.7(c)
(or such other Persons as designated by the Company prior to the Closing).
2.8
Taking of Necessary Action; Further Action
. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
2.9
No Further Ownership Rights in Company Securities
. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock or other securities of the Company on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Capital Stock of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law.

2.10
Appraisal Rights
. Notwithstanding anything to the contrary contained herein, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL in connection with the Merger and that are owned by a holder who complies in all respects with Section 262 of the DGCL (such shares, “
Dissenting Shares
”) shall not be converted into the right to receive the applicable portion of the Consideration Shares, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Consideration Shares (upon the terms and conditions of this Agreement) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver (or cause to be issued and delivered) to the holder thereof, following the satisfaction of the applicable conditions set forth in this Agreement, the applicable portion of the Consideration Shares as if such shares never had been Dissenting Shares. The Company shall give Parent prompt written notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, neither the Company nor Parent shall, except with the prior written consent of the other party (in its sole discretion), or as otherwise required under the DGCL, (i) make any payment or offer to make any payment with respect to, or settle or compromise or offer to settle or compromise, any claim or demand in respect of any Dissenting Shares, (ii) waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL or (iii) agree or commit to do any of the foregoing.
ARTICLE III
CONSIDERATION
3.1
Conversion of Company Securities
.
(a)
Conversion of Company Capital Stock
. Subject to
Section 2.10
, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Securityholders, (i) each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and shares of Company Series X Preferred Stock) shall be canceled and automatically converted into the right to receive a number of Parent Class A Shares equal to the Conversion Ratio and (ii) each share of Company Series X Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled and automatically converted into the right to receive a number of Parent Class A Shares equal to the Series X Conversion Ratio (collectively, clauses (i) and (ii), the “
Consideration Shares
”). If any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time are shares of Company Restricted Stock, then the Parent Class A Shares issued in exchange for such Company Restricted Stock pursuant to the immediately preceding sentence shall to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates and/or book entries representing such Parent Class A Shares shall accordingly be marked with appropriate legends.
(b)
Treatment of Company Options
. Prior to the Effective Time, the Company and Parent and the Board of Directors of the Company (or any duly authorized committee thereof) shall, as applicable, take or cause to be taken all corporate actions necessary, including adopting appropriate resolutions to provide that, as of the Effective Time, each Company Option (whether or not vested) shall be assumed by Parent and shall continue in full force and effect, containing the same terms, conditions, vesting and other provisions as are currently applicable to such Company Options;
provided
that (A) each such Company Option shall be exercisable for such number of Parent Class A Shares that equals the Conversion Ratio multiplied by the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, in each case, at such per share exercise price that shall equal the per share exercise price of such Company Option as of immediately prior to the Effective Time divided by the Conversion Ratio (as so converted, a “
Converted Company Option
”),
further provided
that (B) with respect to each such Company Option, any fractional shares that would be issuable upon exercise thereof will be rounded down to the nearest whole number of Parent Class A Shares and the per share exercise price will be rounded up to the nearest whole cent. Parent shall adopt the Parent Equity Incentive Plan, which will cover the Converted Company Options, pursuant to
Section 8.6
;
provided
,
however
, that the per share exercise price and the number of Parent Class A Shares purchasable pursuant to each Converted Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code;
further
provided
that in the case of any Unvested Company Options to which Section 422 of the Code applies, the exercise price and the number of Parent Class A Shares purchasable pursuant to the applicable Converted Company Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.
(c)
Treatment of the Company Warrants
. At the Effective Time, the Company Warrants shall no longer be outstanding and each Person who previously held Company Warrants shall cease to have any rights with respect to such Company Warrants in accordance with its terms.
(d)
Conversion of Shares of Merger Sub
. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.
(e)
Treatment of Shares of Company Capital Stock Owned by the Company
. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
(f)
Surrender of Certificates
. All Consideration Shares issued upon the surrender and cancellation of the Company Capital Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.
(g)
Lost or Destroyed Certificates
. In the event any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this
Section 3.1
.
(h)
Capitalization Schedule.
No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a final and updated Capitalization Schedule, which sets forth the following information: (i) the name of each Company Securityholder; (ii) the number and type or class/series of each Company Security held by each Company Securityholder, including, if applicable to such Company Securityholder, the number of shares of Company Common Stock issuable upon conversion or exercise of such Company Security and the exercise price per share for such Company Security; (iii) the vesting arrangements with respect to each Company Security held by such Company Securityholder (including the vesting schedule, vesting commencement date, date fully vested and the extent to which such Company Security is or will be vested as of the Effective Time); (iv) the total number of Parent Class A Shares issuable pursuant to
Section 3.1(a)
in respect of each share of Company Capital Stock held by such Company Securityholder; and (v) the total number of Parent Class A Shares issuable pursuant to
Section 3.1(b)
upon conversion of each Company Option held by such Company Securityholder, and the respective exercise price per share applicable to such Company Option following the Effective Time. The parties agree that the Capitalization Schedule delivered by the Company to Parent prior to the Closing Date solely represents the Company’s good faith estimate of such information and calculations and is not binding on the parties in any respect.
3.2
No Fractional Shares
. No fractional Parent Class A Shares, or certificates or scrip representing fractional Parent Class A Shares, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional Parent Class A Shares will be rounded down to the nearest whole number of Parent Class A Shares.
3.3
Withholding
. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent, the Company and the Surviving Corporation shall use reasonable best efforts to reduce or eliminate any such withholding including requesting and providing recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement, the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement.
4.1
Corporate Existence and Power
. The Company and each of its Subsidiaries is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has all power and authority required to own, lease and operate its properties and assets and to carry on the Business as presently conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which its properties are owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company is not in violation of its organizational documents. Complete and correct copies of the Company’s and its Subsidiaries’ organizational documents, as amended and in full force and effect as of the date of this Agreement, have been made available to Parent.
4.2
Authorization
.
(a) The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement and the Additional Agreements to which the Company is or will be a party have been duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery thereof by the other parties hereto, this

Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Company is or will be a party will, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (the “
Enforceability Exceptions
”).
(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby in accordance with the provisions of the DGCL and the Company Certificate of Incorporation; (ii) determined that this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative votes or written consents of (a) Persons holding a majority (on an as-converted to Company Common Stock basis) of the voting power of the Company Stockholders; and (b) Persons holding a majority of outstanding shares of Company Preferred Stock, voting as a separate class, in each case, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “
Company Stockholder Approval
”). No other corporate action is required on the part of the Company or any of the Company Securityholders for the Company to enter into this Agreement and the Additional Agreements to which the Company is or will be a party or to approve the Merger other than the Company Stockholder Approval.
4.3
Governmental Authorization
. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) the filings necessary to obtain CFIUS Approval and (c) the filing of any required premerger notification and report forms under the HSR Act.
4.4
Non-Contravention
. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, does or will (a) contravene or conflict with the organizational documents of the Company or its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or any of its Subsidiaries or by which any of the Company’s or its Subsidiaries’ properties or assets is or may be bound, (c) except for the Contracts listed on
Schedule 4.8
requiring the Company or its Subsidiaries to obtain a consent under (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company or any of its Subsidiaries is entitled under any provision of any Permit, Contract, Lien or other instrument or obligations binding upon the Company or any of its Subsidiaries or by which any of the Company’s or any of its Subsidiaries’ properties or assets is or may be bound or any Permit, (d) cause a loss of any material benefit relating to the Business to which the Company or any of its Subsidiaries is entitled under any provision of any Permit or Contract binding upon the Company or any of its Subsidiaries or by which any of the Company’s or any of its Subsidiaries’ assets is or may be bound, (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s or any of its Subsidiaries’ properties or assets or any of the Company Securities, or (f) require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or by-laws, except (i) for the Company Stockholder Approval and (ii) in the case of clauses (b) through (e), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.5
Capitalization
.
(a) The authorized capital stock of the Company consists of 95,000,000 shares of the Company Common Stock, par value $0.0001 per share, and 65,091,079 shares of preferred stock, par value $0.0001 per share (the “
Company Preferred Stock
”), of which 10,919,116 shares of Company Common Stock, 3,599,811 shares of Company Series Seed Preferred Stock, 3,188,400 shares of Company Series A Preferred Stock, 9,342,176 shares of Company Series A-1 Preferred Stock, 16,576,600 shares of Company Series B Preferred Stock, 4,962,302 shares of Company Series B-1 Preferred Stock, 12,043,718 shares of Company Series C Preferred Stock and 11,097,399 shares of Series D Preferred Stock are issued and outstanding as of the date of this Agreement. There are 13,581,347 shares of Company Common Stock reserved for issuance pursuant to outstanding unexercised Company Options. There are 17,800,000 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan. In addition, the Company Warrants to purchase 4,280,673 shares of Company Series D Preferred Stock are issued and outstanding as of the date of this Agreement. No other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock or Company Preferred Stock, Company Options or Company Warrants were or are subject to, or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company is bound). Each share of Company Common Stock or Company Preferred Stock and each Company Option and Company Warrant has been issued in compliance with applicable Law, the Company’s organizational documents (as in effect at the time of such issuance) and any other applicable Contracts governing the issuance of such securities and are free and clear of any Liens.
Schedule 4.5(a)
contains a true, correct and complete list of each Company Option and Company Warrant outstanding as of the date of this Agreement, the holder thereof, the number and class of shares of Company Capital Stock issuable thereunder or otherwise subject thereto, the grant date thereof, the vesting schedule (if applicable) and the exercise price and expiration date thereof. All outstanding Company Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.
(b) All Company Options are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly granted and properly approved by the Board of Directors of the Company (or appropriate committee thereof) in accordance with the terms of the Equity Incentive Plan. Each Company Option held by a U.S. taxpayer has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable.
(c) Except for the Company Restricted Stock, Company Options and the Company Warrants, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units, stock appreciation, phantom stock, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem, register for sale or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party, or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the Company Common Stock or Company Preferred Stock.
(d) As of the date of this Agreement, all outstanding shares of the Company Capital Stock are owned of record by the Persons set forth on the Capitalization Schedule in the amounts set forth opposite their respective names. All of the outstanding shares of Company Capital Stock are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof.
(e) Except as provided for in this Agreement, as a result of the consummation of the transactions contemplated hereby, no share capital, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or become triggered (whether due to vesting, exercisability, convertibility or otherwise).
(f) No shares of capital stock or equity interests of each of the Company’s Subsidiaries were or are subject to, or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or by which such Subsidiary is bound). Each share of capital stock or equity interests of each of the Company’s Subsidiaries has been issued in compliance with applicable Law, the applicable Subsidiary’s organizational documents (as in effect at the time of such issuance) and any other applicable Contracts governing the issuance of such securities.
4.6
Corporate Records
. All proceedings occurring since January 1, 2018 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is complete and accurate.
4.7
Subsidiaries
.
Schedule 4.7
sets forth a true, complete and correct list of each Subsidiary of the Company together with their jurisdiction of incorporation or organization, as applicable, and the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person. All of the issued and outstanding capital stock or equity interests of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable
(to the extent such concepts are recognized in such Subsidiary’s jurisdiction of organization), and is owned by the Company free and clear of any Lien (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement). None of the Company’s Subsidiaries is in violation of its organizational documents. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests) or the value of which is determined by reference to shares of capital stock or equity interests of the Company’s Subsidiaries.
4.8
Consents
. The Contracts listed on
Schedule 4.8
are the only Contracts binding upon the Company or any of its Subsidiaries or by which any of the Company’s or any of its Subsidiaries’ assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company or any of its

Subsidiaries is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “
Company Consent
”), except for any Company Consents where the failure to obtain such Company Consent would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.9
Financial Statements
.
(a) The Company has delivered to Parent (a) the audited balance sheets of the Company and its Subsidiaries, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows, for the years ended December 31, 2019 and December 31, 2020 including the notes thereto (collectively, the “
Annual Financial Statements
”), and (b) the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2021 (the “
Interim Balance Sheet
”) and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the six (6) months ended June 30, 2021 including the notes thereto (collectively, the “
Unaudited Financial Statements
” and, together with the Annual Financial Statements, the “
Company Financial Statements
”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies and will comply, when delivered by the Company for inclusion in the Form S-4 for filing with the SEC following the date of this Agreement in accordance with
Section 6.5
, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations, changes in convertible preferred stock and stockholders’ equity and cash flows of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since June 30, 2021 (the “
Balance Sheet Date
”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.
(b) Except: (i) as specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet, (iii) for liabilities that are executory obligations under Contracts to which the Company or any of its Subsidiaries is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on
Schedule 4.9(b)
, the Company and its Subsidiaries do not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with U.S. GAAP.
4.10
Books and Records
. The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains procedures of internal controls sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with the respective management’s authorization; (ii) all transactions are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and (iii) access to assets is permitted only in accordance with the respective management’s authorization. The Books and Records of the Company have been maintained, in all material respects in accordance with reasonable business practices.
4.11
Internal Accounting Controls
. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company, any Subsidiary, nor to the Company’s Knowledge, an independent auditor or employee of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the internal control over financial reporting utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.
4.12
Absence of Certain Changes
. From the Balance Sheet Date until the date of this Agreement, (a) the Company and its Subsidiaries have conducted in all material respects their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; (c) the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to
Section 6.1
; and (d) the Company and its Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned or otherwise disposed of any right, title or interest in or to any of their respective material assets.
4.13
Properties; Title to the Company’s Assets
.
(a) All items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the offices of the Company.
(b) The Company and each of its Subsidiaries has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Interim Balance Sheet. Except as set forth on
Schedule 4.13(b)
, no such tangible asset is subject to any Lien other than Permitted Liens.
4.14
Litigation
. In each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no (i) Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, any of the officers or directors of the Company (in their capacities as such), the Business, any of the Company’s or its Subsidiaries’ properties or assets or any Contract before any Authority; (ii) pending or, to the Knowledge of the Company, threatened in writing against any of the Company or its Subsidiaries, audits, examinations or investigations by any Authority against the Company or its Subsidiaries; and (iii) pending or threatened in writing Actions by any of the Company or its Subsidiaries against any third party. Neither the Company nor its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company or its Subsidiaries. There are no outstanding judgments or Orders against the Company or its Subsidiaries. The Company and its Subsidiaries are not, and have not been in the past five (5) years, subject to any Action by any Authority.
4.15
Contracts
.
(a)
Schedule 4.15(a)
lists all of the following Contracts (collectively, such Contracts that are listed or should be listed on
Schedule 4.15(a)
, “
Material Contracts
”) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of its assets is bound and which are currently in effect:
(i) all Contracts that require or that the Company reasonably anticipates will involve annual payments or expenses incurred by, or annual payments or income to, the Company or any of its Subsidiaries of $500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company or any of its Subsidiaries in excess of $500,000 annually;
(iii) each employment or consulting Contract, employee leasing Contract and consultant and sales representatives Contract with any current officer, director, employee, independent contractor or consultant of the Company or any of its Subsidiaries, under which the Company or any of its Subsidiaries (A) have continuing obligations for payment of annual compensation of at least $250,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance, or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;
(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company or any of its Subsidiaries is a party;
(v) all Contracts relating to any acquisitions or dispositions of material assets, properties or business divisions by the Company or any of its Subsidiaries (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);
(vi) all Contracts under which the Company or any of its Subsidiaries is granted a license under any Intellectual Property owned by a third party, other than (A) Contracts for generally commercially available software (including Open Source Software) or hosted services, which for clarity do not contain any exclusive grant of rights to any Company Intellectual Property, (B) Contracts with the Company’s or its Subsidiaries’ employees and contractors entered into in the ordinary course of business, and (C) confidentiality or non-disclosure agreements entered into in the ordinary course of business (the “
Standard Contracts
”);
(vii) all Contracts under which the Company or any of its Subsidiaries has granted a license to a third party under any Company Intellectual Property, other than Standard Contracts or customer or channel partner Contracts entered into in the ordinary course of business;
(viii) all Contracts limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or industry or to solicit customers, with any Person or in any geographic area;
(ix) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;
(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company or any of its Subsidiaries holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $500,000 per year;
(xi) all Contracts creating or otherwise relating to outstanding Indebtedness or guarantees, direct or indirect, thereof (other than intercompany Indebtedness);
(xii) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the certificate of incorporation and bylaws of the Company);
(xiii) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement to which the Company or any of its Subsidiaries is a party;
(xiv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement;

(xv) all collective bargaining or other agreements with a labor union or labor organization;
(xvi) all Contracts requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 annually;
(xvii) all Contracts that (i) grants to any third person any “most favored nation rights” or equivalent rights (howsoever described) or (ii) grants to any third Person price guarantees for a period of greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 annually;
(xviii) all Contracts evidencing an outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;
(xix) all Contracts with any Authority to which the Company or its Subsidiaries is a party; or
(xx) any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xix) of this
Section 4.15(a)
.
(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company and/or its Subsidiary and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company or its Subsidiaries nor, to the Company’s Knowledge, any other party to a Material Contract is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract and no event has occurred which with notice or lapse of time or both would become a breach of or default under any of the Material Contracts, and no party to any Material Contract has given any written, or to the Company’s Knowledge, oral, claim or notice of any such breach, default or event, which would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto. True, correct and complete copies of all written Material Contracts have been made available to Parent.
4.16
Licenses and Permits
.
Schedule 4.16
correctly lists each license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “
Permits
”). Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company or its Subsidiaries have all material Permits necessary to operate the Business. The Company and its Subsidiaries are not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Authority grounds to suspend, revoke, place conditions on or terminate any such Permit. The Company and its Subsidiaries have not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened action, investigation or disciplinary proceeding by or from any Authority against the Company or its Subsidiaries involving any material Permit. To the Company’s Knowledge, none of the Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions.
4.17
Compliance with Laws
.
(a) Each of the Company and its Subsidiaries is not in violation in any material respect of, and, since January 1, 2018, has been in compliance in all material respects with all applicable Laws. Since January 1, 2018, none of the Company and its Subsidiaries has been threatened in writing or given written notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, each of the Company and its Subsidiaries is, and during the last three (3) years has been, in material compliance with: (i) every Law applicable to the Company due to the specific nature of the Business, including Data Protection Laws and Laws applicable to lending activities; and (ii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since January 1, 2019, none of the Company or its Subsidiaries has been threatened or charged in writing (or to the Company’s Knowledge orally) with or given written (or to the Company’s Knowledge oral) notice of any violation of any Data Protection Law or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.
4.18
Intellectual Property
.
(a)
Schedule 4.18(a)
sets forth a true, correct and complete list of all Patents owned or purported to be owned by the Company or any Subsidiary of the Company (“
Company Patents
”), registered and applied-for Marks owned or purported to be owned by the Company or any Subsidiary of the Company (“
Company Marks
”), and registered Copyrights owned or purported to be owned by the Company or any Subsidiary of the Company (“
Company Copyrights
”), specifying as to each, as applicable, the record owner; the date of filing, issuance or registration; the filing, issuance or registration number; and the jurisdiction where the filing, issuance or registration was made.
(b) Except as set forth on
Schedule 4.18(a)
:
(i) the Company or its applicable Subsidiary exclusively owns the Company Intellectual Property, free and clear of all Liens, other than Permitted Liens;
(ii) no Company Patent has been or is now involved in any reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding;
(iii) as of the date hereof, all registration, maintenance and renewal fees currently due in connection with the Company Patents, Company Marks, and Company Copyrights have been paid and all documents, recordations and certificates in connection with the Company Patents, Company Marks, and Company Copyrights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining the same and recording the Company’s or its Subsidiary’s ownership interests therein;
(iv) all Company Patents, Company Marks, and Company Copyrights are subsisting, and, to the Knowledge of the Company, valid and enforceable;
(v) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or its Subsidiaries alleging that any of the operation of the Business or any activity by the Company or its Subsidiaries infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“
Third Party IP
”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP or that any of the Company Intellectual Property is invalid or unenforceable;
(vi) neither the operation of the Business, nor any activity by the Company or its Subsidiaries, infringes or violates (or in the past infringed or violated) any Third Party IP or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP, provided that the foregoing representation and warranty is made solely to the Company’s Knowledge with respect to the Patents and Patent rights of any third Person;
(vii) to the Company’s Knowledge, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property or the Company’s or its Subsidiaries’ rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property or the subject matter thereof;

(viii) all founders, employees, contractors and consultants who contributed to the development of any of the Company Intellectual Property did so either (A) within the scope of his or her employment such that, subject to and in accordance with applicable Law, all such Company Intellectual Property arising therefrom became the exclusive property of the Company or its Subsidiary, as applicable, or (B) pursuant to written agreements assigning, subject to applicable Law, all such Company Intellectual Property arising from his or her employment or engagement to the Company or its Subsidiary free and clear of all Liens (other than Permitted Liens);
(ix) no (A) government funding or (B) facility of a university, college, other educational institution or research center was used in the development of any Company Intellectual Property;
(x) none of the Company Intellectual Property is subject to any pending or outstanding Order that adversely restricts the use, transfer, registration or licensing of any such Company Intellectual Property by the Company or any of its Subsidiaries;
(xi) the Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of all Trade Secrets and other confidential information owned or purported to be owned by the Company or its Subsidiaries in the Business;
(xii) to the Company’s Knowledge, the Company Products and the Company IT Systems are free of all viruses, worms, Trojan horses and other material known contaminants that would materially disrupt or have an adverse impact on the operation of the Company Products and the Company IT Systems;
(xiii) the Company Products and the Company IT Systems function materially in accordance with their respective specifications and documentation and have not suffered any material malfunction or any errors or defects (other than those malfunctions, errors and defects that were timely remedied) that, individually or in the aggregate, caused the Company or any of its Subsidiaries to suffer any material harm, or material or recurring malfunctions that negatively impacted the Business as presently conducted;
(xiv) in the last twelve (12) months, there has been no material failure of the Company IT Systems which has caused any material disruption to the Business of the Company or any of its Subsidiaries. The Company has taken commercially reasonable steps to provide for disaster recovery plans, procedures, and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company has taken commercially reasonable actions to protect the integrity and security of the Company IT Systems from unauthorized use, access, or modification by third parties; and
(xv) the incorporation, linking, calling, distribution or other use in, by or with any Company Product of any Open Source Software does not obligate the Company or any of its Subsidiaries to disclose, make available, offer or deliver to any third party any portion of the source code of such Company Product or component thereof other than the applicable Open Source Software.
4.19
Data Privacy
. The Company has implemented adequate policies and commercially reasonable security measures (A) regarding the collection, use, processing disclosure, confidentiality, integrity, availability and value of Personal Information, and business proprietary or sensitive information (including all Trade Secrets, items of Intellectual Property that are confidential, confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business); and (B) regarding the integrity and availability of the information technology networks and software applications the Company owns, operates, or outsources. The Company has not experienced any information security incident that has resulting in unauthorized access to or disclosure of Personal Information, or compromised the integrity or availability of the Company’s information technology systems and the software applications the Company owns, operates, or outsources, and there has been no loss, damage, or unauthorized access, disclosure, use, or breach of security of any Company information in its possession, custody, or control, or otherwise held or processed on its behalf. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company, and following the Merger the Surviving Corporation will have the same rights to utilize the Personal Information currently utilized by the Company that the Company had prior to the Merger.
4.20
Employees; Employment Matters
.
(a)
Schedule 4.20(a)
sets forth a true, correct and complete list of each of the employees of the Company and its Subsidiaries who received compensation in excess of $250,000 for the fiscal years ended December 31, 2020 and 2019 setting forth the name, title, current salary or compensation rate for each such person.
(b) Except as set forth on
Schedule 4.20(b)
, the Company is not a party to or subject to any collective bargaining agreement, and there has been no activity or proceeding during the past three years by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the employees of the Company or its Subsidiaries are represented by any labor organization or works council. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and neither the Company nor its Subsidiaries have experienced during the past three years any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees. Since December 31, 2018, neither the Company nor any of its Subsidiaries has implemented any “plant closings” (as defined in the federal Worker Adjustment and Retraining Act of 1988 or any similar foreign, state or local plan closing or mass layoff statute, rule or regulation (the “
WARN Act
”) or employee layoffs that would implicate the WARN Act.
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, workplace health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights, equal opportunity, “plant closings” (as defined in the WARN Act) and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, classification of employees and independent contractors, and unemployment insurance. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(d) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries under any worker’s compensation policy or long-term disability policy. There is no Unfair Labor Practice (as defined in the National Labor Relations Act) charge or complaint pending before any applicable governmental Authority relating to the Company or any of its Subsidiaries or any employee or other service provider thereof.
(e) Since January 1, 2019, (i) all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law (A) as employees or individual independent contractors and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and applicable state Law) and (ii) no such individual has been improperly included or excluded from any Plan and neither the Company nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Authority concerning any such classifications, except, in the case of each of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(f) Since December 31, 2018, (i) no material allegations of sexual harassment or sexual misconduct have been made in writing against any director, officer or employee of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee of the Company or any of its Subsidiaries.
4.21
Withholding
. Except as disclosed on
Schedule 4.21
, all obligations of the Company or its Subsidiaries applicable to their respective employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company or its Subsidiary to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits and social security benefits for its employees through the date hereof have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on
Schedule 4.21
, all reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law or by Contract, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or its Subsidiary prior to the Closing Date.
4.22
Employee Benefits
.
(a)
Schedule 4.22(a)
sets forth a correct and complete list of all Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan, (vi) and any non-routine communications with any Authority within the past three years and (vii) the most recent written results of all required compliance testing.
(b) No Plan is or has ever been (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate, has withdrawn at any time within the preceding six (6) years from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company.
(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by the Company forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.
(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans or the assets of any of the trusts under such Plans (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received by the Company of a potential audit or examination) by any Authority.
(e) Each Plan has been established, administered and funded in all material respects accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code (including without limitation, COBRA, and the PPACA) and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any Lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.
(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law.
(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or any of its Subsidiaries with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(h) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of Company or any Subsidiary who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.
(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code.
(j) With respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all Service Providers or beneficiaries in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) if intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status), such Foreign Plan meets all requirements for such treatment; (iv) if intended to be filed, registered or approved by a competent governmental Authority, has been duly and timely filed, registered or approved, as applicable; and (v) such Foreign Plan has been maintained in good standing with applicable governmental Authorities and in compliance with all applicable laws.
4.23
Real Property
.
(a) Except as set forth on
Schedule 4.23
, the Company and its Subsidiaries do not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company and its Subsidiaries lease any real property or right in any Real Property. The Company or its Subsidiary has good, valid, binding, enforceable and subsisting title to its respective leasehold estates in the offices described on
Schedule 4.23
, free and clear of all Liens. The Company and its Subsidiaries have not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or its Subsidiaries or served upon the Company or its Subsidiaries claiming any violation of any local zoning ordinance.
(b) With respect to each Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company or its Subsidiary has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s or its Subsidiary’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company or any of its Subsidiaries thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (viii) it represents the valid and binding obligations of the Company or its Subsidiary party thereto and, to the Knowledge of the Company, represents the valid and binding obligations of the other parties thereto. The Company or its Subsidiary holds the leasehold estate established under such Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company and its Subsidiaries is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company or its Subsidiary is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. The Leases lease all useable square footage of the premises located at the leased Real Property. True, correct copies of all Leases have been made available to Parent. The Company does not owe any brokerage commission with respect to any Real Property.
4.24
Tax Matters
. Except as set forth on Schedule 4.24:
(a) (i) The Company and its Subsidiaries have duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and has paid all income and other material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, within the past five years (or pending or proposed in writing), with respect to Taxes of the Company or any of its Subsidiaries; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or any of its Subsidiaries has been waived or extended, which waiver or extension is in effect and the Company or any of its Subsidiaries is not presently contesting the Tax liability before any Taxing Authority or other Authority; (v) the Company and its Subsidiaries have complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company or any of its Subsidiaries; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the shares of Company Capital Stock by the Company Stockholders to Parent pursuant to this Agreement; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company or any of its Subsidiaries; (viii) there is no Lien (other than Permitted Liens) for Taxes upon the Company or any of its Subsidiaries or any of the assets of the Company or any of its Subsidiaries; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not paid any Tax or filed Tax Returns, asserting that the Company or any of its Subsidiaries is or may be subject to Tax in such jurisdiction, neither the Company nor any of its Subsidiaries have been subject to Tax in any country other than the country of incorporation of the Company by virtue of having a permanent establishment or other place of business in that country, and the Company is and has always been tax resident solely in its country of incorporation; (x) the Company has provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2016; (xi) the Company and its

Subsidiaries are not, and have never been, a party to any Tax sharing, allocation or indemnification Contract; (xii) the Company and its Subsidiaries are not and have never been included in any consolidated, combined or unitary Tax Return and the Company and its Subsidiaries do not have any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company) under United States Treasury regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax); (xiii) no deficiency for any material Tax has been asserted or assessed in writing by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate Actions; (xiv) the Company and its Subsidiaries have not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; and (xv) there is no outstanding power of attorney from the Company or any of its Subsidiaries authorizing anyone to act on behalf of the Company or any of its Subsidiaries in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company.
(b) Neither the Company nor its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under United States Treasury regulations Section 1.1502-13 or an excess loss account under United States Treasury regulations Section 1.1502-19, (v) a change in the accounting method of Parent pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code.
(c) The unpaid Taxes of the Company and its Subsidiaries did not, as of the most recent fiscal month end, exceed the reserve for Tax liability by more than $100,000 (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements in accordance with U.S. GAAP.
(d) The Company and its Subsidiaries have been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company or its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws.
(e) Neither the Company nor any of its Subsidiaries have taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(f) Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.
(g) Neither the Company nor any of its Subsidiaries have engaged in a “reportable transaction” within the meaning of United States Treasury regulations Section 1.6011-4(b).

(h) Within the past five (5) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax free treatment under Section 355 of the Code.
(i) Each of the Company and its Subsidiaries has timely and properly collected all material sales, use, value-added, and similar Taxes, and has timely and properly remitted such amounts to the appropriate Taxing Authority. Each of the Company and its Subsidiaries has properly requested, received, and retained all necessary resale certificates, exemption certificates, and other documentation supporting any claimed exemption or waiver of any material Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.
4.25
Environmental Laws
. The Company and its Subsidiaries have not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials; arranged for the disposal, discharge, storage or release of any Hazardous Materials; or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company or its Subsidiaries. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries that could give rise to any material liability or corrective or remedial obligation of the Company or its Subsidiaries under any Environmental Laws.
4.26
Finders’ Fees
. Except as set forth on
Schedule 4.26
, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to, directly or indirectly, any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.
4.27
Directors and Officers
.
Schedule 4.27
sets forth a true, correct and complete list of all directors and officers of the Company.
4.28
Anti-Money Laundering Laws
. The Company and its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees and any other Persons, in each case, acting on their behalf, in connection with the operation of the Business of the Company and its Subsidiaries are and have been at all times in compliance with anti-money laundering Laws in all applicable jurisdictions and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “
Money Laundering Laws
”), and no Action involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.
4.29
Insurance
. All forms of insurance owned or held by and insuring the Company and its Subsidiaries are set forth on
Schedule 4.29
, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the date hereof have been paid, and no notice of cancellation, termination, denying renewal or material adverse amendments has been received with respect to any such policy. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company and its Subsidiaries are party are sufficient for compliance with all requirements of all Contracts to which the Company and its Subsidiaries is a party or by which the Company or its Subsidiaries are bound and to operate the Business as currently conducted. There is no pending material claim by the Company or any of its Subsidiaries against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice), which would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company and its Subsidiaries do not have any self-insurance arrangements.
4.30
Related Party Transactions
. Except as set forth in
Schedule 4.30
or as contemplated by this Agreement, no Company Stockholder, Affiliate of the Company, current or former director, manager, officer or employee of the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company or (b) owns any property or right, tangible or intangible, which is used by the Company (each, an “
Affiliate Transaction
”). None of the Contracts listed in
Schedule 4.30
was entered into on a basis other than on arm’s length.
4.31
Customers and Suppliers
.
(a)
Schedule 4.31(a)
sets forth the top ten (10) customers (by revenue) of the Company and its Subsidiaries for the fiscal year ended December 31, 2020 (the “
Material Customers
”) and the amount of consideration paid to the Company and its Subsidiaries, collectively, by each Material Customer during such period. To the Company’s Knowledge as of the date hereof, no such Material Customer has expressed in writing to the Company or its Subsidiaries (i) its intention to cancel or otherwise terminate, or materially and adversely modify, its relationship (other than due to expiration of an existing contractual relationship) with the Company and its Subsidiaries, taken as a whole, or (ii) a material breach of the terms of any Material Contract with such Material Customer that has not been cured or remedied.
(b)
Schedule 4.31(b)
sets forth the top (10) suppliers (by expenditure) of the Company and its Subsidiaries for the fiscal year ended December 31, 2020 (the “
Material Suppliers
”) and the amount of consideration paid to each Material Supplier during such period. To the Company’s Knowledge as of the date hereof, no such Material Supplier has expressed in writing to the Company or its Subsidiaries (i) its intention to cancel or otherwise terminate, or materially and adversely modify, its relationship (other than due to expiration of an existing contractual relationship) with the Company and its Subsidiaries, taken as a whole, or (ii) a material breach of the terms of any Material Contract with such Material Supplier that has not been cured or remedied.
4.32
Government Contracts
. Other than as set forth on
Schedule 4.32
, the Company and its Subsidiaries are not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Authority, on the other hand; or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to an Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.
4.33
Absence of Certain Business Practices
. Since January 1, 2019: (a) the Company and its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees and any other Persons, in each case, acting on their behalf, in connection with the operation of the Business of the Company and its Subsidiaries, have been in material compliance with all applicable Specified Business Conduct Laws and have not knowingly engaged in any activity that would reasonably be expected to result in the Company and its Subsidiaries becoming the subject or target of any sanctions administered by the U.S. government; and (b) none of the Company or its Subsidiaries has (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened in writing, Action or investigation by or before any Authority related to any actual or potential violation of any Specified Business Conduct Law. None of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, executives, officers, employees, or agents is the subject or target of any sanctions, identified on the specially designated nationals or other blocked person list, or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union. None of the Company, its Subsidiaries nor, to the Knowledge of the Company, their respective directors, officers, employees and any other Persons, in each case, acting on their behalf, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, or (c) made any other unlawful payment. None of the Company, its Subsidiaries nor, to the Knowledge of the Company, their respective directors, officers, employees and any other Persons, in each case, acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or its Subsidiaries or assist the Company or its Subsidiaries in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business or prospects of the Company or its Subsidiaries and (ii) subject the Company or its Subsidiaries to suit or penalty in any private or governmental Action.
4.34
Specified Company Securityholders
. Collectively, the Specified Company Securityholders own at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar disclosures to the extent that they are of a cautionary or predictive nature), Parent and Merger Sub (the “
Parent Parties
”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement:
5.1
Corporate Existence and Power
. The Parent and Merger Sub are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.
5.2
Corporate Authorization
. The execution, delivery and performance by the Parent Parties of this Agreement and the Additional Agreements to which they are or will be parties and the consummation by the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties, other than the Parent Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes, and upon the execution and delivery thereof, each Additional Agreement to which a Parent Party is party, will, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute, a valid and legally binding agreement of the applicable Parent Party, enforceable against it in accordance with its terms, except as may be limited by the Enforceability Exceptions. This Agreement and the Additional Agreements to which a Parent Party is or will be party and the transactions contemplated hereby and thereby have been duly approved by Parent, on behalf of itself and in its capacity as the sole shareholder of Merger Sub. Parent intends to seek the affirmative vote of (i) holders of a majority of the outstanding shares of Parent Common Stock, voting together as a single class, cast at the Parent Stockholder Meeting to approve the Transaction Proposal, the Equity Plan Proposal, the ESPP Proposal, the Bylaws Proposal and the Nasdaq Proposal, (ii) (A) holders of a majority of the outstanding shares of Parent Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding Parent Class A Shares, voting as a separate series, to approve the A&R Charter Proposal, and (iii) holders of a plurality of the outstanding shares of Parent Common Stock cast at the Parent Stockholder Meeting to approve the Election of Directors Proposal, and such votes shall be sufficient to approve the Parent Proposals, in each case, assuming a quorum is present (the foregoing approvals of the holders of the Parent Common Stock, the “
Parent Stockholder Approval
”), are the only votes of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.
5.3
Governmental Authorization
. Assuming the accuracy of the representations and warranties set forth in
Article IV
, neither the execution, delivery or performance of this Agreement by Parent requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (i) any consents, approvals, licenses or other actions or registrations, declarations or filings, the absence of which would not reasonably be expected to impair the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (iv) the filings necessary to obtain CFIUS Approval; and (v) the filing of any required premerger notification and report forms under the HSR Act.
5.4
Non-Contravention
. The execution, delivery and performance by the Parent Parties of this Agreement, or the consummation of the transactions contemplated hereby or thereby, do not and will not, assuming the Parent Stockholder Approval is obtained, (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties except, with respect to any of the foregoing, as would not reasonably be expected to impair the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement.
5.5
Finders’ Fees
. Except for the Persons identified on
Schedule 4.26
, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to, directly or indirectly, any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.
5.6
Issuance of Shares
. The Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.
5.7
Capitalization
.
(a) The authorized capital stock of Parent consists of 240,000,000 Parent Class A Shares of which 34,500,000 are outstanding, 60,000,000 Parent Class B Shares of which 8,625,000 are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“
Parent Preferred
Stock
”), none of which are issued and outstanding. In addition, warrants to purchase 17,433,333 Parent Class A Shares are issued and outstanding as of the date of this Agreement (the “
Parent Warrants
”). No other shares of capital stock or other securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock and Parent Warrants are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any Contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any equity capital of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(b) The Merger Sub is authorized to issue 100 shares, par value $0.0001 per share (“
Merger Sub Common Stock
”), of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(c) On or prior to the date of this Agreement, Parent has entered into Subscription Agreements with PIPE Investors, true, correct and complete copies of which have been provided to Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Parent, Parent Class A Shares of at least the PIPE Investment Amount. As of the date of this Agreement, there are no other agreements, side letters, or arrangements between Parent and any PIPE Investors relating to the Subscription Agreement and, as of the date hereof, to the Knowledge of Parent, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any of the Subscription Agreements not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. As of the date hereof, such Subscription Agreements are in full force and effect with respect to, and binding on, Parent and, to the Knowledge of Parent, on each PIPE Investor party thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), in accordance with their terms, and has not been withdrawn or terminated, or otherwise amended or modified in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Additional Agreements and this Agreement) to the obligations of the PIPE Investors to purchase the shares of Parent Class A Shares in the Private Placement in the commitment amount set forth in the Subscription Agreements on the terms therein. As of the date of this Agreement, no fees, cash consideration or other discounts are payable or have been agreed to be paid by Parent or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of any PIPE Investment Amount.
(d) Prior to the Effective Time, all holders of Parent Class B Shares will have irrevocably waived any anti-dilution adjustment as to the ratio by which such shares convert into shares of Parent Class A Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement.
5.8
Information Supplied
. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement, as applicable, will, as of the Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the SEC Statement or any Other Filing).
5.9
Trust Fund
. As of the date of this Agreement, Parent has at least $345,000,000 (including, if applicable, an aggregate of approximately $12,075,000 of deferred underwriting commission and other fees) in the trust fund established by Parent for the benefit of its public stockholders (the “
Trust Fund
”) in a trust account (the “
Trust Account
”) maintained by Continental Stock Transfer & Trust Company (the “
Trustee
”), and such monies are invested in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (or any successor rule), which invest only in direct U.S. government treasury obligations and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of March 10, 2021, between Parent and the Trustee (the “
Trust Agreement
”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. Except as contemplated in the Trust Agreement, there are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding Parent Class A Shares sold in Parent’s IPO who shall have elected to redeem their Parent Class A Shares pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s Certificate of Incorporation. The Parent has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. There are no claims or proceedings pending with respect to the Trust Account.
5.10
Listing
. The Parent Class A Shares, Parent Warrants and Parent Units are listed on Nasdaq, with trading tickers “
PTOC
”, “
PTOCW
” and “
PTOCU
”, respectively. Parent is in compliance in all material respects with the rules of Nasdaq and, as of the date hereof, there is no Action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Shares or terminate the listing of Parent Class A Shares on Nasdaq. None of Parent, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Shares under the Exchange Act except as contemplated by this Agreement.
5.11
Board Approval
. The Parent Board of Directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent and (c) recommended to the stockholders of Parent to adopt and approve each of the Parent Proposals (the “
Parent Board Recommendation
”).
5.12
Parent SEC Documents and Financial Statements
.
(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “
Additional Parent SEC Documents
”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) its Form 8-Ks filed since the IPO, and (ii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this
Section 5.12
) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (ii) above, whether or not available through EDGAR, collectively, the “
Parent SEC Documents
”). As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or the Additional Parent SEC Documents has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;
provided
,
however
, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.
(c) As used in this
Section 5.12
, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(d) The Parent SEC Documents contain true and complete copies of the unaudited balance sheet as of September 30, 2021, and statement of operations, cash flow and shareholders’ equity of Parent for the period from January 1, 2021 through September 30, 2021 (the “
Parent Financial Statements
”). Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent, as at the date thereof, and the consolidated results of operations and consolidated cash flows for the period then ended (subject to normal year-end adjustments and the inclusion of limited footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and subject to normal year-end adjustments and the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The Books and Records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e) Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in
Rule 3b-7
under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“
JOBS Act
”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent Financial Statements for external purposes in accordance with GAAP.
(g) Neither Parent (including, to the Knowledge of Parent, any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any written claim or allegation regarding any of the foregoing.

5.13
Business Activities
.
(a) Since formation, neither Parent nor Merger Sub have conducted any business activities other than activities related to Parent’s IPO, the filing of Parent SEC Documents or directed toward the accomplishment of a Business Combination. Except as set forth in Parent’s governing documents or as otherwise contemplated by this Agreement or the Additional Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not been and would not reasonably be expected to impair the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement.
(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Additional Agreements, Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Additional Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Additional Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
5.14
Absence of Certain Business Practices
. Since Parent’s formation: (a) Parent and, to the Knowledge of Parent, its directors, officers, employees and any other Persons, in each case, acting on their behalf, in connection with the operation of Parent, have been in material compliance with all applicable Specified Business Conduct Laws and have not knowingly engaged in any activity that would reasonably be expected to result in Parent becoming the subject or target of any sanctions administered by the U.S. government; and (b) Parent has not (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of Parent, threatened in writing, Action or investigation by or before any Authority related to any actual or potential violation of any Specified Business Conduct Law. Parent is not and, to the Knowledge of Parent, none of its directors, executives, officers, employees, or agents is the subject or target of any sanctions, identified on the specially designated nationals or other blocked person list, or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union. Parent has not and, to the Knowledge of Parent, none of its directors, officers, employees and any other Persons, in each case, acting on their behalf, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, or (c) made any other unlawful payment. Parent has not and, to the Knowledge of Parent, none of its directors, officers, employees and any other Persons, in each case, acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business or prospects of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.
5.15
Affiliate Transactions
. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.
5.16
Litigation
. In each case except as would not reasonably be expected to be material to Parent, there is no (i) Action pending or, to the Knowledge of Parent, threatened in writing against or affecting Parent or any of the officers or directors of Parent (in their capacities as such) or any of Parent’s properties or assets or any Contract before any Authority; (ii) pending or, to the Knowledge of Parent, threatened in writing, audits, examinations or investigations by any Authority against Parent; and (iii) pending or threatened in writing Actions by Parent against any third party. Parent is not party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent. There are no outstanding judgments or Orders against Parent. Parent is not, and has not been since Parent’s formation, subject to any Action by any Authority.
5.17
Expenses, Indebtedness and Other Liabilities
. Except as set forth on
Schedule 5.17
, Parent does not have any Indebtedness or other liabilities.
5.18
Tax Matters
. Except as set forth on
Schedule 5.18
:
(a) (i) Parent has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and has paid all income and other material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, within the past five years (or pending or proposed in writing), with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent has been waived or extended, which waiver or extension is in effect, and Parent is not presently contesting the Tax liability before any Taxing Authority or other Authority; (v) Parent has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vi) there is no Lien (other than Permitted Liens) for Taxes upon Parent or any of the assets of Parent; (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the country of incorporation of Parent by virtue of having a permanent establishment or other place of business in that country, and Parent is and has always been tax resident solely in its country of incorporation; (viii) Parent has provided to the Company true, complete and correct copies of all Tax Returns (if any) relating to, and all audit reports and correspondence relating to each proposed adjustment (if any) made by any Taxing Authority with respect to, any taxable period ending after December 31, 2020; (ix) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (x) Parent is not, and has never been, a party to any Tax sharing, allocation, indemnification or similar Contract; (xi) Parent is and has never been included in any consolidated, combined or unitary Tax Return and Parent does not have any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is Parent), or has any liability for the Taxes of any Person (other than Parent) under United States Treasury regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise; (xii) no deficiency for any material Tax has been asserted or assessed in writing by a taxing authority against the Parent which deficiency has not been paid or is not being contested in good faith in appropriate Actions; and (xiii) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.
(b) The Parent will not be required to include any item of income or exclude any item of deduction for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under United States Treasury regulations Section 1.1502-13 or an excess loss account under United States Treasury regulations Section 1.1502-19, (v) a change in the accounting method of Parent pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code.
(c) The unpaid Taxes of Parent did not, as of the most recent fiscal month end, exceed the reserve for Tax liability by more than $100,000 (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Financial Statements in accordance with U.S. GAAP.
(d) The Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to Parent are arm’s-length prices for purposes of the relevant transfer pricing laws.
(e) The Parent has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(f) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.
(g) Parent has not engaged in a “reportable transaction” within the meaning of United States Treasury regulations Section 1.6011-4(b).
(h) Within the past five (5) years, Parent has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax free treatment under Section 355 of the Code.
(i) Parent has timely and properly collected all material sales, use, value-added, and similar Taxes, and has timely and properly remitted such amounts to the appropriate Taxing Authority. Parent has properly requested, received, and retained all necessary resale certificates, exemption certificates, and other documentation supporting any claimed exemption or waiver of any material Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.
5.19
Investment Company Act; JOBS Act
. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING
6.1
Conduct of the Business
. Each of the Company and Parent covenants and agrees that:
(a) From the date hereof through the Closing Date, except as expressly required by this Agreement or the Additional Agreements, each party shall conduct business only in the ordinary course consistent with past practices in all material respects and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients and suppliers. Without limiting the generality of the foregoing, except as expressly required by this Agreement or the Additional Agreements or as set forth on
Schedule 6.1
, from the date hereof through and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, and the Company shall cause its Subsidiaries not to:
(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;
(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any Material Contract or other right or asset of the Company or Parent, as applicable;
(iii) solely in the case of the Company, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that would be considered a Material Contract if in effect on of the date hereof, except in the ordinary course of the Company’s business;
(iv) make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);
(v) (A) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder, shareholder or other equityholder in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices); or (C) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;
(vi) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness, including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof (including with respect to working capital advances made to Parent, as described in the Prospectus);
(vii) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;
(viii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;
(ix) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(x) except as otherwise required by Law or the terms of any existing Plan as in effect on the date hereof, (i) establish, adopt, enter into or materially amend any Plan providing for severance or termination benefits or termination payments or make any grant of severance or termination benefits or termination payments to any person (other than in the ordinary course of business or for payments no greater than $50,000 per individual and $350,000 in the aggregate), (ii) make any grant of any cash retention payment to any Person, except as requested by Parent in writing or (iii) except in the ordinary course of business or as requested by Parent, establish, adopt, enter into, amend in any material respect or terminate any Plan or fail to continue to make timely contributions to each benefit plan in accordance with the terms thereof;
(xi) institute, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;
(xii) sell, exclusively license, allow to lapse or otherwise dispose of any Company Intellectual Property that is material to the Business;
(xiii) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;
(xiv) change its principal place of business or jurisdiction of organization;
(xv) issue, redeem or repurchase any Equity Interests (other than (A) with respect to the Company, the exercise of any Company Option outstanding on the date hereof or the exercise of any Company Warrant, (B) with respect to Parent, any redemption by Parent of Parent Class A Shares held by its public stockholder pursuant to
Section 6.6
, (C) with respect to Parent, in connection with conversion of the Parent Class B Shares pursuant to Parent’s organizational documents, or (D) with respect to Parent in satisfaction of working capital advances made to Parent, as described in the Prospectus);
(xvi) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax); or (E) surrender or forfeit any right to claim a material Tax refund;
(xvii) solely in the case of the Company, enter into any Affiliate Transactions;
(xviii) fail to duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders;
(xix) enter into any material new line of business outside of the business currently conducted as of the date of this Agreement; or
(xx) agree to do any of the foregoing.
6.2
Exclusivity
.
(a) From the date hereof through the Closing Date, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents (“
Representatives
”) not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “
Alternative Transaction
” means any of the following transactions involving the Company or its Subsidiaries or Parent (other than the transactions contemplated by this Agreement): (A) any transaction or series of related transactions under which any Person(s), directly or indirectly, (x) acquires or otherwise purchases the Company or Parent or any of their respective controlled Affiliates or (y) all or a material portion of assets or businesses of the Company or Parent or any of their respective controlled Affiliates (in the case of each of clause (x) and (y), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (B) any equity or similar investment in the Company or Parent or their respective controlled Affiliates (other than the issuance and sale of shares of Company Series X Preferred Stock by the Company).
(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective representatives or agents (each, an “
Alternative Proposal
”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.
6.3
Access to Information
. From the date hereof through and including the Closing Date, the Company and Parent shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and its other representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other representatives such information relating to the business of the Company and Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent);
provided
that no investigation pursuant to this
Section 6.3
(or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent and provided
further
that any investigation pursuant to this
Section 6.3
shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company or the business of Parent, as applicable. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such waiver or violation).
6.4
Notices of Certain Events
. Each of Parent and the Company shall promptly notify the other party of:
(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;
(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;
(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Change; and
(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in
Article IX
not to be satisfied.
6.5
Cooperation with Form S-4/Proxy Statement; Other Filings
.
(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities laws or reasonably requested by Parent for inclusion in the proxy statement/prospectus and Offer Documents. As promptly as practicable after the receipt by Parent from the Company of all such information, Parent and the Company shall and shall cause their respective counsel to prepare and Parent shall file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “
Parent Stockholder Meeting
”). Such proxy materials shall be in the form of a proxy statement (the “
Proxy Statement
”), which shall be included in a Registration Statement on Form S-4 (the “
Form S-4
”) filed by Parent with the SEC, pursuant to which the Parent Class A Shares issuable in the Merger shall be registered. Parent and the Company shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “
Offer Documents
”.
(b) Parent shall (i) permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith; and (iii) not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall, with respect to, any response letters to any comments from the SEC consider any comments from the Company and its counsel in good faith. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued. Except as otherwise required by applicable Law, Parent covenants that none of Parent, the Parent Board of Directors nor any committee of the Parent Board of Directors shall withdraw or modify, or propose publicly or by formal action of Parent, the Parent Board of Directors or any committee of the Parent Board of Directors to withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by Parent, the Parent Board of Directors or any committee of the Parent Board of Directors of in connection with any of the Parent Proposals.
(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (such effective date, the “
Effective Date
”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to Parent’s stockholders for approval or adoption at the Parent Stockholder Meeting, including the matters described in
Section 6.5(e)
.

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent and the Company shall each ensure that each of the Form S-4, as of the Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent’s stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (
provided
that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Form S-4 or the Proxy Statement, as applicable, as of the Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent and the Company as relevant if required to achieve the foregoing.
(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval of the following proposals: (i) adoption and approval of the Amended and Restated Certificate of Incorporation of Parent, in the form attached hereto as
Exhibit G
, including the change of the name of Parent to “The Tomorrow Companies Inc.” (the “
A&R Charter Proposal
”); (ii) approval of the Parent Equity Incentive Plan (the “
Equity Plan Proposal
”); (iii) approval of the Parent Employee Stock Purchase Plan (the “
ESPP Proposal
”); (iv) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Securityholders in connection with the Merger under applicable exchange listing rules (the “
Nasdaq Proposal
”); (v) approval of the Business Combination (as defined in the Parent Certificate of Incorporation) and the adoption and approval of this Agreement (the “
Transaction Proposal
”); (vi) the approval of the election of each of the directors nominated to comprise Parent’s Board of Directors as contemplated by
Section 2.7
(the “
Election of Directors Proposal
”); (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; (viii) adoption and approval of the Amended and Restated Bylaws of Parent in the form attached hereto as
Exhibit F
(the “
Bylaws Proposal
”); and (ix) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as determined by Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “
Parent Proposals
”).
(f) Parent and the Company shall each use its reasonable best efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public Parent Class A Shares, up to that number of Parent Class A Shares that would permit Parent to maintain net tangible assets of at least $5,000,001, at a price per share determined in accordance with the Parent Certificate of Incorporation, all in accordance with applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Certificate of Incorporation, the proceeds held in the Trust

Account will be used for the redemption of the Parent Class A Shares held by Parent’s public stockholders who have elected to redeem such shares, if any.
(g) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.
(h) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the Effective Date for the purpose of seeking the approval of each of the Parent Proposals, Parent may postpone or adjourn the Parent Stockholder Meeting on one or more occasions for up to 30 days in the aggregate if such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Proposals or if holders of Parent Class A Shares have elected to redeem a number of Parent Class A Shares as of such time that would reasonably be expected to result in the condition set forth in
Section 9.1(j)
not being satisfied as of Closing and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held and any postponements or adjournments. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and shall take all other actions reasonably necessary or advisable to secure the Parent Stockholder Approval. The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Parent and its counsel and the Company’s counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.
6.6
Trust Account
. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public stockholders of Parent holding Parent Class A Shares who shall have validly redeemed their Parent Class A Shares upon acceptance by Parent of such Parent Class A Shares (the “
Parent Redemption Amount
”), (b) deferred underwriting commissions and the expenses to third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent after the Closing.
6.7
Obligations of Merger Sub
. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.
6.8
Private Placement
. Neither Parent, Merger Sub or any of their respective Affiliates or representatives shall make or agree to any amendments, changes, modifications or waivers to any of the Subscription Agreements, without the prior written consent of the Company. Parent and the Company shall each use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including Parent using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause such investors to pay to Parent the applicable purchase price under each investor’s applicable Subscription Agreement in accordance with its terms; provided that in no event shall Parent be obligated to pay any amount in connection with taking any such action. Without limiting the generality of the foregoing, each party shall give the other parties prompt written notice to the extent it becomes aware of any of the foregoing: (a) any requested amendment to any Subscription Agreement; (b) any breach or default to its knowledge by any party to any Subscription Agreement; (c) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to its knowledge, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (d) if such party does not expect Parent to receive all or any portion of the applicable purchase price under any investor’s Subscription Agreement in accordance with its terms.
6.9
Termination of Affiliate Transactions
. On or before the Closing Date, the Company will cause the termination in full without any liability or obligation to Parent, the Company or any of their respective Affiliates following the Closing of all Contracts set forth on
Schedule 6.9
hereto.
6.10
CFIUS Filing
.
(a) To the extent any of the following have not been completed prior to the date hereof, as soon as practicable after the date of this Agreement, the CFIUS Parties shall prepare and file the CFIUS Declaration(s). Each of the CFIUS Parties shall use their respective reasonable best efforts to obtain CFIUS Approval, including without limitation (i) promptly preparing and submitting a CFIUS Notice in the event that CFIUS requests that any of the CFIUS Parties submit a CFIUS Notice pursuant to 31 C.F.R. § 800.407(a)(1); and (ii) providing any additional information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS assessment, review, or investigation of the transaction contemplated by this Agreement, within the time periods specified in the applicable regulations, or otherwise specified by the CFIUS staff.
(b) Notwithstanding anything to the contrary herein, the CFIUS Parties shall as promptly as practicable, take, or cause to be taken, all actions and do, or cause to be done, and assist and cooperate with the filing persons in doing, all things necessary, proper or advisable to obtain CFIUS Approval, including taking all such action as may be necessary to resolve such objections, if any, as CFIUS may assert with respect to the Transactions, provided that in no event shall any of the CFIUS Parties be obligated to, in order to obtain the CFIUS Approval, consent to take any actions that would reasonably be anticipated to have a material adverse impact on any of the CFIUS Parties and their respective Subsidiaries following the Merger, including the Surviving Corporation, taken as a whole.
(c) Each of the CFIUS Parties shall, in connection with the efforts to obtain the CFIUS Approval, (i) cooperate in all respects and consult with each other in connection with the CFIUS Declaration(s) or CFIUS Notice(s), including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other parties of any communication received by such party from, or given by such party to, CFIUS, by promptly providing a copy of any such written communications, except for any exhibits to such communications providing personal identifying information, any sensitive business confidential information and any sensitive personal information that a party declines to share; and (iii) permit the other parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any telephonic conference or in-person meeting with CFIUS, in each of clauses (i), (ii) and (iii) of this
Section 6.10
subject to confidentiality considerations contemplated by the DPA or required by CFIUS.
(d) The CFIUS Parties for a CFIUS Notice, if any, shall split equally any CFIUS filing fees in connection with such CFIUS Notice.
ARTICLE VII
COVENANTS OF THE COMPANY
7.1
Reporting; Compliance with Laws
. From the date hereof through and including the Closing Date:
(a) The Company shall duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

7.2
Commercially Reasonable Efforts to Obtain Consents
. The Company shall use its commercially reasonable efforts to obtain any Company Consent required for the execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby, including each Company Consent set forth on
Schedule 7.2
.
7.3
Company’s Stockholders Approval
.
(a) As promptly as reasonably practicable, and in any event within two (2) Business Days following the Effective Date (the “
Company Stockholder Written Consent Deadline
”), the Company shall obtain and deliver to Parent a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to Parent and certified by an executive officer of the Company) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “
Company Stockholder Written Consent
”).
(b) Neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation.
ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO
8.1
Commercially Reasonable Efforts; Further Assurances; Governmental Consents
.
(a) Except with respect to the matters set forth in
Section 6.5
(which shall be subject to the terms and conditions of
Section 6.5
) or where a different efforts standard is expressly set forth herein, and otherwise subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the parties agree to make, or cause to be made, within ten (10) Business Days after the date hereof, filing a notification and report form under the HSR Act
(b) Except with respect to the matters set forth in
Section 6.5
(which shall be subject to the terms and conditions of
Section 6.5
) or where a different efforts standard is expressly set forth herein, and otherwise subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe;
provided
,
however
, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
8.2
Confidentiality
. Except as necessary to complete the Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from another source, which source is not the agent of the other party and is not under any obligation of confidentiality with respect to such information); and no party shall release or disclose such information to any other Person, except its Representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Law, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Offer Documents and Other Filings.
8.3
Directors’ and Officers’ Indemnification and Liability Insurance
.
(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and Parent as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.
(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Company after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.
(c) The provisions of this
Section 8.3
are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.
(d) Prior to the Effective Time, the Company shall be permitted to obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the

Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby (the “
Tail Policy
”).
8.4
Nasdaq Listing
. Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with the Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of the Nasdaq to be satisfied; and (c) the Consideration Shares, to be approved for listing on the Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time and the Company shall assist and cooperate with Parent in respect of each of the foregoing.
8.5
Certain Tax Matters
.
(a) Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger consistent with the U.S. Tax Treatment, unless otherwise required by applicable Law.
(b) The Company shall (and shall cause its Affiliates to) provide any information reasonably requested to allow Parent to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the transactions contemplated by, or any payment made in connection with, this Agreement.
(c) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “
Transfer Taxes
”), shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Company Securityholders and Parent will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.
(d) On or no more than thirty (30) days prior to the Closing Date, the Company will deliver to Parent a duly executed and acknowledged certificate, in form and substance reasonably acceptable to Parent and in compliance with Section 1445 of the Code, with proof reasonably satisfactory to Parent that notice of such certification has been provided to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h)(2), certifying that no interest in the Company is a U.S. real property interest, as defined in Section 897 of the Code.
8.6
Equity Incentive Plan
. Prior to the Effective Time, Parent shall adopt a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company (the “
Parent Equity Incentive Plan
”), effective as of the Closing Date, subject to the Parent Stockholder Approval. Prior to the Effective Time, Parent shall approve and adopt an employee stock purchase plan in a form and substance reasonably acceptable to Parent and the Company (the “
Parent Employee Stock Purchase Plan
”), in the manner intended to be qualified under Section 423 of the Code and other applicable Laws, subject to the Parent Stockholder Approval. Following the Effective Time, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Class A Shares issuable under the Parent Equity Incentive Plan and/or the Parent Employee Stock Purchase Plan, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as awards granted pursuant to the Parent Equity Incentive Plan or acquired under the Parent Employee Stock Purchase Plan remain outstanding.
8.7
Closing Parent RSU Grant
. In connection with the Merger, Parent shall establish a pool in an aggregate amount of 3 million Parent RSUs (the “
Closing Parent RSU Grants
”) that will be granted to certain key employees of the Company and its Subsidiaries as designated by the Company (collectively, “
Eligible Participants
”), which Parent RSUs shall be granted within the thirty (30) day period following the Closing Date in accordance with Parent’s regular grant practices and subject to such vesting and other terms and conditions as set forth on
Schedule 8.7
and other terms and conditions as Parent and the Company shall mutually agree. The Closing Parent RSU Grants shall be allocated to Eligible Participants in such amounts as are determined by Company in its sole discretion following consultation with Parent.
8.8
Transaction Litigation
. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Action, or investigation, whether or not before any Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “
Transaction Litigation
”) commenced or to the Knowledge of Parent or the Company, as applicable, threatened in writing against (x) in the case of Parent, Parent, any of Parent’s controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such) or (y) in the case of the Company, the Company, any of the Company’s Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or (y) Parent, any of Parent’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
8.9
Amendment to Parent Bylaws
. On the Closing Date, Parent shall amend and restate, effective as of immediately prior to the Effective Time, its bylaws, in the form of the Parent A&R Bylaws.
ARTICLE IX
CONDITIONS TO CLOSING
9.1
Condition to the Obligations of the Parties
. The obligations of all of the parties to consummate the Merger are subject to the satisfaction of all the following conditions:
(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the Transactions.
(b) Parent shall not have received valid redemption requests to redeem the Parent Class A Shares in an amount that would cause Parent to have net tangible assets of less than $5,000,001 upon consummation of the Merger.

(c) The SEC Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and remain pending.
(d) The Parent Stockholder Approval shall have been duly obtained at the Parent Stockholder Meeting.
(e) The Company Stockholder Approval shall have been obtained.
(f) The Amended and Restated Certificate of Incorporation of Parent, in the form attached hereto as
Exhibit G
, shall have been filed with, and declared effective by, the Delaware Secretary of State, and Parent shall have adopted the Parent A&R Bylaws.
(g) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in
Section 2.7
.
(h) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Consideration Shares shall have been approved for listing on Nasdaq.
(i) The CFIUS Approval shall have been obtained.
(j) The Aggregate Transaction Proceeds shall be equal to or greater than $150,000,000.00.
(k) The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or shall have been terminated.
9.2
Conditions to Obligations of Parent and Merger Sub
. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:
(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by the Company at or prior to the Closing Date.
(b) (i) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), in all material respects, (ii) the other representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect.
(c) No Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(d) Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer certifying the accuracy of the provisions of the foregoing clauses (a), (b) and (c) of this
Section 9.2
(the “
Company Certificate
”).
(e) Parent shall have received a certificate signed by the Secretary of the Company attaching true and correct copies of (i) the Company Certificate of Incorporation and by-laws, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iii) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.
(f) The Company and the Specified Company Securityholders shall have duly executed and delivered to Parent a copy of the Registration Rights Agreement.
9.3
Conditions to Obligations of the Company
. The obligations of the Company to consummate the Merger is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:
(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with by Parent or Merger Sub, as applicable, at or prior to the Closing Date.
(b) (i) The Parent Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), in all material respects, (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on Parent or on Parent’s ability to consummate the transactions contemplated by this Agreement and the Additional Agreements.
(c) The Company shall have received a certificate signed by an authorized officer of Parent certifying the accuracy of the provisions of the foregoing clauses (a) and (b) of this
Section 9.3
.
(d) Sponsor shall have executed and delivered to the Company a copy of the Registration Rights Agreement.
ARTICLE X
TERMINATION
10.1
Termination Without Default
.
(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by June 30, 2022 (the “
Outside Closing Date
”); and (ii) the party (i.e., Parent or the Merger Sub, on one hand, or the

Company, on the other hand) seeking to terminate this Agreement is not in material breach of this Agreement, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.
(b) In the event (i) an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable or (ii) any applicable Law is in effect making the consummation of the Merger illegal, Parent or the Company shall have the right, at its sole option, to terminate this Agreement.
(c) In the event that (i) the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholder Meeting duly convened therefor or at any postponement or adjournment thereof, Parent or the Company shall have the right, at its sole option, to terminate this Agreement, or (ii) at any time following the Parent Stockholder Meeting, the Aggregate Transaction Proceeds, giving effect to requested redemptions of Parent Class A Shares as of such time, would not be equal to or greater than $150,000,000, Parent or the Company shall have the right, at its sole option, to terminate this Agreement.
10.2
Termination Upon Default
.
(a) Parent may terminate this Agreement by giving notice to the Company at any time prior to the Closing, without prejudice to any rights or obligations Parent or Merger Sub may have, if: (i) (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein such that the conditions set forth in
Section 9.2
would not be satisfied and (y) such breach cannot be cured, the Company is not promptly using reasonable best efforts to cure such breach or such breach is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) evidence that the Company Stockholder Written Consent was obtained is not delivered to Parent by the Company Stockholder Written Consent Deadline (provided that Parent shall not be permitted to terminate this Agreement under this
Section 10.2(a)(ii)
at any time (A) prior to the Company Stockholder Written Consent Deadline or (B) after such evidence has been delivered to Parent).
(b) The Company may terminate this Agreement by giving notice to Parent at any time prior to the Closing, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein, such that the conditions set forth in
Section 9.3
would not be satisfied; and (ii) such breach cannot be cured, Parent is not promptly using reasonable best efforts to cure such breach or such breach is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.
10.3
Effect of Termination
. If this Agreement is terminated pursuant to this
Article X
, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party (or any stockholder, director, officer, employee, Affiliate, agent, consultant or Representative of such party) to the other party hereto or any other Person;
provided
that, no such termination shall relieve any party from liability incurred as a result of the willful breach by such party of this Agreement or such party’s fraud, in which case such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach or fraud. The provisions of
Section 8.2
, this
Section 10.3
and
Article XI
shall survive any termination hereof pursuant to this
Article X
. The Persons named in this Section 10.3 are intended third party beneficiaries of this
Section 10.3.

ARTICLE XI
MISCELLANEOUS
11.1
Non-Survival of Representations, Warranties and Covenants
. Except (x) as otherwise contemplated by
Section 10.3
, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing Date (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this
Article XI
.
11.2
Notices
. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:
if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:
The Tomorrow Companies Inc.
9 Channel Center Street, 7
th
Floor
Boston, MA 02127
Attn: Chief Executive Officer
E-mail: shimon@tomorrow.io
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: William J. Schnoor
Paul R. Rosie
E-mail: wschnoor@goodwinlaw.com
prosie@goodwinlaw.com
if to Parent or Merger Sub:
Pine Technology Acquisition Corp.
260 Lena Drive
Aurora, OH 44202
Attention: Adam Karkowsky
E-mail: adam.karkowsky@amtrustgroup.com

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Adam M. Givertz
E-mail: agivertz@paulweiss.com
11.3
Amendments; No Waivers; Remedies
.
(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.
(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.
(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.
11.4
Arm’s Length Bargaining; No Presumption Against Drafter
. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.
11.5
Publicity
. Except as required by law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.
11.6
Expenses
. If the Closing does not take place, each party shall be responsible for its own expenses; provided that Parent and the Company shall each pay fifty percent (50%) of any SEC filing fees, HSR Act filing fees and the cost of printing and mailing the Proxy Statement.
11.7
No Assignment or Delegation
. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.
11.8
Governing Law
. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction.

11.9
Counterparts; Facsimile Signatures
. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted (including scanned.pdf image) signature pages that together (but need not individually) bear the signatures of all other parties.
11.10
Entire Agreement
. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.
11.11
Severability
. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.
11.12
Further Assurances
. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.
11.13
Third Party Beneficiaries
. Except as provided in
Section 8.3
,
Section 10.3
and
Section 11.17
, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.
11.14
Waiver
. Reference is made to the final prospectus of Parent, dated March 10, 2021 (the “
Prospectus
”). The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company hereby agrees that (i) it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, except for redemption and liquidation rights, if any, the Company may have in respect of any Parent Class A Shares held by it or the release of proceeds from the Trust Account upon consummation of the Merger, and (ii) it will have no right of set-off or any right, title, interest or claim of any kind (“
Claim
”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, the Company may have in respect of any Parent Class A Shares held by it or the release of proceeds from the Trust Account upon consummation of the Merger; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for legal relief against monies or other assets outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account) and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account. The Company acknowledges and agrees that this
Section 11.14
is material to this Agreement and has been specifically relied upon by Parent to induce Parent to enter into this Agreement, and the Company further intends and understands this
Section 11.14
to be valid, binding and enforceable under applicable Law. In the event the Company commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account in breach of this Agreement, the Company will be obligated to pay to Parent all of its legal fees and costs in connection with any such action in the event Parent prevails in such action or proceeding.

11.15
Jurisdiction; Waiver of Jury Trial
.
(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this
Section 11.15
.
(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
11.16
Enforcement
. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
11.17
Non-Recourse
. Except in the case of fraud, this Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. Except in the case of fraud, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this
Section 11.17
) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
11.18
No Other Representations; No Reliance
.
(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN
ARTICLE IV
, IN EACH CASE, AS MODIFIED BY THE

SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in
Article IV
as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in
Article IV
, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in
Article IV
, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in
Article IV
and subject to the limited remedies herein provided; (b) Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.
(b) NONE OF THE PARENT PARTIES, ANY SECURITYHOLDER OF THE PARENT PARTIES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PARENT PARTIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN
ARTICLE V
, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Except for the specific representations and warranties expressly made by the Parent Parties in
Article V
, in each case as modified by the Schedules: (a) the Company acknowledges and agrees that: (i) neither the Parent Parties, any securityholder of the Parent Parties nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Parent Parties, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Parent Parties, the nature or extent of any liabilities of the Parent Parties, or other information (financial or otherwise) regarding the Parent Parties furnished to the Company or its representatives or made available to the Company and its representatives in any presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any securityholder of the Parent Parties or the Parent Parties has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in
Article V
and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the securityholders of the Parent Parties and the Parent Parties have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Parent Parties, any securityholder of the Parent Parties nor any other Person shall have any liability to the Company or any other Person with respect to any such other representations or warranties.
[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

PINE TECHNOLOGY ACQUISITION CORP.

By:	/s/ Christopher Longo
Name: Christopher Longo
Title: Chief Executive Officer

Merger Sub:

PINE TECHNOLOGY MERGER CORP.

By:	/s/ Adam Karkowsky
Name: Adam Karkowsky
Title: President

Company:

THE TOMORROW COMPANIES INC.

By:	/s/ Shimon Elkabetz
Name: Shimon Elkabetz
Title: Chief Executive Officer
Signature Page to Agreement and Plan of Merger

ANNEX B
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PINE TECHNOLOGY ACQUISITION CORP.
PINE TECHNOLOGY ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the Corporation is “Pine Technology Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 30, 2020 and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 10, 2021 and a Certificate of Correction was filed with the Secretary of State of the State of Delaware on May 17, 2021 (as amended, the “Certificate”).
2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3. This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.
4. The Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated December 7, 2021, by and among the Corporation, Pine Technology Merger Corp., and The Tomorrow Companies Inc. (as amended from time to time (the “Merger Agreement”). As part of the transactions contemplated by the Merger Agreement, and in accordance with Article IV, Section 4.3(b) of the Certificate, all shares of outstanding Class B Common Stock of the Corporation shall automatically be converted, on a one-to-one
basis, into shares of Class A Common Stock of the Corporation, such that, at the effectiveness of this Amended and Restated Certificate, only Class A Common Stock of the Corporation remains outstanding. All Class A Common Stock of the Corporation issued and outstanding prior to the effectiveness of this Amended and Restated Certificate and all Class A Common Stock of the Corporation issued as part of the Merger Agreement shall be renamed as Common Stock for all purposes of this Amended and Restated Certificate.
5. The text of the Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
The name of the Corporation is The Tomorrow Companies Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, DE 19904. The name of its registered agent at such address is Cogency Global Inc.

ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
CAPITAL STOCK
The total number of shares of capital stock which the Corporation shall have authority to issue is [●] ([●]), of which (i) [●] ([●]) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) [●] ([●]) shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.
The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.
A.
COMMON STOCK
Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Amended and Restated Certificate (or in any certificate of designations of any series of Preferred Stock):
(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote;
provided
,
however
, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Amended and Restated Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL;
(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof; and
(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of Common Stock. A merger or consolidation of the Corporation with or into another corporation or other entity, or the sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section 3(c).

B.
PREFERRED STOCK
The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
STOCKHOLDER ACTION
1.
Action without Meeting
. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.
2.
Special Meetings
. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.
ARTICLE VI
DIRECTORS
1.
General
. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.
2.
Election of Directors
. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.
3.
Number of Directors; Term of Office
. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2024, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2025. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.
Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate and any certificate of designations applicable to such series.
4.
Vacancies
. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding to elect Directors and to fill vacancies in the Board of Directors relating thereto, newly created directorships resulting from an increase in the authorized number of Directors and any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors or by the sole remaining Director, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned;
provided
,
however
, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a newly created directorship or vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
5.
Removal
. Subject to the rights, if any, of any series of Preferred Stock then outstanding to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill newly created directorships or vacancies on the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds
(2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.
ARTICLE VII
LIMITATION OF LIABILITY
A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended after the effective date of this Amended and Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.
ARTICLE VIII
AMENDMENT OF BYLAWS
1.
Amendment by Directors
. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.
2.
Amendment by Stockholders
. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by this Amended and Restated Certificate, the Bylaws, or other applicable law.
ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend or repeal this Amended and Restated Certificate in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Amended and Restated Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Amended and Restated Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Amended and Restated Certificate of Incorporation as of this      day of                 , 2022.

Pine Technology Acquisition Corp.

By:
Name:
Title:

ANNEX C
AMENDED AND RESTATED BYLAWS
OF
THE TOMORROW COMPANIES INC.
(the “Corporation”)
ARTICLE I
Stockholders
SECTION 1.
Annual Meeting
. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
SECTION 2. Notice of Stockholder Business and Nominations.
(a)
Annual Meetings of Stockholders
.
(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule
14a-8
(or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2), (3) and (4) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.
(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this

Bylaw. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year
anniversary of the preceding year’s Annual Meeting;
provided
,
however
, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial effective date of these Bylaws, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:
(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form required by the Corporation (which questionnaire shall be provided by the Secretary upon written request), (vii) a representation and agreement in the form required by the Corporation (which form shall be provided by the Secretary upon written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (b) such proposed nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation; (c) such proposed nominee would, if elected as a director, comply with applicable law of the exchanges upon which the Corporation’s shares of common stock trade, all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors, and applicable fiduciary duties under state law and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) intends to serve as a director for the full term for which he or she is to stand for election; (e) such proposed nominee will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects, and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading and (f) will promptly provide to the Corporation such other information as it may reasonably request and (viii) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(B) as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);
(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii), as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule
12b-2
promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (3) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (e) any performance-related fees (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation, or any Synthetic Equity Interests, (f)(1) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (2) if such Proposing Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting,

(g) any significant equity interests or any Synthetic Equity Interests in any principal competitor of the Corporation held by such Proposing Persons, (h) any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (i) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (j) any material transaction occurring during the prior twelve months between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (k) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation and (l) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (l) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;
(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
(E) a statement (i) that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such business, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, a majority of all of the shares of capital stock of the Corporation or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable and (iii) providing any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (such statement, the “Solicitation Statement”).
For purposes of this Article I of these Bylaws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these Bylaws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called
“stock borrowing” agreement or arrangement, the purpose or

effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit, or share in any profit, or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.
(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the fifth (5th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders
(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b)
General
.
(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule
14a-8
under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.
(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.
(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, except as provided under Rule
14a-8
under the Exchange Act, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.
(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule
14a-8
(or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Preferred Stock (as defined in the Certificate (as defined below)) to elect directors under specified circumstances.
SECTION 3.
Special Meetings
. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.
SECTION 4.
Notice of Meetings; Adjournments
.
(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
(b) Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.
(d) The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these Bylaws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these Bylaws.
(e) When any meeting is convened, the presiding officer or the stockholders present or represented by proxy at such meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and at any place at which a meeting of stockholders may be held under these Bylaws. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice. If a quorum was present at the original meeting, it shall also be deemed present at an adjourned session of such meeting, unless a new record date is, or is required to be, set for the adjourned session.
SECTION 5.
Quorum
. A majority of the outstanding shares entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
SECTION 6.
Voting and Proxies
. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Article IV, Section 5 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.
SECTION 7.
Action at Meeting
. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.
SECTION 8.
Stockholder Lists
. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these Bylaws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
SECTION 9.
Presiding Officer
. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairperson of the Board of Directors, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairperson of the Board of Directors or the Chairperson of the Board of Directors is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then a director or officer chosen by resolution of the Board of Directors shall act as Chairperson at all meetings of stockholders. The presiding officer or director at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.
SECTION 10.
Inspectors of Elections
. The Corporation shall, in advance of any meeting of stockholders, appoint one or three inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.
ARTICLE II
Directors
SECTION 1.
Powers
. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.
SECTION 2.
Number and Terms
. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, provided the Board of Directors shall consist of at least one (1) member. The directors shall hold office in the manner provided in the Certificate.
SECTION 3.
Qualification
. No director need be a stockholder of the Corporation.
SECTION 4.
Vacancies
. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.
SECTION 5.
Removal
. Directors may be removed from office only in the manner provided in the Certificate.
SECTION 6.
Resignation
. A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.
SECTION 7.
Regular Meetings
. The regular annual meeting and other regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.
SECTION 8.
Special Meetings
. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the Chief Executive Officer. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.
SECTION 9.
Notice of Meetings
. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, or the Chief Executive Officer or such other officer designated by the Chairperson of the Board, if one is elected, or the Chief Executive Officer. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
SECTION 10.
Quorum
. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.
SECTION 11.
Action at Meeting
. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.
SECTION 12.
Action by Consent
. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.
SECTION 13.
Manner of Participation
. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.
SECTION 14.
Presiding Director
. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.
SECTION 15.
Committees
. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors. The Corporation elects to be governed by the provisions of Section 141(c)(2) of the DGCL.
SECTION 16.
Compensation of Directors
. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof.

ARTICLE III
Officers
SECTION 1.
Enumeration
. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairperson of the Board, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.
SECTION 2.
Election
. The Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.
SECTION 3.
Qualification
. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.
SECTION 4.
Tenure
. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
SECTION 5.
Resignation and Removal
. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.
SECTION 6.
Absence or Disability
. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.
SECTION 7.
Vacancies
. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.
SECTION 8.
President
. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 9.
Chairperson of the Board
. The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 10.
Chief Executive Officer
. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 11.
Vice Presidents and Assistant Vice Presidents
. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 12.
Treasurer and Assistant Treasurers
. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 13.
Secretary and Assistant Secretaries
. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 14.
Other Powers and Duties
. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.
SECTION 15.
Representation of Shares of Other Corporations
. The Chairperson of the Board, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board of Directors or the President or a Vice President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
SECTION 16.
Bonded Officers
. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including without limitation a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.
ARTICLE IV
Capital Stock
SECTION 1.
Certificates of Stock
. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the

Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance,
or subsequent transfer.
SECTION 2.
Transfers
. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.
SECTION 3.
Stock Transfer Agreements
. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
SECTION 4.
Record Holders
. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
SECTION 5.
Record Date
. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
SECTION 6.
Replacement of Certificates
. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.
SECTION 7.
Lock-Up
.
(a) Subject to Section 7(b) of this Article IV, the holders of common stock of the Corporation (“Common Stock”) issued (i) as consideration to former holders of capital stock of The Tomorrow Companies Inc., a Delaware corporation (“Tomorrow.io”) in connection with the merger of Pine Technology Merger Corp., a

Delaware corporation (“Merger Sub”), with and into Tomorrow.io (the “Business Combination”) (such shares referred to in clause (i) of this Section 7(a), the “Consideration Shares”) pursuant to the Agreement and Plan of Merger, by and among the Corporation, Tomorrow.io, and Merger Sub, dated December 7, 2021, as amended from time to time (the “Merger Agreement”) or (ii) to directors, officers and employees of the Corporation or its Subsidiaries upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination in respect of equity awards of Tomorrow.io outstanding immediately prior to the closing of the Business Combination (such shares referred to in clause (ii) of this Section 7(a), the “Equity Award Shares”) (such holders, the
“Lock-up
Holders,”
provided
that any such holders that have entered into a separate
lock-up
agreement with the Corporation shall not be considered a
Lock-up
Holder), may not Transfer any
Lock-up
Shares until the end of the
Lock-up
Period (the
“Lock-up”).
Subject to Section 7(b) of this Article IV, any Permitted Transferees of
Lock-up
Shares may not Transfer any
Lock-up
Shares until the end of the
Lock-up
Period.
(b) Notwithstanding the provisions set forth in Section 7(a) of this Article IV, the
Lock-up
Period and restrictions set forth in Section 7(a) of this Article IV shall not apply (A) to the establishment of a trading plan pursuant to Rule
10b5-1
under the Exchange Act for the transfer of
Lock-up
Shares, provided, that such plan does not provide for the transfer of
Lock-up
Shares during the
Lock-up
Period, (B) to the transfer of any or all of the
Lock-up
Shares by a bona fide gift or charitable contribution, (C) to the transfer of any or all of the
Lock-up
Shares by will or intestate succession upon the death of the
Lock-up
Holder or any Permitted Transferee, (D) to the transfer of any or all of the
Lock-up
Shares to any Permitted Transferee, (E) to a transfer relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the closing of the Business Combination, (F) to the transfer pursuant to a qualified domestic order or in connection with a divorce settlement or any related court order, (G) to the transfer of any Common Stock or other securities acquired as part of the Private Placement (as defined below), (H) if the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the date of closing of the Business Combination, (I) in the event of the Corporation’s completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (J) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (I) above;
provided
,
however
, that in the case of (B), (C), (D) or (J), it shall be a condition to such transfer that the transferred
Lock-Up
Shares remain subject to the provisions of this Section 7 of Article IV, and there shall be no further transfer of such
Lock-up
Shares except in accordance with this Section 7 of Article IV; provided, further, that in the case of (B) or (C), such transfer or distribution shall not involve a disposition for value.
(c) For purposes of this Section 7 of Article IV:
(1) “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Person’s spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law,
father-in-law,
sister-in-law,
or
brother-in-law
or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.
(2) “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person (the “50% Owner”) (i) owning beneficially, as meant in Rule
13d-3
under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

(3)
“Lock-up
Period” means the period beginning on the closing date of the Business Combination and ending on the first anniversary of the closing date of the Business Combination;
(4)
“Lock-up
Shares” means the Consideration Shares and Equity Award Shares;
(5) “Permitted Transferees” means:
(i) any direct or indirect general partner, limited partner, shareholder, member or owner of similar equity interests in the
Lock-up
Holder or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates;
(ii) a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the
Lock-up
Holder or any other person with whom the
Lock-up
Holder has a relationship by blood, marriage or adoption not more remote than first cousin; or
(iii) any Affiliate of the
Lock-up
Holder.
(6) “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
(7) “Private Placement” means the transactions in which certain investors have entered into subscription agreements pursuant to which, at the closing of the Business Combination, such Persons have agreed to subscribe for and purchase shares of Common Stock at a purchase price of $10.00 per share, for an aggregate cash amount of $75,000,000;
(8) “Transfer” means (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any
Lock-up
Shares or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the
Lock-up
Shares, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any
Lock-up
Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise;.
(d) Notwithstanding the other provisions set forth in this Section 7 of Article IV, compliance with any of the provisions, covenants and conditions set forth in this Section 7 of Article IV may be waived by the Corporation, or any of such provisions, covenants or conditions may be amended or modified only upon the approval by (i) a majority of the members of the Board of Directors of the Corporation then in office that qualify as “independent” for purposes of audit committee membership under
Section 10A-3
under the Exchange Act and (ii) the director designated by Pine Technology Sponsor LLC pursuant to the Merger Agreement (such approval not to be unreasonably withheld or delayed).
(e) Any certificate representing the
Lock-up
Shares shall reflect a legend reflecting these transfer restrictions.
ARTICLE V
Indemnification
SECTION 1.
Definitions
. For purposes of this Article:
(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a
Non-Officer
Employee of the Corporation, or (iv) as a

director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or
Non-Officer
Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation.
(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors;
(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;
(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;
(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;
(f)
“Non-Officer
Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;
(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors;
(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and
(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.
SECTION 2.
Indemnification of Directors and Officers
.
(a) Each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.
(1)
Actions, Suits and Proceedings Other than By or In the Right of the Corporation
. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status.
(2)
Actions, Suits and Proceedings By or In the Right of the Corporation
. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation.
(3)
Survival of Rights
. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.
(4)
Actions by Directors or Officers
. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification.
SECTION 3.
Indemnification of
Non-Officer
Employees
. Each
Non-Officer
Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such
Non-Officer
Employee or on such
Non-Officer
Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such
Non-Officer
Employee is, or is threatened to be made, a party to or participant in by reason of such
Non-Officer
Employee’s Corporate Status, if such
Non-Officer
Employee acted in good faith and in a manner such
Non-Officer
Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a
Non-Officer
Employee after he or she has ceased to be a
Non-Officer
Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any
Non-Officer
Employee seeking indemnification in connection with a Proceeding initiated by such
Non-Officer
Employee only if such Proceeding was authorized in advance by the Board of Directors.
SECTION 4.
Advancement of Expenses to Directors Prior to Final Disposition
.
(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status, whether prior to or after final disposition of such Proceeding. Such advances shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses.
(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within twenty (20) days after receipt by the Corporation of a written claim therefor, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.
(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 5.
Advancement of Expenses to Officers and
Non-Officer
Employees Prior to Final Disposition
.
(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any
Non-Officer
Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or
Non-Officer
Employee upon the receipt by the Corporation of a statement or statements from such Officer or
Non-Officer
Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or
Non-Officer
Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or
Non-Officer
Employee is not entitled to be indemnified against such Expenses.
(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or
Non-Officer
Employee has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 6.
Contractual Nature of Rights
.
(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.
(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.
(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 7.
Non-Exclusivity
of Rights
. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or
Non-Officer
Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.
SECTION 8.
Insurance
. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or
Non-Officer
Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or
Non-Officer
Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.
SECTION 9.
Other Indemnification
. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person, other than to a Director by reason of such Director’s Corporate Status, under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person, other than a Director by reason of such Director’s Corporate Status, serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.
ARTICLE VI
Miscellaneous Provisions
SECTION 1.
Fiscal Year
. The fiscal year of the Corporation shall be determined by the Board of Directors.
SECTION 2.
Seal
. The Board of Directors shall have power to adopt and alter the seal of the Corporation.
SECTION 3.
Execution of Instruments
. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board of Directors may authorize.
SECTION 4.
Voting of Securities
. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5.
Resident Agent
. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.
SECTION 6.
Corporate Records
. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.
SECTION 7.
Certificate
. All references in these Bylaws to the Certificate shall be deemed to refer to the Amended and Restated
Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.
SECTION 8.
Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts
. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, breach of or based on a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or Bylaws (including the interpretation, validity or enforceability thereof), (iv) any action asserting a claim governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL;
provided
,
however
, that this sentence will not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VI, Section 8.
SECTION 9.
Amendment of Bylaws
.
(a)
Amendment by Directors
. Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.
(b)
Amendment by Stockholders
. Except as otherwise required by these Bylaws or by law, these Bylaws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these Bylaws, by the affirmative vote of at least two-thirds
(2/3) of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these Bylaws, or other applicable law.
SECTION 10.
Notices
. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
SECTION 11.
Waivers
. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

ANNEX D

Annex D-1

ANNEX E

Annex E-1

ANNEX F
[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]
December 6, 2021
Pine Technology Acquisition Corp.
260 Lena Drive
Aurora, Ohio 44202
Attn: Board of Directors
Dear Board of Directors:
We understand that Pine Technology Acquisition Corp. (“Parent”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among The Tomorrow Companies Inc. (the “Company”), Parent and Pine Technology Merger Corp. (“Merger Sub”), pursuant to which, among other things, (i) Merger Sub will merge (the “Merger”) with the Company, (ii) the Company will survive the Merger as a wholly owned subsidiary of Parent, and (iii) the outstanding shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of the Company and the outstanding shares of common stock, par value $0.0001 per share (“Company Common Stock”), of the Company will be converted into the right to receive, in the aggregate, 70,000,000 shares (the “Consideration Shares”) of Class A common stock, par value $0.0001 per share (“Parent Class A Shares”), of Parent, subject to adjustment as provided by the Agreement (as to which adjustment we express no view or opinion).
We in addition understand that contemporaneously with the entry into the Agreement, (i) certain securityholders of the Company (the “Specified Company Securityholders”) are entering into certain support agreements (the “Company Support Agreements”), (ii) Pine Technology Sponsor LLC (“Sponsor”), Parent and the Specified Company Securityholders are entering into certain lockup agreements (the “Lockup Agreements”), (iii) certain investors will enter into subscription agreements, pursuant to which, among other things, such investors will subscribe for and purchase Parent Class A Shares (the “Private Placement”), and (iv) certain stockholders of Parent will enter into and deliver a Parent Support Agreement (the “Parent Support Agreement”). The Private Placement, collectively with the transactions contemplated by the Company Support Agreements, the Lockup Agreements and the Parent Support Agreement, are referred to herein as the “Related Transactions,” and the Related Transactions, together with the Merger, are referred to herein as the “Transaction.”
The Board of Directors (the “Board”) of Parent has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration Shares to be issued by Parent in the Merger pursuant to the Agreement is fair to Parent from a financial point of view.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated December 5, 2021, of the Agreement;

2.	reviewed certain publicly available business and financial information relating to Parent and the Company that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and Parent, including financial projections prepared by the management of the Company relating to the Company (the “Projections”);

4.
spoken with certain members of the managements of Parent and the Company and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

Annex F-1

5.	compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed to be relevant; and

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, at your direction, we have assumed that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Transaction, and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. In reaching our conclusions hereunder, with your consent, we did not rely upon a review of the publicly available financial terms of other transactions, because we did not identify a sufficient number of relevant transactions in which we deemed the acquired companies to be sufficiently similar to the Company. In addition, for purposes of our financial analyses and this Opinion, with your consent, we (i) did not perform any financial analyses to evaluate the value of Parent or to derive valuation reference ranges for any shares of Parent for purposes of comparison with the Consideration Shares or otherwise, (ii) have assumed that the value of each share of Parent capital stock (including, without limitation, each Parent Class A Share and each share of Class B common stock, par value $0.0001 per share (“Parent Class B Shares” and, together with the Parent Class A Shares, the “Parent Common Stock”) of Parent is equal to $10.00 (with such $10.00 value being based on Parent’s initial public offering and Parent’s approximate cash per Parent Class A Share outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding Parent Class B Shares or any warrants to purchase Parent shares)), notwithstanding the different voting rights and other non-financial
terms of such shares that could impact their value, and (iii) have assumed that the Consideration Shares have a value equal to $700,000,000, subject to adjustment as provided by the Agreement (as to which adjustment we express no view or opinion). We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the Merger will constitute a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Parent, or otherwise have an effect on the Transaction, the Company or Parent or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Annex F-2

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet
or otherwise) of Parent, the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Parent or the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Parent or the Company is or may be a party or is or may be subject.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Parent, the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Board, Parent or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Board, Parent or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued in the Transaction pursuant to the Agreement or the price or range of prices at which Parent Common Stock, Company Common Stock or Company Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, Parent, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Parent Class A Shares should redeem their shares or whether any party should participate in the Private Placement.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest,
may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Parent, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Stone Point Capital LLC (“Stone Point”), an affiliate of Sponsor, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Stone Point (collectively, with Stone Point, the “Stone Point Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Parent, the Company, members of the Stone Point Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation.
In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Stone Point, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested
with the members of the Stone Point Group, other participants in the Transaction or certain of their respective affiliates or security

Annex F-3

holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to,
Parent, the Company, members of the Stone Point Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey will receive a fee for rendering this Opinion, a portion of which became payable to us upon our engagement by Parent, a portion of which will become payable to us upon the rendering of this Opinion, and a substantial portion of which is payable upon the first to occur of (i) the consummation of the Merger and (ii) the liquidation or dissolution of Parent. In addition, Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Parent, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration Shares to the extent expressly specified herein), including, without limitation, any Related Transaction or the grants by Parent of restricted stock units of Parent as provided by the Agreement (the “Closing Parent RSU Grants”), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Parent, or to any other party (including, without limitation, the potential dilutive or other effects of the Consideration Shares, the Closing Parent RSU Grants, the Parent Class B Shares, the warrants to purchase Parent shares, or any other portion or aspect of the Transaction), (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for Parent or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Parent’s or any other party’s security holders or other constituents vis-à-vis
any other class or group of Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Parent, whether Parent should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, the Private Placement) or the likelihood of obtaining such financing, (vii) whether or not Parent, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of Parent, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration Shares or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, Parent, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Parent, the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Annex F-4

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration Shares to be issued by Parent in the Merger pursuant to the Agreement is fair to Parent from a financial point of view.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

Annex F-5

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Our Current Charter provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.
Section 145. Indemnification of officers, directors, employees and agents; insurance.
(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c) (1) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of this paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).
(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).
In connection with this registration statement, we have undertaken that insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. See Item 22 “Undertakings.”
In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary
relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
Our amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.
The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our director or officer (solely in the capacity as a director or officer of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.
The rights to indemnification and advancement of expenses are not deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by applicable law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.
Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by applicable law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
We have entered into indemnity agreements with each of our directors and officers a form that was filed as Exhibit 10.7 of our Registration Statement on Form
S-1,
filed with the SEC on February 19, 2021. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit	Description

2.1**	Merger Agreement, dated as of December 7, 2021, among Pine Technology Acquisition Corp. (“PTAC”), Pine Technology Merger Corp. and The Tomorrow Companies Inc. (“Tomorrow.io”) (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

3.1**	Amended and Restated Certificate of Incorporation of PTAC (incorporated by reference to Exhibit 3.1 of PTAC’s Form 10-Q, filed with the SEC on May 24, 2021).

3.2**	Bylaws of PTAC (incorporated by reference to Exhibit 3.3 of PTAC’s Form S-1, filed with the SEC on February 19, 2021).

3.3**	Form of Amended and Restated Certificate of Incorporation of PTAC (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

3.4**	Form of Amended and Restated Bylaws of PTAC (included as Annex C to the proxy statement/prospectus forming part of this registration statement).

4.1**	Warrant Agreement, dated March 10, 2021, by and between PTAC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 filed on PTAC’s Current Report on Form 8-K, filed with the SEC on March 16, 2021).

4.2#	Specimen Common Stock Certificate of the Combined Entity.

5.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the shares of Class A Common Stock of PTAC.

8.1*	Form of Tax Opinion of Goodwin Procter LLP.

10.1†#	Form of The Tomorrow Companies Inc. 2022 Stock Option and Incentive Plan (included as Annex D to the proxy statement/prospectus forming a part of this registration statement).

10.2†#	Form of The Tomorrow Companies Inc. 2022 Employee Stock Purchase Plan (included as Annex E to the proxy statement/prospectus forming a part of this registration statement).

10.3+**	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.1 of PTAC’s Current Report on Form 8-K, filed with the SEC on December 7, 2021).

10.4§+**	Form of Tomorrow.io Support Agreement, dated as of December 7, 2021, by and among PTAC and certain supporting stockholders of Tomorrow.io (incorporated by reference to Exhibit 10.3 of PTAC’s Current Report on Form 8-K, filed with the SEC on December 7, 2021).

10.5+**	PTAC Support Agreement, dated as of December 7, 2021, by and among PTAC, Tomorrow.io and certain supporting stockholders of PTAC. (incorporated by reference to Exhibit 10.2 of PTAC’s Current Report on Form 8-K, filed with the SEC on December 7, 2021).

10.6+**	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.5 of PTAC’s Current Report on Form 8-K, filed with the SEC on December 7, 2021).

10.7**	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 of PTAC’s Current Report on Form 8-K, filed with the SEC on December 7, 2021).

10.8**	Letter Agreement, dated March 10, 2021, between PTAC and each of its officers and directors and the Pine Technology Sponsor LLC (“Sponsor”) (incorporated by reference to Exhibit 10.1 filed on PTAC’s Current Report on Form 8-K, filed with the SEC on March 16, 2021).

10.9**	Investment Management Trust Agreement, dated March 10, 2021, between PTAC and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 filed on PTAC’s Current Report on Form 8-K, filed with the SEC on March 16, 2021).

Exhibit	Description

10.10**	Private Placement Warrant Purchase Agreement, dated March 10, 2021, between PTAC and the Sponsor (incorporated by reference to Exhibit 10.4 filed on PTAC’s Current Report on Form 8-K, filed with the SEC on March 16, 2021).

10.11**	Form of Indemnity Agreement, dated March 10, 2021, between PTAC and each of its directors and officers (incorporated by reference to Exhibit 10.5 filed on PTAC’s Current Report on Form 8-K, filed with the SEC on March 16, 2021).

10.12*	Sublease Agreement, dated July 29, 2021, by and between Tomorrow.io and Engie Holdings, Inc.

10.13*	Commercial Lease, dated August 23, 2018, by and between Tomorrow.io and 280 Holdings LLC.

10.14*	Sublease Agreement, dated October 26, 202, by and between Tomorrow.io and Clarion Healthcare, LLC.

10.15#	Contractual Lease, dated March 7, 2019, by and between ClimaCell Ltd. and Sella Capital Real Estate Ltd.

10.16*†	Offer Letter, dated January 18, 2017, by and between Tomorrow.io and Shimon Elkabetz.

10.17*†	Amendment to Offer Letter, dated January 1, 2022, by and between Tomorrow.io and Shimon Elkabetz.

10.18*†	Offer Letter, dated January 18, 2017, by and between Tomorrow.io and Rei Goffer.

10.19*†	Offer Letter, dated January 18, 2017, by and between Tomorrow.io and Itai Zlotnik.

10.20*†	Employment Agreement, dated April 20, 2021, by and between Tomorrow.io and Stephen Gregorio.

10.21*†	Offer Letter, dated January 13, 2019, by and between Tomorrow.io and Leigha Kemmett.

21.1**	List of Subsidiaries of PTAC.

23.1*	Consent of Marcum LLP, independent registered public accounting firm of PTAC.

23.2*	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm of Tomorrow.io.

23.3*	Consent of Jardim & Marotta, LLC, independent registered public accounting firm of Remote Sensing Solutions, Inc.

23.4**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibit 5.1).

99.1**	Consent of Houlihan Lokey Capital, Inc.

99.2**	Form of Proxy Card.

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

§
The annexes, schedules, and certain exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation
S-K.
PTAC hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the Commission upon request.

#	To be filed by amendment.
*	Filed herewith.

**	Previously filed.
†	Indicates a management contract or compensatory plan.
+	Certain portions of this exhibit (indicated by “####”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).
Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
The registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.

(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, Ohio, on February 1, 2022.

PINE TECHNOLOGY ACQUISITION CORP.

By:	/s/ Christopher Longo
Christopher Longo
Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Longo Christopher Longo	Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2022

* Ciro M. DeFalco	Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2022

* Adam Karkowsky	Chairman	February 1, 2022

* J. Eric Smith	Director	February 1, 2022

* Bradley Tusk	Director	February 1, 2022

* Nicolas D. Zerbib	Director	February 1, 2022

*By:	/s/ Christopher Longo
Christopher Longo
Attorney-in-Fact